Exhibit 10.1

Execution Version

SECOND AMENDMENT AND AMENDMENT AND RESTATEMENT AGREEMENT
TO FIRST LIEN CREDIT AGREEMENT

This SECOND AMENDMENT AND AMENDMENT AND RESTATEMENT AGREEMENT TO FIRST LIEN CREDIT AGREEMENT, dated as of October 27, 2021 (this “Amendment Agreement”), among Option Care Health, Inc. (f/k/a BioScrip, Inc.), a Delaware corporation (the “Parent Borrower”), the Guarantors party hereto, Bank of America, N.A., as Administrative Agent (the “Administrative Agent”), and each Lender party hereto, and is made with reference to that certain First Lien Credit Agreement, dated as of August 6, 2019 (as amended by that certain First Amendment to First Lien Credit Agreement, dated as of January 21, 2021, and as further amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Original Credit Agreement”) by and among the Parent Borrower, the other Loan Parties from time to time party thereto, the Administrative Agent, the Lenders and other agents and arrangers from time to time party thereto and named therein. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Amended and Restated Credit Agreement (as defined below).

WHEREAS, on the date hereof immediately prior to the occurrence of the Amendment Agreement Effective Date, there are outstanding Term B Loans (the “Existing Term Loans”) in an aggregate principal amount of $1,156,918,569.43.

WHEREAS, subject to the conditions set forth in Section II hereof, in accordance with the provisions of Section 2.15 of the Original Credit Agreement, the Parent Borrower wishes to amend and restate the Original Credit Agreement as set forth in Section I below to enable the Parent Borrower to incur new Refinancing Term Loans (the “2021 Refinancing Term Loans”, and the Lenders with respect to the 2021 Refinancing Term Loans, the “2021 Refinancing Term Lenders”) in an aggregate principal amount equal to $600,000,000.

WHEREAS, the proceeds of the 2021 Refinancing Term Loans, together with (i) a portion of the cash on hand at the Parent Borrower and its Subsidiaries and (ii) the proceeds of the Unsecured Notes in an initial aggregate principal amount of $500,000,000 under the Unsecured Notes Indenture, will be used on the Closing Date to, among other things, refinance in full all Term Loans (as defined in the Original Credit Agreement) outstanding under the Original Credit Agreement on the Amendment Agreement Effective Date (as defined below) immediately prior to the funding of the 2021 Refinancing Term Loans held by the Lenders (as defined therein) under the Original Credit Agreement; and

WHEREAS, the Parent Borrower, the Guarantors, the Administrative Agent, and each 2021 Refinancing Term Lender wish to amend and restate the Original Credit Agreement as set forth in Section I below to provide for the 2021 Refinancing Term Loans described herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION I.    FUNDING OF THE 2021 REFINANCING TERM LOANS; AMENDMENT and restatement of original CREDIT AGREEMENt

Subject to the satisfaction of the conditions set forth in Section II hereof, the Parent Borrower, the Guarantors, the Administrative Agent and each of the 2021 Refinancing Term Lenders hereby agree as follows:

A.            Procedures for Borrowing 2021 Refinancing Term Loans. Subject to the terms and conditions set forth herein and in the Amended and Restated Credit Agreement, each 2021 Refinancing Term Lender severally agrees to make a 2021 Refinancing Term Loan to the Parent Borrower on the Amendment Agreement Effective Date in Dollars in an amount equal to its 2021 Refinancing Term Loan Commitment (as set forth on Exhibit A hereto). The Interest Period applicable to the 2021 Refinancing Term Loans shall commence on the Amendment Agreement Effective Date and end on November 30, 2021. Upon, and subject to, the occurrence of the Amendment Agreement Effective Date, the 2021 Refinancing Term Loans shall be funded as Term B Loans under the Original Credit Agreement and substantially concurrent therewith (but immediately thereafter) (x) the Existing Term Loans shall be repaid in full and (y) the Original Credit Agreement shall be amended and restated and provided in Section I(B) below. As a result of the foregoing transactions, (x) the 2021 Refinancing Term Loans shall constitute Term B Loans and Term Loans under the Amended and Restated Credit Agreement which shall govern the terms thereof (and the 2021 Refinancing Term Loans shall be the only Class of Loans outstanding thereunder) and (y) each 2021 Refinancing Term Lender shall be a Term Lender and a Lender under the Amended and Restated Credit Agreement.

B.            Amendment and Restatement of Original Credit Agreement. The Loan Parties party hereto and the 2021 Refinancing Lenders (which constitute 100% of the Lenders immediately following the Borrowing of the 2021 Refinancing Term Loans and the repayment of the Existing Term Loans) hereby agree that the Original Credit Agreement is amended and restated in its entirety as set forth in the Amended and Restated First Lien Credit Agreement attached as Exhibit B hereto (the “Amended and Restated Credit Agreement”).

C.            Amendment to the ABL Intercreditor Agreement. The 2021 Refinancing Term Lenders hereby authorize and instruct the Administrative Agent to enter into an amendment to the existing ABL Intercreditor Agreement on the Amendment Agreement Effective Date to amend such ABL Intercreditor Agreement by deleting the bold, red stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and adding the blue double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in Exhibit C hereto.

SECTION II.    CONDITIONS TO EFFECTIVENESS to AMENDED AND RESTATED CREDIT AGREEMENT

This Amendment Agreement, and the obligations of the 2021 Refinancing Term Lenders to fund the 2021 Refinancing Term Loans shall become effective upon the satisfaction (or waiver) of all of the following conditions precedent (the date of satisfaction of such conditions being referred to herein as the “Amendment Agreement Effective Date”).

A.            Execution. The Administrative Agent’s receipt of a counterpart signature page to this Amendment Agreement duly executed by the Parent Borrower, the Guarantors party hereto and the 2021 Refinancing Term Lenders, each of which shall be original, pdf or facsimile copies or delivered by other electronic method unless otherwise specified.

B.            Conditions Precedent. The satisfaction (or waiver) of all of the conditions precedent set forth in Section 4.01 of the Amended and Restated Credit Agreement.

SECTION III.    REAFFIRMATION OF GUARANTEES AND SECURITY INTERESTS

Each of the Loan Parties party to the Amended and Restated Credit Agreement, the Security Agreement and the other Collateral Documents, in each case as amended, supplemented or otherwise modified from time to time, hereby as of the date hereof (i) acknowledges and agrees that the 2021 Refinancing Term Loans are Term Loans, the 2021 Refinancing Term Loan Commitments constitute Term B Commitments, and the 2021 Refinancing Term Lenders are Lenders, and that all of its obligations under (a) the Amended and Restated Credit Agreement are in full force and effect as of the Amendment Agreement Effective Date, and (b) the Security Agreement and the other Collateral Documents to which it is a party are reaffirmed and remain in full force and effect on a continuous basis, (ii) reaffirms each Lien granted by each Loan Party to the Administrative Agent, its successors and permitted assigns, for the benefit of the Secured Parties (including the 2021 Refinancing Term Lenders) and affirms the guaranties made pursuant to the Amended and Restated Credit Agreement, (iii) acknowledges and agrees that the grants of security interests by and the guaranties of the Loan Parties contained in the Amended and Restated Credit Agreement and in the Security Agreement and the other Collateral Documents are, and shall remain, in full force and effect after giving effect to this Amendment Agreement and the amendment and restatement of the Original Credit Agreement contemplated hereby, as security for the Secured Obligations, and (iv) agrees that the Obligations include, among other things and without limitation, the prompt and complete payment and performance by the Borrowers when due and payable (whether at the stated maturity, by acceleration or otherwise) of principal and interest on, and premium (if any) on, the 2021 Refinancing Term Loans under the Amended and Restated Credit Agreement.

SECTION IV.    MISCELLANEOUS

A.            Reference to and Effect on the Other Loan Documents.

(i)            On and after the Amendment Agreement Effective Date, each reference in the Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Original Credit Agreement shall mean and be a reference to the Amended and Restated Credit Agreement.

(ii)           Except as specifically amended by this Amendment Agreement, the Loan Documents shall remain in full force and effect and are hereby ratified and confirmed, as applicable, and this Amendment Agreement shall not be considered a novation.

(iii)           This Amendment Agreement (including all exhibits attached hereto) shall constitute a “Refinancing Amendment” and a “Loan Document” for all purposes of the Amended and Restated Credit Agreement and shall be administered and construed pursuant to the terms of the Amended and Restated Credit Agreement.

B.            Limitation of Amendment and Waiver. Nothing herein shall be deemed to (i) entitle any Loan Party to a further consent to, or a further waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Amended and Restated Credit Agreement or any other Loan Document in similar or different circumstances or (ii) constitute a modification, limitation, impairment or waiver of any right, power or remedy available to the Administrative Agent or the Lenders under the Amended and Restated Credit Agreement or any other Loan Document.

C.            Amendment, Modification and Waiver. This Amendment Agreement may not be amended, modified or waived except by an instrument or instruments in writing signed and delivered on behalf of each of the parties hereto.

D.            Severability. If any provision of this Amendment Agreement is held to be illegal, invalid or unenforceable in any jurisdiction, the legality, validity and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, of this Amendment Agreement and the other Loan Documents shall not be affected or impaired thereby.

E.            Headings. Section and Subsection headings in this Amendment Agreement are included herein for convenience of reference only and shall not constitute a part of this Amendment Agreement for any other purpose or be given any substantive effect.

F.            Governing Law; Waiver of Jury Trial. Sections 10.15 and 10.16 of the Amended and Restated Credit Agreement are hereby incorporated herein by reference mutatis mutandis.

G.            Counterparts; Electronic Execution. This Amendment Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which, when taken together, shall constitute but one and the same agreement. This Amendment Agreement may be in the form of an Electronic Record (as defined herein) and may be executed using Electronic Signatures (as defined herein) (including, without limitation, facsimile and .pdf) and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent of a manually signed paper communication which has been converted into electronic form (such as scanned into .pdf format), or an electronically signed communication converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by them; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent has agreed to accept such Electronic Signature, the Administrative Agent shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Borrower or any other Loan Party without further verification and (b) upon the request of the Administrative Agent, any Electronic Signature shall be promptly followed by a manually executed, original counterpart. “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

H.            Acknowledgement. Each party hereto hereby acknowledges and agrees that (i) this Amendment Agreement (including all exhibits attached hereto) constitutes a Refinancing Loan Request satisfying the requirements of Section 2.15 of the Original Credit Agreement and (ii) the amendments set forth in Section I(B) of this Amendment Agreement are necessary and appropriate to provide for terms applicable to the 2021 Refinancing Term Loans permitted by Section 2.15 of the Credit Agreement.

[Remainder of this page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be duly executed and delivered by their respective officers thereunto duly authorized, as of the date first written above.

OPTION CARE HEALTH, INC.
(F/K/A BIOSCRIP, INC.),
as the Parent Borrower

By:	/s/ Michael Shapiro
Name: Michael Shapiro
Title: Senior Vice President, Chief Financial Officer and Treasurer

Signature Page to
Second Amendment to First Lien Credit Agreement

GUARANTORS:	APPLIED HEALTH CARE, LLC,
BIOSCRIP INFUSION MANAGEMENT, LLC,
BIOSCRIP INFUSION SERVICES, INC.,
BIOSCRIP INFUSION SERVICES, LLC,
BIOSCRIP MEDICAL SUPPLY SERVICES, LLC,
BIOSCRIP PBM SERVICES, LLC,
BIOSCRIP PHARMACY (NY), INC.,
BIOSCRIP PHARMACY SERVICES, INC.,
BIOSCRIP PHARMACY, INC.,
BRADHURST SPECIALTY PHARMACY, INC.,
CHRONIMED, LLC,
CHS HOLDINGS, INC.,
CRITICAL HOME CARE SOLUTIONS, INC.,
DEACONESS ENTERPRISES, LLC,
DEACONESS HOMECARE, LLC,
EAST GOSHEN PHARMACY, INC.,
HOMECHOICE PARTNERS, INC.,
INFUSAL PARTNERS,
INFUCENTERS, LLC,
INFUSCIENCE HHA, LLC,
INFUSCIENCE, INC.,
INFUSCIENCE SOUTH CAROLINA, LLC,
INFUSCIENCE SUB, INC.,
INFUSION PARTNERS OF BRUNSWICK, LLC,
INFUSION PARTNERS OF MELBOURNE, LLC,
INFUSION PARTNERS, LLC,
INFUSION SOLUTIONS, INC.,
INFUSION THERAPY SPECIALISTS, INC.,
KNOXVILLE HOME THERAPIES, LLC,
NATIONAL HEALTH INFUSION, INC.,
NATURAL LIVING, INC.,
NEW ENGLAND HOME THERAPIES, INC.,
NUTRI USA, INC.,
OPTION HEALTH, LTD.,
PROFESSIONAL HOME CARE SERVICES, INC.,
PHCS ACQUISITION CO., INC.,
REGIONAL AMBULATORY DIAGNOSTICS, INC.,
SCOTT-WILSON, INC.,
SPECIALTY PHARMA, INC.,
WILCOX MEDICAL, INC.,

	By:	/s/ Michael Shapiro
Name: Michael Shapiro
Title: President, Chief Financial Officer and Treasurer

Signature Page to
Second Amendment to First Lien Credit Agreement

CHI HOLDING CORP.,
CLINICAL HOLDINGS, INC.,
CLINICAL SPECIALTIES, INC.,
CLINICAL SPECIALTIES NETWORK SERVICES OF ILLINOIS, INC.,
CRESCENT HEALTHCARE, INC.,
CRESCENT THERAFUSION, INC.,
CRITICAL CARE SYSTEM OF NEW YORK, INC.,
CRITICAL CARE SYSTEMS, INC.,
CSI MANAGED CARE, INC.,
CSI MEDICAL BILLING SERVICES, INC.,
CSI NETWORK SERVICES OF KENTUCKY, INC.,
CSI NETWORK SERVICES OF INDIANA, INC.,
CSI NETWORK SERVICES OF MICHIGAN, INC.,
HC GROUP HOLDINGS III, INC.,
HEALTHY CONNECTIONS HOMECARE SERVICES, INC.,
HOME I.V. SPECIALISTS, INC.,
OPTION CARE ENTERPRISES, INC.,
OPTION CARE ENTERPRISES, INC.,
OPTION CARE HOME CARE, INC.,
OPTION CARE INFUSION SERVICES, INC.,
OPTION CARE OF NEW YORK, INC.,
OPTION CARE, INC.,
OPTIONET, INC.,
OPTION HOME HEALTH, INC.,
RIVER CITY PHARMACY, INC.,
SPRINGVILLE PHARMACY INFUSION THERAPY, INC.,

By:	/s/ Michael Shapiro
Name: Michael Shapiro
Title: President, Chief Financial Officer and Treasurer

MEDNOW INFUSION, LLC,
OPTION CARE HOME HEALTH, L.L.C.,
TRINITY HOMECARE, L.L.C.,
UNIVERSITY OPTION CARE, L.L.C.

By:	/s/ Michael Shapiro
Name: Michael Shapiro
Title: President and Treasurer

Signature Page to
Second Amendment to First Lien Credit Agreement

OPTION CARE INFUSION SUITES, LLC

By:	/s/ John Rademacher
Name: John Rademacher
Title: President

Signature Page to
Second Amendment to First Lien Credit Agreement

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A.

By:	/s/ Melissa Mullis
Name: Melissa Mullis
Title: Vice President

Signature Page to
Second Amendment to First Lien Credit Agreement

2021 rEFINANCING Term Lenders:

BANK OF AMERICA, N.A.

By:	/s/ Greg Roetting
Name: Greg Roetting
Title: Managing Director

Signature Page to
Second Amendment to First Lien Credit Agreement

EXHIBIT A

2021 Refinancing Term Loan Commitment

2021 Refinancing Term Lender	Pro Rata Share	2021 Refinancing Term Loan Commitment
Bank of America, N.A.	100.00%	$600,000,000.00
TOTAL	100.00%	$600,000,000.00

EXHIBIT B

Amended and Restated First Lien Credit Agreement

(Attached)

EXHIBIT B

AMENDED AND RESTATED FIRST LIEN CREDIT AGREEMENT

Dated as of October 27, 2021

Among

OPTION CARE HEALTH, INC.,
as the Parent Borrower,

THE GUARANTORS PARTY HERETO FROM TIME TO TIME,

BANK OF AMERICA, N.A.,
as Administrative Agent,

THE LENDERS PARTY HERETO FROM TIME TO TIME,

BOFA SECURITIES, INC.,
as Lead Arranger and Lead Bookrunner,

BOFA SECURITIES, INC.,

as Syndication Agent and Documentation Agent

-i-

-ii-

Page

Section 7.10	[Reserved]	153
Section 7.11	[Reserved]	153
Section 7.12	[Reserved]	153
Section 7.13	Modifications of Terms of Junior Financing	153

Article VIII. EVENTS OF DEFAULT AND REMEDIES		153

Section 8.01	Events of Default	153
Section 8.02	Remedies Upon Event of Default	156
Section 8.03	Application of Funds	156

Article IX. ADMINISTRATIVE AGENT AND OTHER AGENTS		157

Section 9.01	Appointment and Authority	157
Section 9.02	Rights as a Lender	157
Section 9.03	Exculpatory Provisions	158
Section 9.04	Reliance by Administrative Agent	159
Section 9.05	Delegation of Duties	159
Section 9.06	Resignation of Administrative Agent	160
Section 9.07	Non-Reliance on Administrative Agent and Other Lenders	160
Section 9.08	No Other Duties, Etc.	160
Section 9.09	Administrative Agent May File Proofs of Claim; Credit Bidding	161
Section 9.10	Collateral and Guaranty Matters	162
Section 9.11	Secured Hedge Agreements	163
Section 9.12	Withholding Tax Indemnity	163
Section 9.13	Indemnification by the Lenders	164
Section 9.14	Certain ERISA Matters	165
Section 9.15	Erroneous Payments	165

Article X. MISCELLANEOUS		170

Section 10.01	Amendments, Etc.	170
Section 10.02	Notices and Other Communications; Facsimile Copies	173
Section 10.03	No Waiver; Cumulative Remedies	175
Section 10.04	Attorney Costs and Expenses	176
Section 10.05	Indemnification by the Borrowers	171
Section 10.06	Payments Set Aside	172
Section 10.07	Successors and Assigns	173
Section 10.08	Confidentiality	173
Section 10.09	Setoff	179
Section 10.10	Interest Rate Limitation	179
Section 10.11	Counterparts; Electronic Execution of Assignments and Certain Other Documents	179
Section 10.12	Integration	180
Section 10.13	Survival of Representations and Warranties	180
Section 10.14	Severability	180
Section 10.15	GOVERNING LAW	181
Section 10.16	WAIVER OF RIGHT TO TRIAL BY JURY	181
Section 10.17	Binding Effect	182
Section 10.18	USA Patriot Act	182
Section 10.19	No Advisory or Fiduciary Responsibility	182
Section 10.20	Intercreditor Agreements	182
Section 10.21	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	183
Section 10.22	Acknowledgement Regarding Any Supported QFCs	183

-iii-

SCHEDULES

I	Guarantors
1.01A	Commitments
1.01E	Existing Investments
4.01	Collateral Documents
5.06	Litigation
5.07	Ownership of Property, Liens
5.09	Taxes
5.11	Subsidiaries and Other Equity Investments
6.17	Post-Closing Matters
6.18	Specified Beta Vendor Financing Statements
7.01(b)	Existing Liens
7.03(b)	Existing Indebtedness
7.05	Dispositions
7.08	Existing Agreements
7.09	Existing Restrictions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Reserved
C-1	Term Note
D-1	Compliance Certificate
D-2	Solvency Certificate
E-1	Assignment and Assumption
E-2	Affiliated Lender Notice
E-3	Acceptance and Prepayment Notice
E-4	Discount Range Prepayment Notice
E-5	Discount Range Prepayment Offer
E-6	Solicited Discounted Prepayment Notice
E-7	Solicited Discounted Prepayment Offer
E-8	Specified Discount Prepayment Notice
E-9	Specified Discount Prepayment Response
F	Security Agreement
G	Intercompany Note
H-1	Guarantor Joinder Agreement
H-2	Borrower Joinder Agreement

-iv-

I	United States Tax Compliance Certificate
J	First Lien Intercreditor Agreement
K	Second Lien Intercreditor Agreement
L	Affiliated Lender Assignment and Assumption
M	ABL Intercreditor Agreement

-v-

AMENDED AND RESTATED FIRST LIEN CREDIT AGREEMENT

This AMENDED AND RESTATED FIRST LIEN CREDIT AGREEMENT is entered into as of October 27, 2021, among Option Care Health, Inc. (f/k/a BioScrip, Inc.), a Delaware corporation (the “Company” or the “Parent Borrower”), the other Borrowers party hereto from time to time, the Guarantors party hereto from time to time, BANK OF AMERICA, N.A., as Administrative Agent, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

Reference is made to that certain First Lien Credit Agreement, dated as of August 6, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time immediately prior to the date hereof, the “Original Credit Agreement”), by and among, inter alios, the Parent Borrower, the other Borrowers party thereto from time to time, the Guarantors party thereto from time to time, the lenders party thereto from time to time, and Bank of America, N.A., as administrative agent.

The Parent Borrower has requested that the Original Credit Agreement be amended and restated as provided herein to, among other things, provide for Term B Loans on the Closing Date in an initial aggregate principal amount of $600,000,000.

The Lenders party hereto have agreed pursuant to Sections 2.15 of the Original Credit Agreement to refinance in full the loans outstanding under the Original Credit Agreement with new Term B Loans under this Agreement and to amend and restate the Original Credit Agreement in accordance with the terms hereof.

The proceeds of the Term B Loans, together with (i) a portion of the cash on hand at the Parent Borrower and its Subsidiaries and (ii) the proceeds of the Unsecured Notes in an initial aggregate principal amount of $500,000,000 under the Unsecured Notes Indenture, will be used on the Closing Date by the Borrowers (a) to consummate the Closing Date Refinancing, (b) to pay the Transaction Expenses and (c) to finance upfront fees and original issue discount with respect to the Facilities.

The Lenders have indicated their willingness to lend on the terms and subject to the conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article I.
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01        Defined Terms.

As used in this Agreement, the following terms shall have the meanings set forth below:

“ABL Agent” means Bank of America, N.A., in its capacity as “Administrative Agent” under the ABL Credit Agreement as of the Closing Date and shall include any successor agent under the ABL Financing Documents.

“ABL Credit Agreement” means the “ABL Credit Agreement” as defined in the ABL Intercreditor Agreement.

“ABL Cure Amount” means the “Cure Amount” (or comparable term) under and as defined in the ABL Credit Agreement.

“ABL Financial Covenant” means the “Financial Covenant” as defined in the ABL Credit Agreement.

“ABL Financing Documents” means the “ABL Financing Documents” as defined in the ABL Intercreditor Agreement.

“ABL Intercreditor Agreement” means either (a) the ABL Intercreditor Agreement, dated as of August 6, 2019, among, inter alios, the Administrative Agent, the ABL Agent and acknowledged and agreed by the Loan Parties, substantially in the form of Exhibit M hereto or (b) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Administrative Borrower, which agreement shall provide that the Liens on the ABL Priority Collateral securing the ABL Obligations shall rank senior to the Liens on the ABL Priority Collateral securing the Obligations under this Agreement, and the Liens on the Term Loan Priority Collateral securing the ABL Obligations shall rank junior to the Liens on the Term Loan Priority Collateral securing the Obligations under this Agreement, in each case with such modifications to add additional Indebtedness secured by the ABL Priority Collateral and Term Loan Priority Collateral and such other modifications thereto as provided for therein or as the Administrative Agent and the Administrative Borrower may agree.

“ABL Obligations” means the “ABL Obligations” as defined in the ABL Intercreditor Agreement.

“ABL Priority Collateral” means the “ABL Priority Collateral” as defined in the ABL Intercreditor Agreement.

“ABL Revolving Credit Commitments” means the “Revolving Credit Commitments” (or comparable term), as defined in the ABL Credit Agreement.

“ABL Revolving Loans” means the “Loans” (or comparable term), as defined in the ABL Credit Agreement.

“ABL Secured Parties” means the “ABL Claimholders” as defined in the ABL Intercreditor Agreement.

“Acceptable Discount” has the meaning specified in Section 2.05(a)(v)(D)(2).

“Acceptable Prepayment Amount” has the meaning specified in Section 2.05(a)(v)(D)(3).

“Acceptance and Prepayment Notice” means a notice of the Administrative Borrower’s acceptance of the Acceptable Discount in substantially the form of Exhibit E-3.

“Acceptance Date” has the meaning specified in Section 2.05(a)(v)(D)(2).

“Acquired Indebtedness” means, with respect to any specified Person,

(a)            Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, amalgamating or consolidating with or into, or becoming a Restricted Subsidiary of, such specified Person, and

(b)            Indebtedness secured by a Lien encumbering any asset acquired by such specified Person which Indebtedness exists at the time such asset is acquired.

“Additional Lender” means any Person (other than a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person)) that is not an existing Lender (including any Affiliated Lender) and has agreed to provide Incremental Commitments pursuant to Section 2.14 or Refinancing Commitments pursuant to Section 2.15.

“Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent and collateral agent under any of the Loan Documents, or any successor administrative agent and collateral agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Administrative Borrower and the Lenders.

“Administrative Borrower” means (i) initially, the Parent Borrower, and (ii) upon notice to the Administrative Agent from the Borrowers, any other Borrower as selected by the Borrowers from time to time to act as the Administrative Borrower.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Agent Parties” has the meaning specified in Section 10.02(b).

“Agent-Related Distress Event” means, with respect to the Administrative Agent or any Person that directly or indirectly Controls the Administrative Agent (each, a “Distressed Agent-Related Person”), a voluntary or involuntary case with respect to such Distressed Agent-Related Person under any Debtor Relief Law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Agent-Related Person or any substantial part of such Distressed Agent-Related Person’s assets, such Distressed Agent-Related Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Agent-Related Person or its assets to be, insolvent or bankrupt or such Distressed Agent-Related Person becomes the subject of a Bail-In Action; provided that an Agent-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any Equity Interests in the Administrative Agent or any Person that directly or indirectly Controls the Administrative Agent by a Governmental Authority or an instrumentality thereof so long as such ownership interest does not result in or provide the Administrative Agent with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit the Administrative Agent (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with the Administrative Agent.

“Agent-Related Persons” means the Agents and their respective Affiliates and any officers, directors, employees, partners, agents, advisors and other representatives of each of the foregoing.

“Agents” means, collectively, the Administrative Agent, the Syndication Agent, the Documentation Agent, the Arranger and the Bookrunner.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Amended and Restated Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“AHYDO Payment” means any mandatory prepayment or redemption pursuant to the terms of any Indebtedness that is intended or designed to cause such Indebtedness not to be treated as an “applicable high yield discount obligation” within the meaning of Section 163(i) of the Code.

“All-In Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, OID, upfront fees, a Eurocurrency Rate floor or Base Rate floor (with such increased amount being determined in the manner described in the proviso of this definition), or otherwise, in each case, incurred or payable by the Borrowers ratably to all lenders of such Indebtedness; provided that OID and upfront fees shall be equated to interest rate assuming a 4-year life to maturity on a straight line basis (or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness); provided, further, that (x) the “All-In Yield” shall not include arrangement fees, structuring fees, commitment fees, underwriting fees, success fees, unused line fees, advisory fees, ticking fees, consent or amendment fees and any similar fees (regardless of how such fees are computed and whether shared or paid, in whole or in part, with or to any or all lenders) and any other fees not generally paid ratably to all lenders of such Indebtedness in the initial syndication thereof, (y) with respect to any Loans of an applicable Class or any other applicable Indebtedness that includes a Eurocurrency Rate floor or Base Rate floor, (1) to the extent that the Eurocurrency Rate or Base Rate on the date that the All-In Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the All-In Yield for such Loans of such Class or such other applicable Indebtedness for the purpose of calculating the All-In Yield and (2) to the extent that the Eurocurrency Rate or Base Rate on the date that the All-In Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the All-In Yield and (z) the “All-In Yield” shall not reflect account fluctuations in the underlying reference rate or fluctuations in currency valuations.

“Annual Financial Statements” means the audited consolidated statements of operations, shareholders’ equity and cash flows of the Parent Borrower for the fiscal years ended December 31, 2019, and December 31, 2020, and the related audited consolidated balance sheets as of the end of such fiscal years.

“Applicable Discount” has the meaning specified in Section 2.05(a)(v)(C)(2).

“Applicable ECF Percentage” means, for any fiscal year, (a) 50% if the First Lien Net Leverage Ratio is greater than 3.70 to 1.00 as of the last day of the Test Period most recently ended prior to the ECF Payment Date, (b) 25% if the First Lien Net Leverage Ratio is less than or equal to 3.70 to 1.00 and greater than 3.20 to 1.00 as of the last day of the Test Period most recently ended prior to the ECF Payment Date and (c) 0% if the First Lien Net Leverage Ratio is less than or equal to 3.20 to 1.00 as of the last day of the Test Period most recently ended prior to the ECF Payment Date. The First Lien Net Leverage Ratios shall be calculated on a Pro Forma Basis, including to give pro forma effect to any paydown or reduction of Loans (including paydowns made after year-end and prior to the ECF Payment Date).

“Applicable Lien” means (x) any Lien on the Collateral created pursuant to any Loan Document, (y) any Lien on the Term Loan Priority Collateral that ranks pari passu with any Lien created pursuant to any Loan Document on the Term Loan Priority Collateral (without regard to control of remedies) and (z) any Lien on the Collateral created pursuant to any ABL Financing Document.

“Applicable Rate” means a percentage per annum equal to with respect to Term B Loans, (i) for Eurocurrency Rate Loans, 2.75% and (ii) for Base Rate Loans, 1.75%.

Any increase or decrease in the Applicable Rate resulting from a change in the First Lien Net Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(a) and any increase or decrease in the Applicable Rate resulting from a change in the applicable ratings of Moody’s and S&P shall become effective as of the date on which it is first announced by the applicable rating agency and notice thereof is provided to the Administrative Agent; provided that upon notice to the Administrative Borrower from the Administrative Agent (at the direction of the Required Lenders) (or, in the case of clause (y) below, immediately upon the occurrence of an entry of an order for relief with respect to the Parent Borrower under any Debtor Relief Laws), the Original Pricing Level shall apply (x) as of the first Business Day after the date on which a Compliance Certificate was required to have been delivered but was not delivered, and shall continue to so apply to and including the date on which such Compliance Certificate is so delivered (and thereafter the pricing level otherwise determined in accordance with this definition shall apply) and (y) as of the first Business Day after an Event of Default under Section 8.01(a) shall have occurred and be continuing, and shall continue to so apply to but excluding the date on which such Event of Default is cured or waived (and thereafter the pricing level otherwise determined in accordance with this definition shall apply).

Notwithstanding the foregoing, (v) the Applicable Rate in respect of any Class of Extended Revolving Credit Commitments or any Extended Term Loans or Revolving Credit Loans made pursuant to any Extended Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Extension Amendment, (w) the Applicable Rate in respect of any Class of Incremental Revolving Credit Commitments, any Class of Incremental Term Loans or any Class of Incremental Revolving Loans shall be the applicable percentages per annum set forth in the relevant Incremental Amendment, (x) the Applicable Rate in respect of any Class of Replacement Term Loans or any Term Loans subject to a Permitted Repricing Amendment shall be the applicable percentages per annum set forth in the relevant Permitted Repricing Amendment, (y) the Applicable Rate in respect of any Class of Refinancing Revolving Credit Commitments, any Class of Refinancing Revolving Loans or any Class of Refinancing Term Loans shall be the applicable percentages per annum set forth in the relevant Refinancing Amendment or other relevant agreement and (z) in the case of the Term B Loans, the Applicable Rate shall be increased as, and to the extent, necessary to comply with the provisions hereof subject to any applicable MFN Adjustment.

“Appropriate Lender” means, at any time, with respect to Loans of any Class, the Lenders of such Class of Loans.

“Approved Bank” has the meaning specified in clause (c) of the definition of “Cash Equivalents.”

“Approved Fund” means any Fund that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Arranger” means BofA Securities, Inc. in its capacity as the lead arranger under this Agreement.

“Asset Sale Prepayment Percentage” means, in the case of Net Proceeds from any Disposition or Casualty Event subject to the mandatory prepayment provisions set forth in Section 2.05(b)(ii), (a) 100%, if the First Lien Net Leverage Ratio is greater than 1.75 to 1.00 as of the last day of the Test Period most recently ended prior to the receipt of such Net Proceeds, (b) 50%, if the First Lien Net Leverage Ratio is less than or equal to 1.75 to 1.00 and greater than 1.50 to 1.00 as of the last day of the Test Period most recently ended prior to the receipt of such Net Proceeds and (c) 0%, if the First Lien Net Leverage Ratio is less than or equal to 1.50 to 1.00 as of the last day of the Test Period most recently ended prior to the receipt of such Net Proceeds. The First Lien Net Leverage Ratios shall be calculated on a Pro Forma Basis, including to give pro forma effect to any paydown or reduction of Loans.

“Assignees” has the meaning specified in Section 10.07(b).

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit E-1 hereto.

“Assignment Taxes” has the meaning specified in Section 3.01(b).

“Attorney Costs” means all reasonable and documented fees, expenses and disbursements of any law firm or other external legal counsel.

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease Obligation of any Person, the amount thereof that would appear as a liability on a balance sheet of such Person prepared as of such date in accordance with GAAP (subject to Section 1.03).

“Auction Agent” means (a) the Administrative Agent or (b) if the Administrative Agent elects not to act as the Auction Agent, any other financial institution or advisor employed by the Borrowers (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.05(a)(v); provided that the Borrowers shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Borrowers nor any of their Affiliates may act as the Auction Agent.

“Available RP Capacity Amount” means, at any time, the aggregate amount of Restricted Payments permitted to be made under Section 7.06(a)(iii) at such time, minus the aggregate amount of Indebtedness incurred under Section 7.03(aa) plus the aggregate principal amount of Indebtedness prepaid prior to or substantially concurrently at such time, solely to the extent such Indebtedness was incurred pursuant to Section 7.03(aa) (to the extent not financed with the proceeds of any long-term Indebtedness (other than revolving loans) of the Parent Borrower and its Restricted Subsidiaries).

“Available Incremental Amount” has the meaning specified in Section 2.14(d)(iv).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, rule, regulation or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1.00%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate” and (c) the Eurocurrency Rate plus 1.00% (or, if such day is not a Business Day, the immediately preceding Business Day). The “prime rate” is a rate set by the Administrative Agent based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benchmark” means, initially, LIBOR; provided that if a replacement of the Benchmark has occurred pursuant to Section 3.03(c) then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement” means:

(1)            For purposes of Section 3.03(c)(i), the first alternative set forth below that can be determined by the Administrative Agent:

1.	the sum of: (i) Term SOFR and (ii) 0.11448% (11.448 basis points) for an Available Tenor of one-month’s duration, 0.26161% (26.161 basis points) for an Available Tenor of three-months’ duration, 0.42826% (42.826 basis points) for an Available Tenor of six-months’ duration, and 0.71513% (71.513 basis points) for an Available Tenor of twelve-months’ duration, or

2.	the sum of: (i) Daily Simple SOFR and (ii) 0.26161% (26.161 basis points);

provided that, if initially LIBOR is replaced with the rate contained in clause (b) above (Daily Simple SOFR plus the applicable spread adjustment) and subsequent to such replacement, the Administrative Agent (in consultation with the Administrative Borrower) determines that Term SOFR has become available and is administratively feasible for the Administrative Agent, and the Administrative Agent notifies the Borrower and each Lender of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the Benchmark Replacement shall be as set forth in clause (a) above; and

(2)            For purposes of Section 3.03(c)(ii), the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Administrative Agent and the Administrative Borrower as the replacement Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by a Relevant Governmental Body at such time for determining a rate of interest as replacement for the then-current Benchmark, for U.S. dollar-denominated syndicated credit facilities at such time;

provided that, if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than 0.50%, it shall be deemed to be 0.50% per annum.

Any Benchmark Replacement shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such Benchmark Replacement shall be applied in a manner as otherwise reasonably determined by the Administrative Agent in consultation with the Administrative Borrower.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent (in consultation with the Administrative Borrower) decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent (in consultation with the Administrative Borrower) decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent (in consultation with the Administrative Borrower) determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Transition Event” means, with respect to any then-current Benchmark other than LIBOR, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark or a Governmental Authority with jurisdiction over such administrator announcing or stating that all Available Tenors are or will no longer be representative, or made available, or used for determining the interest rate of loans, or shall or will otherwise cease, provided that, at the time of such statement or publication, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide any representative tenors of such Benchmark after such specific date.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code that is subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” has the meaning specified in Section 10.22(b).

“Board of Directors” means, for any Person, the board of directors or other governing body of such Person or, if such Person does not have such a board of directors or other governing body and is owned or managed by a single entity, the Board of Directors of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such Board of Directors.

“Bookrunner” means BofA Securities, Inc., in its capacity as the lead bookrunner.

“Borrower” and “Borrowers” shall mean the Parent Borrower and any wholly-owned Domestic Subsidiary of the Parent Borrower that is treated as a corporation for U.S. federal tax purposes and that after the Closing Date becomes a Borrower by executing a Borrower Joinder Agreement in accordance with the terms hereof (but excluding any Subsidiary of the Parent Borrower that ceases to be a party hereto in accordance with the terms of Section 11.09); provided that any Subsidiary that is or has become a Borrower (a “Subsidiary Borrower”) may have its status as a Borrower terminated by delivering a notice to the Administrative Agent from the Administrative Borrower and such Subsidiary Borrower electing to terminate such Subsidiary’s status as a Borrower, provided further that no such termination shall affect (and such notice shall expressly provide that): (x) any obligation of such Subsidiary as a Guarantor or as a grantor or pledgor under any Loan Document or (y) any Lien granted by such Subsidiary which Liens shall continue in full force and effect after giving effect to such termination.

“Borrower Joinder Agreement” means a joinder agreement substantially in the form of the Borrower Joinder Agreement attached as Exhibit H-2 hereto or in such other form agreed by the Administrative Agent and the Administrative Borrower.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrower Offer of Specified Discount Prepayment” means the offer by any Borrower Party to make a voluntary prepayment of Term Loans at a Specified Discount to par pursuant to Section 2.05(a)(v)(B).

“Borrower Parties” means the collective reference to the Parent Borrower and its Restricted Subsidiaries, and “Borrower Party” means any one of them.

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by any Borrower Party of offers for, and the corresponding acceptance by a Lender of, a voluntary prepayment of Term Loans at a specified range of discounts to par pursuant to Section 2.05(a)(v)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by any Borrower Party of offers for, and the subsequent acceptance, if any, by a Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.05(a)(v)(D).

“Borrowing” means a Revolving Credit Borrowing or a Term Borrowing, as the context may require.

“Broker-Dealer Regulated Subsidiary” means any Subsidiary of the Parent Borrower that is registered as a broker-dealer under the Exchange Act or any other applicable Laws requiring such registration.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York or the jurisdiction where the Administrative Agent’s Office is located and, if such day relates to any Eurocurrency Rate Loan, means any such day that is also a London Banking Day.

“Canadian Dollars” means the lawful currency of Canada.

“Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capitalized Leases) by the Borrowers and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on the consolidated statement of cash flows of the Parent Borrower and its Restricted Subsidiaries.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP (subject to Section 1.03).

“Capitalized Leases” means all leases that have been or are required to be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrowers and the Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Parent Borrower and the Restricted Subsidiaries.

“Captive Insurance Subsidiary” means any Subsidiary of a Borrower that is subject to regulation as an insurance company and provides insurance to a Borrower and its Restricted Subsidiaries.

“Cash Collateral Account” means a blocked account, established for the purposes of Section 2.05(c)(ii), at the Administrative Agent (or another commercial bank selected by the Administrative Agent) in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by any Borrower or any of its Restricted Subsidiaries:

(a)            (1) Yen, Dollars, pound sterling, Canadian Dollars or euros or any national currency of any Participating Member State of the EMU; and (2) in the case of any Foreign Subsidiary or any jurisdiction in which any Borrower or any of its Restricted Subsidiaries conducts business, such local currencies held by it from time to time in the ordinary course of business and not for speculation;

(b)            readily marketable obligations issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(c)            time deposits, eurodollar time deposits or demand deposits with, insured certificates of deposit, bankers’ acceptances or overnight bank deposits of, or letters of credit issued by, any commercial bank that (i) is a Lender or (ii) (A) is organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development or is the principal banking Subsidiary of a bank holding company organized under the Laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development and is a member of the Federal Reserve System, and (B) has combined capital and surplus of at least $250,000,000 (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with maturities not exceeding 24 months from the date of acquisition thereof;

(d)            commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation (other than structured investment vehicles and other than corporations used in structured financing transactions) rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrowers), in each case with average maturities of not more than 24 months from the date of acquisition thereof;

(e)            marketable short-term money market and similar funds having a rating of at least P-2 (or the equivalent thereof) or A-2 (or the equivalent thereof) from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrowers);

(f)             repurchase obligations for underlying securities of the types described in clauses (b), (c) and (e) above entered into with any Approved Bank;

(g)            securities with average maturities of 24 months or less from the date of acquisition issued or fully guaranteed (i) by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by (ii) any foreign government, in each case, having an Investment Grade Rating from either S&P or Moody’s (or the equivalent thereof) (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrowers);

(h)            Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by the Borrowers);

(i)             securities with maturities of 12 months or less from the date of acquisition backed by standby letters of credit issued by any Approved Bank;

(j)             instruments equivalent to those referred to in clauses (a) through (i) above denominated in euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by the Parent Borrower or any of its Restricted Subsidiaries;

(k)            Investments, classified in accordance with GAAP as current assets of the Parent Borrower or any of its Restricted Subsidiaries, in money market investment programs which are registered under the Investment Company Act of 1940 or which are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such Investments are of the character, quality and maturity described in clauses (a) through (j) of this definition; and

(l)             investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (k) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those specified in clause (a) above; provided that, except for amounts used to pay non-Dollar-denominated obligations of the Borrowers or any of their Restricted Subsidiaries in the ordinary course of business, such amounts are converted into any currency listed in clause (a) above as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

“Cash Management Services” means any treasury, depositary, disbursement, lockbox, funds transfer, pooling, netting, overdraft, stored value card, purchase card (including so-called “procurement cards” or “P-cards”), debit card, credit card, e-payable, cash management and similar services, foreign exchange facilities, and any automated clearing house transfer of funds.

“Casualty Event” means any event that gives rise to the receipt by any Borrower or any of its Restricted Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or Real Property (including any improvements thereon) to replace or repair such equipment, fixed assets or Real Property.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957(a) of the Code.

“CFC Holdco” means any Domestic Subsidiary if it has no material assets other than the Equity Interests (including any Indebtedness treated as equity for U.S. federal income tax purposes) and, if applicable, Indebtedness (and any cash or Cash Equivalents related thereto) of one or more Foreign Subsidiaries that is a CFC.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty (excluding the taking effect after the date of this Agreement of a law, rule, regulation or treaty adopted prior to the date of this Agreement), (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority. It is understood and agreed that (i) the Dodd–Frank Wall Street Reform and Consumer Protection Act (Pub.L. 111-203, H.R. 4173), all Laws relating thereto, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III (collectively, “Basel III”), shall, in each case, for the purposes of this Agreement, be deemed to be adopted and taking effect subsequent to the Closing Date, provided that a Lender shall be entitled to compensation with respect to any such adoption taking effect, making or issuance becoming effective after the date of the this Agreement only if it is the applicable Lender’s general policy or practice to demand compensation in similar circumstances under comparable provisions of other financing agreements.

“Change of Control” shall be deemed to occur if:

(a)(i) any Person (other than a Permitted Holder) or (ii) Persons (other than one or more Permitted Holders) constituting a “group” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act as in effect on the Closing Date), but excluding any underwriters in connection with a Qualified Primary Equity Offering or a secondary public offering of Equity Interests of the Parent Borrower, any employee benefit plan of such Person and its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, becomes the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act as in effect on the Closing Date), directly or indirectly, of Equity Interests representing more than thirty-five percent (35%) of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company (it being understood that to the extent any Permitted Holders are members of such group, any Equity Interests held by such Permitted Holders will be disregarded in calculating such beneficial ownership) and the percentage of aggregate ordinary voting power so held is greater than the percentage of the aggregate ordinary voting power represented by the Equity Interests of the Company beneficially owned, directly or indirectly, in the aggregate by the Permitted Holders, unless, and so long as, the Permitted Holders have the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the Board of Directors of the Company;

(b)            a “change of control” (or similar event) shall occur in any document pertaining to (i) Indebtedness that constitutes First Lien Obligations, ABL Obligations or Second Lien Obligations, (ii) any Incremental Equivalent Debt or (iii) any Refinancing Equivalent Debt or any Refinancing Indebtedness in respect of any of the foregoing, in each case of clauses (i) through (iii) with an aggregate outstanding principal amount in excess of the Threshold Amount.

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or “group” shall not be deemed to beneficially own Equity Interests subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement and (ii) the right to acquire Equity Interests (so long as such Person does not have the right to direct the voting of the Equity Interests subject to such right) or to exercise any veto power in connection with the acquisition or disposition of Equity Interests will not in itself cause a party to be a beneficial owner.

“Class” means (a) when used with respect to Lenders, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments, (b) when used with respect to Commitments, refers to whether such Commitments are Extended Revolving Credit Commitments of a given Extension Series, Incremental Revolving Credit Commitments (of the same tranche), Refinancing Revolving Credit Commitments (of the same tranche), Term B Commitments, Incremental Term Commitments (of the same tranche), Refinancing Term Commitments (of the same tranche) or Commitments in respect of Replacement Term Loans and (c) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are Extended Revolving Credit Loans of a given Extension Series, Incremental Revolving Loans (of the same tranche), Refinancing Revolving Loans (of the same tranche), Term B Loans, Extended Term Loans of a given Extension Series, Incremental Term Loans (of the same tranche), Refinancing Term Loans (of the same tranche) or Replacement Term Loans. Extended Revolving Credit Loans of a given Extension Series, each tranche of Incremental Revolving Loans, each tranche of Refinancing Revolving Loans, Term B Loans, Extended Term Loans of a given Extension Series, each tranche of Incremental Term Loans, each tranche of Refinancing Term Loans or Replacement Term Loans (together with the respective Commitments in respect thereof) shall, at the election of the Parent Borrower, be construed to be in different Classes; provided that any Incremental Term Loans effected as a Term Loan Increase to any existing Class of Term Loans and such existing Class of Term Loans shall in all events be part of the same Class.

“Closing Date” means October 27, 2021.

“Closing Date Refinancing” means the refinancing in full of the Term Loans (as defined in the Original Credit Agreement) outstanding under the Original Credit Agreement as of the Closing Date, together with accrued and unpaid interest thereon and fees related thereto from the proceeds of the Term Loans, the Unsecured Notes and cash on hand of the Company and its Restricted Subsidiaries.

“Closing Fee” has the meaning specified in Section 2.09(c).

“Code” means the U.S. Internal Revenue Code of 1986, and the United States Treasury Department regulations promulgated thereunder, as amended from time to time.

“Collateral” means the “Collateral” as defined in the Security Agreement and all the “Collateral” or “Pledged Collateral” (or equivalent term) as defined in any other Collateral Document and any other assets pledged pursuant to any Collateral Document, but in any event excluding Excluded Assets.

“Collateral and Guarantee Requirement” means, at any time, subject to (x) the applicable limitations set forth in this Agreement and/or any other Loan Documents, (y) the time periods (and extensions thereof) set forth in Section 6.11 and Section 6.17 and (z) the terms of any applicable Intercreditor Agreement contemplated hereby, the requirement that:

(a)            the Administrative Agent shall have received each Collateral Document required to be delivered (i) on the Original Closing Date and (ii) at such time as may be designated therein, pursuant to the Collateral Documents or Sections 2.18, 6.11 or 6.13, subject, in each case, to the limitations and exceptions of this Agreement and the Collateral Documents, duly executed by each Loan Party party thereto;

(b)            all Secured Obligations (i) of the Borrowers shall have been unconditionally guaranteed by each Restricted Subsidiary of the Parent Borrower (other than a Borrower) that is then required to be a Guarantor and (ii) of any Borrower shall have been unconditionally guaranteed by each other Borrower;

(c)            the Secured Obligations and the Guaranty shall have been secured by a first-priority security interest (subject to Liens permitted by Section 7.01) in (i) all of the Equity Interests of each wholly-owned Material Domestic Subsidiary (other than a Domestic Subsidiary described in the following clause (ii)) directly owned by any Borrower or any Guarantor, (ii) 65% of the issued and outstanding voting Equity Interests and 100% of the non-voting Equity Interests of each Restricted Subsidiary that is a wholly-owned Material Domestic Subsidiary that is directly owned by any Borrower or by any Guarantor that is a CFC Holdco and (iii) 65% of the issued and outstanding voting Equity Interests and 100% of the non-voting Equity Interests of each CFC that is a Restricted Subsidiary that is a wholly-owned Material Foreign Subsidiary that is directly owned by any Borrower or by any Guarantor, in each case other than constituting Excluded Assets pursuant to clause (vi)(D) of the definition thereof;

(d)            except to the extent otherwise provided hereunder, including subject to Liens permitted by Section 7.01, or under any Collateral Document, the Secured Obligations and the Guaranty shall have been secured by a perfected first-priority security interest (to the extent such security interest may be perfected by delivering certificated securities, filing financing statements under the Uniform Commercial Code or making any necessary filings with the United States Patent and Trademark Office or United States Copyright Office, or, to the extent required in the Security Agreement (or any other Collateral Document) or this Agreement) in the Collateral of any Borrower and each Guarantor (including accounts receivable (other than any Securitization Assets subject to a Qualified Securitization Financing), intercompany obligations, inventory, equipment, investment property, contract rights, applications and registrations of material intellectual property filed in the United States, other general intangibles and proceeds of the foregoing), in each case, (i) with the priority required by the Loan Documents and (ii) subject to exceptions and limitations otherwise set forth in this Agreement (for the avoidance of doubt, including the limitations and exceptions set forth in Section 4.01) and the Collateral Documents;

provided, however, that (i) the foregoing definition shall not require, and the Loan Documents shall not contain any requirements as to, the creation or perfection of pledges of, security interests in, mortgages on, or the obtaining of title insurance, surveys, abstracts or appraisals or taking other actions with respect to any Excluded Assets (or take any other actions which are expressly not required pursuant to the definition thereof), (ii) no Loan Party shall be required to prepare or procure any environmental surveys or reports with respect to the real property of any Loan Party or Restricted Subsidiary and (iii) the Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations set forth in this Agreement and the Collateral Documents.

The Administrative Agent may grant extensions of time for the perfection of security interests in particular assets and the delivery of assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) or any other compliance with the requirements of this definition where it reasonably determines, in consultation with the Administrative Borrower, that perfection or compliance cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement, the Collateral Documents or the other Loan Documents.

No actions in any non-U.S. jurisdiction or required by the Laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S. or to perfect such security interests, including any intellectual property registered in any non-U.S. jurisdiction (it being understood that there shall be no security agreements or pledge agreements governed under the Laws of any non-U.S. jurisdiction or any requirement to make any filings in any foreign jurisdiction, including with respect to foreign intellectual property). No actions shall be required with respect to Collateral requiring perfection through control agreements or perfection by “control” (as defined in the UCC) (including deposit accounts or other bank accounts or securities accounts), other than in respect of (x) promissory notes and other evidences of Indebtedness owed to a Loan Party and required to be pledged pursuant to the Collateral Documents and (y) certificated Equity Interests of the Borrowers (other than the Parent Borrower) and wholly-owned Restricted Subsidiaries that are Material Subsidiaries or Guarantors directly owned by any Borrower or by any Guarantor otherwise required to be pledged pursuant to the provisions of clause (c) of this definition of “Collateral and Guarantee Requirement” and not otherwise constituting an Excluded Asset. No Loan Party shall be required to comply with the Federal Assignment of Claims Act of 1940, as amended from time to time (31 U.S.C. § 3727 et seq.), or any similar statute. The foregoing definition shall not require nor shall it permit the Administrative Agent to enter into any source code escrow arrangement or register or apply to register any intellectual property.

Notwithstanding any of the foregoing, the Borrowers may cause any Subsidiary that is a Restricted Subsidiary and is not otherwise required to be a Guarantor to Guarantee the Obligations in accordance with the last sentence of the definition of “Guarantor” in which case such entity shall be treated as a Guarantor hereunder for all purposes.

“Collateral Documents” means, collectively, the Security Agreement, the Intellectual Property Security Agreements, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements, intellectual property security agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 2.18, Section 4.01(a)(v), Section 6.11 or Section 6.13 and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.

“Commitment” means a Revolving Credit Commitment or Term Commitment, as the context may require.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A hereto or such other form as may be approved by the Administrative Agent and agreed by the Administrative Borrower (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent and agreed by the Administrative Borrower), appropriately completed and signed by a Responsible Officer of the Administrative Borrower.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compensation Period” has the meaning specified in Section 2.12(b)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit D-1 hereto.

“Consolidated Cash Interest Expense” means, for any period, the sum, without duplication, of

(i)             the cash interest expense (including that attributable to Capitalized Leases), net of cash interest income, of the Parent Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of the Borrowers and the Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net cash costs (net of payments received) under interest rate Swap Contracts with respect to Indebtedness,

(ii)            any cash payments made during such period in respect of the accretion or accrual of discounted liabilities referred to in clause (b) below relating to Funded Debt that were amortized or accrued in a previous period, and

(iii)            any Restricted Payment made pursuant to Section 7.06(b)(xx)(A) the proceeds of which are used to make payments in respect of Indebtedness which payments would constitute Consolidated Cash Interest Expense if such Indebtedness was Indebtedness of the Parent Borrower;

provided that there shall be excluded from Consolidated Cash Interest Expense for any period:

(a)            deferred financing costs, debt issuance costs, commissions, fees (including amendment and contract fees) and expenses and, in each case, the amortization thereof, and any other amounts of non-cash interest,

(b)            the accretion or accrual of discounted liabilities and any prepayment premium or penalty during such period,

(c)            non-cash interest expense attributable to the movement of the mark-to-market valuation of obligations under Swap Contracts or other derivative instruments pursuant to FASB Accounting Standards Codification Topic 815,

(d)            any cash costs associated with breakage in respect of hedging agreements for interest rates,

(e)            all cash interest expense consisting of (x) liquidated damages for failure to timely comply with registration rights obligations and (y) one-time financing fees, all as calculated on a consolidated basis in accordance with GAAP,

(f)             Transaction Expenses,

(g)            annual agency fees paid to administrative agents and collateral agents under any credit facilities or other debt instruments or documents,

(h)            costs associated with obtaining Swap Contracts,

(i)             any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase accounting in connection with the Transactions or any acquisition, and

(j)             commissions, discounts, yield and other fees and charges (including any interest expense) related to any Qualified Securitization Financing.

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated Cash Interest Expense the effects of purchase accounting or recapitalization accounting shall be excluded.

“Consolidated Depreciation and Amortization Expense” means, with respect to any Person for any period, the total amount of depreciation and amortization expense of such Person and its Restricted Subsidiaries, including the amortization or write-off of (a) intangible assets and non-cash organization costs, (b) deferred financing fees, debt issuance costs, commissions, fees and expenses, bridge, commitment and other financing fees, discounts, yield and other fees and charges, (c) unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, (d) Capitalized Software Expenditures, capitalized customer acquisition costs and incentive payments and capitalized conversion costs and contract acquisition costs and (e) favorable or unfavorable lease assets or liabilities of such Person and its Restricted Subsidiaries, for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period:

(a)            increased (without duplication) by the following, in each case (other than in the case of clauses (a)(vii), (ix) and (xi) below) to the extent deducted (and not added back) in determining Consolidated Net Income, for such period with respect to such Person and its Restricted Subsidiaries:

(i)             total interest expense determined in accordance with GAAP (including, to the extent deducted and not added back in computing Consolidated Net Income, (A) amortization of OID resulting from the issuance of Indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (C) non-cash interest payments, (D) the interest component of Capitalized Leases, (E) net payments, if any, pursuant to interest Swap Contracts with respect to Indebtedness, (F) amortization of deferred financing fees, debt issuance costs, commissions and fees and (G) the interest component of any pension or other post-employment benefit expense) and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or other derivative instruments, and costs of surety bonds in connection with financing activities (whether amortized or immediately expensed), plus

(ii)            provision for taxes based on income or profits or capital gain, including, federal, state, local, franchise, property and similar taxes and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations), plus

(iii)           Consolidated Depreciation and Amortization Expense for such period, plus

(iv)          the amount of any non-controlling interest or minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly-owned Subsidiaries, plus

(v)           [reserved], plus

(vi)          any costs or expenses incurred pursuant to any management equity plan, stock option plan or any other management, director or employee benefit plan, agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interests of such Person (other than Disqualified Equity Interests) solely to the extent that such cash proceeds are excluded from the calculation set forth in Section 7.06(a) and shall not be, and have not been, designated an Excluded Contribution, plus

(vii)         the amount of “run rate” cost savings, synergies and operating expense reductions or other operating improvements (including, in each case, as a result of any Specified Transaction) projected by the Administrative Borrower in good faith to result from actions taken, committed to be taken or with respect to which substantial steps have been taken or are expected in good faith to be taken no later than twenty-four (24) months after the end of such period (calculated on a pro forma basis as though such cost savings, operating expense reductions or other operating improvements and synergies had been realized on the first day of such period for which Consolidated EBITDA is being determined and if such cost savings, operating expense reductions or other operating improvements and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that such cost savings, operating expense reductions or other operating improvements and synergies are reasonably identifiable and factually supportable in the good faith judgment of the Administrative Borrower (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken); provided the amounts under this clause (vii) in any Test Period, together with any increase pursuant to Section 1.08(c)(E) shall in the aggregate not exceed 35.0% of Consolidated EBITDA for such Test Period (calculated after giving effect to adjustments under this clause (vii) and all other applicable adjustments pursuant to this definition of “Consolidated EBITDA”); plus

(viii)        [reserved]; plus

(ix)           cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back, plus

(x)            the amount of loss on sales of Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Financing, plus

(xi)           such other adjustments and addbacks (i) evidenced or contained in a due diligence quality of earnings report made available to the Administrative Agent prepared by (x) a “big four” nationally recognized accounting firm or (y) any other accounting firm reasonably acceptable to the Administrative Agent or (ii) consistent with Regulation S-X,

(b)            decreased (without duplication) by, to the extent included in determining Consolidated Net Income for such period, any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase, or was otherwise not included in, Consolidated EBITDA in any prior period.

Notwithstanding anything to the contrary contained herein, for purposes of determining Consolidated EBITDA of the Parent Borrower under this Agreement for any period that includes any of the fiscal quarters ended June 30, 2018, September 30, 2018, December 31, 2018 and March 31, 2019, Consolidated EBITDA of the Parent Borrower for such fiscal quarters shall be deemed to be $51,635,000, $54,427,000, $63,392,000 and $44,756,000, respectively, in each case, for such periods as may be subject to addbacks and adjustments (without duplication) pursuant to Section 1.08 for the applicable Test Period.

For the avoidance of doubt, (i) Consolidated EBITDA shall be calculated, including pro forma adjustments, in accordance with Section 1.08 and (ii) reference to Consolidated EBITDA of the Parent Borrower means such Consolidated EBITDA calculated on a consolidated basis with respect to the Parent Borrower and the Restricted Subsidiaries.

“Consolidated First Lien Net Debt” means, as of any date of determination, any Indebtedness described in clause (a) of the definition of “Consolidated Total Net Debt” outstanding on such date plus, without duplication, the aggregate undrawn amount of Designated Revolving Commitments in effect on such date, in each case, that is secured by any Applicable Lien minus the aggregate amount of cash and Cash Equivalents (other than Restricted Cash), in each case, included on the consolidated balance sheet of the Parent Borrower and the Restricted Subsidiaries as of such date; provided that Consolidated First Lien Net Debt shall not include Indebtedness (i) in respect of letters of credit, except to the extent of obligations in respect of amounts drawn under standby letters of credit that are unreimbursed for at least two (2) Business Days after such amount is drawn, (ii) owed by Unrestricted Subsidiaries, (iii) obligations in respect of Cash Management Services and (iv) in respect of any Qualified Securitization Financing; it being understood, for the avoidance of doubt, that obligations under Swap Contracts do not constitute Consolidated First Lien Net Debt. For the avoidance of doubt, Indebtedness under the ABL Credit Agreement shall be included in Consolidated First Lien Net Debt.

“Consolidated Net Income” means, with respect to any Person for any period, the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication:

(a)            any net after-tax effect of extraordinary, non-recurring, exceptional or unusual gains or losses, charges or expenses (including all fees and expenses related thereto), losses, charges or expenses relating to any strategic initiatives (including any multi-year strategic initiatives), Transaction Expenses, restructuring costs and reserves, relocation costs, severance costs and expenses, one-time compensation charges, closing and consolidation costs for facilities, signing, upfront, retention or completion bonuses, executive recruiting and retention costs (including payments made to employees pursuant to non-compete agreements), transition costs, costs incurred in connection with non-ordinary course intellectual property development, integration costs (whether in connection with Permitted Acquisitions, other acquisitions or otherwise), business optimization expenses (including costs and expenses relating to business optimization programs, and new systems design, retention charges, system establishment costs (including information technology systems), technology upgrades and implementation costs and project start-up costs), operating expenses attributable to the implementation of cost-savings initiatives, consulting fees and curtailments and modifications to pension and post-retirement employee benefit plans, in all cases above for such period, shall be excluded;

(b)            the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP, shall be excluded;

(c)            any net after-tax effect of any fees (including finder’s fees, broker’s fees or any other fees), expenses or charges incurred during such period (including, without limitation, any premiums, make-whole or penalty payments), or any amortization thereof for such period, in connection with any Investment, Permitted Acquisition or any other acquisition (other than any such other acquisition in the ordinary course of business) permitted under this Agreement, Disposition (other than in the ordinary course of business), or other transfer (other than any such transfer in the ordinary course of business), incurrence or repayment of indebtedness (including such fees, expenses or charges related to the offering and issuance of the Term B Loans, ABL Revolving Credit Commitments, the Unsecured Notes and the syndication and incurrence of any securities or credit facilities), issuance of Equity Interests, recapitalization, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of any securities, the ABL Credit Agreement, the Unsecured Notes, any other credit facilities or any other debt instrument) and including, in each case, any such transaction whether consummated on, after or prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt, the effects of expensing all transaction related expenses in accordance with FASB Accounting Standards Codification Topic 805, Business Combinations), shall be excluded;

(d)            accruals and reserves that are established or adjusted within 12 months after the Closing Date that are so required to be established or adjusted as a result of the Transactions (or within 12 months after the closing of any Permitted Acquisition or any other acquisition (other than any such other acquisition in the ordinary course of business) that are so required to be established or adjusted as a result of such Permitted Acquisition or such other acquisition) in accordance with GAAP shall be excluded;

(e)            any net after-tax effect of gains or losses on disposal, abandonment (including asset retirement costs) or discontinuance of disposed, abandoned or discontinued operations, as applicable, in each case other than in the ordinary course of business, as determined in good faith by the Administrative Borrower, shall be excluded;

(f)             any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person, in each case other than in the ordinary course of business, as determined in good faith by the Administrative Borrower, shall be excluded;

(g)            the Net Income for such period of any Person that is an Unrestricted Subsidiary shall be excluded, and the Net Income for such period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting shall be excluded; provided that Consolidated Net Income of a Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent subsequently converted into cash or Cash Equivalents) to such Person or a Restricted Subsidiary thereof in respect of such period by any Subsidiary of such Person that is not a Subsidiary or that is accounted for by the equity method of accounting;

(h)            solely for the purpose of determining the amount available for Restricted Payments under Section 7.06(a)(iii)(A) and the calculation of Excess Cash Flow, the Net Income for such period of any Restricted Subsidiary (other than any Borrower (other than the Parent Borrower) or any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than restrictions that have been waived or otherwise released); provided that Consolidated Net Income of a Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents), or, without duplication, the amount that could have been paid in cash without violating any such restriction or requiring any such approval, to such Person in respect of such period, to the extent not already included therein;

(i)             effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP attributable to the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated Permitted Acquisition or other acquisition (other than any such other acquisition in the ordinary course of business) or Investments permitted under this Agreement consummated prior to or after the Closing Date or the amortization or write-off or write-down of any amounts thereof pursuant to GAAP, net of taxes, shall be excluded;

(j)             any net after-tax effect of income (loss) from the early extinguishment or conversion of (i) Indebtedness, (ii) Swap Contracts or (iii) other derivative instruments shall be excluded;

(k)            any impairment charge or asset write-off or write-down (other than write-offs, write-downs or impairments with respect to accounts receivable in the normal course or inventory), including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation or in connection with any disposition of assets, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(l)             other non-cash expenses, charges and losses during such period shall be excluded, in each case other than (A) any non-cash expense, charge or loss charge either (i) expressly excluded from Consolidated Net Income pursuant to another clause of this definition or (ii) expressly added back to Consolidated EBITDA pursuant to the definition thereof or (B) any non-cash charge representing amortization of a prepaid cash item that was paid and not expensed in a prior period; provided that if any non-cash charges or expenses referred to in this clause (l) represents an accrual or reserve for potential cash item in any future period, (i) such Person may elect not to exclude such non-cash charge or expense in the current period or (ii) to the extent such Person elects to exclude such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income in such future period to such extent paid;

(m)           other non-cash gains during such period shall be excluded other than (x) to the extent expressly excluded from Consolidated Net Income pursuant to another clause of this definition, (y) to the extent expressly deducted from Consolidated EBITDA pursuant to the definition thereof, or (z) any non-cash gains that represent the reversal of an accrual or reserve for any anticipated cash charges in any prior period (other than any such accrual or reserve that has been, or, had this Agreement been in effect at such time, would be, excluded in calculating Consolidated Net Income in accordance with this definition); provided that in the case of any non-cash gain, the cash receipt in such future period in respect of any non-cash gain which was excluded from the calculation of Consolidated Net Income pursuant to this clause (m) shall be added to Consolidated Net Income in such future period to such extent received;

(n)            any equity-based or non-cash compensation charge or expense, including any such charge or expense arising from grants of stock appreciation rights, equity incentive programs or similar rights, stock options, restricted stock or other rights to, and any cash charges associated with the rollover, acceleration, or payout of, Equity Interests by management of such Person or of a Restricted Subsidiary or any of its direct or indirect parent companies in connection with the Transactions, shall be excluded;

(o)            any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be paid for or reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact paid for or reimbursed within 365 days of the date of such determination (with a deduction to be applied to Consolidated Net Income in the applicable future period for any amount so added back in any prior period to the extent not so paid for or reimbursed within the applicable 365-day period), shall be excluded;

(p)            any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Statement of Financial Accounting Standards Nos. 87, 106 and 112, and any other items of a similar nature, shall be excluded;

(q)            any non-cash compensation expense resulting from the application of FASB Accounting Standards Codification Topic 718, Compensation—Stock Compensation or FASB Accounting Standards Codification Subtopic 505-50, Equity-Based Payments to Non-Employees, shall be excluded; and

(r)             the following items shall be excluded:

(i)             any net unrealized gain or loss (after any offset) resulting in such period from Swap Contracts and the application of Accounting Standards Codification Topic 815, Derivatives and Hedging;

(ii)            any net unrealized gain or loss (after any offset) resulting in such period from currency transaction or translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from (A) Swap Contracts for currency exchange risk and (B) resulting from intercompany indebtedness among such Person and its Restricted Subsidiaries) and any other foreign currency transaction or translation gains and losses, to the extent such gain or losses are non-cash items;

(iii)           any non-cash adjustments resulting from the application of Accounting Standards Codification Topic 460, Guarantees, or any comparable regulation; and

(iv)          earn-out obligations and other contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise (and including deferred performance incentives in connection with Permitted Acquisitions whether or not a service component is required from the transferor or its related party)) and adjustments thereof and purchase price adjustments.

In addition, to the extent not already included in the Consolidated Net Income of such Person in any period and so long as the expenses, charges and losses with respect to which such amounts relate have not been excluded from Consolidated Net Income of such Person in any period, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Permitted Acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Agreement.

Notwithstanding the foregoing, for the purpose of Section 7.06 only (other than Section 7.06(a)(iii)(D)), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of, or other Returns on Investments from, Restricted Investments made by such Person and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from such Person and its Restricted Subsidiaries, any repayments of loans and advances, and releases of guarantees, which constitute Restricted Investments by such Person or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under Section 7.06(a)(iii)(D) thereof. For the avoidance of doubt, Consolidated Net Income shall be calculated, including pro forma adjustments, in accordance with Section 1.08 other than for purposes of the definition of Excess Cash Flow.

“Consolidated Senior Secured Net Debt” means, as of any date of determination, any Indebtedness described in clause (a) of the definition of “Consolidated Total Net Debt” outstanding on such date plus, without duplication, the aggregate undrawn amount of Designated Revolving Commitments in effect on such date, in each case, that is secured by a Lien on any asset or property of the Parent Borrower or any of the Restricted Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby so long as such property or assets are not deducted below) and all secured Incremental Equivalent Debt and any secured Refinancing Indebtedness in respect thereof incurred in reliance on Section 7.03(w), but excluding any such Indebtedness that is expressly junior in right of payment to the Obligations, the ABL Obligations and the Second Lien Obligations, if any minus the aggregate amount of cash and Cash Equivalents (other than Restricted Cash), in each case, included on the consolidated balance sheet of the Parent Borrower and the Restricted Subsidiaries as of such date; provided that Consolidated Senior Secured Net Debt shall not include Indebtedness (i) in respect of letters of credit, except to the extent of obligations in respect of amounts drawn under standby letters of credit that are unreimbursed for at least two (2) Business Days after such amount is drawn, (ii) owed by Unrestricted Subsidiaries, (iii) obligations in respect of Cash Management Services and (iv) in respect of any Qualified Securitization Financing; it being understood, for the avoidance of doubt, that obligations under Swap Contracts do not constitute Consolidated Senior Secured Net Debt.

“Consolidated Total Net Debt” means, as of any date of determination, (a) the aggregate principal amount of Indebtedness of the Parent Borrower and the Restricted Subsidiaries outstanding on such date, in an amount that would be reflected on a balance sheet (but excluding the notes thereto) prepared as of such date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting or recapitalization accounting in connection with the Transactions or any Permitted Acquisition or any other acquisition permitted under this Agreement) consisting only of Indebtedness for borrowed money and obligations in respect of Capitalized Leases or other purchase money Indebtedness, plus, without duplication, the aggregate undrawn amount of Designated Revolving Commitments in effect on such date, minus (b) the aggregate amount of cash and Cash Equivalents (other than Restricted Cash), in each case, included on the consolidated balance sheet of the Parent Borrower and the Restricted Subsidiaries as of such date; provided that Consolidated Total Net Debt shall not include Indebtedness (i) in respect of letters of credit, except to the extent of obligations in respect of amounts drawn under standby letters that are unreimbursed for at least two (2) Business Days after such amount is drawn, (ii) owed by Unrestricted Subsidiaries, (iii) obligations in respect of Cash Management Services and (iv) in respect of any Qualified Securitization Financing; it being understood, for the avoidance of doubt, that obligations under Swap Contracts do not constitute Consolidated Total Net Debt.

“Consolidated Working Capital” means, with respect to the Parent Borrower and the Restricted Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent and (b) the effects of purchase accounting or recapitalization accounting.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent,

(a)            to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(b)            to advance or supply funds

(i)             for the purchase or payment of any such primary obligation, or

(ii)            to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(c)            to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contract Consideration” has the meaning specified in the definition of “Excess Cash Flow.”

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”, “Controlled” and “Controlling” have the meaning specified in the definition of “Affiliate.”

“Controlled Investment Affiliate” means, as to any Person, any other Person, which directly or indirectly is in Control of, is Controlled by, or is under common Control with such Person and is organized by such Person (or any Person Controlling such Person) primarily for making direct or indirect equity or debt investments in a Borrower and/or other companies.

“Covered Entity” has the meaning specified in Section 10.22(b).

“Covered Party” has the meaning specified in Section 10.22(a).

“Credit Extension” means a Borrowing.

“Credit Party” has the meaning specified in Section 9.15.

“Current Assets” means, with respect to the Parent Borrower and the Restricted Subsidiaries on a consolidated basis at any date of determination, all assets (other than cash and Cash Equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Parent Borrower and the Restricted Subsidiaries as current assets at such date of determination, other than (i) amounts related to current or deferred Taxes based on income or profits, (ii) assets held for sale, (iii) loans (permitted) to third parties, (iv) pension assets, (v) deferred bank fees, (vi) derivative financial instruments, (vii) prepaid expenses and (viii) in the event that a Securitization Financing is accounted for off balance sheet, (x) gross accounts receivable comprising Securitization Assets sold pursuant to such Securitization Financing less (y) collections against the amount sold pursuant to clause (x).

“Current Liabilities” means, with respect to the Parent Borrower and the Restricted Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrowers and the Restricted Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Funded Debt and derivative financial instruments, (b) the current portion of accrued interest, (c) liabilities relating to current or deferred Taxes based on income or profits, (d) accruals of any costs or expenses related to restructuring reserves or severance, (e) deferred revenue, (f) any ABL Revolving Loans, Revolving Credit Exposure, Revolving Credit Loans or any other liabilities in respect of revolving loans, swingline loans or letter of credit obligations under any revolving credit facility, (g) the current portion of any Capitalized Lease Obligation, (h) the current portion of any other long-term liabilities, (i) liabilities in respect of unpaid earn-outs, (j) amounts related to derivative financial instruments and assets held for sale, (k)  the current portion of pension liabilities, and (l) liabilities related to assets held for sale.

“Daily Simple SOFR” with respect to any applicable determination date means the secured overnight financing rate (“SOFR”) published on such date by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source).

“Debt Assumption” has the meaning set forth in Section 2.01(c)(ii).

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” has the meaning specified in Section 2.05(b)(vii).

“Default” means any event that is, or with the passage of time or the giving of notice or both, in each case, as set forth under Section 8.01, without cure or waiver, would be an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate, if any, applicable to Base Rate Loans plus (c) 2.00% per annum; provided that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2.00% per annum, in each case, to the fullest extent permitted by applicable Laws.

“Default Right” has the meaning specified in Section 10.22(b).

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that, as reasonably determined by the Administrative Agent (a) has refused (which refusal may be given verbally or in writing and has not been retracted) or failed to perform any of its funding obligations hereunder or any other amounts required to be paid by it, which refusal or failure is not cured within two (2) Business Days after the date of such refusal or failure, (b) has notified the Borrowers or Administrative Agent (which notification has not been withdrawn in writing) that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three (3) Business Days after request by the Administrative Agent, to confirm that it will comply with its funding obligations; provided that a Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such confirmation by the Administrative Agent or the Borrowers, or (d) has, or has a direct or indirect parent company that has, after the date of this Agreement, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender or (iii) become the subject of a Bail-In Action.

“Designated Preferred Stock” means Preferred Stock of the Parent Borrower or any direct or indirect parent company thereof (in each case other than Disqualified Equity Interests) that is issued for cash (other than to the Parent Borrower, a Restricted Subsidiary or an employee stock ownership plan or trust established by the Parent Borrower or any Subsidiary) and is designated as Designated Preferred Stock pursuant to a certificate of a Responsible Officer of the Administrative Borrower delivered to the Administrative Agent on or promptly after the issue date thereof, the cash proceeds of which are excluded from the calculation set forth in Section 7.06(a)(iii) and shall not be, and have not been, designated an Excluded Contribution.

“Designated Revolving Commitments” means any commitments to make loans or extend credit on a revolving basis to any Borrower or any of its Restricted Subsidiaries by any Person other than any Borrower or any of its Restricted Subsidiaries that have been designated pursuant to a certificate of a Responsible Officer of the Administrative Borrower delivered to the Administrative Agent as “Designated Revolving Commitments” until such time as the Administrative Borrower subsequently delivers a certificate of a Responsible Officer of the Administrative Borrower to the Administrative Agent to the effect that such commitments shall no longer constitute “Designated Revolving Commitments.”

“Discount Prepayment Accepting Lender” has the meaning specified in Section 2.05(a)(v)(B)(2).

“Discount Range” has the meaning specified in Section 2.05(a)(v)(C)(1).

“Discount Range Prepayment Amount” has the meaning specified in Section 2.05(a)(v)(C)(1).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.05(a)(v)(C) substantially in the form of Exhibit E-4.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Lender, substantially in the form of Exhibit E-5, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning specified in Section 2.05(a)(v)(C)(1).

“Discount Range Proration” has the meaning specified in Section 2.05(a)(v)(C)(3).

“Discounted Prepayment Determination Date” has the meaning specified in Section 2.05(a)(v)(D)(3).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offer or Borrower Solicitation of Discounted Prepayment Offer, five (5) Business Days following the Specified Discount Prepayment Response Date, the Discount Range Prepayment Response Date or the Solicited Discounted Prepayment Response Date, as applicable, in accordance with Section 2.05(a)(v)(B)(1), Section 2.05(a)(v)(C)(1) or Section 2.05(a)(v)(D)(1), respectively, unless a shorter period is agreed to between the Administrative Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning specified in Section 2.05(a)(v)(A).

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale or issuance of Equity Interests in a Restricted Subsidiary) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith, whether in a single transaction or a series of related transactions; provided that “Disposition” and “Dispose” shall not include any issuance by the Parent Borrower of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than (i) solely for Qualified Equity Interests and cash in lieu of fractional shares or (ii) solely at the discretion of the issuer), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans (and all other Obligations (other than contingent indemnification obligations as to which no claim has been asserted) that are accrued and payable) and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than (i) solely for Qualified Equity Interests and cash in lieu of fractional shares or (ii) as a result of a change of control, asset sale or similar event so long as any rights of the holders thereof upon the occurrence of a change of control, asset sale or similar event shall be subject to the prior repayment in full of the Loans (and all other Obligations (other than contingent indemnification obligations as to which no claim has been asserted) that are accrued and payable) and the termination of the Commitments), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date at the time of issuance of such Equity Interests; provided that any Equity Interests held by any future, current or former employee, director, officer, member of management, independent contractor or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Parent Borrower, any of its Subsidiaries, any direct or indirect parent companies of the Parent Borrower or any other entity in which the Parent Borrower or any of its Restricted Subsidiaries has an Investment and is designated in good faith as an “affiliate” by the Board of Directors (or the compensation committee thereof) of the applicable Borrower, in each case pursuant to any co-invest agreement, equity subscription or shareholders’ agreement, any management, shareholder, director or employee equity plan, any stock option plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by the Parent Borrower (or any direct or indirect parent thereof) or a Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s, director’s, officer’s, management member’s, independent contractor’s or consultant’s termination of employment or service, as applicable, death or disability.

“Disqualified Institutions” means (i) any competitors of any Borrower, the Parent Borrower and its Subsidiaries or Walgreens Co. that have been specified in writing by the Administrative Borrower (a) to the Lead Arranger prior to the Closing Date or (b) to the Administrative Agent after the Closing Date (and any such entity’s Affiliates that are identified as such pursuant to this clause (i) or those that are clearly identifiable as such on the basis of their name (in each case, other than bona fide diversified debt funds)) (other than those excluded pursuant to clause (ii) hereof), (ii) those particular banks, financial institutions, other institutional lenders and other Persons that have been specified in writing by the Administrative Borrower (a) to the Lead Arranger prior to the Closing Date or (b) as mutually agreed by the Administrative Borrower and the Administrative Agent (from and after the Closing Date) (and any such entity’s Affiliates that are identified as such pursuant to this clause (ii) or those that are clearly identifiable as such on the basis of their name) and (iii) Excluded Affiliates; provided that any Person that is a Lender or Participant and subsequently becomes a Disqualified Institution (but was not a Disqualified Institution at the time it became a Lender or Participant) shall be deemed to not be a Disqualified Institution hereunder with respect to any Loans, Commitments or participations held by it prior to becoming a Disqualified Institution.

“Documentation Agent” means BofA Securities, Inc., in its capacity as a documentation agent under this Agreement.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of the United States, any state thereof or the District of Columbia.

“Early Opt-in Effective Date” means, with respect to any Early Opt-in Election, the sixth Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Early Opt-in Election is provided to the Lenders, written notice of objection to such Early Opt-in Election from Lenders comprising Required Lenders.

“Early Opt-in Election” means the occurrence of:

(1)           a determination by the Administrative Agent, or a notification by the Borrower to the Administrative Agent that the Borrower has made a determination, that U.S. dollar-denominated syndicated credit facilities currently being executed, or that include language similar to that contained in Section 3.03(c), are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, and

(2)            the joint election by the Administrative Agent and the Administrative Borrower to replace LIBOR with a Benchmark Replacement and the provision by the Administrative Agent of written notice of such election to the Lenders.

“ECF Payment Date” has the meaning specified in Section 2.05(b)(i).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clause (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Elective Guarantor” has the meaning set forth in the defined term “Guarantors”.

“Eligible Assignee” has the meaning specified in Section 10.07(a)(i).

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“Engagement Parties” means Bank of America, N.A. and the Arranger.

“Environment” means indoor air, ambient air, surface water, groundwater, drinking water, land surface, subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Laws” means any applicable Law (including common law) relating to the prevention of pollution or the protection of the Environment and natural resources, and the protection of human health and safety as it relates to Hazardous Materials, including any applicable provisions of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq., and the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq., and all analogous state or local statutes, and the regulations promulgated pursuant thereto.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of investigation and remediation, fines, penalties or indemnities), of the Loan Parties or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, or (d) the Release or threatened Release of any Hazardous Materials, including, in each case, any such liability which any Loan Party has retained either contractually or by operation of law.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities), excluding from the foregoing any debt securities convertible into Equity Interests, whether or not such debt securities include any right of participation with Equity Interests, until any such conversion.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with a Loan Party within the meaning of Section 414(b) or (c) of the Code or Section 4001 of ERISA (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by a Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by a Loan Party or any ERISA Affiliate from a Multiemployer Plan or written notification to a Loan Party or any ERISA Affiliate that a Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA) or in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (d) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (e)  the filing of a written notice of intent to terminate, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the receipt of written notice by a Loan Party or any ERISA Affiliate regarding the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for, and that could reasonably be expected to result in, the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (h) the failure by a Loan Party or any ERISA Affiliate to make when due any required contribution to a Multiemployer Plan, (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could result in liability to a Loan Party; or (j) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon a Loan Party or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” means the lawful single currency of the EMU.

“Eurocurrency Rate” means:

(a)            for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”), as published on the applicable Bloomberg screen page (or such other commercially available source providing quotations as may be designated by the Administrative Agent from time to time) (in such case, the “LIBOR Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and

(b)            for any interest calculation with respect to a Base Rate Loan on any date, the rate per annum equal to the LIBOR Rate, at or about 11:00 a.m., London time, two (2) Business Days prior to such date for Dollar deposits with a term of one (1) month commencing that day;

provided that to the extent a comparable or successor rate is approved pursuant to the provisions of Section 3.03, “Eurocurrency Rate” shall mean the “LIBOR Successor Rate”; provided, further, that in all cases (a) or (b), the Eurocurrency Rate shall not be less than 0.50% per annum.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on clause (a) of the definition of “Eurocurrency Rate.”

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any period, an amount equal to:

(a)            the sum, without duplication, of

(i)            Consolidated Net Income for such period;

(ii)            an amount equal to the amount of all non-cash expenses, charges or losses (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period;

(iii)           decreases in Consolidated Working Capital for such period (other than any such decreases arising from acquisitions (outside of the ordinary course of business), Permitted Acquisitions or Dispositions by the Borrowers and the Restricted Subsidiaries completed during such period or the application of purchase accounting or recapitalization accounting);

(iv)           [Reserved];

(v)            an amount equal to all cash received for such period on account of any net non-cash gain or income from Investments deducted in a previous period pursuant to clause (b)(iv) of this definition;

(vi)           an amount deducted as tax expense in determining Consolidated Net Income to the extent in excess of cash taxes paid in such period;

(vii)          cash payments received in respect of Swap Contracts or other derivative instruments during such fiscal year to the extent not included in arriving at such Consolidated Net Income;

(viii)          amounts deducted from Consolidated Net Income during such period representing expenditures made during any prior period for which a deduction from Excess Cash Flow was made in such period pursuant to clause (b)(ix), (xii), (xiii) or (xiv) below; and

(ix)            any amounts required to be added back to Excess Cash Flow in such period pursuant to clause (b)(xi) below;

minus

(b)            the sum (to the extent not deducted or excluded in determining Consolidated Net Income), without duplication, of

(i)            an amount equal to (x) the amount of all non-cash credits (including, to the extent constituting non-cash credits, without limitation, amortization of deferred revenue acquired as a result of the Transaction or any Permitted Acquisition) included in arriving at Consolidated Net Income in such period (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in clause (a)(ii) above) and (y) cash charges, losses or expenses excluded in arriving at Consolidated Net Income in such period by virtue of clauses (a) through (r) of the definition of Consolidated Net Income;

(ii)            without duplication of amounts deducted pursuant to clause (xi) below in prior fiscal years or pursuant to Section 2.05(b)(i), the amount of Capital Expenditures, Capitalized Software Expenditures or acquisitions of intellectual property to the extent not expensed or accrued during such period and/or made in cash during such period, except to the extent financed with the proceeds of long term Indebtedness (other than revolving Indebtedness) of the Parent Borrower and the Restricted Subsidiaries;

(iii)           the aggregate amount of all principal payments (including (I) the principal component of payments in respect of Capitalized Leases and (II) the amount of any scheduled repayment of Term Loans pursuant to Section 2.07) and repayments of Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries, except to the extent financed with the proceeds of long term Indebtedness (other than revolving Indebtedness) of a Borrower or any of its Restricted Subsidiaries, but excluding principal payments and repayments of (A) Revolving Credit Loans or other Revolving Credit Exposure (unless there is a corresponding reduction in commitments thereunder and to the extent not otherwise deducted from the Applicable ECF Percentage of Excess Cash Flow pursuant to Section 2.05(b)(i)(B) in any prior fiscal year), (B) Indebtedness in respect of the ABL Revolving Loans or any other revolving credit facility (unless there is a corresponding reduction in commitments thereunder and to the extent not otherwise deducted from the Applicable ECF Percentage of Excess Cash Flow pursuant to Section 2.05(b)(i)(B) in any prior fiscal year), (C) all prepayments of Term Loans by the Parent Borrower or any of its Restricted Subsidiaries, (D) Indebtedness to the extent otherwise deducted from the Applicable ECF Percentage of Excess Cash Flow pursuant to Section 2.05(b)(i)(B) in any prior fiscal year and (E) any Junior Financing to the extent not permitted to be made pursuant to Section 7.06, in each case, including any debt buyback conducted pursuant to a Dutch auction or open market purchase based on actual amounts paid;

(iv)          an amount equal to the aggregate net non-cash gain or income from Investments (other than Investments made in the ordinary course of business) to the extent included in arriving at Consolidated Net Income;

(v)            increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions (outside the ordinary course of business), Permitted Acquisitions or Dispositions by a Borrower or any of its Restricted Subsidiaries during such period or the application of purchase accounting or recapitalization accounting);

(vi)           cash payments by the Parent Borrower or any of its Restricted Subsidiaries during such period in respect of long-term liabilities of the Parent Borrower or any of its Restricted Subsidiaries other than Indebtedness to the extent such payments are not expensed during such period or are not deducted (or were excluded) in calculating Consolidated Net Income and except to the extent financed with the proceeds of long term Indebtedness (other than revolving Indebtedness) of the Parent Borrower or any of its Restricted Subsidiaries;

(vii)          [reserved];

(viii)         [reserved];

(ix)            the aggregate amount of expenditures actually made by the Parent Borrower or any of its Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period or are not deducted (or were excluded) in calculating Consolidated Net Income during such period except to the extent financed with the proceeds of long term Indebtedness (other than revolving Indebtedness) of the Parent Borrower or any of its Restricted Subsidiaries;

(x)            the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Parent Borrower or any of its Restricted Subsidiaries during such period that are required to be made in connection with any prepayment of Indebtedness except to the extent such payments were financed with the proceeds of long term Indebtedness (other than revolving Indebtedness) of the Parent Borrower and the Restricted Subsidiaries;

(xi)            without duplication of amounts deducted from Excess Cash Flow in prior periods, at the option of the Administrative Borrower, the aggregate consideration required to be paid in cash by the Parent Borrower or any of its Restricted Subsidiaries to a Person that is not the Parent Borrower or any Restricted Subsidiary thereof pursuant to binding contracts or executed letters-of-intent (the “Contract Consideration”) entered into prior to or during such period, or, at the Parent Borrower’s option, after the end of such period and prior to the date of such Excess Cash Flow payment for such period, relating to Permitted Acquisitions or other permitted Investments, Restricted Payments, Capital Expenditures, Capitalized Software Expenditures or acquisitions of intellectual property to the extent not expensed and expected to be consummated or made, in each case during the period of four consecutive fiscal quarters of the Parent Borrower following the end of such period; provided that to the extent the aggregate amount of cash actually utilized to finance such Permitted Acquisitions, permitted Investments, Restricted Payments, Capital Expenditures, Capitalized Software Expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters; provided, further, that, without duplication to the immediately preceding proviso, to the extent such cash actually utilized to finance such Permitted Acquisitions, permitted Investments, Restricted Payments, Capital Expenditures, Capitalized Software Expenditures or acquisitions of intellectual property, during such period of four consecutive fiscal quarters is financed with the proceeds of long term Indebtedness (other than revolving Indebtedness) of the Parent Borrower or any of its Restricted Subsidiaries, such amount shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters;

(xii)          the amount of cash taxes paid or payable (to the extent, without duplication, not deducted in any prior period pursuant to this clause (xii)) in such period (including any Tax reserves set aside and without duplication with respect to such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period);

(xiii)         cash expenditures in respect of Swap Contracts during such period to the extent not deducted in arriving at such Consolidated Net Income;

(xiv)         any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset;

(xv)          reimbursable or insured expenses incurred for such period to the extent that such reimbursement has not yet been received and to the extent not deducted in arriving at such Consolidated Net Income; and

(xvi)         cash expenditures for costs and expenses (including retention, recruiting, relocation, stay and signing bonuses and expenses) in connection with the Transactions (including all Transaction Expenses), acquisitions, Investments, Restricted Payments, dispositions and the issuance of equity interests or Indebtedness, repayment of debt, issuance of equity securities, refinancing transactions or amendments or other modifications of any debt instrument (including, in each case, any such transaction consummated on the Closing Date and any such transaction undertaking but not completed), in each case, to the extent not deducted in arriving at such Consolidated Net Income and to the extent not financed with the proceeds of any long-term Indebtedness (other than revolving loans) of the Parent Borrower and its Restricted Subsidiaries;

provided that, at the option of the Parent Borrower, all such payments made after the applicable period and prior to the applicable due date of such Excess Cash Flow payment may (without duplication of such amount deducted in any period) be deducted from Excess Cash Flow for such prior period.

Notwithstanding anything in the definition of any term used in the definition of Excess Cash Flow to the contrary, all components of Excess Cash Flow shall be computed for the Parent Borrower and the Restricted Subsidiaries on a consolidated basis. For the avoidance of doubt, Excess Cash Flow shall not include pro forma adjustments in accordance with Section 1.08.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Affiliate” means, with respect to any Agent or Agent-Related Person and their respective Affiliates and controlling Persons, (i)  any of their Affiliates that is engaged as principals primarily in private equity, mezzanine financing or venture capital or any of such Affiliate’s officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents other than, in each case, any Over the Wall Person or (ii) any of their Affiliates and/or any of their Affiliates’ employees, officers, directors, legal counsel, professionals and other experts or agents that are engaged directly or indirectly in a sale of the Company and its subsidiaries as buy-side or sell-side representative and acting in such capacity other than, in each case, any Over the Wall Person.

“Excluded Assets” means (i) any fee owned Real Property and any leasehold rights and interests in Real Property (including landlord or other third-party waivers, non-disturbance agreements, estoppels, bailee waivers, warehouseman waivers and collateral access letters), (ii) motor vehicles, aircraft and other assets subject to certificates of title, to the extent a Lien therein cannot be perfected by the filing of a UCC financing statement, (iii) commercial tort claims where the applicable Loan Party’s reasonable expectation of recovery is less than $5,000,000, (iv) any governmental or regulatory licenses or state or local franchises, charters and authorizations to the extent that the Administrative Agent may not (or is restricted from) validly possess a security interest therein under applicable Laws (including, without limitation, rules and regulations of any Governmental Authority or agency) or the pledge or creation of a security interest in which would require governmental consent, approval, license or authorization (to the extent such consent, approval, license or authorization was not obtained (it being understood and agreed that the Loan Parties shall be under no obligation to obtain such consent, approval, license or authorization)), other than to the extent such prohibition, limitation or restriction is rendered ineffective under the UCC or other applicable Law, (v) any particular asset or right under contract, if the pledge thereof or the security interest therein is prohibited or restricted by applicable Law (including any requirement to obtain the consent of any Governmental Authority or regulatory authority), other than to the extent such prohibition or restriction is rendered ineffective under the UCC or other applicable Law, (vi) (A) Margin Stock, (B) Equity Interests in any Person other than wholly-owned Restricted Subsidiaries (but, in the case of the Equity Interests of any Person that is not a wholly-owned Restricted Subsidiary, only to the extent the organizational documents or similar agreement with equity holders of such Person do not permit the pledge of such Equity Interests so long as such prohibition exists), (C) voting Equity Interests or Indebtedness treated as equity for U.S. federal income tax purposes of first tier Foreign Subsidiaries that are CFCs and first tier CFC Holdcos in excess of 65% of the issued and outstanding voting Equity Interests or Indebtedness treated as equity for U.S. federal income tax purposes thereof and (D) Equity Interests in any Broker-Dealer Regulated Subsidiary, Unrestricted Subsidiary, Captive Insurance Subsidiary, not-for-profit Subsidiary, or special purpose securitization vehicle (or similar entity), including any Securitization Subsidiary, in each case of this clause (D) that are not Guarantors, (vii) any lease, license or agreement or any property subject to such lease, license or agreement, in each case, to the extent that a grant of a security interest therein (A) would violate or invalidate such lease, license or agreement or create a right of termination in favor of any other party thereto (other than a Loan Party after giving effect to the applicable anti-assignment provisions of the UCC) or (B) would require governmental, regulatory or third-party (other than a Loan Party) approval, consent or authorization pursuant to the terms thereof (in each case after giving effect to the applicable anti-assignment provisions of the UCC) (other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition) not obtained (without any requirement to obtain such approval, consent or authorization) (in each case of clauses (A) and (B), (1) after giving effect to the applicable anti-assignment provisions of the UCC and (2) only to the extent that such limitation on such pledge or security interest is not otherwise prohibited pursuant to Section 7.09), (viii) letter of credit rights, except to the extent perfection of the security interest therein is accomplished by the filing of a UCC financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a UCC financing statement), (ix) any intent-to-use trademark application prior to the filing, and acceptance by the U.S. Patent and Trademark Office, of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under applicable federal law, (x) assets where the burden or cost (including adverse tax or regulatory consequences) of obtaining a security interest therein or perfection thereof exceeds the practical benefit to the Lenders afforded thereby as reasonably determined by the Administrative Borrower in good faith in consultation with the Administrative Agent; (xi) segregated funds held in a fiduciary capacity for others (that are not Loan Parties), (xii) any property subject to a Lien permitted by Section 7.01(b), (u) (limited to Capitalized Leases, Attributable Indebtedness and purchase money security interest or other similar arrangements incurred pursuant thereto), (w) or (aa) (to the extent relating to a Lien originally incurred pursuant to Section 7.01(b), (u) or (w) subject to the limitations set forth in this clause (xii)), (xiii) any assets of any Foreign Subsidiary, CFC or CFC Holdco (including Equity Interests of any Subsidiary of such Subsidiary) and (xiv) the Cash Collateral Account (as such term is defined in the ABL Credit Agreement as in effect on the Closing Date); provided, however, that Excluded Assets shall not include any Proceeds, substitutions or replacements of any Excluded Assets referred to in clause (i) through (xiv) (unless such Proceeds, substitutions or replacements would independently constitute Excluded Assets referred to in clauses (i) through (xiv)). Notwithstanding the foregoing, for so long as a Subsidiary is an Elective Guarantor, the assets or property purported to be pledged as Collateral, or in which a security interest if purported to be granted pursuant to any Collateral Document, by such Subsidiary shall be deemed not to be Excluded Assets so long as such Subsidiary is an Elective Guarantor.

“Excluded Contribution” means the amount of cash capital contributions to the Parent Borrower or Net Proceeds from the sale or issuance of Qualified Equity Interests of the Parent Borrower (or issuances of debt securities that have been converted into or exchanged for Qualified Equity Interests) (other than Refunding Capital Stock, any Designated Preferred Stock, any Equity Interests issued pursuant to any management, shareholder, director or employee equity plan, any stock option plan or any other management or employee benefit plan or agreement of the Parent Borrower or any amount to the extent used in the ABL Cure Amount) and designated by the Administrative Borrower to the Administrative Agent as an Excluded Contribution pursuant to a certificate of a Responsible Officer of the Administrative Borrower delivered to the Administrative Agent on or promptly after the date such capital contributions are made or such Equity Interests are sold or issued.

“Excluded Information” means information regarding the Borrowers or their respective affiliates not known to such Lender and that may be material to a decision by such Lender to participate in such applicable transaction (including Material Non-Public Information).

“Excluded Subsidiary” means (a) any Subsidiary that is not a wholly-owned Subsidiary of a Borrower or a Guarantor, (b) any Subsidiary that is prohibited or restricted by applicable Law or by Contractual Obligations existing on the Closing Date (or, in the case of any newly acquired Subsidiary, in existence at the time of acquisition but not entered into in anticipation of such acquisition and the Collateral and Guarantee Requirement) from guaranteeing the Obligations (including any requirement for governmental (including regulatory) or third-party (other than a Loan Party) consent, approval, license or authorization (to the extent such consent, approval, license or authorization was not obtained (it being understood and agreed that the Loan Parties shall be under no obligation to obtain such consent, approval, license or authorization))), (c) any Subsidiary where the burden or cost (including adverse tax or regulatory consequences to the Borrowers or any of their direct or indirect parent companies or Subsidiaries) of obtaining a Guarantee by such Subsidiary would outweigh the practical benefit to be obtained by the Lenders as reasonably determined by the Administrative Borrower in good faith in consultation with the Administrative Agent, (d) any Foreign Subsidiary, (e) any Domestic Subsidiary that is (i) a Subsidiary of a Foreign Subsidiary that is a CFC or (ii) a CFC Holdco, (f) any not-for-profit Subsidiaries, (g) any Unrestricted Subsidiaries, (h) any special purpose securitization vehicle (or similar entity, including any Securitization Subsidiary), (i) any Captive Insurance Subsidiary, (j) any Broker-Dealer Regulated Subsidiary, (k) [reserved], (l) any Subsidiary of the Borrowers that is not a Material Domestic Subsidiary and (m) any Subsidiary acquired pursuant to a Permitted Acquisition or other permitted Investment that is prohibited from providing a guarantee pursuant to the terms of any permitted Indebtedness (and such prohibition was not entered into in anticipation of such acquisition); provided that no Borrower shall constitute an Excluded Subsidiary.  Notwithstanding the foregoing, for so long as a Subsidiary is an Elective Guarantor, such Subsidiary shall be deemed not to be an Excluded Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, (a) any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (i) by virtue of such Guarantor’s failure to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any applicable keepwell, support, or other agreement for the benefit of such Guarantor), at the time the Guarantee of (or grant of such security interest by, as applicable) such Guarantor would otherwise have become effective with respect to such Swap Obligation but for such Guarantor’s failure to constitute an “eligible contract participant” as such time or (ii) in the case of a Swap Obligation that is subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act, because such Guarantor is a “financial entity,” as defined in section 2(h)(7)(C) of the Commodity Exchange Act, at the time the Guarantee of (or grant of such security interest by, as applicable) such Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Guarantor as specified in any agreement between the relevant Loan Parties and hedge bank applicable to such Swap Obligations. If a Swap Obligation arises under a Master Agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such Guarantee or security interest is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof).

“Existing Revolver Tranche” has the meaning provided in Section 2.16(b).

“Existing Term Loan Tranche” has the meaning provided in Section 2.16(a).

“Extended Revolving Credit Commitments” has the meaning provided in Section 2.16(b).

“Extended Revolving Credit Loans” has the meaning provided in Section 2.16(b).

“Extended Term Loans” has the meaning provided in Section 2.16(a).

“Extending Revolving Credit Lender” has the meaning provided in Section 2.16(c).

“Extending Term Lender” has the meaning provided in Section 2.16(c).

“Extension” means the establishment of an Extension Series by amending a Loan pursuant to Section 2.16 and the applicable Extension Amendment.

“Extension Amendment” has the meaning provided in Section 2.16(d).

“Extension Election” has the meaning provided in Section 2.16(c).

“Extension Minimum Condition” means a condition to consummating any Extension that a minimum amount (to be determined and specified in the relevant Extension Request, in the Administrative Borrower’s sole discretion) of any or all applicable Class or Classes be submitted for Extension.

“Extension Request” means any Term Loan Extension Request or a Revolver Extension Request, as the case may be.

“Extension Series” means any Term Loan Extension Series or a Revolver Extension Series, as the case may be.

“Facility” means a given Class of Term Loans (or, to the extent unfunded, Term Commitments) or Revolving Credit Commitments, as the context may require.

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Administrative Borrower in good faith.

“FATCA” means current Sections 1471 through 1474 of the Code (or any amended or successor version thereof that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant thereto, including any intergovernmental agreements and any rules or guidance implementing such intergovernmental agreements.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1.00%) charged to the Administrative Agent on such day on such transactions as determined by the Administrative Agent; provided, further, that if the Federal Funds Rate is less than zero, it shall be deemed to be zero for the purposes of this Agreement.

“Financial Officer” means the chief financial officer, controller, treasurer, chief accounting officer or such other financial officer with equivalent duties, as appropriate, of the applicable Borrower or Borrowers.

“First Lien Financing Documents” means the “First Lien Financing Documents” as defined in the ABL Intercreditor Agreement.

“First Lien Intercreditor Agreement” means, either an (a) intercreditor agreement substantially in the form of Exhibit J hereto or (b) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Administrative Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Obligations under this Agreement (but without regard to the control of remedies), in each case with such modifications thereto as the Administrative Agent and the Administrative Borrower may agree. It is understood and agreed that to the extent this Agreement requires any Indebtedness to be subject to a First Lien Intercreditor Agreement at any time such agreement is not yet in effect, then the Loan Parties, the Administrative Agent and the Senior Representative for such Indebtedness shall execute and deliver a First Lien Intercreditor Agreement.

“First Lien Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated First Lien Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Parent Borrower for such Test Period.

“First Lien Obligations” means the “First Lien Obligations” as defined in the ABL Intercreditor Agreement.

“Fixed Charge Coverage Ratio” means, with respect to any Test Period, the ratio of (1) Consolidated EBITDA for such Test Period to (2) the Fixed Charges for such Test Period, in each case calculated on a consolidated basis with respect to the Parent Borrower and the Restricted Subsidiaries.

“Fixed Charges” means, with respect to any Person for any period, the sum of: (a) Consolidated Cash Interest Expense of such Person for such period; (b) all cash dividends or other cash distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and (c) all cash dividends or other cash distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Equity Interests during such period. For the avoidance of doubt, Fixed Charges shall be calculated, including pro forma adjustments, in accordance with Section 1.08.

“Foreign Casualty Event” has the meaning specified in Section 2.05(b)(viii).

“Foreign Disposition” has the meaning specified in Section 2.05(b)(viii).

“Foreign Subsidiary” means any direct or indirect Restricted Subsidiary of the Parent Borrower that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person)) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means all Indebtedness of the Parent Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including Indebtedness in respect of the Loans.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time; provided, however, that if the Administrative Borrower notifies the Administrative Agent that the Administrative Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof (including through conforming changes made consistent with IFRS) on the operation of such provision (or if the Administrative Agent notifies the Administrative Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof (including through conforming changes made consistent with IFRS), then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or European Central Bank).

“Granting Lender” has the meaning specified in Section 10.07(h).

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness of the payment or performance of such Indebtedness, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness of any other Person, whether or not such Indebtedness is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition, Permitted Acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guaranteed Obligations” has the meaning specified in Section 11.01.

“Guarantor Joinder Agreement” means a joinder agreement substantially in the form of the Guarantor Joinder Agreement attached as Exhibit H-1 hereto or in such other form agreed by the Administrative Agent and the Administrative Borrower.

“Guarantors” means (i) in the case of the Secured Obligations of the Parent Borrower, each Subsidiary Borrower and each Restricted Subsidiary of the Parent Borrower that is a Material Domestic Subsidiary (other than a Subsidiary Borrower or an Excluded Subsidiary unless such Excluded Subsidiary is then an Elective Guarantor) (including those listed on Schedule I hereto) and any Material Domestic Subsidiary that shall have become a Guarantor pursuant to Section 6.11 and (ii) in the case of the Secured Obligations of any other Loan Party, the Parent Borrower, each Subsidiary Borrower and each Restricted Subsidiary of the Parent Borrower that is a Material Domestic Subsidiary (other than a Subsidiary Borrower or an Excluded Subsidiary unless such Excluded Subsidiary is then an Elective Guarantor) (including those listed on Schedule I hereto) and any Material Domestic Subsidiary that shall have become a Guarantor pursuant to Section 6.11. The Parent Borrower in its sole discretion may designate any wholly-owned Restricted Subsidiary that is not required to be a Guarantor (such a Restricted Subsidiary, an “Elective Guarantor”) to Guarantee the Secured Obligations by causing such Restricted Subsidiary to execute this Agreement on the Closing Date or a Guarantor Joinder Agreement, and any such Restricted Subsidiary shall be a Guarantor and Loan Party for all purposes; provided, further, that the Administrative Agent may prohibit a Foreign Subsidiary from becoming an Elective Guarantor if it determines, in its reasonable credit judgment but after consultation with the Administrative Borrower, that such Foreign Subsidiary would not provide customary credit support for the Secured Obligations, which determination may be based upon (A) the amount and enforceability of the Guaranty that would be provided by the proposed Elective Guarantor, (B) the enforceability of any security interest that may be granted with respect to any Collateral located in the relevant jurisdiction and/or (C) such proposed Elective Guarantor is organized in a country that is not a member of the Organization for Economic Cooperation and Development or that is the target of any U.S. sanctions program administered by OFAC.

“Guaranty” means, collectively, the guaranty of the Secured Obligations by the Guarantors pursuant to this Agreement.

“Hazardous Materials” means all materials, pollutants, contaminants, chemicals, compounds, constituents, substances or wastes, in any form, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, or toxic mold that are regulated pursuant to, or which could give rise to liability under, applicable Environmental Law based on their dangerous or deleterious properties.

“Hedge Bank” means (i) any Person that is the Administrative Agent, Arranger or a Lender or an Affiliate of the Administrative Agent, Arranger or a Lender at the time it enters into a Secured Hedge Agreement in its capacity as a party thereto or (ii) any other Person that, in each case, is designated a “Hedge Bank” with respect to such Secured Hedge Agreement in a writing from the Administrative Borrower to the Administrative Agent. If such Person is not already party hereto as the Administrative Agent or a Lender, such Person shall be required to deliver to the Administrative Agent a letter agreement reasonably satisfactory to it (i) appointing the Administrative Agent as its agent under the applicable Loan Documents and (ii) agreeing to be bound by Sections 10.05, 10.08, 10.15, 10.16 and 10.21 and Article IX as if it were a Lender in order to qualify as a “Hedge Bank”.

“Identified Participating Lenders” has the meaning specified in Section 2.05(a)(v)(C)(3).

“Identified Qualifying Lenders” has the meaning specified in Section 2.05(a)(v)(D)(3).

“IFRS” means international accounting standards as promulgated by the International Accounting Standards Board.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships) and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Impacted Loans” has the meaning specified in Section 3.03(a).

“Incremental Amendment” has the meaning specified in Section 2.14(f).

“Incremental Commitments” has the meaning specified in Section 2.14(a).

“Incremental Equivalent Debt” has the meaning specified in Section 2.14(g).

“Incremental Facility Closing Date” has the meaning specified in Section 2.14(d).

“Incremental Lenders” has the meaning specified in Section 2.14(c).

“Incremental Loan” has the meaning specified in Section 2.14(b).

“Incremental Loan Request” has the meaning specified in Section 2.14(a).

“Incremental Revolving Credit Commitments” has the meaning specified in Section 2.14(a).

“Incremental Revolving Credit Lender” has the meaning specified in Section 2.14(c).

“Incremental Revolving Loan” has the meaning specified in Section 2.14(b).

“Incremental Term Commitments” has the meaning specified in Section 2.14(a).

“Incremental Term Lender” has the meaning specified in Section 2.14(c).

“Incremental Term Loan” has the meaning specified in Section 2.14(b).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following:

(a)            all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b)            the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all outstanding letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c)            net obligations of such Person under any Swap Contract;

(d)            all obligations of such Person to pay the deferred purchase price of property (other than (i) trade accounts and accrued expenses payable in the ordinary course of business, (ii)  any earn-out obligations, including deferred or other contingent purchase price obligations (including deferred performance incentives, whether or not a service component is required from the transferor or its related party), until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and is not paid after becoming due and payable and (iii) accruals for payroll and other liabilities accrued in the ordinary course of business);

(e)            all Attributable Indebtedness;

(f)            all obligations of such Person in respect of Disqualified Equity Interests, if and to the extent that the foregoing would constitute indebtedness or a liability in accordance with GAAP;

(g)            indebtedness (excluding prepaid interest thereon) of the types described in clauses (a) through (f) above secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; and

(h)            to the extent not otherwise included above, all Guarantees of such Person in respect of Indebtedness described in clauses (a) through (g) in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall (A) include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Net Debt, (B) in the case of the Parent Borrower and the Restricted Subsidiaries, exclude all intercompany Indebtedness in the ordinary course of business having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and (C) exclude (i) deferred compensation payable to officers, directors or employees of such Person or any of its Subsidiaries, (ii) deferred rent, deferred revenue and deferred taxes, in each case, in the ordinary course of business, (iii) payments and distributions to dissenting stockholders of such Person pursuant to applicable law, (iv) [reserved], (v) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (vi) trade liabilities and accounts and accrued expenses payable in the ordinary course of business, (vii) any purchase price adjustment or earn-out obligation until such obligation is not paid after becoming due and payable and (viii) accruals for payroll, obligations under employment arrangements and other liabilities accrued in the ordinary course of business. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (g) that is expressly made non-recourse or limited recourse (limited solely to the assets securing such Indebtedness) to such Person shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Taxes” means, with respect to any Agent or any Lender, all Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document, other than (i) any Taxes imposed on or measured by its net income, however denominated, and franchise (and similar) Taxes imposed on it, imposed by a jurisdiction as a result of such recipient being organized in or having its principal office or applicable lending office in such jurisdiction, or as a result of any connection between such Lender or Agent and such jurisdiction other than any connections arising from executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, receiving payments under, or enforcing, any Loan Document, (ii) any Taxes (other than Taxes described in clause (i) above) imposed by a jurisdiction as a result of such recipient being organized in or having its principal office or applicable lending office in such jurisdiction, or as a result of any connection between such Lender or Agent and such jurisdiction other than any connections arising from executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, receiving payments under, or enforcing, any Loan Document, (iii) any Taxes attributable to the failure by or inability of such Agent or Lender to deliver the documentation required to be delivered pursuant to Section 3.01(d), (iv) any branch profits Taxes imposed by the United States under Section 884(a) of the Code, or any similar Tax, imposed by any other jurisdiction in which such Lender or Agent is located, (v) in the case of a Lender (other than an assignee pursuant to a request by a Borrower under Section 3.07), any U.S. federal withholding Tax that is in effect and would apply to amounts payable with respect to an applicable interest in a Loan or Commitment under a law in effect at the time the Lender acquires such interest in the applicable Commitment or, to the extent a Lender acquires an interest in a Loan not funded pursuant to a prior Commitment, acquires such interest in such Loan, or designates a new Lending Office, except to the extent such Lender (or its assignor, if any) was entitled, immediately prior to the time of designation of a new Lending Office (or assignment or applicable acquisition), to receive additional amounts from the Borrowers or Guarantors with respect to such Tax pursuant to Section 3.01 and (vi) any Taxes imposed under FATCA.

“Indemnitees” has the meaning specified in Section 10.05.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally recognized standing that is, in the good faith judgment of the Administrative Borrower, qualified to perform the task for which it has been engaged and that is independent of the Borrowers and their Affiliates.

“Information” has the meaning specified in Section 10.08.

“Inside Maturity Basket” means an aggregate principal amount not to exceed the greater of $63,000,000 and 25.0% of Trailing Four Quarter Consolidated EBITDA for all Indebtedness incurred in reliance on the Inside Maturity Basket.

“Intellectual Property Security Agreement” has the meaning specified in the Security Agreement.

“Intercompany Note” means a promissory note substantially in the form of Exhibit G or such other form as agreed by the Administrative Agent.

“Intercreditor Agreements” means the ABL Intercreditor Agreement, any First Lien Intercreditor Agreement, the Second Lien Intercreditor Agreement and, to the extent permitted under this Agreement, any other lien subordination and intercreditor arrangement reasonably satisfactory to the Administrative Borrower and the Administrative Agent, collectively, in each case to the extent then in effect.

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, three or six months thereafter or, to the extent agreed by each Lender of such Eurocurrency Rate Loan, twelve months or less than one month thereafter, as selected by the Administrative Borrower in its Committed Loan Notice; provided that:

(i)             any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

(ii)            any Interest Period (other than an Interest Period having a duration of less than one month) that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)           no Interest Period shall extend beyond the applicable Maturity Date.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, credit card and debit card receivables, trade credit, advances to customers, commission, travel and similar advances to any future, present or former employees, directors, officers, independent contractors, members of management, manufacturers and consultants, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business, book of business or division of such Person (excluding, in the case of the Parent Borrower and the Restricted Subsidiaries, intercompany advances or indebtedness in the ordinary course of business having a term not exceeding 364 days (inclusive of any roll over or extensions of terms)). For purposes of the definitions of “Unrestricted Subsidiary” and “Permitted Investments” and the covenants described under Sections 6.14 and 7.06:

(1)            “Investments” shall include the portion (proportionate to the Parent Borrower’s Equity Interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Parent Borrower shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a)            the Parent Borrower’s “Investment” in such Subsidiary at the time of such redesignation; less

(b)            the portion (proportionate to the Parent Borrower’s Equity Interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2)            any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

For purposes of covenant compliance, the amount of any Investment at any time shall be the amount actually invested (measured at the time made), without adjustment for subsequent increases or decreases in the value of such Investment, less any Returns in respect of such Investment; provided, that in lieu of treating any Returns as a deduction to the amount of any applicable Investment, the Parent Borrower may instead elect that such Returns be used to increase Section 7.06(a)(iii)(D)(1) to the extent such Returns would otherwise be permitted to increase Section 7.06(a)(iii)(D)(1) pursuant to the terms thereof.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating by any other nationally recognized statistical rating agency selected by the Administrative Borrower).

“Investment Grade Securities” means:

(a)            securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(b)            debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or debt instruments constituting loans or advances among the Borrowers and the Subsidiaries and their respective equity holders;

(c)            investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(d)            corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“IP Rights” has the meaning specified in Section 5.15.

“Junior Financing” means any Indebtedness (other than the ABL Obligations) that constitutes (i) any Subordinated Indebtedness having an aggregate amount outstanding in excess of the Threshold Amount and (ii) any junior lien Indebtedness with respect to the Term Loan Priority Collateral, having an aggregate amount outstanding in excess of the Threshold Amount.

“Junior Financing Documentation” means any documentation governing any Junior Financing (other than the Second Lien Intercreditor Agreement or any other lien subordination and intercreditor arrangement with respect to such Junior Financing to which the Administrative Agent is a party).

“Latest Maturity Date” means, at any date of determination and with respect to the specified Loans or Commitments (or in the absence of any such specification, all outstanding Loans and Commitments hereunder), the latest Maturity Date applicable to any such Loans or Commitments hereunder at such time, including the latest maturity date of any Extended Term Loan, any Extended Revolving Credit Commitment, any Incremental Term Loans, any Incremental Revolving Credit Commitments, any Refinancing Term Loans or any Refinancing Revolving Credit Commitments, in each case as extended in accordance with this Agreement from time to time.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LCT Election” has the meaning specified in Section 1.08(g).

“LCT Test Date” has the meaning specified in Section 1.08(g).

“Lender” has the meaning specified in the introductory paragraph to this Agreement and their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender.”

“Lending Office” means, as to any Lender, such office or offices as a Lender may from time to time notify the Administrative Borrower and the Administrative Agent.

“LIBOR Screen Rate” means the LIBOR quote on the applicable screen page the Administrative Agent designates to determine LIBOR (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to Real Property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease in and of itself be deemed a Lien.

“Limited Condition Transaction” means any (1) acquisition whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (2) repurchase, repayment or prepayment of Indebtedness that requires the delivery of an irrevocable notice (provided that such notice may be conditioned on the occurrence of another transaction), (3) Restricted Payment (x) that requires the delivery of an irrevocable notice (provided that such notice may be conditioned on the occurrence of another transaction) (including with respect to any Indebtedness contemplated or incurred in connection therewith, or (y) to the extent such Restricted Payment is consummated in connection with a transaction separately subject to clause (1) or (2) above) or (4) permitted asset sale or other Disposition.

“Limited Originator Recourse” means a letter of credit, cash collateral account or other such credit enhancement issued in connection with the incurrence of Indebtedness by a Securitization Subsidiary under a Qualified Securitization Financing

“Loan” means an extension of credit by a Lender to the Borrowers in the form of a Term Loan or Revolving Credit Loan.

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Notes, (iii) the Collateral Documents, (iv) any Refinancing Amendment, Incremental Amendment, Extension Amendment, Permitted Repricing Amendment or amendment effecting Replacement Term Loans, (v) each Intercreditor Agreement, (vi) any other document or instrument designated by the Administrative Borrower and the Administrative Agent as a “Loan Document” and (vii) any amendment or joinder to this Agreement.

“Loan Parties” means, collectively, the Borrowers and each Guarantor.

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Management Stockholders” means any present or former members of management of the Parent Borrower or any Restricted Subsidiary who are investors in the Parent Borrower or any direct or indirect parent thereof, including, for the avoidance of doubt any future members of management of the Parent Borrower or any Restricted Subsidiary who are investors in the Parent Borrower or any direct or indirect parent thereof, including, for the avoidance of doubt any future member of management who is elected, appointed or hired when the Permitted Holders (excluding such future Person) have the right or the ability by voting power, contract or otherwise to elect or designate for election at least a majority of the Board of Directors of the Parent Borrower.

“Margin Stock” shall have the meaning assigned to such term in Regulation U of the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Market Capitalization” means an amount equal to (i) the total number of issued and outstanding shares of common Equity Interests of the Parent Borrower on the date of the declaration of a Restricted Payment permitted pursuant to Section 7.06(b)(viii) multiplied by (ii) the arithmetic mean of the closing prices per share of such common Equity Interests on the principal securities exchange on which such common Equity Interests are traded for the 30 consecutive trading days immediately preceding the date of declaration of such Restricted Payment.

“Master Agreement” has the meaning specified in the definition of “Swap Contract.”

“Material Adverse Effect” means a material and adverse effect on the business, financial condition or results of operations of the Parent Borrower and its Restricted Subsidiaries, taken as a whole, (b) a material and adverse effect on the rights or remedies, taken as a whole, of the Administrative Agent or any Lender under the Loan Documents or (c) a material and adverse effect on the ability of the Loan Parties, taken as a whole, to perform their material payment obligations under the Loan Documents.

“Material Domestic Subsidiary” means, at any date of determination, each of the Domestic Subsidiaries of the Parent Borrower (a) whose total assets (when consolidated with the total assets of each of its Restricted Subsidiaries) at the last day of the most recent Test Period were equal to or greater than 3.75% of Total Assets at such date or (b) whose gross revenues (when consolidated with the gross revenues of each of its Restricted Subsidiaries) for such Test Period were equal to or greater than 3.75% of the consolidated gross revenues of the Parent Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Closing Date, for the purposes of Section 6.11, Domestic Subsidiaries not meeting the thresholds set forth in clauses (a) or (b) that are not Guarantors or previously designated as a Material Domestic Subsidiary pursuant to clause (i) below comprise in the aggregate more than 7.50% of Total Assets as of the end of the most recently ended fiscal quarter of the Parent Borrower for which financial statements have been delivered pursuant to Section 6.01 or more than 7.50% of the consolidated gross revenues of the Parent Borrower and the Restricted Subsidiaries for such Test Period, then the Parent Borrower shall, not later than forty-five (45) days after the date by which financial statements for such quarter are required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion), (i) designate in writing to the Administrative Agent one or more of such Domestic Subsidiaries as “Material Domestic Subsidiaries” to the extent required such that the foregoing condition ceases to be true and (ii) comply with the provisions of Section 6.11 applicable to such Subsidiary.

“Material Foreign Subsidiary” means, at any date of determination, each of the Foreign Subsidiaries of the Parent Borrower (a) whose total assets (when consolidated with the total assets of each of its Restricted Subsidiaries) at the last day of the most recent Test Period were equal to or greater than 3.75% of Total Assets at such date or (b) whose gross revenues (when consolidated with the gross revenues of each of its Restricted Subsidiaries) for such Test Period were equal to or greater than 3.75% of the consolidated gross revenues of the Parent Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP; provided for the purposes of the provisions of the definition of “Collateral and Guarantee Requirement” that if, at any time and from time to time after the Closing Date, Foreign Subsidiaries not meeting the thresholds set forth in clauses (a) or (b) and not otherwise previously designated as a Material Foreign Subsidiary pursuant to clause (i) below comprise in the aggregate more than 7.50% of Total Assets as of the end of the most recently ended fiscal quarter of the Parent Borrower for which financial statements have been delivered pursuant to Section 6.01 or more than 7.50% of the consolidated gross revenues of the Parent Borrower and the Restricted Subsidiaries for such Test Period, then the Parent Borrower shall, not later than forty-five (45) days after the date by which financial statements for such quarter are required to be delivered pursuant to this Agreement (or such longer period as the Administrative Agent may agree in its reasonable discretion), designate in writing to the Administrative Agent one or more of such Foreign Subsidiaries as “Material Foreign Subsidiaries” to the extent required such that the foregoing condition ceases to be true.

“Material IP” means intellectual property owned by the Loan Parties that, if disposed, would reasonably be expected to result in a Material Adverse Effect.

“Material Non-Public Information” means information which is (a) not publicly available (or could not be derived from publicly available information) and (b) material (as reasonably determined by the Administrative Borrower) with respect to the Parent Borrower and its Subsidiaries or their respective securities for purposes of United States federal and state securities laws.

“Material Subsidiary” means any Material Domestic Subsidiary or any Material Foreign Subsidiary. For the avoidance of doubt, no formal designation of a Material Subsidiary (other than for purposes of Section 6.11 and complying with the provisions of the definition of “Collateral and Guarantee Requirement” in each case, as set forth in the definitions of Material Domestic Subsidiary and Material Foreign Subsidiary) shall be required.

“Maturity Date” means (i) with respect to the Term B Loans, the seventh anniversary of the Closing Date, (ii) with respect to any Class of Extended Term Loans or Extended Revolving Credit Commitments, the final maturity date as specified in the applicable Extension Amendment, (iv) with respect to any Refinancing Term Loans or Refinancing Revolving Credit Commitments, the final maturity date as specified in the applicable Refinancing Amendment, (v) with respect to any Incremental Loans or Incremental Revolving Credit Commitments, the final maturity date as specified in the applicable Incremental Amendment and (vi) with respect to any Replacement Term Loans, the final maturity date as specified in the applicable agreement; provided that, in each case, if such day is not a Business Day, the Maturity Date shall be the Business Day immediately succeeding such day.

“Maximum Rate” has the meaning specified in Section 10.10.

“MFN Adjustment” has the meaning set forth in Section 2.14(e).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which a Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding six plan years, has made or been obligated to make contributions.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means:

(a)            the Asset Sale Prepayment Percentage of the cash proceeds actually received by the Parent Borrower or any of the Restricted Subsidiaries (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but in each case only as and when received) from any Disposition or Casualty Event, net of (i) out-of-pocket fees and expenses actually incurred in connection therewith (including attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, other customary expenses and brokerage, consultant and other customary fees and expenses actually incurred in connection therewith), (ii) the principal amount of any Indebtedness (other than Indebtedness owed to a Borrower Party) that is secured by a Lien (other than a Lien on Term Loan Priority Collateral that ranks pari passu with or is junior to the Liens on the Term Loan Priority Collateral securing the Obligations) on the asset subject to such Disposition or Casualty Event and that is required to be repaid in connection with such Disposition or Casualty Event (including ABL Priority Collateral required to repay ABL Obligations but other than Indebtedness under the Loan Documents), together with any applicable premium, penalty, interest, breakage costs and other similar amounts, (iii) in the case of any Disposition or Casualty Event by a non-wholly-owned Restricted Subsidiary, the pro rata portion of the Net Proceeds thereof (calculated without regard to this clause (iii)) attributable to minority interests and not available for distribution to or for the account of the Parent Borrower or a wholly-owned Restricted Subsidiary as a result thereof, (iv) Taxes paid or reasonably estimated to be payable, directly or indirectly, as a result thereof (including Taxes that are or would be imposed on the distribution or repatriation of any such Net Proceeds), (v) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (iv) above) (x) related to any of the applicable assets and (y) retained by the Parent Borrower or any of the Restricted Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations and (vi) any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition (provided that to the extent that any amounts are released from such escrow to the Parent Borrower or a Restricted Subsidiary, such amounts net of any related expenses shall constitute Net Proceeds); provided that, at the option of the Borrowers, the Parent Borrower may use all or any portion of such proceeds to acquire, maintain, develop, construct, improve, upgrade, replace or repair assets used or useful in the business of the Parent Borrower or any of its Restricted Subsidiaries or to make Permitted Acquisitions or any acquisition of all or substantially all the assets of, or all or a portion of the Equity Interests in, a Person or division or line of business of a Person (or any subsequent investment made in a Person, division or line of business previously acquired), in each case within 18 months of such receipt, and such proceeds shall not constitute Net Proceeds except to the extent not, within 18 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 18 month period but within such 18-month period are contractually committed to be used, then upon the termination of such contract or if such Net Proceeds are not so used within such 18-month period or, if later, 180 days from the entry into such contractual commitment, then such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso (such period, the “Reinvestment Period”)); provided, further, that no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless (x) such Net Proceeds resulting therefrom shall exceed $20,000,000 or (y) in any fiscal year, the aggregate Net Proceeds resulting therefrom shall exceed $40,000,000 in such fiscal year (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds under this clause (a)); and

(b)            100% of the cash proceeds from the incurrence, issuance or sale by the Parent Borrower or any of the Restricted Subsidiaries of any Indebtedness, or any sale or issuance of Qualified Equity Interests by the Parent Borrower or any direct or indirect parent of the Parent Borrower, net of all taxes paid or reasonably estimated to be payable as a result thereof and fees (including investment banking fees, underwriting fees and discounts), commissions, costs and other expenses, in each case incurred in connection with such incurrence, issuance or sale; provided that with respect to any sale or issuance of Qualified Equity Interests (other than in the form of Disqualified Equity Interests) by any direct or indirect parent of a Borrower, only the amount of cash from such sale or issuance of Qualified Equity Interests contributed to the capital of a Borrower shall constitute the Net Proceeds of such sale or issuance.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the Parent Borrower or any of its Restricted Subsidiaries shall be disregarded.

“New Refinancing Revolving Credit Commitments” has the meaning specified in Section 2.15(a).

“New Refinancing Term Commitments” has the meaning specified in Section 2.15(a).

“Non-Consenting Lender” has the meaning specified in Section 3.07.

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender.

“Non-Loan Party” means any Restricted Subsidiary that is not a Loan Party.

“Note” means a Term Note or a Revolving Credit Note, as the context may require.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party and its Restricted Subsidiaries arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees and other amounts that accrue after the commencement by or against any Loan Party or Restricted Subsidiary of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees and other amounts are allowed claims in such proceeding; provided that (i) the Obligations shall exclude all Excluded Swap Obligations and (ii) in no event shall “Obligations” include any obligations of any Loan Party arising under any Secured Hedge Agreement. Without limiting the generality of the foregoing, the Obligations of the Loan Parties under the Loan Documents (and their Restricted Subsidiaries to the extent they have obligations under the Loan Documents) include the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit fees, reimbursement obligations, charges, expenses, fees, Attorney Costs, indemnities and other amounts payable by any Loan Party under any Loan Document (including any reimbursement obligations in respect of any of the foregoing that the Administrative Agent has paid or advanced on behalf of such Loan Party pursuant to the terms of the Loan Documents).

“OFAC” has the meaning specified in Section 5.18(c).

“Offered Amount” has the meaning specified in Section 2.05(a)(v)(D)(1).

“Offered Discount” has the meaning specified in Section 2.05(a)(v)(D)(1).

“OID” means original issue discount.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Original Closing Date” means August 6, 2019.

“Other Applicable Indebtedness” has the meaning specified in Section 2.05(b)(vi).

“Other Rate Early Opt-in” means the Administrative Agent and the Administrative Borrower have elected to replace LIBOR with a Benchmark Replacement other than a SOFR-based rate pursuant to (1) an Early Opt-in Election and (2) Section 3.03(c)(ii) and paragraph (2) of the definition of “Benchmark Replacement”.

“Other Taxes” has the meaning specified in Section 3.01(b).

“Outstanding Amount” means with respect to the Term Loans and Revolving Credit Loans on any date, the outstanding principal Dollar amount thereof after giving effect to any borrowings and prepayments or repayments of Term Loans and Revolving Credit Loans, as the case may be, occurring on such date.

“Over the Wall Person” means any directors, officers or senior employees of any Agent or Agent-Related Person or any of their Affiliates who are required, in accordance with industry regulations, or the applicable Agent or such Affiliate’s internal policies and procedures to act in a supervisory or managerial capacity and the applicable Agent’s and such Affiliates’ internal legal, compliance, risk management, conflicts clearance and other support personnel and credit and investment committee members.

“Overnight Rate” means, for any day, the greater of the Federal Funds Rate and an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

“Parent Borrower” has the meaning specified in the introductory paragraph to this Agreement.

“Participant” has the meaning specified in Section 10.07(e).

“Participant Register” has the meaning specified in Section 10.07(e).

“Participating Lender” has the meaning specified in Section 2.05(a)(v)(C)(2).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Permitted Acquisition” means any Investment of the type described in clause (3) of the definition of “Permitted Investments” or any acquisition of assets constituting a business unit, book of business, line of business or division of, or all or substantially all of the assets of another Person or any Equity Interests in a Person that becomes a Restricted Subsidiary, in each case, to the extent constituting a Permitted Investment or permitted under Section 7.06.

“Permitted Holder” means any of (i) any Management Stockholder, (ii) any Permitted Transferee of any of the foregoing Persons and (iii) any “group” (within the meaning of Section 13(d) or Section 14(d) of the Exchange Act as in effect on the Closing Date) of which any of the foregoing are members; provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” such Persons specified in clauses (i) or (ii) above, collectively, have beneficial ownership, directly or indirectly, of more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent Borrower held by such “group”.

“Permitted Investments” means:

(1)            any Investment by the Parent Borrower or any of its Restricted Subsidiaries in the Parent Borrower or any of its Restricted Subsidiaries; provided that any Investment by the Loan Parties in Non-Loan Parties pursuant to this clause (1) shall be (x) made in the ordinary course of business or (y) otherwise, shall not exceed an aggregate amount equal to the greater of (x) $90,000,000 and (y) 35.0% of Trailing Four Quarter Consolidated EBITDA (with the amount of each Investment and Consolidated EBITDA being measured at the time such Investment is made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of Investment);

(2)            any Investment in assets that were cash, Cash Equivalents or Investment Grade Securities when such Investment was made;

(3)            any Investment by the Parent Borrower or any of its Restricted Subsidiaries in a Person (including, to the extent constituting an Investment in assets of a Person that represents substantially all of its assets or a division, business unit, book of business, line of business or product line of such Person) that is engaged (directly or through entities that will be Restricted Subsidiaries) in a business permitted pursuant to Section 7.07, in each case, if as a result of such Investment:

(i)             such Person becomes a Restricted Subsidiary; or

(ii)            such Person, in one transaction or a series of related transactions, is amalgamated, merged or consolidated with (to the extent such Person is a Restricted Subsidiary), merged or consolidated into, or transfers or conveys substantially all of its assets (or such division, line of business, book of business, business unit or product line) to, or is liquidated into, the Parent Borrower or any of its Restricted Subsidiaries;

and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such amalgamation, merger, consolidation, transfer, conveyance or liquidation; provided that the aggregate amount of Investments by Loan Parties pursuant to this clause (3) in assets (other than Equity Interests) that are not (or do not become at the time of such acquisition) directly owned by a Loan Party or in Equity Interests of Persons that do not become Loan Parties, shall not exceed the greater of $40,000,000 and 15.0% of Trailing Four Quarter Consolidated EBITDA; provided, further, if any acquisition of Equity Interests made pursuant to this clause (3) is in connection with a Permitted Acquisition of a Person (or Persons) pursuant to which greater than 60% of the Consolidated EBITDA attributable to such Person (or Persons) is directly generated by such Person (or Persons) that become Guarantors, then the provisions set forth in this proviso shall not apply; provided, further, that if any Investment made pursuant to this proviso is in Equity Interests of a Person that subsequently becomes a Loan Party, such Investment shall thereafter be deemed permitted under clause (1) (without giving effect to the proviso thereto) and shall not be included as having been made pursuant to this clause (3);

(4)            any Investment in securities or other assets not constituting Cash Equivalents and received in connection with a Disposition made pursuant to Section 7.05 hereof;

(5)            any Investment (a) made in connection with the Transactions; or (b) existing on the Closing Date or made pursuant to binding commitments in effect on the Closing Date, in each case under this clause (b) as listed under Schedule 1.01E, or an Investment consisting of any extension, modification, replacement, renewal or reinvestment of any such Investment or binding commitment existing on the Closing Date; provided that the amount of any such Investment or binding commitment may only be increased (i) as required by the terms of such Investment or binding commitment as in existence on the Closing Date (including as a result of the accrual or accretion of interest or OID or the issuance of pay-in- kind securities) or (ii) as otherwise permitted under this Agreement;

(6)            any Investment acquired by the Parent Borrower or any of its Restricted Subsidiaries:

(i)              in exchange for any other Investment, accounts receivable or endorsements for collection or deposit held by any the Parent Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of, or settlement of delinquent accounts and disputes with or judgments against, the issuer of such other Investment or accounts receivable (including any trade creditor or customer); or

(ii)             in satisfaction of judgments against other Persons; or

(iii)           as a result of a foreclosure by the Parent Borrower or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; or

(iv)           as a result of the settlement, compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates;

(7)            Investments in Swap Contracts permitted under Section 7.03(f), Cash Management Services permitted under Section 7.03(l) and ABL Banking Services Obligations (as defined in the ABL Intercreditor Agreement);

(8)            distributions or payments of Securitization Fees;

(9)            Investments the payment for which consists of Equity Interests (other than Disqualified Equity Interests) of the Parent Borrower; provided that such Equity Interests will not increase the amount available for Restricted Payments under Section 7.06(a)(iii) and may not be designated an Excluded Contribution;

(10)          guarantees of Indebtedness which guarantees are permitted under Section 7.03, performance guarantees, guarantees of obligations other than Indebtedness and Contingent Obligations incurred in the ordinary course of business and the creation of Liens on the assets of the Parent Borrower or any of its Restricted Subsidiaries in compliance with Section 7.01;

(11)          any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of Section 7.08 (except transactions described in clauses (a), (b), (f), (g), (j), (n), (q), (s), (w), (y) and (z) of such Section);

(12)          Investments consisting of purchases or other acquisitions of inventory, supplies, services, material or equipment or the licensing or contribution of intellectual property pursuant to customary joint marketing arrangements with other Persons;

(13)          Investments taken together with all other Investments made pursuant to this clause (13) (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for, cash, Cash Equivalents or marketable securities) not to exceed the sum of (I) the greater of (x) $130,000,000 and (y) 50.0% of Trailing Four Quarter Consolidated EBITDA and (II) unused amounts under clause (26) below and Section 7.06(b)(xxiii) (with the amount of each Investment and Trailing Four Quarter Consolidated EBITDA being measured at the time such Investment is made and without giving effect to subsequent changes in value but subject to adjustment as set forth in the definition of Investment);

(14)          Investments in, or by, a Securitization Subsidiary that, in the good faith determination of the Administrative Borrower are necessary or advisable to effect any Qualified Securitization Financing or any purchases of Securitization Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Financing;

(15)          loans and advances to, or guarantees of Indebtedness of, any future, present or former officers, directors, employees, independent contractors, consultants, advisors, service providers and members of management (or their Controlled Investment Affiliates or Immediate Family Members) of the Parent Borrower or any of its Restricted Subsidiaries in an aggregate amount not to exceed the greater of $19,000,000 and 7.50% of Trailing Four Quarter Consolidated EBITDA (with the amount of each Investment being measured at the time such Investment is made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of Investment);

(16)          loans and advances to or notes received from (i) employees, directors, officers, independent contractors, members of management, managers, advisors, service providers and consultants of the Parent Borrower or any of its Restricted Subsidiaries for business-related travel expenses, entertainment expenses, moving expenses and other similar expenses or payroll advances, in each case incurred in the ordinary course of business or consistent with past practices or (ii) future, present and former employees, directors, officers, independent contractors, members of management, managers, advisors, service providers and consultants of the Parent Borrower or any of its Restricted Subsidiaries and, in each of the cases in clause (ii), their Controlled Investment Affiliates and Immediate Family Members, to fund such Person’s purchase of Equity Interests of the Parent Borrower; provided that, to the extent such loans or advances are made in cash, the amount of such loans and advances used to acquire such Equity Interest shall be contributed to such Borrower in cash as common equity;

(17)          advances, loans or extensions of trade credit in the ordinary course of business by the Parent Borrower or any of its Restricted Subsidiaries;

(18)          any Investment in any Subsidiary or any joint venture in connection with intercompany cash management arrangements or related activities arising in the ordinary course of business;

(19)          Investments consisting of purchases and acquisitions of assets or services in the ordinary course of business;

(20)          Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client contacts;

(21)          Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business in the ordinary course of business;

(22)          Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Article 4 customary trade arrangements with customers consistent with industry practices;

(23)          any Investment by any Captive Insurance Subsidiary in connection with its provision of insurance to the Parent Borrower or any of its Subsidiaries, which Investment is made in the ordinary course of business of such Captive Insurance Subsidiary, or by reason of applicable law, rule, regulation or order, or that is required or approved by any regulatory authority having jurisdiction over such Captive Insurance Subsidiary or its respective business, as applicable;

(24)          Investments consisting of promissory notes and other deferred payment obligations and noncash consideration delivered as the purchase consideration for a Disposition permitted by Section 7.05;

(25)          loans and advances to any direct or indirect shareholder of the Parent Borrower in lieu of and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof) Restricted Payments to the extent permitted to be made in cash to such shareholder in accordance with Section 7.06, such Investment being treated for purposes of the applicable clause of Section 7.06 at the time such loan or advance is made, including any limitations, as if a Restricted Payment made pursuant to such clause;

(26)          any investment in a joint venture or other business permitted pursuant to Section 7.07 taken together with all other Investments made pursuant to this clause (26) (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of, or have not been subsequently sold or transferred for, cash, Cash Equivalents or marketable securities) that are at that time outstanding, not to exceed the greater of (x) $90,000,000 and (y) 35.0% of Trailing Four Quarter Consolidated EBITDA (with the amount of each Investment being measured at the time made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of Investment); provided that if any Investment made pursuant to this proviso is in Equity Interests of a Person that subsequently becomes a Loan Party, such Investment shall thereafter be deemed permitted under clause (1) (without giving effect to the proviso thereto) and shall not be included as having been made pursuant to this clause (26);

(27)          Investments in deposit accounts, securities accounts and commodities accounts maintained by any Borrower or any Restricted Subsidiary, so long as such accounts are used only to maintain cash and Cash Equivalents;

(28)          Investments constituting promissory notes issued by any employee or independent contractors of the Parent Borrower or any of its Restricted Subsidiaries in connection with any Permitted Acquisition permitted under this Agreement of a Person that becomes a Restricted Subsidiary as a result thereof (the “Target”) by the Parent Borrower or any of its Restricted Subsidiaries in which such employee or independent contractor purchases Equity Interests of the Target, which purchase is financed with funds loaned or advanced by the Parent Borrower or any of its Restricted Subsidiaries to such employee in connection with such Permitted Acquisition; provided that no Event of Default under Sections 8.01(a) or 8.01(f) (with respect to the Parent Borrower) has occurred and is continuing or would result therefrom;

(29)          loans and advances to employees or independent contractors of the Parent Borrower or any of its Restricted Subsidiaries so long as such loan or advance (x) constitutes an advance of one-time payment for the purpose of recruitment or retention or (y) is made for the purposes of funding of capital expenditures in the ordinary course of business;

(30)          Investments consisting of cash earnest money deposits in connection with a Permitted Acquisition or other Investment permitted hereunder;

(31)          Loans repurchased by the Parent Borrower or a Restricted Subsidiary pursuant to and in accordance with the terms of this Agreement so long as such Loans are immediately cancelled;

(32)          Investments so long as the Total Net Leverage Ratio (determined on a Pro Forma Basis) is no greater than 5.00 to 1.00;

(33)          Investments made in connection with a Permitted Reorganization; and

(34)          Investments in any Person to which any Borrower or any Restricted Subsidiary outsources operational activities or otherwise related to the outsourcing of operational activities in the ordinary course of business in an aggregate amount not to exceed $2,500,000.

“Permitted Junior Secured Refinancing Debt” has the meaning specified in Section 2.15(h)(i).

“Permitted Pari Passu Secured Refinancing Debt” has the meaning specified in Section 2.15(h)(i).

“Permitted Ratio Debt” means Indebtedness (including Acquired Indebtedness) incurred or assumed, or shares of Disqualified Equity Interests issued, by the Parent Borrower or any of its Restricted Subsidiaries or shares of Preferred Stock issued by any Restricted Subsidiary if and to the extent that (i) in the case of Indebtedness secured by any Applicable Lien, the First Lien Net Leverage Ratio would have been no greater than 4.50 to 1.00, (ii) in the case of Indebtedness secured by Liens on the Collateral (other than Applicable Liens), the Senior Secured Net Leverage Ratio would have been no greater than 5.75 to 1.00, or (iii) in the case of Indebtedness that is unsecured, the Fixed Charge Coverage Ratio would have been no less than 2.00 to 1.00, in each case, determined on a Pro Forma Basis with respect to the most recently ended Test Period preceding the date on which such Indebtedness is incurred or assumed or such Disqualified Equity Interests or Preferred Stock is issued (or, in the case of Indebtedness under Designated Revolving Commitments, on the date such Designated Revolving Commitments are established after giving Pro Forma Effect to the incurrence of the entire committed amount of Indebtedness thereunder, in which case such committed amount under such Designated Revolving Commitments may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with Section 7.03); provided that Non-Loan Parties may not incur, assume, issue or guarantee Indebtedness or issue Disqualified Equity Interests or Preferred Stock the primary obligations under which is outstanding in reliance on this definition or Section 7.03(w) (to the extent initially incurred, issued or assumed under Section 7.03(s)) if, after giving Pro Forma Effect to such incurrence, issuance, guarantee or assumption, the aggregate principal amount of Indebtedness, Disqualified Equity Interests and Preferred Stock of Non-Loan Parties the primary obligations under which are outstanding in reliance on Section 7.03(s) or Section 7.03(w) (to the extent initially incurred, issued or assumed under Section 7.03(s)) together with the aggregate principal amount of Indebtedness, Disqualified Equity Interests and Preferred Stock of Non-Loan Parties the primary obligations under which are outstanding in reliance on (I) Section 7.03(g) or Section 7.03(w) (to the extent initially incurred, issued or assumed under Section 7.03(g)) and (II) Section 7.03(aa) or Section 7.03(w) (to the extent initially incurred, issued or assumed under Section 7.03(aa)), would exceed the greater of (x) $65,000,000 and (y) 25.0% of Trailing Four Quarter Consolidated EBITDA, in each case determined at such time of incurrence, issuance, guarantee or assumption, plus, in the event of any extension, replacement, refinancing, renewal or defeasance of such Indebtedness, Disqualified Equity Interests or Preferred Stock pursuant to Section 7.03(s) or 7.03(w), the amount of any Refinancing Indebtedness incurred pursuant to Section 7.03(s) or 7.03(w) to finance (x) tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Indebtedness, Disqualified Equity Interests or Preferred Stock and any defeasance costs and (y) any fees and expenses (including OID, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Disqualified Equity Interests or Preferred Stock; provided, that any Indebtedness incurred by any Loan Party pursuant to this definition (other than (I) any Permitted Ratio Debt consisting of a customary bridge facility so long as the long-term Indebtedness into which such customary bridge facility is to be converted satisfies this criteria and (II) any Permitted Ratio Debt in an aggregate amount not to exceed the then available Inside Maturity Basket), as of the relevant closing date, shall not have a final scheduled maturity date earlier than the Maturity Date of Term B Loans and shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Term B Loans (prior to any extension thereto).

“Permitted Reorganization” means any re-organization or other similar activities among the Parent Borrower and its Restricted Subsidiaries related to Tax planning and re-organization, so long as, after giving effect thereto, (a) the Loan Parties are in compliance with the Collateral and Guarantee Requirement and Sections 6.11 and 6.13, (b) taken as a whole, the value of the Collateral securing the Obligations and the Guarantees by the Guarantors of the Obligations are not materially reduced, (c) the Liens in favor of the Administrative Agent for the benefit of the Secured Parties under the Collateral Documents are not materially impaired and (d) no Unrestricted Subsidiaries are formed except as otherwise permitted under this Agreement (other than pursuant to this term).

“Permitted Repricing Amendment” has the meaning set forth in Section 10.01.

“Permitted Transferees” means, in the case of any Management Stockholder, (i) his or her executor, administrator, testamentary trustee, legatee or beneficiaries, (ii) his or her spouse (or former spouse), parents, siblings, members of his or her immediate family (including adopted children and step children) and/or direct lineal descendants or (iii) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or partners of which, include only a Management Stockholder and his or her spouse (or former spouse), parents, siblings, members of his or her immediate family (including adopted children) and/or direct lineal descendants.

“Permitted Unsecured Refinancing Debt” has the meaning specified in Section 2.15(h)(i).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established or maintained by any Loan Party (for any current or former employee or other service provider to any Loan Party) or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Platform” means IntraLinks, IntraAgency, SYNDTRAK or another similar electronic system.

“Pledged Debt” has the meaning specified in the Security Agreement.

“Pledged Equity” has the meaning specified in the Security Agreement.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends upon liquidation, dissolution or winding up to shares of Equity Interests of any other class of such Person.

“Previously Absent Financial Maintenance Covenant” means, at any time (x) any financial maintenance covenant that is not included in this Agreement at such time and (y) any financial maintenance covenant that is included in this Agreement at such time but with covenant levels and component definitions (to the extent relating to such financial maintenance covenant) in this Agreement that are less restrictive on the Parent Borrower and their Restricted Subsidiaries than those in the applicable Incremental Amendment, Refinancing Amendment, Extension Amendment or amendment in respect of Replacement Term Loans or any documents relating to Refinancing Term Loans or Refinancing Revolving Credit Commitments, Incremental Equivalent Debt or Refinancing Indebtedness.

“Pro Forma Balance Sheet” means a pro forma consolidated balance sheet of the Company as of March 31, 2019, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date.

“Pro Forma Basis” and “Pro Forma Effect” means, with respect to compliance with any test or covenant or calculation of any ratio hereunder, the determination or calculation of such test, covenant or ratio (including in connection with Specified Transactions) in accordance with Section 1.08.

“Pro Rata Share” means, with respect to each Lender, at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the amount of the Commitments and, if applicable and without duplication, Term Loans of such Lender under the applicable Facility or Facilities at such time and the denominator of which is the amount of the Aggregate Commitments under the applicable Facility or Facilities and, if applicable and without duplication, Term Loans under the applicable Facility or Facilities at such time; provided that, in the case of the Revolving Credit Commitments of any Class, if such Commitments have been terminated, then the Pro Rata Share of each Lender shall be determined based on the Pro Rata Share of such Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

“Proceeding” has the meaning specified in Section 10.05.

“Proceeds” has the meaning specified in the Security Agreement.

“Projections” has the meaning specified in Section 6.01(c).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” has the meaning specified in Section 6.02.

“QFC” has the meaning specified in Section 10.22(b).

“QFC Credit Support” has the meaning specified in Section 10.22.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Qualified Primary Equity Offering” means the issuance by the Parent Borrower of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the U.S. Securities and Exchange Commission in accordance with the Securities Act (whether alone or in connection with a secondary public offering).

“Qualified Securitization Financing” means any Securitization Financing of a Securitization Subsidiary that meets the following conditions: (a) such Qualified Securitization Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Parent Borrower and the Securitization Subsidiary and (b) all sales and/or contributions of Securitization Assets and related assets to the Securitization Subsidiary are made at fair market value. The grant of a security interest in any Securitization Assets of the Parent Borrower or any of the Restricted Subsidiaries (other than a Securitization Subsidiary) to secure Indebtedness under this Agreement prior to engaging in any Securitization Financing shall not be deemed a Qualified Securitization Financing.

“Qualifying Lender” has the meaning specified in Section 2.05(a)(v)(D)(3).

“Quarterly Financial Statements” means the unaudited consolidated statement of operations of the Parent Borrower for the fiscal quarters ending March 31, 2021 and June 30, 2021 and the related unaudited consolidated balance sheet as of the end of such fiscal quarters.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned or leased by any Person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Refinanced Debt” has the meaning specified in Section 2.15(a).

“Refinanced Loans” has the meaning specified in Section 2.15(h)(i).

“Refinancing Amendment” has the meaning specified in Section 2.15(f).

“Refinancing Commitments” has the meaning specified in Section 2.15(a).

“Refinancing Equivalent Debt” has the meaning specified in Section 2.15(h)(i).

“Refinancing Facility Closing Date” has the meaning specified in Section 2.15(d).

“Refinancing Lenders” has the meaning specified in Section 2.15(c).

“Refinancing Loan” has the meaning specified in Section 2.15(b).

“Refinancing Loan Request” has the meaning specified in Section 2.15(a).

“Refinancing Indebtedness” means (x) Indebtedness incurred by the Parent Borrower or any of its Restricted Subsidiaries, (y) Disqualified Equity Interests issued by the Parent Borrower or any of its Restricted Subsidiaries or (z) Preferred Stock issued by any Restricted Subsidiary, which, in each case, serves to extend, replace, refund, refinance, renew or defease any Indebtedness, Disqualified Equity Interests or Preferred Stock, so long as:

(a)            the principal amount (or accreted value, if applicable) of such new Indebtedness, the amount of such new Preferred Stock or the liquidation preference of such new Disqualified Equity Interests does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on, the Indebtedness, the amount of, plus any accrued and unpaid dividends on, the Preferred Stock, or the liquidation preference of, plus any accrued and unpaid dividends on, the Disqualified Equity Interests, being so extended, replaced, refunded, refinanced, renewed or defeased (such Indebtedness or Disqualified Equity Interests or Preferred Stock, the “Applicable Refinanced Debt”), plus an amount equal to any existing commitments unutilized under such Applicable Refinanced Debt to the extent permanently terminated at the time of incurrence of such Refinancing Indebtedness plus the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Applicable Refinanced Debt and any defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Preferred Stock or Disqualified Equity Interests or the extension, replacement, refunding, refinancing, renewal or defeasance of such Applicable Refinanced Debt;

(b)            unless incurred pursuant to the then available Inside Maturity Basket, such Refinancing Indebtedness has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Equity Interests or Preferred Stock being extended, replaced, refunded, refinanced, renewed or defeased;

(c)            unless incurred pursuant to the then available Inside Maturity Basket, such Refinancing Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Indebtedness, Preferred Stock or Disqualified Equity Interests being so extended, replaced, refunded, refinanced, renewed or defeased (or, if earlier, the date that is 91 days after the Latest Maturity Date);

(d)            to the extent such Refinancing Indebtedness extends, replaces, refunds, refinances, renews or defeases (i) Subordinated Indebtedness (other than Subordinated Indebtedness assumed or acquired in a Permitted Acquisition or any other acquisition and, in each case, not created in contemplation thereof) such Refinancing Indebtedness is subordinated to the Obligations at least to the same extent as the Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased or (ii) Disqualified Equity Interests or Preferred Stock, such Refinancing Indebtedness must be Disqualified Equity Interests or Preferred Stock, respectively;

(e)            if the Applicable Refinanced Debt was unsecured, any Refinancing Indebtedness in respect thereof shall be unsecured; and

(f)             other than any Person that is required to be an obligor or guarantor on the Applicable Refinanced Debt permitted under Section 7.03, no Person shall be an obligor or guarantor on any Refinancing Indebtedness in respect thereof unless such Person is a Borrower or a Guarantor of the Obligations;

provided, further, that clauses (b) and (c) of this definition will not apply to any extension, replacement, refunding, refinancing, renewal or defeasance of any Indebtedness other than Indebtedness incurred under Sections 7.03(m)(ii), (p), (s) or (t), (w) (to the extent originally Refinancing Indebtedness in respect of the foregoing) or (z), any Subordinated Indebtedness (other than Subordinated Indebtedness assumed or acquired in a Permitted Acquisition or any other acquisition and, in each case, not created in contemplation thereof), Disqualified Equity Interests and Preferred Stock.

“Refinancing Revolving Credit Commitments” has the meaning specified in Section 2.15(a).

“Refinancing Revolving Credit Lender” has the meaning specified in Section 2.15(c).

“Refinancing Revolving Loan” has the meaning specified in Section 2.15(b).

“Refinancing Term Commitments” has the meaning specified in Section 2.15(a).

“Refinancing Term Lender” has the meaning specified in Section 2.15(c).

“Refinancing Term Loan” has the meaning specified in Section 2.15(b).

“Refunding Capital Stock” has the meaning specified in Section 7.06(b)(ii).

“Register” has the meaning specified in Section 10.07(d).

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Reinvestment Period” has the meaning specified in the definition of “Net Proceeds.”

“Rejection Notice” has the meaning specified in Section 2.05(b)(vii).

“Related Indemnified Person” of an Indemnitee means (1) any Controlling Person or Controlled Affiliate of such Person, (2) the respective directors, officers, or employees of such Indemnitee or any of its Controlling Persons or Controlled Affiliates and (3) the respective agents or representatives of such Indemnitee or any of its Controlling Persons or Controlled Affiliates, in the case of this clause (3), acting on behalf of or at the instructions of such Indemnitee, such Controlling Person or such Controlled Affiliate; provided that each reference to a Controlled Affiliate, director, officer or employee in this definition pertains to a Controlled Affiliate, director, officer or employee involved in the negotiation, syndication, administration or enforcement of this Agreement and the Facilities.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, shareholders, agents, representatives and advisors of such Person and of such Person’s Affiliates.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing or migrating in, into, onto or through the Environment.

“Released Guarantor” has the meaning specified in Section 11.09.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Replaced Term Loans” has the meaning specified in Section 10.01.

“Replacement Term Loans” has the meaning specified in Section 10.01.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the otherwise applicable notice period has been waived by regulation or otherwise by the PBGC.

“Representatives” has the meaning specified in Section 10.08.

“Repricing Transaction” means (i) any prepayment, repayment, refinancing, substitution, replacement or conversion of all or a portion of the Term B Loans with the proceeds of, or any conversion of Term B Loans into, any new or replacement tranche of broadly syndicated senior secured first lien term loans, the primary purpose of which is to reduce the All-In Yield applicable to the Term B Loans so prepaid, prepaid, refinanced, substituted replaced or converted (as determined by the Administrative Borrower in good faith), (ii) any amendment to this Agreement the primary purpose of which is to reduce the All-In Yield applicable to the Term B Loans (as determined by the Administrative Borrower in good faith) or (iii) any Lender is replaced pursuant to Section 3.07 as a result of its failure to consent to an amendment, amendment and restatement or other modification of the Term B Loans the primary purpose of which is to reduce the All-In Yield then in effect for the Term B Loans, in each case of clauses (i) through (iii) excluding any such reduction in All-In Yield in connection with any Transformative Acquisition or “change of control” transaction.

“Request for Credit Extension” means with respect to a Borrowing, continuation or conversion of Term Loans or Revolving Credit Loans, a Committed Loan Notice.

“Required Class Lenders” means, as of any date of determination, with respect to one or more Facilities, Lenders having more than 50% of the sum of (a) the Total Outstandings under such Facility or Facilities and (b) the aggregate unused Commitments under such Facility or Facilities; provided that the unused Commitments of, and the portion of the Total Outstandings under such Facility or Facilities held, or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Class Lenders.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of the sum of the (a) Total Outstandings, (b) aggregate unused Term Commitments and (c) aggregate unused Revolving Credit Commitments; provided that the unused Term Commitment and unused Revolving Credit Commitment of, and the portion of the Total Outstandings held, or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Rescindable Amount” has the meaning defined in Section 2.12(b)(ii).

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, chief operating officer, chief administrative officer, secretary or assistant secretary, controller, treasurer or assistant treasurer or other similar officer or Person performing similar functions of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. Unless otherwise specified, all references herein to a “Responsible Officer” shall refer to a Responsible Officer of the Administrative Borrower.

“Restricted Cash” means cash and Cash Equivalents which are listed as “Restricted” on the consolidated statement of financial condition of the Parent Borrower and the Restricted Subsidiaries; provided, that (i) cash and Cash Equivalents restricted under the Loan Documents, the ABL Financing Documents, or any other agreement, document or instrument evidencing Indebtedness that is secured by Liens on the Collateral that rank pari passu with or junior to the Liens on the Collateral securing the Obligations or the ABL Obligations shall not be deemed to be “Restricted Cash” as a result of such restrictions and (ii) cash and Cash Equivalents maintained by any Foreign Subsidiary that is subject to minority shareholder approval before being distributed to the Parent Borrower (a “Shareholder Restriction”) shall not be deemed to be “Restricted Cash” as a result of such Shareholder Restriction.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Payment” has the meaning specified in Section 7.06(a).

“Restricted Subsidiary” means any Subsidiary of the Parent Borrower other than an Unrestricted Subsidiary; provided that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“Returns” means, with respect to any Investment, any dividends, distributions, interest, fees, premium, return of capital, repayment of principal, income, profits (from a Disposition or otherwise) and other amounts received or realized by a Borrower or a Restricted Subsidiary in respect of such Investment.

“Revolver Extension Request” has the meaning provided in Section 2.16(b).

“Revolver Extension Series” has the meaning provided in Section 2.16(b).

“Revolving Commitment Increase” has the meaning specified in Section 2.14(a).

“Revolving Credit Borrowing” means a borrowing consisting of Revolving Credit Loans of the same Class and Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Revolving Credit Lenders.

“Revolving Credit Commitment” means, collectively, Incremental Revolving Credit Commitments, Extended Revolving Credit Commitments and Refinancing Revolving Credit Commitments, if any.

“Revolving Credit Exposure” means, as to each Revolving Credit Lender, the Outstanding Amount of such Revolving Credit Lender’s Revolving Credit Loans and its Pro Rata Share or other applicable share provided for under the applicable Revolving Credit Facility of any letter of credit obligations or swing line loan obligations at such time.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Credit Commitments at such time.

“Revolving Credit Lender” means, at any time, any Lender that has a Revolving Credit Commitment at such time or, if Revolving Credit Commitments have terminated, Revolving Credit Exposure.

“Revolving Credit Loans” means any Incremental Revolving Loan, any Refinancing Revolving Loan or any Extended Revolving Credit Loans, as the context may require.

“Revolving Credit Note” means a promissory note of the Borrowers payable to any Revolving Credit Lender or its registered assigns evidencing the aggregate Indebtedness of the Borrowers to such Revolving Credit Lender resulting from the Revolving Credit Loans made by such Revolving Credit Lender to the Borrowers.

“S&P” means Standard & Poor’s Ratings Services, a subsidiary of S&P Global Inc., and any successor thereto.

“Same Day Funds” means immediately available funds.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Amendment” means that certain second amendment and amendment and restatement agreement to the Original Credit Agreement dated as of October 27, 2021 among the Parent Borrower, the Guarantors party thereto, the Administrative Agent and each Lender party thereto.

“Second Lien Intercreditor Agreement” means either (a) an intercreditor agreement, substantially in the form of Exhibit K hereto or (b) a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and the Administrative Borrower, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior to the Lien on the Collateral securing the Obligations under this Agreement, in each case with such modifications thereto as the Administrative Agent and the Administrative Borrower may agree.

“Second Lien Obligations” means the “Second Lien Obligations” as defined in the ABL Intercreditor Agreement.

“Secured Hedge Agreement” means any Swap Contract permitted under Article VII that is entered into by and between any Borrower or any Restricted Subsidiary and any Hedge Bank to the extent designated by the Administrative Borrower and such Hedge Bank as a “Secured Hedge Agreement” in writing to the Administrative Agent; provided, that no such Swap Contract shall be designated as, or shall constitute, a Secured Hedge Agreement if such Swap Contract constitutes a “Secured Hedge Agreement” (as defined in the ABL Credit Agreement). The designation of any Secured Hedge Agreement shall not create in favor of such Hedge Bank any rights in connection with the management or release of Collateral or of the obligations of any Guarantor under the Loan Documents.

“Secured Hedge Obligations” means all obligations owing to any Hedge Bank by any Borrower or any Restricted Subsidiary under any Secured Hedge Agreement.

“Secured Obligations” means, collectively, the Obligations and the Secured Hedge Obligations.

“Secured Parties” means, collectively, the Administrative Agent, the Arranger, the Lenders, the Hedge Banks and each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Assets” means (a) the accounts receivable, royalty or other revenue streams and other rights to payment subject to a Qualified Securitization Financing and the proceeds thereof and (b) contract rights, lockbox accounts and records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in a securitization financing.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Securitization Subsidiary in connection with any Qualified Securitization Financing.

“Securitization Financing” means any transaction or series of transactions that may be entered into by the Parent Borrower or any of its Subsidiaries pursuant to which the Parent Borrower or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Securitization Subsidiary (in the case of a transfer by the Parent Borrower or any of its Subsidiaries) or (b) any other Person (in the case of a transfer by a Securitization Subsidiary), or may grant a security interest in, any Securitization Assets of the Parent Borrower or any of its Subsidiaries, and any assets related thereto, including all collateral securing such Securitization Assets, all contracts and all guarantees or other obligations in respect of such Securitization Assets, proceeds of such Securitization Assets and other assets that are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving Securitization Assets.

“Securitization Repurchase Obligation” means any obligation of a seller of Securitization Assets in a Qualified Securitization Financing to repurchase such assets arising as a result of a beach of a Standard Securitization Undertaking, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Subsidiary” means a wholly-owned Subsidiary of the Parent Borrower (or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which the Parent Borrower or any Subsidiary of the Parent Borrower makes an investment and to which the Parent Borrower or any Subsidiary of the Parent Borrower transfers Securitization Assets and related assets) that engages in no activities other than in connection with the financing of Securitization Assets of the Parent Borrower or its Subsidiaries, all proceeds thereof and all rights (contingent and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Administrative Borrower or such other Person (as provided below) as a Securitization Subsidiary and (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by the Parent Borrower or any other Subsidiary of the Parent Borrower, other than another Securitization Subsidiary (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings or Limited Originator Recourse), (ii) is recourse to or obligates the Parent Borrower or any other Subsidiary of the Parent Borrower, other than another Securitization Subsidiary, in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse or (iii) subjects any property or asset of any the Parent Borrower or any other Subsidiary of the Parent Borrower, other than another Securitization Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse, (b) with which none of the Parent Borrower or any other Subsidiary of the Parent Borrower, other than another Securitization Subsidiary, has any material contract, agreement, arrangement or understanding other than on terms which the Administrative Borrower reasonably believes to be no less favorable to the Parent Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of the Parent Borrower and (c) to which none of the Parent Borrower or any other Subsidiary of the Parent Borrower, other than another Securitization Subsidiary, has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors of the Administrative Borrower or such other Person shall be evidenced to the Administrative Agent by delivery to the Administrative Agent of a certified copy of the resolution of the Board of Directors of the Administrative Borrower or such other Person giving effect to such designation and a certificate executed by a Responsible Officer certifying that such designation complied with the foregoing conditions.

“Security Agreement” means a security agreement substantially in the form of Exhibit F.

“Security Agreement Supplement” has the meaning specified in the Security Agreement.

“Senior Representative” means, with respect to any series of secured or subordinated Indebtedness permitted to be incurred under this Agreement, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Secured Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Senior Secured Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Parent Borrower for such Test Period.

“SOFR Early Opt-in” means the Administrative Agent and the Administrative Borrower have elected to replace LIBOR pursuant to (1) an Early Opt-in Election and (2) Section 3.03(c)(i) and paragraph (1) of the definition of “Benchmark Replacement”.

“Solicited Discount Proration” has the meaning specified in Section 2.05(a)(v)(D)(3).

“Solicited Discounted Prepayment Amount” has the meaning specified in Section 2.05(a)(v)(D)(1).

“Solicited Discounted Prepayment Notice” means a written notice of the Administrative Borrower of Solicited Discounted Prepayment Offers made pursuant to Section 2.05(a)(v)(D) substantially in the form of Exhibit E-6.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Lender, substantially in the form of Exhibit E-7, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning specified in Section 2.05(a)(v)(D)(1).

“Solvent” and “Solvency” mean, with respect to the Parent Borrower and its Subsidiaries on the Closing Date, after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection therewith, that on such date (a) the sum of the debt (including contingent liabilities) of the Parent Borrower and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the assets of the Parent Borrower and its Subsidiaries, taken as a whole; (b) the capital of the Parent Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Parent Borrower and its Subsidiaries, taken as a whole, contemplated as of the Closing Date; and (c) the Parent Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“SPC” has the meaning specified in Section 10.07(h).

“Specified Discount” has the meaning specified in Section 2.05(a)(v)(B)(1).

“Specified Discount Prepayment Amount” has the meaning specified in Section 2.05(a)(v)(B)(1).

“Specified Discount Prepayment Notice” means a written notice of the Borrower Offer of Specified Discount Prepayment made pursuant to Section 2.05(a)(v)(B) substantially in the form of Exhibit E-8.

“Specified Discount Prepayment Response” means the irrevocable written response by each Lender, substantially in the form of Exhibit E-9, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning specified in Section 2.05(a)(v)(B)(1).

“Specified Discount Proration” has the meaning specified in Section 2.05(a)(v)(B)(3).

“Specified Junior Financing Obligations” means any obligations in respect of any Junior Financing in respect of which any Loan Party is an obligor in a principal amount in excess of the Threshold Amount.

“Specified Post-Closing Undertaking” has the meaning specified in Section 6.18.

“Specified Representations” means those representations and warranties made by the Loan Parties in Sections 5.01(a) (only with respect to organizational existence of the Loan Parties), 5.01(b), 5.02(a), 5.02(b)(i) (limited to any contravention arising out of the execution, delivery and performance of the Loan Documents), 5.04, 5.12, 5.16, 5.18(a)(ii), 5.18(b), 5.18(c)(ii) and 5.19 (subject to the proviso at the end of Section 4.01(a)).

“Specified Transaction” means (a) the Transactions, (b) any designation of operations or assets of the Parent Borrower or any of its Restricted Subsidiaries as discontinued operations (as defined under GAAP), (c) any Investment that results in a Person becoming a Restricted Subsidiary, (d) any designation of a Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary, (e) any Permitted Acquisition, (f) any Disposition that results in a Restricted Subsidiary ceasing to be a Subsidiary of the Parent Borrower or any Disposition of a business unit, line of business, book of business or division of the Parent Borrower or any of its Restricted Subsidiaries, in each case whether by merger, consolidation, amalgamation or otherwise or (g) any incurrence or repayment of Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit in the ordinary course of business for working capital purposes), a Restricted Payment, Incremental Revolving Credit Commitment, Incremental Revolving Loan or Incremental Term Loan, in each case, that by the terms of this Agreement requires a financial ratio or test to be calculated on a “Pro Forma Basis” or after giving “Pro Forma Effect.”

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by a Borrower or any Subsidiary of a Borrower that are customary in a Securitization Financing.

“Submitted Amount” has the meaning specified in Section 2.05(a)(v)(C)(1).

“Submitted Discount” has the meaning specified in Section 2.05(a)(v)(C)(1).

“Subordinated Indebtedness” means, with respect to the Obligations,

(a)            any Indebtedness of any Borrower which is by its terms junior in right of payment to the Obligations, and

(b)            any Indebtedness of any Guarantor which is by its terms junior in right of payment to the Guarantee of such entity of the Obligations.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity (excluding, for the avoidance of doubt, any charitable organizations and any other Person that meets the requirements of Section 501(c)(3) of the Code) of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned or (ii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent Borrower.

“Successor Parent Borrower” has the meaning specified in Section 7.04(d).

“Supported QFC” has the meaning specified in Section 10.22.

“Swap” means any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Agent” means BofA Securities, Inc., in its capacity as syndication agent under this Agreement.

“Taxes” means all present or future taxes, duties, levies, imposts, assessments or withholdings imposed by any Governmental Authority including interest, penalties and additions to tax.

“Term B Commitment” means, as to each Term Lender, its obligation to make a Term B Loan to the Borrowers pursuant to Section 2.01(a) in an aggregate amount not to exceed the amount set forth opposite such Lender’s name on Schedule 1.01A hereto under the caption “Term B Commitment” or in the Assignment and Assumption pursuant to which such Term Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement (including Sections 2.14 and 2.06). The initial aggregate amount of the Term B Commitments is $600,000,000.

“Term B Loans” means the term loans made by the Lenders on the Closing Date to the Borrowers pursuant to Section 2.01(a).

“Term Borrowing” means a borrowing consisting of Term Loans of the same Type and Class and, in the case of Eurocurrency Rate Loans, having the same Interest Period, made by each of the Term Lenders pursuant to Section 2.01(a).

“Term Commitment” means, as to each Term Lender, its obligation to make Term Loans to the Borrowers hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to (i) assignments by or to such Term Lender pursuant to an Assignment and Assumption, (ii) an Incremental Amendment, (iii) a Refinancing Amendment or (iv) an Extension Amendment. The amount of each Term Lender’s Commitment is set forth on Schedule 1.01A hereto under the caption “Term B Commitment” or in the Assignment and Assumption, Incremental Amendment, Extension Amendment or Refinancing Amendment pursuant to which such Lender shall have assumed, increased or decreased its Term Commitment, as the case may be.

“Term Lender” means, at any time, any Lender that has a Term Commitment or a Term Loan at such time.

“Term Loan” means any Term B Loan, Incremental Term Loan, Refinancing Term Loan, Extended Term Loan or Replacement Term Loan, as the context may require.

“Term Loan Extension Request” has the meaning provided in Section 2.16(a).

“Term Loan Extension Series” has the meaning provided in Section 2.16(a).

“Term Loan Increase” has the meaning specified in Section 2.14(a).

“Term Loan Priority Collateral” means the “Term Loan Priority Collateral” as defined in the ABL Intercreditor Agreement.

“Term Note” means a promissory note of the Borrowers payable to any Term Lender or its registered assigns, in substantially the form of Exhibit C-1 hereto, evidencing the aggregate Indebtedness of the Borrowers to such Term Lender resulting from the Term Loans made by such Term Lender.

“Term SOFR” means, for the applicable corresponding tenor (or if any Available Tenor of a Benchmark does not correspond to an Available Tenor for the applicable Benchmark Replacement, the closest corresponding Available Tenor and if such Available Tenor corresponds equally to two Available Tenors of the applicable Benchmark Replacement, the corresponding tenor of the shorter duration shall be applied), the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Test Period” means, for any date of determination under this Agreement, the four consecutive fiscal quarters of the Parent Borrower most recently ended as of such date of determination for which financial statements are available, which in the case of Applicable ECF Percentage shall also be the fiscal year ended.

“Threshold Amount” means $50,000,000.

“Total Assets” means the total assets of the Parent Borrower and the Restricted Subsidiaries on a consolidated basis in accordance with GAAP, as shown on the most recent balance sheet of the Parent Borrower delivered pursuant to Section 6.01(a) or (b) (and, in the case of any determination relating to any incurrence of Indebtedness or any Investment, Restricted Payment or Permitted Acquisition or other acquisition, on a Pro Forma Basis including any property or assets being acquired or disposed of in connection therewith) or, for the period prior to the time any such statements are so delivered pursuant to Section 6.01(a) or (b), the Pro Forma Balance Sheet.

“Total Net Leverage Ratio” means, with respect to any Test Period, the ratio of (a) Consolidated Total Net Debt as of the last day of such Test Period to (b) Consolidated EBITDA of the Parent Borrower for such Test Period.

“Total Outstandings” means the aggregate Outstanding Amount of all Loans.

“Trailing Four Quarter Consolidated EBITDA” means Consolidated EBITDA for the most recently ended Test Period (determined on a Pro Forma Basis in accordance with Section 1.08).

“Transaction Expenses” means any fees, premiums, expenses or other costs incurred or paid by the Parent Borrower or any of its Subsidiaries in connection with the Transactions (including fees and expenses in connection with hedging transactions and this Agreement, the other Loan Documents, the ABL Financing Documents, the Unsecured Financing Documents and the transactions contemplated hereby and thereby).

“Transactions” means, collectively, (a) the funding of the Term B Loans and the issuance of the Unsecured Notes on the Closing Date and the execution and delivery of Loan Documents, any amendment to the ABL Financing Documents and the execution and delivery of the Unsecured Financing Documents to be entered into on the Closing Date, (b) the payment of Transaction Expenses and (e) the Closing Date Refinancing.

“Transformative Acquisition” means any acquisition by the Parent Borrower or any Restricted Subsidiary that (i) is not permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition, (ii) if permitted by the terms of the Loan Documents immediately prior to the consummation of such acquisition, would not provide the Parent Borrower and the other Restricted Subsidiaries with adequate flexibility under the Loan Documents for the continuation and/or expansion of their combined operations following such consummation, as determined by the Administrative Borrower acting in good faith based on projections of the combined business (and such projections shall have been delivered to the Administrative Agent) or (iii) results in a refinancing of the Term B Loans that involves an increase of such facility in connection with such acquisition.

“Treasury Capital Stock” has the meaning specified in Section 7.06(b)(ii).

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code (or similar code or statute) as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to perfect a security interest in or otherwise apply to any item or items of Collateral.

“United States” and “U.S.” mean the United States of America.

“United States Tax Compliance Certificate” has the meaning specified in Section 3.01(d)(ii)(C) and is in substantially the form of Exhibit I hereto.

“Unrestricted Subsidiary” means any Subsidiary of the Parent Borrower designated by the Board of Directors of the Administrative Borrower as an Unrestricted Subsidiary pursuant to Section 6.14 subsequent to the Closing Date.

“Unsecured Financing Documents” means the Unsecured Notes, the Unsecured Notes Indenture, the other “Notes Documents” (or such comparable term) as defined in the Unsecured Notes Indenture and each of the other agreements, documents and instruments providing for or evidencing any of the obligations thereunder, and any other document or instrument executed or delivered at any time in connection with the Unsecured Notes, to the extent such are effective at the relevant time, as each may be refinanced from time to time.

“Unsecured Notes” means the Parent Borrower’s 4 3⁄8% Senior Notes issued on the Closing Date under the Unsecured Notes Indenture.

“Unsecured Notes Indenture” means that certain Indenture, dated as of the date hereof, among the Parent Borrower, as issuer, and Ankura Trust Company, LLC, as trustee.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56.

“U.S. Special Resolution Regimes” has the meaning specified in Section 10.22.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:  (i) the sum of the products obtained by multiplying (a) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness; provided that AHYDO Payments and the effects of any prepayments or amortization made on such Indebtedness shall be disregarded in making such calculation.

“wholly-owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding Equity Interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yen” means the lawful currency of Japan.

Section 1.02      Other Interpretive Provisions.

With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)          The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)          The words “herein,” “hereto,” “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

(c)          References in this Agreement to an Exhibit, Schedule, Article, Section, clause or subclause refer (A) to the appropriate Exhibit or Schedule to, or Article, Section, clause or subclause in this Agreement or (B) to the extent such references are not present in this Agreement, to the Loan Document in which such reference appears.

(d)          The term “including” is by way of example and not limitation.

(e)          The word “or” is not exclusive.

(f)           The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(g)          In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.”

(h)          Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(i)           For purposes of determining compliance with any Section of Article VII at any time, in the event that any Lien, Investment, Indebtedness (at the time of incurrence or upon application of all or a portion of the proceeds thereof as permitted under the Loan Documents), Disposition, Restricted Payment, Affiliate transaction, Contractual Obligation or prepayment of Indebtedness meets the criteria of one or more than one of the categories of transactions permitted pursuant to any clause of such Sections, such transaction (or portion thereof) at any time shall be permitted under one or more of such clauses as determined by the Administrative Borrower in its sole discretion at such time (or any later time from time to time, in each case, as determined by the Administrative Borrower in its sole discretion at such time) and thereafter may be reclassified by the Administrative Borrower in any manner not prohibited by this Agreement.

(j)           The words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(k)          All references to any Person shall be constructed to include such Person’s successors and assigns (subject to any restriction on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

(l)           The words “principal amount” shall include the liquidation preference of any Disqualified Equity Interests and Preferred Stock.

(m)         For avoidance of doubt, except where the context shall otherwise require, any reference to any employee, director, officer, member of management, independent contractor, advisor, service provider or consultant shall refer to any future, current or former employee, director, officer, member of management, independent contractor, advisor, service provider or consultant.

(n)          All references to “in the ordinary course of business” of any Borrower or any Subsidiary thereof means (i) in the ordinary course of business of, or in furtherance of an objective that is in the ordinary course of business of any Borrower or such Subsidiary, as applicable, (ii) customary and usual in the industry or industries of the Borrowers and their Subsidiaries in the United States or any other jurisdiction in which the Borrowers or any Subsidiary does business, as applicable, or (iii) generally consistent with the past or current practice of the Borrowers or such Subsidiary, as applicable, or any similarly situated businesses in the United States or any other jurisdiction in which the Borrowers or any Subsidiary does business, as applicable.

(o)          All references to “knowledge” of any Loan Party or any Restricted Subsidiary means the actual knowledge of a Responsible Officer.

(p)          All certifications to be made hereunder by an officer or representative of a Loan Party shall be made by such person in his or her capacity solely as an officer or a representative of such Loan Party, on such Loan Party’s behalf and not in such Person’s individual capacity.

(q)          Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company shall constitute a separate Person hereunder (and each division of any limited liability company that is a Subsidiary, Restricted Subsidiary, Unrestricted Subsidiary, joint venture or any other like term shall also constitute such a Person or entity), and to the extent any covenant in any Loan Document is applicable to such limited liability company immediately prior to such division, such covenant shall apply to any Person resulting from such division immediately after such division. For the avoidance of doubt, for purposes of Section 6.11, any Person resulting from such division of a Restricted Subsidiary constitutes a new Restricted Subsidiary that is created or acquired after the Closing Date.

Section 1.03      Accounting Terms.

All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, except as otherwise specifically prescribed herein. Notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared without giving effect to any election under FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof. Notwithstanding any other provision contained herein, (a) any obligation of any Person that would have been treated as an operating lease for purposes of GAAP as of December 14, 2018 (whether or not such obligation was in effect on such date) shall be accounted for as an operating lease for purposes of this Agreement, notwithstanding any actual or proposed change in GAAP (whether on a prospective or retroactive basis) after such date and shall not be treated as Indebtedness, Attributable Indebtedness or a Capitalized Lease and (b) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to Statement of Financial Accounting Standards 141R or ASC 805 (or any other financial accounting standard having a similar result or effect).

Section 1.04      Rounding.

Any financial ratios required to be maintained by the Parent Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

Section 1.05      References to Agreements, Laws, Etc.

Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents, the ABL Financing Documents and the Unsecured Financing Documents) and other Contractual Obligations shall be deemed to include all subsequent amendments, restatements, refinancings, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, refinancings, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law. Any term or section reference herein or in the other Loan Documents which refers to a defined term or section reference in any Organization Document, agreement, Contractual Obligation or Law shall be deemed to be a cross-reference to the same or comparable defined term or section reference, as applicable, in any such amendment, refinancing, restatement, renewal, restructuring, extension, supplement or other modification to such Organization Document, agreement, Contractual Obligation or any such consolidation, amendment, replacement, supplement or interpretation of such Law.

Section 1.06      Times of Day.

Unless otherwise specified, all references herein to times of day shall be references to New York, New York time (daylight or standard, as applicable).

Section 1.07      Timing of Payment or Performance.

Except as otherwise provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Section 1.08      Pro Forma Calculations.

(a)            Notwithstanding anything to the contrary herein, financial ratios and tests, including the Total Net Leverage Ratio, the Senior Secured Net Leverage Ratio, the First Lien Net Leverage Ratio, the Fixed Charge Coverage Ratio and compliance with covenants determined by reference to Consolidated EBITDA or Total Assets, shall be calculated in the manner prescribed by this Section 1.08; provided that notwithstanding anything to the contrary in clauses (b), (c), (d) or (e) of this Section 1.08, (A) when calculating any such ratio or test for purposes of the definition of “Applicable Rate”, the events described in this Section 1.08 that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect and (B) when calculating any such ratio or test for purposes of the incurrence of any Indebtedness, cash and Cash Equivalents resulting from the incurrence of such Indebtedness shall be excluded from the pro forma calculation of any applicable ratio or test for purposes of determining net Indebtedness. In addition, whenever a financial ratio or test is to be calculated on a pro forma basis, the reference to the “Test Period” for purposes of calculating such financial ratio or test shall be deemed to be a reference to, and shall be based on, the most recently ended Test Period for which internal financial statements of the Parent Borrower are available (as determined in good faith by the Administrative Borrower). For the avoidance of doubt, the provisions of the foregoing sentence shall not apply for purposes of calculating any such ratio or test for purposes of the definition of “Applicable Rate”, which shall be based on the financial statements delivered pursuant to Section 6.01(a) or (b), as applicable, for the relevant Test Period.

(b)            For purposes of calculating any financial ratio or test or compliance with any covenant determined by reference to Consolidated EBITDA or Total Assets, Specified Transactions (with any incurrence or repayment of any Indebtedness in connection therewith to be subject to clause (d) of this Section 1.08 (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit)) that have been made (i) during the applicable Test Period or (ii) if applicable as described in clause (a) above, subsequent to such Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made shall be calculated on a pro forma basis assuming that all such Specified Transactions (and any increase or decrease in Consolidated EBITDA, Total Assets and the component financial definitions used therein attributable to any Specified Transaction) had occurred on the first day of the applicable Test Period (or, in the case of Total Assets, on the last day of the applicable Test Period). If since the beginning of any applicable Test Period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Parent Borrower or any of its Restricted Subsidiaries since the beginning of such Test Period shall have made any Specified Transaction that would have required adjustment pursuant to this Section 1.08, then such financial ratio or test (or Consolidated EBITDA or Total Assets) shall be calculated to give pro forma effect thereto in accordance with this Section 1.08.

(c)            Whenever pro forma effect is to be given to the Transactions, a Specified Transaction or the implementation of an operational initiative or operational change, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Administrative Borrower and may include, for the avoidance of doubt, the amount of “run-rate” cost savings, operating expense reductions, operating initiatives, other operating improvements and synergies projected by the Administrative Borrower in good faith to be realized as a result of specified actions taken, committed to be taken or expected to be taken (in the good faith determination of the Administrative Borrower) (calculated on a pro forma basis as though such cost savings, operating expense reductions, operating initiatives, other operating improvements and synergies had been realized on the first day of such period and as if such cost savings, operating expense reductions and synergies were realized during the entirety of such period) and “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken (including any savings expected to result from the elimination of a public target’s compliance costs with public company requirements) net of the amount of actual benefits realized during such period from such actions, and any such adjustments shall be included in the initial pro forma calculations of such financial ratios or tests and during any subsequent Test Period in which the effects thereof are expected to be realized relating to the Transactions, such Specified Transaction or such implementation of an operational initiative or operational change; provided that (A) such amounts are reasonably identifiable and factually supportable in the good faith judgment of the Administrative Borrower, (B) except as set forth in the definition of Consolidated EBITDA, such actions are taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken no later than twenty-four (24) months after the date of the Transactions, such Specified Transaction or implementation of such operational initiative or operational change, (C) no amounts shall be added pursuant to this clause (c) to the extent duplicative of any amounts that are otherwise added back in computing Consolidated EBITDA (or any other components thereof), whether through a pro forma adjustment or otherwise, with respect to such period, (D) it is understood and agreed that, subject to compliance with the other provisions of this Section 1.08(c), amounts to be included in pro forma calculations pursuant to this Section 1.08(c) may be included in Test Periods in which the Specified Transaction to which such amounts relate to is no longer being given pro forma effect pursuant to Section 1.08(b) and (E) any increase in Consolidated EBITDA as a result of cost savings, operating expense reductions, operating initiatives, other operating improvements and synergies pursuant to this Section 1.08(c) (other than related to the Transactions) shall be subject to the limitation set forth in clause (a)(vii) of the definition of Consolidated EBITDA.

(d)            In the event that (w) the Parent Borrower or any of its Restricted Subsidiaries incurs (including by assumption or guarantees) or repays (including by redemption, repayment, amortization, retirement, discharge, defeasance or extinguishment) any Indebtedness (other than Indebtedness incurred or repaid under any revolving credit facility or line of credit), (x) the Parent Borrower or any of its Restricted Subsidiaries issues, repurchases or redeems Disqualified Equity Interests, (y) any Restricted Subsidiary issues, repurchases or redeems Preferred Stock or (z) any Borrower or any of its Restricted Subsidiaries establishes or eliminates (or designates or undesignates) any Designated Revolving Commitments, in each case included in the calculations of any financial ratio or test, (i) during the applicable Test Period or (ii) subsequent to the end of the applicable Test Period and prior to or simultaneously with the event for which the calculation of any such ratio is made, then such financial ratio or test shall be calculated giving pro forma effect to such incurrence or repayment of Indebtedness, or such issuance or redemption of Disqualified Equity Interests or Preferred Stock, in each case to the extent required, as if the same had occurred on the last day of the applicable Test Period (except in the case of the Fixed Charge Coverage Ratio (or similar ratio), in which case such incurrence, assumption, guarantee, redemption, repayment, retirement, discharge, defeasance or extinguishment of Indebtedness or such issuance, repurchase or redemption of Disqualified Equity Interests or Preferred Stock will be given effect, as if the same had occurred on the first day of the applicable Test Period) and for all purposes, such financial ratio or test shall be calculated giving pro forma effect to the full amount of any undrawn Designated Revolving Commitments as if such full amount of Indebtedness thereunder had been incurred thereunder throughout such period.

(e)            If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of the event for which the calculation of the Fixed Charge Coverage Ratio (or similar ratio) is made had been the applicable rate for the entire period (taking into account any interest hedging arrangements applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of the Administrative Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency Rate interbank offered rate, or other rate, shall be determined to have been based upon the rate actually chosen, or if none, then based upon such optional rate chosen as the Parent Borrower or such Restricted Subsidiaries may designate.

(f)            (I) In connection with the calculation of the Total Net Leverage Ratio, the Senior Secured Net Leverage Ratio, the First Lien Net Leverage Ratio or the Fixed Charge Coverage Ratio for purposes of incurring Indebtedness (including Preferred Stock) or Disqualified Equity Interests under this Agreement, no effect (pro forma or otherwise) shall be given to any Indebtedness (or Preferred Stock) or Disqualified Equity Interests being incurred (or commitments obtained) on the same date (or on a such other subsequent date which otherwise require Pro Forma Effect to be given to such incurrence (or obtaining of commitments)) pursuant to any fixed dollar basket or basket based on Consolidated EBITDA; and (II) in connection with the calculation of the Total Net Leverage Ratio, the Senior Secured Net Leverage Ratio, the First Lien Net Leverage Ratio or the Fixed Charge Coverage Ratio for purposes of incurring any Lien under this Agreement, no effect (pro forma or otherwise) shall be given to any Liens being incurred on the same date (or on a such other subsequent date which otherwise require Pro Forma Effect to be given to such incurrence) pursuant to any fixed dollar basket or basket based on Consolidated EBITDA.

(g)            Notwithstanding anything in this Agreement or any Loan Document to the contrary, when (a) determining compliance with any provision of this Agreement which requires the calculation of the Fixed Charge Coverage Ratio, the First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio or the Total Net Leverage Ratio, (b) determining compliance with any provision of this Agreement which requires that no Default or Event of Default has occurred, is continuing or would result therefrom, (c) determining compliance with any provision of this Agreement which requires compliance with any representations and warranties set forth herein or (d) testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated EBITDA), in each case in connection with a Limited Condition Transaction, the date of determination of such ratio or other provisions, determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom, determination of compliance with any representations or warranties or the availability under any baskets shall, at the option of the Administrative Borrower (the Administrative Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”, which LCT Election may be in respect of one or more of clauses (a), (b), (c) and (d) above), be deemed to be the date the definitive agreements (or other relevant definitive documentation) for such Limited Condition Transaction are entered into (the “LCT Test Date”). If on a pro forma basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence or issuance of Indebtedness, Disqualified Equity Interests or Preferred Stock and the use of proceeds thereof), with such ratios and other provisions calculated as if such Limited Condition Transaction or other transactions had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date for which internal financial statements are available (as determined in good faith by the Administrative Borrower), the Parent Borrower could have taken such action on the relevant LCT Test Date in compliance with the applicable ratios, default provisions or other provisions, such ratios, default provisions or other provisions shall be deemed to have been complied with on such date. For the avoidance of doubt, (i) if, following the LCT Test Date, any of such ratios, default provisions or other provisions are exceeded or breached as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA or other components of such ratio (including due to fluctuations of the Target of any Limited Condition Transaction, including its cash and Cash Equivalents or the amount of such Indebtedness)) or other provisions at or prior to the consummation of the relevant Limited Condition Transaction, such ratios, default provisions or other provisions will not be deemed to have been exceeded or failed to have been satisfied as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (ii) such ratios and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Transaction or related Specified Transactions. If the Administrative Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, basket availability or compliance with any other provision hereunder on or following the relevant LCT Test Date and prior to the earliest of the date on which such Limited Condition Transaction is consummated and the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction, any such ratio, basket or compliance with any other provision hereunder shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence or issuance of Indebtedness, Disqualified Equity Interests or Preferred Stock, and the use of proceeds thereof) had been consummated on the LCT Test Date; provided that for purposes of any such calculation of the Fixed Charges Coverage Ratio, Fixed Charges will be calculated using an assumed interest rate for the Indebtedness to be incurred in connection with such Limited Condition Transaction based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by the Administrative Borrower in good faith.

Section 1.09      Currency Generally.

For purposes of determining compliance with Sections 7.01, 7.03, 7.05, 7.06 and 7.13 and the definition of Permitted Investments with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time such Indebtedness or Investment is incurred (so long as such Indebtedness or Investment, at the time incurred, made or acquired, was permitted hereunder).

For purposes of determining the Senior Secured Net Leverage Ratio, the First Lien Net Leverage Ratio, the Total Net Leverage Ratio or any other leverage-based ratio or test under this Agreement, the amount of Indebtedness shall reflect the currency translation effects, determined in accordance with GAAP, of Swap Contracts permitted hereunder for currency exchange risks with respect to the applicable currency in effect on the date of determination of the Dollar equivalent of such Indebtedness.

Article II.
THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01      The Loans.

(a)            The Term Borrowings. (i) Subject to the terms and conditions set forth herein and in the Second Amendment, each Term Lender severally agrees to make to the Parent Borrower on the Closing Date one or more loans denominated in Dollars in an aggregate amount not to exceed the amount of such Term Lender’s Term B Commitment; and (ii) subject to the terms and conditions set forth in any Incremental Amendment or Refinancing Amendment providing for, as applicable, the making, exchange, renewal, replacement or refinancing of Term Loans, each Term Lender party thereto severally agrees to, as applicable, make, exchange, renew or replace Term Loans on the date specified therein in an aggregate amount not to exceed the amount of such Term Lender’s applicable Term Commitment as set forth therein. Amounts borrowed, exchanged, renewed or replaced under this Section 2.01(a) and repaid or prepaid may not be reborrowed. Term Loans may be Base Rate Loans or Eurocurrency Rate Loans, as further provided herein.

(b)            [Reserved].

Section 2.02      Borrowings, Conversions and Continuations of Loans.

(a)            Each Term Borrowing, each conversion of Term Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Administrative Borrower’s irrevocable notice to the Administrative Agent (provided that the notices in respect of the initial Credit Extensions, or in connection with any Permitted Acquisition or other transaction permitted under this agreement, may be conditioned on the occurrence of the Closing Date or the occurrence of such Permitted Acquisition or other transaction, as applicable, so long as the Borrowers indemnify the Lenders for any amounts that would be payable under Section 3.05), which may be given by (A) telephone, or (B) a Committed Loan Notice; provided that any telephonic notice (which shall be accompanied by an electronic mail notice prior to funding) by the Administrative Borrower must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice no later than the date of funding, appropriately completed and signed by a Responsible Officer of the Administrative Borrower.  Each such Committed Loan Notice must be received by the Administrative Agent not later than 12:00 noon (x) three (3) Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans, any conversion of Base Rate Loans to Eurocurrency Rate Loans or any Borrowing of, continuation of or conversion into Loans that are denominated in a currency other than Dollars pursuant to Section 2.02(a)(vi) below or (y) on the requested date of any Borrowing of Base Rate Loans. Except as provided in Section 2.14, 2.15 or 2.16, each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a minimum principal amount of $1,000,000, or a whole multiple of $500,000 in excess thereof. Except as provided in Section 2.14, 2.15 or 2.16, each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrowers are requesting a Term Borrowing, a conversion of Term Loans from one Type to the other or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Class and Type of Loans to be borrowed or the Type of Loans to which existing Term Loans are to be converted, (v) if applicable, the duration of the Interest Period with respect thereto, (vi) with respect to Eurocurrency Rate Loans only, the currency of Loans to be borrowed, converted or continued, (vii) the Parent Borrower or Subsidiary Borrower to which such Loan shall be made and (viii) wire instructions of the account(s) to which funds are to be disbursed (it being understood, for the avoidance of doubt, that the amount to be disbursed to any particular account may be less than the minimum or multiple limitations set forth above so long as the aggregate amount to be disbursed to all such accounts pursuant to such Borrowing meets such minimums and multiples). If the Administrative Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall made or continued as the same Type of Loan, which if a Eurocurrency Rate Loan shall have a one month Interest Period. Any such automatic continuation of Eurocurrency Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Administrative Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b)            Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Pro Rata Share or other applicable share provided for under this Agreement of the applicable Class of Loans, and if no timely notice of a conversion or continuation is provided by the Administrative Borrower, the Administrative Agent shall notify each Lender of the details of any automatic continuation of Eurocurrency Rate Loans or continuation of Loans described in Section 2.02(a). In the case of each Borrowing, each Appropriate Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 2:00 p.m. on the Business Day specified in the applicable Committed Loan Notice. The Administrative Agent shall make all funds so received available to the Borrowers in like funds as received by the Administrative Agent either by (i) crediting the account(s) of the Borrowers on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided by the Borrowers to (and reasonably acceptable to) the Administrative Agent.

(c)            Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the Borrowers pay the amount due, if any, under Section 3.05 in connection therewith. During the occurrence and during the continuation of an Event of Default, the Administrative Agent or the Required Lenders may require by notice to the Borrowers that no Loans may be converted to or continued as Eurocurrency Rate Loans.

(d)            The Administrative Agent shall promptly notify the Borrowers and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrowers and the Lenders of any change in the Administrative Agent’s prime rate used in determining the Base Rate promptly following the public announcement of such change.

(e)            After giving effect to all Term Borrowings, all conversions of Term Loans from one Type to the other, and all continuations of Term Loans as the same Type, there shall not be more than ten (10) Interest Periods in effect unless otherwise agreed between the Borrowers and the Administrative Agent.

(f)            The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g)            Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing, or in the case of Base Rate Loans, prior to 1:00 p.m. on the date of such Borrowing, that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such Borrowing, the Administrative Agent may assume that such Lender has made such Pro Rata Share or other applicable share provided for under this Agreement available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (b) above, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and the Borrowers severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrowers until the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrowers, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Overnight Rate plus any administrative, processing, or similar fees customarily charged by the Administrative Agent in accordance with the foregoing. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.02(g) shall be conclusive in the absence of manifest error. If the Borrowers and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrowers the amount of such interest paid by the Borrowers for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrowers shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(h)            Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all of the portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Administrative Borrower, the Administrative Agent and such Lender.

Section 2.03      [Reserved].

Section 2.04      [Reserved].

Section 2.05      Prepayments.

(a)            Optional. (i)  The Borrowers may, upon notice to the Administrative Agent by the Borrowers, at any time or from time to time voluntarily prepay any Class or Classes of Term Loans and Revolving Credit Loans of any Class or Classes in whole or in part without premium or penalty (other than as required by Section 3.05 and except as provided in Section 2.05(a)(vi) below); provided that (1) such notice must be received by the Administrative Agent not later than 11:30 a.m. (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) on the date of prepayment of Base Rate Loans; (2) any prepayment of Eurocurrency Rate Loans shall be in a minimum principal amount of $1,000,000, or a whole multiple of $500,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding; and (3) any prepayment of Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans to be prepaid. The Administrative Agent will promptly notify each Appropriate Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such prepayment. If such notice is given by the Borrowers, the Borrowers shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 2.05(a)(vi) and Section 3.05. In the case of each prepayment of the Loans pursuant to this Section 2.05(a), the Borrowers may in its sole discretion select the Class or Classes of Borrowing or Borrowings (and the order of maturity of principal payments) to be repaid, and such payment shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Shares or other applicable share provided for under this Agreement. Notwithstanding anything to the contrary in this Agreement, (x) after any Extension, the Borrower may voluntarily prepay any Borrowing of any Class of non-extended Term Loans or non-extended Revolving Credit Loans (and terminate the related Revolving Credit Commitment) pursuant to which the related Extension Request was made without any obligation to prepay the corresponding Extended Term Loans or may voluntarily prepay any Borrowing of any Extended Term Loans or Extended Revolving Credit Loans (and terminate the related Extended Revolving Credit Commitment) pursuant to which the related Extension Request was made without any obligation to voluntarily prepay the corresponding non-extended Term Loans or non-extended Revolving Credit Loans and (y) after the incurrence or issuance of any Incremental Term Loans, Incremental Revolving Loans, Refinancing Term Loans, Refinancing Revolving Loans or Replacement Term Loans, the Borrower may voluntarily prepay (and terminate the related Commitment with respect to) any Borrowing of any Term B Loans or Revolving Credit Loans without any obligation to voluntarily prepay (or terminate the related Commitment with respect to) any Class of Incremental Term Loans, Incremental Revolving Loans, Refinancing Term Loans, Refinancing Revolving Loans or Replacement Term Loans, or may voluntarily prepay (and terminate the related Commitment with respect to) any Borrowing of any Class of Incremental Term Loans, Incremental Revolving Loans, Refinancing Term Loans, Refinancing Revolving Loans or Replacement Term Loans without any obligation to voluntarily prepay (or terminate the related Commitment with respect to) the Term B Loans, any other Term Loans or any Revolving Credit Loans; provided that any Incremental Loans effected as a Term Loan Increase or a Revolving Commitment Increase to any existing Class of Term Loans or Revolving Credit Loans and such existing Class of Term Loans or Revolving Credit Loans, as applicable, shall in all events be voluntarily prepaid on a pro rata basis.

(ii)            [Reserved].

(iii)            Notwithstanding anything to the contrary contained in this Agreement, the Borrowers may rescind (or delay the date of prepayment identified in) any notice of prepayment under Section 2.05(a)(i) if such prepayment would have resulted from a refinancing of all or a portion of the applicable Facility or the occurrence of another event, which refinancing or other event shall not be consummated or shall otherwise be delayed; provided that the Borrowers shall pay to the applicable Lenders all amounts payable under Section 3.05 in connection with such rescission.

(iv)            Voluntary prepayments (including contributions, assignments, open market purchases or transfers of any Class of Term Loans to the Borrowers under Section 10.07(l), which shall be deemed voluntary prepayments of the principal amount of the applicable Term Loans for purposes of this paragraph) of any Class of Term Loans permitted hereunder shall be applied to the remaining scheduled installments of principal thereof pursuant to Section 2.07(a) in a manner determined at the discretion of the Borrowers and specified in the notice of prepayment (and absent such direction, in direct order of maturity); and, subject to the other limitations expressly set forth in this Agreement, the Borrowers may elect to apply voluntary prepayments of Term Loans to one or more Class or Classes of Term Loans selected by the Borrowers.

(v)            Notwithstanding anything in any Loan Document to the contrary, in addition to the terms set forth in Sections 2.05(a)(i) and 10.07, so long as no Event of Default has occurred and is continuing, any Borrower Party may (i) purchase outstanding Term Loans on a non-pro rata basis through open market purchases or (ii) prepay the outstanding Term Loans (which shall, for the avoidance of doubt, be automatically and permanently canceled immediately upon such prepayment), on the following basis:

(A)            Any Borrower Party shall have the right to make a voluntary prepayment of Term Loans at a discount to par pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers (any such prepayment, the “Discounted Term Loan Prepayment”), in each case made in accordance with this Section 2.05(a)(v) and without premium or penalty (other than as required by Section 3.05 and except as provided in Section 2.05(a)(vi) below).

(B)            (1)  Any Borrower Party may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with five (5) Business Days’ notice (or such shorter period as agreed by the Auction Agent) in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the applicable Borrower Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual Class basis, (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable Class, the Class or Classes of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(a)(v)(B)), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., on the third Business Day after the date of delivery of such notice to such Lenders (which date may be extended for a period not exceeding three (3) Business Days upon notice by the applicable Borrower Party to, and with the consent of, the Auction Agent) (the “Specified Discount Prepayment Response Date”).

(2)            Each Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its applicable then outstanding Term Loans at the Specified Discount and, if so (such accepting Lender, a “Discount Prepayment Accepting Lender”), the amount and the Classes of such Lender’s Term Loans to be prepaid at such offered discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3)            If there is at least one Discount Prepayment Accepting Lender, the relevant Borrower Party will make a prepayment of outstanding Term Loans pursuant to this paragraph (B) to each Discount Prepayment Accepting Lender on the Discounted Prepayment Effective Date in accordance with the respective outstanding amount and Classes of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2) above; provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the relevant Borrower Party of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date, the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the Classes of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, Class and Type of Term Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower Party and such Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower Party shall be due and payable by such Borrower Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C)            (1)  Any Borrower Party may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice (or such shorter period as agreed by the Auction Agent) in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Borrower Party, to (x) each Term Lender and/or (y) each Term Lender with respect to any Class of Term Loans on an individual Class basis, (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the Class or Classes of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant Class of Term Loans willing to be prepaid by such Borrower Party (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(a)(v)(C)), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by a Borrower Party shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., on the third Business Day after the date of delivery of such notice to such Lenders (which date may be extended for a period not exceeding three (3) Business Days upon notice by the applicable Borrower Party to, and with the consent of, the Auction Agent) (the “Discount Range Prepayment Response Date”). Each Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable Class or Classes and the maximum aggregate principal amount and Classes of such Lender’s Term Loans (the “Submitted Amount”) such Term Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2)            The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). The relevant Borrower Party agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by the Auction Agent within the Discount Range by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Term Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Term Lender, a “Participating Lender”).

(3)            If there is at least one Participating Lender, the relevant Borrower Party will prepay the respective outstanding Term Loans of each Participating Lender on the Discounted Prepayment Effective Date in the aggregate principal amount and of the Classes specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than the Applicable Discount exceeds the Discount Range Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the relevant Borrower Party of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, the aggregate principal amount of the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and Classes of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and Classes of such Term Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the relevant Borrower Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the applicable Borrower Party shall be due and payable by such Borrower Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D)            (1)  Any Borrower Party may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with five (5) Business Days’ notice (or such shorter period as agreed by the Auction Agent) in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of such Borrower Party, to (x) each Term Lender and/or (y) each Lender with respect to any Class of Term Loans on an individual Class basis, (II) any such notice shall specify the maximum aggregate amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the Class or Classes of Term Loans the applicable Borrower Party is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different Classes of Term Loans and, in such event, each such offer will be treated as a separate offer pursuant to the terms of this Section 2.05(a)(v)(D)), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $5,000,000 and whole increments of $1,000,000 in excess thereof and (IV) each such solicitation by a Borrower Party shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each Appropriate Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., on the third Business Day after the date of delivery of such notice to such Term Lenders (which date may be extended for a period not exceeding three (3) Business Days upon notice by the Borrower Party to the Auction Agent) (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loans and the maximum aggregate principal amount and Classes of such Term Loans (the “Offered Amount”) such Term Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2)            The Auction Agent shall promptly provide the relevant Borrower Party with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. Such Borrower Party shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Borrower Party in its sole discretion (the “Acceptable Discount”), if any. If the Borrower Party elects, in its sole discretion, to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by such Borrower Party from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Borrower Party shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower Party by the Acceptance Date, such Borrower Party shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3)            Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (with the consent of such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the Classes of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the relevant Borrower Party at the Acceptable Discount in accordance with this Section 2.05(a)(v)(D). If the Borrower Party elects to accept any Acceptable Discount, then the Borrower Party agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Term Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro-rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Borrower Party will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the Classes specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with such Borrower Party and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the relevant Borrower Party of the Discounted Prepayment Effective Date, the Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the Classes to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, the Acceptable Prepayment Amount of all Term Loans and the Classes to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the Classes of such Term Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Borrower Party and Term Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Borrower Party shall be due and payable by such Borrower Party on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E)            In connection with any Discounted Term Loan Prepayment, the Borrower Parties and the Term Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary, reasonable and documented fees and out-of-pocket expenses from a Borrower Party in connection therewith.

(F)            If any Term Loan is prepaid in accordance with paragraphs (B) through (D) above, a Borrower Party shall prepay such Term Loans on the Discounted Prepayment Effective Date without premium or penalty (other than as required by Section 3.05 and except as provided in Section 2.05(a)(vi) below). The relevant Borrower Party shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in immediately available funds not later than 1:00 p.m. on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the relevant tranche or Class of Term Loans as the applicable Borrower Party shall so specify in the applicable offer. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.05(a)(v) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, and shall be applied to the relevant Term Loans of such Lenders in accordance with their respective Pro Rata Share or other applicable share under this Agreement. The aggregate principal amount of the Classes and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the Classes of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment. In connection with each prepayment pursuant to this Section 2.05(a)(v), each Lender participating in any prepayment described in this Section 2.05(a)(v) acknowledges and agrees that in connection therewith, (1) the Borrowers or any Borrower Party then may have, and later may come into possession of, Excluded Information, (2) such Lender has independently, and without reliance on the Borrowers, any of their Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to participate in such prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information, (3) none of the Borrowers, Borrower Parties or any of their respective Affiliates shall be required to make any representation that it is not in possession of Material Non-Public Information and all parties to the relevant transactions shall render customary “big boy” disclaimer letters, (4) none of the Borrowers, their Subsidiaries, the Administrative Agent or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrowers, their Subsidiaries, the Administrative Agent and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information, and (5) the Excluded Information may not be available to the Administrative Agent or the other Lenders.

(G)            To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent with the provisions in this Section 2.05(a)(v), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the applicable Borrower Party.

(H)            Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.05(a)(v), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon the Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I)            Each of the Borrower Parties and the Term Lenders acknowledge and agree that the Auction Agent may perform any and all of its duties under this Section 2.05(a)(v) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.05(a)(v) as well as activities of the Auction Agent.

(J)            Each Borrower Party shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date, Discount Range Prepayment Response Date or Solicited Discounted Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Borrower Party to make any prepayment to a Lender, as applicable, pursuant to this Section 2.05(a)(v) shall not constitute a Default or Event of Default under Section 8.01 or otherwise).

(vi)            Notwithstanding the foregoing, in the event that, prior to the date that is the six month anniversary of the Closing Date, any Borrower (x) voluntarily prepays, repays, refinances, substitutes or replaces any Term B Loans pursuant to a Repricing Transaction or makes any prepayment pursuant to Section 2.05(b)(iii) or (iv) that constitutes a Repricing Transaction, or (y) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrowers shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lenders, (I) in the case of clause (x), a prepayment fee of 1.00% of the aggregate principal amount of the Term B Loans so prepaid, repaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable Term B Loans outstanding immediately prior to such amendment that is subject to such Repricing Transaction. Such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction.

(b)            Mandatory. (i)  Commencing with the fiscal year ended December 31, 2022, within five (5) Business Days after the applicable Compliance Certificate for such fiscal year has been delivered pursuant to Section 6.02(a) (such date, the “ECF Payment Date”), the Borrowers shall, subject to clause (b)(vii) of this Section 2.05, cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to (A) the Applicable ECF Percentage of Excess Cash Flow, if any, for the fiscal year covered by such financial statements minus (B) the sum of (1) all voluntary prepayments or repurchases in cash of (x) Term Loans or Incremental Equivalent Debt secured by any Applicable Lien or other Indebtedness constituting First Lien Obligations (other than Indebtedness described in clause (2)), or (y) any refinancing, replacement or extension of any of the foregoing (in each case, including any debt buyback conducted pursuant to a Dutch auction or open market purchase), in each case, during such fiscal year (to the extent not deducted from Excess Cash Flow in any prior period or pursuant to this clause (B) in the prior year) or after such fiscal year-end and prior to the ECF Payment Date (limited in the case of any voluntary prepayments made pursuant to Section 2.05(a)(v) or Section 10.07(l), and in the case of repurchases of Indebtedness made at a discount to par, to the discounted amount actually paid in cash in respect of the principal amount of Term Loans or other Indebtedness (as opposed to the face amount so prepaid or repurchased)), (2) all voluntary prepayments of ABL Revolving Loans, Revolving Credit Loans and other revolving loans constituting First Lien Obligations during such fiscal year (to the extent not deducted from Excess Cash Flow in any prior period or this clause (B) in the prior year) or after year-end and prior to the ECF Payment Date, to the extent the ABL Revolving Credit Commitments, the Revolving Credit Commitments or revolving commitments in respect of such other revolving loans, as the case may be, are permanently reduced by the amount of such payments, (3) the amount of Investments (other than Investments in the Borrowers or any of its Restricted Subsidiaries) made in cash during such period, and including, in each case, the payment of any related earnout or similar payment related to any such Investment during such fiscal year (to the extent not deducted from Excess Cash Flow in any prior period or this clause (B) in the prior year) or after year-end and prior to the ECF Payment Date and (4) the amount of Restricted Payments (other than Restricted Payments made in reliance on Section 7.06(a) and 7.06(b)(xviii)) paid in cash during such period to any Person that is not the Parent Borrower or a Restricted Subsidiary (including, in each case, the payment of any related earnout or similar payment related to any such Restricted Investment) during such fiscal year (to the extent not deducted from Excess Cash Flow in any prior period or this clause (B) in the prior year) or after year-end and prior to the ECF Payment Date and, in the case of each of the immediately preceding clauses (B)(1) through (B)(4), except to the extent such payments are funded with the proceeds of long-term Indebtedness (other than revolving Indebtedness) of a Borrower or any of its Restricted Subsidiaries; provided that a prepayment of Term Loans pursuant to this Section 2.05(b)(i) in respect of any fiscal year shall only be required in the amount (if any) by which aggregate amount that would otherwise be due for such fiscal year exceeds $15,000,000; provided, further, that to the extent the sum of the amounts specified in clause (B) exceed the prepayments required to be made pursuant to clause (A), the full amount of any such excess shall carry over and be deducted from required payments in subsequent years until such time as no excess remains.

(ii)            If any Borrower or any of its Restricted Subsidiaries Disposes of any property or assets (other than any Disposition of any property or assets permitted by Section 7.05(a), (b), (c), (d), (e), (f) (except as set forth in the proviso thereof), (g), (h), (i), (k), (l), (m), (n), (o), (p), (q), (r), (s), (t), (u), (v), (w), (x), (z), (y) or (aa)) or (2) any Casualty Event occurs, which results in the receipt by any Borrower or any of its Restricted Subsidiaries of Net Proceeds, the Borrowers shall cause to be prepaid on or prior to the date which is ten (10) Business Days after the date of the receipt by any Borrower or such Restricted Subsidiary of such Net Proceeds (or if the Parent Borrower or any Restricted Subsidiary intends to use proceeds of any such non-excluded Disposition within the applicable Reinvestment Period or has contractually committed prior to the last day of such Reinvestment Period to use such proceeds, in each case in accordance with the first proviso in clause (a) of the definition of Net Proceeds, the Borrowers shall cause to be prepaid any such proceeds constituting Net Proceeds in accordance with such proviso on or prior to the date which is ten (10) Business Days after the expiration of such Reinvestment Period), subject to clause (b)(vii) of this Section 2.05, an aggregate principal amount of Term Loans in an amount equal to 100% of all such Net Proceeds received.

(iii)            If any Borrower or any of its Restricted Subsidiaries incurs or issues any Indebtedness, Disqualified Equity Interests or Preferred Stock from and after the Closing Date not permitted to be incurred or issued pursuant to Section 7.03, the Borrowers shall cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to 100% of all Net Proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt by such Borrower or such Restricted Subsidiary of such Net Proceeds.

(iv)            If any Borrower incurs or issues any Refinancing Term Loans, Refinancing Revolving Loans or Refinancing Equivalent Debt to refinance any Class (or Classes) of Loans resulting in Net Proceeds (as opposed to such Refinancing Term Loans, Refinancing Revolving Loans or Refinancing Equivalent Debt arising out of an exchange of existing Term Loans or Revolving Credit Loans for such Refinancing Term Loans, Refinancing Revolving Loans or Refinancing Equivalent Debt), the Borrowers shall cause to be prepaid an aggregate principal amount of such Class (or Classes) of Loans so refinanced in an amount equal to 100% of all Net Proceeds (other than any amounts applied to accrued and unpaid interest, tender premium, prepayment penalty or premium on the applicable Refinanced Debt or to defeasance costs and any fees and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness) received therefrom on or prior to the date which is five (5) Business Days after the receipt by the Borrowers of such Net Proceeds.

(v)            [Reserved].

(vi)            Each prepayment of Term Loans pursuant to this Section 2.05(b), (A) shall be applied either (x) ratably to each Class of Term Loans then outstanding, except that the Borrowers may direct that any proceeds of Refinancing Term Loans, Refinancing Revolving Loans or Refinancing Equivalent Debt shall be applied to the Class or Classes of Term Loans being refinanced as selected by the Borrowers or (y) as requested by the Borrowers in the notice delivered pursuant to clause (vii) below, to any Class or Classes of Term Loans with an earlier Maturity Date as compared with the remaining Classes of Term Loans then outstanding, (B) shall be applied, with respect to each such Class for which prepayments will be made, in a manner determined at the discretion of the Borrowers in the applicable notice and, if not specified, in direct order of maturity to repayments thereof required pursuant to Section 2.07(a) (for the avoidance of doubt, such application shall be unaffected by whether or not there are any Declined Proceeds resulting from such mandatory prepayment) and (C) shall be paid to the Appropriate Lenders in accordance with their respective Pro Rata Share (or other applicable share provided by this Agreement) of each such Class of Term Loans, subject to clause (vii) of this Section 2.05(b). Notwithstanding clause (A) above, any Incremental Amendment, Refinancing Amendment or Extension Amendment may provide (including on an optional basis as elected by the Borrowers) for a less than ratable application of prepayments to any Class of Term Loans established thereunder. Notwithstanding any other provision herein, if at the time that any such prepayment under Section 2.05(b)(i) or (b)(ii) would be required, any Borrower (or any of its Restricted Subsidiaries) is required to prepay or offer to repurchase Indebtedness that is secured by Liens on a pari passu basis in respect of the Term Loan Priority Collateral with Liens securing the Obligations pursuant to the terms of the documentation governing such Indebtedness with Excess Cash Flow or the Net Proceeds of such Disposition or Casualty Event (such Indebtedness required to be offered to be so repurchased, “Other Applicable Indebtedness”), then the Borrowers may apply such Excess Cash Flow or Net Proceeds on a pro rata basis (determined on the basis of the aggregate outstanding principal amount of the Term Loans and Other Applicable Indebtedness required to be so prepaid at such time; provided that the portion of such Excess Cash Flow or Net Proceeds allocated to the Other Applicable Indebtedness shall not exceed the amount of such Excess Cash Flow or Net Proceeds required to be allocated to the Other Applicable Indebtedness pursuant to the terms thereof, and the remaining amount, if any, of such Excess Cash Flow or such Net Proceeds shall be allocated to the Term Loans in accordance with the terms hereof) to the prepayment of the Term Loans and to the repurchase or prepayment of Other Applicable Indebtedness, and the amount of prepayment of the Term Loans that would have otherwise been required pursuant to Section 2.05(b)(i) or 2.05(b)(ii), as applicable, shall be reduced accordingly; provided, further, that to the extent the holders of Other Applicable Indebtedness decline to have such indebtedness repurchased or prepaid, the declined amount shall promptly (and in any event within ten (10) Business Days after the date of such rejection) be applied to prepay the Term Loans in accordance with the terms hereof without giving effect to this sentence.

(vii)            The Administrative Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made by it pursuant to clauses (i) through (iv) of this Section 2.05(b) at least three (3) Business Days prior to the date of such prepayment (provided that in the case of clause (ii) or (iv) of this Section 2.05(b), the Administrative Borrower may rescind (or delay the date of prepayment identified in) such notice if such prepayment would have resulted from a refinancing of all or any portion of the applicable Facility or other conditional event, which refinancing or other conditional event shall not be consummated or shall otherwise be delayed). Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the aggregate amount of such prepayment to be made by the Borrowers. The Administrative Agent will promptly notify each Appropriate Lender of the contents of the Administrative Borrower’s prepayment notice and of such Appropriate Lender’s Pro Rata Share or other applicable share provided for in this Agreement of the prepayment. Each Term Lender may reject all of its Pro Rata Share or other applicable share provided for in this Agreement of any mandatory prepayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to clauses (i), (ii) and (iii) of this Section 2.05(b) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the Administrative Borrower no later than 5:00 p.m. one Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such prepayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Term Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. To the extent such non-declining Term Lenders elect to decline their Pro Rata Share of such Declined Proceeds, any Declined Proceeds remaining thereafter shall be retained by the Borrowers.

(viii)            Foreign Dispositions and Foreign Excess Cash Flow. Notwithstanding any other provisions of this Section 2.05, (i) to the extent that any or all of the Net Proceeds of any Disposition by a Foreign Subsidiary (“Foreign Disposition”), the Net Proceeds of any Casualty Event from a Foreign Subsidiary (a “Foreign Casualty Event”) or Excess Cash Flow attributable to Foreign Subsidiaries are prohibited, restricted or delayed by applicable local law (or, in the case of any Foreign Subsidiary that is not wholly-owned by a Borrower, by such Foreign Subsidiary’s Organization Documents or other agreement (so long as such restrictions were not implemented for the purpose of avoiding mandatory prepayment requirements)) from being repatriated to the United States, an amount equal to the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05(b) so long, but only so long, as the applicable local law or applicable Organization Documents will not permit repatriation to the United States (each Borrower hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation or otherwise overcome or eliminate any such restrictions on repatriation even if such Borrower does not intend to actually repatriate such cash, so that an amount equal to the full amount of such Excess Cash Flow or Net Proceeds, as applicable, will otherwise be subject to repayment under this Section 2.05), and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable local law, an amount equal to such Net Proceeds or Excess Cash Flow will be promptly applied (net of additional taxes that are or would be payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.05(b) to the extent provided herein and (ii) to the extent that such Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Disposition or any Foreign Casualty Event or Excess Cash Flow attributable to Foreign Subsidiaries would have adverse tax or regulatory consequences to the Borrowers or any of their direct or indirect shareholders or Subsidiaries (as determined in good faith by such Borrower) an amount equal to such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.05(b). Notwithstanding anything to the contrary, nothing in this Agreement shall be construed to require any Foreign Subsidiary to repatriate cash to the United States.

(c)            Interest Funding Losses, Etc. (i)  Except to the extent otherwise agreed by each Lender so being prepaid, all prepayments of Loans (other than any Revolving Credit Loan that is a Base Rate Loan) shall be accompanied by all accrued and unpaid interest thereon to but not including the date of such prepayment (which, in the case of prepayments pursuant to Section 2.05(a)(v)(F) shall be the accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the applicable Discounted Prepayment Effective Date), together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date prior to the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05.

(ii)            Notwithstanding any of the other provisions of this Section 2.05, so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.05 (but excluding prepayments required under Section 2.05(b)(iv)), prior to the last day of the Interest Period therefor, in lieu of making any payment pursuant to this Section 2.05 in respect of any such Eurocurrency Rate Loan prior to the last day of the Interest Period therefor, the Borrowers may, in its sole discretion, irrevocably deposit an amount sufficient to make any such prepayment otherwise required to be made thereunder together with accrued interest to the last day of such Interest Period into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from any Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05. Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrowers or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with the relevant provisions of this Section 2.05. Such deposit shall be deemed to be a prepayment of such Loans by the Borrowers for all purposes under this Agreement at the time of such prepayment.

Section 2.06      Termination or Reduction of Commitments.

(a)            Optional. The Borrowers may, upon written notice to the Administrative Agent, terminate the unused Commitments of any Class, or from time to time permanently reduce the unused Commitments of any Class, in each case without premium or penalty; provided that (i) any such notice shall be received by the Administrative Agent at least 11:00 a.m. three (3) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $1,000,000, or any whole multiple of $500,000 in excess thereof or, if less, the entire amount thereof and (iii) any termination or permanent reduction of any Revolving Credit Commitments pursuant to this Section 2.06(a) shall be applied as directed by the Borrower, including as to any Class of Extended Revolving Credit Commitments or existing Revolving Credit Commitments (including any Incremental Revolving Credit Commitments and Refinancing Revolving Credit Commitments). Notwithstanding the foregoing, the Administrative Borrower may rescind or postpone any notice of termination of any Commitments prior to the effectiveness of such termination if such termination would have resulted from a refinancing of all or a portion of the applicable Facility or other conditional event, which refinancing or other conditional event shall not be consummated or otherwise shall be delayed.

(b)            Mandatory. The Term B Commitment of each Term Lender shall be automatically and permanently reduced to $0 upon the funding of Term B Loans to be made by it on the Closing Date. The Term Commitment of each Incremental Term Lender, Refinancing Term Lender or Lender under a Term Loan Extension Series shall be automatically and permanently reduced to $0 upon the funding of Term Loans to be made by it on the date set forth in the corresponding Incremental Amendment, Refinancing Amendment or Extension Amendment. The Revolving Credit Commitment of each Revolving Credit Lender of a Class shall automatically and permanently terminate on the Maturity Date for such applicable Class of Revolving Credit Commitments; provided that the foregoing shall not release any Revolving Credit Lender from any liability it may have for its failure to fund Revolving Credit Loans that were required to be funded by it on or prior to such Maturity Date.

(c)            Application of Commitment Reductions; Payment of Fees. The Administrative Agent will promptly notify the Appropriate Lenders of any termination or reduction of unused portions the unused Commitments of any Class under this Section 2.06. Upon any reduction of unused Commitments of any Class, the Commitment of each Lender of such Class shall be reduced by such Lender’s Pro Rata Share of the amount by which such Commitments are reduced (other than the termination of the Commitment of any Lender as provided in Section 3.07). All commitment fees accrued until the effective date of any termination of the Commitments of any Facility shall be paid on the effective date of such termination.

Section 2.07      Repayment of Loans.

(a)            Term Loans. The Borrowers shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders (A) on the last Business Day of each March, June, September and December, commencing with March 31, 2022, an aggregate principal amount equal to 0.25% of the aggregate principal amount of all Term B Loans made on the Closing Date (which payments shall be reduced as a result of the application of prepayments after the Closing Date in accordance with the order of priority set forth in Section 2.05) and (B) on the Maturity Date for the Term B Loans, the aggregate principal amount of all Term B Loans outstanding on such date; provided that the amount of any such payment set forth above shall be adjusted to account for the addition of any Extended Term Loan or Incremental Term Loans to contemplate (A) the reduction in the aggregate principal amount of any Term B Loans that were converted in connection with the incurrence of such Extended Term Loans, and (B) any increase to payments to the extent and as required pursuant to the terms of any applicable Incremental Amendment involving a Term Loan Increase to the Term B Loans, a Refinancing Amendment to the amount of Term B Loans or an Extension Amendment increasing the amount of Term B Loans.

(b)            Revolving Credit Loans. The Borrowers shall repay to the Administrative Agent for the ratable account of the Appropriate Lenders on the Maturity Date for any Class of Revolving Credit Commitments the aggregate outstanding principal amount of all Revolving Credit Loans made in respect of such Revolving Credit Commitments.

Section 2.08      Interest.

(a)            Subject to the provisions of Section 2.08(b), (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b)            During the continuance of an Event of Default under Section 8.01(a), the Borrowers shall pay interest on past due amounts owing by it hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; provided that no interest at the Default Rate shall accrue or be payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued and unpaid interest on such amounts (including interest on past due interest) shall be due and payable upon written demand.

(c)            Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09      Fees.

(a)            [Reserved]

(b)            Agent Fees. The Borrowers shall pay to the Agents such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever (except as expressly agreed between the Borrowers and the applicable Agent).

(c)            Closing Fees. The Borrowers agree to pay on the Closing Date to each Lender party to this Agreement on the Closing Date, as a fee paid as consideration for undertaking to fund such Lender’s Term Loan, a closing fee (the “Closing Fee”) in an amount equal to 0.25% of the stated principal amount of such Lender’s Term B Loan made on the Closing Date. Such Closing Fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter and shall be netted against Term B Loans made by such Lender on the Closing Date.

Section 2.10      Computation of Interest and Fees.

All computations of interest for Base Rate Loans (including Base Rate Loans determined by reference to the Eurocurrency Rate) shall be made on the basis of a year of three hundred sixty-five (365) days, or three hundred sixty-six (366) days, as applicable, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. In computing interest on any Loan, the day such Loan is made or converted to a Loan of a different Type shall be included for purposes of calculating interest on a Loan of such different Type and the date such Loan is repaid or converted to a Loan of a different Type, as the case may be, shall be excluded. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11      Evidence of Indebtedness.

(a)            The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of United States Treasury Regulation Section 5f.103-1(c) and Section 1.163-5(b) of the proposed United States Treasury Regulations, as agent for the Borrowers, in each case in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent, as set forth in the Register, in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)           [Reserved].

(c)           Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a), and by each Lender in its account or accounts pursuant to Sections 2.11(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrowers to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement and the other Loan Documents.

Section 2.12          Payments Generally.

(a)           All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 2:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Appropriate Lender its Pro Rata Share (or other applicable share provided for under this Agreement) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office. All payments received by the Administrative Agent after 2:00 p.m. shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrowers shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b)           Unless the Borrowers or any Lender has notified the Administrative Agent, prior to the date, or in the case of any Base Rate Loans, prior to 1:00 p.m. on the date of such payment, any payment is required to be made by it to the Administrative Agent hereunder (in the case of the Borrowers, for the account of any Lender or, in the case of the Lenders, for the account of Borrowers hereunder), that the Borrowers or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrowers or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i)            if the Borrowers failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Overnight Rate from time to time in effect; and

(ii)           if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrowers to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Overnight Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrowers, and the Borrowers shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

With Respect to any payment that the Administrative Agent makes for the account of the Lenders hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”) : (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative agent has for any reason otherwise erroneously made such payment; then each of the Lenders, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A written notice (including documentation reasonably supporting such request) of the Administrative Agent to any Lender or the Borrowers with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.

(c)           If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrowers by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d)           The obligations of the Lenders hereunder to make Loans are several and not joint. The failure of any Lender to make any Loan on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan.

(e)            Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f)            Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.03. If the Administrative Agent receives funds for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of the sum of the Outstanding Amount of all Loans outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Obligations then owing to such Lender.

Section 2.13          Sharing of Payments.

If, other than as provided elsewhere herein or required by court order, any Lender shall obtain payment of any principal of or interest on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of any principal of or interest on such Loans or such participations, as the case may be, pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.06 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For the avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrowers or application of funds pursuant to and in accordance with the express terms of this Agreement as in effect from time to time (including the application of funds arising from the existence of a Defaulting Lender), (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder, (C) transactions in connection with an open market purchase or a Dutch auction contemplated hereunder, (D) in connection with a transaction pursuant to an Extension Amendment, Refinancing Amendment or Incremental Amendment or amendment in connection with Replacement Term Loans contemplated hereunder, (E) the application of Cash Collateral as provided herein (including the application of funds arising from the existence of a Defaulting Lender) or (F) non-pro rata payments and repayments permitted pursuant to Section 2.16(b). The Borrowers agree that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.09) with respect to such participation as fully as if such Lender was the direct creditor of the Borrowers in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 2.13 and will in each case notify the Lenders following any such purchases or repayments. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

Notwithstanding anything to the contrary contained in this Section 2.13 or elsewhere in this Agreement, the Borrower may extend the final maturity of Term Loans and/or Revolving Credit Commitments in connection with an Extension that is permitted under Section 2.16 without being obligated to effect such extensions on a pro rata basis among the Lenders (it being understood that no such extension (i) shall constitute a payment or prepayment of any Term Loans or Revolving Credit Loans, as applicable, for purposes of this Section 2.13 or (ii) shall reduce the amount of any scheduled amortization payment due under Section 2.07(a), except that the amount of any scheduled amortization payment due to a Lender of Extended Term Loans may be reduced to the extent provided pursuant to the express terms of the respective Extension Request) without giving rise to any violation of this Section 2.13 or any other provision of this Agreement. Furthermore, the Borrower may take all actions contemplated by Section 2.16 in connection with any Extension (including modifying pricing, amortization and repayments or prepayments), and in each case such actions shall be permitted, and the differing payments contemplated therein shall be permitted without giving rise to any violation of this Section 2.13 or any other provision of this Agreement.

Section 2.14          Incremental Credit Extensions.

(a)           Incremental Commitments. The Borrowers may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (an “Incremental Loan Request”), request (A) one or more new commitments which may be of the same Class as any outstanding Term Loans (a “Term Loan Increase”) or a new Class of term loans (collectively with any Term Loan Increase, the “Incremental Term Commitments”) and/or (B) the establishment of one or more new revolving credit commitments in Dollars (any such new commitments, collectively, the “Incremental Revolving Credit Commitments” and the Incremental Revolving Credit Commitments, collectively with any Incremental Term Commitments, the “Incremental Commitments”), whereupon the Administrative Agent shall promptly deliver a copy of each such notice to the Lenders.

(b)           Incremental Loans. On any Incremental Facility Closing Date on which any Incremental Term Commitments of any Class are effected (including through any Term Loan Increase), subject to the satisfaction of the terms and conditions in this Section 2.14, (i) each Incremental Term Lender of such Class shall make a Loan to the Borrowers (an “Incremental Term Loan”) in an amount equal to its Incremental Term Commitment of such Class and (ii) each Incremental Term Lender of such Class shall become a Lender hereunder with respect to the Incremental Term Commitment of such Class and the Incremental Term Loans of such Class made pursuant thereto. On any Incremental Facility Closing Date on which any Incremental Revolving Credit Commitments of any Class are provided, subject to the satisfaction of the terms and conditions in this Section 2.14, (i) each Incremental Revolving Credit Lender of such Class shall make its Commitment available to the Borrowers (when borrowed, an “Incremental Revolving Loan” and collectively with any Incremental Term Loan, an “Incremental Loan”) in an amount equal to its Incremental Revolving Credit Commitment of such Class and (ii) each Incremental Revolving Credit Lender of such Class shall become a Lender hereunder with respect to the Incremental Revolving Credit Commitment of such Class and the Incremental Revolving Loans of such Class made pursuant thereto. For the avoidance of doubt, Incremental Term Loans having identical terms to any of the other Term Loans (other than original issue discount and/or upfront fees) may be treated as the same Class as any of such Term Loans for all purposes herein.

(c)            Incremental Loan Request. Each Incremental Loan Request from the Borrowers pursuant to this Section 2.14 shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Incremental Revolving Credit Commitments. Incremental Term Loans may be made, and Incremental Revolving Credit Commitments may be provided, by any existing Lender (but no existing Lender will have an obligation to make any Incremental Commitment, nor will the Borrowers have any obligation to approach any existing Lender to provide any Incremental Commitment) or by any Additional Lender (each such existing Lender or Additional Lender providing such Commitment or Loan, an “Incremental Revolving Credit Lender” or “Incremental Term Lender,” as applicable, and, collectively, the “Incremental Lenders”).

(d)           Effectiveness of Incremental Amendment. The effectiveness of any Incremental Amendment, and the Incremental Commitments thereunder, shall be subject to the satisfaction on the date thereof (the “Incremental Facility Closing Date”) of each of the following conditions, together with any other conditions set forth in the Incremental Amendment:

(i)            no Event of Default shall exist after giving effect to such Incremental Commitments; provided, that with respect to any Incremental Amendment the purpose of which is to finance any Permitted Acquisition or Investment, including any Limited Condition Transaction, the condition set forth in this clause (i) (other than any Event of Default pursuant to Section 8.01(a) or, with respect to the Parent Borrower, Section 8.01(f), which may only be waived with the consent of the Required Lenders), may be waived or omitted in full or in part by Incremental Lenders holding more than 50% of the applicable aggregate Incremental Commitments;

(ii)           [reserved];

(iii)          each Incremental Term Commitment shall be in an aggregate principal amount that is not less than $5,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $5,000,000 if such amount represents all remaining availability under the limit set forth in Section 2.14(d)(iv) permitted to be borrowed at such time) and each Incremental Revolving Credit Commitment shall be in an aggregate principal amount that is not less than $5,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $5,000,000 if such amount represents all remaining availability under the limit set forth in Section 2.14(d)(iv) permitted to be borrowed at such time);

(iv)          the aggregate principal amount of the Incremental Term Loans, the Incremental Revolving Credit Commitments and Incremental Equivalent Debt incurred pursuant to this Section 2.14 shall not exceed (A) the greater of (I) $252,000,000 and (II) 100% of Trailing Four Quarter Consolidated EBITDA plus (B) an amount equal to the sum of (I) the aggregate principal amount of all voluntary prepayments (including through debt buybacks (whether through open market purchases or otherwise) and Dutch auctions) of (x) Term Loans, Permitted Ratio Debt or Incremental Equivalent Debt that constitutes First Lien Obligations and (y) to the extent incurred in reliance on clause (A) above, Incremental Equivalent Debt that constitutes Second Lien Obligations or that is unsecured and (II) the aggregate principal amount of permanent voluntary commitment reductions under the ABL Credit Agreement in connection with the termination of the ABL Credit Agreement or any other revolving facility the Indebtedness under which constitutes First Lien Obligations, in each case, made or effectuated after the Closing Date (provided that voluntary permanent commitment reductions with respect to the ABL Credit Agreement may only be utilized to incur Incremental Revolving Credit Commitments and not Incremental Term Commitments), in each case except to the extent financed with proceeds of long-term Indebtedness (other than revolving Indebtedness) plus (C) an unlimited additional amount of Incremental Term Loans, Incremental Revolving Credit Commitments and/or Incremental Equivalent Debt so long as (x) in the case of Incremental Term Loans, Incremental Revolving Credit Commitments or Incremental Equivalent Debt secured by any Applicable Lien, the First Lien Net Leverage Ratio for the Test Period most recently ended calculated on a Pro Forma Basis after giving effect to any such incurrence, does not exceed 4.50 to 1.00 (in the case of an incurrence of Incremental Revolving Credit Commitments, such ratio determined only at the time the relevant Commitment is established and assuming such then incurred Incremental Revolving Credit Commitments are fully drawn and calculating the First Lien Net Leverage Ratio without netting the cash proceeds from such Incremental Loans then proposed to be incurred), (y) in the case of Incremental Loans, Incremental Revolving Credit Commitments or Incremental Equivalent Debt secured by Liens on the Collateral (other than Applicable Liens), the Senior Secured Net Leverage Ratio for the Test Period most recently ended calculated on a Pro Forma Basis after giving effect to any such incurrence, does not exceed 5.75 to 1.00 (in the case of an incurrence of Incremental Revolving Credit Commitments, such ratio determined only at the time the relevant Commitment is established and assuming such then incurred Incremental Revolving Credit Commitments are fully drawn and calculating the Senior Secured Net Leverage Ratio without netting the cash proceeds from such Incremental Loans then proposed to be incurred) and (z) in the case of Incremental Loans, Incremental Revolving Credit Commitments or Incremental Equivalent Debt that are (or is) unsecured, either (1) the Fixed Charge Coverage Ratio for the Test Period most recently ended calculated on a Pro Forma Basis after giving effect to any such incurrence, is not less than 2.00 to 1.00 (in the case of an incurrence of Incremental Revolving Credit Commitments, such ratio determined only at the time the relevant Commitment is established and assuming such then incurred Incremental Revolving Credit Commitments are fully drawn and calculating the Fixed Charge Coverage Ratio without netting the cash proceeds from such Incremental Loans then proposed to be incurred) or (2) if incurred in connection with a Permitted Acquisition or other Investment, the Fixed Charge Coverage Ratio on a Pro Forma Basis does not decrease immediately after giving effect to such Permitted Acquisition, Investment or other Specified Transaction (the amount available under clauses (A), (B) and (C), the “Available Incremental Amount”); provided that (I) the Borrowers may elect to use clause (C) of the Available Incremental Amount prior to clause (A) or (B) and regardless of whether there is capacity under clause (A) or (B), and if clauses (A), (B) and (C) are available and the Borrowers do not make an election, the Borrowers will be deemed to have elected clause (C), (II) the Borrowers may reclassify utilizations among clauses (A), (B) and (C) of the Available Incremental Amount if, at the time of such reclassification, the Borrowers would be permitted to incur the aggregate principal amount of Indebtedness being so reclassified, and (III) if amounts incurred under clause (A) or (B) of the Available Incremental Amount are incurred concurrently with the incurrence of Incremental Loans or Incremental Commitments and/or Incremental Equivalent Debt (in each case, including any unused commitments obtained) in reliance on clauses (A) or (B) of the Available Incremental Amount or any amounts pursuant to a fixed dollar basket in Section 7.03, the First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio or the Fixed Charge Coverage Ratio shall be calculated without giving effect to such amounts incurred (or commitments obtained) in reliance on the foregoing clauses (A) or (B) or such fixed dollar basket in Section 7.03; and

(v)           the Incremental Term Loans made pursuant to any Term Loan Increase shall be added to (and form part of) each Borrowing of outstanding Term Loans under the respective Class subject to such Term Loan Increase on a pro rata basis (based on the principal amount of each Borrowing) so that each Lender under such Class will participate proportionately in each then outstanding Borrowing of Term Loans under such Class after giving effect to such Term Loan Increase, provided that regularly accruing interest and fees through the date of the applicable Incremental Facility Closing Date (as well as amounts owing to any Lender pursuant to Sections 3.01, 3.04, 3.05, 10.04 and 10.05 or similar provisions pursuant to the other Loan Documents) shall remain payable to the respective Lenders to which such amounts were owing.

(e)            Required Terms. The terms, provisions and documentation of the Incremental Term Loans and Incremental Term Commitments or the Incremental Revolving Loans and Incremental Revolving Credit Commitments, as the case may be, of any Class shall be as agreed between the Borrowers and the applicable Incremental Lenders providing such Incremental Commitments, and except as otherwise set forth herein, to the extent the terms of any Incremental Term Loans are not identical to any Class of Term Loans or Revolving Credit Commitments, as applicable, existing on the Incremental Facility Closing Date, the terms of such Incremental Term Loans shall either, (x) not be materially more restrictive to the Borrowers (as determined by the Administrative Borrower in good faith), when taken as a whole, than the terms of the Term B Loans, except for covenants and other terms applicable to any period after the Latest Maturity Date in effect immediately prior to the incurrence of the Incremental Term Loans and Incremental Term Commitments or (y) be reasonably satisfactory to the Administrative Agent (it being understood that (I) covenants and other terms applicable to any period after the Latest Maturity Date in effect immediately prior to the incurrence of the Incremental Term Loans and Incremental Term Commitments need not be reasonably satisfactory to the Administrative Agent and (II) to the extent that any Previously Absent Financial Maintenance Covenant or other covenant is added for the benefit of any Incremental Term Loans and Incremental Term Commitments, no consent shall be required from the Administrative Agent or any of the Lenders to the extent that such Previously Absent Financial Maintenance Covenant or other covenant is also added for the benefit of the existing Term Loans); provided that in the case of a request to effect a Term Loan Increase, the terms, provisions and documentation of such Term Loan Increase shall be identical (other than with respect to upfront fees, OID or similar fees) (it being understood that, if necessary to consummate such Term Loan Increase which is intended to be fungible for U.S. federal income tax purposes, the interest rate margins and rate floors on the existing Class of Term Loans may be automatically increased and any call protection provision may be made more favorable to the applicable existing Lenders) to the applicable Term Loans being increased as existing on the Incremental Facility Closing Date. In any event:

(i)            the Incremental Term Loans:

(A)            (i) shall rank pari passu in right of payment with, or junior in right of payment to, the Obligations under the then existing Term Loans and will either be secured solely by the same Collateral securing the Obligations or shall be unsecured and (ii) to the extent (x) secured by any Applicable Lien, shall be subject to the ABL Intercreditor Agreement, the Second Lien Intercreditor Agreement and, if applicable, the First Lien Intercreditor Agreement and (y) secured by Liens on the Collateral (other than Applicable Liens), shall be subject to the Second Lien Intercreditor Agreement and the ABL Intercreditor Agreement or, in each case, to intercreditor arrangements reasonably satisfactory to the Administrative Agent, as applicable,

(B)            as of the Incremental Facility Closing Date, shall not have a final scheduled maturity date earlier than the Maturity Date of the Term B Loans; provided that any Incremental Term Loans in an aggregate amount not to exceed the then available Inside Maturity Basket may have a final scheduled maturity date earlier than the Maturity Date of the Term B Loans,

(C)            as of the Incremental Facility Closing Date, shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Term B Loans (prior to any extension thereto) except as may be required to achieve fungibility with any existing term loan facility to the extent intended to be fungible; provided that, any Incremental Term Loans in an aggregate amount no to exceed the then available Inside Maturity Basket may have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Term B Loans,

(D)            subject to clause (e)(iii) below, shall have an Applicable Rate and Eurocurrency Rate or Base Rate floor (if any), and subject to clauses (e)(i)(B) and (e)(i)(C) above amortization determined by the Borrowers and the applicable Incremental Term Lenders; provided that if the Applicable Rate and Eurocurrency Rate or Base Rate floor (if any) for a Term Loan Increase shall be higher than the Applicable Rate and Eurocurrency Rate or Base Rate floor (if any) for the Class being increased, then the Applicable Rate for the Class being increased shall be automatically increased as and to the extent necessary to eliminate such deficiency,

(E)            shall have fees, if any, determined by the Borrowers and the applicable Incremental Term Loan arranger(s), and

(F)             may participate on a pro rata basis or less than or greater than pro rata basis in any voluntary prepayments of other Classes of Term Loans; and may participate on a pro rata basis or less than pro rata basis in any mandatory prepayments of Term Loans hereunder (but not on a greater than pro rata basis (except for AHYDO Payments and prepayments pursuant to Section 2.05(b)(iv) and Section 2.05(b)(vi)(A)(y))).

(ii)           except with respect to maturity, pricing and fees which shall be determined by the Borrowers, the terms of any Incremental Revolving Credit Commitments shall be reasonably satisfactory to the Administrative Agent and Parent Borrower); provided that, notwithstanding anything in this Section 2.14 to the contrary, the Incremental Revolving Credit Commitments and Incremental Revolving Loans:

(A)            (i) shall rank pari passu in right of payment with, or junior in right of payment to, the Obligations under the then existing Term Loans and will either be secured solely by the same Collateral securing the Obligations or shall be unsecured and (ii) to the extent (x) secured by any Applicable Lien, shall be subject to the Second Lien Intercreditor Agreement and, if applicable, the ABL Intercreditor Agreement and the First Lien Intercreditor Agreement and (y) secured by Liens on the Collateral (other than Applicable Liens), shall be subject to the Second Lien Intercreditor Agreement and, if applicable, the ABL Intercreditor Agreement or, in each case, to intercreditor arrangements reasonably satisfactory to the Administrative Agent, as applicable;

(B)            may include provisions for letter of credit and swing line subfacilities and may be available in Dollars; and

(C)            as of the Incremental Facility Closing Date, shall not have a final scheduled maturity date earlier than, or scheduled commitment reductions prior to, the date that is one year prior to the then earliest Maturity Date for any Term Loans.

(iii)          the All-In Yield applicable to the Incremental Term Loans of each Class shall be determined by the Borrowers and the applicable Incremental Lenders and shall be set forth in each applicable Incremental Amendment; provided, however, that the All-In Yield applicable to Incremental Term Loans that (I) are incurred prior to the one-year anniversary of the Closing Date, (II) rank pari passu in right of payment and security with the Term B Loans, (III) are obtained pursuant to Sections 2.14(d)(iv)(B) or 2.14(d)(iv)(C), (IV) have a Maturity Date within one year of the Maturity Date of the Term B Loans and (V) are not incurred in connection with any Permitted Acquisition or permitted Investment shall not be greater than the applicable All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Term B Loans plus 50 basis points per annum unless the interest rate (together with, as provided in the proviso below, the Eurocurrency Rate or Base Rate floor) with respect to the Term B Loans is increased so as to cause the then applicable All-In Yield under this Agreement on the Term B Loans to equal the All-In Yield then applicable to the Incremental Term Loans minus 50 basis points (the “MFN Adjustment”); provided that any increase in All-In Yield to any Term B Loan due to the application or imposition of a Eurocurrency Rate or Base Rate floor on any Incremental Term Loan shall be effected, at the Borrowers’ option, (x) through an increase in (or implementation of, as applicable) any Eurocurrency Rate or Base Rate floor applicable to such Term B Loan, (y) through an increase in the Applicable Rate for such Term B Loan or (z) any combination of (x) and (y) above.

(f)            Incremental Amendment. Commitments in respect of Incremental Term Loans and Incremental Revolving Credit Commitments shall become additional Commitments under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Incremental Lender providing such Commitments and the Administrative Agent. The Incremental Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.14, including, without limitation, any amendments necessary in connection with a Term Loan Increase necessary to provide that such Incremental Loans and Incremental Commitments are fungible for U.S. federal income tax purposes. The Borrowers will use the proceeds, if any, of the Incremental Term Loans and Incremental Revolving Credit Commitments for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Incremental Term Loans or Incremental Revolving Credit Commitments, unless it so agrees. To the extent reasonably requested by the Administrative Agent, the Administrative Agent shall have received (i) customary legal opinions (conformed as appropriate), good standing certificates, board resolutions and officers’ certificates consistent with those delivered on the Closing Date (conformed as appropriate) other than changes to such legal opinions resulting from a change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Incremental Term Loans and Incremental Revolving Credit Commitments are provided with the benefit of the applicable Loan Documents.

(g)           Incremental Equivalent Debt. The Borrowers may, upon notice to the Administrative Agent, at any time or from time to time after the Closing Date, issue, incur or otherwise obtain Indebtedness of the Borrowers in respect of one or more series of secured first lien loans or notes (provided that such Liens on the Term Loan Priority Collateral shall rank pari passu with the Liens on the Term Loan Priority Collateral securing the Obligations under this Agreement (but without regard to control of remedies)), junior lien loans or notes, subordinated unsecured loans or notes or senior unsecured loans or notes, in the case of any securities issued in a public offering, Rule 144A or other private placement or bridge financing in lieu of the foregoing, or senior or subordinated mezzanine Indebtedness (which may be in the form of loans or notes and limited to being unsecured or secured solely on a junior lien basis), in each case, that are issued or made in lieu of Incremental Revolving Credit Commitments and/or Incremental Term Commitments (the “Incremental Equivalent Debt”); provided that (i) the aggregate amount of Incremental Equivalent Debt (together with Incremental Term Loans and the Incremental Revolving Credit Commitments) incurred pursuant to this Section 2.14 shall not exceed the Available Incremental Amount (it being understood that (I) the Borrowers may elect to use clause (C) of the Available Incremental Amount prior to clause (A) or (B) and regardless of whether there is capacity under clause (A) or (B), and if clauses (A), (B) and (C) are available and the Borrowers do not make an election, the Borrowers will be deemed to have elected clause (C), (II) the Borrowers may reclassify utilizations among clauses (A), (B) and (C) of the Available Incremental Amount if, at the time of such reclassification, the Borrowers would be permitted to incur the aggregate principal amount of Indebtedness being so reclassified, and (III) if amounts incurred under clause (A) or (B) of the Available Incremental Amount are incurred concurrently with the incurrence of Incremental Loans or Incremental Commitments and/or Incremental Equivalent Debt (in each case, including any unused commitments obtained) in reliance on clause (A) or (B) of the Available Incremental Amount or any amounts pursuant to a fixed dollar basket in Section 7.03, the First Lien Net Leverage Ratio, the Senior Secured Net Leverage Ratio, the Total Net Leverage Ratio or the Fixed Charge Coverage Ratio shall be calculated without giving effect to such amounts incurred (or commitments obtained) in reliance on the foregoing clause (A) or (B) or such fixed dollar basket in Section 7.03), (ii) such Incremental Equivalent Debt shall rank pari passu in right of payment with, or junior in right of payment to, the Obligations under the then existing Term Loans and Revolving Credit Loans and will either be secured solely by the same Collateral securing the Obligations (and to the extent (x) secured by any Applicable Lien, shall be subject to the ABL Intercreditor Agreement, the Second Lien Intercreditor Agreement and, if applicable, the First Lien Intercreditor Agreement and (y) secured by Liens on the Collateral (other than Applicable Liens), shall be subject to the Second Lien Intercreditor Agreement and the ABL Intercreditor Agreement or, in each case, to intercreditor arrangements reasonably satisfactory to the Administrative Agent, as applicable) or be unsecured, (iii) such Incremental Equivalent Debt shall not have a final scheduled maturity date earlier than the Maturity Date of the Term B Loans (other than (I) any Incremental Equivalent Debt consisting of a customary bridge facility so long as the long-term Indebtedness into which such customary bridge facility is to be converted satisfies this criteria and (II) any Incremental Equivalent Debt in an aggregate amount not to exceed the then available Inside Maturity Basket), (iv) such Incremental Equivalent Debt shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Term B Loans (prior to any extension thereto) (other than (I) any Incremental Equivalent Debt consisting of a customary bridge facility so long as the long-term Indebtedness into which such customary bridge facility is to be converted satisfies this criteria and (II) any Incremental Equivalent Debt in an aggregate amount not to exceed the then available Inside Maturity Basket), (v) subject to clauses (iii) and (iv) above, such Incremental Equivalent Debt shall have amortization determined by the Borrowers and the applicable lenders, (vi) any Incremental Equivalent Debt consisting of first lien syndicated term loans incurred in reliance on clauses (B) and (C) of the Available Incremental Amount shall be subject to Section 2.14(e)(iii) solely to the extent required thereby and not otherwise excluded by the terms thereof, (vii) such Incremental Equivalent Debt shall have fees, if any, determined by the Borrowers and the applicable arranger(s); and (viii) such Incremental Equivalent Debt may participate on a pro rata basis or less than or greater than pro rata basis in any voluntary prepayments of other Classes of Term Loans; and may participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis (except for prepayments with respect to any Refinancing Indebtedness thereof and other than with any Class of Term Loans with an earlier Maturity Date as compared with such Incremental Equivalent Debt)) in any mandatory prepayments of Term Loans.

(h)           This Section 2.14 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Section 2.15          Refinancing Amendments.

(a)           Refinancing Commitments. The Borrowers may, at any time or from time to time after the Closing Date, by notice to the Administrative Agent (a “Refinancing Loan Request”), request (A) (i) the establishment of one or more new Classes of term loans under this Agreement (any such new Class, “New Refinancing Term Commitments”) or (ii) increases to one or more existing Classes of term loans under this Agreement (any such increase to an existing Class, collectively with New Refinancing Term Commitments, “Refinancing Term Commitments”), or (B)(i) the establishment of one or more new Classes of revolving credit commitments under this Agreement (any such new Class, “New Refinancing Revolving Credit Commitments”) or (ii) increases to one or more existing Classes of revolving credit commitments (any such increase to an existing Class, collectively with the New Refinancing Revolving Credit Commitments, “Refinancing Revolving Credit Commitments”, and collectively with any Refinancing Term Commitments, “Refinancing Commitments”), in each case, established in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or in part, as selected by the Borrowers, any one or more then existing Class or Classes of Loans or Commitments (with respect to a particular Refinancing Commitment or Refinancing Loan, such existing Loans or Commitments, “Refinanced Debt”), whereupon the Administrative Agent shall promptly deliver a copy of each such notice to each of the Lenders.

(b)           Refinancing Loans. Any Refinancing Term Loans made pursuant to New Refinancing Term Commitments or any New Refinancing Revolving Credit Commitments made on a Refinancing Facility Closing Date shall be designated a separate Class of Refinancing Term Loans or Refinancing Revolving Credit Commitments, as applicable, for all purposes of this Agreement. On any Refinancing Facility Closing Date on which any Refinancing Term Commitments of any Class are effected, subject to the satisfaction of the terms and conditions in this Section 2.15, (i) each Refinancing Term Lender of such Class shall make a Term Loan to the Borrowers (a “Refinancing Term Loan”) in an amount equal to its Refinancing Term Commitment of such Class and (ii) each Refinancing Term Lender of such Class shall become a Lender hereunder with respect to the Refinancing Term Commitment of such Class and the Refinancing Term Loans of such Class made pursuant thereto. On any Refinancing Facility Closing Date on which any Refinancing Revolving Credit Commitments of any Class are effected, subject to the satisfaction of the terms and conditions in this Section 2.15, (i) each Refinancing Revolving Credit Lender of such Class shall make its Refinancing Revolving Credit Commitment available to the Borrowers (when borrowed, a “Refinancing Revolving Loan” and collectively with any Refinancing Term Loan, a “Refinancing Loan”) and (ii) each Refinancing Revolving Credit Lender of such Class shall become a Lender hereunder with respect to the Refinancing Revolving Credit Commitment of such Class and the Refinancing Revolving Loans of such Class made pursuant thereto.

(c)           Refinancing Loan Request. Each Refinancing Loan Request from the Borrowers pursuant to this Section 2.15 shall set forth the requested amount and proposed terms of the relevant Refinancing Term Loans or Refinancing Revolving Credit Commitments and identify the Refinanced Debt with respect thereto. Refinancing Term Loans may be made, and Refinancing Revolving Credit Commitments may be provided, by any existing Lender (but no existing Lender will have an obligation to make any Refinancing Commitment, nor will the Borrowers have any obligation to approach any existing Lender to provide any Refinancing Commitment) or by any Additional Lender (each such existing Lender or Additional Lender providing such Commitment or Loan, a “Refinancing Revolving Credit Lender” or “Refinancing Term Lender,” as applicable, and, collectively, “Refinancing Lenders”); provided that in the case of any Refinancing Revolving Credit Commitment which are Revolving Credit Commitments, the Administrative Agent shall have consented (not to be unreasonably conditioned, withheld or delayed) to such Lender’s or Additional Lender’s providing such Refinancing Revolving Credit Commitments to the extent such consent, if any, would be required under Section 10.07(b) for an assignment of Loans or Revolving Credit Commitments, as applicable, to such Lender or Additional Lender.

(d)           Effectiveness of Refinancing Amendment. The effectiveness of any Refinancing Amendment, and the Refinancing Commitments thereunder, shall be subject to the satisfaction on the date thereof (a “Refinancing Facility Closing Date”) of each of the following conditions, together with any other conditions set forth in the Refinancing Amendment:

(i)            [Reserved];

(ii)           each Refinancing Commitment shall be in an aggregate principal amount that is not less than $10,000,000 and shall be in an increment of $1,000,000 (provided that such amount may be less than $10,000,000 and not in an increment of $1,000,000 if such amount is equal to (x) the entire outstanding principal amount of Refinanced Debt that is in the form of Term Loans or (y) the entire principal amount of Refinanced Debt (or commitments) that is in the form of Revolving Credit Commitments);

(iii)          to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (x) customary legal opinions, good standing certificates, board resolutions and officers’ certificates consistent with those delivered on the Closing Date (conformed as appropriate) other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (y) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that such Refinancing Commitments and Refinancing Loans are provided with the benefit of the applicable Loan Documents; and

(iv)          the Refinancing Term Loans made pursuant to any increase in any existing Class of Term Loans shall be added to (and form part of) each Borrowing of outstanding Term Loans under the respective Class so incurred on a pro rata basis (based on the principal amount of each Borrowing) so that each Lender under such Class will participate proportionately in each then outstanding Borrowing of Term Loans under such Class after giving effect to such increase; provided that regularly accruing interest and fees through the date of the applicable Refinancing Facility Closing Date (as well as amounts owing to any Lender pursuant to Sections 3.01, 3.04, 3.05, 10.04 and 10.05 or similar provisions pursuant to the other Loan Documents) shall remain payable to the respective Lenders to which such amounts were owing.

(e)            Required Terms. The terms, provisions and documentation of the Refinancing Term Loans and Refinancing Term Commitments or the Refinancing Revolving Loans and Refinancing Revolving Credit Commitments, as the case may be, of any Class shall be as agreed between the Borrowers and the applicable Refinancing Lenders providing such Refinancing Commitments, and except as otherwise set forth herein, to the extent not identical to (or constituting a part of) any Class of Term Loans or Revolving Credit Commitments, as applicable, each existing on the Refinancing Facility Closing Date, shall be consistent with clauses (i) and (ii) below, as applicable, and otherwise, at the option of the Borrowers, either (x) reflect market terms and conditions (taken as a whole) at the time of such refinancing (as determined by the Administrative Borrower in good faith) or (y) if not consistent with the terms of the corresponding Class under the Facilities, not be materially more restrictive to the Borrowers (as determined by the Administrative Borrower in good faith), when taken as a whole, than the terms of the applicable Class under the Facilities being refinanced or replaced (except for covenants or other provisions applicable only to periods after the Latest Maturity Date of the Term Loans and Revolving Credit Commitments existing at the time of such refinancing). If necessary to consummate any such Refinancing Loans or Refinancing Commitments as fungible for U.S. federal income tax purposes with an existing Class of Term Loans or Revolving Credit Commitments, the interest rate margins and rate floors on the applicable existing Class of Term Loans or Revolving Credit Commitments may be automatically increased and any call protection provision may be made more favorable to the applicable existing Lenders. In any event:

(i)            The Refinancing Term Loans:

(A)            as of the Refinancing Facility Closing Date, shall not have a final scheduled maturity date earlier than the Maturity Date of the Refinanced Debt; provided that (I) Refinancing Term Loans consisting of a customary bridge facility so long as the long-term Indebtedness into which such customary bridge facility is to be converted satisfies this criteria and (II) any Refinancing Term Loans in an aggregate amount not to exceed the then available Inside Maturity Basket may, in each case, have a final scheduled maturity date earlier than the Maturity Date of the Refinanced Debt;

(B)            as of the Refinancing Facility Closing Date, shall not have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Refinanced Debt; provided that (I) Refinancing Term Loans consisting of a customary bridge facility so long as the long-term Indebtedness into which such customary bridge facility is to be converted satisfies this criteria and (II)  any Refinancing Term Loans in an aggregate amount not to exceed the then available Inside Maturity Basket may, in each case, have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Refinanced Debt;

(C)            shall have an Applicable Rate and Eurocurrency Rate or Base Rate floor (if any), and subject to clauses (e)(i)(A) and (e)(i)(B) above, amortization determined by the Borrowers and the applicable Refinancing Term Lenders; provided that if the Applicable Rate and Eurocurrency Rate or Base Rate floor (if any) for Refinancing Term Loans that constitute an increase to an existing Class of Term Loans is higher than the Applicable Rate and Eurocurrency Rate or Base Rate floor (if any) for the Class being increased, then the Applicable Rate for the Class being increased shall be automatically increased as and to the extent necessary to eliminate such deficiency.

(D)            shall have fees determined by the Borrowers and the applicable arranger(s);

(E)            shall not be subject to any Guarantee by any Subsidiary other than a Loan Party;

(F)            may provide for the ability to participate on a pro rata basis or less than or greater than a pro rata basis in any voluntary prepayments with any other Class of outstanding Term Loans and may provide for the ability to participate on a pro rata basis or less than pro rata basis (but not on a greater than pro rata basis (except for AHYDO Payments and prepayments pursuant to Section 2.05(b)(iv) and Section 2.05(b)(vi)(A)(y))) in any mandatory prepayments of Term Loans hereunder;

(G)            shall not have a greater principal amount than the principal amount of the Refinanced Debt plus any accrued but unpaid interest on such Refinanced Debt plus existing commitments unutilized under such Refinanced Debt to the extent permanently terminated at the time of incurrence of such new Indebtedness plus the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Debt and any defeasance costs and any fees and expenses (including OID, upfront fees or similar fees) incurred in connection with the issuance of such Refinancing Term Loans plus other amounts permitted to be incurred under Sections 7.01 and 7.03, as applicable;

(H)            (i) shall rank pari passu in right of payment or junior in right of payment with the Obligations under the then existing Term Loans and Revolving Credit Loans and (ii) will either be secured solely by the same Collateral securing the Obligations or shall be unsecured and (ii) to the extent (x) secured by any Applicable Lien, shall be subject to the ABL Intercreditor Agreement, the Second Lien Intercreditor Agreement and, if applicable, the First Lien Intercreditor Agreement and (y) secured by Liens on the Collateral (other than Applicable Liens), shall be subject to the Second Lien Intercreditor Agreement and the ABL Intercreditor Agreement or, in each case, to intercreditor arrangements reasonably satisfactory to the Administrative Agent, as applicable;

(ii)           the Refinancing Revolving Credit Commitments and Refinancing Revolving Loans:

(A)            (i) shall rank pari passu in right of payment with, or junior in right of payment to, the Obligations under the then existing Term Loans and Revolving Credit Loans and will either be secured solely by the same Collateral securing the Obligations or shall be unsecured and (ii) to the extent (x) secured by any Applicable Lien, shall be subject to the Second Lien Intercreditor Agreement and, if applicable, the First Lien Intercreditor Agreement and the ABL Intercreditor Agreement, and (y) secured by Liens on the Collateral (other than Applicable Liens), shall be subject to the Second Lien Intercreditor Agreement and, if applicable, the ABL Intercreditor Agreement or, in each case, to intercreditor arrangements reasonably satisfactory to the Administrative Agent, as applicable;

(B)            shall not have a final scheduled maturity date earlier than, or mandatory scheduled commitment reductions prior to, the Maturity Date with respect to the Refinanced Debt; provided that, any Refinancing Revolving Credit Commitments and Refinancing Revolving Loans in an aggregate amount not to exceed the then available Inside Maturity Basket may have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Refinanced Debt;

(C)            shall provide that the borrowing and repayment (except for (1) payments of interest and fees at different rates on Refinancing Revolving Credit Commitments (and related outstandings), (2) repayments required upon the applicable Maturity Date of the Refinancing Revolving Credit Commitments and any other Class of Revolving Credit Commitments, and (3) repayments made in connection with a permanent repayment and termination of commitments (in accordance with clause (E) below)) of Loans with respect to Refinancing Revolving Credit Commitments after the associated Refinancing Facility Closing Date shall be made on a pro rata basis with all other Revolving Credit Commitments;

(D)            may include provisions for letter of credit and swing line subfacilities and may be available in Dollars;

(E)            shall provide that the permanent repayment of Revolving Credit Loans with respect to, and termination or reduction of, Refinancing Revolving Credit Commitments after the associated Refinancing Facility Closing Date be made on a pro rata basis or less than pro rata basis (but not greater than pro rata basis) with all other Revolving Credit Commitments, except that the Borrowers shall be permitted to permanently repay and terminate Commitments (I) in respect of any such Class of Revolving Credit Loans on a greater than pro rata basis as compared to any other Class of Revolving Credit Loans with a later Maturity Date than such Class or (II) in connection with any refinancing thereof permitted by this Agreement;

(F)            shall provide that assignments and participations of Refinancing Revolving Credit Commitments and Refinancing Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Credit Commitments and Revolving Credit Loans then existing on the Refinancing Facility Closing Date;

(G)            shall have an Applicable Rate and Eurocurrency Rate or Base Rate floor (if any) determined by the Borrowers and the applicable Refinancing Revolving Credit Lenders; provided that if the Applicable Rate and Eurocurrency Rate or Base Rate floor (if any) with respect to any Refinancing Revolving Credit Commitments that constitute an increase to an existing Class of Revolving Credit Commitments is higher than the Applicable Rate and Eurocurrency Rate or Base Rate floor (if any) for the Class being increased, then the Applicable Rate for the Class being increased shall be automatically increased as and to the extent necessary to eliminate such deficiency;

(H)            shall have fees determined by the Borrowers and the applicable Refinancing Revolving Credit Commitment arranger(s);

(I)             shall not be subject to any Guarantee by any Subsidiary other than a Loan Party; and

(J)             shall not have a greater principal amount of Commitments than the principal amount of the utilized Commitments of the Refinanced Debt plus any accrued but unpaid interest on such Refinanced Debt plus existing commitments unutilized under such Refinanced Debt to the extent permanently terminated at the time of incurrence of such new Indebtedness plus the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Debt and any defeasance costs and any fees and expenses (including OID, upfront fees or similar fees) incurred in connection with the issuance of such Refinancing Revolving Credit Commitments or Refinancing Revolving Loans plus other amounts permitted to be incurred under Sections 7.01 and 7.03, as applicable.

(f)            Refinancing Amendment. Commitments in respect of Refinancing Term Loans and Refinancing Revolving Credit Commitments shall become additional Commitments under this Agreement pursuant to an amendment (a “Refinancing Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Refinancing Lender providing such Commitments, the Administrative Agent. The Refinancing Amendment may, without the consent of any other Loan Party, Agent or Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.15, including amendments as deemed necessary by the Administrative Agent in its reasonable judgment to effect any lien subordination and associated rights of the applicable Lenders to the extent any Refinancing Loans are to rank junior in right of security or to address technical issues relating to funding and payment and any amendments necessary in connection with any Refinancing Loans necessary to provide that such Refinancing Loans and Refinancing Commitments are fungible for U.S. federal income tax purposes. The Borrowers will use the proceeds of the Refinancing Term Loans and Refinancing Revolving Credit Commitments to extend, renew, replace, repurchase, retire or refinance, and shall permanently terminate applicable commitments under, substantially concurrently, the applicable Refinanced Debt.

(g)           Reallocation of Revolving Credit Exposure. Upon any Refinancing Facility Closing Date on which Refinancing Revolving Credit Commitments are effected through the establishment of a new Class of revolving credit commitments pursuant to this Section 2.15, if, on such date, there are any revolving loans under any Revolving Credit Facility then outstanding, such revolving loans shall be prepaid from the proceeds of a new Borrowing of the Incremental Revolving Loans under such new Class of Refinancing Revolving Credit Commitments in such amounts as shall be necessary in order that, after giving effect to such Borrowing and all such related prepayments, all revolving credit loans under all Revolving Credit Facilities will be held by all Lenders under the Revolving Credit Facilities (including Lenders providing such Refinancing Revolving Credit Commitments) ratably in accordance with their revolving credit commitments under all Revolving Credit Facilities (after giving effect to the establishment of such Incremental Revolving Credit Commitments). Upon any Refinancing Facility Closing Date on which Refinancing Revolving Credit Commitments are effected through the increase to any existing Class of Revolving Credit Commitments pursuant to this Section 2.15, (x) if, on the date of such increase, there are any Revolving Credit Loans outstanding, each of the Revolving Credit Lenders under such Class shall be deemed to assign to each of the Refinancing Revolving Credit Lenders, and each of the Refinancing Revolving Credit Lenders shall purchase from each of the Revolving Credit Lenders under such Class, at par, such interests in the Refinancing Revolving Loans outstanding on such Refinancing Facility Closing Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Revolving Credit Loans under such Class will be held by existing Revolving Credit Lenders under such Class and Incremental Revolving Credit Lenders ratably in accordance with their Revolving Credit Commitments under such Class after giving effect to the addition of such Refinancing Revolving Credit Commitments to the Revolving Credit Commitments under such Class; provided that regularly accruing interest and fees through the date of the applicable Refinancing Facility Closing Date (as well as amounts owing to any Lender pursuant to Sections 3.01, 3.04, 3.05, 10.04 and 10.05 or similar provisions pursuant to the other Loan Documents) shall be retained by the respective Lenders to which such amounts were owing and shall not be subject to the assignments sold and purchased as otherwise required hereby and (y) each Incremental Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and each Loan made thereunder shall be deemed, for all purposes, a Revolving Credit Loan and (z) each Incremental Revolving Credit Lender shall become a Lender with respect to the Incremental Revolving Credit Commitments and all matters relating thereto. The Administrative Agent and the Lenders hereby agree that the minimum borrowing and prepayment requirements in Section 2.02 and 2.05(a) of this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(h)           Refinancing Equivalent Debt.

(i)            In lieu of incurring any Refinancing Term Loans or Refinancing Revolving Credit Commitments, the Borrowers may, upon notice to the Administrative Agent, at any time or from time to time after the Closing Date issue, incur or otherwise obtain (A) secured Indebtedness (including any Registered Equivalent Notes) in the form of one or more series of senior secured notes or loans (provided that such Liens on the Term Loan Priority Collateral shall rank pari passu with the Liens on the Term Loan Priority Collateral securing the Obligations under this Agreement (but without regard to control of remedies)) (such notes or loans, “Permitted Pari Passu Secured Refinancing Debt”), (B) secured Indebtedness (including any Registered Equivalent Notes) in the form of one or more series of second lien (or other junior lien) secured notes or second lien (or other junior lien) secured loans (such notes or loans, “Permitted Junior Secured Refinancing Debt”) and (C) unsecured or subordinated Indebtedness (including any Registered Equivalent Notes) in the form of one or more series of unsecured or subordinated notes or loans (such notes or loans, “Permitted Unsecured Refinancing Debt” and together with Permitted Pari Passu Secured Refinancing Debt and Permitted Junior Secured Refinancing Debt, “Refinancing Equivalent Debt”), in each case, in exchange for, or to extend, renew, replace, repurchase, retire or refinance, in whole or in part, any existing Class or Classes of Loans (such Loans, “Refinanced Loans”).

(ii)           Any Refinancing Equivalent Debt:

(A)            (1) shall not (other (I)  any Refinancing Equivalent Debt consisting of a customary bridge facility so long as the long-term Indebtedness into which such customary bridge facility is to be converted satisfies this criteria and (II) any Refinancing Equivalent Debt in an aggregate amount not to exceed the then available Inside Maturity Basket) have a Maturity Date prior to the Maturity Date of the Refinanced Loan, (2) if in the form of term loans (other than (I) any Refinancing Equivalent Debt consisting of a customary bridge facility so long as the long-term Indebtedness into which such customary bridge facility is to be converted satisfies this criteria and (II) any Refinancing Equivalent Debt in an aggregate amount not to exceed the then available Inside Maturity Basket) have a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Refinanced Loans, (3) (I) shall rank pari passu with, or junior in right of payment to, the Obligations under the then existing Term Loans and Revolving Credit Loans and will either be secured solely by the same Collateral securing the Obligations or shall be unsecured and (II) to the extent (x) secured by any Applicable Lien, shall be subject to the ABL Intercreditor Agreement, the Second Lien Intercreditor Agreement and, if applicable, the First Lien Intercreditor Agreement and (y) secured by Liens on the Collateral (other than Applicable Liens), shall be subject to the Second Lien Intercreditor Agreement and the ABL Intercreditor Agreement or, in each case, to intercreditor arrangements reasonably satisfactory to the Administrative Agent, as applicable, (4) shall not be guaranteed by Subsidiaries other than Guarantors, (5) shall not have a greater principal amount than the principal amount of the Refinanced Loans plus any accrued but unpaid interest on such Refinanced Loans plus existing commitments unutilized under such Refinanced Loans to the extent permanently terminated at the time of incurrence of such new Indebtedness plus the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Loans and any defeasance costs and any fees and expenses (including OID, upfront fees or similar fees) incurred in connection with the issuance of such Refinancing Equivalent Debt plus other amounts permitted to be incurred under Section 7.03 and (7) except as otherwise set forth in this clause (h)(ii), shall (x) reflect market terms and conditions (taken as a whole) at the time of such refinancing (as determined by the Administrative Borrower in good faith) or (y) if not consistent with the terms of the corresponding Class under the Facilities, not be materially more restrictive to the Borrowers (as determined by the Administrative Borrower in good faith), when taken as a whole, than the terms of the applicable Class under the Facilities being refinanced or replaced (except for covenants or other provisions applicable only to periods after the Latest Maturity Date of the Term Loans and Revolving Credit Commitments existing at the time of such refinancing),

(B)            [reserved], and

(C)            shall be incurred, and the proceeds thereof used, solely to repay, repurchase, retire or refinance substantially concurrently the Refinanced Loans and terminate all commitments thereunder.

(i)            This Section 2.15 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Section 2.16          Extension of Term Loans; Extension of Revolving Credit Loans.

(a)            Extension of Term Loans. The Borrowers may, at any time and from time to time request that all or a portion of the Term Loans of a given Class (each, an “Existing Term Loan Tranche”) be amended to extend the scheduled Maturity Date(s) with respect to all or a portion of the Term Loans of such Existing Term Loan Tranche (any such Term Loans which have been so amended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.16. In order to establish any Extended Term Loans, the Borrowers shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under such Existing Term Loan Tranche (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with all Extending Term Lenders (other than any transaction or similar fee payable to the applicable consenting Lenders in connection with such Extension Amendment)) and offered pro rata to each Lender under such Existing Term Loan Tranche and (y) be substantially identical to, or (taken as a whole) no more favorable (as reasonably determined by the Administrative Borrower) to the Extending Term Lenders than those applicable to the Existing Term Loan Tranche subject to such Term Loan Extension Request (except if the existing Lenders receive the benefit of such favorable terms or for covenants or other provisions applicable only to periods after the Latest Maturity Date), including: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche, to the extent provided in the applicable Extension Amendment; provided, however, that at no time shall there be Classes of Term Loans hereunder (including Refinancing Term Loans and Extended Term Loans) which have more than five different Maturity Dates; (ii) the All-In Yield, pricing, optional redemptions and prepayments and AHYDO Payments with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, OID or otherwise) may be different than the All-In Yield, pricing, optional redemptions and prepayments and AHYDO Payments for the Term Loans of such Existing Term Loan Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Term Loans); and (iv) Extended Term Loans may have call protection as may be agreed by the Borrowers and the Lenders thereof; provided that (A) unless incurred in reliance upon the then available Inside Maturity Basket, in no event shall the Maturity Date of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof be earlier than the Maturity Date of the applicable Existing Term Loan Tranche, (B) unless incurred in reliance upon the then available Inside Maturity Basket, the Weighted Average Life to Maturity of any Extended Term Loans of a given Term Loan Extension Series at the time of establishment thereof shall be no shorter than the remaining Weighted Average Life to Maturity of the applicable Existing Term Loan Tranche, (C) all documentation in respect of such Extension Amendment shall be consistent with the foregoing, (D) any Extended Term Loans may participate on a pro rata basis or less than or greater than a pro rata basis in any voluntary repayments or prepayments of principal of Term Loans hereunder and on a pro rata basis or less than a pro rata basis (but not greater than a pro rata basis except in the case of AHYDO Payments or a prepayment under Section 2.05(b)(iv) and Section 2.05(b)(vi)(A)(y)), in any mandatory repayments or prepayments of Term Loans hereunder, in each case as specified in the respective Term Loan Extension Request and (E) any extension of such Extended Term Loans shall be subject to no Event of Default under Section 8.01(a) or (f). Any Extended Term Loans amended pursuant to any Term Loan Extension Request shall be designated a series (each, a “Term Loan Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that any Extended Term Loans amended from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Term Loan Extension Series with respect to such Existing Term Loan Tranche (in which case scheduled amortization with respect thereto shall be proportionately increased); provided, further, that if the Applicable Rate and Eurocurrency Rate or Base Rate floor (if any) for any such increase shall be higher than the Applicable Rate and Eurocurrency Rate or Base Rate floor (if any) for the Class being increased, then the Applicable Rate for the Class being increased shall be automatically increased as and to the extent necessary to eliminate such deficiency. Each request for a Term Loan Extension Series of Extended Term Loans proposed to be incurred under this Section 2.16 shall be in an aggregate principal amount that is not less than $10,000,000 (it being understood that the actual principal amount thereof provided by the applicable Lenders may be lower than such minimum amount) and the Borrowers may impose an Extension Minimum Condition with respect to any Term Loan Extension Request, which may be waived by the Borrowers in their sole discretion.

(b)           Extension of Revolving Credit Commitments. The Borrowers may at any time and from time to time request that all or a portion of the Revolving Credit Commitments of a given Class (each, an “Existing Revolver Tranche”) be amended to extend the Maturity Date with respect to all or a portion of any principal amount of such Revolving Credit Commitments (any such Revolving Credit Commitments which have been so amended, “Extended Revolving Credit Commitments” and any loans under such Extended Revolving Credit Commitments, “Extended Revolving Credit Loans”) and to provide for other terms consistent with this Section 2.16. In order to establish any Extended Revolving Credit Commitments, the Borrowers shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Revolver Tranche) (each, a “Revolver Extension Request”) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which shall (x) be identical as offered to each Lender under such Existing Revolver Tranche (including as to the proposed interest rates and fees payable, but excluding any arrangement, structuring or other fees payable in connection therewith that are not generally shared with all Extending Revolving Credit Lenders (other than any transaction or similar fee payable to the applicable consenting Lenders in connection with such Extension Amendment)) and offered pro rata to each Lender under such Existing Revolver Tranche, and (y) be substantially identical to, or taken as a whole, no more favorable (as reasonably determined by the Administrative Borrower) to the Extending Revolving Credit Lender, as the original Revolving Credit Commitments (and related outstandings) unless the existing Lenders receive the benefit of such favorable terms or for covenants and other provisions applicable only to periods after the Latest Maturity Date: (i) the Maturity Date of the Extended Revolving Credit Commitments may be delayed to a later date than the Maturity Date of the Revolving Credit Commitments of such Existing Revolver Tranche, to the extent provided in the applicable Extension Amendment; provided, however, that at no time shall there be Classes of Revolving Credit Commitments hereunder (including Extended Revolving Credit Commitments) which have more than five different Maturity Dates; (ii) the All-In Yield, pricing, optional redemption or prepayment terms, with respect to extensions of credit under the Extended Revolving Credit Commitments (whether in the form of interest rate margin, upfront fees, OID or otherwise) may be different than the All-In Yield, pricing, optional redemption or prepayment terms, for extensions of credit under the Revolving Credit Commitments of such Existing Revolver Tranche, in each case, to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants (as determined by the Borrowers and Lenders extending) and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the Extension Amendment (immediately prior to the establishment of such Extended Revolving Credit Commitments); and (iv) all borrowings under the applicable Revolving Credit Commitments (i.e., the Existing Revolver Tranche and the Extended Revolving Credit Commitments of the applicable Revolver Extension Series) and repayments thereunder shall be made on a pro rata basis (except for (I) payments of interest and fees at different rates on Extended Revolving Credit Commitments (and related outstandings), (II) repayments required upon the Maturity Date of the non-extending Revolving Credit Commitments and (III) repayments made in connection with a permanent repayment and termination of non-extended Revolving Credit Commitments); provided, further, that in no event shall the Maturity Date of any Extended Revolving Credit Commitments of a given Revolver Extension Series at the time of establishment thereof be earlier than the then Latest Maturity Date of any other Revolving Credit Commitments hereunder, and all documentation in respect of such Extension Amendment shall be consistent with the foregoing and the effectiveness of any Extended Revolving Credit Commitments shall be subject to no Event of Default under Section 8.01(a) or (f). Any Extended Revolving Credit Commitments amended pursuant to any Revolver Extension Request shall be designated a series (each, a “Revolver Extension Series”) of Extended Revolving Credit Commitments for all purposes of this Agreement; provided that any Extended Revolving Credit Commitments amended from an Existing Revolver Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Revolver Extension Series with respect to such Existing Revolver Tranche. Each request for a Revolver Extension Series of Extended Revolving Credit Commitments proposed to be incurred under this Section 2.16 shall be in an aggregate principal amount that is not less than $10,000,000 (it being understood that the actual principal amount thereof provided by the applicable Lenders may be lower than such minimum amount) and the Borrowers may impose an Extension Minimum Condition with respect to any Revolver Extension Request, which may be waived by the Borrowers in their sole discretion.

(c)            Extension Request. The Borrowers shall provide the applicable Extension Request at least five (5) Business Days (or such shorter period as may be agreed by the Administrative Agent) prior to the date on which Lenders under the Existing Term Loan Tranche or Existing Revolver Tranche, as applicable, are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.16. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche amended into Extended Term Loans or any of its Revolving Credit Commitments amended into Extended Revolving Credit Commitments, as applicable, pursuant to any Extension Request. Any Lender holding a Loan under an Existing Term Loan Tranche (each, an “Extending Term Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request amended into Extended Term Loans and any Revolving Credit Lender (each, an “Extending Revolving Credit Lender”) wishing to have all or a portion of its Revolving Credit Commitments under the Existing Revolver Tranche subject to such Extension Request amended into Extended Revolving Credit Commitments, as applicable, shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche or Revolving Credit Commitments under the Existing Revolver Tranche, as applicable, which it has elected to request be amended into Extended Term Loans or Extended Revolving Credit Commitments, as applicable (subject to any minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Term Loans under the Existing Term Loan Tranche or Revolving Credit Commitments under the Existing Revolver Tranche, as applicable, in respect of which applicable Term Lenders or Revolving Credit Lenders, as the case may be, shall have accepted the relevant Extension Request exceeds the amount of Extended Term Loans or Extended Revolving Credit Commitments, as applicable, requested to be extended pursuant to the Extension Request, Term Loans or Revolving Credit Commitments, as applicable, subject to Extension Elections shall be amended to Extended Term Loans or Revolving Credit Commitments, as applicable, on a pro rata basis (subject to rounding by the Administrative Agent, which shall be conclusive) based on the aggregate principal amount of Term Loans or Revolving Credit Commitments, as applicable, included in each such Extension Election.

(d)           Extension Amendment. Extended Term Loans and Extended Revolving Credit Commitments shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrowers, the Administrative Agent and each Extending Term Lender or Extending Revolving Credit Lender, as applicable, providing an Extended Term Loan or Extended Revolving Credit Commitment, as applicable, thereunder, which shall be consistent with the provisions set forth in Sections 2.16(a) or (b) above, respectively (but which shall not require the consent of any other Lender). The effectiveness of any Extension Amendment shall be subject to, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of (i) legal opinions (conformed as appropriate), good standing certificates, board resolutions and officers’ certificates consistent with those delivered on the Closing Date (conformed as appropriate) other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent and (ii) reaffirmation agreements and/or such amendments to the Collateral Documents as may be reasonably requested by the Administrative Agent in order to ensure that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, are provided with the benefit of the applicable Loan Documents. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Extension Amendment. Each of the parties hereto hereby agrees that this Agreement and the other Loan Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) necessary to (i) reflect the existence and terms of the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, incurred pursuant thereto, (ii) modify the scheduled repayments set forth in Section 2.07 with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans required to be paid thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans amended pursuant to the applicable Extension (with such amount to be applied ratably to reduce scheduled repayments of such Term Loans required pursuant to Section 2.07), (iii) modify the prepayments set forth in Section 2.05 to reflect the existence of the Extended Term Loans and the application of prepayments with respect thereto, (iv) address technical issues relating to funding and payments and (v) effect such other amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, to effect the provisions of this Section 2.16, including any amendments necessary in connection with any Extended Term Loans or Extended Revolving Credit Commitments necessary to provide that such Extended Term Loans or Extended Revolving Credit Commitments are fungible for U.S. federal income tax purposes, and the Required Lenders hereby expressly authorize the Administrative Agent to enter into any such Extension Amendment. If necessary to consummate any such Extended Term Loans and Extended Revolving Credit Commitments as fungible for U.S. federal income tax purposes with an existing Class of Term Loans or Revolving Credit Commitments, the interest rate margins and rate floors on the applicable existing Class of Term Loans or Revolving Credit Commitments may be automatically increased and any call protection provision may be made more favorable to the applicable existing Lenders.

(e)            No Prepayment. No conversion or extension of Loans or Commitments pursuant to any Extension Amendment in accordance with this Section 2.16 shall constitute a voluntary or mandatory prepayment or repayment for purposes of this Agreement. This Section 2.16 shall supersede any provisions in Section 2.13 or 10.01 to the contrary.

Section 2.17          Defaulting Lenders.

(a)            Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)            Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 10.01.

(ii)            Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrowers may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b)            Defaulting Lender Cure. If the Administrative Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders at par or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Share or other applicable share provided under this Agreement (without giving effect to the reallocation of such Lender’s participation pursuant to Section 2.17(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.18          Co-Borrowers.

(a)            Each Borrower accepts joint and several liability hereunder in consideration of the financial accommodation to be provided by the Administrative Agent and the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each Borrower to accept joint and several liability for the obligations of each Borrower.

(b)            Each Borrower shall be jointly and severally liable for the Obligations, regardless of which Borrower actually receives the Loans hereunder or the amount of the Obligations received or the manner in which the Administrative Agent or any Lender accounts for the Obligations on its books and records. Each Borrower’s obligations with respect to Loans made to it, and each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder, with respect to Loans made to and other Obligations owing by the Borrowers hereunder, shall be separate and distinct obligations, but all such obligations shall be primary obligations of each Borrower.

(c)            Each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Loans made to and other Obligations owing by the Borrowers hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (A) the validity or enforceability, avoidance or subordination of the obligations of any other Borrower or of any promissory note or other document evidencing all or any part of the obligations of any other Borrower, (B) the absence of any attempt to collect the Obligations from any other Borrower, any other guarantor, or any other security therefor, or the absence of any other action to enforce the same, (C) the waiver, consent, extension, forbearance or granting of any indulgence by the Administrative Agent or any Lender with respect to any provision of any instrument evidencing the obligations of any other Borrower, or any part thereof, or any other agreement now or hereafter executed by any other Borrower and delivered to the Administrative Agent or any Lender, (D) the failure by the Administrative Agent or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the obligations of any other Borrower, (E) the Administrative Agent’s or any Lender’s election, in any proceeding instituted under the Bankruptcy Code of the United States, of the application of Section 1111(b)(2) of the Bankruptcy Code of the United States, (F) any borrowing or grant of a security interest by any other Borrower, as Debtor In Possession under Section 364 of the Bankruptcy Code of the United States, (G) the disallowance of all or any portion of the Administrative Agent’s or any Lender’s claim(s) for the repayment of the obligations of any other Borrower under Section 502 of the Bankruptcy Code of the United States, or (H) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Borrower. With respect to each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Loans made to the Borrowers hereunder, such Borrower waives, until the Obligations shall have been paid in full and this Agreement and the other Loan Documents shall have been terminated, any right to enforce any right of subrogation or any remedy which the Administrative Agent or any Lender now has or may hereafter have against such Borrower, any endorser or any guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any security or collateral given to the Administrative Agent or any Lender to secure payment of the Obligations or any other liability of any Borrower to the Administrative Agent or any Lender.

(d)            Upon the occurrence and during the continuation of any Event of Default, the Administrative Agent and the Lenders may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against any other Borrower or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that the Administrative Agent and the Lenders shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations.

(e)            Each Borrower hereby irrevocably appoints the Administrative Borrower as the borrowing agent and attorney-in-fact for the Borrowers, which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by all of the Borrowers that such appointment has been revoked and that another Borrower has been appointed in the place of the Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide to the Administrative Agent and receive from the Administrative Agent all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and the other Loan Documents and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Collateral of the Borrowers in a combined fashion, as more fully set forth herein and in the Collateral Documents, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that neither the Agents nor the Lenders shall incur liability to the Borrowers as a result hereof. Each of the Borrowers expects to derive benefit, directly or indirectly, from the handling of the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group

(f)            After the Closing Date, the Administrative Borrower may, at any time and from time to time, designate any Restricted Subsidiary that is a wholly-owned Domestic Subsidiary that is treated as a corporation for U.S. federal income tax purposes as a Borrower by delivery to the Administrative Agent of a Borrower Joinder Agreement executed by such Subsidiary and the Administrative Borrower, together with any documentation and other information with respect to such additional Borrower required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act requested by the Administrative Agent (and to the extent not theretofore delivered on the Closing Date or otherwise) and satisfied the Collateral and Guarantee Requirement (including without limitation the actions as specified in Section 6.11 with respect to newly formed Subsidiaries), and upon such delivery and satisfaction, such Subsidiary shall for all purposes of this Agreement and the other Loan Documents be a Borrower and a party to this Agreement. As soon as practicable upon receipt of a Borrower Joinder Agreement, the Administrative Agent shall furnish a copy thereof to each Lender.

Article III.
TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01          Taxes.

(a)            Except as provided in this Section 3.01, all payments made by or on account of the Borrowers or Guarantors to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by any Law. If the Borrowers, any Guarantor or other applicable withholding agent shall be required by any Laws to deduct or withhold any Taxes from or in respect of any sum payable under any Loan Document to any Agent or any Lender, (i) if the Tax in question is an Indemnified Tax or Other Tax (as defined below), the sum payable by the Borrowers or any Guarantor shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 3.01), each of such Lender (or where any Agent receives the payments for its own account, such Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent shall make such deductions, (iii) the applicable withholding agent shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment (or, if receipts or evidence are not available within thirty (30) days, as soon as possible thereafter), if the Borrowers or any Guarantor is the applicable withholding agent, it shall furnish to such Agent or Lender (as the case may be) the original or a copy of a receipt evidencing payment thereof or other evidence acceptable to such Agent or Lender.

(b)            In addition, the Borrowers agree to pay any and all present or future stamp, court or documentary Taxes and any other excise, property, intangible or mortgage recording Taxes, imposed by any Governmental Authority, which arise from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document excluding, in each case, any such Tax imposed as a result of an Agent or Lender’s Assignment and Assumption, grant of a participation, transfer or assignment to or designation of a new applicable Lending Office or other office for receiving payments under any Loan Document (collectively, “Assignment Taxes”), except for Assignment Taxes resulting from an assignment or participation that is requested or required in writing by the Borrowers (all such non-excluded taxes described in this Section 3.01(b) being hereinafter referred to as “Other Taxes”).

(c)            The Borrowers and each Guarantor agree to promptly indemnify each Agent and each Lender for (i) the full amount of Indemnified Taxes and Other Taxes payable by such Agent or such Lender and (ii) any expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the Governmental Authority. A certificate as to the amount of such payment or liability prepared in good faith and delivered by such Agent or Lender (or by an Agent on behalf of such Lender), accompanied by a written statement thereof setting forth in reasonable detail the basis and calculation of such amounts shall be conclusive absent manifest error.

(d)           Each Lender and Agent shall, at such times as are reasonably requested by the Borrowers or the Administrative Agent, provide the Borrowers and the Administrative Agent with any documentation prescribed by Law or reasonably requested by the Borrowers or the Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding Tax with respect to any payments to be made to such Lender under the Loan Documents. Each such Lender and Agent shall, whenever a lapse in time or change in circumstances renders such documentation obsolete or inaccurate in any material respect, deliver promptly and on or before the date such documentation expires, becomes obsolete or inaccurate to the Borrowers and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrowers or the Administrative Agent) or promptly notify the Borrowers and the Administrative Agent in writing of its legal ineligibility to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding Tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the applicable withholding agent shall withhold amounts required to be withheld by applicable Law from such payments at the applicable statutory rate. Notwithstanding any other provision of this clause (d), a Lender shall not be required to deliver any form pursuant to this clause (d) that such Lender is not legally eligible to deliver. Without limiting the foregoing:

(i)           Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrowers and the Administrative Agent on or before the date on which it becomes a party to this Agreement and at the reasonable request of the Parent Borrower or Administrative Agent two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor forms) certifying that such Lender is exempt from U.S. federal backup withholding.

(ii)           Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrowers and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent) whichever of the following is applicable:

(A)           two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor forms), claiming eligibility for the benefits of an income tax treaty to which the United States is a party,

(B)           two properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI (or any successor forms),

(C)           in the case of a Lender claiming the benefits of the exemption for portfolio interest under Sections 871(h) or 881(c) of the Code, (A) a certificate substantially in the form of Exhibit I hereto (any such certificate a “United States Tax Compliance Certificate”) and (B) two properly completed and duly signed original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable (or any successor forms), or

(D)           to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a Participant holding a participation granted by a participating Lender), two properly completed and duly signed original copies of Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a properly completed and duly signed Form W-8ECI, W-8BEN, W-8BEN-E, United States Tax Compliance Certificate, Form W-9, Form W-8IMY or any other required information from each beneficial owner, as applicable (provided that, if such Lender is a partnership (and not a participating Lender) and one or more beneficial owners are claiming the portfolio interest exemption, the United States Tax Compliance Certificate may be provided by such Lender on behalf of such beneficial owner(s)).

(iii)           Each Administrative Agent that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrowers two properly completed and duly signed original copies of Internal Revenue Service Form W-9 (or any successor forms) with respect to fees received on its own behalf, certifying that such Administrative Agent is exempt from U.S. federal backup withholding. Each Administrative Agent that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrowers and the Administrative Agent two properly completed and duly signed original copies of Internal Revenue Service Form W-8ECI (or any successor forms) with respect to fees received on its own behalf and Internal Revenue Service Form W-8IMY, and including required accompanying documentation with respect to payments to be received by it on behalf of the Lenders, certifying that it is a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of its trade or business within the United States and that it is using such form as evidence of its agreement with the Borrower to be treated as a U.S. Person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a resident for tax purposes in the United States with respect to such payments as contemplated by Section 1.1441-1(b)(2)(iv) of the United States Treasury Regulations).

(e)           If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by Laws and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable Laws and such additional documentation reasonably requested by the Borrowers or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has or has not complied with such Lender’s obligations under FATCA and, if necessary, to determine the amount to deduct and withhold from such payment.

(f)            Each Lender hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender to the Administrative Agent pursuant to Section 3.01(d) or (e) above.

(g)           Any Lender or Agent claiming any additional amounts payable pursuant to this Section 3.01 shall use its reasonable efforts to mitigate or reduce the additional amounts payable, which reasonable efforts may include a change in the jurisdiction of its Lending Office (or any other measures reasonably requested by the Borrowers) if such a change or other measures would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Lender, result in any unreimbursed cost or expense or be otherwise disadvantageous to such Lender.

(h)           If any Lender or Agent determines, in its sole discretion exercised in good faith, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by a Loan Party pursuant to this Section 3.01, it shall promptly remit to such Loan Party an amount equal to the amount of such refund (but only to the extent of indemnification or additional amounts paid by the Loan Party under this Section 3.01(h) with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including any Taxes) of the Lender or Agent, as the case may be, and without interest (other than any interest paid by the relevant taxing authority with respect to such refund net of any Taxes payable by any Agent or Lender on such interest); provided that the Loan Parties, upon the request of the Lender or Agent, as the case may be, shall promptly return such refund (plus any penalties, interest or other charges imposed by the relevant taxing authority) to such party in the event such party is required to repay such refund to the relevant taxing authority. The Administrative Agent or such Lender, as the case may be, shall provide the Loan Party with a copy of any notice of assessment or other evidence reasonably available of the requirement to repay such refund received from the relevant taxing authority. This Section shall not be construed to require any Agent or any Lender to make available its tax returns (or any other information relating to Taxes that it deems confidential) to the Borrowers or any other person.

Section 3.02         Illegality.

If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate in each case after the Closing Date, then, on written notice thereof by such Lender to the Borrowers through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert Base Rate Loans to Eurocurrency Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurocurrency Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrowers that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all applicable Eurocurrency Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurocurrency Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or promptly, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurocurrency Rate component of the Base Rate with respect to any Base Rate Loans, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurocurrency Rate. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted and all amounts due, if any, in connection with such prepayment and conversion.

Section 3.03         Inability to Determine Rates.

(a)           If, after the Closing Date, the Required Lenders reasonably determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (i) deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount, currency and Interest Period of such Eurocurrency Rate Loan (such Loans, the “Impacted Loans”), (ii) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or in connection with an existing or proposed Base Rate Loan, or (iii) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrowers and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurocurrency Rate Loans shall be suspended, and (y) in the event of a determination described in the preceding sentence with respect to the Eurocurrency Rate component of the Base Rate, the utilization of the Eurocurrency Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrowers may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

(b)           Notwithstanding the foregoing, if the Administrative Agent has made the determination described in clause (i) of Section 3.03(a), the Administrative Agent, with the consent of the Parent Borrower, may establish an alternative interest rate for the Impacted Loans, in which case, such alternative rate of interest shall apply with respect to the Impacted Loans until (1) the Administrative Agent revokes the notice delivered with respect to the Impacted Loans under clause (i) of the first sentence of this Section 3.03(a), (2) the Administrative Agent or the Required Lenders notify the Administrative Agent and the Borrowers that such alternative interest rate does not adequately and fairly reflect the cost to such Lenders of funding the Impacted Loans, or (3) any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender or its applicable Lending Office to make, maintain or fund Loans whose interest is determined by reference to such alternative rate of interest or to determine or charge interest rates based upon such rate or any Governmental Authority has imposed material restrictions on the authority of such Lender to do any of the foregoing and provides the Administrative Agent and the Borrowers written notice thereof.

(c)           Notwithstanding anything to the contrary in this Agreement or any other Loan Documents:

(i)	On March 5, 2021 the Financial Conduct Authority (“FCA”), the regulatory supervisor of LIBOR’s administrator (“IBA”), announced in a public statement the future cessation or loss of representativeness of overnight/Spot Next, 1-week, 1-month, 2-month, 3-month, 6-month and 12- month U.S. dollar LIBOR tenor settings. On the earliest of (A) the date that all Available Tenors of U.S. dollar LIBOR have permanently or indefinitely ceased to be provided by IBA or have been announced by the FCA pursuant to public statement or publication of information to be no longer representative, (B) June 30, 2023 and (C) the Early Opt-in Effective Date in respect of a SOFR Early Opt-in, if the then-current Benchmark is LIBOR, the Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a quarterly basis.

(ii)	(x) Upon (A) the occurrence of a Benchmark Transition Event or (B) a determination by the Administrative Agent that neither of the alternatives under clause (1) of the definition of Benchmark Replacement are available, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders (and any such objection shall be conclusive and binding absent manifest error); provided that solely in the event that the then-current Benchmark at the time of such Benchmark Transition Event is not a SOFR-based rate, the Benchmark Replacement therefor shall be determined in accordance with clause (1) of the definition of Benchmark Replacement unless the Administrative Agent reasonably determines that neither of such alternative rates is available.

(y)  On the Early Opt-in Effective Date in respect of an Other Rate Early Opt-in, the Benchmark Replacement will replace LIBOR for all purposes hereunder and under any Loan Document in respect of any setting of such Benchmark on such day and all subsequent settings without any amendment to, or further action or consent of any other party to this Agreement or any other Loan Document.

(iii)	At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the Borrower may revoke any request for a borrowing of, conversion to or continuation of Loans to be made, converted or continued that would bear interest by reference to such Benchmark until the Borrower’s receipt of notice from the Administrative Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During the period referenced in the foregoing sentence, the component of Base Rate based upon the Benchmark will not be used in any determination of Base Rate.

(iv)	In connection with the implementation and administration of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(v)	The Administrative Agent will promptly notify the Administrative Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Administrative Agent pursuant to this Section 3.03(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error.

(vi)	At any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or LIBOR), then the Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (B) the Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

Section 3.04         Increased Cost and Reduced Return; Capital Adequacy; Eurocurrency Rate Loan Reserves.

(a)           If any Lender reasonably determines that as a result of a Change in Law, there shall be any increase in the cost to such Lender of agreeing to make or making, funding or maintaining Eurocurrency Rate Loans, or a reduction in the amount received or receivable by such Lender in connection with any of the foregoing (including any Taxes (other than (i) Indemnified Taxes or Other Taxes or (ii) Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document that are excluded from the definition of Indemnified Taxes pursuant to clauses (i) through (vi) thereof), including by imposing, modifying or holding applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and excluding for purposes of this Section 3.04(a) any such increased costs or reduction in amount resulting from reserve requirements contemplated by Section 3.04(c) or the definition of Eurocurrency Rate), then from time to time within fifteen (15) days after demand by such Lender setting forth in reasonable detail such increased costs (with a copy of such demand to the Administrative Agent given in accordance with Section 3.06), the Borrowers shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction.

(b)           If any Lender reasonably determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of any such Lender’s holding companies, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by it, to a level below that which such Lender or such Lender’s holding companies could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding companies with respect to capital adequacy and liquidity), then from time to time upon demand of such Lender (with a copy of such demand to the Administrative Agent), the Borrowers will pay to such Lender, as the case may be, within fifteen (15) days after demand by such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding companies for any such reduction suffered.

(c)           The Borrowers shall pay to each Lender, (i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Rate funds or deposits, additional interest on the unpaid principal amount of each applicable Eurocurrency Rate Loan of the Borrowers equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financing regulatory authority imposed in respect of the maintenance of the Commitments or the funding of any Eurocurrency Rate Loans of the Borrowers, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive absent manifest error) which in each case shall be due and payable on each date on which interest is payable on such Loan; provided that the Borrowers shall have received at least fifteen (15) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or cost from such Lender. If a Lender fails to give notice fifteen (15) days prior to the relevant Interest Payment Date, such additional interest or cost shall be due and payable fifteen (15) days from receipt of such notice.

Section 3.05         Funding Losses.

Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, which demand shall set forth in reasonable detail the basis for requesting such amount, the Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense (excluding loss of anticipated profits or margin) actually incurred by it as a result of:

(a)          any continuation, conversion, payment or prepayment of any Eurocurrency Rate Loan of the Borrowers on a day other than the last day of the Interest Period for such Loan; or

(b)         any failure by the Borrowers (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Eurocurrency Rate Loan of the Borrowers on the date or in the amount notified by the Borrowers;

including any loss or expense (excluding loss of anticipated profits or margin) arising from the liquidation or reemployment of funds obtained by it to maintain such Eurocurrency Rate Loan or from fees payable to terminate the deposits from which such funds were obtained.

Section 3.06         Matters Applicable to All Requests for Compensation.

(a)           If any Lender requests compensation under Section 3.04, or the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material economic, legal or regulatory respect; provided that nothing in this Section 3.06(a) shall affect or postpone any Obligations of the Borrowers or the rights of the Lenders under this Article III.

(b)           If any Lender requests compensation by the Borrowers under Section 3.04, the Borrowers may, by notice to such Lender (with a copy to the Administrative Agent), suspend the obligation of such Lender to make or continue Eurocurrency Rate Loans from one Interest Period to another Interest Period, or to convert Base Rate Loans into Eurocurrency Rate Loans, until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.06(d) shall be applicable); provided that such suspension shall not affect the right of such Lender to receive the compensation so requested.

(c)           Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of Section 3.01, 3.02, 3.03 or 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender pursuant to the foregoing provisions of Section 3.01, 3.02, 3.03 or 3.04 for any increased costs incurred or reductions suffered more than one hundred and eighty (180) days prior to the date that such Lender notifies the Borrowers of the event giving rise to such claim and of such Lender’s intention to claim compensation therefor (except that, if the circumstance giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

(d)           If the obligation of any Lender to make or continue any Eurocurrency Rate Loan or to convert Base Rate Loans into Eurocurrency Rate Loans shall be suspended pursuant to Section 3.06(b) hereof, such Lender’s applicable Eurocurrency Rate Loans shall be automatically converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for such Eurocurrency Rate Loans (or, in the case of any immediate conversion required by Section 3.02, on such earlier date as required by Law) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to such conversion no longer exist:

(i)           to the extent that such Lender’s Eurocurrency Rate Loans have been so converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s applicable Eurocurrency Rate Loans shall be applied instead to its Base Rate Loans; and

(ii)          all Loans that would otherwise be made or continued from one Interest Period to another by such Lender as Eurocurrency Rate Loans shall be made or continued instead as Base Rate Loans (if possible), and all Base Rate Loans of such Lender that would otherwise be converted into Eurocurrency Rate Loans shall remain as Base Rate Loans.

(e)           If any Lender gives notice to the Borrowers (with a copy to the Administrative Agent) that the circumstances specified in Section 3.02, 3.03 or 3.04 hereof that gave rise to the conversion of any of such Lender’s Eurocurrency Rate Loans pursuant to this Section 3.06 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurocurrency Rate Loans made by other Lenders under the applicable Facility are outstanding, if applicable, such Lender’s Base Rate Loans shall be automatically converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurocurrency Rate Loans, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurocurrency Rate Loans under such Facility and by such Lender are held pro rata (as to principal amounts, interest rate basis, and Interest Periods) in accordance with their respective Commitments for the applicable Facility.

(f)           Any Agent or Lender claiming compensation under this Article III shall deliver a certificate to the Borrowers setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder, which shall be conclusive on the absence of manifest error. In determining such amounts, such Agent or Lender may use any reasonable averaging and attribution methods.

Section 3.07         Replacement of Lenders under Certain Circumstances.

If (i) any Lender ceases to make Eurocurrency Rate Loans as a result of any condition described in Section 3.02 or Section 3.04, (ii) the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or 3.04, (iii) any Lender is a Non-Consenting Lender, (iv) any Lender becomes a Defaulting Lender, or (v) any other circumstance exists hereunder that gives the Borrowers the right to replace a Lender as a party hereto, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, (x) require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.07), all of its interests, rights and obligations under this Agreement (or, with respect to clause (iii) above, all of its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver and amendment) and the related Loan Documents to one or more Eligible Assignees (provided that neither the Administrative Agent nor any Lender shall have any obligation to the Borrowers to find a replacement Lender or other such Person) that shall assume such obligations (any of which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(a)          the Borrowers or the Assignee shall have paid to the Administrative Agent the assignment fee specified in Section 10.07(b)(ii)(B) (unless otherwise waived by the Administrative Agent);

(b)          such Lender shall have received payment of an amount equal to the applicable outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.05(a)(vi) in connection with a Repricing Transaction and Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees (other than any amount under Section 2.05(a)(vi))) or the Borrowers;

(c)          such Lender being replaced pursuant to this Section 3.07 shall (1) execute and deliver an Assignment and Assumption with respect to all, or a portion as applicable, of such Lender’s Commitment and outstanding Loans, and (2) deliver any Notes evidencing such Loans to the Borrowers or Administrative Agent (or a lost or destroyed note indemnity in lieu thereof); provided that the failure of any such Lender to execute an Assignment and Assumption or deliver such Notes shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment may be recorded in the Register and the Notes shall be deemed to be canceled upon such failure;

(d)          upon such payment set forth in clauses (a) and (b) above and, if so requested by the assignee Lender, delivery to the assignee Lender of the appropriate Note or Notes executed by the Borrowers, the assignee Lender shall become a Lender hereunder and the assigning Lender shall cease to constitute a Lender hereunder with respect to such assigned Loans, Commitments and participations, except with respect to indemnification provisions under this Agreement, which shall survive as to such assigning Lender;

(e)           in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(f)           such assignment does not conflict with applicable Laws;

(g)          [reserved]; and

(h)          the Lender that acts as the Administrative Agent cannot be replaced in its capacity as Administrative Agent other than in accordance with Section 9.06,

or (y) terminate the Commitment of such Lender, and in the case of a Lender, repay all Obligations of the Borrowers owing to such Lender relating to the Loans and participations held by such Lender as of such termination date; provided that in the case of any such termination of the Commitment of a Non-Consenting Lender such termination shall be sufficient (together with all other consenting Lenders) to cause the adoption of the applicable departure, waiver or amendment of the Loan Documents and such termination shall, with respect to clause (iii) above, be in respect of all of its interests, rights and obligations with respect to the Class of Loans or Commitments that is the subject of the related consent, waiver and amendment.

Notwithstanding the foregoing, in addition if a Non-Consenting Lender is being replaced in connection with any Extension Amendment, Refinancing Amendment, Permitted Repricing Amendment or amendment effecting a Replacement Term Loan, the Borrowers shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice (which notice may be rescinded if the transaction contemplated in such notice is not consummated) to such Non-Consenting Lenders, in lieu of execution of an Assignment and Assumption as otherwise provided for in this clause (b), effect such assignment by purchasing any such Non-Consenting Lender’s Loans (which shall be automatically cancelled upon consummation of such acquisition) and unfunded Commitments at par (allocated among the applicable Lenders in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrowers), accompanied by payment of any accrued interest and fees thereon (and, if applicable, any amounts payable pursuant to clause (e) of this Section, Section 3.05 and any amounts under Section 2.05(a)(vi) in connection with a Repricing Transaction). By receiving such purchase price, the applicable Lenders shall automatically be deemed to have assigned such Loans or Commitments pursuant to the terms of an Assignment and Assumption, and accordingly no other action by such Lenders shall be required in connection therewith.

In the event that (i) the Borrowers or the Administrative Agent has requested that the Lenders consent to a departure or waiver of any provisions of the Loan Documents or agree to any amendment thereto, (ii) the consent, waiver or amendment in question requires the agreement of each affected Lender or all the Lenders with respect to a certain Class or Classes of the Loans and/or Commitments and (iii) the Required Lenders (or, in the case of a consent, waiver or amendment involving all affected Lenders or all Lenders of a certain Class or Classes (including to the extent such Classes constitute all outstanding Classes), in lieu of the Required Lenders, the Required Class Lenders) have agreed (but solely to the extent required by Section 10.01) to such consent, waiver or amendment (including, in each case, by virtue of such Lender refusing to make or enter into an Extension Election pursuant to Section 2.16, a Refinancing Amendment pursuant to Section 2.15, a Permitted Repricing Amendment or an amendment effecting a Replacement Term Loan pursuant to Section 10.01), then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

In connection with any such replacement, if any such Non-Consenting Lender or Defaulting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption to such Non-Consenting Lender or Defaulting Lender, then such Non-Consenting Lender or Defaulting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender or Defaulting Lender. Notwithstanding the foregoing, in addition if a Non-Consenting Lender is being replaced in connection with any Extension Amendment, Refinancing Amendment, Permitted Repricing Amendment or amendment effecting a Replacement Term Loan, the Administrative Borrower shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice (which notice may be rescinded if the transaction contemplated in such notice is not consummated) to such Non-Consenting Lenders, in lieu of execution of an Assignment and Assumption as otherwise provided for in this clause (y), to effect such assignment by purchasing any such Non-Consenting Lender’s Loans (which shall automatically be cancelled upon consummation of such acquisition) and unfunded Commitments at par (allocated among the applicable Lenders in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrowers), accompanied by payment of any accrued interest, premium and fees thereon (and, if applicable, any amounts payable pursuant to the immediately preceding paragraphs). By receiving such purchase price, the applicable Lenders shall automatically be deemed to have assigned such Loans or Commitments pursuant to the terms of an Assignment and Assumption and accordingly no other action by such Lenders shall be required in connection therewith.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Section 3.08         Survival.

All of the Loan Parties’ obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

Article IV.
CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

Section 4.01         Conditions to Initial Credit Extension.

The obligation of each Lender to make a Credit Extension hereunder on the Closing Date is subject to satisfaction (or waiver) of the following conditions precedent:

(a)           The Administrative Agent’s receipt of the following, each of which shall be originals or pdf copies or other facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party:

(i)           a Request for Credit Extension in accordance with the requirements hereof;

(ii)          [reserved];

(iii)         a Note executed by the Borrowers in favor of each Lender that has requested a Note at least three (3) Business Days in advance of the Closing Date;

(iv)        a copy of the charter or certificate of formation (or the equivalent thereof) of each Loan Party certified by the secretary of state of the state of formation, if applicable, of such Loan Party and the other Organization Documents of each Loan Party;

(v)         [reserved];

(vi)        such certificates of good standing (to the extent such concept exists) from the applicable secretary of state of the state of organization of each Loan Party, certificates of resolutions or other action and incumbency certificates evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party on the Closing Date;

(vii)       customary opinions from Kirkland & Ellis LLP and Taft, Stettinius & Hollister LLP, counsel to the Loan Parties;

(viii)      a solvency certificate from the chief financial officer of the Parent Borrower (after giving effect to the Transactions) substantially in the form of Exhibit D-2 hereto.

(b)           Payment of all fees, closing payments and expenses required to be paid hereunder and due to the Administrative Agent and the Bookrunner, and in the case of expenses, to the extent invoiced at least three (3) Business Days prior to the Closing Date (except as otherwise reasonably agreed by the Borrowers), required to be paid on the Closing Date.

(c)           The Administrative Agent shall have received a copy of the Third Amendment to ABL Credit Agreement (the “ABL Credit Agreement Amendment”) duly executed by the Parent Borrower, each Guarantor party thereto, the Lenders (as such term is defined in the ABL Credit Agreement) party thereto and the ABL Agent.

(d)           [Reserved].

(e)           The Administrative Agent shall have received the Annual Financial Statements and Quarterly Financial Statements.

(f)           [Reserved].

(g)           So long as requested at least ten (10) business days prior to the Closing Date, (x) the Administrative Agent shall have received, at least three (3) Business Days prior to the Closing Date, all documentation and other information with respect to Borrowers and the Guarantors that is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act and (y) any Loan Party that qualifies as a “legal entity customer,” under the Beneficial Ownership Regulation shall deliver, at least three (3) Business Days prior to the Closing Date, a beneficial ownership certificate to the Administrative Agent, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association, in relations to such Loan Party

(h)           [Reserved].

(i)           [Reserved].

(j)           Substantially concurrently with the initial Borrowing on the Closing Date, the Closing Date Refinancing shall have been consummated.

Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Section 4.02         Conditions to All Credit Extensions.

The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) after the Closing Date is subject to satisfaction (or waiver) of the following conditions precedent:

(i)           The representations and warranties of each Loan Party set forth in Article V and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(ii)          No Default or Event of Default shall exist or would result from such proposed Credit Extension or from the application of the proceeds therefrom.

(iii)         The Administrative Agent shall have received a Request for Credit Extension in accordance with the requirements hereof.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type or a continuation of Eurocurrency Rate Loans) submitted by the Borrowers after the Closing Date shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(i) and (ii) have been satisfied on and as of the date of the applicable Credit Extension.

Notwithstanding anything in this Section 4.02 to the contrary, (i) the effectiveness of any Incremental Amendment shall be subject only to the conditions precedent set forth in Section 2.14(d) and to such conditions as are mutually agreed between the applicable Borrower and the Lenders party to the Incremental Amendment, (ii) the effectiveness of any Refinancing Amendment shall be subject only to the conditions precedent set forth in Section 2.15(b) and such conditions as are mutually agreed between the applicable Borrower and the Lenders party to the applicable amendment, (iii) the effectiveness of any Extension Amendment shall be subject only to the conditions precedent set forth in Section 2.16(d) and to such conditions as are mutually agreed between the applicable Borrower and the Lenders party to the Extension Amendment and (iv) the effectiveness of any Permitted Repricing Amendment or any amendment with respect to Replacement Term Loans shall be subject only to such conditions as are mutually agreed between the applicable Borrower and the Lenders party to the applicable amendment.

Article V.
REPRESENTATIONS AND WARRANTIES

Each Borrower and each of the Guarantors party hereto represent and warrant to the Agents and the Lenders (a) on and as of the Closing Date and (b) after the Closing Date, at the time of each Credit Extension (to the extent, in the case of clause (b), the representations and warranties in this Article V are required to be true and correct in all material respects or otherwise as a condition to such Credit Extension pursuant to Article IV) that:

Section 5.01         Existence, Qualification and Power; Compliance with Laws.

Each Loan Party and each Restricted Subsidiary that is a Material Subsidiary (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, organization or formation (to the extent such concept exists in such jurisdiction), (b) in the case of the Loan Parties has all requisite corporate power, limited liability power or other organizational power and authority to execute, deliver and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and in good standing (to the extent such concept exists in such jurisdiction) under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business as currently conducted requires such qualification, (d) is in compliance with all applicable Laws (including the United States Foreign Corrupt Practices Act of 1977, as amended), orders, writs and injunctions and (e) has all requisite governmental licenses, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (a) (other than with respect to the Parent Borrower), (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.02         Authorization; No Contravention.

The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is a party (a) have been duly authorized by all necessary corporate or other organizational action, and (b) do not (i) contravene the terms of any of such Person’s Organization Documents, (ii) result in any breach or contravention of, or the creation of any Lien upon any of the property or assets of such Loan Party (other than as permitted by Section 7.01), or require any payment to be made under (x) any Contractual Obligation to which such Person is a party or (y) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject or (iii) violate any Law; except with respect to any breach or contravention or payment (but not creation of Liens) referred to in clauses (ii) and (iii), to the extent that such violation, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

Section 5.03         Governmental Authorization; Other Consents.

No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, enforcement by the Administrative Agent of its rights under the Loan Documents against, any Loan Party of this Agreement or any other Loan Document, the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, the perfection (if and to the extent required by the Collateral and Guarantee Requirement) or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Secured Parties, (ii) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect (except to the extent not required to be obtained, taken, given or made or in full force and effect pursuant to the Collateral and Guarantee Requirement) and (iii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.04         Binding Effect.

This Agreement and each other Loan Document has been duly executed and delivered by each Loan Party that is party thereto. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is a party thereto in accordance with its terms, except as such enforceability may be limited by (i) Debtor Relief Laws and by general principles of equity and principles of good faith and fair dealing and (ii) the effect of foreign Laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries.

Section 5.05         Financial Statements; No Material Adverse Effect.

(a)           [Reserved].

(b)           Since December 31, 2020, there has been no event, circumstance or change, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.06         Litigation.

Except as set forth on Schedule 5.06, (a) there are no actions, suits or proceedings, pending or (b) to the knowledge of any Borrower, there are no actions, suits, proceedings, claims or disputes overtly threatened in writing, in each case of (a) and (b), at law, in equity, in arbitration or before any Governmental Authority, by or against any Borrower or any Restricted Subsidiary or against any of their properties or revenues that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.07         Ownership of Property; Liens.

Each of the Borrowers and each of its Restricted Subsidiaries has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens except as set forth on Schedule 5.07 and except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 and except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.08         Environmental Matters.

Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect:

(a)          each Loan Party and its respective properties and operations are and have been in compliance with all Environmental Laws, which includes obtaining and maintaining all applicable Environmental Permits required under such Environmental Laws to carry on the business of the Loan Parties;

(b)          the Loan Parties have not received any written notice that alleges any of them is in violation of or potentially liable under any Environmental Laws and none of the Loan Parties nor any Real Property is the subject of any claims, investigations, liens, demands, or judicial, administrative or arbitral proceedings pending or, to the knowledge of any Borrower, threatened in writing, under any Environmental Law or to revoke or modify any Environmental Permit held by any of the Loan Parties;

(c)          there has been no Release of Hazardous Materials on, at, under or from any Real Property or facilities owned, operated or leased by any of the Loan Parties, or, to the knowledge of any Borrower, Real Property formerly owned, operated or leased by any Loan Party or arising out of the conduct of the Loan Parties, in any case, that could reasonably be expected to require investigation, remedial activity or corrective action or cleanup under Environmental Laws or could reasonably be expected to result in the Borrowers or any other Loan Party incurring liability under Environmental Laws; and

(d)          there are no existing facts, circumstances or conditions arising out of or relating to the operations of the Loan Parties or Real Property or facilities owned, operated or leased by any of the Loan Parties or, to the knowledge of any Borrower, Real Property or facilities formerly owned, operated or leased by the Loan Parties that could reasonably be expected to result in the Borrowers or any other Loan Party incurring liability under Environmental Laws.

Section 5.09         Taxes.

Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Borrowers and the Restricted Subsidiaries have timely filed all tax returns required to be filed by them, and have paid all Taxes levied or imposed upon them or their properties, income, profits or assets, that are due and payable (including in their capacity as a withholding agent), except those which are being contested in good faith by appropriate actions diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed Tax deficiency or assessment known to any Loan Parties against the Loan Parties or their Restricted Subsidiaries that, if made, could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No written adjustment relating to any such returns and involving a material amount of tax has been proposed or otherwise assessed by a taxing authority, and there are no pending audits, proceedings or actions related to the assessment or collection of taxes against any Loan Party that could, individually or in the aggregate, in each case, reasonably be expected to have a Material Adverse Effect.

Section 5.10         ERISA Compliance.

(a)           Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each Plan is in compliance in form and operation with its terms and with the applicable provisions of ERISA, the Code and other applicable federal or state Laws.

(b)           (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) neither any Loan Party, Restricted Subsidiary nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due but not delinquent under Section 4007 of ERISA); (iii) neither any Loan Party, Restricted Subsidiary nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA with respect to a Multiemployer Plan; and (iv) to the knowledge of the Borrowers, neither any Loan Party, nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA; except, with respect to each of the foregoing clauses of this Section 5.10(b), as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.11         Subsidiaries; Equity Interests.

As of the Closing Date (after giving effect to the Transactions), no Loan Party has any Material Subsidiaries other than those specifically disclosed on Schedule 5.11 (it being understood that the disclosure of any Subsidiary on Schedule 5.11 shall not be an admission that such Subsidiary is a Material Subsidiary), and all of the outstanding Equity Interests owned by the Loan Parties (or a Subsidiary of any Loan Party) in such Material Subsidiaries have been validly issued and are fully paid and all Equity Interests owned by a Loan Party (or a Subsidiary of any Loan Party) in such Material Subsidiaries are owned free and clear of all Liens except (i) those created under the Collateral Documents and (ii) any nonconsensual Lien that is permitted under Section 7.01.

Section 5.12         Margin Regulations; Investment Company Act.

(a)           Each Borrower is not and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Borrowings or drawings under any Letter of Credit will be used for any purpose that violates Regulation U of the Board of Governors of the United States Federal Reserve System.

(b)           None of the Borrowers or any Guarantor is required to be registered as an “investment company” under the Investment Company Act of 1940.

Section 5.13         Disclosure.

(a)           As of the Closing Date, no written report, financial statement, certificate or other written information furnished by or on behalf of the Parent Borrower concerning it or its Subsidiaries or the Transactions (other than projected financial information, pro forma financial information, budgets, estimates, other forward looking statements and information of a general economic or industry nature) to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Loan Document (as modified or supplemented by other information so furnished) when taken as a whole and as supplemented contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (when taken as a whole), in the light of the circumstances under which they were made, not materially misleading. With respect to written projected financial information and pro forma financial information, furnished by or on behalf of the Initial Borrower on or prior to the Closing Date concerning the Company and its Subsidiaries or the Transactions, the Initial Borrower represents, as of the Closing date, that such written information was prepared in good faith based upon assumptions believed to be reasonable at the time such information was furnished to the Lenders (it being understood that (i) such projected financial information and pro forma financial information are not to be viewed as facts or a guarantee of performance and are subject to significant uncertainties and contingencies many of which are beyond the control of the Parent Borrower and its Subsidiaries and (ii) no assurance can be given that any particular financial projections will be realized, and that actual results during the period or periods covered by any such written projected financial information and pro forma financial information may vary from such forecasts and that such variations may be material and that no assurance can be given that the projected results will be realized).

(b)           As of the Closing Date, the information included in the beneficial ownership certification delivered pursuant to Section 4.01(g) is true and correct in all material respects.

Section 5.14         Labor Matters.

Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Borrower or any of its Restricted Subsidiaries pending or, to the knowledge of the Borrowers, overtly threatened and (b) each Borrower and each of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Laws dealing with wage and hour matters.

Section 5.15         Intellectual Property; Licenses, Etc.

The Borrowers and the Restricted Subsidiaries own, license or otherwise possess the right to use (free and clear of all Liens, except for the Liens permitted by Section 7.01) all of the intellectual property rights, including without limitation, trademarks, service marks, trade names, domain names, copyrights, patents, patent rights, licenses, technology, software, know-how database rights, design rights, works of authorship, trade secrets, all registrations and applications related to any of the above, and other intellectual property rights (collectively, “IP Rights”) that are necessary for the operation of their respective businesses as currently conducted, except to the extent the absence of such IP Rights, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. To the knowledge of each Borrower, the operation of the respective businesses of the Borrowers and the Restricted Subsidiaries as currently conducted does not infringe upon any IP Rights held by any Person except for such infringements, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the IP Rights is pending or, to the knowledge of any Borrower, overtly threatened in writing against any Loan Party or any of the Restricted Subsidiaries, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.16         Solvency.

On the Closing Date, after giving effect to the Transactions, the Parent Borrower and the Restricted Subsidiaries, on a consolidated basis, are Solvent.

Section 5.17         [Reserved].

Section 5.18         USA Patriot Act, FCPA and OFAC.

(a)          To the extent applicable, each of the Guarantors, the Borrowers and the Restricted Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V) and any other enabling legislation or executive order relating thereto and (ii) the USA Patriot Act, solely for purposes of Section 4.01 to the extent a breach or violation of the representation in this clause (ii) would reasonably be expected to result in a Material Adverse Effect.

(b)         No part of the proceeds of the Loans will be used by the Guarantors, the Borrowers or any Restricted Subsidiary, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(c)          (i) None of the Guarantors, the Borrowers or any Restricted Subsidiaries nor, to the knowledge of any Borrower, any director or officer of any Guarantor, Borrower or Restricted Subsidiary is currently the subject of any U.S. sanctions program administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), and (ii) none of the Guarantors, the Borrowers or any Restricted Subsidiary will directly or indirectly knowingly use the proceeds of the Loans or otherwise knowingly make available such proceeds to any Person, for the purpose of financing the activities of any Person, or in any country or territory that, at the time of such financing, is the subject of any U.S. sanctions program administered by OFAC, except to the extent licensed or otherwise approved by OFAC.

Section 5.19         Collateral Documents.

Except as otherwise contemplated hereby or under any other Loan Documents and subject to the limitations set forth in the Collateral and Guarantee Requirement, the provisions of the Collateral Documents, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents (including the delivery to the Administrative Agent of any Pledged Debt and any Pledged Equity required to be delivered pursuant to the applicable Collateral Documents), are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, except as otherwise provided hereunder or pursuant to the applicable Loan Documents, including subject to Liens permitted by Section 7.01, a legal, valid, enforceable and perfected Lien on all right, title and interest of the respective Loan Parties in the Collateral described therein.

Notwithstanding anything herein (including this Section 5.19) or in any other Loan Document to the contrary, neither the Borrowers nor any other Loan Party makes any representation or warranty as to (A) the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary that is not a Guarantor, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign Law, (B) the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest to the extent such pledge, security interest, perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or (C) on the Closing Date and until required pursuant to Section 6.13, 6.17 or 4.01(a)(v), the pledge or creation of any security interest, or the effects of perfection or non-perfection, the priority or enforceability of any pledge or security interest to the extent not required on the Closing Date pursuant to Section 4.01(a)(v).

Section 5.20         Affected Financial Institution and Covered Party.

No Loan Party is an Affected Financial Institution or a Covered Party.

Article VI.
AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted) hereunder shall remain unpaid or unsatisfied, then from and after the Closing Date, the Parent Borrower shall, and shall cause the Restricted Subsidiaries to:

Section 6.01         Financial Statements.

Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)           within one hundred and twenty (120) days after the end of each fiscal year of the Parent Borrower, a consolidated statement of financial condition of the Parent Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year (provided, in no event shall any comparison be required to be furnished to the Administrative Agent with respect to any period occurring prior to the first day of the fiscal year of the Parent Borrower ended December 31, 2019; provided, further, in no event shall any prior year comparison financial be required to include information with respect to Omega and its Subsidiaries prior to the Closing Date), all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of any independent registered public accounting firm of nationally recognized standing or any other independent registered public accounting firm approved by the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), which report and opinion (i) shall be prepared in accordance with generally accepted auditing standards and (ii) shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than a “going concern” or like qualification or exception as a result of a prospective or actual default or event of default with respect to any financial covenant, or the impending maturity of any Indebtedness);

(b)           within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year of the Parent Borrower, beginning with the fiscal quarter ending September 30, 2021, a consolidated unaudited statement of financial condition of the Parent Borrower and its Subsidiaries as at the end of such fiscal quarter and the related (i) consolidated unaudited statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated unaudited statements of cash flows for such fiscal quarter and for the portion of the fiscal year then ended, and beginning one full fiscal year following the Closing Date, setting forth, in each case, in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year (provided no comparison to any period prior to the Closing Date shall be required), all in reasonable detail and certified by a Responsible Officer of the Administrative Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Parent Borrower and their Restricted Subsidiaries in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes;

(c)           within ninety (90) days after the end of each fiscal year of the Parent Borrower (beginning with the fiscal year ended December 31, 2019), a reasonably detailed consolidated budget for the then-current fiscal year as customarily prepared by management of the Borrower for their internal use (including a projected consolidated balance sheet of the Parent Borrower and its Restricted Subsidiaries as of the end of such fiscal year and the related consolidated statements of projected cash flow and income for such fiscal year and a summary of the material underlying assumptions applicable thereto (the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by the Borrowers to be reasonable at the time such Projections were furnished to the Administrative Agent, it being understood that such Projections are not to be viewed as facts or as a guarantee of performance or achievement of any particular results, are subject to significant uncertainties and contingencies many of which are beyond the control of the Parent Borrower and their Restricted Subsidiaries, and that actual results may vary from such Projections and that such variations may be material and that no assurance can be given that the projected results will be realized; provided, that such Projections shall only be delivered to Lenders that are not Public Lenders;

(d)           simultaneously with the delivery of each set of consolidated financial statements referred to in Section 6.01(a) and Section 6.01(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any and which are not required to be audited and may be in footnote form only) from such consolidated financial statements; and

(e)           within ten (10) Business Days after the Closing Date, (x) a consolidated unaudited statement of financial condition of the Company and its Subsidiaries as at June 30, 2019 and the related (i) consolidated unaudited statements of income or operations for the fiscal quarter ended June 30, 2019 and for the portion of the fiscal year then ended and (ii) consolidated unaudited statements of cash flows for the fiscal quarter ended June 30, 2019 and for the portion of the fiscal year then ended and (y) a consolidated unaudited statement of financial condition of Omega III and its Subsidiaries as at June 30, 2019 and the related (i) consolidated unaudited statements of income or operations for the fiscal quarter ended June 30, 2019 and for the portion of the fiscal year then ended and (ii) consolidated unaudited statements of cash flows for the fiscal quarter ended June 30, 2019 and for the portion of the fiscal year then ended, all in reasonable detail and certified by a Responsible Officer of the Company or Omega III, as applicable, as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Company or Omega III, as applicable, and their respective Subsidiaries in accordance with GAAP, subject only to normal year-end adjustments and the absence of footnotes.

Notwithstanding the foregoing, the obligations in paragraphs (a) through (e) of this Section 6.01 may be satisfied with respect to such applicable financial information by furnishing the Parent Borrower’s Form 10-K, 10-Q or 8-K, as applicable, filed with the SEC (or, with respect to clause (e) only, by furnishing the Company’s or the Parent Borrower’s, as applicable, Form 10-Q or 8-K filed with the SEC); provided that to the extent such information is in lieu of information required to be provided under Section 6.01(a), such materials are, to the extent applicable, accompanied by a report and opinion of any independent registered public accounting firm of nationally recognized standing or any other independent registered public accounting firm approved by the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned), which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than a “going concern” or like qualification or exception as a result of a prospective or actual default or event of default with respect to any financial covenant, or the impending maturity of any Indebtedness).

Any financial statement required to be delivered pursuant to Section 6.01(a), (b) or (e) shall not be required to include purchase accounting or recapitalization accounting adjustments relating to the Transactions or any other acquisition to the extent it is not practicable to include any such adjustments in such financial statement.

Section 6.02         Certificates; Other Information.

Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a)          no later than five (5) Business Days after the delivery of the financial statements referred to in Section 6.01(a) and Section 6.01(b), a duly completed Compliance Certificate signed by a Responsible Officer of the Administrative Borrower;

(b)          promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which any Borrower or any Restricted Subsidiary files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to the Administrative Agent pursuant to any other clause of this Section 6.02;

(c)          promptly after the furnishing thereof, copies of any amendment, written modification or waiver of the ABL Credit Agreement;

(d)          together with the delivery of each Compliance Certificate pursuant to Section 6.02(a), (i) a description of each event, condition or circumstance during the last fiscal year covered by such Compliance Certificate requiring a mandatory prepayment under Section 2.05(b) and (ii) a list of each Subsidiary of the Borrowers that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate (to the extent that there have been any changes in the identity or status as a Restricted Subsidiary or Unrestricted Subsidiary of any such Subsidiaries since the later of the Closing Date or the most recent list provided); and

(e)           promptly, such additional information regarding the business, legal, financial or corporate affairs of the Loan Parties or any of their respective Restricted Subsidiaries, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender through the Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01 and Section 6.02(b) and (c) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Administrative Borrower posts such documents, or provides a link thereto on the website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrowers’ behalf on the Platform, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (x) upon written request by the Administrative Agent, the Administrative Borrower shall deliver paper copies of such documents (which may be electronic copies delivered via electronic mail) to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (y) the Administrative Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. Notwithstanding anything to the contrary in this Section 6.02, none of the Borrowers or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of any Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive Material Non-Public Information, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arranger, and the Lenders to treat such Borrower Materials as not containing any Material Non-Public Information (although it may be sensitive and proprietary) with respect to the Borrowers or their securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.08); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arranger shall treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrowers shall be under no obligation to mark the Borrower Materials “PUBLIC.”

Section 6.03         Notices.

Promptly after a Responsible Officer of the Administrative Borrower has obtained actual knowledge thereof, notify the Administrative Agent (which will promptly thereafter furnish such notice to each Lender):

(a)          of the occurrence of any Event of Default;

(b)          of the occurrence of an ERISA Event which would reasonably be expected to result in a Material Adverse Effect;

(c)          of the filing or commencement of, or any written overt threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority against any Borrower or any Restricted Subsidiary that would reasonably be expected to be adversely determined and, if so determined, would reasonably be expected to result in a Material Adverse Effect; or

(d)          of any violation by any Loan Party or any of their respective Restricted Subsidiaries of, or liability of any Loan Party or any of their respective Restricted Subsidiaries under, any Environmental Law which would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a written statement of a Responsible Officer of the Administrative Borrower (x) that such notice is being delivered pursuant to Section 6.03(a), (b), (c) or (d) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action the Borrowers have taken and propose to take with respect thereto.

Section 6.04         Payment of Taxes.

Pay, discharge or otherwise satisfy, as the same shall become due and payable in the normal conduct of its business, all its obligations and liabilities in respect of Taxes imposed upon it or upon its income or profits or in respect of its property, except, in each case, to the extent (a) any such Tax is being contested in good faith and by appropriate actions for which appropriate reserves have been established in accordance with GAAP or (b) the failure to pay or discharge the same would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.05         Preservation of Existence, Etc.

(a)           Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization, and

(b)           take all reasonable action to maintain all rights, privileges (including its good standing where applicable in the relevant jurisdiction), permits, approvals, licenses and franchises material to the ordinary conduct of its business, except, in the case of clause (a) or (b), to the extent (i) that failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (except in the case of clause (a) with respect to the Parent Borrower) or (ii) pursuant to any transaction permitted by Sections 7.04 and 7.05.

Section 6.06         Maintenance of Properties.

Except if the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and fire, casualty or condemnation excepted.

Section 6.07         Maintenance of Insurance.

Maintain with insurance companies that the Borrowers believe (in the good faith judgment of management) are financially sound and reputable at the time the relevant coverage is placed or renewed, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Borrowers and the Restricted Subsidiaries) as are customarily carried under similar circumstances by such other Persons. Each such policy of insurance (other than business interruption insurance (if any), director and officer insurance and worker’s compensation insurance) shall as appropriate (i) name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder as its interest may appear or (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as loss payee thereunder.

Section 6.08         Compliance with Laws.

Comply with the requirements of all Laws and all orders, writs, injunctions and decrees of any Governmental Authority applicable to it or to its business or property, except if the failure to comply therewith would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.09         Books and Records.

Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP and which reflect all material financial transactions and matters involving the assets and business of a Borrower or a Restricted Subsidiary, as the case may be (it being understood and agreed that certain Foreign Subsidiaries maintain individual books and records in conformity with generally accepted accounting principles in their respective countries of organization and that such maintenance shall not constitute a breach of the representations, warranties or covenants hereunder).

Section 6.10         Inspection Rights.

Permit representatives and independent contractors of the Administrative Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom (other than the records of the Board of Directors of such Loan Party or such Restricted Subsidiary), and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (subject to such accountants’ customary policies and procedures), all at the reasonable expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrowers; provided that only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 6.10 and the Administrative Agent shall not exercise such rights more often than one time during any calendar year and such time shall be at the Borrowers’ expense; provided, further, that during the continuance of an Event of Default, the Administrative Agent (or any of its respective representatives or independent contractors), on behalf of the Lenders, may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice. The Administrative Agent shall give the Borrowers the opportunity to participate in any discussions with the Borrowers’ independent public accountants. Notwithstanding anything to the contrary in this Section 6.10, none of the Borrowers or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by Law, fiduciary duty or any binding agreement or (c) is subject to attorney-client or similar privilege or constitutes attorney work product.

Section 6.11           Additional Collateral; Additional Guarantors.

At the Borrowers’ expense, subject to the limitations and exceptions of this Agreement, including, without limitation, the provisions of the Collateral and Guarantee Requirement, the Intercreditor Agreements and any applicable limitation in any Collateral Document, take all action necessary or reasonably requested by the Administrative Agent to ensure that the Collateral and Guarantee Requirement continues to be satisfied, including:

(a)            upon (v) the formation or acquisition of any new direct or indirect wholly-owned Material Domestic Subsidiary (in each case, other than an Excluded Subsidiary) by any Loan Party, (w) an election by the Borrower to designate a Restricted Subsidiary as a Guarantor pursuant to the definition of Guarantor, (x) the designation in accordance with Section 6.14 of any existing direct or indirect wholly-owned Material Domestic Subsidiary as a Restricted Subsidiary (in each case, other than an Excluded Subsidiary), (y) any Subsidiary becoming a wholly-owned Material Domestic Subsidiary (in each case, other than an Excluded Subsidiary) or (z) any Restricted Subsidiary ceasing to be an Excluded Subsidiary:

(i)             within 60 (or such greater number of days specified below) days after such formation, acquisition or designation, or such longer period as the Administrative Agent may agree in writing in its reasonable discretion:

(A)           cause each such Subsidiary to duly execute and deliver to the Administrative Agent, other than with respect to any Excluded Assets, a Guarantor Joinder Agreement to this Agreement as Guarantors, completed Security Agreement Supplements, Intellectual Property Security Agreements, a counterpart of the Intercompany Note and other security agreements and documents as reasonably requested by and in form and substance reasonably satisfactory to the Administrative Agent (consistent with the Security Agreement, Intellectual Property Security Agreements and other security agreements in effect on the Closing Date), in each case granting Liens required by the Collateral and Guarantee Requirement;

(B)            cause each such Subsidiary (and the parent of each such Subsidiary that is a Guarantor) to deliver any and all certificates representing Equity Interests (to the extent certificated), intercompany notes (to the extent certificated) and instruments evidencing Indebtedness that, in each case, are required to be pledged pursuant to the Collateral and Guarantee Requirement, accompanied by undated stock powers or other appropriate instruments of transfer executed in blank; and

(C)            take and cause such Subsidiary (and the parent of such Subsidiary that is a Guarantor) to take whatever action (including the filing of UCC financing statements and delivery of stock and membership interest certificates to the extent certificated) as may be required pursuant to the terms of the Loan Documents or as may be necessary in the reasonable opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and perfected first priority Liens (to the extent required by the Collateral Documents) to the extent required by the Collateral and Guarantee Requirement;

(ii)            if reasonably requested by the Administrative Agent, within sixty (60) days after such request (or such longer period as the Administrative Agent may agree in writing in its reasonable discretion), deliver to the Administrative Agent customary legal opinions, board resolutions, good standing certificates and secretary’s or assistant secretary’s certificates consistent with those delivered on the Closing Date under Section 4.01 (conformed as appropriate) other than changes to such legal opinions resulting from a change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent as to such matters set forth in this Section 6.11(a) as the Administrative Agent may reasonably request;

(iii)           [reserved]; and

(iv)           if reasonably requested by the Administrative Agent, within sixty (60) days after such request (or such longer period as the Administrative Agent may agree in writing in its reasonable discretion), deliver to the Administrative Agent any other items necessary from time to time to satisfy the Collateral and Guarantee Requirement with respect to perfection and existence of security interests with respect to property of any Guarantor acquired after the Closing Date and subject to the Collateral and Guarantee Requirement, but not specifically covered by the preceding clauses (i) or (ii).

(b)           [Reserved].

(c)            Requiring each Domestic Subsidiary required to be designated as a “Material Domestic Subsidiary” pursuant to the proviso in the definition of “Material Domestic Subsidiary” to have taken all actions to comply with the provisions of Section 6.11 within the time frame required by the definition of “Material Domestic Subsidiary”.

Section 6.12           Compliance with Environmental Laws.

Except, in each case, to the extent that the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) comply, and use commercially reasonable efforts to take all reasonable actions to cause all lessees and other Persons operating or occupying its properties to comply, with all applicable Environmental Laws and Environmental Permits; (b) obtain and renew all Environmental Permits necessary for its operations and properties; and (c) in each case to the extent the Loan Parties are required by applicable Environmental Laws, conduct any investigation, remedial, cleanup or other corrective action necessary to address Hazardous Materials at any property or facility in accordance with applicable Environmental Laws.

Section 6.13           Further Assurances.

Promptly upon reasonable request by the Administrative Agent (i) correct any mutually identified material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral Document or other document or instrument relating to any Collateral, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to (x) carry out more effectively the purposes of the Collateral Documents and/or (y) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens (subject to Liens permitted hereunder) intended to be created thereunder, in each case, to the extent required pursuant to the Collateral and Guarantee Requirement.

Section 6.14           Designation of Subsidiaries.

The Borrowers may at any time after the Closing Date designate any Restricted Subsidiary of a Borrower (other than any Borrower (unless the Administrative Borrower has delivered a notice terminating such Borrower’s status as a Borrower hereunder in accordance with the definition of “Borrower”)) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Event of Default under Section 8.01(a) or (f) (solely with respect to the Parent Borrower) shall have occurred and be continuing and (ii) in no event shall an Unrestricted Subsidiary acquire (including pursuant to the designation of a Restricted Subsidiary as an Unrestricted Subsidiary) Material IP from the Parent Borrower or any Restricted Subsidiary. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the applicable Borrower therein at the date of designation as set forth in the definition of Investment. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (a) the incurrence (at the time of designation) of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (b) a Return on any Investment by the applicable Borrower in Unrestricted Subsidiaries pursuant to the definition of Investment.

Section 6.15           Maintenance of Ratings.

Use commercially reasonable efforts to maintain (i) a public corporate credit rating (but not any specific rating) from S&P and a public corporate family rating (but not any specific rating) from Moody’s, in each case in respect of the Parent Borrower (or such other entity as reasonably determined by the Administrative Agent) and (ii) a public rating (but not any specific rating) in respect of each Class of Term Loans from each of S&P and Moody’s unless a given Class has waived the requirement to maintain any rating for such Class at the time of establishment thereof pursuant to the applicable Loan Documents, or after the consent of the Required Class Lenders of such Class.

Section 6.16           Use of Proceeds.

Use the proceeds of any Borrowing on the Closing Date, whether directly or indirectly, in a manner consistent with the uses set forth in the preliminary statements to this Agreement, and after the Closing Date, use the proceeds of any Borrowing for any purpose not otherwise prohibited under this Agreement.

Section 6.17           Post-Closing Matters.

Cause to be delivered or performed the documents and other agreements set forth on Schedule 6.17 within the time frames specified in such Schedule 6.17.

All conditions precedent and representations contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Loan Documents); provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct in all material respects at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 6.17 and (y) all representations and warranties relating to the Collateral Documents shall be required to be true immediately after the actions required to be taken by this Section 6.17 have been taken (or were required to be taken) and the parties hereto acknowledge and agree that the failure to take any of the actions required above, within the relevant time periods required above, shall give rise to an immediate Event of Default pursuant to this Agreement.

Section 6.18           [Reserved].

Section 6.19           Fiscal Year.

From and after the Closing Date, maintain its fiscal year as in effect on the Closing Date; provided, however, that the Borrowers may (x) align the dates of such fiscal year of any Restricted Subsidiary whose fiscal year ends on a date other than that of the Parent Borrower or (y) upon written notice to the Administrative Agent, change its fiscal year to any other fiscal year, and, in the case of this clause (y), the Administrative Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year.

Section 6.20           Quarterly Lender Call. Following delivery (or, if later, required delivery) of financial statements pursuant to Section 6.01(a) or Section 6.01(b), upon the request of the Administrative Agent, the Parent Borrower will host, at times selected by the Parent Borrower and reasonably acceptable to the Administrative Agent, quarterly conference calls with the Administrative Agent and the Lenders to review the financial results of operations and the financial condition of the Parent Borrower and the Restricted Subsidiaries; it being understood and agreed that such conference calls may be a single conference call together with investors holding other securities or debt of the Parent Borrower and/or Restricted Subsidiaries, so long as the Lenders are given an opportunity to ask questions on such conference call.

Article VII.
NEGATIVE COVENANTS

So long as any Lender shall have any Commitment, any Loan or other Obligation (other than contingent indemnification obligations as to which no claim has been asserted) hereunder, then from and after the Closing Date, the Parent Borrower shall not and the Parent Borrower shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

Section 7.01           Liens.

Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)            Liens created pursuant to any Loan Document securing the Secured Obligations;

(b)            Liens existing on the Closing Date; provided that any Lien securing Indebtedness in excess of (x) $2,000,000 individually or (y) $10,000,000 in the aggregate (when taken together with all other Liens securing obligations outstanding in reliance on this clause (b) that are not listed in Schedule 7.01(b)) shall only be permitted to the extent such Lien is listed on in Schedule 7.01(b), and any modifications, replacements, renewals, refinancings or extensions thereof, which may provide that individual financings of equipment provided by one lender may be cross-collateralized to other financings of equipment provided by such lender; provided, further, that (i) the Lien does not extend to any additional property other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien or financed by Indebtedness permitted under Section 7.03 and customary security deposits in connection therewith and (B) proceeds and products thereof and (ii) the replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens, to the extent constituting Indebtedness, is permitted by Section 7.03;

(c)            Liens for taxes, assessments or governmental charges that are not overdue for a period of more than thirty (30) days (or any applicable grace period related thereto, if longer) or that are being contested in good faith and by appropriate actions, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP or the equivalent accounting principles in the relevant local jurisdiction;

(d)           statutory or common law Liens of landlords, sublandlords, carriers, warehousemen, mechanics, materialmen, repairmen, construction contractors or other like Liens or other customary Liens (other than in respect of Indebtedness) in favor of landlords, so long as, in each case, such Liens secure amounts not overdue for a period of more than sixty (60) days or if more than sixty (60) days overdue, are unfiled and no other action has been taken to enforce such Liens or are being contested in good faith and by appropriate actions;

(e)            (i) pledges or deposits in the ordinary course of business in connection with, and obligations in respect of letters of credit (other than Letters of Credit (as defined in the ABL Credit Agreement)) or bank guarantees incurred in the ordinary course of business with respect to, workers’ compensation, health, disability or employee benefits, unemployment insurance and other social security laws or similar legislation or regulation or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) and (ii) pledges and deposits in the ordinary course of business securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Parent Borrower or any of the Restricted Subsidiaries;

(f)            pledges or deposits to secure, and obligations in respect of letters of credit (other than Letters of Credit (as defined in the ABL Credit Agreement)) or bank guarantees incurred in the ordinary course of business with respect to the performance of bids, trade contracts, warranties, governmental contracts and leases (other than Indebtedness for borrowed money), statutory obligations, surety, stay, customs and appeal bonds, performance bonds and other obligations of a like nature (including those to secure health, safety and environmental obligations) incurred in the ordinary course of business or consistent with industry practice;

(g)           easements, rights-of-way, building codes, covenants, conditions, restrictions (including zoning restrictions), encroachments, licenses, protrusions and other similar encumbrances and minor title defects affecting Real Property and that do not in the aggregate materially interfere with the ordinary conduct of the business of the Parent Borrower or the Restricted Subsidiaries, taken as a whole;

(h)           Liens (i) securing judgments or orders for the payment of money not constituting an Event of Default under Section 8.01(h) (ii) arising out of judgments or awards against any Borrower or any Restricted Subsidiary with respect to which an appeal or other proceeding for review is then being pursued and (iii) notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings for which adequate reserves have been made;

(i)             leases, licenses, subleases or sublicenses (including the provision of software or the licensing of other intellectual property rights) and terminations thereof, in each case granted to others in the ordinary course of business (or other agreements under which the Parent Borrower or any Restricted Subsidiary has granted rights to end users to access and use the Parent Borrower’s or any Restricted Subsidiary’s products, technologies or services in the ordinary course of business) which (i) do not interfere in any material respect with the business of the Parent Borrower and the Restricted Subsidiaries, taken as a whole and (ii) do not secure any Indebtedness;

(j)             Liens (i) in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (ii) on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods in the ordinary course of business;

(k)            Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business, (iii) in favor of a banking or other financial institution arising as a matter of Law or under customary general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are customary in the banking industry or arising pursuant to such banking institution’s general terms and conditions, (iv) in respect of Cash Management Services permitted under Section 7.03(l) and (v) in respect of Swap Contracts; provided, that the aggregate amount of secured obligations under Swap Contracts (other than Secured Hedge Agreements and ABL Banking Services Agreements (each as defined in the ABL Intercreditor Agreement)) shall not at any time exceed $5,000,000;

(l)             Liens (i) on cash advances in favor of the seller of any property to be acquired in an Permitted Acquisition or other similar Investment permitted pursuant to this Agreement, in each case to be applied against the purchase price for such Permitted Acquisition or other permitted Investment and (ii) consisting of an agreement to Dispose of any property in a Disposition permitted under Section 7.05, in each case, solely to the extent such Permitted Acquisition or other acquisition or Disposition, as the case may be, would have been permitted under this Agreement on the date of the creation of such Lien;

(m)           Liens (i) in favor of the Parent Borrower or a Restricted Subsidiary on assets of a Non-Loan Party or (ii) in favor of the Parent Borrower or any Guarantor on assets of a Restricted Subsidiary;

(n)           any interest or title (and all encumbrances and other matters affecting such interest or title) of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under leases, subleases, licenses or sublicenses entered into by the Parent Borrower or any Restricted Subsidiary in the ordinary course of business;

(o)           Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Parent Borrower or any Restricted Subsidiary in the ordinary course of business;

(p)           Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 7.06 or the definition of “Permitted Investments”;

(q)           Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts maintained in the ordinary course of business and not for speculative purposes;

(r)            Liens that are contractual rights of set-off or rights of pledge (i) relating to the establishment of depository relations with banks or other deposit-taking financial institutions and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Parent Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent Borrower or any Restricted Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers or suppliers of the Parent Borrower or any Restricted Subsidiaries in the ordinary course of business;

(s)            Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Parent Borrower or any Restricted Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder;

(t)             ground leases in respect of Real Property on which facilities owned or leased by the Parent Borrower or any Restricted Subsidiary are located;

(u)            Liens to secure Indebtedness (other than Refinancing Indebtedness) permitted under Section 7.03(e); provided that (i) such Liens are created no later than 270 days after the acquisition, construction, repair, lease or improvement of the property subject to such Liens, (ii) such Liens do not at any time encumber property (except for replacements, additions and accessions to such property) other than the property financed by such Indebtedness and the proceeds and products thereof and customary security deposits and (iii) with respect to Capitalized Leases, such Liens do not at any time extend to or cover any assets (except for additions and accessions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to, or acquired, constructed, repaired, replaced or improved with the proceeds of such Indebtedness; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(v)            Liens on property of any Non-Loan Party, which Liens secure Indebtedness of any Non-Loan Party permitted under Section 7.03 or other obligations of any Non-Loan Party not constituting Indebtedness;

(w)           Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary (other than by designation as a Restricted Subsidiary pursuant to Section 6.14) or otherwise assumed pursuant to Section 7.03(g), in each case after the Closing Date; provided that (i) such Lien was not entered into in anticipation of such acquisition or such Person becoming a Restricted Subsidiary, (ii) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property and customary security deposits in connection therewith subjected to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender and (iii) the Indebtedness secured thereby is permitted under Section 7.03(e), (g), (m)(ii) or (s) (and any Refinancing Indebtedness in respect of the foregoing);

(x)            (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any Real Property that does not materially interfere with the ordinary conduct of the business of the Parent Borrower and the Restricted Subsidiaries, taken as a whole;

(y)            Liens arising from precautionary Uniform Commercial Code financing statement or similar filings;

(z)            Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(aa)          the modification, replacement, renewal or extension of any Lien permitted by clauses (b), (u), (v), (w), (aa), (cc), (dd), (gg), (ii) and (jj) of this Section 7.01; provided that (i) subject, in the case of Liens permitted by Section 7.01(dd), (gg) and (jj) (and any Liens permitted under this clause (aa) which were originally granted under Section 7.01 (dd), (gg) or (jj) respectively), to the final proviso of this clause (aa), at the time of such modification, replacement, renewal or extension the Lien does not extend to any additional property, other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof and, in the case of Liens permitted by Section 7.01(w) (and any Liens permitted under this clause (aa) which were originally granted under Section 7.01(w)), after-acquired property of the applicable Restricted Subsidiary to the extent the security agreements in place at the time of the acquisition of such Restricted Subsidiary required the grant of such Lien in after-acquired property and (ii) the renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 7.03 (to the extent constituting Indebtedness) ; provided that (w) if any Lien (prior to the modification, replacement, renewal or extension thereof) was subject to the ABL Intercreditor Agreement, such Lien (subsequent to the modification, replacement, renewal or extension thereof) shall be subject to the ABL Intercreditor Agreement and accorded the same (or lesser) priority as was accorded to such Lien (prior to the modification, replacement, renewal or extension thereof) , (x) if any Lien (prior to the modification, replacement, renewal or extension thereof) was subject to the First Lien Intercreditor Agreement, such Lien (subsequent to the modification, replacement, renewal or extension thereof) shall be subject to the First Lien Intercreditor Agreement or the Second Lien Intercreditor Agreement and accorded the same (or lesser) priority with respect to the Collateral (without regard to control of remedies) as was accorded to such Lien (prior to the modification, replacement, renewal or extension thereof), (y) if any Lien (prior to the modification, replacement, renewal or extension thereof) was subject to the Second Lien Intercreditor Agreement, such Lien (subsequent to the modification, replacement, renewal or extension thereof) shall be subject to the Second Lien Intercreditor Agreement and accorded the same (or lesser) priority with respect to the Collateral (without regard to control of remedies) as was accorded to such Lien (prior to the modification, replacement, renewal or extension thereof) and (z) if any Lien (prior to the modification, replacement, renewal or extension thereof) was subject to a lien subordination and intercreditor agreement (other than an Intercreditor Agreement), such Lien (subsequent to the modification, replacement, renewal or extension thereof) shall be subject to such lien subordination and intercreditor agreement and accorded the same (or lesser) priority with respect to the Collateral (without regard to control of remedies) as was accorded to such Lien (prior to the modification, replacement, renewal or extension thereof) or in each case of subclauses (w), (x), (y) and (z) shall be subject to a substantially similar or more junior lien subordination and intercreditor agreement reasonably satisfactory to the Administrative Borrower and the Administrative Agent so long as such Lien (subsequent to the modification, replacement, renewal or extension thereof) is accorded the same (or lesser) priority with respect to the Collateral (without regard to control of remedies) as was accorded to such Lien (prior to the modification, replacement, renewal or extension thereof); provided, further, that modifications, replacements, renewals or extensions of Liens permitted by Section 7.01(dd), (gg) and (jj) (and any Liens permitted under this clause (aa) which were originally granted under Section 7.01(dd), (gg) or (jj), respectively), in each case may be secured by after-acquired Collateral of the applicable Loan Party to the extent the security agreements in place at the time of the initial grant of Liens under Section 7.01(dd), (gg) or (jj), as applicable, by such Loan Party required the grant of such Lien in after-acquired Collateral;

(bb)        Liens with respect to property or assets of the Parent Borrower or any Restricted Subsidiary securing obligations in an aggregate principal amount outstanding at any time not to exceed the greater of $130,000,000 and 50.0% of Trailing Four Quarter Consolidated EBITDA, in each case determined as of the date of incurrence, which Liens may be subject to the First Lien Intercreditor Agreement, Second Lien Intercreditor Agreement, ABL Intercreditor Agreement or another junior lien subordination and intercreditor agreement reasonably satisfactory to the Administrative Borrower and the Administrative Agent, as applicable; provided that any such Lien on the Term Loan Priority Collateral may be on a pari passu basis with, or junior to, the Liens on the Term Loan Priority Collateral securing the First Lien Obligations, and any such Lien on the ABL Priority Collateral may be on a pari passu basis with, or junior to the Liens on the ABL Priority Collateral securing the ABL Obligations;

(cc)         [Reserved];

(dd)        Liens granted in accordance with Section 2.15(h) on the Collateral securing obligations in respect of Permitted Pari Passu Secured Refinancing Debt or Permitted Junior Secured Refinancing Debt incurred in accordance with Section 2.15(h);

(ee)         Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of documentary letters of credit or banker’s acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods;

(ff)          deposits of cash with the owner or lessor of premises leased and operated by the Parent Borrower or any Subsidiary to secure the performance of the Parent Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(gg)        Liens granted in accordance with Section 2.14(g) on the Collateral securing obligations in respect of Indebtedness permitted under Section 7.03(p) (other than Incremental Equivalent Debt that is unsecured);

(hh)        Liens on the Securitization Assets arising in connection with a Qualified Securitization Financing;

(ii)           Liens encumbering the Equity Interests of an Unrestricted Subsidiary of the Parent Borrower or a Restricted Subsidiary;

(jj)            Liens securing obligations in respect of Indebtedness; provided that

(i)             after giving Pro Forma Effect (or, in the case of Indebtedness under Designated Revolving Commitments, on the date such Designated Revolving Commitments are established after giving Pro Forma Effect to the incurrence of the entire committed amount of Indebtedness thereunder, in which case such committed amount under such Designated Revolving Commitments may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause (jj)) to the incurrence of such Indebtedness, (x) with respect to any Indebtedness that is secured by any Applicable Lien described in clause (y) of the definition thereof, the First Lien Net Leverage Ratio shall be no greater than 4.50 to 1.00 and (y) with respect to any Indebtedness that is secured by Liens on the Collateral (other than Applicable Liens described in clause (y) of the definition thereof), the Senior Secured Net Leverage Ratio shall be no greater than 5.75 to 1.00,

(ii)            the obligations in respect thereof shall not be subject to any Guarantee by any Restricted Subsidiary other than a Loan Party;

(iii)           the obligations in respect thereof shall not be secured by any Lien on any asset of the Parent Borrower or any Restricted Subsidiary, other than any asset constituting Collateral;

(iv)           such obligations shall be secured only by Liens on the Collateral and such Liens shall rank on a pari passu or junior basis in respect of the Collateral relative to the Liens securing the Obligations (and subject to the ABL Intercreditor Agreement, the Second Lien Intercreditor Agreement and, if applicable, the First Lien Intercreditor Agreement, or other lien subordination and intercreditor arrangement reasonably satisfactory to the Administrative Borrower and the Administrative Agent, as applicable);

(v)            to the extent incurred by the Loan Parties, as of the date of the incurrence of such Liens, the obligations in respect thereof (x) shall not have a final scheduled maturity date earlier than the Maturity Date of the Term B Loans and (y) shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Term B Loans (prior to giving effect to any extension thereto); provided that any such obligations (I) consisting of a customary bridge facility so long as the long-term Indebtedness into which such customary bridge facility is to be converted satisfies this criteria or (II) incurred in an aggregate amount not to exceed the then available Inside Maturity Basket may, in each case, have a final scheduled maturity date earlier than the Maturity Date of the Term B Loans and a Weighted Average Life to Maturity shorter than the remaining Weighted Average Life to Maturity of the Term B Loans; and

(vi)           no Event of Default shall have occurred and be continuing or would exist immediately after giving effect to such incurrence; provided that with respect to any Indebtedness which is used to finance any Permitted Acquisition or Investment, including any Limited Condition Transaction, such condition shall be limited to no Event of Default pursuant to Section 8.01(a) or (f) (with respect to the Parent Borrower only);

provided that no Indebtedness in the form of syndicated term loans (other than a bridge loan incurred outside of this Agreement, the maturity date of which provides for an automatic extension of the maturity date thereof so long as the long-term Indebtedness into which any such bridge loan is to be converted satisfies the criteria above), that (I) is incurred prior to the one-year anniversary of the Closing Date, (II) is pari passu in right of payment with, and secured by a Lien on the Collateral that ranks on a pari passu basis with any Lien on the Collateral securing, the Obligations, (III) is obtained pursuant to Sections 2.14(d)(iv)(B) or 2.14(d)(iv)(C), (IV) has a Maturity Date within one year of the Maturity Date of the Term B Loans and (V) is not incurred in connection with any Permitted Acquisition or permitted Investment may be secured pursuant to this Section 7.01(jj) unless the All-In Yield applicable to such secured Indebtedness is not greater than the applicable All-In Yield payable pursuant to the terms of this Agreement as amended through the date of such calculation with respect to Term B Loans plus 50 basis points per annum unless the interest rate (together with, as provided in the proviso below, the Eurocurrency Rate or Base Rate floor) with respect to the Term B Loans is increased so as to cause the then applicable All-In Yield under this Agreement on the Term B Loans to equal the All-In Yield then applicable to such secured Indebtedness minus 50 basis points; provided that any increase in All-In Yield to any Term B Loan due to the application or imposition of a Eurocurrency Rate or Base Rate floor on any Incremental Term Loan shall be effected, at the Parent Borrower’s option, (i) solely through an increase in (or implementation of, as applicable) any Eurocurrency Rate or Base Rate floor applicable to such Term B Loan, (ii) through an increase in the Applicable Rate for such Term B Loan or (iii) any combination of (i) and (ii) above; provided, further, that the Parent Borrower and Administrative Agent shall be permitted to amend this Agreement without the consent of the Lenders to give effect to any increase in the interest rate, Eurocurrency Rate or Base Rate floor pursuant to the immediately preceding proviso;

(kk)          in the case of any non-wholly-owned Restricted Subsidiary or any joint venture, any put and call arrangements or restrictions on disposition related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;

(ll)            Liens securing Indebtedness permitted by Section 7.03(k); provided, that (i) any such Lien on the Term Loan Priority Collateral shall be junior to the Liens on the Term Loan Priority Collateral securing the Obligations and any such Lien on the ABL Priority Collateral shall be senior to the Liens on the ABL Priority Collateral securing the Obligations and (ii) such Liens are subject to the ABL Intercreditor Agreement or other applicable Intercreditor Agreement;

(mm)        subject to compliance with Section 6.18, Liens existing on the Closing Date and set forth on Schedule 6.18;

(nn)          other Liens or imperfections on property existing on the Closing Date which are not material in amount or do not materially detract from the value of or materially impair the existing use of the property affected by such Lien or imperfection; and

(oo)          Liens on property of any Foreign Subsidiary arising mandatorily under the Laws of the jurisdiction of organization of such Foreign Subsidiary.

The expansion of Liens by virtue of accrual of interest, the accretion of accreted value, the payment of interest or dividends in the form of additional Indebtedness, amortization of OID and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an incurrence of Liens for purposes of this Section 7.01.

For purposes of determining compliance with this Section 7.01, (A) a Lien need not be incurred solely by reference to one categories of permitted Liens described in Section 7.01(a) through (oo) above, but is permitted to be incurred in part under any combination thereof and of any other available exemption and (B) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in Section 7.01(a) through (oo) above, the Parent Borrower will, in its sole discretion, be entitled to divide, classify or reclassify, in whole or in part, any such Lien (or any portion thereof) among one or more of such categories or clauses in any manner at any time.

Section 7.02           [Reserved].

Section 7.03           Indebtedness, Disqualified Equity Interests and Preferred Stock.

Create, incur, assume or suffer to exist any Indebtedness or issue any Disqualified Equity Interest, or issue any Preferred Stock of a Restricted Subsidiary, except:

(a)            Indebtedness under the Loan Documents;

(b)            Indebtedness outstanding on the Closing Date and listed in Schedule 7.03(b); provided that all such Indebtedness of any Loan Party owed to any Non-Loan Party shall be subject to the Intercompany Note;

(c)            Guarantees by the Parent Borrower and any Restricted Subsidiary in respect of Indebtedness of the Parent Borrower or any Restricted Subsidiary otherwise permitted hereunder; provided that (A) no Guarantee by any Restricted Subsidiary of any Indebtedness constituting ABL Obligations, Second Lien Obligations, a Specified Junior Financing Obligation, Incremental Equivalent Debt or Refinancing Equivalent Debt shall be permitted unless such guaranteeing party shall have also provided a Guarantee of the Obligations on substantially the terms set forth herein, (B) if the Indebtedness being guaranteed is subordinated to the Obligations, such Guarantee shall be subordinated to the Guarantee of the Obligations on terms at least as favorable (as reasonably determined by the Administrative Borrower) to the Lenders as those contained in the subordination of such Indebtedness, (C) any Guarantee by a Loan Party of Indebtedness of a Non-Loan Party shall either constitute a Permitted Investment or a Restricted Investment permitted by Section 7.06 and (D) any Guarantee by a Non-Loan Party of any Permitted Ratio Debt or Indebtedness under Sections 7.03(g) (or any Refinancing Indebtedness in respect of any of the foregoing) shall only be permitted if such Guarantee meets the requirements of the first proviso in the definition of “Permitted Ratio Debt” or the proviso in Section 7.03(g), as the case may be;

(d)            Indebtedness of the Parent Borrower or any Restricted Subsidiary owing to any Loan Party or any other Restricted Subsidiary (or issued or transferred to any direct or indirect parent of a Loan Party which is substantially contemporaneously transferred to a Loan Party or any Restricted Subsidiary of a Loan Party) to the extent constituting a Permitted Investment or a Restricted Investment permitted by Section 7.06, provided that all such Indebtedness of any Loan Party owed to any Non-Loan Party shall be subject to the Intercompany Note;

(e)            (i) Indebtedness (including Capitalized Leases) and Disqualified Equity Interests incurred or issued by the Parent Borrower or any Restricted Subsidiary and Preferred Stock incurred or issued by any Restricted Subsidiary, to finance the purchase, lease, replacement or improvement of property (real or personal), equipment or fixed or capital assets, in an aggregate principal amount, together with all other Indebtedness, Preferred Stock and/or Disqualified Equity Interests incurred or issued and outstanding under this clause (e)(i) at such time, not to exceed the greater of (x) $50,00,000 and (y) 20.0% of Trailing Four Quarter Consolidated EBITDA, in each case, determined at the time of incurrence (and any Refinancing Indebtedness thereof); plus, in the event of any extension, replacement, refinancing, renewal or defeasance of such Indebtedness with Refinancing Indebtedness pursuant to this clause (e)(i), Disqualified Equity Interests or Preferred Stock, the amount of Refinancing Indebtedness incurred pursuant to this clause (e)(i) to finance (I) any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Indebtedness, Disqualified Equity Interests or Preferred Stock and any defeasance costs and (II) any fees and expenses (including OID, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Disqualified Equity Interests or Preferred Stock or the extension, replacement, refinancing, renewal or defeasance of such Indebtedness, Disqualified Equity Interests or Preferred Stock; so long as (other than in the case of any such Refinancing Indebtedness) such Indebtedness, Disqualified Equity Interests or Preferred Stock is incurred or issued no later than 270 days after such purchase, lease, replacement or improvement and (ii) Attributable Indebtedness arising out of sale-leaseback transactions permitted by Section 7.05(f) and any Refinancing Indebtedness of such Attributable Indebtedness;

(f)             Indebtedness in respect of Swap Contracts designed to hedge against the Parent Borrower’s or any Restricted Subsidiary’s exposure to interest rates, foreign exchange rates or commodities pricing risks incurred in the ordinary course of business and not for speculative purposes and Guarantees thereof;

(g)            Indebtedness or Disqualified Equity Interests of the Parent Borrower or Indebtedness, Disqualified Equity Interests or Preferred Stock of any Restricted Subsidiary (including any Person that becomes a Restricted Subsidiary in connection with a Permitted Acquisition or other permitted Investment) incurred, issued or assumed in connection with any Permitted Acquisition or other permitted Investment; provided that after giving Pro Forma Effect to such Permitted Acquisition and the Indebtedness, Disqualified Equity Interests or Preferred Stock incurred, issued, guaranteed or assumed pursuant to this Section 7.03(g), any of (at the Administrative Borrower’s election):

(A)            the Fixed Charge Coverage Ratio of the Parent Borrower is equal to or greater than the Fixed Charge Coverage Ratio immediately prior to such Permitted Acquisition; or

(B)             the Parent Borrower would be permitted to incur at least $1.00 of Permitted Ratio Debt pursuant to clause (iii) of the definition of “Permitted Ratio Debt”;

provided that the aggregate principal amount of Indebtedness, Disqualified Equity Interests and Preferred Stock the primary obligations under which are outstanding in reliance on this Section 7.03(g) or Section 7.03(w) (to the extent initially incurred, issued or assumed under this Section 7.03(g)) shall not exceed, together with the aggregate principal amount of any Indebtedness, Disqualified Equity Interests and Preferred Stock of Non-Loan Parties the primary obligations under which are outstanding in reliance on Section 7.03(s), Section 7.03(w) (to the extent initially incurred, issued or assumed under Section 7.03(s) or Section 7.03(aa)) or Section 7.03(aa), the greater of (x) $65,000,000 and (y) 25.0% of Trailing Four Quarter Consolidated EBITDA, in each case determined at the time of assumption, guarantee, incurrence or issuance; provided, further that any Liens securing any Indebtedness, Disqualified Equity Interests or Preferred Stock incurred, guaranteed, issued or assumed pursuant to this Section 7.03(g) shall be permitted to be incurred pursuant to Sections 7.01(v), 7.01(w), 7.01(bb) or 7.01(jj); provided, further, that any Indebtedness incurred (and not, for the avoidance of doubt, assumed) by any Loan Party pursuant to this Section 7.03(g), as of the relevant closing date, shall not have a final scheduled maturity date earlier than the Maturity Date of the Term B Loans and shall have a Weighted Average Life to Maturity not shorter than the remaining Weighted Average Life to Maturity of the Term B Loans (in each case other than any such Indebtedness, Disqualified Equity Interests or Preferred Stock (I) consisting of a customary bridge facility so long as the long-term Indebtedness into which any such customary bridge facility is to be converted satisfies such criteria or (II) incurred in reliance upon the then available Inside Maturity Basket);

(h)            Indebtedness representing deferred compensation or similar arrangements to employees and independent contractors of the Parent Borrower or any Restricted Subsidiary, in each case, incurred in the ordinary course of business;

(i)             Indebtedness consisting of promissory notes issued or incurred by the Parent Borrower or any Restricted Subsidiary to future, present or former employees, directors, officers, members of management, independent contractors, advisors, service providers and consultants of the Parent Borrower or any Restricted Subsidiary, or, in each case, to their respective Controlled Investment Affiliates or Immediate Family Members, in each case to finance the purchase or redemption of Equity Interests or other equity-based awards of the Parent Borrower permitted by Section 7.06(b)(iv);

(j)             Indebtedness (i) incurred by the Parent Borrower or any Restricted Subsidiary in any transaction or arrangement not prohibited hereunder constituting indemnification obligations or obligations in respect of purchase price (including earnouts) or other similar adjustments and obligations in respect of transaction tax benefits and (ii) consisting of obligations of any Borrower or any Restricted Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions, Permitted Acquisitions or any other Investment permitted hereunder;

(k)            Indebtedness incurred under the ABL Credit Agreement, including guarantee obligations in respect thereof and so long as (A) any Liens securing such Indebtedness are subject to the ABL Intercreditor Agreement and (B) the aggregate principal amount of such Indebtedness does not exceed the aggregate principal amount permitted to be incurred under the ABL Credit Agreement (as in effect on the Closing Date and whether or not in effect on the relevant date of determination);

(l)             ABL Banking Services Obligations (as defined in the ABL Intercreditor Agreement), other Indebtedness in respect of Cash Management Services in the ordinary course of business and any Guarantees thereof;

(m)           (i) unsecured Indebtedness or Disqualified Equity Interests of the Parent Borrower and unsecured Indebtedness, Disqualified Equity Interests or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount up to 100% of the net cash proceeds received by the Parent Borrower since immediately after the Closing Date from the issue or sale of Equity Interests of the Parent Borrower or cash contributed to the capital of the Parent Borrower (in each case, other than proceeds of Disqualified Equity Interests, sales of Equity Interests to the Parent Borrower or any Subsidiary, proceeds which have been designated as Excluded Contributions, or proceeds which have been designated as an ABL Cure Amount) as determined in accordance with Section 7.06(a)(iii)(B) and (a)(iii)(C) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments pursuant to Section 7.06(a)(iii) or to make Permitted Investments (other than Permitted Investments specified in clauses (1), (2) or (3) of the definition thereof) and (ii) Indebtedness or Disqualified Equity Interests of the Parent Borrower and Indebtedness, Disqualified Equity Interests or Preferred Stock of any Restricted Subsidiary in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Equity Interests and Preferred Stock then outstanding and incurred or issued, as applicable, pursuant to this Section 7.03(m)(ii), does not exceed the greater of (x) $130,000,000 and (y) 50.0% of Trailing Four Quarter Consolidated EBITDA (in each case, determined on the date of such incurrence) (and any Refinancing Indebtedness thereof); plus, in the event of any extension, replacement, refinancing, renewal or defeasance of such Indebtedness, Disqualified Equity Interests or Preferred Stock with Refinancing Indebtedness pursuant to this clause (m)(ii), the amount of Refinancing Indebtedness incurred pursuant to this clause (m)(ii) to finance (I) any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Indebtedness, Disqualified Equity Interests or Preferred Stock and (II) any defeasance costs and any fees and expenses (including OID, upfront fees or similar fees) incurred in connection with the issuance of such new Indebtedness, Disqualified Equity Interests or Preferred Stock or the extension, replacement, refinancing, renewal or defeasance of such Indebtedness, Disqualified Equity Interests or Preferred Stock;

(n)            Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business or consistent with industry practice;

(o)            obligations in respect of self-insurance and obligations in respect of performance, bid, appeal and surety bonds and performance and completion guarantees and similar obligations provided by the Parent Borrower or any Restricted Subsidiary or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case in the ordinary course of business or consistent with industry practice;

(p)            Incremental Equivalent Debt of the Loan Parties incurred in accordance with Section 2.14(g);

(q)            to the extent a joint venture constitutes a Restricted Subsidiary, Indebtedness incurred by or Disqualified Equity Interests or Preferred Stock issued by such Restricted Subsidiary which, when aggregated with the principal amount of all other Indebtedness incurred pursuant to this Section 7.03(q) and then outstanding for all such Persons taken together, does not exceed the greater of $40,000,000 and 15.0% of Trailing Four Quarter Consolidated EBITDA determined at the time of incurrence;

(r)             (i) Indebtedness supported by a Letter of Credit (as defined in and issued under the ABL Credit Agreement), in a principal amount not in excess of the stated amount of such Letter of Credit (as defined in the ABL Credit Agreement) and (ii) letters of credit in an aggregate face amount at any time outstanding not to exceed $5,000,000 consisting of (A) letters of credit issued in currencies not available under the ABL Credit Agreement or (B) documentary or commercial letters of credit not issued under the ABL Credit Agreement;

(s)            Permitted Ratio Debt;

(t)             Refinancing Equivalent Debt of the Loan Parties incurred in accordance with Section 2.15(h);

(u)            Indebtedness incurred by or Disqualified Equity Interests or Preferred Stock issued by a Non-Loan Party which, when aggregated with the principal amount of all other Indebtedness incurred or Disqualified Equity Interests or Preferred Stock issued pursuant to this clause (u) and then outstanding, does not exceed the greater of $65,000,000 and 25.0% of Trailing Four Quarter Consolidated EBITDA (in each case determined at the date of incurrence or issuance);

(v)            Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing that is not recourse (except for Standard Securitization Undertakings and Limited Originator Recourse) to the Parent Borrower or any of the Restricted Subsidiaries; provided, that the aggregate principal amount of Indebtedness at any time outstanding in connection therewith shall not exceed $37,500,000;

(w)           the incurrence or issuance by the Parent Borrower of Indebtedness or Disqualified Equity Interests or the incurrence or issuance by a Restricted Subsidiary of Indebtedness, Disqualified Equity Interests or Preferred Stock which serves to refund, refinance, extend, replace, renew or defease any Indebtedness (including any Designated Revolving Commitments) incurred or Disqualified Equity Interests or Preferred Stock issued as permitted under Sections 7.03(b), (g), (k), (m)(i), (p), (q), (s), (t), this clause (w) and (z); provided that any such Indebtedness, Disqualified Equity Interests or Preferred Stock constitutes Refinancing Indebtedness;

(x)            Indebtedness incurred by the Parent Borrower or any Restricted Subsidiary in respect of letters of credit, bank guarantees, bankers’ acceptances, warehouse receipts or similar instruments issued or created in the ordinary course of business, including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, unemployment insurance or other social security legislation or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(y)            shares of Preferred Stock of a Restricted Subsidiary issued to the Parent Borrower or a Restricted Subsidiary (to the extent constituting a Permitted Investment or a Restricted Investment permitted by Section 7.06); provided that any subsequent issuance or transfer of any Equity Interests or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Parent Borrower or another of the Restricted Subsidiaries or any pledge of such Equity Interests constituting a Lien permitted hereunder) shall be deemed, in each case, to be an issuance of such shares of Preferred Stock (to the extent such Preferred Stock is then outstanding) not permitted by this clause (y);

(z)            Indebtedness in respect of the Unsecured Notes in an aggregate principal amount not to exceed $500,000,000 at any time outstanding.

(aa)          Indebtedness in an aggregate principal amount not to exceed the Available RP Capacity Amount at the time of incurrence;

provided that the aggregate principal amount of Indebtedness, Disqualified Equity Interests and Preferred Stock the primary obligations under which are outstanding pursuant to this Section 7.03(aa) in reliance on Section 7.06(a)(iii)(G) or Section 7.03(w) (to the extent initially incurred, issued or assumed under this Section 7.03(aa) in reliance on Section 7.06(a)(iii)(G)) shall not exceed, together with the aggregate principal amount of any Indebtedness, Disqualified Equity Interests and Preferred Stock of Non-Loan Parties the primary obligations under which are outstanding in reliance on Section 7.03(g), Section 7.03(w) (to the extent initially incurred, issued or assumed under Section 7.03(g) or 7.03(s)) or Section 7.03(s), the greater of (x) $65,000,000 and (y) 25.0% of Trailing Four Quarter Consolidated EBITDA, in each case determined at the time of assumption, guarantee, incurrence or issuance;

(bb)         to the extent constituting Indebtedness, customer deposits and advance payments (including progress payments) received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(cc)          Indebtedness incurred by the Parent Borrower or a Restricted Subsidiary in connection with bankers’ acceptances, discounted bills of exchange or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business on arm’s length commercial terms;

(dd)         [reserved]; and

(ee)          all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (bb) above.

For purposes of determining compliance with this Section 7.03, in the event that an item of Indebtedness, Disqualified Equity Interests or Preferred Stock (or any portion thereof) at any time, whether at the time of incurrence or issuance or upon the application of all or a portion of the proceeds thereof or subsequently, meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Equity Interests or Preferred Stock described in Section 7.03(a) through (dd) above, the Parent Borrower, in its sole discretion, will classify and may subsequently reclassify such item of Indebtedness, Disqualified Equity Interests or Preferred Stock (or any portion thereof) in any one or more of the types of Indebtedness, Disqualified Equity Interests or Preferred Stock described in Section 7.03(a) through (dd) and will only be required to include the amount and type of such Indebtedness, Disqualified Equity Interests or Preferred Stock in such of the above clauses as determined by the Parent Borrower at such time; provided that (x) all Indebtedness under the Loan Documents will be deemed to have been incurred in reliance on the exception in clause (a) above and (y) all Indebtedness under the ABL Credit Agreement shall be deemed to have been incurred in reliance on the exception in clause (k) above. Subject to the preceding sentence, the Parent Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Section 7.03(a) through (dd).

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness or issuance of Disqualified Equity Interests or Preferred Stock, the Dollar-equivalent principal amount of Indebtedness, Disqualified Equity Interests or Preferred Stock denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed or first incurred (whichever yields the lower Dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is incurred, or Disqualified Equity Interests or Preferred Stock is issued, to extend, replace, refund, refinance, renew or defease other Indebtedness, Disqualified Equity Interests or Preferred Stock, as applicable, denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount or liquidation preference, as applicable, of such refinancing Indebtedness, Disqualified Equity Interests or Preferred Stock does not exceed the principal amount or liquidation preference, as applicable, of such Indebtedness, Disqualified Equity Interests or Preferred Stock, as applicable, being extended, replaced, refunded, refinanced, renewed or defeased, plus the aggregate amount of fees, underwriting discounts, premiums (including tender premiums) and other costs and expenses (including OID, upfront fees or similar fees) incurred in connection with such refinancing.

The accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of OID, and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Equity Interests or Preferred Stock, as the case may be, of the same class, accretion or amortization of OID or liquidation preference and increases in the amount of Indebtedness, Disqualified Equity Interests or Preferred Stock outstanding solely as a result of fluctuations in the exchange rate of currencies, will, in each case, not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Equity Interests or Preferred Stock for purposes of this Section 7.03. The principal amount of any Indebtedness incurred or Disqualified Equity Interests issued to refinance other Indebtedness, if incurred in a different currency from the Indebtedness or Disqualified Equity Interests, as applicable, being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness or Disqualified Equity Interests in denominated that is in effect on the date of such refinancing. The principal amount of any non-interest bearing Indebtedness or other discount security constituting Indebtedness at any date shall be the principal amount thereof that would be shown on the consolidated balance sheet of the Parent Borrower dated such date prepared in accordance with GAAP.

Notwithstanding anything to the contrary in this Agreement, (x) no investments made by any Loan Party in any Non-Loan Party in the form of intercompany loans shall be evidenced by a promissory note unless such promissory note, to the extent required to be pledged thereunder, is pledged to the Administrative Agent in accordance with the terms of the Security Agreement and (y) any investments in the form of intercompany loans constituting indebtedness of any Loan Party owed to any Non-Loan Party shall be unsecured and subordinated to the Obligations on terms consistent with the subordination provisions of the Intercompany Note in each case, other than indebtedness owed by, or to, a Broker-Dealer Regulated Subsidiary.

Section 7.04           Fundamental Changes.

Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person (other than as part of the Transactions), except that:

(a)            any Restricted Subsidiary may merge, amalgamate or consolidate with (i) a Borrower (including a merger, the purpose of which is to reorganize such Borrower into a new jurisdiction in the United States, any state thereof or the District of Columbia); provided that such Borrower shall be the continuing or surviving Person or (ii) one or more other Restricted Subsidiaries; provided that when any Restricted Subsidiary that is a Loan Party is merging, amalgamating or consolidating with a Restricted Subsidiary, a Loan Party shall be the continuing or surviving Person unless the Investment made in connection with such Restricted Subsidiary that is a Loan Party merging, amalgamating or consolidating with a Non-Loan Party shall otherwise be a Restricted Payment permitted by Section 7.06 (other than Section 7.06(b)(xviii)) or a Permitted Investment;

(b)            any Restricted Subsidiary may liquidate or dissolve or change its legal form if the Administrative Borrower determines in good faith that such action is in the best interests of the Borrowers and the Restricted Subsidiaries and is not materially disadvantageous to the Lenders (it being understood that in the case of any change in legal form, a Subsidiary that is a Guarantor will remain a Guarantor unless such Guarantor is otherwise permitted to cease being a Guarantor hereunder);

(c)            any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to a Borrower or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Loan Party, then (i) the transferee must be a Loan Party or (ii) to the extent constituting an Investment, such Investment must be a Restricted Payment permitted by Section 7.06 (other than Section 7.06(b)(xviii)) or a Permitted Investment;

(d)            so long as no Event of Default has occurred and is continuing or would result therefrom, the Parent Borrower may merge, dissolve, liquidate or consolidate with any other Person; provided that (i) the Parent Borrower shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not the Parent Borrower or is a Person into which the Parent Borrower has been liquidated or dissolved (any such Person, the “Successor Parent Borrower”), (A) the Successor Parent Borrower shall be an entity organized or existing under the Laws of the United States, any state thereof or the District of Columbia, (B) the Successor Parent Borrower shall expressly assume all the obligations of the Parent Borrower under this Agreement and the other Loan Documents to which the Parent Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (C) each Guarantor, unless it is the other party to such merger, dissolution, liquidation or consolidation, shall have confirmed that its Guarantee shall apply to the Successor Parent Borrower’s obligations under the Loan Documents, (D) each Guarantor, unless it is the other party to such merger, dissolution, liquidation or consolidation, shall have reaffirmed that its obligations under the Security Agreement and other applicable Collateral Documents shall apply to the Successor Parent Borrower's obligations under the Loan Documents, (E) [reserved], and (F) the Administrative Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement and customary legal opinions consistent with those delivered on the Closing Date (conformed as appropriate) other than changes to such legal opinions resulting from a change in Law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent; provided, further, that if the foregoing are satisfied, the Successor Parent Borrower will succeed to, and be substituted for, the Parent Borrower under this Agreement;

(e)            [reserved];

(f)             so long as no Event of Default has occurred and is continuing or would result therefrom (solely in the case of a merger, amalgamation or consolidation involving a Loan Party), any Restricted Subsidiary may merge, amalgamate or consolidate with any other Person in order to effect an Investment permitted pursuant to Section 7.06 (other than Section 7.06(b)(xviii)) or a Permitted Investment; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each other Restricted Subsidiary, shall have complied with the requirements of Section 6.11;

(g)            the Loan Parties and their Subsidiaries may consummate any Permitted Reorganization; and

(h)            so long as no Event of Default has occurred and is continuing or would result therefrom, a merger, consolidation, amalgamation, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 7.05 (other than Section 7.05(e)) may be consummated.

Notwithstanding the above, in the case of any merger, amalgamation or consolidation where the continuing or surviving Person is a Loan Party or any liquidation into a Loan Party, in each case, in accordance with this Section 7.04, any security interests granted to the Administrative Agent for the benefit of the Secured Parties in the Collateral pursuant to the Collateral Documents shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such merger, consolidation, dissolution or liquidation) and all actions required to maintain said perfected status have been or will promptly be taken, in each case, as required by Sections 6.11 and 6.13.

Section 7.05            Dispositions.

Make any Disposition, except:

(a)            (x) Dispositions of obsolete, damaged, worn out, used or surplus property, whether now owned or hereafter acquired, in the ordinary course of business, (y) Dispositions of property no longer used or useful in the conduct of the business of the Parent Borrower or any Restricted Subsidiary and (z) Dispositions to landlords of improvements made to leased real property pursuant to customary terms of leases entered into in the ordinary course of business;

(b)            Dispositions of (i) inventory, goods held for sale in the ordinary course of business and (ii) immaterial assets (including allowing any registrations or any applications for registration of any intellectual property to lapse or go abandoned) in the ordinary course of business, including but not limited to Dispositions of medical devices or other medical products pursuant to a voluntary or mandatory recall thereof or of assets in connection with the consolidation of billing centers;

(c)            Dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;

(d)            Dispositions of property to the Parent Borrower or any Restricted Subsidiary; provided that if the transferor of such property is a Loan Party (i) the transferee thereof must be a Loan Party, (ii) such Disposition is for cash and shall be for no less than the fair market value of such property at the time of such Disposition (or any promissory note or other non-cash consideration received in respect thereof must be a Restricted Payment permitted by Section 7.06 (other than Section 7.06(b)(xviii))) or a Permitted Investment or (iii) if such transaction constitutes an Investment, such Investment must be a Restricted Payment permitted by Section 7.06 (other than Section 7.06(b)(xviii)) or a Permitted Investment;

(e)            Dispositions that otherwise constitute a Permitted Investment, are permitted by Section 7.04 (other than Section 7.04(h)) or otherwise constitute a Restricted Payment permitted by Section 7.06 (other than Section 7.06(b)(xviii)) and Liens permitted by Section 7.01 (other than Section 7.01(l)(ii));

(f)             Dispositions of property pursuant to sale-leaseback transactions; provided that to the extent the aggregate Net Proceeds from all such Dispositions since the Closing Date exceeds $40,000,000, such excess shall be reinvested in accordance with the definition of “Net Proceeds” or otherwise applied to prepay Loans in accordance with Section 2.05(b)(ii)

(g)            Dispositions of cash and Cash Equivalents;

(h)            (i) leases, subleases, licenses or sublicenses (including agreements under which the Parent Borrower or any Restricted Subsidiary has granted rights to end users to access and use the Parent Borrower’s or any Restricted Subsidiary’s products, technologies or services), in each case in the ordinary course of business and which do not materially interfere with the business of the Parent Borrower and the Restricted Subsidiaries, taken as a whole, and (ii) the abandonment of intellectual property rights (A) in the ordinary course of business or which in the reasonable good faith determination of the Administrative Borrower are not material to the conduct of the business of the Parent Borrower and the Restricted Subsidiaries taken as a whole or (B) that are no longer economically practicable or commercially reasonable to maintain;

(i)             transfers of property subject to Casualty Events;

(j)             Dispositions of property; provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default has occurred and is continuing), no Event of Default shall have occurred and be continuing or would result from such Disposition and (ii) with respect to any Disposition pursuant to this clause (j) for a purchase price in excess of $15,000,000, the Parent Borrower or any Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Cash Equivalents (free and clear of all Liens at the time received (other than nonconsensual Liens permitted by Section 7.01 and Liens permitted by Section 7.01(a), clause (iii) of Section 7.01(k), Section 7.01(m), clauses (i) and (ii) of Section 7.01(r), Section 7.01(v), Section 7.01(bb), Section 7.01(cc), Section 7.01(dd), Section 7.01(gg), Section 7.01(ii), Section 7.01(jj) and Section 7.01(ll) and in each case, any permitted modifications, replacements, renewals or extensions of such Liens pursuant to Section 7.01(aa))); provided, however, that for the purposes of this clause (j)(ii), the following shall be deemed to be cash: (A) any liabilities (as shown on the Parent Borrower’ most recent balance sheet provided hereunder or in the footnotes thereto) of the Parent Borrower or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that (i) are assumed by the transferee with respect to the applicable Disposition or (ii) are otherwise cancelled or terminated in connection with the transaction with such transferee (other than intercompany debt owed to the Parent Borrower or any of its Restricted Subsidiaries) and, in the case of clause (i), for which each Parent Borrower and all of its Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities, notes or other obligations or assets received by the Parent Borrower or the applicable Restricted Subsidiary from such transferee that are converted by the Parent Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received) in connection with the applicable Disposition, (C) Indebtedness of any Restricted Subsidiary that ceases to be a Restricted Subsidiary as a result of such Disposition (other than intercompany debt owed to the Parent Borrower or any of its Restricted Subsidiaries), to the extent that the Parent Borrower and each of its Restricted Subsidiaries are released from any guarantee of payment of the principal amount of such Indebtedness in connection with such Disposition and (D) aggregate non-cash consideration received by the Parent Borrower or the applicable Restricted Subsidiary having an aggregate fair market value, taken together with all other non-cash consideration received pursuant to this clause (D) (determined as of the closing of the applicable Disposition for which such non-cash consideration is received) not to exceed the greater of $90,000,000 and 35.0% of Trailing Four Quarter Consolidated EBITDA as determined at the time of such applicable Dispositions (net of any such non-cash consideration subsequently converted into cash and Cash Equivalents);

(k)            to the extent allowable under Section 1031 of the Code (or comparable or successor provision), any exchange of like property (excluding any boot thereon permitted by such provision) for use in any business conducted by the Parent Borrower or any of the Restricted Subsidiaries that is not in contravention of Section 7.07;

(l)             Dispositions or discounts, without recourse of accounts receivable or notes receivable in connection with the collection or compromise thereof in the ordinary course of business or the conversion of accounts receivable to notes receivable in the ordinary course of business;

(m)           Dispositions of ABL Priority Collateral not otherwise permitted by this Section 7.05 to the extent the net proceeds thereof are applied to repay or cash collateralize the ABL Obligations;

(n)            any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value or usefulness to the business of the Parent Borrower and the Subsidiaries as a whole, as determined in good faith by the Administrative Borrower;

(o)            any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(p)            Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(q)            the unwinding of any Swap Contract or any Cash Management Services permitted under Section 7.03(l);

(r)             the lapse or abandonment in the ordinary course of business of any registrations or applications for registration of any immaterial IP Rights;

(s)            any Disposition of Securitization Assets to a Securitization Subsidiary in connection with a Qualified Securitization Financing;

(t)             Dispositions by any Loan Party of any wholly-owned Restricted Subsidiary of the type described in clauses (d) and (e) of the definition of Excluded Subsidiary to the extent consisting of contributions or other Dispositions of Equity Interests in other wholly-owned Restricted Subsidiaries of the type described in clauses (d) and (e) of the definition of Excluded Subsidiary to such wholly-owned Restricted Subsidiary;

(u)            Dispositions (i) of non-core assets acquired in connection with Permitted Acquisitions or any other acquisition or Investment permitted under this Agreement; provided that the aggregate amount of such sales shall not exceed 25% of the fair market value of the acquired entity or business, (ii) made to satisfy the Parent Borrower’s or any Restricted Subsidiary’s obligations under any non-compete agreement or (ii) made to obtain the approval of any anti-trust authority;

(v)            Dispositions set forth on Schedule 7.05;

(w)           any issuance of Equity Interests in any Restricted Subsidiary to any officer, director, consultant, advisor, service provider or employee of the Borrowers or any Restricted Subsidiary in respect of services provided to the Borrowers or a Restricted Subsidiary in the ordinary course of business approved by the Board of Directors of the Borrower;

(x)            cancellation of Indebtedness owing to the Parent Borrower or any Restricted Subsidiary from members of management of the Parent Borrower, any of the Parent Borrower’s direct or indirect parent companies or any of the Parent Borrower’s Restricted Subsidiaries in connection with the repurchase or redemption of Equity Interests of any of the Parent Borrower’s direct or indirect parent companies;

(y)            Dispositions of assets not constituting Collateral;

(z)            any Borrower and any Restricted Subsidiary may (i) terminate or otherwise collapse its cost-sharing agreements with any Borrower or any Subsidiary and settle any crossing payments in connection therewith or (ii) surrender, terminate or waive contractual rights and settle or waive contractual or litigation claims; and

(aa)          Dispositions in an amount not to exceed the greater of $25,000,000 and 10.0% of Trailing Four Quarter Consolidated EBITDA in the aggregate in any fiscal year;

provided that any Disposition of any property pursuant to this Section 7.05 (except pursuant to Sections 7.05(a), (d), (e), (h), (i), (l), (p), (q), (r), (s), (v), (w), (x), (z) and (aa) and except for (x) Dispositions from the Parent Borrower or a Guarantor to the Parent Borrower or a Guarantor or (y) Dispositions from any wholly-owned Non-Loan Party to any other wholly-owned Non-Loan Party) shall be for no less than the fair market value of such property at the time of such Disposition. To the extent any Collateral is Disposed of as expressly permitted by this Section 7.05 to any Person other than the Parent Borrower or any of its Restricted Subsidiaries, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and, if requested by the Administrative Agent, upon the certification by the Administrative Borrower that such Disposition is not prohibited by this Agreement, the Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

Section 7.06            Restricted Payments.

(a)            Directly or indirectly, (w) declare or pay any dividend or make any payment or distribution on account of the Parent Borrower’s or any of its Restricted Subsidiaries’ Equity Interests (in each case, solely in such Person’s capacity as holder of such Equity Interests), including any dividend, payment or distribution payable in connection with any merger, amalgamation or consolidation other than (A) dividends or distributions by the Parent Borrower payable solely in Equity Interests (other than Disqualified Equity Interests) of the Parent Borrower or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend, payment or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a wholly-owned Subsidiary, the Parent Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend, payment or distribution in accordance with its Equity Interests in such class or series of securities, (x) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Parent Borrower, including in connection with any merger, amalgamation or consolidation, in each case held by Persons other than the Parent Borrower or a Restricted Subsidiary, (y) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Junior Financing, other than such Indebtedness permitted under Sections 7.03(d) and (z) make any Restricted Investment (all such payments and other actions set forth in clauses (w) through (z) above being collectively referred to as “Restricted Payments”), unless, at the time of and immediately after giving effect to such Restricted Payment:

(i)             in the case of any Restricted Payment described in clauses (w), (x) or (y) above utilizing amounts described in clause (iii) below, no Event of Default shall have occurred and be continuing at the time of declaration of such Restricted Payments or would occur as a consequence thereof;

(ii)            [reserved];

(iii)           such Restricted Payment, together with the aggregate amount of all Restricted Payments (including the fair market value of any non-cash amount) made by the Parent Borrower and the Restricted Subsidiaries after the Closing Date permitted by Section 7.06(b)(i) (to the extent at the applicable date of declaration or notice, the dividend or other distribution or redemption payment is to be made in reliance on this clause (iii) or Section 7.06(b)(vi)(C)) or Section 7.06(b)(vi)(C), but excluding all other Restricted Payments permitted by Section 7.06(b) (and for the avoidance of doubt, all other Permitted Investments)), is less than the sum of (without duplication):

(A)            50% of Consolidated Net Income of the Parent Borrower for the period (taken as one accounting period and including the predecessor) beginning the first day of the fiscal quarter in which the Closing Date occurs to the end of the most recently ended Test Period preceding such Restricted Payment for which financial statements have been delivered to the Administrative Agent pursuant to Section 6.01(a) or 6.01(b), as applicable, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit (provided, that in no event shall this clause (A) be less than zero); plus

(B)           100% of the aggregate net cash proceeds and the fair market value of marketable securities or other property received by the Parent Borrower since the Closing Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Equity Interests or Preferred Stock pursuant to Section 7.03(m)(i) or have been designated as an ABL Cure Amount) from the issue or sale of:

(I) (a) Equity Interests of the Parent Borrower, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value of marketable securities or other property received from the sale of:

(x)           Equity Interests to any future, present or former employees, directors, officers, members of management, independent contractors, advisors, service providers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Parent Borrower or any of the Parent Borrower’s Subsidiaries after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with Section 7.06(b)(iv); and

(y)           Designated Preferred Stock; and

(b)            to the extent such net proceeds or other property are actually contributed to a Parent Borrower, Equity Interests of any direct or indirect parent company of such Parent Borrower (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such company or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with Section 7.06(b)(iv)); or

(II)            debt securities of the Parent Borrower, that have been converted into or exchanged for Equity Interests (other than Disqualified Equity Interests) of the Parent Borrower;

provided, that this clause (B) shall not include the proceeds from (W) Refunding Capital Stock (as defined below) applied in accordance with Section 7.06(b)(ii), (X) Equity Interests or convertible debt securities of the Parent Borrower sold to a Restricted Subsidiary, (Y) Disqualified Equity Interests or debt securities that have been converted or exchanged into Disqualified Equity Interests or (Z) Excluded Contributions; provided, further, that the making of any Restricted Investment in a Non-Loan Party pursuant to this Section 7.06(a)(iii) shall not be subject to compliance with Section 7.06(a)(ii); plus

(C)           100% of the aggregate amount of cash and the fair market value of marketable securities or other property contributed to the capital of the Parent Borrower following the Closing Date but other than (V) to the extent designated as an ABL Cure Amount, (W) net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness or issue Disqualified Equity Interests or Preferred Stock pursuant to Section 7.03(m)(i), (X) by a Restricted Subsidiary, (Y) any Excluded Contributions and (Z) net cash proceeds that constitute net cash proceeds from the sale of Designated Preferred Stock; plus

(D)           100% of the aggregate amount received in cash and the fair market value of marketable securities or other property received by means of:

(1)            the sale or other disposition (other than to the Parent Borrower or any of its Restricted Subsidiaries) of, or other Returns (other than Returns that reduce Investments pursuant to the last paragraph of the definition thereof) on Investments from, Restricted Investments made by the Parent Borrower or any of its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Parent Borrower or a Restricted Subsidiary (other than by the Parent Borrower or a Restricted Subsidiary) and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Parent Borrower or a Restricted Subsidiary, in each case after the Closing Date (in each case, other than Restricted Investments made by the Parent Borrower or any of its Restricted Subsidiaries pursuant to Section 7.06(b)(x) or 7.06(b)(xvii)); or

(2)            the sale (other than to the Parent Borrower or any of its Restricted Subsidiaries) of the stock or any assets of an Unrestricted Subsidiary (or any joint venture (other than any Restricted Subsidiary) or other minority Investment or a distribution or a dividend from an Unrestricted Subsidiary, any joint venture (other than any Restricted Subsidiary) or other minority Investment (other than to the extent the Investment in such Unrestricted Subsidiary was made by the Parent Borrower or a Restricted Subsidiary pursuant to Section 7.06(b)(x), 7.06(b)(xvii) or 7.06(b)(xxiii) or to the extent such Investment constituted a Permitted Investment, but including such cash or fair market value to the extent exceeding the amount of such Permitted Investment), in each case, after the Closing Date; plus

(E)            in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Parent Borrower or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Parent Borrower or a Restricted Subsidiary after the Closing Date, the fair market value of the Investment in such Unrestricted Subsidiary (or the assets transferred) at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer of assets, other than to the extent the Investment in such Unrestricted Subsidiary was made by the Parent Borrower or a Restricted Subsidiary pursuant to Section 7.06(b)(x), 7.06(b)(xvii) or 7.06(b)(xxiii) or to the extent such Investment constituted a Permitted Investment, but, to the extent exceeding the amount of such Permitted Investment, including such excess amounts of cash or fair market value; provided, that, in the case of this Section 7.06(a)(iii)(E), if the fair market value of any such marketable securities or other property (other than cash) contributed or received, or such Investment, as applicable to be included in this clause (E), shall exceed $25,000,000 in any redesignation, transaction or series or related transactions, such fair market value shall be determined by the Board of Directors of the Parent Borrower at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary whose resolution with respect thereto will be delivered to the Administrative Agent; plus

(F)            Declined Proceeds less (x) any Declined Proceeds the proceeds of which are required to be used to effect the repurchase, redemption or other acquisition or retirement for value of any Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries pursuant to provisions similar to those described in Sections 2.05(b)(i), 2.05(b)(ii) or 2.05(b)(iii) hereunder and (y) any Declined Proceeds applied to make a payment pursuant to Section 7.06(b)(xiii); plus

(G)            an amount equal to the greater of (x) $75,000,000 and (y) 30.0% of Trailing Four Quarter Consolidated EBITDA (with the amount of each Restricted Investment being measured at the time made and without giving effect to subsequent changes in value); minus

(H)            the aggregate amount of Indebtedness incurred in reliance on Section 7.03(aa).

(b)           The provisions of Section 7.06(a) will not prohibit:

(i)           the payment of any dividend or other distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or other distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or other distribution or redemption payment would have complied with this Agreement;

(ii)           (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests, including any accrued and unpaid dividends thereon (“Treasury Capital Stock”), or any Junior Financing of the Parent Borrower or any of its Restricted Subsidiaries, in exchange for, or out of the proceeds of, the substantially concurrent sale or issuance (other than to a Restricted Subsidiary) of, Equity Interests of the Parent Borrower to the extent contributed to the Parent Borrower (in each case, other than any Disqualified Equity Interests) (“Refunding Capital Stock”), (b) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary of the Parent Borrower or to an employee stock ownership plan or any trust established by the Parent Borrower or any of its Restricted Subsidiaries) of Refunding Capital Stock, and (c) if, immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under Section 7.06(b)(vi)(A) or (B), the declaration and payment of dividends on the Refunding Capital Stock in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement under Section 7.06(b)(vi)(A) or (B);

(iii)          the principal payment on, defeasance, redemption, repurchase, exchange or other acquisition or retirement of (a) Junior Financing of the Parent Borrower or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Parent Borrower or a Guarantor or Disqualified Equity Interests of the Parent Borrower or a Guarantor, (b) Disqualified Equity Interests of the Parent Borrower or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Equity Interests or Subordinated Indebtedness of the Parent Borrower or a Guarantor, (c) Disqualified Equity Interests of a Restricted Subsidiary that is not a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Disqualified Equity Interests of a Restricted Subsidiary that is not a Guarantor that, in each case of clauses (a) through (c), is Refinancing Indebtedness incurred or issued, as applicable, in compliance with Section 7.03 and (d) any Junior Financing or Disqualified Equity Interests which constitutes Acquired Indebtedness (to the extent such Acquired Indebtedness was not incurred in contemplation of such principal payment on, defeasance, redemption, repurchase, exchange or other acquisition or retirement);

(iv)          a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Equity Interests) of the Parent Borrower or any direct or indirect parent company of the Parent Borrower held by any future, present or former employee, director, officer, member of management, independent contractor, advisor, service provider or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Parent Borrower, any of its Subsidiaries or any of its direct or indirect parent companies upon the death, disability, retirement or termination of employment of any such Person or pursuant to any shareholder, employee, manager or director equity plan or stock option plan or any other management or employee benefit plan or agreement, or any equity subscription or co-investor or shareholder agreement (including, for the avoidance of doubt, to pay any principal and interest payable on any notes issued by the Parent Borrower or any direct or indirect parent company of the Parent Borrower in connection with any such repurchase, retirement or other acquisition) including any arrangement including Equity Interests rolled over by management of the Parent Borrower in connection with the Transactions; provided, that the aggregate amount of Restricted Payments made under this Section 7.06(b)(iv) does not exceed the greater of $25,000,000 and 10% of Trailing Four Quarter Consolidated EBITDA in any calendar year (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of the greater of $50,000,000 and 20% of Trailing Four Quarter Consolidated EBITDA in any calendar year; provided, further, that such amount in any calendar year may be increased by an amount not to exceed:

(a)           the cash proceeds from the sale of Equity Interests (other than Disqualified Equity Interests) of the Parent Borrower and, to the extent contributed to the Parent Borrower, the cash proceeds from the sale of Equity Interests of any direct or indirect parent company of the Parent Borrower, in each case to any future, present or former employees, directors, officers, members of management, independent contractors, advisors, service providers or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Parent Borrower, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of Section 7.06(a)(iii) or designated an Excluded Contribution; plus

(b)           the cash proceeds of key man life insurance policies received by the Parent Borrower or any of its Restricted Subsidiaries (or by any direct or indirect parent company to the extent contributed to the Parent Borrower) after the Closing Date; less

(c)           the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this Section 7.06(b)(iv);

(v)           the declaration and payment of scheduled cash dividends or scheduled cash distributions to holders of any class or series of Disqualified Equity Interests of the Parent Borrower or any of its Restricted Subsidiaries or any class or series of Preferred Stock of any Restricted Subsidiary issued in accordance with Section 7.03(g) or (s), in each case to the extent such dividends are included in the definition of “Fixed Charges”;

(vi)          (A)         the declaration and payment of cash dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Equity Interests) issued by the Parent Borrower after the Closing Date;

(B)            the declaration and payment of cash dividends or distributions to any direct or indirect parent company of the Parent Borrower, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Equity Interests) issued by such parent company after the Closing Date; provided that the amount of dividends paid pursuant to this Section 7.06(b)(vi)(B) shall not exceed the aggregate amount of cash actually contributed to the Parent Borrower from the sale of such Designated Preferred Stock; or

(C)            the declaration and payment of cash dividends on Refunding Capital Stock that is Preferred Stock in excess of the dividends declarable and payable thereon pursuant to Section 7.06(b)(ii);

provided, in the case of each of clauses (A), (B) and (C) of this clause (b)(vi), that for the most recently ended Test Period preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration, (I) the Total Net Leverage Ratio (calculated on a Pro Forma Basis) for the immediately preceding Test Period is less than or equal to 6.00 to 1.00 or (II) the Fixed Charge Coverage Ratio (calculated on a Pro Forma Basis) for the immediately preceding Test Period is at least 2.00 to 1.00, and satisfaction of such tests shall be evidenced by a certificate from a Financial Officer of the Administrative Borrower demonstrating such satisfaction calculated in reasonable detail;

(vii)        payments made or expected to be made by the Parent Borrower or any of its Restricted Subsidiaries in respect of withholding or similar taxes payable by or with respect to any future, present or former employee, director, officer, member of management, independent contractor, advisor, service provider or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Parent Borrower or any of its Restricted Subsidiaries and any repurchases of Equity Interests deemed to occur upon, in each case, exercise, vesting, or settlement, as applicable, of stock options, warrants or similar rights if such Equity Interests represent a portion of the exercise price of such options, warrants or similar rights or required withholding or similar taxes;

(viii)       Restricted Payments in an aggregate amount per annum not to exceed an amount equal to 6.00% of Market Capitalization;

(ix)          Restricted Payments that are made with Excluded Contributions;

(x)           Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (x) (in the case of Restricted Investments, at the time outstanding) not to exceed the greater of (I) $130,000,000 and (II) 50.0% of Trailing Four Quarter Consolidated EBITDA (in the case of Restricted Investments made pursuant to this clause (x), the amount of such Restricted Investment being measured at the time such Restricted Investment is made and without giving effect to subsequent changes in value, but subject to adjustment as set forth in the definition of Investment);

(xi)          distributions or payments of Securitization Fees;

(xii)         any cash payments made after the Closing Date in respect of performance-based or time-vested restricted stock units (in each case that are existing and either vested or unvested) as of the Closing Date in an aggregate amount of up to $15,000,000;

(xiii)        solely to the extent funded with Declined Proceeds, the repurchase, redemption or other acquisition or retirement for value of any Junior Financing;

(xiv)        [reserved];

(xv)         Restricted Payments made (i) in respect of working capital adjustments or purchase price adjustments pursuant to any Permitted Acquisition or other permitted Investments, (ii) in order to satisfy indemnity and other similar obligations under any Permitted Acquisition or other permitted Investments and (iii) Restricted Payments consisting of a Permitted Reorganization;

(xvi)        cash payments or loans, advances, dividends or distributions to any direct or indirect shareholder of the Parent Borrower to make payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Parent Borrower or any of its Restricted Subsidiaries or any direct or indirect parent company of the Parent Borrower;

(xvii)       in addition to the foregoing Restricted Payments, the Parent Borrower may make additional Restricted Payments so long as immediately after giving effect to such Restricted Payment and the application of proceeds therefrom, (x) the Total Net Leverage Ratio for the Test Period immediately preceding such Restricted Payment is less than or equal to 5.00 to 1.00 (calculated on a Pro Forma Basis) and (y) no Event of Default exists or would immediately result therefrom;

(xviii)      to the extent constituting Restricted Payments, the Parent Borrower and the Restricted Subsidiaries may enter into and consummate transactions expressly permitted by any provision of Section 7.01, 7.03 (other than Section 7.03(d)), 7.04 (other than Section 7.04(a), 7.04(c)(ii) or (f)), 7.05 (other than Section 7.05(d)(ii) or (e)) or 7.08 (except transactions described in clauses (a), (b), (f), (g), (j), (n), (q), (s), (w), (y) and (z) of such Section);

(xix)         payments and distributions to dissenting stockholders pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of all or substantially all of the assets of the Parent Borrower and the Restricted Subsidiaries taken as a whole that complies with the terms of this Agreement or any other transaction that complies with the terms of this Agreement;

(xx)          (A) the payment of dividends, other distributions and other amounts by the Parent Borrower to, or the making of loans to, any direct or indirect parent of the Parent Borrower in the amount required for such parent to, if applicable, pay amounts equal to amounts required for any direct or indirect parent of the Parent Borrower, if applicable, to pay interest and/or principal (including AHYDO “catch-up payments”) on Indebtedness the proceeds of which have been permanently contributed to the Parent Borrower or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, the Parent Borrower or any of its Restricted Subsidiaries incurred in accordance with Section 7.03 (other than if such guarantee or Indebtedness constitutes Junior Financing and such payment would be in violation of the applicable intercreditor and/or subordination agreement); provided that the proceeds contributed to the Parent Borrower or such Restricted Subsidiary shall not increase amounts available for Restricted Payments pursuant to Section 7.06(b)(iv) or 7.06(a)(iii) and shall not be designated an Excluded Contribution; provided further that (x) the aggregate amount of such dividends, distributions or other amounts shall not exceed the amount of cash actually contributed to the Parent Borrower for the incurrence of such Indebtedness and (y) any Restricted Payment made pursuant to this clause (xx) the proceeds of which are used to make payments in respect of Indebtedness which payments would constitute an interest expense determined in accordance with GAAP if such Indebtedness was Indebtedness of the Parent Borrower, shall be deemed to be an interest expense of the Parent Borrower for all purposes of this Agreement; and (B) the payment of dividends, other distributions and other amounts by the Parent Borrower to, or the making of loans to, any direct or indirect parent of the Parent Borrower in the amount required for such parent to, if applicable, make any AHYDO Payment on intercompany Indebtedness among parent companies of the Parent Borrower; provided that such AHYDO Payment shall not be made prior to the end of the first accrual period ending after the fifth anniversary of the issue date of such intercompany Indebtedness;

(xxi)         repurchases of Equity Interests in the Parent Borrower or any Restricted Subsidiary of the Parent Borrower deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(xxii)        [reserved]; and

(xxiii)       Investments in joint ventures, other similar agreements, partnerships, minority investments or Unrestricted Subsidiaries having an aggregate fair market value taken together with all other Investments made pursuant to this clause (xxiii) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities (until such proceeds are converted to cash or Cash Equivalents), not to exceed the greater of (a) $50,00,000 and (b) 20.0% of Trailing Four Quarter Consolidated EBITDA at the time of such Investment (with the amount of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that if any Investment made pursuant to this clause (xxiii) in Equity Interests of a Person that subsequently becomes a Loan Party, such Investment shall thereafter be deemed permitted under clause (1) of the definition of “Permitted Investment” (without giving effect to the proviso thereto) and shall not be included as having been made pursuant to this clause (xxiii);

provided, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (b)(v), (b)(vi), (b)(viii), (b)(x), (b)(xvii) and (b)(xx)(A), no Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

(c)           For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Parent Borrower and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments or Permitted Investments in an amount determined as set forth in the penultimate sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, pursuant to this Section 7.06 or if an Investment in such amount would be permitted at such time pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise is permitted to be so designated pursuant to Section 6.14.

(d)           For the avoidance of doubt, this Section 7.06 shall not restrict the making of any “AHYDO catch-up payment” with respect to, and required by the terms of, any Indebtedness of the Parent Borrower or any Restricted Subsidiary permitted to be incurred under Section 7.03 hereof

(e)           For the avoidance of doubt, the cancellation of Indebtedness owing to the Parent Borrower or any of its Restricted Subsidiaries from any future, present or former employees, directors, officers, independent contractors, members of management or consultants of the Parent Borrower (or their respective Controlled Investment Affiliates or Immediate Family Members), any direct or indirect parent company of the Parent Borrower or any of the Parent Borrower’s Restricted Subsidiaries in connection with a repurchase or redemption of Equity Interests of the Parent Borrower or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this Section 7.06 or any other provision of this Agreement.

For purposes of determining compliance with this Section 7.06, in the event that a proposed Restricted Payment or Investment (or any portion thereof) at any time, whether at the time of declaration or payment, purchase, redemption, defeasance or other acquisition or retirement, or at the time of the making thereof, or subsequently at a later time, meets the criteria of more than one of the categories described in Section 7.06(b)(i) through (xxiii) or is entitled to be made pursuant to Section 7.06(a) and/or one or more of the categories described in the definition of Permitted Investment, the Administrative Borrower, in its sole discretion, will be entitled to classify and may subsequently reclassify such item of (or any portion thereof) (based on circumstances existing on the date of such reclassification) among such clauses in Section 7.06(b)(i) through (xxiii),  Section 7.06(a) and/or one or more of the categories contained in the definition of Permitted Investments, and will only be required to include the amount and type of such Restricted Payment or Investment in such of the above clauses as determined by the Administrative Borrower at such time.  The Administrative Borrower will be entitled to divide and classify a Restricted Payment or Investment in more than one of the types described in Section 7.06(b)(i) through (xxiii),  Section 7.06(a) and/or one or more of the categories contained in the definition of Permitted Investments.

Section 7.07          Change in Nature of Business.

Engage in any material line of business substantially different from those lines of business conducted by the Parent Borrower and the Restricted Subsidiaries on the Closing Date or any business or any other activities reasonably related, complementary, synergistic, similar, incidental or ancillary thereto (including related, complementary, synergistic, similar, incidental or ancillary technologies) or reasonable extensions, developments or expansions thereof.

Section 7.08          Transactions with Affiliates.

Enter into any transaction of any kind with any Affiliate of the Parent Borrower, whether or not in the ordinary course of business, involving aggregate payments or consideration, in any transaction or series of related transactions, in excess of $8,500,000, other than:

(a)           transactions among the Parent Borrower or the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction;

(b)           transactions on terms (taken as a whole) substantially as favorable to the Parent Borrower or such Restricted Subsidiary as would be obtainable by the Parent Borrower or such Restricted Subsidiary at the time in a comparable arm’s-length transaction with a Person other than an Affiliate;

(c)           the Transactions and the payment of fees and expenses (including the Transaction Expenses) related to the Transactions and transactions constituting any Permitted Reorganization;

(d)           the issuance of Equity Interests or equity-based awards to any officer, director, employee, independent contractor, advisor, service provider or consultant of the Parent Borrower or any Subsidiary or any direct or indirect parent of the Parent Borrower, including, without limitation, in connection with the Transactions;

(e)           [reserved];

(f)            Restricted Payments permitted under Section 7.06, Permitted Investments and Permitted Acquisitions (other than by reference to this Section 7.08 or any clause in this Section 7.08);

(g)           transactions by the Parent Borrower and any Restricted Subsidiary permitted under an express provision (including any exceptions thereto) of this Article VII (other than by reference to this Section 7.08 or any clause in this Section 7.08);

(h)           (i) employment, consulting and severance arrangements between the Parent Borrower and the Restricted Subsidiaries (or any direct or indirect parent of the Parent Borrower) and their respective future, present or former officers, employees, independent contractors, advisor, service provider and/or consultants (or their respective Controlled Investment Affiliates or Immediate Family Members), in each case, in the ordinary course of business and (ii) transactions pursuant to any shareholder, employee or director equity plan or stock option plan or any other management or employee benefit plan or agreement, or any equity subscription, co-invest agreement or shareholder agreement;

(i)           the payment of customary fees and reasonable out-of-pocket costs to, and indemnities provided on behalf of or for the benefit of any future, present or former directors, officers, member of management, independent contractors, employees, advisors, service providers and consultants (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Parent Borrower and its Restricted Subsidiaries (or any direct or indirect parent of the Parent Borrower), in each case, in the ordinary course of business to the extent attributable to the ownership or operation of the Parent Borrower and its Restricted Subsidiaries;

(j)           transactions pursuant to agreements, instruments or arrangements in existence on the Closing Date and set forth on Schedule 7.08 or any amendment thereto or replacement thereof to the extent such an amendment or replacement is not adverse to the Lenders in any material respect as compared to the applicable agreement, instrument or arrangement in effect on the Closing Date;

(k)          [reserved];

(l)           payments by the Parent Borrower or any of its Subsidiaries pursuant to any tax sharing agreements with the Parent Borrower to the extent attributable to the ownership or operation of the Parent Borrower and its Subsidiaries, but only to the extent permitted by Section 7.06;

(m)         the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of the Parent Borrower to any Permitted Holder or to any former, current or future director, manager, officer, employee, independent contractor, advisor, service provider or consultant (or any Immediate Family Members or Affiliates of any of the foregoing) of the Parent Borrower, any of its Subsidiaries or any direct or indirect parent thereof;

(n)          transactions with customers, clients, joint venture partners, independent contractors, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Parent Borrower or its Restricted Subsidiaries, in the reasonable determination of the Board of Directors or the senior management of the Administrative Borrower, or are on terms at least as favorable (as determined by the Administrative Borrower) as might reasonably have been obtained at such time from an unaffiliated party;

(o)          transactions pursuant to that certain Letter Agreement re: Administrative Services, dated as of March 11, 2019, between HC Group Holdings I, LLC and Option Care Enterprises, Inc., or any amendment thereto or replacement thereof to the extent such an amendment or replacement is not adverse to the Lenders in any material respect as compared to the letter agreement in effect on the Closing Date;

(p)          the payment of reasonable out-of-pocket costs and expenses relating to registration rights and indemnities provided to stockholders of the Parent Borrower or any direct or indirect parent thereof pursuant to the stockholders agreement or the registration rights agreement entered into on or after the Closing Date in connection therewith or similar equity holder’s agreements or limited liability company agreements;

(q)          transactions in which the Parent Borrower or any of the Restricted Subsidiaries, as the case may be, deliver to the Administrative Agent a letter from an Independent Financial Advisor stating that such transaction is fair to the Parent Borrower or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (b) of this Section 7.08;

(r)           the licensing of trademarks, copyrights or other IP Rights in the ordinary course of business and the non-exclusive licensing (or sublicensing) of trademarks, copyrights, or other IP Rights;

(s)          the issuance or transfer of Equity Interests (other than Disqualified Equity Interests) of the Parent Borrower or any of its Subsidiaries or any direct or indirect parent thereof or any contribution to the capital of the Parent Borrower or any of its Restricted Subsidiaries to the extent otherwise permitted by this Agreement and to the extent such issuance or transfer would not give rise to a Change of Control;

(t)           (i) investments by the Permitted Holders in securities of the Parent Borrower or any of the Restricted Subsidiaries (and payment of reasonable out-of-pocket expenses incurred by the Permitted Holders in connection therewith) so long as (A) the investment is being offered generally to other non-affiliated investors on the same or more favorable terms and (B) the investment constitutes less than 10% of the proposed or outstanding issue amount of such class of securities, and (ii) payments to the Permitted Holders in respect of securities or loans of the Parent Borrower or any of its Restricted Subsidiaries contemplated in the foregoing subclause (i) or that were acquired from Persons other than the Parent Borrower and its Restricted Subsidiaries, in each case, in accordance with the terms of such securities or loans

(u)          subleases of leased real property by and between the Parent Borrower or any Restricted Subsidiary and Walgreens Co. and any of its Subsidiaries;

(v)          transactions among the Parent Borrower and the Restricted Subsidiaries, undertaken in good faith (as certified by a responsible financial or accounting officer of the Administrative Borrower in an officer’s certificate) for the purposes of improving the consolidated tax efficiency of the Parent Borrower and its Subsidiaries and not for the purpose of circumventing any provision of this Agreement so long as (x) no Event of Default has occurred and is continuing or would result from such transactions and (y) the Administrative Borrower provides to the Administrative Agent evidence reasonably acceptable to the Administrative Agent that the granting, perfection, validity and priority of the security interest of the Secured Parties in the Collateral (prior to giving effect to the transactions), taken as a whole, is not impaired in any material respect by such transactions and all actions required to maintain said perfected status have been or will promptly be taken;

(w)         payments to or from, and transactions with, joint ventures (to the extent any such joint venture is only an Affiliate as a result of Investments by the Parent Borrower and the Restricted Subsidiaries in such joint venture) in the ordinary course of business or consistent with past practice or industry practice (including, without limitation, any cash management activities related thereto) to the extent otherwise constituting a Permitted Investment or Restricted Payment permitted under Section 7.06;

(x)           any Disposition of Securitization Assets or related assets, Investments permitted pursuant to clause (14) of the definition of “Permitted Investments”, Standard Securitization Undertakings and Limited Originator Recourse, in each case in connection with any Qualified Securitization Financing or any related transaction effected in order to consummate a financing contemplated by a Qualified Securitization Financing;

(y)           transactions between the Parent Borrower or any of its Restricted Subsidiaries and any Person, a director of which is also a director of the Parent Borrower or any direct or indirect parent of the Parent Borrower; provided, however, that such director abstains from voting as a director of the Parent Borrower or such direct or indirect parent, as the case may be, on any matter involving such other Person;

(z)           payments or loans (or cancellations of loan repayment obligations) to future, present and former independent contractors, employees, advisors, service providers or consultants of the Parent Borrower, any of its direct or indirect parent companies or any Restricted Subsidiary that are approved by the Board of Directors of senior management of the Parent Borrower in good faith and that are otherwise permitted by this Agreement; and

(aa)         Affiliate repurchases of the Loans or Commitments to the extent permitted by Section 10.07 and Affiliate repurchases of Secured Obligations, Second Lien Obligations and obligations in respect of any Junior Financing, in each case, the holding of such loans or commitments and the payments and other transactions contemplated herein in respect thereof.

Section 7.09          Burdensome Agreements.

Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Loan Document) that limits the ability of:

(a)           any Non-Loan Party to make Restricted Payments to any Loan Party, or

(b)           any Loan Party to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Obligations or under the Loan Documents; provided that the foregoing clauses (a) and (b) shall not apply to Contractual Obligations which:

(i)            (x) exist on the Closing Date and (to the extent not otherwise permitted by this Section 7.09) are listed in Schedule 7.09 and (y) to the extent Contractual Obligations permitted by clause (x) are set forth in an agreement evidencing Indebtedness, are set forth in any agreement evidencing any permitted modification, replacement, renewal, extension or refinancing of such Indebtedness so long as such modification, replacement, renewal, extension or refinancing does not expand the scope of such Contractual Obligation;

(ii)           are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such Contractual Obligations were not entered into in anticipation of such Person becoming a Restricted Subsidiary;

(iii)          comprise restrictions pursuant to Indebtedness of a Non-Loan Party which is permitted by Section 7.03 and which does not apply to any Loan Party;

(iv)          are customary restrictions that arise in connection with (x) any Lien permitted by Sections 7.01(k), (l), (p), (q), (r)(i), (r)(ii), (s) and (ee) and relate to the property subject to such Lien or (y) any Disposition permitted by Section 7.04 or 7.05 and relate solely to the assets or Person subject to such Disposition;

(v)           are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures constituting Permitted Investments or otherwise permitted under Section 7.06 and applicable solely to such joint venture;

(vi)          are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 7.03 but solely to the extent any negative pledge relates to the property financed by such Indebtedness and the proceeds and products thereof;

(vii)         are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the property interest, rights or the assets subject thereto;

(viii)        comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 7.03(a), (e) (other than Disqualified Equity Interests or Preferred Stock), (g) (other than Disqualified Equity Interests or Preferred Stock) and (n) to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(ix)           are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Parent Borrower or any of its Restricted Subsidiaries;

(x)            are customary provisions restricting assignment of any agreement; provided  that if such agreement is not entered into in the ordinary course of business, the granting, perfection, validity and priority of the security interests of the Secured Parties is not impaired in any material respect by such restriction;

(xi)           are restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(xii)          arise in connection with cash or other deposits permitted under Section 7.01 or the definition of Permitted Investments, and limited to such cash or deposits;

(xiii)         comprise restrictions imposed by any agreement governing Indebtedness entered into on or after the Closing Date and permitted under Section 7.03 that are, taken as a whole, in the good faith judgment of the Administrative Borrower, no more restrictive with respect to the Parent Borrower or any Restricted Subsidiary than customary market terms for Indebtedness of such type (and, in any event, are no more restrictive than the restrictions contained in this Agreement), so long as the Administrative Borrower shall have determined in good faith that such restrictions will not affect its obligation or ability to make any payments required hereunder;

(xiv)         comprise restrictions imposed by Indebtedness incurred by a Securitization Subsidiary in a Qualified Securitization Financing limited to Securitization Assets, in each case to the extent permitted hereunder;

(xv)          are restrictions contained in (x) the ABL Financing Documents and documents otherwise governing Indebtedness permitted pursuant to Section 7.03(k) or (y) any First Lien Financing Document;

(xvi)         are restrictions regarding licensing or sublicensing by Parent Borrower and its Restricted Subsidiaries of intellectual property in the ordinary course of business; and

(xvii)        are restrictions on cash earnest money deposits in favor of sellers in connection with acquisitions not prohibited hereunder.

Section 7.10           [Reserved].

Section 7.11           [Reserved].

Section 7.12           [Reserved].

Section 7.13           Modifications of Terms of Junior Financing.

Amend, modify or change in any manner materially adverse to the interests of the Lenders, as determined in good faith by the Borrower, any term or condition of any Junior Financing Documentation in respect of any Junior Financing having an aggregate outstanding principal amount in excess of the Threshold Amount in violation of any applicable Intercreditor Agreement or subordination agreement without the consent of the Administrative Agent (which consent shall not be unreasonably withheld, delayed or conditioned).

Article VIII.
EVENTS OF DEFAULT AND REMEDIES

Section 8.01           Events of Default.

Any of the following events referred to in clauses (a) through (l) from and after the Closing Date shall constitute an event of default (an “Event of Default”):

(a)           Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or (ii) within five (5) Business Days after the same becomes due, any interest on any Loan or any other amount payable hereunder or with respect to any other Loan Document; or

(b)           Specific Covenants. Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Sections 6.03(a), 6.05(a) (solely with respect to the Parent Borrower) or Article VII; provided that, with respect to any such Event of Default resulting from a failure to promptly provide notice of an Event of Default to the Administrative Agent pursuant to Section 6.03(a), subject to the last proviso of this Section 8.01, the subsequent provision of such notice by the Parent Borrower or any Restricted Subsidiary to the Administrative Agent shall cure the Event of Default resulting from such failure to timely deliver such notice; or

(c)           Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days after receipt by the Borrowers of written notice thereof from the Administrative Agent; or

(d)           Representations and Warranties. Any representation, warranty or certification made or deemed made by any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect in any material respect when made or deemed made, and, other than with respect to any incorrect Specified Representation (which shall not be subject to cure or a grace period), such incorrect representation or warranty (if curable as determined by the Borrowers in good faith) shall remain incorrect for a period of 30 days after notice thereof from the Administrative Agent to the Borrowers; or

(e)           Cross-Default. Except with respect to the ABL Revolving Loans and other ABL Obligations, which shall be subject solely to clause (g) below, any Borrower or any Restricted Subsidiary (A) fails to make any principal or interest payment beyond the applicable grace period, if any, whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise, in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate outstanding principal amount of not less than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs (other than, with respect to Indebtedness consisting of Swap Contracts, termination events or equivalent events pursuant to the terms of such Swap Contracts and not as a result of any other default thereunder by the Borrowers or any of its Restricted Subsidiaries), the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required and beyond the applicable grace period, if any, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem all of such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(B) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder, (ii) any Indebtedness if (x) the sole remedy of the holder thereof in the event of the non-payment of such Indebtedness or the non-payment or non-performance of obligations related thereto or (y) the sole option is to elect, in each case, to convert such Indebtedness into Qualified Equity Interests and cash in lieu of fractional shares and (iii) in the case of Indebtedness which the holder thereof may elect to convert into Qualified Equity Interests, such Indebtedness from and after the date, if any, on which such conversion has been effected; provided, further, that any such failure described under clause (A) or (B) is unremedied and is not waived by the holders of such Indebtedness prior to any termination of the Commitments or acceleration of the Loans pursuant to Section 8.02; or

(f)           Insolvency Proceedings, Etc. Other than with respect to dissolutions or liquidations permitted hereunder, the Parent Borrower, any Restricted Subsidiary that is a Material Subsidiary institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) consecutive days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or substantially all of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) consecutive days, or an order for relief is entered in any such proceeding; or

(g)           ABL Revolving Loans and other ABL Obligations. With respect to the ABL Revolving Loans and other ABL Obligations, (i) (x) an Event of Default under and as defined in the ABL Credit Agreement has occurred and is continuing under clauses (a) or (f) of Section 8.01 of the ABL Credit Agreement or (y) an Event of Default (other than the type described in the foregoing clause (i)(x) or following clause (ii)) under and as defined in the ABL Credit Agreement has occurred and remains unremedied or unwaived for 60 consecutive days after the occurrence thereof or with respect to which any ABL Secured Party is exercising remedies (including acceleration of obligations or termination of commitments) or (ii) an Event of Default under and as defined in the ABL Credit Agreement due to a breach of the ABL Financial Covenant has occurred and is continuing, but only from and after the earlier of (x) the exercise of any remedies by any ABL Secured Party or (y) acceleration of the obligations or termination of the commitments under the ABL Credit Agreement;

(h)           Judgments. There is entered against any Borrower or any Restricted Subsidiary that is a Material Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not paid or covered by independent third-party insurance or indemnity as to which the insurer or indemnitor has been notified of such judgment or order and has not denied coverage thereof) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i)           Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04 or 7.05) or as a result of acts or omissions by the Administrative Agent or any Lender which does not arise from a breach by a Loan Party of its obligations under the Loan Documents or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document or the validity or priority of a Lien as required by the Collateral Documents on a material portion of the Collateral; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations and termination of the Aggregate Commitments), or purports in writing to revoke or rescind any Loan Document; provided that none of the foregoing shall apply to any Guarantor which is not a Material Subsidiary; or

(j)            Change of Control. There occurs any Change of Control; or

(k)           Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01, 6.11 or 6.13 shall for any reason (other than pursuant to the terms hereof or thereof including as a result of a transaction not prohibited under this Agreement) cease to create a valid and perfected Lien, with the priority required by the Collateral Documents on and security interest in any material portion of the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.01, (x) except to the extent that any such perfection or priority is not required pursuant to the Collateral and Guarantee Requirement or results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents (or other pledged collateral actually delivered to it under the Collateral Documents) or to file Uniform Commercial Code continuation statements and (y) except as to Collateral consisting of Real Property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage; or

(l)            ERISA. (i) An ERISA Event occurs which has resulted or could reasonably be expected to result in liability of a Loan Party or an ERISA Affiliate in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under any Multiemployer Plan which has resulted or could reasonably be expected to result in liability of a Loan Party or an ERISA Affiliate in an aggregate amount which would reasonably be expected to result in a Material Adverse Effect;

provided, that any Event of Default under the Loan Documents, other than any Event of Default which cannot be waived without the written consent of each Lender directly and adversely affected thereby, shall be deemed not to be “continuing” (and shall be deemed to be “cured”) if the events, acts or conditions that gave rise to such event of default have been have remedied or cured (including by payment, notice, taking any action or omitting to take any action) or have ceased to exist and the Borrowers are otherwise in compliance with the Loan Documents; provided, that the foregoing shall not be applicable with respect to any default or Event of Default if the Borrowers knowingly and willfully fails to give timely notice to the Administrative Agent and the Lenders of such default or Event of Default required to be given under the Loan Documents.

Section 8.02         Remedies Upon Event of Default.

If any Event of Default occurs and is continuing, the Administrative Agent may, with the consent of, and shall, at the request of, the Required Lenders, take any or all of the following actions:

(i)           declare the Commitment of each Lender to make Loans to be terminated, whereupon such Commitments and obligation shall be terminated;

(ii)          declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrowers;

(iii)         [reserved]; and

(iv)         exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents, any document evidencing Indebtedness in respect of which the Facilities have been designated as “designated senior debt” (or any comparable term) or applicable Law;

provided that upon the occurrence of an Event of Default as a result of an actual or deemed entry of an order for relief with respect to the Borrowers under any Debtor Relief Laws, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

Section 8.03          Application of Funds.

Except as may be otherwise provided in any applicable Incremental Amendment with respect to Obligations under the applicable Incremental Loans in accordance with the provisions of Section 2.14 or in any applicable Refinancing Amendment with respect to Obligations under the applicable Refinancing Loans in accordance with the provisions of Section 2.15 (in each case, which shall not be more favorable to the holders of such Loans than the allocation described below), after the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Secured Obligations shall be applied by the Administrative Agent in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

First, to payment of that portion of the Secured Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including Attorney Costs payable under Section 10.04 and amounts payable under Article III payable to the Administrative Agent in its capacity as such);

Second, to payment of that portion of the Secured Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including Attorney Costs payable under Section 10.04 and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to payment of that portion of the Secured Obligations constituting accrued and unpaid interest on the Loans, and any fees, premiums and scheduled periodic payments due under Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Secured Obligations constituting unpaid principal of the Loans and any breakage, termination or other payments under Secured Hedge Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth held by them;

Fifth, to the payment of all other Secured Obligations that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Secured Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

Last, the balance, if any, after all of the Secured Obligations have been paid in full, to the Borrowers or as otherwise required by Law.

Notwithstanding the foregoing, no amount received from any Guarantor shall be applied to any Excluded Swap Obligation of such Guarantor.

Article IX.
ADMINISTRATIVE AGENT AND OTHER AGENTS

Section 9.01          Appointment and Authority.

(a)           Each of the Lenders hereby irrevocably appoints Bank of America, N.A to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article IX (other than this Section 9.01, Section 9.06 (solely with respect to the removal and consent rights of the Borrowers set forth therein), Section 9.09, Section 9.10 and Section 9.11) are solely for the benefit of the Administrative Agent the Lenders, and no Loan Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)           The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article IX and Article X (including the second paragraph of Section 10.05), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Administrative Agent to (i) execute any and all documents (including releases) with respect to the Collateral (including any Intercreditor Agreement and any amendment, supplement, modification or joinder with respect thereto) and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders and (ii) negotiate, enforce or settle any claim, action or proceeding affecting the Lenders in their capacity as such, at the direction of the Required Lenders, which negotiation, enforcement or settlement will be binding upon each Lender.

Section 9.02          Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrowers or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 9.03           Exculpatory Provisions.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may (i) expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law or (ii) be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d)           shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrowers or a Lender; and

(e)           shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

It is understood and agreed by each Secured Party that the Administrative Agent shall have no liability for any determinations made by it under Section 8.03, in each case except to the extent resulting from the gross negligence or willful misconduct of the Administrative Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision). Each Secured Party also agrees that the Administrative Agent may (but shall not be required to), at any time and in its sole discretion, and with no liability resulting therefrom, petition a court of competent jurisdiction regarding any application of Collateral in accordance with the requirements hereof, and the Administrative Agent shall be entitled to wait for, and may conclusively rely on, any such determination.

Section 9.04           Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel, independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05           Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article IX shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 9.06           Resignation of Administrative Agent.

The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrowers upon thirty (30) days’ written notice to the Borrowers and the Lenders. If the Administrative Agent or a Controlling Affiliate of the Administrative Agent is subject to an Agent-Related Distress Event, the Parent Borrower may remove the Administrative Agent from such role upon ten (10) days’ written notice to the Lenders. Upon receipt of any such notice of resignation or removal by the Parent Borrower, the Required Lenders shall have the right, with the consent of the Administrative Borrower at all times other than upon the occurrence and during the continuation of an Event of Default under Sections 8.01(a) or, solely with respect to the Parent Borrower, 8.01(f), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation or removal, then the retiring Administrative Agent may on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above (including consent of the Administrative Borrower); provided that if the Administrative Agent shall notify the Administrative Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation or removal shall nonetheless become effective in accordance with such notice. The resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the resigning or removed Administrative Agent shall continue to hold such collateral security (including any collateral security subsequently delivered to the Administrative Agent) until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder and delivery of collateral security in the possession of the resigning or removed Administrative Agent to such successor Administrative Agent (to the extent that possession thereof perfect a Lien thereon under the UCC of any jurisdiction), such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the resigning (or resigned) or removed Administrative Agent, and the resigning or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the resigning Administrative Agent’s resignation or the removed Administrative Agent’s removal hereunder and under the other Loan Documents, the provisions of this Article and Sections 10.04 and 10.05 shall continue in effect for the benefit of such resigning or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the resigning or removed Administrative Agent was acting as Administrative Agent.

Section 9.07           Non-Reliance on Administrative Agent and Other Lenders.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

Section 9.08           No Other Duties, Etc.

Anything herein to the contrary notwithstanding, none of the Administrative Agent, Bookrunner, Arranger, Syndication Agent or Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder.

Section 9.09           Administrative Agent May File Proofs of Claim; Credit Bidding..

In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Parent Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09, 10.04 and 10.05) allowed in such judicial proceeding; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09, 10.04 and 10.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar Laws in any other jurisdictions to which a Loan Party is subject, (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable Laws. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a) through (j) of Section 11.01 of this Agreement, (iii) the Administrative Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (iv) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.

Section 9.10           Collateral and Guaranty Matters.

Each Lender hereby agrees, and each holder of any Note by its acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Collateral Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Administrative Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to the occurrence and continuance of an Event of Default, to take any action with respect to any Collateral or Collateral Documents which may be necessary to create, perfect and maintain perfected security interests in and liens upon the Collateral granted pursuant to the Collateral Documents. Without limiting the provisions of Section 9.09, each of the Lenders (including in its capacities as a potential Hedge Bank) irrevocably authorize the Administrative Agent, at its option, and in its sole discretion (other than releases described in clauses (b) and (d) below which shall not be optional or discretionary):

(a)           to enter into and sign for and on behalf of the Lenders, as Secured Parties, the Collateral Documents (including any subordination or intercreditor agreements with respect to Indebtedness and Liens permitted under this Agreement to the extent the Administrative Agent is otherwise contemplated herein as being a party to such intercreditor or subordination agreement) for the benefit of the Lenders and the other Secured Parties;

(b)           to automatically release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations), (ii) at the time the property subject to such Lien is Disposed or to be Disposed (to a Person that is not a Loan Party) as part of or in connection with any Disposition permitted hereunder or under any other Loan Document, (iii) subject to Section 10.01, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) if the property subject to such Lien is owned by a Guarantor, upon release of such Guarantor from its obligations under its Guaranty pursuant to clause (d) below or Section 11.09 or (v) if the property subject to such Lien constitutes Excluded Assets;

(c)           to release or subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.01(u) to the extent required by the holder of, or pursuant to the terms of any agreement governing, the obligations secured by such Liens; and

(d)           to release any Guarantor from its obligations under this Agreement (including the Guaranty) if such Guarantor becomes a Released Guarantor in accordance with Section 11.09.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at the Borrowers’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to evidence the release of such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by the Borrowers or any of its Restricted Subsidiaries in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

Section 9.11           Secured Hedge Agreements.

Except as otherwise expressly set forth herein or in any Guaranty or any Collateral Document, no Hedge Bank that obtains the benefits of Section 8.03, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Hedge Agreements unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank.

The Lenders and the Hedge Banks hereby authorize the Administrative Agent to enter into any Intercreditor Agreement or other intercreditor agreement or arrangement (including any subordination agreement or arrangement) permitted under this Agreement, and any amendment, modification, supplement or joinder with respect thereto, and the Lenders and the Hedge Banks acknowledge that any such intercreditor agreement is binding upon the Lenders and Hedge Banks.

Section 9.12           Withholding Tax Indemnity.

To the extent required by any applicable Laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within 10 days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Loan Parties pursuant to Section 3.01 and without limiting or expanding the obligation of the Loan Parties to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 9.12. The agreements in this Section 9.12 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations.

Section 9.13         Indemnification by the Lenders.

The Lenders agree to indemnify each Agent (or any Affiliate thereof) (to the extent not reimbursed by the Borrowers or any other Loan Party and without limiting the obligation of the Borrowers to do so), ratably according to their respective Pro Rata Shares in effect on the date on which indemnification is sought under this Section 9.13 from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including at any time following the payment of the Term Loans) be imposed on, incurred by or asserted against any Agent (or any Affiliate thereof) in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or thereby or any action taken or omitted by any Agent (or any Affiliate thereof) under or in connection with any of the foregoing; IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE INDEMNITEE, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements to the extent arising from (a) such Agent’s gross negligence or willful misconduct or (b) claims made or legal proceedings commenced against such Agent by any security holder or creditor thereof arising out of and based upon rights afforded any such security holder or creditor solely in its capacity as such. The agreements in this Section 9.13 shall survive the payment of the Loans and all other amounts payable hereunder.

Section 9.14         Certain ERISA Matters.

(a)           Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)           In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and/or the Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Loan Party, that:

(i) none of the Administrative Agent and/or the Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto),

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v) no fee or other compensation is being paid directly to the Administrative Agent and/or the Arranger or any of their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(c)           The Administrative Agent and/or the Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 9.15         Erroneous Payments.

Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender (the “Credit Party”), whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Credit Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Credit Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Credit Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Credit Party promptly upon determining that any payment made to such Credit Party comprised, in whole or in part, a Rescindable Amount.

Article X.
MISCELLANEOUS

Section 10.01       Amendments, Etc.

Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (other than with respect to any amendment or waiver contemplated in clauses (a) through (j) which shall only require the consent of the Lenders expressly set forth therein and not Required Lenders (unless specified therein)) (or by the Administrative Agent with the consent of the Required Lenders) and the Borrowers, the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that no such amendment, waiver or consent shall:

(a)          extend or increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of (or amendment to the terms of) any condition precedent set forth in Section 4.02, the waiver of any obligation of the Borrowers to pay interest at the Default Rate or the waiver of any Default, Event of Default, mandatory prepayment of the Loans or mandatory reduction of any Commitments shall not constitute such an extension or increase of any Commitment of any Lender);

(b)         except as otherwise expressly provided for hereunder, including without limitation pursuant to a Refinancing Amendment or an Extension Amendment, postpone any date scheduled for any payment of principal (including at final maturity), interest or fees under Section 2.07, 2.08 (other than pursuant to Section 2.08(b)) or 2.09, without the written consent of each Lender directly and adversely affected thereby, it being understood that the waiver of (or amendment to the terms of) any obligation of the Borrowers to pay interest at the Default Rate, any Default or Event of Default, any condition precedent, mandatory prepayment of the Loans or mandatory reduction of Commitments shall not constitute such a postponement of any date scheduled for the payment of principal or interest and it further being understood that any change to the definition of “First Lien Net Leverage Ratio,” or any other ratio used as a basis to calculate the amount of any principal or interest payment or in the component definitions thereof shall not constitute a postponement of such scheduled payment;

(c)          reduce or forgive the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (i) of the second proviso to this Section 10.01) any fees payable hereunder or under any other Loan Document (or extend the timing of payments of such fees) without the written consent of each Lender directly and adversely affected thereby, it being understood that any change to the definition of “First Lien Net Leverage Ratio” or any other ratio used as a basis to calculate the amount of any principal or interest payment or fee or other amount or in the component definitions thereof shall not constitute a reduction in any rate of interest; provided that, for the avoidance of doubt, only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or waive any obligation of the Borrowers to pay interest at the Default Rate;

(d)         change any provision of this Section 10.01 or the definition of “Required Lenders,” “Required Class Lenders,” or any other provision specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Loan Documents to reduce the percentage set forth therein, without the written consent of each Lender directly and adversely affected thereby (it being understood that with the consent of the Required Lenders (if such consent is otherwise required) or the Administrative Agent (if the consent of the Required Lenders is not otherwise required), additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Commitments);

(e)          other than in connection with a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;

(f)          other than in connection with a transaction permitted under Section 7.04 or Section 7.05, release all or substantially all of the aggregate value of the Guarantees, without the written consent of each Lender;

(g)         contractually subordinate the Liens on all or substantially all of the Collateral securing the First Lien Obligations to any other indebtedness (except in the case of (x) any indebtedness that is permitted by this Agreement as in effect on the Closing Date to rank senior to the First Lien Obligations, (y) any “debtor in-possession” facility (or similar facility under applicable law) or (z) any other indebtedness (including to the extent exchanged for, or utilized to refinance, Term B Loans) so long as each affected Lender was offered the opportunity to participate in such indebtedness on a ratable basis), without the written consent of each Lender;

(h)          amend, waive or otherwise modify any term or provision (including the availability and conditions to funding under Section 2.14 with respect to Incremental Term Commitments and Incremental Revolving Credit Commitments which directly affects Lenders of one or more Incremental Term Commitments and Incremental Revolving Credit Commitments (solely to the extent prior to (x) the funding of any such Incremental Term Commitments or (y) the effectiveness of any Incremental Revolving Credit Commitments) and does not directly affect Lenders under any other Class, in each case, without the written consent of the Required Class Lenders under such applicable Incremental Term Commitments or Incremental Revolving Credit Commitments (and in the case of multiple Classes which are affected, such Required Class Lenders shall consent together as one Class); provided, however, that the waivers described in this clause (h) shall not require the consent of any Lenders other than (x) the Required Class Lenders under such applicable Incremental Term Commitments or Incremental Revolving Credit Commitments and (y) in the case of any waiver that otherwise would be subject to clause (a), (b), (c), (d), (e) or (f) above or clause (j) below, each Lender, each directly affected Lender or each directly and adversely affected Lender (as specified in clause (a), (b), (c), (d), (e) or (f) above or clause (j) below) under the applicable Class or Classes of Incremental Term Loans (including Loans extended under such Commitments);

(i)           [reserved]; or

(j)           amend, waive or otherwise modify the definition of “Pro Rata Share” or any provision requiring pro rata sharing amongst Lenders without the consent of each Lender directly and adversely affected thereby; provided that modifications to Section 8.03 or the definition of “Pro Rata Share” to the extent necessary in connection with (w) any buy back of Term Loans by the Parent Borrower pursuant to Section 2.05(a)(v) or Section 10.07(l), (x) any Refinancing Amendment or amendment in respect of Replacement Term Loans, (y) any Incremental Amendment or (z) any Extension Amendment, in each case, shall only require approval (to the extent any such approval is otherwise required) of the Required Lenders;

provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, directly and adversely affect the rights or duties of, or any fees or other amounts payable to, the Administrative Agent under this Agreement or any other Loan Document, (ii) Section 10.07(h) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification and (iii) (x) no Lender consent is required to effect an Incremental Amendment, Refinancing Amendment or Extension Amendment (except as expressly provided in Sections 2.14, 2.15 or 2.16 or in the following clause (y) or (z), as applicable) or to effect any amendment expressly contemplated by Section 6.19, (y) in connection with an amendment that addresses solely a re-pricing transaction in which any Class of Term Loans is refinanced with a replacement Class of term loans bearing (or is modified in such a manner such that the resulting term loans bear) a lower All-In Yield (which may include other customary technical amendments related thereto, including providing that such replacement term loans may have a prepayment premium in connection therewith) (a “Permitted Repricing Amendment”), only the consent of the Lenders holding Term Loans subject to such permitted repricing transaction that will continue as a Lender in respect of the repriced tranche of Term Loans or modified Term Loans shall be required for such Permitted Repricing Amendment, and (z) in connection with an Extension Amendment, only the consent of the Lenders that will continue as a Lender in respect of the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, subject to such Extension Amendment shall be required for such Extension Amendment.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders (it being understood that any Commitments or Loans held or deemed held by any Defaulting Lender shall be excluded for a vote of the Lenders hereunder requiring any consent of the Required Lenders or Required Class Lenders)), except that (x) the Commitment of any such Defaulting Lender may not be increased or extended, the rate of interest on any Loans of any Defaulting Lender may not be reduced and the principal amount of any of such Loans may not be forgiven, in each case without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each directly and adversely affected Lender that by its terms materially and adversely affects any Defaulting Lender to a greater extent than other affected Lenders (or, if there are no such affected Lenders (other than such affected Lenders which are Defaulting Lenders), Lenders of the same Class) shall require the consent of such Defaulting Lender.

Notwithstanding anything to the contrary herein, no Lender consent is required for the Administrative Agent to enter into or to effect any amendment, modification or supplement to any ABL Intercreditor Agreement, any First Lien Intercreditor Agreement, any Second Lien Intercreditor Agreement, any subordination agreement or other intercreditor agreement or arrangement permitted under this Agreement or in any document pertaining to any Indebtedness permitted hereby that is permitted to be secured by the Collateral, including any Incremental Loans, any Incremental Equivalent Debt, any Permitted Pari Passu Secured Refinancing Debt or any Permitted Junior Secured Refinancing Debt (i) that is for the purpose of adding the holders of such secured or subordinated Indebtedness permitted to be incurred under this Agreement (or, in each case, a Senior Representative with respect thereto), as parties thereto, as expressly contemplated by the terms of such ABL Intercreditor Agreement, First Lien Intercreditor Agreement, such Second Lien Intercreditor Agreement, such subordination agreement or such other intercreditor agreement or arrangement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable intercreditor agreement as, in the good faith determination of the Administrative Agent, are required to effectuate the foregoing and provided that such other changes are not adverse, in any material respect (taken as a whole), to the interests of the Lenders) or (ii) that is expressly contemplated by any ABL Intercreditor Agreement, any First Lien Intercreditor Agreement, the Second Lien Intercreditor Agreement, any subordination agreement or other intercreditor agreement or arrangement permitted under this Agreement or in any document pertaining to any Indebtedness permitted hereby that is permitted to be secured by the Collateral, including any Incremental Loans, any Incremental Equivalent Debt, any Permitted Pari Passu Secured Refinancing Debt or any Permitted Junior Secured Refinancing Debt; provided, further, that no such agreement shall directly and adversely amend, modify or otherwise affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

Notwithstanding anything to the contrary herein, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, the Borrowers and the Lenders providing the Replacement Term Loans (as defined below) to permit the refinancing of all or a portion of the outstanding Term Loans of any Class (“Replaced Term Loans”) with one or more tranches of replacement term loans (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans, plus any accrued but unpaid interest on such Replaced Term Loans plus the amount of any tender premium or penalty or premium required to be paid under the terms of the instrument or documents governing such Replaced Term Loans and any defeasance costs and any fees and expenses (including OID, upfront fees or similar fees) incurred in connection with the issuance of such Replacement Term Loans (but nothing in this clause (a) shall limit the ability of the Borrowers to incur Incremental Loans of the same Class or of a different Class at the same time if such incurrence is otherwise permitted hereunder), (b) [reserved], (c) except to the extent incurred under the then available Inside Maturity Basket, the Weighted Average Life to Maturity of such Replacement Term Loans shall not be shorter than the Weighted Average Life to Maturity of such Replaced Term Loans at the time of such refinancing and (d) all other terms (other than with respect to pricing, interest rate margins, fees, discounts, rate floors and prepayment or redemption terms) applicable to such Replacement Term Loans shall either, at the option of the Borrowers, (i) reflect market terms and conditions (taken as a whole) at the time of incurrence of such Replacement Term Loans (as determined by the Administrative Borrower in good faith), (ii) if not otherwise consistent with the terms of such Replaced Term Loans, not be materially more restrictive to the Borrowers (as determined by the Administrative Borrower in good faith), when taken as a whole, than the terms of such Replaced Term Loans, except to the extent necessary to provide for (x) covenants and other terms applicable to any period after the Latest Maturity Date of the Loans in effect immediately prior to such refinancing or (y) subject to the immediately succeeding proviso, a Previously Absent Financial Maintenance Covenant; provided that, notwithstanding anything to the contrary contained herein, if any such terms of the Replacement Term Loans contain a Previously Absent Financial Maintenance Covenant that is in effect prior to the applicable Latest Maturity Date, such Previously Absent Financial Maintenance Covenant shall be included for the benefit of each Facility or (iii) be reasonably acceptable to the Administrative Agent (it being understood that any covenants or other provisions applicable to periods after the Latest Maturity Date need not be reasonably satisfactory to the Administrative Agent). Each amendment to this Agreement providing for Replacement Term Loans may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the Borrowers to effect the provisions of this paragraph, including any amendments necessary in connection with any Replacement Term Loans necessary to provide that such Replacement Term Loans are fungible for U.S. federal income tax purposes with an existing Class of Term Loans, and for the avoidance of doubt, this paragraph shall supersede any other provisions in this Section 10.01 to the contrary. If necessary to consummate any such Replacement Term Loans as fungible for U.S. federal income tax purposes with an existing Class of Term Loans, the interest rate margins and rate floors on the applicable existing Class of Term Loans may be automatically increased and any call protection provision may be made more favorable to the applicable existing Lenders.

Notwithstanding anything to the contrary contained in this Section 10.01, the Guaranty, the Collateral Documents and related documents executed by the Loan Parties or the Restricted Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Administrative Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure any ambiguities or defects or (iii) to cause such Guaranty, Collateral Document or other document to be consistent with this Agreement and the other Loan Documents.

Notwithstanding anything to the contrary contained in Section 10.01, if the Administrative Agent and the Administrative Borrower shall have jointly identified an ambiguity, mistake, obvious error (including, but not limited to, an incorrect cross-reference) or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document (including, for the avoidance of doubt, any exhibit, schedule or other attachment to any Loan Document), then the Administrative Agent (acting in its sole discretion) and the Administrative Borrower or any other relevant Loan Party shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Document. Notification of such amendment shall be made by the Administrative Agent to the Lenders promptly upon such amendment becoming effective.

Section 10.02       Notices and Other Communications; Facsimile Copies.

(a)           Notices; Effectiveness; Electronic Communications.

(i)            Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (C) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(A)           if to the Parent Borrower or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a written notice to the other parties; and

(B)            if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a written notice to the Borrowers and the Administrative Agent.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (C) below shall be effective as provided in such subsection (C).

(C)            Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail, FpML messaging and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or a Loan Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(b)           The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Loan Parties, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrowers’, any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic platform or electronic messaging services, or through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence, material breach of the Loan Documents, bad faith or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Loan Parties, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(c)           Change of Address, Etc. Any Loan Party and the Administrative Agent, may change its address, electronic mail address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, electronic mail address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrowers and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain Material Non-Public Information.

(d)           Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrowers even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrowers shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them (other than any Excluded Affiliate) from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrowers in accordance with Section 10.05 hereof. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03       No Waiver; Cumulative Remedies.

No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.13), or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.04       Attorney Costs and Expenses.

The Borrowers agree (a) to pay or reimburse the Engagement Parties for such out-of-pocket costs and expenses as shall have been separately agreed upon in writing and to pay or reimburse the Administrative Agent and the other Agents for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, syndication, execution, delivery and administration of this Agreement and the other Loan Documents, and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including, in each case, all Attorney Costs, which shall be limited to (i) one primary counsel to the Administrative Agent and its Affiliates (other than Excluded Affiliates), taken as a whole, or the Administrative Agent (and its Affiliates (other than Excluded Affiliates), as applicable) and one local counsel, if necessary, in any relevant jurisdiction material to the interests of the Lenders taken as a whole), in each case excluding allocated costs of in-house counsel and (ii) in the case of other consultants and advisors, the fees and expenses of such persons approved by the Borrowers and (b) after the Closing Date, to pay or reimburse the Administrative Agent and the Lenders for all reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or protection of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Law, and including (i) all respective Attorney Costs, which shall be limited to Attorney Costs of one primary counsel to the Administrative Agent and the Lenders taken as a whole, and one local counsel, if necessary, in any relevant jurisdiction material to the interests of the Lenders taken as a whole and, solely in the case of an actual conflict of interest, one additional counsel in each relevant material jurisdiction to the similarly situated Persons taken as a whole and (ii) in the case of other consultants or advisors, the fees and expenses of such persons approved by the Borrowers). The agreements in this Section 10.04 shall survive the termination of the Aggregate Commitments and repayment of all other Obligations. All amounts due under this Section 10.04 shall be paid within thirty (30) days after written demand therefor (together with backup documentation supporting such reimbursement request); provided that, with respect to the Closing Date, all amounts due under this Section 10.04 shall be paid on the Closing Date solely to the extent invoiced to the Borrowers at least three (3) Business Days prior to the Closing Date (or such later date as the Borrowers may agree in its sole discretion). If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it hereunder or under any Loan Document, such amount may be paid on behalf of such Loan Party by the Administrative Agent in its discretion following five Business Days’ prior written notice to the Parent Borrower. For the avoidance of doubt, this Section 10.04 shall not apply to Taxes, except any Taxes that represent costs and expenses arising from any non-Tax claim.

Section 10.05       Indemnification by the Borrowers.

The Borrowers shall indemnify and hold harmless each Agent, Lender, each Arranger and their respective Affiliates (other than Excluded Affiliates) and controlling Persons, and their respective directors, officers, employees, advisors, agents and other representatives of each of the foregoing and their respective successors and permitted assigns (but excluding any Excluded Affiliates) (collectively the “Indemnitees”) from and against any and all actual losses, claims, damages, liabilities and expenses (including Attorney Costs but limited in the case of legal fees and expenses to the reasonable and documented out-of-pocket fees, disbursements and other charges of one counsel to all Indemnitees taken as a whole and, if reasonably necessary, one local counsel for all Indemnitees taken as a whole in each relevant jurisdiction that is material to the interests of the Lenders, and solely in the case of an actual conflict of interest, one additional counsel in each relevant material jurisdiction to the affected Indemnitees similarly situated), in each case except allocated costs of in-house counsel, of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment or Loan or the use or proposed use of the proceeds therefrom, (c) any actual or alleged presence or Release of Hazardous Materials at, on, under or from any property or facility currently or formerly owned, leased or operated by the Loan Parties or any Subsidiary, or any Environmental Liability of or relating to the Loan Parties or any Subsidiary, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) (a “Proceeding”) and regardless of whether any Indemnitee is a party thereto or whether or not such Proceeding is brought by the Borrowers or any other person and, in each case, whether or not caused by or arising, in whole or in part, out of the negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities and expenses resulted from (w) the gross negligence, bad faith, fraud or willful misconduct of such Indemnitee or of any of its Related Indemnified Persons, as determined by a final non-appealable judgment of a court of competent jurisdiction, (x) a material breach of any obligations under any Loan Document by such Indemnitee or of any of its Related Indemnified Persons, as determined by a final non-appealable judgment of a court of competent jurisdiction, (y) any dispute solely among Indemnitees other than any claims against an Indemnitee in its capacity or in fulfilling its role as an administrative agent or arranger or any similar role under any Facility and other than any claims arising out of any act or omission of the Borrowers or any of their Affiliates or (z) settlements effected without the Borrowers’ prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned), but if settled with Borrowers’ written consent, or if there is a final judgment against an Indemnitee, the Borrowers shall indemnify and hold harmless such Indemnitee to the extent and the manner set forth above. In case any Proceeding is instituted involving any Indemnitee for which indemnification is to be sought hereunder by such Indemnitee, then such Indemnitee will promptly notify the Parent Borrower of the commencement of any such Proceeding; provided, however, that the failure so to notify the Parent Borrower will not relieve the Borrowers from any liability to such Indemnitee pursuant to this Section 10.05. Each applicable Indemnitee (by accepting the benefits hereof) agrees to refund and return any and all amounts paid by or on behalf of the Borrowers (or any other Loan Party) to such Indemnitee, in each case, pursuant to the terms of this paragraph to the extent such Indemnitee is not entitled to the payment thereof pursuant to the terms of this paragraph, as determined by a final non-appealable judgment of a court of competent jurisdiction. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems in connection with this Agreement (except for direct (as opposed to indirect, special, punitive or consequential) damages resulting from the gross negligence, bad faith, fraud or willful misconduct of, or material breach of this Agreement or the other Loan Documents, as determined by a court of competent jurisdiction in a final and non-appealable judgment, of any such Indemnitee), nor shall any Indemnitee, Related Indemnified Person, Loan Party or any Subsidiary have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Loan Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date) (other than, in the case of any Loan Party, in respect of any such obligations, liabilities, losses, damages, penalties, demands, actions, judgments, suits, costs, disbursements, claims or expenses incurred or paid or required to be paid by an Indemnitee to a third party (including another Indemnitee)). In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 10.05 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, any Subsidiary of any Loan Party, its directors, stockholders or creditors or an Indemnitee or any other Person, whether or not any Indemnitee is otherwise a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other Loan Documents are consummated. All amounts due under this Section 10.05 shall be paid within thirty (30) days after written demand therefor (together with backup documentation supporting such reimbursement request). The agreements in this Section 10.05 shall survive the resignation or removal of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations. For the avoidance of doubt, this Section 10.05 shall not apply to Taxes, except any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, demands, actions, prepayments, suits, costs, expenses and disbursements arising from any non-Tax claims.

To the extent that the Borrowers for any reason fails to pay any amount required under this Section 10.05 or Section 10.04 to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this paragraph are subject to the provisions of Section 2.12(d).

Section 10.06       Payments Set Aside.

To the extent that any payment by or on behalf of the Borrowers is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 10.07       Successors and Assigns.

(a)            The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Parent Borrower may not (except as permitted by Section 7.04) assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder (including to existing Lenders and their Affiliates) except (i) to an Assignee in accordance with the provisions of Section 10.07(b) (such an assignee, an “Eligible Assignee”) and in the case of any Assignee that is the Parent Borrower or any of their respective Subsidiaries, Section 2.05(a)(v) or 10.07(l), (ii) by way of participation in accordance with the provisions of Section 10.07(e), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.07(g) or (i) or (iv) to an SPC in accordance with the provisions of Section 10.07(h) (and any other attempted assignment or transfer by any party hereto shall be null and void); provided, however, that notwithstanding the foregoing, no Lender may assign or, other than in the case of clause (iii) below, transfer by participation any of its rights or obligations hereunder to (i) any Person that is a Defaulting Lender, (ii) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person), (iii) a Disqualified Institution (unless otherwise agreed by the Administrative Borrower in its sole discretion and, notwithstanding anything herein to the contrary, without giving effect to any provision providing for deemed consent by the Administrative Borrower) or (iv) to the Parent Borrower or any of its Subsidiaries (except pursuant to Section 2.05(a)(v)or Section 10.07(l), as applicable). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 10.07(e) and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)           (i)  Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (“Assignees”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans) with the prior written consent (such consent not to be unreasonably withheld or delayed, except in connection with a proposed assignment to any Disqualified Institution, which consent by the Administrative Borrower may be withheld in its sole discretion) of:

(A)           the Administrative Borrower; provided that no consent of the Administrative Borrower shall be required for (i) an assignment of all or a portion of the Term Loans or Term Commitments to a Lender, an Affiliate of a Lender or an Approved Fund, (ii) other than with respect to any proposed assignment to a Disqualified Institution, if an Event of Default under Section 8.01(a) or, solely with respect to the Parent Borrower, Section 8.01(f) has occurred and is continuing, to any Assignee or (iii) an assignment of all or a portion of the Loans pursuant to Section 10.07(l); provided that, other than with respect to any proposed assignment to a Disqualified Institution, the Administrative Borrower shall be deemed to have consented to any such assignment of the Term Loans unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having acknowledged receipt of a written notice thereof; and

(B)            the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment (i) of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund or (ii) of all or a portion of the Loans pursuant to Section 10.7(l).

(ii)           Assignments shall be subject to the following additional conditions:

(C)            except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than an amount of $1,000,000, and shall be in increments of an amount of $1,000,000, in excess thereof unless each of the Administrative Borrower and the Administrative Agent otherwise consent; provided that such assignments shall be aggregated in respect of each Lender and its Affiliates or Approved Funds, if any;

(D)            the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption either manually or via an electronic settlement system acceptable to the Administrative Agent, together with a processing and recordation fee of $3,500 (unless waived or reduced by the Administrative Agent in its sole discretion);

(E)            other than in the case of assignments pursuant to Section 10.07(l), the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

(F)            the Assignee shall execute and deliver to the Administrative Agent and the Administrative Borrower the forms described in Sections 3.01(d) and 3.01(e) applicable to it.

This paragraph (b) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities on a non-pro rata basis among such Facilities.

In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Administrative Borrower and the Administrative Agent, the applicable Pro Rata Share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full Pro Rata Share of all Loans in accordance with its Pro Rata Share. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans or Commitments, or disclosure of confidential information, to any Disqualified Institution. The identity of Disqualified Institutions will not be posted or distributed to any Person by the Administrative Agent or Arranger, but may be communicated by the Administrative Agent to a Lender upon request therefor.

(c)            Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 10.07(d), from and after the effective date specified in each Assignment and Assumption, (1) other than in connection with an assignment pursuant to Section 10.07(l), the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and (2) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits and subject to the obligations of Sections 3.01, 3.04, 3.05, 10.04 and 10.05 with respect to facts and circumstances occurring prior to the effective date of such assignment). Upon request, and the surrender by the assigning Lender of its Note, the Borrowers (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (c) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.07(e).

(d)            The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption and each notice of cancellation of any Loans delivered by the Borrowers pursuant to Section 10.07(l) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and related interest amounts) of the Loans, owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Agents and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, any Agent and any Lender (solely with respect to the information as it relates to such Lender), at any reasonable time and from time to time upon reasonable prior notice. This Section 10.07(d) and Section 2.11 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations).

(e)            Any Lender may at any time sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural Person), a Defaulting Lender or a Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Agents and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clauses (a), (b), (c), (e), (f) and (j) of the first proviso to Section 10.01 that requires the affirmative vote of such Lender. Subject to Section 10.07(f), the Borrowers agree that each Participant shall be entitled to the benefits and subject to the obligations of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender (subject, for the avoidance of doubt, to the limitations and requirements of those Sections applying to each Participant as if it were a Lender and provided that any documentation required to be provided under Section 3.01(d) shall be provided solely to the participating Lender) and had acquired its interest by assignment pursuant to Section 10.07(c). To the extent permitted by applicable Law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant also shall be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. The portion of any Participant Register relating to any Participant or SPC requesting payment from the Borrowers or seeking to exercise its rights under Section 10.09 shall be available for inspection by the Borrowers or any other Person only to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Section 1.163-5(b) of the proposed United States Treasury Regulations. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f)            A Participant shall not be entitled to receive any greater payment under Sections 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless (i) such entitlement to a greater payment results from a Change in Law after the sale of the participation to such Participant takes place or (ii) the sale of the participation to such Participant is made with the Administrative Borrower’s prior written consent. A Participant shall not be entitled to the benefits of Section 3.01 unless such Participant complies with Sections 3.01(a), (d), (e), (f) and (h) as though it were a Lender (it being understood that the documentation required under Section 3.01(d) shall be delivered solely to the participating Lender and, at the time such participant has made a claim under Section 3.01, as necessary to substantiate a claim for additional amounts pursuant to Section 3.01).

(g)            Any Lender may, without the consent of the Borrowers or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender to a Federal Reserve Bank or to any central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(h)           Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (other than a Disqualified Institution) identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Administrative Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof and (iii) such SPC and the applicable Loan or any applicable part thereof, shall be appropriately reflected in the Participant Register. Each party hereto hereby agrees that (i) an SPC shall be entitled to the benefit of Sections 3.01, 3.04 and 3.05 (subject to the requirements and the limitations of such Sections), but neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement except, in the case of Section 3.01, to the extent that the grant to the SPC was made with the prior written consent of the Administrative Borrower (not to be unreasonably withheld or delayed; for the avoidance of doubt, the Administrative Borrower shall have a reasonable basis for withholding consent if an exercise by an SPC immediately after the grant would result in materially increased indemnification obligation to the Borrowers at such time), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the Lender hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrowers and the Administrative Agent and with the payment of a processing fee of $3,500 (which fee may be waived or reduced by the Administrative Agent in its sole discretion), assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or Guarantee or credit or liquidity enhancement to such SPC.

(i)            Notwithstanding anything to the contrary contained herein, without the consent of the Borrowers or the Administrative Agent, (1) any Lender may in accordance with applicable Law create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it and (2) any Lender that is a Fund may create a security interest in all or any portion of the Loans owing to it and the Note, if any, held by it to the trustee (other than a Disqualified Institution) for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 10.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(j)            [Reserved].

(k)            [Reserved].

(l)            Any Lender may, so long as no Event of Default has occurred and is continuing, at any time, assign all or a portion of its rights and obligations with respect to Term Loans under this Agreement to the Parent Borrower or any Restricted Subsidiary through (x) Dutch auctions or other offers to purchase open to all Lenders holding Term Loans of such class on a pro rata basis consistent with the procedures set forth in Section 2.05(a)(v) or (y) notwithstanding Sections 2.12 and 2.13 or any other provision in this Agreement, open market purchase on a non-pro rata basis; provided, further, that:

(i)           upon such assignment to any Restricted Subsidiary, such Restricted Subsidiary shall be deemed to have assigned or transferred the principal amount of such Term Loans, plus all accrued and unpaid interest thereon, to the Parent Borrower; provided that any such contribution shall not increase any availability or amount permitted pursuant to any covenant under Article VII;

(ii)          if the assignee is the Parent Borrower (including through contribution, assignments or transfers set forth in clause (i) above), (a) the principal amount of such Term Loans, along with all accrued and unpaid interest thereon, so contributed, assigned or transferred to the Borrowers shall be deemed automatically cancelled and extinguished on the date of such contribution, assignment or transfer, (b) the aggregate outstanding principal amount of Term Loans of the remaining Lenders shall reflect such cancellation and extinguishing of the Term Loans then held by the Parent Borrower and (c) the Parent Borrower shall promptly provide notice to the Administrative Agent of such contribution, assignment or transfer of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register; and

(iii)         purchases of Term Loans pursuant to this Section 10.07(l) shall not be funded with the proceeds of Revolving Credit Loans or ABL Revolving Loans.

Each Lender participating in any assignment to the Parent Borrower or any of its Restricted Subsidiaries acknowledges and agrees that in connection with such assignment, (1) the Parent Borrower or any of its Restricted Subsidiaries then may have, and later may come into possession of Excluded Information, (2) such Lender has independently and, without reliance on, any Borrower or any of their Subsidiaries, the Administrative Agent or any other Agent-Related Persons, made its own analysis and determination to participate in such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information, (3) none of the Administrative Agent or any other Agent-Related Persons shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Administrative Agent and any other Agent-Related Persons, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information and (4) that the Excluded Information may not be available to the Administrative Agent or the other Lenders.

(m)          [Reserved].

(n)           [Reserved].

(o)           [Reserved].

(p)           Notwithstanding the foregoing, if an entire Class of Loans or Commitments is refinanced or replaced in full with other Loans or Commitments hereunder, the Parent Borrower shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice (which notice may be rescinded if the transactions contemplated by such Refinancing Amendment are not consummated) to each Lender holding any Class of Loans or Commitments being refinanced or replaced to consummate such refinancing or replacement of such Class by way of assignment by purchasing each such Lender’s Loans or unfunded Commitments at par, accompanied by payment of any accrued interest and fees thereon (including, if applicable, amounts payable pursuant to Section 2.05(a)(vi) if in connection with a Repricing Transaction or Section 3.07(e)) instead of prepaying the Loans or reducing or terminating the Commitments to be refinanced or replaced. The assigned Loans and Commitments shall be amended immediately thereafter in accordance with Section 10.01 to reflect the terms of any such refinancing or replacement. The assignee under any such assignment may be (but shall not be required to be) the Administrative Agent, any arranger of the new Loans or Commitments or any other Person designated by the Administrative Agent. By receiving the purchase price, the Lenders having the replaced or refinanced Class of Loans or Commitments shall automatically be deemed to have assigned such Loans or Commitments pursuant to the terms of an Assignment and Assumption, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral.

Section 10.08       Confidentiality.

Each of the Agents and the Lenders agrees to maintain the confidentiality of the Information, except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ limited partners, lenders, investors, managed accounts, officers, directors, employees, legal counsel, independent auditors, professionals, service providers and other experts or agents, in each case other than Excluded Affiliates (collectively, “Representatives”) who need to know such Information (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and agree to keep such Information confidential and the Agents and the Lenders shall be principally liable to the extent any confidentiality restrictions set forth herein are violated by one or more of its Representatives); (b) to the extent required or requested by any Governmental Authority or self-regulatory authority having or asserting jurisdiction over such Person (including any Governmental Authority regulating any Lender or its Affiliates), provided that the applicable Agent or such Lender, as applicable, agrees that it will promptly notify the Administrative Borrower prior to any such disclosure by such Person (other than at the request of a regulatory authority as part of a regulatory examination) unless such notification is prohibited by law, rule or regulation; (c) to the extent required by applicable Laws or regulations or by any subpoena or order of any court or administrative agency or in any pending legal or administrative proceeding or similar legal process, provided that the applicable Agent or such Lender, as applicable, agrees that it will notify the Administrative Borrower in advance of any such disclosure by such Person (except with respect to any routine audit or examination conducted by bank accountants or regulatory authority exercising routine examination or regulatory authority) unless such notification is prohibited by law, rule or regulation; (d) to any other party to this Agreement; (e) subject to an agreement containing provisions at least as restrictive as those of this Section 10.08 (or as may otherwise be reasonably acceptable to the Administrative Borrower), to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee or potential Lender invited to be an Additional Lender (except, in each case, to the extent the Administrative Borrower has declined to consent to such assignment), any pledgee referred to in Section 10.07(g), or any actual or prospective direct or indirect counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations; (f) with the written consent of the Administrative Borrower; (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 10.08 or other obligation of confidentiality owed to the Borrowers or any of their respective Affiliates; (h) to any rating agency when required by it on a customary basis and after consultation with the Administrative Borrower (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Information relating to Loan Parties and their Subsidiaries received by it from such Lender) or to the CUSIP Service Bureau or any similar organization; (i) in connection with the exercise of any remedies hereunder, under any other Loan Document or the enforcement of its rights hereunder or thereunder; (j) to the extent that such information is independently developed by the applicable Agent or its Affiliates (other than any Excluded Affiliates) or the applicable Lender or its Affiliates in each case so long as not based on information obtained in a manner that would otherwise violate this Section 10.08, (k) for purposes of establishing a “due diligence” defense; or (l) to market data collectors, similar services providers to the lending industry, and service providers to the Arranger and the Lenders in connection with the administration and management of this Agreement; provided that, in each case, no disclosure shall be made to any Disqualified Institution. In addition, the Agents and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions; provided that such Person is advised and agrees to be bound by the provisions of this Section 10.08.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof, their respective businesses and their respective Affiliates and their Affiliates’ directors, officers, employees, trustees, investments advisors or agents, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof other than as a result of a breach of this Section 10.08.

Each of the Agents and the Lenders acknowledges that (a) the Information may include Material Non-Public Information, (b) it has developed compliance procedures regarding the use of Material Non-Public Information and (c) it will handle such Material Non-Public Information in accordance with applicable Law, including United States federal and state securities Laws. The provisions of this paragraph shall not affect any Borrowers’ obligations under the last paragraph of Section 6.02.

Section 10.09       Setoff.

In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and its Affiliates (and the Administrative Agent, in respect of any unpaid fees, costs and expenses payable hereunder) is authorized at any time and from time to time, without prior notice to the Borrowers, any such notice being waived by the Borrowers (on its own behalf and on behalf of each Loan Party and each of its Subsidiaries) to the fullest extent permitted by applicable Law, after obtaining the written consent of the Administrative Agent, to set off and apply any and all deposits (general or special, time or demand, provisional or final but excluding escrow, payroll, petty cash, trust and tax accounts) at any time held by, and other Indebtedness at any time owing by, such Lender and its Affiliates or the Administrative Agent to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to such Lender and its Affiliates or the Administrative Agent hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not such Agent or such Lender or Affiliate shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Each Lender agrees promptly to notify the Administrative Borrower and the Administrative Agent after any such set off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of the Administrative Agent and each Lender under this Section 10.09 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Lender may have at Law.

Section 10.10       Interest Rate Limitation.

Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If any Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrowers. In determining whether the interest contracted for, charged, or received by an Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 10.11       Counterparts; Electronic Execution of Assignments and Certain Other Documents.

This Agreement and each other Loan Document may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile, .pdf or other electronic means of an executed counterpart of a signature page to this Agreement and each other Loan Document shall be effective as delivery of an original executed counterpart of this Agreement and such other Loan Document. The Agents may also require that any such documents and signatures delivered by facsimile, .pdf or other electronic means be confirmed by a manually signed original thereof; provided that the failure to request or deliver the same shall not limit the effectiveness of any document or signature delivered by facsimile, .pdf or other electronic means.

This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Amendment (each a “Communication”), including Communications required to be in writing, may, if agreed by the parties hereto, be in the form of an Electronic Record and may be executed using Electronic Signatures, including, without limitation, facsimile and/or .pdf. Each of the Loan Parties hereto agrees that any Electronic Signature (including, without limitation, facsimile or .pdf) on or associated with any Communication shall be valid and binding on them to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of the Loan Parties enforceable against them in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered to the Agent. Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Agent of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Agent may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the Agent’s, business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Notwithstanding anything contained herein to the contrary, the Agent shall be under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Agent pursuant to procedures approved by them; provided, further, without limiting the foregoing, (a) to the extent the Agent has agreed to accept such Electronic Signature, the Agent shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the Loan Parties without further verification and (b) upon the request of the Agent any Electronic Signature shall be promptly followed by a manually executed, original counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

Section 10.12       Integration.

This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. Subject to Section 10.20 in the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Agents or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

Section 10.13       Survival of Representations and Warranties.

All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations as to which no claim has been asserted).

Section 10.14       Severability.

If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions; provided that the Lenders shall charge no fee in connection with any such amendment. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

Section 10.15       GOVERNING LAW.

(a)            THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT AND ANY CLAIM OR CONTROVERSY RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF, WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b)           ANY LEGAL ACTION OR PROCEEDING ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY (BOROUGH OF MANHATTAN) (OR ANY APPELLATE COURT THEREOF) OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE (OR ANY APPELLATE COURT THEREOF), AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY, EACH AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS AND AGREES THAT IT WILL NOT COMMENCE OR SUPPORT ANY SUCH ACTION OR PROCEEDING IN ANOTHER JURISDICTION. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH LOAN PARTY, EACH AGENT AND EACH LENDER IRREVOCABLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN FACSIMILE OR ELECTRONIC MAIL) IN SECTION 10.02. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. FURTHERMORE, NOTWITHSTANDING THE FOREGOING OR ANYTHING TO THE CONTRARY IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, NOTHING in this Agreement or any other Loan Document or otherwise shall affect any right that ANY SECURED PARTY may otherwise have to bring any action or proceeding to enforce any award or judgment or exercise any right under the Collateral Documents or against any Collateral or any other property of any Loan Party in the courts of other forum in which jurisdiction can be established.

Section 10.16       WAIVER OF RIGHT TO TRIAL BY JURY.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.17       Binding Effect.

This Agreement shall become effective when (i) it shall have been executed and delivered by the Loan Parties and each other party hereto and (ii) the Administrative Agent shall have been notified by each Lender that each such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Loan Parties, each Agent and each Lender and their respective successors and assigns, in each case in accordance with Section 10.07 (if applicable) and except that no Loan Party shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders except as permitted by Section 7.04.

Section 10.18       USA Patriot Act.

Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name, address and tax identification number of such Loan Party and other information regarding such Loan Party that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the USA Patriot Act and the Beneficial Ownership Regulation. This notice is given in accordance with the requirements of the USA Patriot Act and the Beneficial Ownership Regulation and is effective as to the Lenders and the Administrative Agent. Each Loan Party shall, promptly following a request by the Administrative Agent, provide all documentation and other information that the Administrative Agent or any Lender reasonably requests which is required in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act and the Beneficial Ownership Regulation.

Section 10.19       No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the other Arranger are arm’s-length commercial transactions between the Loan Parties and their respective Affiliates, on the one hand, and the Administrative Agent, the other Arranger and the Lenders, on the other hand, (B) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each other Arranger and each Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for each Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent, any other Arranger nor any Lender has any obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the other Arranger, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any other Arranger nor any Lender has any obligation to disclose any of such interests to the Loan Parties or any of their respective Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against the Administrative Agent, the other Arranger and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 10.20       Intercreditor Agreements.

Each Lender hereunder (a) acknowledges that it has received a copy of the Intercreditor Agreements, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements and (c) authorizes and instructs the Administrative Agent to enter into the Intercreditor Agreements as Administrative Agent and on behalf of such Lender. The foregoing provisions are intended as an inducement to the lenders under the ABL Financing Documents, Second Lien Financing Documents and any documentation governing other parity lien or junior lien Indebtedness permitted to be incurred hereunder to extend credit to the Loan Parties and such lenders are intended third party beneficiaries of such provisions. In the event of any conflict or inconsistency between the provisions of any Intercreditor Agreement and this Agreement, the provisions of such Intercreditor Agreement shall control. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, prior to the payment in full of the ABL Obligations to the extent that any Loan Party is required to give physical possession over any Collateral (other than Term Loan Priority Collateral) to the Administrative Agent under this Agreement or the other Loan Documents, such requirement to give possession shall be satisfied if such Collateral is delivered to and held by the ABL Agent pursuant to the ABL Intercreditor Agreement or any other applicable Intercreditor Agreement entered into after the Closing Date.

Section 10.21         Acknowledgment and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and

(b)           the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)          the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 10.22         Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)            In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b)            As used in this Section 10.22, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Article XI.
GUARANTEE

Section 11.01         The Guarantee.

Each Guarantor hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not as a surety, to each Secured Party and their respective successors and permitted assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of (a) the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of (i) Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code and (ii) any other Debtor Relief Laws) on the Loans made by the Lenders to, and the Notes held by each Lender of, the Borrowers (or, in the case of such guarantee by a Guarantor that is also a Borrower, on the Loans made by the Lenders to, and the Notes held by each Lender of, each other Borrower), and (b) all other Secured Obligations from time to time owing to the Secured Parties by the Loan Parties under any Loan Document or Secured Hedge Agreement (all such obligations described in clauses (a) and (b), including any future increases in the amounts thereof, being herein collectively called the “Guaranteed Obligations”); provided, however, that Guaranteed Obligations shall exclude all Excluded Swap Obligations. The Guarantors hereby jointly and severally agree that if the Borrowers or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

Section 11.02         Obligations Unconditional.

The obligations of the Guarantors under Section 11.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrowers under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the extent permitted by applicable Law irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, to the extent permitted by applicable Law, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

(i)            at any time or from time to time, without notice to the Guarantors, to the extent permitted by Law, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii)            any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted (including incurring any increase or decrease in the principal amount of the Guaranteed Obligations or the rate of interest or the fees thereon);

(iii)           the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or except as permitted pursuant to Section 11.09, any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(iv)           any Lien or security interest granted to, or in favor of, any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(v)            the release of any other Guarantor pursuant to Section 11.09.

The Guarantors hereby expressly waive (to the fullest extent permitted by Law) diligence, presentment, demand of payment, protest and, to the extent permitted by Law, all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrowers under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive, to the extent permitted by Law, any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between the Borrowers and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other Person at any time of any right or remedy against the Borrowers or against any other Person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and permitted assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and permitted assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

Section 11.03         Reinstatement.

The obligations of the Guarantors under this Article XI shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrowers or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 11.04         Subrogation; Subordination.

Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations (other than contingent indemnification obligations as to which no claim has been asserted) and the expiration and termination of the Commitments of the Lenders under this Agreement it shall subordinate any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 11.01, whether by subrogation or otherwise, against the Borrowers or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. Any Indebtedness of any Loan Party to any Non-Loan Party permitted pursuant to 7.03(b) or (d) shall be subordinated to such Loan Party’s Secured Obligations in the manner set forth in the Intercompany Note evidencing such Indebtedness.

Section 11.05         Remedies.

The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of the Borrowers under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.02 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.02) for purposes of Section 11.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against the Borrowers and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by the Borrowers) shall forthwith become due and payable by the Guarantors for purposes of Section 11.01.

Section 11.06         Instrument for the Payment of Money.

Each Guarantor hereby acknowledges that the guarantee in this Article XI constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213.

Section 11.07         Continuing Guarantee.

The guarantee in this Article XI is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

Section 11.08         General Limitation on Guarantee Obligations.

In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other Law affecting the rights of creditors generally, if the obligations of any Guarantor (other than the Borrowers) under Section 11.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 11.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the liability under this Guaranty and the right of contribution established in Section 11.10) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

Section 11.09         Release of Guarantors.

If, in compliance with the terms and provisions of the Loan Documents, (i) any Guarantor that is a Restricted Subsidiary of a Loan Party ceases to be a Restricted Subsidiary of a Loan Party in a transaction permitted hereunder, (ii) any Guarantor becomes an Excluded Subsidiary or (iii) subject to Section 10.01, if the release of such Guarantor is approved, authorized or ratified in writing by the Required Lenders (any such Guarantor referred to in clause (i), (ii) or (iii) a “Released Guarantor”), such Released Guarantor shall upon the consummation of the related transaction, change in status, request, approval, authorization or ratification be (in the case of clauses (i) and (iii)) automatically released and (in the case of clause (ii)) released by the Administrative Agent pursuant to appropriate documentation following a written request from the Administrative Borrower to the Administrative Agent requesting such release, in each case, from its obligations under this Agreement (including under Section 10.05 hereof) and the other Loan Documents, including its obligations to pledge and grant any Collateral owned by it pursuant to any Collateral Document and, in the case of a sale of any of the Equity Interests of the Released Guarantor to a Person that is not a Loan Party, the pledge of such Equity Interests to the Administrative Agent pursuant to the Collateral Documents shall be automatically released, and, so long as the Borrowers shall have provided the Administrative Agent such certifications or documents as any Agent shall reasonably request, the Administrative Agent shall take such actions as are necessary to effect each release described in this Section 11.09 in accordance with the relevant provisions of this Agreement and the Collateral Documents; provided, that no such release shall occur, and no such Guarantor shall constitute a Released Guarantor, if (x) such Guarantor continues to be a guarantor in respect of any other First Lien Obligations, any ABL Obligations, any Second Lien Obligations or any Junior Financing or (y) such Guarantor continues to constitute a Subsidiary of the Parent Borrower and becomes an Excluded Subsidiary under clause (a) of the definition thereof unless (i) no Event of Default shall have occurred and be continuing at the time such Guarantor becomes an Excluded Subsidiary under clause (a) of the definition thereof and (ii) after giving Pro Forma Effect to such release and the consummation of the transaction that causes such Person to become an Excluded Subsidiary under clause (a) of the definition thereof, the Borrowers and Restricted Subsidiaries shall be deemed to have made an Investment in, or a Restricted Payment in respect of, as applicable, such Person (as if such Person were then newly acquired or formed) and such Investment or Restricted Payment is permitted hereunder at such time.

When all Commitments hereunder have terminated, and all Loans or other Obligations hereunder (other than contingent indemnification obligations as to which no claim has been asserted) have been paid or satisfied in full, this Agreement and the Guarantees made herein shall terminate with respect to all Obligations, except with respect to Obligations that expressly survive such repayment pursuant to the terms of this Agreement.

Section 11.10         Right of Contribution.

Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.04. The provisions of this Section 11.10 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Guarantor hereunder.

Section 11.11         Keepwell.

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under this Guaranty in respect of any Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 11.11 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 11.11, or otherwise under this Agreement, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 11.11 shall remain in full force and effect until the payment in full and discharge of the Guaranteed Obligations. Each Qualified ECP Guarantor intends that this Section 11.11 constitute, and this Section 11.11 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 11.12         Independent Obligation.

The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other party or the Borrowers, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not action is brought against any other Guarantor, any other party or the Borrowers and whether or not any other Guarantor, any other party or the Borrowers be joined in any such action or actions.

SCHEDULES TO CREDIT AGREEMENT

I	Guarantors
1.01A	Commitments
1.01E	Existing Investments
5.06	Litigation
5.07	Ownership of Property, Liens
5.11	Subsidiaries and Other Equity Investments
6.17	Post-Closing Matters
7.01(b)	Existing Liens
7.03(b)	Existing Indebtedness
7.05	Dispositions
7.08	Existing Agreements
7.09	Existing Restrictions
10.02	Administrative Agent’s Office, Certain Addresses for Notices

SCHEDULE I

Guarantors

1.	Applied Health Care, LLC, a Delaware limited liability company

2.	BioScrip Infusion Management, LLC, a Delaware limited liability company

3.	BioScrip Infusion Services, Inc., a California corporation

4.	BioScrip Infusion Services, LLC, a Delaware limited liability company

5.	BioScrip Medical Supply Services, LLC, a Delaware limited liability company

6.	BioScrip PBM Services, LLC, a Delaware limited liability company

7.	BioScrip Pharmacy (NY), Inc., a New York corporation

8.	BioScrip Pharmacy Services, Inc., an Ohio corporation

9.	BioScrip Pharmacy, Inc., a Minnesota corporation

10.	Bradhurst Specialty Pharmacy, Inc., a New York corporation

11.	CHI Holding Corp., a Delaware corporation

12.	Chronimed, LLC, a Minnesota limited liability company

13.	CHS Holdings, Inc., a Delaware corporation

14.	Clinical Holdings, Inc., an Ohio corporation

15.	Clinical Specialties, Inc., an Ohio corporation

16.	Clinical Specialties Network Services of Illinois, Inc., an Ohio corporation

17.	Crescent Healthcare, Inc., a California corporation

18.	Crescent Therafusion, Inc., a California corporation

19.	Critical Care Systems of New York, Inc., a New York corporation

20.	Critical Care Systems, Inc., a Delaware corporation

21.	Critical Homecare Solutions, Inc., a Delaware corporation

22.	CSI Managed Care, Inc., an Ohio corporation

23.	CSI Medical Billing Services, Inc., an Ohio corporation

24.	CSI Network Services of Kentucky, Inc., an Ohio corporation

25.	CSI Network Services of Indiana, Inc., an Ohio corporation

26.	CSI Network Services of Michigan, Inc., an Ohio corporation

27.	Deaconess Enterprises, LLC, an Ohio limited liability company

28.	Deaconess HomeCare, LLC, a Delaware limited liability company

29.	East Goshen Pharmacy, Inc., a Pennsylvania corporation

30.	HC Group Holdings III, Inc., a Delaware corporation

31.	Healthy Connections Homecare Services, Inc., a Texas corporation

32.	HomeChoice Partners, Inc., a Delaware corporation

33.	Home I.V. Specialists, Inc., an Arkansas corporation

34.	Infusal Partners, a Florida partnership

35.	InfuCenters, LLC, a Delaware limited liability company

36.	InfuScience HHA, LLC, a Delaware limited liability company

37.	InfuScience, Inc., a Delaware corporation

38.	InfuScience South Carolina, LLC, a Delaware limited liability company

39.	InfuScience Sub, Inc., a Delaware corporation

40.	Infusion Partners of Brunswick, LLC, a Georgia limited liability company

41.	Infusion Partners of Melbourne, LLC, a Georgia limited liability company

42.	Infusion Partners, LLC, an Ohio limited liability company

43.	Infusion Solutions, Inc., a New Hampshire corporation

44.	Infusion Therapy Specialists, Inc., a Nebraska corporation

45.	Knoxville Home Therapies, LLC, a Tennessee limited liability company

46.	MedNow Infusion, LLC, a Delaware limited liability company

47.	National Health Infusion, Inc., a Florida corporation

48.	Natural Living, Inc., a New York corporation

49.	New England Home Therapies, Inc., a Massachusetts corporation

50.	Nutri USA, Inc., a New York corporation

51.	Option Care Enterprises, Inc., a Delaware corporation

52.	Option Care Enterprises, Inc., a Pennsylvania corporation

53.	Option Care Home Care, Inc., an Illinois corporation

54.	Option Care Home Health, L.L.C., a Washington limited liability company

55.	Option Care Infusion Services, Inc., a Delaware corporation

56.	Option Care Infusion Suites, LLC, a Delaware limited liability company

57.	Option Care of New York, Inc., a New York corporation

58.	OPTION CARE, Inc., a California corporation

59.	Optionet, Inc., a Delaware corporation

60.	Option Health, Ltd., an Illinois corporation

61.	Option Home Health, Inc., an Ohio corporation

62.	Professional Home Care Services, Inc., a Delaware corporation

63.	PHCS Acquisition Co., Inc., a Delaware corporation

64.	Regional Ambulatory Diagnostics, Inc., an Ohio corporation

65.	River City Pharmacy, Inc., a California corporation

66.	Scott-Wilson, Inc., a Kentucky corporation

67.	Specialty Pharma, Inc., a Delaware corporation

68.	Springville Pharmacy Infusion Therapy, Inc., a New York corporation

69.	Trinity Homecare, L.L.C., a New Jersey limited liability company

70.	University Option Care, L.L.C., an Ohio limited liability company

71.	Wilcox Medical, Inc., a Vermont corporation

3

SCHEDULE 1.01A

Commitments

Lender	Term Commitment
Bank of America, N.A.	$600,000,000.00
Total:	$600,000,000.00

SCHEDULE 1.01E

Existing Investments

1.	Schedule 5.11 is hereby incorporated by this reference.

SCHEDULE 5.06

Litigation

None.

SCHEDULE 5.07

Ownership of Property; Liens

None.

SCHEDULE 5.11

Subsidiaries and Other Equity Investments

Issuer	Holder	Number and class of Shares	Certificated? (If yes, certificate number(s)?)
HC Group Holdings II, LLC	Option Care Health, Inc. (f/k/a BioScrip, Inc.)	1,000 common units	No
Applied Health Care, LLC	Infusion Partners, LLC	100% of membership interests	1
BioScrip Infusion Management, LLC	BioScrip Infusion Services, LLC	100% of membership interests	No
BioScrip Infusion Services, Inc.	Option Care Health, Inc. (f/k/a BioScrip, Inc.)	1,000 shares of common stock	3
BioScrip Infusion Services, LLC	BioScrip PBM Services, LLC	100% of membership interests	No
BioScrip Medical Supply Services, LLC	Critical Home Care Solutions, Inc.	100% of membership interests	No
BioScrip Nursing Services, LLC	BioScrip Infusion Services, LLC	100% of membership interests	No
BioScrip PBM Services, LLC	Option Care Health, Inc. (f/k/a BioScrip, Inc.)	100% of membership interests	No
BioScrip Pharmacy (NY), Inc.	Option Care Health, Inc. (f/k/a BioScrip, Inc.)	100 shares of common stock	9
BioScrip Pharmacy Services, Inc.	Option Care Health, Inc. (f/k/a BioScrip, Inc.)	204 shares of common stock	2
BioScrip Pharmacy, Inc.	Chronimed, LLC	1,000 shares of common stock	2
Bradhurst Specialty Pharmacy, Inc.	Chronimed, LLC	200 shares of common stock	2
CHI Holding Corp.	Option Care Enterprises, Inc. (DE)	25,625 shares of common stock	C-1
Chronimed, LLC	Option Care Health, Inc. (f/k/a BioScrip, Inc.)	100% of membership interests	No
CHS Holdings, Inc.	Option Care Health, Inc. (f/k/a BioScrip, Inc.)	100 shares of common stock	2
Clinical Holdings, Inc.	Option Care Enterprises, Inc. (DE)	200 shares of common stock	10
Clinical Specialties, Inc.	Clinical Holdings, Inc.	750 shares	C-1
Clinical Specialties Network Services of Illinois, Inc.	Clinical Holdings, Inc.	750 shares	C-1
Crescent Healthcare, Inc.	CHI Holding Corp.	25,500 shares	C-1
Crescent Therafusion, Inc.	Crescent Healthcare, Inc.	100 shares	C-1
Critical Care Systems of New York, Inc.	Option Care Enterprises, Inc. (DE)	200 shares	C-1
Critical Care Systems, Inc.	Option Care Enterprises, Inc. (DE)	341,321 shares of common stock	C-1
Critical Homecare Solutions, Inc.	CHS Holdings, Inc.	1,000 shares of common stock	2
CSI Managed Care, Inc.	Clinical Holdings, Inc.	1,000 shares	C-1
CSI Medical Billing Services, Inc.	Clinical Holdings, Inc.	750 shares	C-1
CSI Network Services of Kentucky, Inc.	Clinical Holdings, Inc.	750 shares	C-1
CSI Network Services of Indiana, Inc.	Clinical Holdings, Inc.	750 shares	C-1

Issuer	Holder	Number and class of Shares	Certificated? (If yes, certificate number(s)?)
CSI Network Services of Michigan, Inc.	Clinical Holdings, Inc.	750 shares	C-1
Deaconess Enterprises, LLC	Critical Homecare Solutions, Inc.	100% of membership interests	1
Deaconess HomeCare, LLC	Deaconess Enterprises, LLC	100% of membership interests	1
East Goshen Pharmacy, Inc.	Infusion Partners, LLC	2,000 shares of common stock	4
HC Group Holdings III, Inc.	HC Group Holdings II, LLC	1,000 shares of common stock	1
Healthy Connections Homecare Services, Inc.	Option Care Enterprises, Inc. (DE)	10,000 shares	15
HomeChoice Partners, Inc.	Option Care Health, Inc. (f/k/a BioScrip, Inc.)	3,582.17 shares	95
Home I.V. Specialists, Inc.	Option Care Enterprises, Inc. (DE)	100 shares	2
Infinity Infusion Care, Ltd.	Option Care Enterprises, Inc. (DE)	*[1]	No
Infusal Partners	InfuScience, Inc.	99% of partnership interests	No
	InfuScience Sub, Inc.	1% of partnership interests	No
InfuCenters, LLC	Infusal Partners	100% of membership interests	No
InfuScience HHA, LLC	Infusion Therapy Specialists, Inc.	100% of membership interests	No
InfuScience, Inc.	Option Care Health, Inc. (f/k/a BioScrip, Inc.)	100 shares of common stock	C-1
InfuScience South Carolina, LLC	InfuScience, Inc.	100% of membership interests	No
InfuScience Sub, Inc.	InfuScience, Inc.	1 share of common stock	Common-1-R
Infusion Partners of Brunswick, LLC	Infusion Partners, LLC	100% of membership interests	1
Infusion Partners of Melbourne, LLC	Infusion Partners, LLC	100% of membership interests	1
Infusion Partners, LLC	Deaconess HomeCare, LLC	100% of membership interests	1
Infusion Solutions, Inc.	Critical Homecare Solutions, Inc.	125 shares of Class A Voting Shares	A-5
Infusion Therapy Specialists, Inc.	InfuScience, Inc.	10,000 shares	Seven-RC
Knoxville Home Therapies, LLC	Deaconess HomeCare, LLC	100% of membership interests	No
MedNow Infusion, LLC	Option Care Enterprises, Inc. (DE)	100% membership interest	No
National Health Infusion, Inc.	Infusion Partners, LLC	50 shares of common stock	10
Natural Living, Inc.	BioScrip PBM Services, LLC	100 shares of common stock	3

1 Entity is dormant and in process of being dissolved. It is an Excluded Subsidiary and a non-Material Domestic Subsidiary.

9

Issuer	Holder	Number and class of Shares	Certificated? (If yes, certificate number(s)?)
New England Home Therapies, Inc.	Critical Homecare Solutions, Inc.	2,000 shares	8
Nutri USA Inc.	PHCS Acquisition Co, Inc.	200 shares	2
Option Care Enterprises, Inc. (DE)	Option Care Infusion Services, Inc.	1,000 shares of common stock	4
Option Care Enterprises, Inc. (PA)	Option Care Enterprises, Inc. (DE)	500 shares	3 (400 shares) and 6 (100 shares)
Option Care Home Care, Inc.	Option Care Enterprises, Inc. (DE)	1,000 shares	3
Option Care Home Health, L.L.C.	Option Care Enterprises, Inc. (DE)	500 common units (50%)	No
	OPTION CARE, Inc.	500 common units (50%)
Option Care Infusion Services, Inc.	HC Group Holdings III, Inc.	100 shares of common stock	C-2
Option Care Infusion Suites, LLC	Option Care Infusion Services, Inc.	100% of membership interests	No
Option Care of New York, Inc.	Option Care Infusion Services, Inc.	200 shares of common stock	2
OPTION CARE, Inc.	Option Care Infusion Services, Inc.	600,000 shares of common stock	16
Optionet, Inc.	Option Care Infusion Services, Inc.	500 shares of common stock	3
Option Health, Ltd.	Infusion Partners, LLC	500 shares of common stock	4
Option Home Health, Inc.	Option Care Enterprises, Inc. (DE)	500 shares	3 (400 shares) and 4 (100 shares)
Professional Home Care Services, Inc.	Specialty Pharma, Inc.	500 shares of common stock	4
PHCS Acquisition Co, Inc.	Professional Home Care Services, Inc.	100 shares of common stock	1
Regional Ambulatory Diagnostics, Inc.	Deaconess HomeCare, LLC	800 shares of common stock	2-A
River City Pharmacy, Inc.	Option Care Enterprises, Inc. (DE)	300 shares of common stock	3
Scott-Wilson, Inc.	Infusion Partners, LLC	10 shares of common stock	C-5
Specialty Pharma, Inc.	Critical Homecare Solutions, Inc.	1,000 shares	11
Springville Pharmacy Infusion Therapy, Inc.	Option Care Enterprises, Inc. (DE)	60 shares	4 (30 shares) and 5 (30 shares)
Trinity Homecare, L.L.C.	Option Care of New York, Inc.	100% of common units	No
University Option Care, L.L.C.	Option Care Enterprises, Inc. (DE)	100% of membership interests	No
Wilcox Medical, Inc.	New England Home Therapies, Inc.	100 shares of common stock	2

9

Issuer	Holder	Number and class of Shares	Certificated? (If yes, certificate number(s)?)
Option Care Infusion Services, LLC, a Tennessee limited liability company	Option Care Enterprises, Inc. (DE)	50% of membership interests	No
Option Care at Legacy Health, LLC, an Oregon limited liability company	Option Care Enterprises, Inc. (DE)	50% of membership interests	No
Infinity Infusion Nursing, LLC	Option Care Enterprises, Inc. (DE)	100% of membership interests	No

SCHEDULE 6.17

Post-Closing Matters

None

SCHEDULE 7.01(b)

Existing Liens

None.

SCHEDULE 7.03(b)

Existing Indebtedness

1.	Amended and Restated Intercompany Subordinated Promissory Note, dated July 31, 2013, in the principal amount of $3,800,000, issued to BioScrip, Inc. by BioScrip Infusion Services, Inc.

2.	Amended and Restated Intercompany Subordinated Promissory Note, dated July 31, 2013, in the principal amount of $71,800,000, issued to CHS Holdings, Inc. by Critical Homecare Solutions, Inc.

SCHEDULE 7.05

Dispositions

None.

SCHEDULE 7.08

Existing Agreements

1.	Walgreens Infusion and Respiratory Services Master Participation Agreement, dated September 15, 2012, by and between The Patient Safety Research Foundation, Inc. and Option Care Enterprises, Inc.

2.	Oral agreement between Walgreens Specialty Pharmacy, LLC (“WSP”) and Option Care Infusion Services, Inc. (f/k/a Walgreens Infusion Services, Inc.) (“WIRS”) for WIRS to dispense certain specialty pharmacy products as an approved subcontractor pursuant to the specialty pharmacy contract between WSP and Blue Cross Blue Shield of Rhode Island.

3.	Letter of Agreement for Collaborative Services by and between Walgreen Co. and HC Group Holdings II, Inc. (f/k/a Walgreens Infusion Services, Inc.).

4.	Common Interest/Privilege Agreement, dated as of March 13, 2019, by and between HC Group Holdings II, Inc., HC Group Holdings I, LLC, Walgreen Co. and MDP HC Holdings, LLC.

SCHEDULE 7.09

Existing Restrictions

None.

SCHEDULE 10.02

Administrative Agent’s Office, Certain Addresses for Notices

BORROWERS:

c/o Option Care Health, Inc.

3000 Lakeside Drive, Suite 300N

Bannockburn, IL 60015

Attn: Michael Shapiro

Email: mike.shapiro@optioncare.com

Website: optioncare.com

with copies (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 North LaSalle

Chicago, IL 60654

Attn: Michael D. Wright, P.C.

Fax: 312-862-2200

Email: michael.wright@kirkland.com

ADMINISTRATIVE AGENT:

Administrative Agent’s Office
(for advances, payments and Requests for Credit Extensions):

Bank of America, N.A., as Administrative Agent

2380 Performance Drive

Building C, TX2-984-03-23

Richardson, TX 75082

Attention: Gita Pandey

Tel: 214-209-2984

Facsimile: 214-290-8350

Email: gita.pandey@bofa.com

Remittance Instructions – USD:

Bank of America, N.A.

New York, NY

#### #########

####### #### #############

####### ##### #### ######## #### ### ### ###### ###

#### ######## ###

Other Notices as Administrative Agent:

Bank of America, N.A., as Administrative Agent

900 W. Trade St., 6th Floor

NC1-026-06-03

Charlotte, NC 28255

Attention: Melissa Mullis

Tel: 980-386-9372

Facsimile: 704-409-0617

Email: melissa.mullis@baml.com

EXHIBIT A

FORM OF COMMITTED LOAN NOTICE

Date: ___________, _____

To:       Bank of America, N.A., as Administrative Agent (the

“Administrative Agent”) for the Lenders party to the

Credit Agreement referred to below.

2380 Performance Drive

Building C, TX2-984-03-23

Richardson, TX 75082

Attention: Gita Pandey

Tel: 214-209-2984

Facsimile: 214-290-8350

Email: gita.pandey@bofa.com

Ladies and Gentlemen:

Reference is made to the Amended and Restated First Lien Credit Agreement, dated as of October 27, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Option Care Health, Inc. (f/k/a BioScrip, Inc.), a Delaware corporation (the “Company” or the “Parent Borrower”), the other Borrowers party thereto from time to time, the Guarantors party thereto from time to time, Bank of America, N.A., as Administrative Agent and the Lenders and other parties from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The Administrative Borrower hereby requests (select one):

☐	A Borrowing of new Loans (the “Borrowing”)	___________________________

☐	A conversion of Loans made on	___________________________

OR

☐	A continuation of Eurocurrency Rate Loans made on	___________________________

to be made on the terms set forth below:

(A)	Class of Borrowing[1]	___________________________

(B)	Date of Borrowing, conversion or continuation (which is a Business Day)	___________________________

(C)	Principal amount[2]	___________________________

[1]	E.g., Term B Loans, Incremental Term Loans, Incremental Revolving Loans, Refinancing Term Loans, Refinancing Revolving Loans or Extended Term Loans.

[2]	Eurocurrency borrowings to be in a minimum principal amount of $1,000,000 or in whole multiples of $500,000 in excess thereof. Base Rate borrowings to be in a minimum principal amount of $500,000 or in whole multiples of $100,000 in excess thereof.

(D)	Type of Loan[3]	___________________________

(E)	Interest Period and the last day thereof[4]	___________________________

(F)	Applicable Borrower (the “Borrower”) receiving the proceeds	___________________________

(G)	Wire instructions for Borrower account(s) and amount of requested Borrowing:[5]	___________________________

[Except in respect of any conversion or continuation of a Borrowing, the undersigned hereby represents and warrants to the Administrative Agent and the Lenders that the conditions to lending specified in clauses (i) and (ii) of Section 4.02 of the Credit Agreement will be satisfied as of the date of the Borrowing set forth above.]6

[The Borrowings contemplated by this Committed Loan Notice are conditioned upon the closing of the Credit Agreement.]7

[3]	Specify Eurocurrency Rate or Base Rate.

[4]	Applicable for Eurocurrency Rate Loan Borrowings only. If no Interest Period is specified, it will be deemed to be an Interest Period of one (1) month.

[5]	Wiring instructions apply only to Borrowings after the Closing Date.

[6]	Applies only to the Borrowings after the Closing Date.

[7]	Applies only to the Borrowings on the Closing Date.

[The remainder of this page is intentionally left blank.]

OPTION CARE HEALTH, INC. (f/k/a bioscrip, inc.)

By:
Name:
Title:

EXHIBIT B

[RESERVED]

EXHIBIT C-1

FORM OF TERM NOTE

LENDER: [____]	[New York, New York]
PRINCIPAL AMOUNT: $[____]	[Date]

FOR VALUE RECEIVED, the undersigned (the “Borrowers”) hereby promise to pay to the Lender set forth above (the “Lender”) or its registered assigns, in lawful money of the United States of America in immediately available funds at the Administrative Agent’s Office (such term, and each other capitalized term used but not defined herein, having the meaning assigned to it in the Amended and Restated First Lien Credit Agreement, dated as of October 27, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Option Care Health, Inc., (f/k/a/ the “Parent Borrower”), the other Borrowers party thereto from time to time, the Guarantors party thereto from time to time, Bank of America, N.A., as Administrative Agent and the Lenders and other parties from time to time party thereto), (i) on the dates set forth in the Credit Agreement, the principal amounts set forth in the Credit Agreement with respect to [Term B Loans]1 made by the Lender to the Borrowers pursuant to the Credit Agreement and (ii) on each Interest Payment Date, interest at the rate or rates per annum as provided in the Credit Agreement on the unpaid principal amount of all Term Loans made by the Lender to the Borrowers pursuant to the Credit Agreement.

The Borrowers hereby promise to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from their due dates, in each case, at the rate or rates provided in the Credit Agreement.

The Borrowers hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever, subject to entry in the Register. The non-exercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any subsequent instance.

All borrowings evidenced by this note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be endorsed by the holder hereof on the schedule attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrowers under this note.

This note is one of the Term Notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified.

THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS TERM NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.

THIS NOTE AND ANY CLAIM OR CONTROVERSY RELATION TO THE SUBJECT MATTER HEREOF, WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

1 To be modified as appropriate to reflect Class of Term Loans.

[The remainder of this page is intentionally left blank.]

OPTION CARE HEALTH, INC. (f/k/a bioscrip, inc.)

By:
Name:
Title:

LOANS AND PAYMENTS

Date	Type of Loan Made	Amount of Loan	Maturity Date	Payments of Principal/ Interest	Principal Balance of Note	Name of Person Making the Notation

EXHIBIT D-1

FORM OF COMPLIANCE CERTIFICATE1

[Date]

Reference is made to the Amended and Restated First Lien Credit Agreement, dated as of October 27, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Option Care Health, Inc. (f/k/a BioScrip, Inc.), a Delaware corporation (the “Company” or the “Parent Borrower”), the other Borrowers party thereto from time to time, the Guarantors party thereto from time to time, Bank of America, N.A., as Administrative Agent and the Lenders and other parties from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. Pursuant to Section 6.02(a) of the Credit Agreement, the undersigned, solely in his/her capacity as a Responsible Officer of the Administrative Borrower, certifies as follows as of the date hereof: 2

[1.   Attached hereto as Exhibit A3 is a consolidated statement of financial condition of the Parent Borrower and its Subsidiaries as at the end of the fiscal year ended [_____], and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year (provided, in no event shall any comparison be required to be furnished to the Administrative Agent with respect to any period occurring prior to the first day of the fiscal year of the Parent Borrower ended December 31, 2019; provided, further, in no event shall any prior year comparison financial be required to include information with respect to Omega and its Subsidiaries prior to the Closing Date), all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of [_______]4, which report and opinion has been prepared in accordance with generally accepted auditing standards and is not subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than a “going concern” or like qualification or exception as a result of a prospective or actual default or event of default with respect to any financial covenant, or the impending maturity of any Indebtedness). [Also attached hereto as Exhibit A are the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which are not required to be audited and may be in footnote form only) from such consolidated financial statements.]5]

[1]	The schedules attached to this Exhibit D-1 shall be updated as necessary to reflect any amendment, restatement, extension, supplement or other modification to the Credit Agreement. Notwithstanding the foregoing, in the event of any discrepancy between any schedule attached to this Exhibit D-1 and the corresponding terms of the Credit Agreement, the corresponding terms of the Credit Agreement shall replace such schedule mutatis mutandis.

[2]	Schedules 1 through 3 set forth in paragraphs 5, 6 and 7 of the actual Compliance Certificate delivered by the Parent Borrower may differ from this form of Compliance Certificate to the extent necessary to reflect the terms of the Credit Agreement, as may be amended, restated, amended and restated, supplemented or modified from time to time.

[3]	Notwithstanding anything to the contrary herein, the obligations in paragraph 1 may be satisfied with respect to such applicable financial statements by furnishing the Parent Borrower’s Form 10-K or 10-Q, as applicable, filed with the SEC.

[4]	May be any independent registered public accounting firm of nationally recognized standing or any other independent registered public accounting firm approved by the Administrative Agent (such consent not to be unreasonably withheld, delayed or conditioned).

[5]	To be included only if there are Unrestricted Subsidiaries.

[1.    Attached hereto as Exhibit A is a consolidated unaudited statement of financial condition of the Parent Borrower and its Subsidiaries as at the end of the fiscal quarter ended [_____], and the related unaudited (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for such fiscal quarter and the portion of the fiscal year then ended[, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year,]6 all in reasonable detail (collectively, the “Financial Statements”). Such Financial Statements fairly present in all material respects the financial condition, results of operations and cash flows of the Parent Borrower and its Restricted Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes. Also attached hereto as Exhibit A are the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) (which are not required to be audited and may be in footnote form only) from such consolidated financial statements.]7]

2.     [Attached hereto as Exhibit B are the Projections required to be delivered pursuant to Section 6.01(c) of the Credit Agreement. Such Projections have been prepared in good faith on the basis of the assumptions stated therein, which assumptions were believed by the Borrowers to be reasonable at the time such Projections were furnished to the Administrative Agent. Such Projections are not to be viewed as facts or as a guarantee of performance or achievement of any particular results, are subject to significant uncertainties and contingencies many of which are beyond the control of the Parent Borrower and its Restricted Subsidiaries, and actual results may vary from such Projections and such variations may be material and no assurance can be given that the projected results will be realized.]8

3.     [[To my knowledge, except as otherwise disclosed in writing to the Administrative Agent pursuant to the Credit Agreement, no Default has occurred and is continuing.] [If unable to provide the foregoing certification, attach an Annex A specifying the details of each Default that has occurred and is continuing and any action taken or proposed to be taken with respect thereto.]

4.     [Attached hereto as Schedule 1 is a calculation of the First Lien Net Leverage Ratio as of the end of the most recent Test Period, which calculation is true and correct in all material respects.]9

5.     [Attached hereto as Schedule 2 are reasonably detailed calculations setting forth Excess Cash Flow for the most recently ended fiscal year.]10

[6]	No comparison to any period prior to the Closing Date shall be required.

[7]	To be included only if there are Unrestricted Subsidiaries.

[8]	To be included only in annual compliance certificates beginning with the fiscal year ended December 31, 2019.

[9]	To be included to demonstrate pricing step-down pursuant to the definition of “Applicable Rate”.

[10]	To be included only in annual compliance certificate beginning with the annual compliance certificate for fiscal year ending December 31, 2020.

6.     Attached hereto as Schedule 3 is the information required to be delivered pursuant to Section 6.02(d) of the Credit Agreement.11]12

[11]	To include (i) a description of each event, condition or circumstance during the last fiscal year covered by this Compliance Certificate requiring a mandatory prepayment under Section 2.05(b) of the Credit Agreement and (ii) a list of each Subsidiary of the Borrowers that identifies each Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such Compliance Certificate (to the extent that there have been any changes in the identity or status as a Restricted Subsidiary or Unrestricted Subsidiary of any such Subsidiaries since the later of the Closing Date or the most recent list provided).

[12]	Items 4 and 5 may be disclosed in a separate certificate no later than five (5) Business Days after delivery of the financial statements pursuant to Section 6.01(a) or 6.01(b), as applicable, of the Credit Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the undersigned, solely in his/her capacity as a Responsible Officer of the Parent Borrower, has executed this certificate for and on behalf of the Parent Borrower, and has caused this certificate to be delivered as of the date first set forth above.

OPTION CARE HEALTH, INC. (f/k/a BIOSCRIP, INC.)

By:
Name:
Title:

SCHEDULE 1
TO COMPLIANCE CERTIFICATE

Financial Statement Date: ____________
Financial Statement Period: ____________

The descriptions of the calculations set forth in this certificate are sometimes abbreviated for simplicity, but are qualified in their entirety by reference to the full text of the calculations provided in the Credit Agreement.  In the event of any conflict between the terms of this Compliance Certificate and the Credit Agreement, the Credit Agreement shall control, and any Schedule attached to an executed Compliance Certificate shall be revised as necessary to conform in all respects to the requirements of the Credit Agreement in effect as of the delivery of such executed Compliance Certificate.

(A)	First Lien Net Leverage Ratio: Consolidated First Lien Net Debt to Consolidated EBITDA[13]

(1)	Consolidated First Lien Net Debt:

	(a)	the aggregate principal amount of Indebtedness of the Parent Borrower and their Restricted Subsidiaries outstanding on the date of the Financial Statements accompanying this certificate (the “Financial Statement Date”), in an amount that would be reflected on a balance sheet (but excluding the notes thereto) prepared as of such Financial Statement Date on a consolidated basis in accordance with GAAP (but excluding the effects of any discounting of Indebtedness resulting from the application of purchase accounting or recapitalization accounting in connection with the Transactions or any Permitted Acquisition or any other acquisition permitted under the Credit Agreement) consisting only of Indebtedness for borrowed money and obligations in respect of Capitalized Leases or other purchase money Indebtedness plus without duplication, the aggregate undrawn amount of Designated Revolving Commitments in effect on such date, in each case, that is secured by any Applicable Lien;	$_____

	(b)	minus, the aggregate amount of cash and Cash Equivalents (other than Restricted Cash), in each case, included on the consolidated balance sheet of the Parent Borrower and the Restricted Subsidiaries as of such Financial Statement Date.	$_____

provided that Consolidated First Lien Net Debt shall not include Indebtedness (i) in respect of letters of credit, except to the extent of obligations in respect of amounts drawn under standby letters of credit that are unreimbursed for at least two (2) Business Days after such amount is drawn, (ii) owed by Unrestricted Subsidiaries, (iii) obligations in respect of Cash Management Services and (iv) in respect of any Qualified Securitization Financing; it being understood, for the avoidance of doubt, that obligations under Swap Contracts do not constitute Consolidated First Lien Net Debt. For the avoidance of doubt, Indebtedness under the ABL Credit Agreement shall be included in Consolidated First Lien Net Debt.

[13]	Defined terms used but not capitalized in this Schedule 1 have the meanings assigned to such terms in the Credit Agreement. All section references in this Schedule 1 refer to sections of the Credit Agreement.

	Consolidated First Lien Net Debt (item (A)(1)(a) minus item (A)(1)(b))				$_____

(2)	Consolidated EBITDA:[14]

	(a)	Consolidated Net Income:

		(i)	the net income of such Person and its Restricted Subsidiaries for the period covered by the financial statements accompanying this certificate (the “Financial Statement Period”), on a consolidated basis, and otherwise determined in accordance with GAAP, excluding, without duplication:		$_____

			(A)	any net after-tax effect of extraordinary, non-recurring, exceptional or unusual gains or losses, charges or expenses (including all fees and expenses related thereto), losses, charges or expenses relating to any strategic initiatives (including any multi-year strategic initiatives), Transaction Expenses, restructuring costs and reserves, relocation costs, severance costs and expenses, one-time compensation charges, closing and consolidation costs for facilities, signing, upfront, retention or completion bonuses, executive recruiting and retention costs (including payments made to employees pursuant to non-compete agreements), transition costs, costs incurred in connection with non-ordinary course intellectual property development, integration costs (whether in connection with Permitted Acquisitions, other acquisitions or otherwise), business optimization expenses (including costs and expenses relating to business optimization programs, and new systems design, retention charges, system establishment costs (including information technology systems), technology upgrades and implementation costs and project start-up costs), operating expenses attributable to the implementation of cost-savings initiatives, consulting fees and curtailments and modifications to pension and post-retirement employee benefit plans, in all cases above for such Financial Statement Period	$_____

[14]	For the avoidance of doubt, Consolidated Net Income (including, for the avoidance of doubt, Consolidated EBITDA) shall be calculated, including pro forma adjustments, in accordance with Section 1.08 of the Credit Agreement other than for purposes of the definition of Excess Cash Flow.

(B)	the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such Financial Statement Period whether effected through a cumulative effect adjustment or a retroactive application, in each case in accordance with GAAP	$_____

(C)	any net after-tax effect of any fees (including finder’s fees, broker’s fees or any other fees), expenses or charges incurred during such Financial Statement Period (including, without limitation, any premiums, make-whole or penalty payments), or any amortization thereof for the Financial Statement Period, in connection with any Investment, Permitted Acquisition or any other acquisition (other than any such other acquisition in the ordinary course of business) permitted under the Credit Agreement, Disposition (other than in the ordinary course of business), or other transfer (other than any such transfer in the ordinary course of business), incurrence or repayment of indebtedness (including such fees, expenses or charges related to the offering and issuance of the Term B Loans, ABL Revolving Credit Commitments, the Unsecured Notes and the syndication and incurrence of any securities or credit facilities), issuance of Equity Interests, recapitalization, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of any securities, the ABL Credit Agreement, Unsecured Notes any other credit facilities or any other debt instrument) and including, in each case, any such transaction whether consummated on, after or prior to the Closing Date and any such transaction undertaken but not completed, and any charges or non-recurring merger costs incurred during the Financial Statement Period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt, the effects of expensing all transaction related expenses in accordance with FASB Accounting Standards Codification Topic 805, Business Combinations)	$_____

(D)	accruals and reserves that are established or adjusted within 12 months after the Closing Date that are so required to be established or adjusted as a result of the Transactions (or within 12 months after the closing of any Permitted Acquisition or any other acquisition (other than any such other acquisition in the ordinary course of business) that are so required to be established or adjusted as a result of such Permitted Acquisition or such other acquisition) in accordance with GAAP	$_____

(E)	any net after-tax effect of gains or losses on disposal, abandonment (including asset retirement costs) or discontinuance of disposed, abandoned or discontinued operations, as applicable, in each case other than in the ordinary course of business, as determined in good faith by the Administrative Borrower	$_____

(F)	any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Equity Interests of any Person, in each case other than in the ordinary course of business, as determined in good faith by the Administrative Borrower	$_____

(G)	the Net Income for the Financial Statement Period of any Person that is an Unrestricted Subsidiary, and the Net Income for the Financial Statement Period of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting; provided that Consolidated Net Income of a Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or Cash Equivalents (or to the extent subsequently converted into cash or Cash Equivalents) to such Person or a Restricted Subsidiary thereof in respect of such Financial Statement Period by any Subsidiary of such Person that is not a Subsidiary or that is accounted for by the equity method of accounting	$_____

(H)	[reserved][15]

(I)	effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP attributable to the application of recapitalization accounting or purchase accounting, as the case may be, in relation to the Transactions or any consummated Permitted Acquisition or other acquisition (other than any such other acquisition in the ordinary course of business) or Investments permitted under the Credit Agreement consummated prior to or after the Closing Date or the amortization or write-off or write-down of any amounts thereof pursuant to GAAP, net of taxes	$_____

[15]	Clause (h) of the definition has been omitted from this Schedule 1 as it is applicable solely for the purpose of determining the amount available for Restricted Payments under Section 7.06(a)(iii)(A) and the calculation of Excess Cash Flow.

(J)	any net after-tax effect of income (loss) from the early extinguishment or conversion of (i) Indebtedness, (ii) Swap Contracts or (iii) other derivative instruments	$_____
(K)	any impairment charge or asset write-off or write-down (other than write-offs, write-downs or impairments with respect to accounts receivable in the normal course or inventory), including impairment charges or asset write-offs or write-downs related to intangible assets, long-lived assets, investments in debt and equity securities or as a result of a change in law or regulation or in connection with any disposition of assets, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP	$_____
(L)	other non-cash expenses, charges and losses during the Financial Statement Period, in each case other than (A) any non-cash expense, charge or loss charge either (i) expressly excluded from Consolidated Net Income pursuant to another clause of the definition of Consolidated Net Income or (ii) expressly added back to Consolidated EBITDA pursuant to the definition thereof or (B) any non-cash charge representing amortization of a prepaid cash item that was paid and not expensed in a prior period; provided that if any non-cash charges or expenses referred to in this item (L) represents an accrual or reserve for potential cash item in any future period, (i) such Person may elect not to exclude such non-cash charge or expense in the current period or (ii) to the extent such Person elects to exclude such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income in such future period to such extent paid	$_____
(M)	other non-cash gains during the Financial Statement Period other than (x) to the extent expressly excluded from Consolidated Net Income pursuant to another clause of the definition of Consolidated Net Income, (y) to the extent expressly deducted from Consolidated EBITDA pursuant to the definition thereof, or (z) any non-cash gains that represent the reversal of an accrual or reserve for any anticipated cash charges in any prior period (other than any such accrual or reserve that has been, or, had the Credit Agreement been in effect at such time, would be, excluded in calculating Consolidated Net Income in accordance with this definition) provided that in the case of any non-cash gain, the cash receipt in such future period in respect of any non-cash gain which was excluded from the calculation of Consolidated Net Income pursuant to this item (M) shall be added to Consolidated Net Income in such future period to such extent received	$_____

(N)	any equity-based or non-cash compensation charge or expense, including any such charge or expense arising from grants of stock appreciation rights, equity incentive programs or similar rights, stock options, restricted stock or other rights to, and any cash charges associated with the rollover, acceleration, or payout of, Equity Interests by management of such Person or of a Restricted Subsidiary or any of its direct or indirect parent companies in connection with the Transactions	$_____
(O)	any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be paid for or reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact paid for or reimbursed within 365 days of the date of such determination (with a deduction to be applied to Consolidated Net Income in the applicable future period for any amount so added back in any prior period to the extent not so paid for or reimbursed within the applicable 365-day period)	$_____
(P)	any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Statement of Financial Accounting Standards Nos. 87, 106 and 112, and any other items of a similar nature	$_____
(Q)	any non-cash compensation expense resulting from the application of FASB Accounting Standards Codification Topic 718, Compensation—Stock Compensation or FASB Accounting Standards Codification Subtopic 505-50, Equity-Based Payments to Non-Employees	$_____

(R)	any net unrealized gain or loss (after any offset) resulting in the Financial Statement Period from Swap Contracts and the application of Accounting Standards Codification Topic 815, Derivatives and Hedging	$_____
(S)

any net unrealized gain or loss (after any offset) resulting in the Financial Statement Period from currency transaction or translation gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from (A) Swap Contracts for currency exchange risk and (B) resulting from intercompany indebtedness among such Person and its Restricted Subsidiaries) and any other foreign currency transaction or translation gains and losses, to the extent such gain or losses are non-cash items

$_____
(T)	any non-cash adjustments resulting from the application of Accounting Standards Codification Topic 460, Guarantees, or any comparable regulation	$_____
(U)

earn-out obligations and other contingent consideration obligations (including to the extent accounted for as bonuses, compensation or otherwise (and including deferred performance incentives in connection with Permitted Acquisitions whether or not a service component is required from the transferor or its related party)) and adjustments thereof and purchase price adjustments

$_____

(V)	In addition, to the extent not already included in the Consolidated Net Income of such Person in any period and so long as the expenses, charges and losses with respect to which such amounts relate have not been excluded from Consolidated Net Income of such Person in any period, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Permitted Acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under the Credit Agreement.	$_____

	Consolidated Net Income (items (A)(2)(a)(i) minus the sum of items (A)(2)(a)(i)(A) through (V))		$_____
(b)	increased (without duplication) by the following, in each case (other than in the case of items (A)(2)(b)(vii), (A)(2)(b)(ix) and (A)(2)(b)(xi) below) to the extent deducted (and not added back) in determining Consolidated Net Income, for such Financial Statement Period with respect to such Person and its Restricted Subsidiaries:
	(i)	total interest expense determined in accordance with GAAP (including, to the extent deducted and not added back in computing Consolidated Net Income, (A) amortization of OID resulting from the issuance of Indebtedness at less than par, (B) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (C) non-cash interest payments, (D) the interest component of Capitalized Leases, (E) net payments, if any, pursuant to interest Swap Contracts with respect to Indebtedness, (F) amortization of deferred financing fees, debt issuance costs, commissions and fees and (G) the interest component of any pension or other post-employment benefit expense) and, to the extent not reflected in such total interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations or other derivative instruments, and costs of surety bonds in connection with financing activities (whether amortized or immediately expensed)	$_____
	(ii)	provision for taxes based on income or profits or capital gain, including, federal, state, local, franchise, property and similar taxes and foreign withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations)	$_____

(iii)	Consolidated Depreciation and Amortization Expense for such Financial Statement Period	$_____
(iv)	the amount of any non-controlling interest or minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly-owned Subsidiaries	$_____
(v)	[Reserved]	$_____
(vi)	any costs or expenses incurred pursuant to any management equity plan, stock option plan or any other management, director or employee benefit plan, agreement or any stock subscription or stockholders agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of such Person or net cash proceeds of an issuance of Equity Interests of such Person (other than Disqualified Equity Interests) solely to the extent that such cash proceeds are excluded from the calculation set forth in Section 7.06(a) of the Credit Agreement and shall not be, and have not been, designated an Excluded Contribution	$_____
(vii)	the amount of “run rate” cost savings, synergies and operating expense reductions or other operating improvements (including, in each case, as a result of any Specified Transaction) projected by the Administrative Borrower in good faith to result from actions taken, committed to be taken or with respect to which substantial steps have been taken or are expected in good faith to be taken no later than twenty-four (24) months after the end of the Financial Statement Period (calculated on a pro forma basis as though such cost savings, operating expense reductions or other operating improvements and synergies had been realized on the first day of such period for which Consolidated EBITDA is being determined and if such cost savings, operating expense reductions or other operating improvements and synergies were realized during the entirety of such period), net of the amount of actual benefits realized during such period from such actions; provided that such cost savings, operating expense reductions or other operating improvements and synergies are reasonably identifiable and factually supportable in the good faith judgment of the Administrative Borrower (it is understood and agreed that “run-rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or with respect to which substantial steps have been taken or are expected to be taken); provided the amounts under this clause (vii) in any Test Period, together with any increase pursuant to Section 1.08(c)(E) of the Credit Agreement shall, in the aggregate not exceed 35.0% of Consolidated EBITDA for such Test Period (calculated after giving effect to adjustments under this clause (vii) and all other applicable adjustments pursuant to the definition of “Consolidated EBITDA” under the Credit Agreement);	$_____

(viii)	[reserved]	$_____
(ix)	cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (b) below for any previous period and not added back	$_____
(x)	the amount of loss on sales of Securitization Assets and related assets to any Securitization Subsidiary in connection with a Qualified Securitization Financing	$_____
(xi)	such other adjustments and addbacks (i) evidenced or contained in a due diligence quality of earnings report made available to the Administrative Agent prepared by (x) a “big four” nationally recognized accounting firm or (y) any other accounting firm reasonably acceptable to the First Lien Administrative Agent or (ii) consistent with Regulation S-X	$_____

(c) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for the Financial Statement Period: any non-cash gains with respect to cash actually received in a prior period unless such cash did not increase, or was otherwise not included in, Consolidated EBITDA in any prior period	$_____
Consolidated EBITDA (Consolidated Net Income plus the sum of items (A)(2)(b)(i) through (xi) minus item (A)(2)(c))	$_____
Consolidated First Lien Net Debt to Consolidated EBITDA	____: 1.00

SCHEDULE 2
TO COMPLIANCE CERTIFICATE

(B) Excess Cash Flow Calculation16 17
(a)	the sum, without duplication, of:
	(i)	Consolidated Net Income for such Financial Statement Period[18]	$_____
	(ii)	an amount equal to the amount of all non-cash expenses, charges or losses (including depreciation and amortization) to the extent deducted in arriving at such Consolidated Net Income, but excluding any such non-cash charges representing an accrual or reserve for potential cash items in any future period and excluding amortization of a prepaid cash item that was paid in a prior period	$_____
	(iii)	decreases in Consolidated Working Capital for such Financial Statement Period (other than any such decreases arising from acquisitions (outside of the ordinary course of business), Permitted Acquisitions or Dispositions by the Borrowers and the Restricted Subsidiaries completed during the Financial Statement Period or the application of purchase accounting or recapitalization accounting)	$_____
	(iv)	an amount equal to all cash received for such Financial Statement Period on account of any net non-cash gain or income from Investments deducted in a previous period pursuant to item (B)(b)(iv) below	$_____

16	To be included only in annual compliance certificate beginning with the annual compliance certificate for fiscal year ending December 31, 2019.

17	Defined terms used but not capitalized in this Schedule 2 have the meanings assigned to such terms in the Credit Agreement. All section references in this Schedule 2 refer to sections of the Credit Agreement.

18	The calculation of Consolidated Net Income set forth on Schedule 1 to the Compliance Certificate includes pro forma adjustments in accordance with Section 1.08 of the Credit Agreement. Such pro forma adjustments shall not be made for determining Excess Cash Flow on this Schedule 2. Additionally, Consolidated Net Income for the purposes of determining Excess Cash Flow shall exclude the following:

(h)	solely for the purpose of determining the amount available for Restricted Payments under Section 7.06(a)(iii)(A) and the calculation of Excess Cash Flow, the Net Income for the Financial Statement Period of any Restricted Subsidiary (other than any Borrower (other than a Parent Borrower) or any Guarantor) to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than restrictions that have been waived or otherwise released); provided that Consolidated Net Income of a Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash or Cash Equivalents (or to the extent converted into cash or Cash Equivalents), or, without duplication, the amount that could have been paid in cash without violating any such restriction or requiring any such approval, to such Person in respect of such Financial Statement Period, to the extent not already included therein.

	(v)	an amount deducted as tax expense in determining Consolidated Net Income to the extent in excess of cash taxes paid in such Financial Statement Period	$_____
	(vi)	cash payments received in respect of Swap Contracts or other derivative instruments during such fiscal year to the extent not included in arriving at such Consolidated Net Income	$_____
	(vii)	amounts deducted from Consolidated Net Income during such Financial Statement Period representing expenditures made during any prior period for which a deduction from Excess Cash Flow was made in such period pursuant to items (B)(b)(ix), (xii), (xiii) or (xiv) below	$_____
	(viii)	any amounts required to be added back to Excess Cash Flow in the Financial Statement Period pursuant to item (B)(b)(xi) below	$_____
(b)	the sum (to the extent not deducted or excluded in determining Consolidated Net Income), without duplication, of:
	(i)	an amount equal to (x) the amount of all non-cash credits (including, to the extent constituting non-cash credits, without limitation, amortization of deferred revenue acquired as a result of the Transaction or any Permitted Acquisition) included in arriving at Consolidated Net Income in the Financial Statement Period (but excluding any non-cash credit to the extent representing the reversal of an accrual or reserve described in item (B)(a)(ii) above) and (y) cash charges, losses or expenses excluded in arriving at Consolidated Net Income for such Financial Statement Period by virtue of items (A)(2)(a)(i)(A) through (A)(2)(a)(i)(X) in the calculation of Consolidated Net Income in Schedule 1 to this Compliance Certificate	$_____
	(ii)	without duplication of amounts deducted pursuant to item (B)(b)(xi) below in prior fiscal years or pursuant to Section 2.05(b)(i) of the Credit Agreement, the amount of Capital Expenditures, Capitalized Software Expenditures or acquisitions of intellectual property to the extent not expensed or accrued during the Financial Statement Period and/or made in cash during the Financial Statement Period, except to the extent financed with the proceeds of long term Indebtedness (other than revolving Indebtedness) of the Parent Borrower and the Restricted Subsidiaries	$_____

(iii)	the aggregate amount of all principal payments (including (I) the principal component of payments in respect of Capitalized Leases and (II) the amount of any scheduled repayment of Term Loans pursuant to Section 2.07 of the Credit Agreement) and repayments of Indebtedness of the Parent Borrower or any of its Restricted Subsidiaries, except to the extent financed with the proceeds of long term Indebtedness (other than revolving Indebtedness) of a Borrower or any of its Restricted Subsidiaries, but excluding principal payments and repayments of (A) Revolving Credit Loans or other Revolving Credit Exposure (unless there is a corresponding reduction in commitments thereunder and to the extent not otherwise deducted from the Applicable ECF Percentage of Excess Cash Flow pursuant to Section 2.05(b)(i)(B) of the Credit Agreement in any prior fiscal year), (B) Indebtedness in respect of the ABL Revolving Loans or any other revolving credit facility (unless there is a corresponding reduction in commitments thereunder and to the extent not otherwise deducted from the Applicable ECF Percentage of Excess Cash Flow pursuant to Section 2.05(b)(i)(B) of the Credit Agreement in any prior fiscal year), (C) all prepayments of Term Loans by the Parent Borrower or any of its Restricted Subsidiaries, (D) Indebtedness to the extent otherwise deducted from the Applicable ECF Percentage of Excess Cash Flow pursuant to Section 2.05(b)(i)(B) of the Credit Agreement in any prior fiscal year and (E) any Junior Financing to the extent not permitted to be made pursuant to Section 7.06 of the Credit Agreement, in each case, including any debt buyback conducted pursuant to a Dutch auction or open market purchase based on actual amounts paid	$_____
(iv)	an amount equal to the aggregate net non-cash gain or income from Investments (other than Investments made in the ordinary course of business) to the extent included in arriving at Consolidated Net Income	$_____
(v)	increases in Consolidated Working Capital for the Financial Statement Period (other than any such increases arising from acquisitions (outside the ordinary course of business), Permitted Acquisitions or Dispositions by a Borrower or any of its Restricted Subsidiaries completed during such period or the application of purchase accounting or recapitalization accounting)	$_____
(vi)	cash payments by the Parent Borrower or any of its Restricted Subsidiaries during such period in respect of long-term liabilities of the Parent Borrower or any of its Restricted Subsidiaries other than Indebtedness to the extent such payments are not expensed during such Financial Statement Period or are not deducted (or were excluded) in calculating Consolidated Net Income and except to the extent financed with the proceeds of long term Indebtedness (other than revolving Indebtedness) of the Parent Borrower or any of its Restricted Subsidiaries	$_____
(vii)	[Reserved]
(viii)	[Reserved]
(ix)	the aggregate amount of expenditures actually made by the Parent Borrower or any of its Restricted Subsidiaries in cash during the Financial Statement Period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during the Financial Statement Period or are not deducted (or were excluded) in calculating Consolidated Net Income during the Financial Statement Period except to the extent financed with the proceeds of long term Indebtedness (other than revolving Indebtedness) of the Parent Borrower or any of its Restricted Subsidiaries	$_____

(x)	the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Parent Borrower or any of its Restricted Subsidiaries during such Financial Statement Period that are required to be made in connection with any prepayment of Indebtedness except to the extent such payments were financed with the proceeds of long term Indebtedness (other than revolving Indebtedness) of the Parent Borrower and its Restricted Subsidiaries	$_____
(xi)	without duplication of amounts deducted from Excess Cash Flow in prior periods, at the option of the Administrative Borrower, the aggregate consideration required to be paid in cash by the Parent Borrower or any of its Restricted Subsidiaries to a Person that is not the Parent Borrower or any Restricted Subsidiary thereof pursuant to binding contracts or executed letters-of-intent (the “Contract Consideration”) entered into prior to or during such period, or, at the Parent Borrower’s option, after the end of such period and prior to the date of such Excess Cash Flow payment for such period, relating to Permitted Acquisitions or other permitted Investments, Restricted Payments, Capital Expenditures, Capitalized Software Expenditures or acquisitions of intellectual property to the extent not expensed and expected to be consummated or made, in each case during the period of four consecutive fiscal quarters of the Parent Borrower following the end of such period; provided that to the extent the aggregate amount of cash actually utilized to finance such Permitted Acquisitions, permitted Investments, Restricted Payments, Capital Expenditures, Capitalized Software Expenditures or acquisitions of intellectual property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters; provided, further, that, without duplication to the immediately preceding proviso, to the extent such cash actually utilized to finance such Permitted Acquisitions, permitted Investments, Restricted Payments, Capital Expenditures, Capitalized Software Expenditures or acquisitions of intellectual property, during such period of four consecutive fiscal quarters is financed with the proceeds of long term Indebtedness (other than revolving Indebtedness) of the Parent Borrower or any of its Restricted Subsidiaries, such amount shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters	$_____
(xii)	the amount of cash taxes paid or payable (to the extent, without duplication, not deducted in any prior period pursuant to this item (xii)) in the Financial Statement Period (including any Tax reserves set aside and without duplication with respect to the Financial Statement Period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for the Financial Statement Period)	$_____

(xiii)	cash expenditures in respect of Swap Contracts during the Financial Statement Period to the extent not deducted in arriving at such Consolidated Net Income	$_____
(xiv)	any payment of cash to be amortized or expensed over a future period and recorded as a long-term asset	$_____
(xv)	reimbursable or insured expenses incurred for such period to the extent that such reimbursement has not yet been received and to the extent not deducted in arriving at such Consolidated Net Income	$_____
(xvi)	cash expenditures for costs and expenses (including retention, recruiting, relocation, stay and signing bonuses and expenses) in connection with the Transactions (including all Transaction Expenses), acquisitions, Investments, Restricted Payments, dispositions and the issuance of equity interests or Indebtedness, repayment of debt, issuance of equity securities, refinancing transactions or amendments or other modifications of any debt instrument (including, in each case, any such transaction consummated on the Closing Date and any such transaction undertaking but not completed), in each case, to the extent not deducted in arriving at such Consolidated Net Income and to the extent not financed with the proceeds of any long-term Indebtedness (other than revolving loans) of the Parent Borrower and its Restricted Subsidiaries	$_____
Excess Cash Flow (the sum of items (B)(a)(i) through (ix) minus the sum of items (B)(b)(i) through (xvi))		$_____

SCHEDULE 3
TO COMPLIANCE CERTIFICATE

A.	Description of events, conditions or circumstances requiring mandatory prepayment under Section 2.05(b)

B.	Subsidiaries of the Borrowers[19]

Name	Restricted / Unrestricted

19	To the extent that there have been any changes in the identity or status as a Restricted Subsidiary or an Unrestricted Subsidiary of any such Subsidiaries since the later of the Closing Date or the most recent list provided.

EXHIBIT D-2

FORM OF SOLVENCY CERTIFICATE

[_______]

This Solvency Certificate is being executed and delivered pursuant to Section 4.01(a)(viii) of that certain Amended and Restated First Lien Credit Agreement, dated as of October 27, 2021, among Option Care Health, Inc. (f/k/a BioScrip, Inc.), a Delaware corporation (the “Company” or the “Parent Borrower”), the other Borrowers party thereto from time to time, the Guarantors party thereto from time to time, Bank of America, N.A., as Administrative Agent and the Lenders and other parties from time to time party thereto (the “First Lien Credit Agreement”) and Section 4.01(a)(viii) of that certain ABL Credit Agreement, dated as of August 6, 2019 (as amended by that certain Amendment No. 1 dated as of October 5, 2020, as further amended by that certain Amendment No. 2, dated as of January 21, 2021 and as further amended by that certain Amendment No. 3, dated as of October 27, 2021), among the Borrowers, the Guarantors party thereto from time to time, Bank of America, N.A., as Administrative Agent, Swing Line Lender and Issuing Bank and the Lenders and other parties from time to time party thereto (the “ABL Credit Agreement” and, together with the First Lien Credit Agreement, collectively, the “Credit Agreements” and each a “Credit Agreement”); the terms defined therein being used herein as therein defined.

I, [●], the [chief financial officer/equivalent officer] of each of the Parent Borrower, solely in such capacity and not in an individual capacity, hereby certify that I am the [chief financial officer/equivalent officer] of the Parent Borrower and that I am generally familiar with the business and assets of the Parent Borrower and its Subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and I am duly authorized to execute this Solvency Certificate on behalf of the Parent Borrower pursuant to each of the Credit Agreements.

I further certify, solely in my capacity as [chief financial officer/equivalent officer] of the Parent Borrower, and not in my individual capacity, as of the date hereof and after giving effect to the Transactions and the incurrence of the indebtedness and obligations being incurred in connection with the Credit Agreements and the Transactions on the date hereof, that, (a) the sum of the debt (including contingent liabilities) of the Parent Borrower and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value (on a going concern basis) of the assets of the Parent Borrower and its Subsidiaries, taken as a whole; (b) the capital of the Parent Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Parent Borrower and its Subsidiaries, taken as a whole, contemplated as of the date hereof; and (c) the Parent Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate in such undersigned’s capacity as [chief financial officer] of the Parent Borrower, on behalf of the Parent Borrower, and not individually, as of the date first stated above.

OPTION CARE HEALTH, INC. (f/k/a BIOSCRIP, INC.)

By:
Name:
Title:

EXHIBIT E-1

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions for Assignment set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective Facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor. Bank of America, acting solely as Administrative Agent, shall record this Assignment and Assumption in the Register as of the Effective Date.

1	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

2	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

3	Select as appropriate.

4	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]:	___________________________

___________________________

2.	Assignee[s]:	___________________________

___________________________

[for each Assignee, indicate if [Affiliate][Approved Fund] of [identify Lender]]

3.	Affiliate Status:	The Assignee [is] [is not] an Affiliated Lender[5] The Assignee [is] [is not] a Debt Fund Affiliate

4.	Borrower:	Option Care Health, Inc. (f/k/a BioScrip, Inc.) (the “Administrative Borrower”)

5.	Administrative Agent:	Bank of America, N.A., including any successor thereto, as the administrative agent (the “Administrative Agent”) under the Credit Agreement

6.	Credit Agreement:	Amended and Restated First Lien Credit Agreement, dated as of October 27, 2021 among Option Care Health, Inc. (f/k/a BioScrip, Inc.), a Delaware corporation (the “Company” or the “Parent Borrower”), the other Borrowers party thereto from time to time, the Guarantors party thereto from time to time, Bank of America, N.A., as Administrative Agent and the Lenders and other parties from time to time party thereto (the “Credit Agreement”).

7.	Assigned Interest:

Assignor[s][6]	Assignee[s][7]	Facility Assigned[8]	Aggregate Amount of Commitment/Loans for all Lenders of Facility subject to Assignment[9]	Amount of Commitment/Loans Assigned of Facility subject to Assignment	Percentage Assigned of Commitment/ Loans of Facility subject to Assignment [10]	CUSIP Number

		____________	$________________	$_________	____________%
		____________	$________________	$_________	____________%
		____________	$________________	$_________	____________%

[8.	Trade Date:	__________________][11]

Effective Date: __________________, 20__ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

5	If Assignee is an Affiliated Lender, use Exhibit L to the Credit Agreement.

6	List each Assignor, as appropriate.

7	List each Assignee, as appropriate.

8	Fill in the appropriate terminology for the classes of Facilities under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g. “Term B Loans”, “Incremental Term Loans” “Incremental Revolving Credit Commitments”, “Refinancing Term Loans”, “Refinancing Revolving Credit Commitments”, “Extended Term Loans”, “Extended Revolving Credit Commitments”, etc.).

9	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

10	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

11	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][12] Accepted for Recordation in the Register:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[Consented to]:[13]

OPTION CARE HEALTH, INC. (f/k/a BIOSCRIP, INC.)

By:
Name:
Title:

12	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

13	To be added only if the consent of the Administrative Borrower is required by the terms of the Credit Agreement.

ANNEX 1
TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.            Representations and Warranties.

1.1.            Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.            Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.07(a) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.07(b) of the Credit Agreement), (iii) from and after the Effective Date referred to in this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01(a) (b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, including but not limited to any documentation required pursuant to Section 3.01 of the Credit Agreement, duly completed and executed by [the][such] Assignee and (viii) it is not a Disqualified Institution; (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (c) appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents (including any Intercreditor Agreement) as are delegated to or otherwise conferred upon the Administrative Agent by the terms thereof, together with such powers as are reasonably incidental thereto.

2.            Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.            General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective permitted successors and assigns. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York. This Assignment and Assumption shall not be effective until recorded in the Register.

EXHIBIT E-2

FORM OF NOTICE OF AFFILIATE ASSIGNMENT

Bank of America, N.A., as Administrative Agent

900 W. Trade St., 6th Floor

NC1-026-06-03

Charlotte, NC 28255

Attention: Melissa Mullis

Tel: 980-386-9372

Facsimile: 704-409-0617

Email: melissa.mullis@baml.com

Re:	Amended and Restated First Lien Credit Agreement, dated as of October 27, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Option Care Health, Inc. (f/k/a BioScrip, Inc.), a Delaware corporation (the “Company” or the “Parent Borrower”), the other Borrowers party thereto from time to time, the Guarantors party thereto from time to time, Bank of America, N.A., as Administrative Agent and the Lenders and other parties from time to time party thereto.

Dear Sir:

The undersigned (the “Proposed Affiliate Assignee”) hereby gives you notice, pursuant to Section 10.07(k) of the Credit Agreement, that

(a)            it has entered into an agreement to purchase via assignment a portion of the Term Loans under the Credit Agreement,

(b)            the assignor in the proposed assignment is [_______________],

(c)            immediately after giving effect to such assignment, the Proposed Affiliate Assignee will be an Affiliated Lender,

(d)            the principal amount of Term Loans to be purchased by such Proposed Affiliate Assignee in the assignment contemplated hereby is $______________,

(e)            the aggregate amount of all Term Loans held by such Proposed Affiliate Assignee and each other Affiliated Lender after giving effect to the assignment hereunder (if accepted) is $[________________],

(f)            it, in its capacity as a Term Lender under the Credit Agreement, hereby waives any right to bring any action against the Administrative Agent with respect to the Term Loans that are the subject of the proposed assignment hereunder, and

(g)            the proposed effective date of the assignment contemplated hereby is [___________, 20__].

Very truly yours,

[EXACT LEGAL NAME OF PROPOSED AFFILIATE ASSIGNEE]

By:
Name:
Title:
Phone Number:
Fax:
Email:

Date:_______

EXHIBIT E-3

FORM OF ACCEPTANCE AND PREPAYMENT NOTICE

Date: ______, 20__

To: [Bank of America, N.A.], as Auction Agent

Ladies and Gentlemen:

This Acceptance and Prepayment Notice is delivered to you pursuant to (a) Section 2.05(a)(v)(D) of that certain Amended and Restated First Lien Credit Agreement, dated as of October 27, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Option Care Health, Inc. (f/k/a BioScrip, Inc.), a Delaware corporation (the “Company” or the “Parent Borrower”), the other Borrowers party thereto from time to time, the Guarantors party thereto from time to time, Bank of America, N.A., as Administrative Agent and the Lenders and other parties from time to time party thereto, and (b) that certain Solicited Discounted Prepayment Notice, dated ______, 20__, from the applicable Borrower Party (the “Solicited Discounted Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.05(a)(v)(D) of the Credit Agreement, the Borrower Party hereby irrevocably notifies you that it accepts offers delivered in response to the Solicited Discounted Prepayment Notice having an Offered Discount equal to or greater than [[__]% in respect of the Term Loans] [[__]% in respect of the [__]1 Class of Term Loans] (the “Acceptable Discount”) in an aggregate amount not to exceed the Solicited Discounted Prepayment Amount.

The Borrower Party hereby represents and warrants to the Auction Agent and [the Term Lenders][each Term Lender of the [__]2 Class of Term Loans] that no Event of Default has occurred and is continuing.

The Borrower Party acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with the acceptance of any prepayment made in connection with a Solicited Discounted Prepayment Offer.

The Borrower Party requests that the Auction Agent promptly notify each Term Lender party to the Credit Agreement of this Acceptance and Prepayment Notice.

The Borrower Party expressly agrees that this Acceptance and Prepayment Notice shall be irrevocable and is subject to the provisions of Section 2.05(a)(v)(D) of the Credit Agreement.

[The remainder of this page is intentionally left blank.]

[1]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).

[2]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).

IN WITNESS WHEREOF, the undersigned has executed this Acceptance and Prepayment Notice as of the date first above written.

[NAME OF applicable BORROWER Party]

By:
Name:
Title:

EXHIBIT E-4

FORM OF DISCOUNT RANGE PREPAYMENT NOTICE

Date: ______, 20__

To: [Bank of America, N.A.], as Auction Agent

Ladies and Gentlemen:

This Discount Range Prepayment Notice is delivered to you pursuant to Section 2.05(a)(v)(C) of that certain Amended and Restated First Lien Credit Agreement, dated as of October 27, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Option Care Health, Inc. (f/k/a BioScrip, Inc.), a Delaware corporation (the “Company” or the “Parent Borrower”), the other Borrowers party thereto from time to time, the Guarantors party thereto from time to time, Bank of America, N.A., as Administrative Agent and the Lenders and other parties from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.05(a)(v)(C) of the Credit Agreement, the Borrower Party hereby requests that [each Term Lender] [each Term Lender of the [__]1 Class of Term Loans] submit a Discount Range Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1.            This Borrower Solicitation of Discount Range Prepayment Offers is extended at the sole discretion of the Borrower Party to [each Term Lender] [each Term Lender of the [__]2 Class of Term Loans].

2.            The maximum aggregate principal amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is [$[__] of Term Loans] [$[__] of the [__]3 Class of Term Loans] (the “Discount Range Prepayment Amount”).4

3.            The Borrower Party is willing to make Discounted Term Loan Prepayments at a percentage discount to par value greater than or equal to [[__]% but less than or equal to [__]% in respect of the Term Loans] [[__]% but less than or equal to [__]% in respect of the [__]5 Class of Term Loans] (the “Discount Range”).

To make an offer in connection with this solicitation, you are required to deliver to the Auction Agent a Discount Range Prepayment Offer by no later than 5:00 p.m., New York time, on the date that is the third Business Day6 following the date of delivery of this notice pursuant to Section 2.05(a)(v)(C) of the Credit Agreement.

[1]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).

[2]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).

[3]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).

[4]	Minimum of $5,000,000 and whole increments of $1,000,000 in excess thereof.

[5]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).

[6]	Which date may be extended for a period not exceeding three (3) Business Days upon notice by the applicable Borrower Party to, and with the consent of, the Auction Agent.

The Borrower Party hereby represents and warrants to the Auction Agent and [the Term Lenders][each Term Lender of the [__]7 Class of Term Loans] that no Event of Default has occurred and is continuing.

The Borrower Party acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with any Discount Range Prepayment Offer made in response to this Discount Range Prepayment Notice and the acceptance of any prepayment made in connection with this Discount Range Prepayment Notice.

The Borrower Party requests that the Auction Agent promptly notify each relevant Term Lender party to the Credit Agreement of this Discount Range Prepayment Notice.

The Borrower Party expressly agrees that this Discount Range Prepayment Notice shall be irrevocable and is subject to the provisions of Section 2.05(a)(v)(C) of the Credit Agreement.

[The remainder of this page is intentionally left blank.]

[7]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Notice as of the date first above written.

[NAME OF applicable borrower party]

By:
Name:
Title:

Enclosure: Form of Discount Range Prepayment Offer

EXHIBIT E-5

FORM OF DISCOUNT RANGE PREPAYMENT OFFER

Date: ______, 20__

To: [Bank of America, N.A.], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) the Amended and Restated First Lien Credit Agreement, dated as of October 27, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Option Care Health, Inc. (f/k/a BioScrip, Inc.), a Delaware corporation (the “Company” or the “Parent Borrower”), the other Borrowers party thereto from time to time, the Guarantors party thereto from time to time, Bank of America, N.A., as Administrative Agent and the Lenders and other parties from time to time party thereto., and (b) the Discount Range Prepayment Notice, dated ______, 20__, from the applicable Borrower Party (the “Discount Range Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Discount Range Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

The undersigned Term Lender hereby gives you irrevocable notice, pursuant to Section 2.05(a)(v)(C) of the Credit Agreement, that it is hereby offering to accept a Discounted Term Loan Prepayment on the following terms:

1.            This Discount Range Prepayment Offer is available only for prepayment on [the Term Loans] [the [__]1 Class of Term Loans] held by the undersigned.

2.            The maximum aggregate principal amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Submitted Amount”):

[Term Loans - $[__]]

[the [__]2 Class of Term Loans - $[__]]

3.            The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [[__]% in respect of the Term Loans] [[__]% in respect of the [__]3 Class of Term Loans] (the “Submitted Discount”).

The undersigned Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Term Loans] [[__]4 Class of Term Loans] indicated above pursuant to Section 2.05(a)(v)(C) of the Credit Agreement at a price equal to the Applicable Discount and in an aggregate outstanding amount not to exceed the Submitted Amount, as such amount may be reduced in accordance with the Discount Range Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[1]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).

[2]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).

[3]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).

[4]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).

The undersigned Lender hereby acknowledges and agrees that in connection herewith, (1) the Borrowers or any Borrower Party then may have, and later may come into possession of, Excluded Information, (2) such Lender has independently, and without reliance on the Borrowers, any of their Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to participate in such prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information, (3) none of the Borrowers, Borrower Parties or Sponsor or any of their respective Affiliates shall be required to make any representation that it is not in possession of Material Non-Public Information and all parties to the relevant transactions shall render customary “big boy” disclaimer letters, (4) none of the Borrowers, their Subsidiaries, the Administrative Agent or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrowers, their Subsidiaries, the Administrative Agent and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information, and (5) the Excluded Information may not be available to the Administrative Agent or the other Lenders.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has executed this Discount Range Prepayment Offer as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT E-6

FORM OF SOLICITED DISCOUNTED PREPAYMENT NOTICE

Date: ______, 20__

To: [Bank of America, N.A.], as Auction Agent

Ladies and Gentlemen:

This Solicited Discounted Prepayment Notice is delivered to you pursuant to Section 2.05(a)(v)(D) of that certain Amended and Restated First Lien Credit Agreement, dated as of October 27, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Option Care Health, Inc. (f/k/a BioScrip, Inc.), a Delaware corporation (the “Company” or the “Parent Borrower”), the other Borrowers party thereto from time to time, the Guarantors party thereto from time to time, Bank of America, N.A., as Administrative Agent and the Lenders and other parties from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.05(a)(v)(D) of the Credit Agreement, the Borrower Party hereby requests that [each Term Lender] [each Term Lender of the [__]1 Class of Term Loans] submit a Solicited Discounted Prepayment Offer. Any Discounted Term Loan Prepayment made in connection with this solicitation shall be subject to the following terms:

1.            This Borrower Solicitation of Discounted Prepayment Offers is extended at the sole discretion of the Borrower Party to [each Term Lender] [each Term Lender of the [__]2 Class of Term Loans].

2.            The maximum aggregate amount of the Discounted Term Loan Prepayment that will be made in connection with this solicitation is (the “Solicited Discounted Prepayment Amount”):3

[Term Loans - $[__]]

[[__]4 Class of Term Loans - $[__]]

To make an offer in connection with this solicitation, you are required to deliver to the Auction Agent a Solicited Discounted Prepayment Offer by no later than 5:00 p.m., New York time5 on the date that is the third Business Day following delivery of this notice pursuant to Section 2.05(a)(v)(D) of the Credit Agreement.

[1]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).

[2]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).

[3]	Minimum of $5,000,000 and whole increments of $1,000,000 in excess thereof.

[4]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).

[5]	Which date may be extended for a period not exceeding three (3) Business Days upon notice by the Borrower Party to the Auction Agent.

The Borrower Party requests that the Auction Agent promptly notify each Term Lender party to the Credit Agreement of this Solicited Discounted Prepayment Notice.

The Borrower Party expressly agrees that this Solicited Discounted Prepayment Notice shall be irrevocable and is subject to the provisions of Section 2.05(a)(v)(D) of the Credit Agreement.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Notice as of the date first above written.

[NAME OF applicable BORROWER PARTY]

By:
Name:
Title:

Enclosure: Form of Solicited Discounted Prepayment Offer

EXHIBIT E-7

FORM OF SOLICITED DISCOUNTED PREPAYMENT OFFER

Date: ______, 20__

To: [Bank of America, N.A.], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) the Amended and Restated First Lien Credit Agreement, dated as of October 27, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Option Care Health, Inc. (f/k/a BioScrip, Inc.), a Delaware corporation (the “Company” or the “Parent Borrower”), the other Borrowers party thereto from time to time, the Guarantors party thereto from time to time, Bank of America, N.A., as Administrative Agent and the Lenders and other parties from time to time party thereto, and (b) the Solicited Discounted Prepayment Notice, dated ______, 20__, from the applicable Borrower Party (the “Solicited Discounted Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Solicited Discounted Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

To accept the offer set forth herein, you must submit an Acceptance and Prepayment Notice by or before no later than 5:00 p.m. New York time on the third Business Day following your receipt of this notice.

The undersigned Term Lender hereby gives you irrevocable notice, pursuant to Section 2.05(a)(v)(D) of the Credit Agreement, that it is hereby offering to accept a Discounted Loan Prepayment on the following terms:

1.            This Solicited Discounted Prepayment Offer is available only for prepayment on the [Term Loans][[__]1 Class of Term Loans] held by the undersigned.

2.            The maximum aggregate principal amount of the Discounted Term Loan Prepayment that may be made in connection with this offer shall not exceed (the “Offered Amount”):

[Term Loans - $[__]]

[[__]2 Class of Term Loans - $[__]]

3.            The percentage discount to par value at which such Discounted Term Loan Prepayment may be made is [[__]% in respect of the Term Loans] [[__]% in respect of the [__]3 Class of Term Loans] (the “Offered Discount”).

[1]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).

[2]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).

[3]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).

The undersigned Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Term Loans] [[__]4 Class of Term Loans] pursuant to Section 2.05(a)(v)(D) of the Credit Agreement at a price equal to the Acceptable Discount and in an aggregate outstanding amount not to exceed such Term Lender’s Offered Amount as such amount may be reduced in accordance with the Solicited Discount Proration, if any, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

The undersigned Lender hereby acknowledges and agrees that in connection herewith, (1) the Borrowers or any Borrower Party then may have, and later may come into possession of, Excluded Information, (2) such Lender has independently, and without reliance on the Borrowers, any of their Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to participate in such prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information, (3) none of the Borrowers, Borrower Parties or Sponsor or any of their respective Affiliates shall be required to make any representation that it is not in possession of Material Non-Public Information and all parties to the relevant transactions shall render customary “big boy” disclaimer letters, (4) none of the Borrowers, their Subsidiaries, the Administrative Agent or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrowers, their Subsidiaries, the Administrative Agent and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information, and (5) the Excluded Information may not be available to the Administrative Agent or the other Lenders.

[The remainder of this page is intentionally left blank.]

[4]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).

IN WITNESS WHEREOF, the undersigned has executed this Solicited Discounted Prepayment Offer as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT E-8

FORM OF SPECIFIED DISCOUNT PREPAYMENT NOTICE

Date: ______, 20__

To: [Bank of America, N.A.], as Auction Agent

Ladies and Gentlemen:

This Specified Discount Prepayment Notice is delivered to you pursuant to Section 2.05(a)(v)(B) of that certain Amended and Restated First Lien Credit Agreement, dated as of October 27, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Option Care Health, Inc. (f/k/a BioScrip, Inc.), a Delaware corporation (the “Company” or the “Parent Borrower”), the other Borrowers party thereto from time to time, the Guarantors party thereto from time to time, Bank of America, N.A., as Administrative Agent and the Lenders and other parties from time to time party thereto. Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Credit Agreement.

Pursuant to Section 2.05(a)(v)(B) of the Credit Agreement, the Borrower Party hereby offers to make a Discounted Term Loan Prepayment [to each Term Lender] [to each Term Lender of the [__]1 Class of Term Loans] on the following terms:

1.            This Borrower Offer of Specified Discount Prepayment is available only [to each Term Lender] [to each Term Lender of the [__]2 Class of Term Loans].

2.            The aggregate principal amount of the Discounted Term Loan Prepayment that will be made in connection with this offer shall not exceed [$[___] of Term Loans] [$[____] of the [__]3 Class of Term Loans] (the “Specified Discount Prepayment Amount”).4

3.            The percentage discount to par value at which such Discounted Term Loan Prepayment will be made is [[__]% in respect of the Term Loans] [[__]% in respect of the [__]5 Class of Term Loans] (the “Specified Discount”).

To accept this offer, you are required to submit to the Auction Agent a Specified Discount Prepayment Response by no later than 5:00 p.m.6, New York time, on the date that is the third Business Day following the date of delivery of this notice pursuant to Section 2.05(a)(v)(B) of the Credit Agreement.

[1]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).

[2]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).

[3]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).

[4]	Minimum of $5,000,000 and whole increments of $1,000,000 in excess thereof.

[5]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).

[6]	Which date may be extended for a period not exceeding three (3) Business Days upon notice by the Borrower Party to, and with the consent of, the Auction Agent.

The Borrower Party hereby represents and warrants to the Auction Agent and [the Term Lenders][each Term Lender of the [__]7 Class of Term Loans] that no Event of Default has occurred and is continuing.

The Borrower Party acknowledges that the Auction Agent and the relevant Term Lenders are relying on the truth and accuracy of the foregoing representations and warranties in connection with their decision whether or not to accept the offer set forth in this Specified Discount Prepayment Notice and the acceptance of any prepayment made in connection with this Specified Discount Prepayment Notice.

The Borrower Party requests that the Auction Agent promptly notify each relevant Term Lender party to the Credit Agreement of this Specified Discount Prepayment Notice.

The Borrower Party expressly agrees that this Specified Discounted Prepayment Notice shall be irrevocable and is subject to the provisions of Section 2.05(a)(v)(B) of the Credit Agreement.

[The remainder of this page is intentionally left blank.]

[7]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Notice as of the date first above written.

[NAME OF applicable BORROWER party]

By:
Name:
Title:

Enclosure: Form of Specified Discount Prepayment Response

EXHIBIT E-9

FORM OF SPECIFIED DISCOUNT PREPAYMENT RESPONSE

Date: ______, 20__

To: [Bank of America, N.A.], as Auction Agent

Ladies and Gentlemen:

Reference is made to (a) the Amended and Restated First Lien Credit Agreement, dated as of October 27, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Option Care Health, Inc. (f/k/a BioScrip, Inc.), a Delaware corporation (the “Company” or the “Parent Borrower”), the other Borrowers party thereto from time to time, the Guarantors party thereto from time to time, Bank of America, N.A., as Administrative Agent and the Lenders and other parties from time to time party thereto, and (b) the Specified Discount Prepayment Notice, dated ______, 20__, from the applicable Borrower Party (the “Specified Discount Prepayment Notice”). Capitalized terms used herein and not otherwise defined herein shall have the meaning ascribed to such terms in the Specified Discount Prepayment Notice or, to the extent not defined therein, in the Credit Agreement.

The undersigned Term Lender hereby gives you irrevocable notice, pursuant to Section 2.05(a)(v)(B) of the Credit Agreement, that it is willing to accept a prepayment of the following [Term Loans] [[__]1Class of Term Loans] held by such Term Lender at the Specified Discount in an aggregate outstanding amount as follows:

[Term Loans - $[___]]

[[__]2 Class of Term Loans - $[__]]

The undersigned Term Lender hereby expressly and irrevocably consents and agrees to a prepayment of its [Term Loans][[__]3 Class of Term Loans] pursuant to Section 2.05(a)(v)(B) of the Credit Agreement at a price equal to the [applicable] Specified Discount in the aggregate outstanding amount not to exceed the amount set forth above, as such amount may be reduced in accordance with the Specified Discount Proration, and as otherwise determined in accordance with and subject to the requirements of the Credit Agreement.

[1]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).

[2]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).

[3]	List applicable Class(es) of Term Loans (e.g., Term B Loans, Incremental Term Loans, Refinancing Term Loans or Extended Term Loans).

The undersigned Lender hereby acknowledges and agrees that in connection herewith, (1) the Borrowers or any Borrower Party then may have, and later may come into possession of, Excluded Information, (2) such Lender has independently, and without reliance on the Borrowers, any of their Subsidiaries, the Administrative Agent or any of their respective Affiliates, made its own analysis and determination to participate in such prepayment notwithstanding such Lender’s lack of knowledge of the Excluded Information, (3) none of the Borrowers, Borrower Parties or Sponsor or any of their respective Affiliates shall be required to make any representation that it is not in possession of Material Non-Public Information and all parties to the relevant transactions shall render customary “big boy” disclaimer letters, (4) none of the Borrowers, their Subsidiaries, the Administrative Agent or any of their respective Affiliates shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Borrowers, their Subsidiaries, the Administrative Agent and their respective Affiliates, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information, and (5) the Excluded Information may not be available to the Administrative Agent or the other Lenders.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the undersigned has executed this Specified Discount Prepayment Response as of the date first above written.

[NAME OF LENDER]

By:
Name:
Title:

EXHIBIT F

FORM OF SECURITY AGREEMENT

[attached]

FIRST LIEN SECURITY AGREEMENT

dated as of

August 6, 2019

among

THE GRANTORS IDENTIFIED HEREIN,

and

BANK OF AMERICA, N.A.,

as Administrative Agent

TABLE OF CONTENTS

Page

ARTICLE I.

Definitions

Section 1.01.	Credit Agreement; Uniform Commercial Code	1
Section 1.02.	Other Defined Terms	1

ARTICLE II.

Pledge of Securities
Section 2.01.	Pledge	4
Section 2.02.	Delivery of the Pledged Securities	5
Section 2.03.	Representations, Warranties and Covenants	6
Section 2.04.	Certification of Limited Liability Company and Limited Partnership Interests	8
Section 2.05.	Registration in Nominee Name; Denominations	8
Section 2.06.	Voting Rights; Dividends and Interest	8

ARTICLE III.

Security Interests in Personal Property

Section 3.01.	Security Interest	10
Section 3.02.	Representations and Warranties	13
Section 3.03.	Covenants	15

ARTICLE IV.

Remedies

Section 4.01.	Remedies Upon Default	18
Section 4.02.	Application of Proceeds	20
Section 4.03.	Grant of License to Use Intellectual Property	21

ARTICLE V.

Subordination

Section 5.01.	Subordination	22

Schedules

Schedule I(a)	Legal Names
Schedule I(b)	Prior Organizational Names
Schedule I(c)	Other Names on IRS Filings; Changes in Jurisdiction
Schedule II	Chief Executive Offices
Schedule III(a)	Patents and Trademarks
Schedule III(b)	Copyrights
Schedule IV	Pledged Equity and Pledged Debt
Schedule V	Commercial Tort Claims

Exhibits

Exhibit I	Form of Security Agreement Supplement
Exhibit II	Form of Patent Security Agreement
Exhibit III	Form of Trademark Security Agreement
Exhibit IV	Form of Copyright Security Agreement

FIRST LIEN SECURITY AGREEMENT dated as of August 6, 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among the Grantors (as defined below) and BANK OF AMERICA, N.A., as Administrative Agent for the Secured Parties (in such capacity, the “Administrative Agent”).

Preliminary Statement

Reference is made to the First Lien Credit Agreement, dated as of August 6, 2019 (as amended, restated, amended and restated, extended, refinanced, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among HC Group Holdings II, LLC (formerly known as Beta Sub, LLC), a Delaware limited liability company (“Merger Sub 2” through the consummation of the Merger, and immediately after the consummation of the Merger and the effectiveness of the Credit Agreement until the consummation of the Debt Assumption, the “Initial Borrower”), BioScrip, Inc., a Delaware corporation (the “Company” and, upon the consummation of the Debt Assumption, the “Parent Borrower”), the other Borrowers party hereto from time to time, the Guarantors party thereto from time to time, Bank of America, N.A., as Administrative Agent, and the Lenders and other parties from time to time party thereto.

The Lenders have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Credit Agreement and the Hedge Banks have agreed to enter into and/or maintain one or more Secured Hedge Agreements on the terms and conditions set forth in the Credit Agreement and in such Secured Hedge Agreements. The obligations of the Lenders to extend such credit and of the Hedge Banks to enter into and/or maintain such Secured Hedge Agreements are, in each case, conditioned upon, among other things, the execution and delivery of this Agreement.

The Grantors are affiliates of one another, will derive substantial benefits from (i) the extension of credit to the Borrowers pursuant to the Credit Agreement and (ii) the entering into and/or maintaining by the Hedge Banks of the Secured Hedge Agreements with the Borrowers and/or one or more of their Restricted Subsidiaries, and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit and the Hedge Banks to enter into and/or maintain such Secured Hedge Agreements. Accordingly, the parties hereto agree as follows:

ARTICLE I.

Definitions

Section 1.01.         Credit Agreement; Uniform Commercial Code.

(a)          Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in the Credit Agreement. All terms defined in the UCC (as defined herein) and not defined in this Agreement have the meanings specified therein; the term “instrument” shall have the meaning specified in Article 9 of the UCC.

(b)          The rules of construction specified in Article I of the Credit Agreement also apply to this Agreement.

1

Section 1.02.         Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Accommodation Payment” has the meaning assigned to such term in Section 5.01.

“Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph hereto.

“Agreement” has the meaning assigned to such term in the introductory paragraph hereto.

“Allocable Amount” has the meaning assigned to such term in Section 5.01.

“Article 9 Collateral” has the meaning assigned to such term in Section 3.01(a).

“Closing Date Grantor” means each Grantor that is listed on the signature pages hereto (including the Borrowers).

“Collateral” means the Article 9 Collateral and the Pledged Collateral.

“Company” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Copyright License” means any written agreement, now or hereafter in effect, granting any use right to any third party under any Copyright now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any Copyright now or hereafter owned by any third party, and all rights of such Grantor under any such agreement.

“Copyrights” means all of the following now owned or hereafter owned or acquired by any Grantor: (a) all copyright rights in any work subject to the copyright laws of the United States, whether as author, assignee, transferee or otherwise, and (b) all registrations and applications for registration of any such copyright in the United States, including registrations, recordings, supplemental registrations and pending applications for registration in the USCO.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Grantor” means the Parent Borrower, any other Borrowers, each Guarantor listed on the signature pages hereto and each Guarantor, Borrower and Successor Parent Borrower that becomes a party to this Agreement after the Closing Date.

“Initial Borrower” has the meaning assigned to such term in the preliminary statement of this Agreement.

2

“Intellectual Property” means all intellectual property of every kind and nature now owned or hereafter owned or acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, the intellectual property rights in software and databases and related documentation and all additions and improvements to the foregoing.

“Intellectual Property Security Agreements” means the short-form Patent Security Agreement, short-form Trademark Security Agreement, and short-form Copyright Security Agreement, each substantially in the form attached hereto as Exhibits II, III and IV, respectively.

“License” means any Patent License, Trademark License, Copyright License or other Intellectual Property license or sublicense agreement to which any Grantor is a party, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder or with respect thereto including damages and payments for past, present or future infringements or violations thereof, and (iii) rights to sue for past, present and future violations thereof; provided, that Licenses shall not include any Excluded Assets.

“Material U.S. IP” has the meaning assigned to such term in Section 3.02(c).

“Merger Sub 2” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Parent Borrower” has the meaning assigned to such term in the preliminary statement of this Agreement.

“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a Patent, now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to make, use or sell any invention on which a Patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement.

“Patents” means all of the following now owned or hereafter owned or acquired by any Grantor: (a) all letters patent of the United States in or to which any Grantor now or hereafter owns or acquires any right, title or interest, all registrations and recordings thereof, and all applications for letters patent of the United States, including registrations, recordings and pending applications in the USPTO, and (b) all reissues, continuations, divisions, continuations-in-part, renewals, improvements or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Pledged Collateral” has the meaning assigned to such term in Section 2.01.

“Pledged Debt” has the meaning assigned to such term in Section 2.01.

“Pledged Equity” has the meaning assigned to such term in Section 2.01.

“Pledged Securities” means the Pledged Equity and Pledged Debt.

3

“Security Agreement Supplement” means an instrument substantially in the form attached hereto as Exhibit I or such other form agreed by the Administrative Agent and the Administrative Borrower.

“Security Interest” has the meaning assigned to such term in Section 3.01.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any Trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any Trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“Trademarks” means all of the following now owned or hereafter owned or acquired by any Grantor: (a) all trademarks, service marks, trade names, corporate names, trade dress, logos, designs, fictitious business names other source or business identifiers, now existing or hereafter owned, adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including registrations and registration applications in the USPTO or any similar offices in any State of the United States or any political subdivision thereof, and all extensions or renewals thereof, as well as any unregistered trademarks and service marks used by a Grantor and (b) all goodwill connected with the use of and symbolized thereby; provided, that “Trademarks” shall not include any Excluded Assets.

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“USCO” means the United States Copyright Office.

“USPTO” means the United States Patent and Trademark Office.

ARTICLE II.

Pledge of Securities

Section 2.01.         Pledge. As security for the payment or performance, as the case may be, in full when due of all of the Secured Obligations, including the Guaranteed Obligations, each of the Grantors hereby pledges to the Administrative Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Administrative Agent, its successors and permitted assigns, for the benefit of the Secured Parties, a continuing security interest in, and lien on, all of such Grantor’s right, title and interest in, to and under any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire right, title or interest:

(i)       all Equity Interests directly held by it that are listed on Schedule IV and any other Equity Interests in Restricted Subsidiaries obtained in the future by such Grantor and the certificates representing all such Equity Interests (the “Pledged Equity”); provided that the Pledged Equity shall not include Excluded Assets;

4

(ii)      (A) all debt securities owned by it, including the debt securities which are listed opposite the name of such Grantor on Schedule IV, (B) any debt securities obtained in the future by such Grantor and (C) the promissory notes and any other instruments evidencing such debt securities (the “Pledged Debt”; provided that the Pledged Debt shall not include any Excluded Assets or any intercompany indebtedness owed by either a Broker-Dealer Regulated Subsidiary or Captive Insurance Subsidiary, which, in each case, is not Indebtedness);

(iii)     all other property that may be delivered to and held by the Administrative Agent pursuant to the terms of this Section 2.01;

(iv)     subject to Section 2.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (i) and (ii) above;

(v)      subject to Section 2.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (i), (ii), (iii) and (iv) above; and

(vi)     all Proceeds of any of the foregoing;

(the items referred to in clauses (i) through (vi) above being collectively referred to as the “Pledged Collateral”; provided that for the sake of clarity, the Pledged Collateral shall not include any Excluded Assets).

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Administrative Agent, its successors and permitted assigns, for the benefit of the Secured Parties, forever, subject, however, to the terms, covenants and conditions hereinafter set forth, including Section 3.01(e).

Section 2.02.          Delivery of the Pledged Securities.

(a)          Subject to Section 3.01(e) and Section 6.17 of the Credit Agreement, each Grantor agrees to deliver or cause to be delivered to the Administrative Agent, for the benefit of the Secured Parties, on the Closing Date (or on the date on which such Grantor signs and delivers its first Security Agreement Supplement (in the case of any Grantor other than a Closing Date Grantor)), or if acquired after the Closing Date, within 60 days after receipt by such Grantor (or, in each case, such longer period as the Administrative Agent may agree in its reasonable discretion), any and all (i) Pledged Equity to the extent certificated and (ii) to the extent required to be delivered pursuant to paragraph (b) of this Section 2.02, Pledged Debt.

(b)          Subject to Section 3.01(e), each Grantor will cause any Indebtedness for borrowed money having an aggregate principal amount in excess of $15,000,000 owed to such Grantor by any Person (other than a Loan Party) that is evidenced by a duly executed promissory note to be pledged and delivered (pursuant to the requirements of paragraph (a) of this Section 2.02) to the Administrative Agent, for the benefit of the Secured Parties, pursuant to the terms hereof.

5

(c)          Upon delivery to the Administrative Agent, any Pledged Securities shall be accompanied by stock or security powers, as applicable, duly executed in blank or other instruments of transfer reasonably satisfactory to the Administrative Agent and by such other instruments and documents as the Administrative Agent may reasonably request (other than instruments or documents governed by or requiring actions in any non-United States jurisdiction related to Equity Interests of Foreign Subsidiaries). Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be deemed to supplement Schedule IV and made a part hereof; provided that failure to supplement Schedule IV shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

(d)          The pledge and security interest granted in Section 2.01 are granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Pledged Collateral.

Section 2.03.         Representations, Warranties and Covenants. Each Grantor represents, warrants and covenants to and with the Administrative Agent, for the benefit of the Secured Parties, that:

(a)          as of the Closing Date, Schedule IV includes all Equity Interests, debt securities and promissory notes required to be pledged by such Grantor hereunder in order to satisfy the Collateral and Guarantee Requirement;

(b)          the Pledged Equity issued by a Grantor or a wholly-owned Restricted Subsidiary have been duly and validly authorized and issued by the issuers thereof and are fully paid and non-assessable (other than Pledged Equity consisting of limited liability company interests or partnership interests which, pursuant to the relevant organizational or formation documents, cannot be fully paid and non-assessable);

(c)          except for the security interests granted hereunder, under the ABL Financing Documents and the Second Lien Financing Documents, such Grantor (i) is, subject to any transfers made in compliance with the Credit Agreement, the direct owner, beneficially and of record, of the Pledged Equity indicated on Schedule IV, (ii) holds the same free and clear of all Liens, other than (A) Liens created by the Collateral Documents and (B) other Liens permitted pursuant to Section 7.01 of the Credit Agreement, and (iii) if reasonably requested by the Administrative Agent, will use commercially reasonable efforts defend its title or interest thereto or therein against any and all Liens (other than the Liens permitted pursuant to this Section 2.03(c)), however arising, of all Persons whomsoever;

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(d)          as of the Closing Date, except for restrictions and limitations (i) imposed or permitted by the Loan Documents, the ABL Financing Documents, the Second Lien Financing Documents and Contractual Obligations permitted pursuant to Section 7.09 of the Credit Agreement or securities laws generally and (ii) in the case of Pledged Equity of Persons that are not Subsidiaries, that are transfer restrictions that exist at the time of acquisition of Equity Interests in such Persons, the Pledged Collateral is freely transferable and assignable, and none of the Pledged Collateral is subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that would reasonably be expected to prohibit, impair, delay or otherwise affect in any manner material and adverse to the Secured Parties the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Administrative Agent of rights and remedies hereunder;

(e)          [reserved];

(f)           [reserved];

(g)          by virtue of the execution and delivery by each Grantor of this Agreement, and delivery of the instruments or certificates, if any, evidencing the Pledged Securities to and continued possession by the Administrative Agent in the State of New York, the Administrative Agent for the benefit of the Secured Parties has a legal, valid and perfected lien upon and security interest in such Pledged Security as security for the payment in full when due and performance of the Secured Obligations to the extent such perfection is governed by the UCC, subject only to Liens permitted by Section 7.01 of the Credit Agreement;

(h)          the pledge effected hereby is effective to vest in the Administrative Agent, for the benefit of the Secured Parties, the rights of the Administrative Agent in the Pledged Collateral as set forth herein; and

(i)           subject to the terms of this Agreement and to the extent permitted by applicable Law, each Grantor hereby agrees that upon the occurrence and during the continuance of an Event of Default and delivery of prior written notice as set forth in Section 2.06(a), it will comply with instructions of the Administrative Agent with respect to the Equity Interests in such Grantor that constitute Pledged Equity hereunder without further consent by the applicable owner or holder of such Equity Interests.

Notwithstanding anything to the contrary in this Agreement, to the extent any provision of this Agreement or the Credit Agreement excludes any assets from the scope of the Pledged Collateral, or from any requirement to take any action to perfect any security interest in favor of the Administrative Agent in the Pledged Collateral, the representations, warranties and covenants made by any relevant Grantor in this Agreement with respect to the creation, perfection or priority (as applicable) of the security interest granted in favor of the Administrative Agent (including, without limitation, this Section 2.03) shall be deemed not to apply to such excluded assets.

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Section 2.04.         Certification of Limited Liability Company and Limited Partnership Interests. No interest in any limited liability company or limited partnership controlled by any Grantor that constitutes Pledged Equity shall be represented by a certificate unless (i) the limited liability company agreement or partnership agreement expressly provides that such interests shall be a “security” within the meaning of Article 8 of the UCC of the applicable jurisdiction, (ii) such certificate bears a legend indicating such interest represented thereby is such a “security”, and (iii) such certificate shall be delivered to the Administrative Agent in accordance with Section 2.02. Each Grantor further acknowledges and agrees that with respect to any interest in any limited liability company or limited partnership controlled on or after the Closing Date by such Grantor and pledged hereunder that is not a “security” within the meaning of Article 8 of the UCC, such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the UCC, nor shall such interest be represented by a certificate, unless such election and such interest is thereafter represented by a certificate that is promptly delivered to the Administrative Agent pursuant to Sections 2.02(a) and (c).

Section 2.05.         Registration in Nominee Name; Denominations. If an Event of Default shall have occurred and be continuing and the Administrative Agent shall have given the Borrowers three (3) Business Days’ prior written notice of its intent to exercise such rights, (a) the Administrative Agent, on behalf of the Secured Parties, shall have the right to hold the Pledged Equity in its own name as pledgee, the name of its nominee (as pledgee or as sub-agent) or the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Administrative Agent and each Grantor will promptly give to the Administrative Agent copies of any written notices or other written communications received by it with respect to Pledged Equity registered in the name of such Grantor and (b) the Administrative Agent shall have the right to exchange the certificates representing Pledged Equity for certificates of smaller or larger denominations for any purpose consistent with this Agreement, to the extent permitted by the documentation governing such Pledged Securities.

Section 2.06.         Voting Rights; Dividends and Interest.

(a)            Unless and until an Event of Default shall have occurred and be continuing and the Administrative Agent shall have provided three (3) Business Days’ prior written notice to the Borrowers that the rights of the Grantors under this Section 2.06 are being suspended:

(i)            Each Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof and each Grantor agrees that it shall not exercise such rights in violation of this Agreement, the Credit Agreement and the other Loan Documents.

(ii)           The Administrative Agent shall promptly (after reasonable advance written notice) execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

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(iii)          Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable Laws; provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Equity or Pledged Debt, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held for the benefit of the Administrative Agent and the other Secured Parties and shall be promptly (and in any event within fifteen (15) Business Days or such longer period as the Administrative Agent may agree in its reasonable discretion) delivered to the Administrative Agent in the same form as so received (with any necessary endorsement reasonably requested by the Administrative Agent). So long as no Event of Default has occurred and is continuing, the Administrative Agent shall promptly deliver to each Grantor any Pledged Securities in its possession if requested to be delivered to the issuer thereof in connection with any exchange or redemption of such Pledged Securities permitted by the Credit Agreement in accordance with this Section 2.06(a)(iii).

(b)          Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have given three (3) Business Days’ prior written notice to the Borrowers of the suspension of the Grantors’ rights under paragraph (a) of this Section 2.06, then all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 2.06 shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 2.06 shall be held for the benefit of the Administrative Agent, shall be segregated from other property or funds of such Grantor and shall be promptly (and in any event within fifteen (15) Business Days or such longer period as the Administrative Agent may agree in its reasonable discretion) delivered to the Administrative Agent upon demand in the same form as so received (with any necessary endorsement reasonably requested by the Administrative Agent). Any and all money and other property paid over to or received by the Administrative Agent pursuant to the provisions of this paragraph (b) shall be retained by the Administrative Agent in an account to be established by the Administrative Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 4.02. After all Events of Default have been cured or waived, the Administrative Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 2.06 and that remain in such account, and such Grantor’s right to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities shall be automatically reinstated.

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(c)          Upon the occurrence and during the continuance of an Event of Default, after the Administrative Agent shall have provided the Borrowers with notice of the suspension of the rights of the Grantors under paragraph (a)(i) of this Section 2.06, then all rights of any Grantor to exercise the voting and consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 2.06, and the obligations of the Administrative Agent under paragraph (a)(ii) of this Section 2.06, shall cease, and all such rights shall thereupon become vested in the Administrative Agent, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers; provided that, unless otherwise directed by the Required Lenders, the Administrative Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Grantors to exercise such rights. After all Events of Default have been cured or waived, each Grantor shall have the exclusive right to exercise the voting and/or consensual rights and powers that such Grantor would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above, and the obligations of the Administrative Agent under paragraph (a)(ii) of this Section 2.06 shall be reinstated.

(d)          Any notice given by the Administrative Agent to the Borrowers suspending the rights of the Grantors under this Section 2.06, (i) shall be given in writing, (ii) may be given with respect to one or more Grantors at the same or different times and (iii) may suspend the rights of one or more Grantors under paragraph (a)(i) or paragraph (a)(iii) of this Section 2.06 in part without suspending all such rights (as specified by the Administrative Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Administrative Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

ARTICLE III.

Security Interests in Personal Property

Section 3.01.         Security Interest.

(a)          As security for the payment or performance, as the case may be, in full when due of all of the Secured Obligations, including the Guaranteed Obligations, each Grantor hereby pledges to the Administrative Agent, its successors and permitted assigns, for the benefit of the Secured Parties, and hereby grants to the Administrative Agent, its permitted successors and assigns, for the benefit of the Secured Parties, a continuing security interest (the “Security Interest”) in, and lien on, all of such Grantor’s right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i)            all Accounts;

(ii)           all Chattel Paper;

(iii)          all Documents;

(iv)          all Equipment;

(v)           all General Intangibles;

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(vi)          all Goods;

(vii)         all Instruments;

(viii)        all Inventory;

(ix)          all Investment Property;

(x)           all books and records pertaining to the Collateral;

(xi)          all Fixtures;

(xii)         all Letter-of-Credit Rights, but only to the extent perfection of security interests therein is accomplished by the filing of a UCC financing statement;

(xiii)        all Intellectual Property;

(xiv)        all Commercial Tort Claims listed on Schedule V and on any supplement thereto received by the Administrative Agent pursuant to Section 3.03(g);

(xv)         Deposit Accounts, including all amounts on deposit therein, credited thereto or payable thereon; and

(xvi)        to the extent not otherwise included, all Proceeds and products of, collateral for, income, royalties and other payments now or hereafter due and payable with respect to, any and all of the foregoing and all Supporting Obligations, collateral security and guarantees given by any Person with respect to any of the foregoing;

provided that, notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in any Excluded Assets.

(b)          Subject to Section 3.01(e), each Grantor hereby irrevocably authorizes the Administrative Agent for the benefit of the Secured Parties at any time and from time to time to file in any relevant jurisdiction any financing statements or continuation statements (including fixture filings) with respect to the Collateral or any part thereof and amendments thereto that (i) indicate the Collateral as “all assets of the debtor, whether now existing or hereafter acquired” or “all personal property, whether now existing or hereafter acquired” of such Grantor or words of similar effect as being of an equal or lesser scope or with greater detail, and (ii) contain the information required by Article 9 of the UCC or the analogous legislation of each applicable jurisdiction for the filing of any financing statement or amendment, including whether (A) such Grantor is an organization, the type of organization and, if required, any organizational identification number issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates. Each Grantor agrees to provide such information to the Administrative Agent promptly upon any reasonable request.

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(c)          The Security Interest is granted as security only and shall not subject the Administrative Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.

(d)          The Administrative Agent is authorized to file with the USPTO or the USCO (or any successor office) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest in United States Intellectual Property of each Grantor in which a security interest has been granted by each Grantor, with or without the signature of any Grantor, and naming any Grantor or the Grantor as debtors and the Administrative Agent as secured party.

(e)          Notwithstanding anything to the contrary in the Loan Documents, none of the Grantors shall be required, nor is the Administrative Agent authorized, (i) to perfect the Security Interests granted by this Agreement (including Security Interests in Investment Property and Fixtures) by any means other than by (A) filings pursuant to the UCC in the office of the secretary of state (or similar central filing office) of the relevant State(s), and filings in the applicable real estate records with respect to any fixtures relating to real property to the extent required by the Collateral and Guarantee Requirement, (B) filings in the USPTO and USCO with respect to Intellectual Property of any Grantor as expressly required elsewhere herein, (C) delivery to the Administrative Agent to be held in its possession of all Collateral consisting of certificated Pledged Collateral as expressly required elsewhere herein or (D) other methods expressly provided herein, (ii) to enter into any deposit account control agreement, securities account control agreement or any other control agreement with respect to any deposit account, securities account or any other Collateral that requires perfection by “control”, except as expressly required by Section 2.02 hereof or Section 2.19 of the ABL Credit Agreement, (iii) to take any action in any non-United States jurisdiction or required by the laws of any non- United States jurisdiction in order to create any security interests in assets located or titled outside of the United States or to perfect any security interest in such assets, including any Intellectual Property registered in any non-U.S. jurisdictions (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-United States jurisdiction or any requirement to make any filings in any foreign jurisdiction, including with respect to foreign Intellectual Property), (iv) to perfect in any assets subject to a certificate of title statute unless perfection can be achieved by filing a UCC financing statement, (v) to deliver any Pledged Collateral except as expressly provided in Section 2.02, or (vi) to register, apply for the registration of, or deposit into escrow any Intellectual Property (including source code).

(f)           Notwithstanding anything to the contrary in this Agreement, to the extent any provision of this Agreement or the Credit Agreement excludes any assets from the scope of the Article 9 Collateral, or from any requirement to take any action to perfect any security interest in favor of the Administrative Agent in the Article 9 Collateral, the representations, warranties and covenants made by any relevant Grantor in this Agreement with respect to the creation, perfection or priority (as applicable) of the security interest granted in favor of the Administrative Agent (including, without limitation, Section 3.02) shall be deemed not to apply to such excluded assets.

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Section 3.02.         Representations and Warranties. Each Grantor represents and warrants, as to itself and the other Grantors, to the Administrative Agent and the Secured Parties that:

(a)          Subject to Liens permitted by Section 7.01 of the Credit Agreement, each Grantor has good and valid rights in and title (except as otherwise permitted by the Loan Documents) to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder, except for (x) minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes, (y) where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (z) Intellectual Property owned by a third party as to which such Grantor has been granted a License, and has full organizational power and authority to grant to the Administrative Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any Governmental Authority other than (i) any consent or approval that has been obtained or (ii) any consent or approval the failure of which to obtain could not reasonably be expected to cause a Material Adverse Effect.

(b)          Subject to Section 3.01(e): the UCC financing statements or other appropriate filings, recordings or registrations prepared by the Administrative Agent based upon the information provided to the Administrative Agent in the schedules hereto for filing in the applicable filing office (or specified by notice from the Borrowers to the Administrative Agent after the Closing Date in the case of filings, recordings or registrations, in each case, as required by the Collateral and Guarantee Requirement and Section 6.11 of the Credit Agreement), are all the filings, recordings and registrations that are necessary to establish a legal, valid and perfected security interest in favor of the Administrative Agent (for the benefit of the Secured Parties) in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the UCC (other than filings required to be made in the USPTO and the USCO in order to perfect the Security Interest in Article 9 Collateral consisting of United States Patents, Trademarks and Copyrights).

(c)          The Grantors represent and warrant that short-form Intellectual Property Security Agreements containing a description of all Article 9 Collateral owned by a Grantor consisting of material United States issued Patents (and Patents for which United States issuances are pending), material United States registered Trademarks (and Trademarks for which United States registration applications are pending) and material United States registered Copyrights, respectively (other than, in each case, any Excluded Assets) (such subset of Article 9 Collateral, collectively, “Material U.S. IP”), have been delivered to the Administrative Agent for recording by the USPTO and the USCO pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, (for the benefit of the Secured Parties) in respect of all Article 9 Collateral consisting of registrations and applications for such Material U.S. IP and, except as would not reasonably be expected to have a Material Adverse Effect, such Material U.S. IP is valid, subsisting and enforceable. To the extent a security interest in such material U.S. IP may be perfected by filing, recording or registration in USPTO or USCO under the United States federal intellectual property laws, then no further or subsequent filing, re-filing, recording, rerecording, registration or re-registration is necessary to perfect the Security Interest in such Material U.S. IP (other than (i) such filings and actions as are necessary to perfect the Security Interest with respect to any Material U.S. IP (or registration or application for registration thereof) acquired or developed by any Grantor after the Closing Date and (ii) the UCC financing and continuation statements contemplated in Section 3.02(b)).

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(d)            The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment in full when due and performance of the Secured Obligations and (ii) subject to the filings described in Section 3.02(b) and (c), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the UCC. Subject to Section 3.01(e) of this Agreement, the ABL Intercreditor Agreement and any other intercreditor agreement entered into pursuant to the Credit Agreement or any other Loan Document, the Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than (i) any statutory or similar Lien that has priority as a matter of Law and (ii) any Liens permitted pursuant to Section 7.01 of the Credit Agreement.

(e)            The Article 9 Collateral is owned by the Grantors free and clear of any Lien, except for Liens permitted pursuant to Section 7.01 of the Credit Agreement. None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the UCC or any other applicable Laws covering any Article 9 Collateral that has not been terminated, (ii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement that has not been terminated or similar instrument covering any Article 9 Collateral with the USPTO or the USCO or (iii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement that has not been terminated or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens permitted pursuant to Section 7.01 of the Credit Agreement and assignments permitted by the Credit Agreement.

(f)            Names.

(i)            As of the Closing Date, the exact legal name of each Grantor, as such name appears in its respective certificate of incorporation or any other organizational document, is set forth in Schedule I(a) hereto. As of the Closing Date, each Grantor is (a) the type of entity disclosed next to its name in Schedule I(a) hereto and (b) a registered organization except to the extent disclosed in Schedule I(a). Also set forth in Schedule I(a) is the organizational identification number, if any, of each Grantor that is a registered organization, the Federal Taxpayer Identification Number of each Grantor as of the Closing Date, and the jurisdiction of formation of each Grantor as of the Closing Date.

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(ii)            Set forth in Schedule I(b) hereto is a list of any other legal names each Grantor (or any other business or organization to which each Grantor became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise) has had in the past five years prior to the Closing Date, together with the date of the relevant change.

(iii)            Set forth in Schedule I(c) is a list of all other names used by each Grantor on any filings with the Internal Revenue Service at any time within the five years preceding the date hereof. Except as set forth in Schedule I(c), no Grantor has changed its jurisdiction of organization at any time during the four months prior to the date hereof.

(g)            Current Locations. As of the Closing Date, the chief executive office of each Grantor is located at the address set forth in Schedule II hereto.

(h)            Intellectual Property.

(i)            Attached hereto as Schedule III(a) is a schedule setting forth all of each Grantor’s Patents and Trademarks applied for or registered with the USPTO, including the name of the registered owner or applicant and the registration, application, or publication number, as applicable, of each Patent or Trademark owned by each Grantor as of the Closing Date, in each case that constitutes Collateral.

(ii)            Attached hereto as Schedule III(b) is a schedule setting forth all of each Grantor’s United States Copyrights, including the name of the registered owner and the registration number of each Copyright owned by each Grantor as of the Closing Date, in each case that constitutes Collateral.

(i)            Commercial Tort Claims. As of the Closing Date, no Grantor has any Commercial Tort Claim where such Grantor’s reasonable expectation of recovery is in excess of $5,000,000, other than the Commercial Tort Claims listed on Schedule V.

Section 3.03.      Covenants.

(a)            The Borrowers agree to notify the Administrative Agent in writing promptly, but in any event within 30 calendar days (or such longer period as the Administrative Agent may agree in its reasonable discretion), after any change in (i) the legal name of any Grantor, (ii) the identity or type of organization or corporate structure of any Grantor, (iii) the jurisdiction of organization of any Grantor, (iv) the organizational identification number of such Grantor, if any, but solely to the extent such organizational identification number is required to be set forth on financing statements under the applicable UCC or (v) the chief executive office of any Grantor.

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(b)            Subject to Section 3.01(e), each Grantor shall, at its own expense, upon the reasonable request of the Administrative Agent, take any and all commercially reasonable actions necessary to defend title to the Article 9 Collateral against all Persons, except with respect to Article 9 Collateral that such Grantor determines in its reasonable business judgment is no longer necessary or beneficial to the conduct of the business, and to defend the Security Interest of the Administrative Agent in the Article 9 Collateral and the priority thereof against any Lien not permitted pursuant to Section 7.01 of the Credit Agreement (except to the extent that the Parent Borrower reasonably determines in good faith in consultation with the Administrative Agent that the cost of such defense is excessive in relation to the benefit to the Secured Parties of such security interest and priority); provided that, nothing in this Agreement shall prevent any Grantor from discontinuing the operation or maintenance of any of its assets or properties if such discontinuance is (x) determined by such Grantor to be desirable in the conduct of its business and (y) permitted by the Credit Agreement.

(c)            Subject to Section 3.01(e) and any other express limitations in this Agreement, each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Administrative Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements or other documents in connection herewith or therewith.

(d)            Subject to Section 3.01(e), upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, at its option, upon two (2) Business Days’ prior written notice to the Borrowers, may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not permitted pursuant to Section 7.01 of the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement, this Agreement or any other Loan Document and within a reasonable period of time after the Administrative Agent has requested that it do so, and each Grantor jointly and severally agrees to reimburse the Administrative Agent as to the extent required by the Credit Agreement; provided, however, the Grantors shall not be obligated to reimburse the Administrative Agent with respect to any Intellectual Property that any Grantor has failed to maintain or pursue, or otherwise abandoned or allowed to lapse, terminate or be put into the public domain in accordance with Section 3.03(f)(iv). Nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Administrative Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.

(e)            Subject to Section 3.01(e) and to the ABL Intercreditor Agreement, if at any time any Grantor shall take a security interest in any property of an Account Debtor or any other Person the value of which is in excess of $15,000,000 to secure payment and performance of an Account, such Grantor shall promptly grant a security interest to the Administrative Agent for the benefit of the Secured Parties to the extent not already granted pursuant to this Agreement; provided that, notwithstanding anything to the contrary in this Agreement, such grant shall not constitute a grant of a security interest in any Excluded Assets. Such grant need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the Account Debtor or other Person granting the security interest.

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(f)            Intellectual Property Covenants.

(i)            Subject to clause (iv) below, except to the extent failure to act would not reasonably be expected to have a Material Adverse Effect, with respect to registration or pending application of each item of its Intellectual Property for which such Grantor has standing to do so, each Grantor agrees to take, at its expense, all reasonable steps, including, without limitation, in the USPTO, the USCO and any other governmental authority located in the United States, to pursue the registration and maintenance of each Patent, Trademark, or Copyright issuance, registration or application now or hereafter included in the Intellectual Property of such Grantor that are not Excluded Assets.

(ii)            Subject to clause (iv) below, except as would not reasonably be expected to have a Material Adverse Effect, no Grantor shall do or permit any act or knowingly omit to do any act whereby any of its Intellectual Property, excluding Excluded Assets, may lapse, be terminated, or become invalid or unenforceable or placed in the public domain (or in the case of a trade secret, become publicly known).

(iii)            Subject to clause (iv) below, except where failure to do so would not reasonably be expected to have a Material Adverse Effect, each Grantor shall take all reasonable steps to preserve and protect each item of its Intellectual Property, including, without limitation, maintaining the quality of any and all products or services used or provided in connection with any of the Trademarks, consistent with the quality of the products and services as of the Closing Date, and taking reasonable steps necessary to ensure that all licensed users of any of the Trademarks abide by the applicable license’s terms with respect to standards of quality.

(iv)            Notwithstanding any other provision of this Agreement, nothing in this Agreement or any other Loan Document prevents or shall be deemed to prevent any Grantor from abandoning, disposing of, discontinuing the use or maintenance of, failing to pursue, or otherwise allowing to lapse, terminate or be put into the public domain, any of its Intellectual Property to the extent permitted by the Credit Agreement.

(v)            Within the same delivery period as required for the delivery of the annual Compliance Certificate required to be delivered under Section 6.02(a) of the Credit Agreement the Borrowers shall provide a list of any additional Material U.S. IP of all Grantors not previously disclosed to the Administrative Agent including such information as is necessary for such Grantor to make appropriate filings in the USPTO and USCO.

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(g)            Commercial Tort Claims. Subject to Section 3.01(e), if the Grantors shall at any time hold or acquire a Commercial Tort Claim where the applicable Grantor has a reasonable expectation of recovery in excess of $7,500,000 for which this clause has not been satisfied and for which a complaint in a court of competent jurisdiction has been filed, such Grantor shall, on the date on which a Compliance Certificate is delivered to the Administrative Agent pursuant to Section 6.02(a) of the Credit Agreement for the fiscal quarter in which such complaint was filed, notify the Administrative Agent thereof in a writing signed by such Grantor including a summary description of such claim and grant to the Administrative Agent, for the benefit of the Secured Parties, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement.

ARTICLE IV.

Remedies

Section 4.01.      Remedies Upon Default. Upon the occurrence and during the continuance of an Event of Default, it is agreed that the Administrative Agent shall have the right to exercise any and all rights afforded to a secured party with respect to the Collateral and the Secured Obligations, including the Guaranty and the Guaranteed Obligations, under this Agreement, the UCC or other applicable Law and also may (i) require each Grantor to, and each Grantor agrees that it will at its expense and upon request of the Administrative Agent, promptly assemble all or part of the Collateral as directed by the Administrative Agent and make it available to the Administrative Agent at a place and time to be designated by the Administrative Agent that is reasonably convenient to both parties; (ii) occupy any premises owned or, to the extent lawful and permitted, leased by any of the Grantors where the Collateral or any part thereof is assembled or located for a reasonable period in order to effectuate its rights and remedies hereunder or under Law, without obligation to such Grantor in respect of such occupation; provided that the Administrative Agent shall provide the applicable Grantor with written notice thereof prior to such occupancy; (iii) exercise any and all rights and remedies of any of the Grantors under or in connection with the Collateral, or otherwise in respect of the Collateral; provided that the Administrative Agent shall provide the applicable Grantor with written notice thereof prior to such exercise; (iv) [reserved] and (v) subject to the mandatory requirements of applicable Law and the notice requirements described below, sell or otherwise dispose of all or any part of the Collateral securing the Secured Obligations at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate. The Administrative Agent shall be authorized at any such sale of securities (if it deems it advisable to do so) to restrict the prospective bidders or purchasers to Persons who will represent and agree that they are purchasing the Collateral for their own account for investment and not with a view to the distribution or sale thereof, and upon consummation of any such sale the Administrative Agent shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by Law) all rights of redemption, stay and appraisal which such Grantor now has or may at any time in the future have under any Law now existing or hereafter enacted. The Administrative Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. Subject to the mandatory requirements of applicable Law and the notice requirements described below, the Administrative Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

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The Administrative Agent shall give the applicable Grantors 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the UCC or its equivalent in other jurisdictions) of the Administrative Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Administrative Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Administrative Agent may (in its sole and absolute discretion) determine. The Administrative Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Administrative Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Administrative Agent until the sale price is paid by the purchaser or purchasers thereof, but the Administrative Agent shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by Law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by Law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by Law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Administrative Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Administrative Agent shall have entered into such an agreement all Events of Default shall have been remedied and the Secured Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Administrative Agent may proceed by a suit or suits at Law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 4.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the UCC or its equivalent in other jurisdictions.

Each Grantor irrevocably makes, constitutes and appoints the Administrative Agent (and all officers, employees or agents designated by the Administrative Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) during the continuance of an Event of Default and after three (3) Business Days’ prior written notice to the Borrowers of its intent to exercise such rights, for the purpose of (i) making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance, (ii) making all determinations and decisions with respect thereto and (iii) obtaining or maintaining the policies of insurance required by Section 6.07 of the Credit Agreement or to pay any premium in whole or in part relating thereto.

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By accepting the benefits of this Agreement and each other Collateral Document, the Secured Parties expressly acknowledge and agree that their rights and remedies are subject to the second paragraph of Section 10.03 of the Credit Agreement. If the Administrative Agent shall determine to exercise its right to sell all or any of the Collateral of any Grantor pursuant to this Section 4.01, each Grantor agrees that, upon request of the Administrative Agent, such Grantor will, at its own expense, do or cause to be done all such other acts and things as may be necessary to make such sale of such Collateral or any part thereof valid and binding and in compliance with applicable law.

Section 4.02.      Application of Proceeds. Subject to the ABL Intercreditor Agreement, the Second Lien Intercreditor Agreement, any First Lien Intercreditor Agreement and any other subordination and intercreditor agreement entered into pursuant to the Credit Agreement or any other Loan Document, the Administrative Agent shall apply the proceeds of any collection or sale of Collateral, including any Collateral consisting of cash, in accordance with Section 8.03 of the Credit Agreement.

The Administrative Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Administrative Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Administrative Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Administrative Agent or such officer or be answerable in any way for the misapplication thereof.

The Administrative Agent shall have no liability to any of the Secured Parties for actions taken in reliance on information supplied to it as to the amounts of unpaid principal and interest and other amounts outstanding with respect to the Secured Obligations; provided that nothing in this sentence shall prevent any Grantor from contesting any amounts claimed by any Secured Party in any information so supplied. All distributions made by the Administrative Agent pursuant to this Section 4.02 shall be (subject to any decree of any court of competent jurisdiction) final (absent manifest error).

Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Secured Obligations and, to the extent set forth herein and in the other Loan Documents, the fees and disbursements of any attorneys employed by any Secured Party to collect such deficiency.

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Section 4.03.      Grant of License to Use Intellectual Property. For the exclusive purpose of enabling the Administrative Agent to exercise rights and remedies under this Agreement at such time as the Administrative Agent shall be lawfully entitled to exercise such rights and remedies at any time after and during the continuance of an Event of Default, subject to the terms of the licenses, each Grantor hereby grants to the Administrative Agent, for the benefit of the Secured Parties, a non-exclusive, royalty-free, limited license (until the termination or cure of the Event of Default) for cash, upon credit or for future delivery as the Administrative Agent shall deem appropriate to use (and to the extent permitted by the licenses, license or sublicense) any of the Intellectual Property included in the Article 9 Collateral now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof; provided, however, that all of the foregoing rights of the Administrative Agent shall expire immediately upon the termination or cure of all Events of Default and shall be exercised by the Administrative Agent solely during the continuance of an Event of Default and in connection with the Administrative Agent’s exercise of remedies pursuant to Section 4.01 and upon 10 Business Days’ prior written notice to the applicable Grantor, and nothing in this Section 4.03 shall require Grantors to grant any license that is prohibited by any rule of Law, statute or regulation, or is prohibited by, or constitutes a breach or default under or results in the termination of any contract, license, agreement, instrument or other document evidencing, giving rise to or theretofore granted, to the extent permitted by the Credit Agreement, with respect to such property or otherwise unreasonably prejudices the value thereof to the relevant Grantor; provided, further, that any such license and any such license granted by the Administrative Agent to a third party shall include reasonable and customary terms and conditions necessary to preserve the existence, validity and value of the affected Intellectual Property, including without limitation, provisions requiring the continuing confidential handling of trade secrets, requiring the use of appropriate notices and prohibiting the use of false notices, quality control and inurement and goodwill provisions with regard to Trademarks, patent designation provisions with regard to Patents, copyright notices and restrictions on decompilation and reverse engineering of copyrighted software (it being understood and agreed that, without limiting any other rights and remedies of the Administrative Agent under this Agreement, any other Loan Document or applicable Law, nothing in the foregoing license grant shall be construed as granting the Administrative Agent rights in and to such Intellectual Property above and beyond (x) the rights to such Intellectual Property that each Grantor has reserved for itself and (y) in the case of Intellectual Property that is licensed to any such Grantor by a third party, the extent to which such Grantor has the right to grant a sublicense to such Intellectual Property hereunder). For the avoidance of doubt, the use of such license by the Administrative Agent may be exercised, at the option of the Administrative Agent, only during the continuance of an Event of Default. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may also exercise the rights afforded under Section 4.01 of this Agreement with respect to Intellectual Property contained in the Article 9 Collateral.

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ARTICLE V.

Subordination

Section 5.01.      Subordination. Upon payment by any Grantor of any Secured Obligations, all rights of such Grantor against the Borrowers or any other Grantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior payment in full of all the Secured Obligations (other than (i) contingent indemnity obligations for then unasserted claims; and (ii) obligations and liabilities under Secured Hedge Agreements as to which arrangements satisfactory to the applicable Hedge Bank shall have been made) and the termination of all Commitments to any Loan Party under any Loan Document. If any amount shall erroneously be paid to the Borrowers or any other Grantor on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of the Borrowers or any other Grantor, such amount shall be held for the benefit of the Secured Parties and shall promptly be paid to the Administrative Agent to be credited against the payment of the Secured Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Grantor (other than the Borrowers) shall, under this Agreement or the Credit Agreement as a joint and several obligor, repay any of the Secured Obligations (an “Accommodation Payment”), then the Grantor making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Grantors in an amount equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Grantor’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Grantors. As of any date of determination, the “Allocable Amount” of each Grantor shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Grantor hereunder and under the Credit Agreement without (a) rendering such Grantor “insolvent” within the meaning of Section 101 (32) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Grantor with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Grantor unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

ARTICLE VI.

Miscellaneous

Section 6.01.      Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be in writing and given as provided in Section 10.02 of the Credit Agreement. All communications and notices hereunder to the Borrowers or any other Grantor shall be given to it in care of the Borrowers as provided in Section 10.02 of the Credit Agreement.

Section 6.02.      Waivers; Amendment.

(a)            No failure or delay by any Secured Party in exercising any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges of the Secured Parties herein provided, and provided under each other Loan Document, are cumulative and are not exclusive of any rights, remedies, powers and privileges provided by Law. No waiver of any provision of this Agreement or consent to any departure by any Grantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 6.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the provision of services under Secured Hedge Agreements shall not be construed as a waiver of any Default, regardless of whether any Secured Party may have had notice or knowledge of such Default at the time.

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(b)            Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Grantor or Grantors with respect to which such waiver, amendment or modification is to apply, subject to the Collateral and Guarantee Requirement and any consent required in accordance with Section 10.01 of the Credit Agreement.

Section 6.03.      Administrative Agent’s Fees and Expenses; Indemnification.

(a)            The parties hereto agree that the Administrative Agent shall be entitled to reimbursement of its reasonable out-of-pocket expenses incurred hereunder as provided in Section 10.04 of the Credit Agreement and the Administrative Agent and its Agent-Related Persons shall be entitled to indemnity for its actions in connection herewith as provided in Section 10.05 of the Credit Agreement.

(b)            Any such amounts payable as provided hereunder shall be additional Secured Obligations secured hereby and by the other Collateral Documents. The provisions of this Section 6.03 shall remain operative and in full force and effect regardless of the termination of this Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Secured Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, any investigation made by or on behalf of the Administrative Agent or any other Secured Party, or any resignation by, or removal of, the Administrative Agent. All amounts due under this Section 6.03 shall be payable within 30 days of written demand therefor (together with backup documentation supporting such reimbursement request); provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification rights with respect to such payment pursuant to the express terms of this Section 6.03.

Section 6.04.      Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 6.05.      Survival of Agreement. All representations and warranties made by the Grantors hereunder and in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Secured Parties and shall survive the execution and delivery of the Loan Documents, the making of any Loans and the provision of services under Secured Hedge Agreements, regardless of any investigation made by any Secured Party or on its behalf and notwithstanding that any Secured Party may have had notice or knowledge of any Default or Event of Default at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as this Agreement has not been terminated or released pursuant to Section 6.11 below.

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Section 6.06.      Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or other electronic communication of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement. This Agreement shall become effective as to any Grantor when a counterpart hereof executed on behalf of such Grantor shall have been delivered to the Administrative Agent and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon such Grantor and the Administrative Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Grantor, the Administrative Agent and the other Secured Parties and their respective permitted successors and assigns, except that no Grantor shall have the right to assign or transfer its rights or obligations hereunder or any interest herein (and any such assignment or transfer shall be void) without the prior written consent of the Administrative Agent, except to the extent permitted by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Grantor and may be amended, restated, amended and restated, modified, supplemented, waived or released with respect to any Grantor without the approval of any other Grantor and without affecting the obligations of any other Grantor hereunder.

Section 6.07.      Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 6.08.      Governing Law; Jurisdiction; Venue; Waiver of Jury Trial; Consent to Service of Process. The terms of Sections 10.15 and 10.16 of the Credit Agreement with respect to governing law, submission of jurisdiction, venue, consent to services of process and waiver of jury trial are incorporated herein by reference, mutatis mutandis, and the parties hereto agree to such terms.

Section 6.09.      Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 6.10.      Security Interest Absolute. To the extent permitted by Law, all rights of the Administrative Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Secured Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Secured Obligations or (d) any other circumstance that might otherwise constitute a defense (other than defense of payment or performance) available to, or a discharge of, any Grantor in respect of the Secured Obligations or this Agreement.

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Section 6.11.      Termination or Release.

(a)            This Agreement and each other Collateral Document (in each case, other than with respect to provisions hereof that expressly survive termination), the Security Interest and all other security interests granted hereby or thereby shall terminate with respect to all Secured Obligations and any Liens arising therefrom shall be automatically released upon termination of the Aggregate Commitments and payment in full of all Obligations (other than contingent indemnification obligations as to which no claim has been asserted) .

(b)            A Grantor that is a Guarantor shall automatically be released from its obligations hereunder and under any other Collateral Document to which it is a party and the Security Interest and all other Liens granted hereby or thereby to the Administrative Agent in the Collateral of such Grantor shall be automatically released upon the consummation of any transaction or upon any designation, in each case, permitted by the Credit Agreement as a result of which such Grantor is released as a Guarantor pursuant to Section 11.09 of the Credit Agreement.

(c)            Upon (i) any Disposition by any Grantor of any Collateral that is permitted under the Credit Agreement (other than a sale or transfer to another Loan Party), (ii) the effectiveness of any written consent to the release of the Security Interest or other Liens granted hereby or by any other Collateral Document in any Collateral pursuant to Section 10.01 of the Credit Agreement or (iii) any Collateral becoming an “Excluded Asset”, the security interest in such Collateral shall be automatically released.

(d)            The Security Interest and other Liens granted hereby or by any other applicable Collateral Document in any Collateral shall, with respect to such Collateral, be subordinated to another Lien permitted by Section 7.01 of the Credit Agreement, in accordance with the terms of Section 9.10(c) of the Credit Agreement, either (i) upon an election by the Administrative Agent to subordinate such security interest or (ii) in respect of Liens permitted by Section 7.01(b), (u), (w) and (aa) (solely with respect to clauses (b), (u) and (w)) of the Credit Agreement, upon the Parent Borrower’s written notice to the Administrative Agent thereof (with the Administrative Agent’s prompt acknowledgement, not to be unreasonably withheld, delayed or conditioned).

(e)            In connection with any termination, subordination or release pursuant to paragraph (a), (b), (c) or (d) of this Section 6.11, the Administrative Agent shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination, subordination or release and shall perform such other actions reasonably requested by such Grantor to effect such termination, subordination or release, including delivery of certificates, securities and instruments. Any execution and delivery of documents pursuant to this Section 6.11 shall be without recourse to or representation or warranty of any kind (either express or implied) by the Administrative Agent.

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Section 6.12.      Additional Grantors. Pursuant to the Credit Agreement, certain additional Restricted Subsidiaries of the Loan Parties and Successor Parent Borrowers may be required to enter into this Agreement as Grantors. Upon execution and delivery by the Administrative Agent and a Restricted Subsidiary or Successor Parent Borrower of a Security Agreement Supplement, such Restricted Subsidiary shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any such instrument shall not require the consent of any other Grantor hereunder. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

Section 6.13.      Administrative Agent Appointed Attorney-in-Fact. Each Grantor hereby appoints the Administrative Agent as the attorney-in-fact of such Grantor for the purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument that the Administrative Agent may deem necessary or advisable to accomplish the purposes hereof at any time after the occurrence and during the continuance of an Event of Default, which appointment is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Administrative Agent shall have the right, after the occurrence and during the continuance of an Event of Default and notice by the Administrative Agent to the applicable Grantor of the Administrative Agent’s intent to exercise such rights, with full power of substitution either in the Administrative Agent’s name or in the name of such Grantor (a) to receive, endorse, assign and/or deliver any and all notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral or any part thereof; (b) to demand, collect, receive payment of, give receipt for and give discharges and releases of all or any of the Collateral; (c) to sign the name of any Grantor on any invoice or bill of lading relating to any of the Collateral; (d) upon prior written notice to the Parent Borrower, to send verifications of Accounts Receivable to any Account Debtor; (e) to commence and prosecute any and all suits, actions or proceedings at Law or in equity in any court of competent jurisdiction to collect or otherwise realize on all or any of the Collateral or to enforce any rights in respect of any Collateral; (f) to settle, compromise, compound, adjust or defend any actions, suits or proceedings relating to all or any of the Collateral; (g) upon prior written notice to the Parent Borrower, to notify, or to require any Grantor to notify, Account Debtors to make payment directly to the Administrative Agent; (h) to obtain and adjust insurance required to be paid to the Administrative Agent; and (i) to use, sell, assign, transfer, pledge, make any agreement with respect to or otherwise deal with all or any of the Collateral, and to do all other acts and things necessary to carry out the purposes of this Agreement, as fully and completely as though the Administrative Agent were the absolute owner of the Collateral for all purposes; provided that nothing herein contained shall be construed as requiring or obligating the Administrative Agent to make any commitment or to make any inquiry as to the nature or sufficiency of any payment received by the Administrative Agent, or to present or file any claim or notice, or to take any action with respect to the Collateral or any part thereof or the moneys due or to become due in respect thereof or any property covered thereby. The Administrative Agent and the other Secured Parties shall be accountable only for amounts actually received as a result of the exercise of the powers granted to them herein, and neither they nor their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence, bad faith, material breach or willful misconduct or that of any of their Affiliates, directors, officers, employees, counsel, agents or attorneys-in-fact, in each case, as determined by a final non-appealable judgment of a court of competent jurisdiction.

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Section 6.14.      General Authority of the Administrative Agent. By acceptance of the benefits of this Agreement and any other Collateral Documents, each Secured Party (whether or not a signatory hereto) shall be deemed irrevocably (a) to consent to the appointment of the Administrative Agent as its agent hereunder and under such other Collateral Documents, (b) to confirm that the Administrative Agent shall have the authority to act as the exclusive agent of such Secured Party for the enforcement of any provisions of this Agreement and such other Collateral Documents against any Grantor, the exercise of remedies hereunder or thereunder and the giving or withholding of any consent or approval hereunder or thereunder relating to any Collateral or any Grantor’s obligations with respect thereto, (c) to agree that it shall not take any action to enforce any provisions of this Agreement or any other Collateral Document against any Grantor, to exercise any remedy hereunder or thereunder or to give any consents or approvals hereunder or thereunder except as expressly provided in this Agreement or any other Collateral Document and (d) to agree to be bound by the terms of this Agreement and any other Collateral Documents.

Section 6.15.      Reasonable Care. The Administrative Agent is required to use reasonable care in the custody and preservation of any of the Collateral in its possession; provided that the Administrative Agent shall be deemed to have used reasonable care in the custody and preservation of any of the Collateral, if such Collateral is accorded treatment substantially similar to that which the Administrative Agent accords its own property.

Section 6.16.      Delegation; Limitation. The Administrative Agent may execute any of the powers granted under this Agreement and perform any duty hereunder either directly or by or through agents or attorneys-in-fact, and shall not be responsible to the Lenders for the gross negligence or willful misconduct of any agents or attorneys-in-fact selected by it with reasonable care and without gross negligence or willful misconduct.

Section 6.17.      Reinstatement. The obligations of the Grantors under this Agreement shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrowers or other Loan Party in respect of the Secured Obligations is rescinded, avoided, or must be otherwise restored by any holder of any of the Secured Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Section 6.18.      [Reserved].

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Section 6.19.      Intercreditor Agreements.

(a)            Notwithstanding anything herein to the contrary, the Liens and Security Interest granted to the Administrative Agent or any other Secured Party pursuant to this Agreement, the exercise of any right or remedy by the Administrative Agent or any other Secured Party hereunder and all other terms and provisions of this Agreement, are subject to the terms and provisions of the ABL Intercreditor Agreement, the Second Lien Intercreditor Agreement, any First Lien Intercreditor Agreement and any other subordination and intercreditor agreement entered into pursuant to the Credit Agreement or any other Loan Document. In the event of any conflict between the terms and conditions of the ABL Intercreditor Agreement, the Second Lien Intercreditor Agreement, any First Lien Intercreditor Agreement and any other subordination and intercreditor agreement entered into pursuant to the Credit Agreement or any other Loan Document and the terms and conditions of this Agreement, the terms and conditions of the ABL Intercreditor Agreement, the Second Lien Intercreditor Agreement, any First Lien Intercreditor Agreement and any other subordination and intercreditor agreement entered into pursuant to the Credit Agreement or any other Loan Document, as applicable, shall govern and control in all respects and supersede the terms of this Agreement with respect to such conflict. No right, power or remedy granted to the Administrative Agent or any other Secured Party hereunder shall be exercised by the Administrative Agent or such other Secured Party, and no direction shall be given by the Administrative Agent or any other Secured Party, in contravention of the ABL Intercreditor Agreement, the Second Lien Intercreditor Agreement, any First Lien Intercreditor Agreement and any other subordination and intercreditor agreement entered into pursuant to the Credit Agreement or any other Loan Document.

(b)            Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, to the extent the provisions of any Loan Document require the delivery of, or control over, Collateral to be granted to the Administrative Agent at any time prior to the discharge of the ABL Obligations, then delivery of ABL Priority Collateral (as defined in the Credit Agreement) (or control with respect thereto) shall instead be made to the ABL Agent, to be held in accordance with the ABL Financing Documents and the ABL Intercreditor Agreement, each applicable Grantor’s obligations hereunder or in any other Loan Document (including the representations and warranties made by it hereunder and in the other Loan Documents) with respect to such delivery shall be deemed satisfied by the delivery to the ABL Agent, acting as a gratuitous bailee of the Administrative Agent pursuant to the ABL Intercreditor Agreement. Furthermore, at all times prior to the discharge of the ABL Obligations, the Administrative Agent is authorized by the parties hereto to effect transfers of such Collateral at any time in its possession (and any “control” or similar agreements with respect to such Collateral) to ABL Agent.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

HC GROUP HOLDINGS II, LLC, as the Initial Borrower

By:
Name:
Title:

BIOSCRIP INC., as the Parent Borrower

By:
Name:
Title:

GRANTORS:

[●]

By:
Name:
Title:

BANK OF AMERICA, N.A., as Administrative Agent,

By:
Name:
Title:

Schedule I(a) - Legal Names.

Legal Name	Type of Entity	Registered Organization (Yes/No)	Organizational Number	Federal Taxpayer Identification Number	State of Formation

Schedule I(b) - Prior Organizational Names

Grantor	Prior Name	Date of Change

Schedule I(c) - Other Names on IRS Filings; Changes in Jurisdiction

Grantor	List of All Other Names Used on Any Filings with the Internal Revenue Service During Past Five Years	Prior Jurisdiction of Organization

Schedule II - Chief Executive Offices

Grantor	Address	County	State

Schedule III(a) - Patents and Trademarks

UNITED STATES PATENTS:

[●]

OTHER PATENTS:

[●]

UNITED STATES TRADEMARKS:

Current Owner	Trademark	Serial No.	Regn. No.

OTHER TRADEMARKS:

Current Owner	Trademark	Country	Serial No.	Regn. No.

Schedule III(b) - Copyrights

UNITED STATES COPYRIGHTS

	Claimant	Title	Registration No.	Registration Date
1.
2.
3.
4.
5.
6.
7.
8.
9.

OTHER COPYRIGHTS:

[●]

Schedule IV - Pledged Equity and Pledged Debt

Pledged Debt

[●]

Pledged Equity

Name of Grantor	Name of Pledged Company	Number of Shares/Units	Percentage of Class Owned	Percentage of Class Pledged	Cert. Nos.

Schedule V - Commercial Tort Claims

[●]

EXHIBIT G

Global Intercompany Note

New York, New York

Date: [____], 2019

FOR VALUE RECEIVED, each of the undersigned (and its successors), to the extent a borrower from time to time with respect to any loan or advance or other credit extensions (including trade payables) (a “Loan”) from any other entity listed on the signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay to such other entity listed below (each, in such capacity, a “Payee”) or its registered assigns, in immediately available funds in the currencies as shall be agreed from time to time at such location as the applicable Payee shall from time to time designate, the unpaid principal amount of all Loans made by such Payee to such Payor. Each Payor promises also to pay interest, if any, on the unpaid principal amount of all such loans and advances or other credit extensions in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

This note (“Note”) is an Intercompany Note referred to in the (i) First Lien Credit Agreement, dated as of August 6, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “First Lien Credit Agreement”), among HC Group Holdings II, LLC (formerly known as Beta Sub, LLC), a Delaware limited liability company (“Merger Sub 2” through the consummation of the Merger, and immediately after the consummation of the Merger and the effectiveness of the Credit Agreements (as defined below) until the consummation of the Debt Assumption, the “Initial Borrower”), BioScrip, Inc., a Delaware corporation (the “Company” and, upon the consummation of the Debt Assumption, the “Parent Borrower”), the other Borrowers party thereto from time to time, the Guarantors party thereto from time to time, Bank of America, N.A., as Administrative Agent and the Lenders and other parties from time to time party thereto, (ii) ABL Credit Agreement, dated as of August 6, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “ABL Credit Agreement”, and together with the First Lien Credit Agreement, the “Credit Agreements”), among the Borrowers party thereto from time to time, the Guarantors party thereto from time to time, Bank of America, N.A., as Administrative Agent (together with its successors and assigns in such capacity, the “ABL Agent”), a Swing Line Lender and an Issuing Bank, and the Lenders and other parties from time to time party thereto and (iii) an Indenture, dated as of August 6, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Second Lien Notes Indenture”) among the Issuers party thereto from time to time and Ankura Trust Company, LLC, as Collateral Agent (together with its successors and assigns in such capacity, the “Second Lien Agent”, and, together with the First Lien Agent and the ABL Agent, collectively, the “Agents”). Capitalized terms used in this Note and not otherwise defined herein have the meanings specified in the First Lien Credit Agreement, ABL Credit Agreement or the Second Lien Notes Indenture, as applicable. This Note (a) evidences loans, advances and other credit extensions, where, and to the extent that, both (i) the Payor is a Loan Party and (ii) the Payee is a Non-Loan Party and (b) is subject to the terms of the Credit Agreements.

Each Payee is hereby authorized (but not required) to record all loans and advances made by it to any Payor (all of which shall be evidenced by this Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

Anything in this Note to the contrary notwithstanding, the indebtedness owed by any Payor that is a Loan Party to any Payee that is a Non-Loan Party (including the indebtedness evidenced by this Note but excluding any indebtedness owed by or to a Payor or Payee that is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended, or any other applicable Laws requiring such registration) (any such Payor and Payee with respect to any such indebtedness, an “Affected Payor” or “Affected Payee”, as relevant) shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Secured Obligations as defined in the First Lien Credit Agreement (the “First Lien Obligations”), all Secured Obligations as defined in the ABL Credit Agreement (the “ABL Obligations”) and all Secured Obligations as defined in the Second Lien Notes Indenture (the “Second Lien Obligations”), including, without limitation, where applicable, under such Affected Payor’s guarantee of the First Lien Obligations, the ABL Obligations or the Second Lien Obligations (the Obligations, the ABL Obligations, the Second Lien Obligations and the foregoing obligations, including interest thereon, fees, and expenses, if any, accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest, fees, or expenses is an allowed or allowable claim in such proceeding, being hereinafter collectively referred to as “Senior Indebtedness”):

(i)            In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to any Affected Payor or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of such Affected Payor, whether or not involving insolvency or bankruptcy, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than contingent indemnification obligations as to which no claim has been asserted) and no Letter of Credit shall remain outstanding (unless the Outstanding Amount of the LC Obligations related thereto has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or such Letter of Credit has been deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank) before any Affected Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment or distribution on account of this Note and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness (other than contingent indemnification obligations as to which no claim has been asserted) and no Letter of Credit shall remain outstanding (unless the Outstanding Amount of the LC Obligations related thereto has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or such Letter of Credit has been deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank), any payment or distribution to which such Affected Payee would otherwise be entitled (other than (A) equity securities or (B) debt securities of such Affected Payor that are subordinated, to at least the same extent as this Note, to the payment of all Senior Indebtedness then outstanding (such securities being hereinafter referred to as “Restructured Debt Securities”)) in respect of this Note shall be made to the holders of Senior Indebtedness;

(ii)           (x) if any Event of Default under Sections 8.01(a) or 8.01(f) of the First Lien Credit Agreement or ABL Credit Agreement or under Sections 6.01(a) or 6.01(f) of the Second Lien Notes Indenture occurs and is continuing and (y) subject to the ABL Intercreditor Agreement, the First Lien Agent, the ABL Agent or the Second Lien Agent delivers notice to the Borrowers instructing the Borrowers that such Agent is thereby exercising its rights pursuant to this clause (ii) (provided that no such notice shall be required to be given in the case of any Event of Default arising under Section 8.01(f) of either Credit Agreement or Section 6.01(f) of the Second Lien Notes Indenture), then no payment or distribution of any kind or character shall be made by or on behalf of the Affected Payor or any other Person on its behalf with respect to this Note until the Senior Indebtedness has been paid in full (other than contingent indemnification obligations as to which no claim has been asserted) and no Letter of Credit shall remain outstanding (unless the Outstanding Amount of the LC Obligations related thereto has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or such Letter of Credit has been deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank); and

(iii)          if any payment or distribution of any character, whether in cash, securities or other property (other than Restructured Debt Securities), in respect of this Note shall (despite these subordination provisions) be received by any Payee in violation of clause (i) or (ii), such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the ABL Agent or the First Lien Agent (or after the discharge of First Lien Obligations (as defined in the ABL Intercreditor Agreement), the Second Lien Agent), as applicable, in each case on behalf of the applicable Secured Parties, to the extent necessary to pay all Senior Indebtedness in full in cash (other than contingent indemnification obligations as to which no claim has been asserted) and no Letter of Credit shall remain outstanding (unless the Outstanding Amount of the LC Obligations related thereto has been Cash Collateralized or back-stopped by a letter of credit reasonably satisfactory to the applicable Issuing Bank or such Letter of Credit has been deemed reissued under another agreement reasonably acceptable to the applicable Issuing Bank).

To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Note by any act or failure to act on the part of any Affected Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Each Affected Payee and each Affected Payor hereby agree that the subordination of this Note (a) is, with respect to the holders of Senior Indebtedness, intended to be and shall be enforceable as a subordination agreement within the meaning of Section 510(a) of the United States Bankruptcy Code or any similar provision under any other bankruptcy, insolvency, reorganization or other similar law now or hereafter in effect and (b) is for the benefit of (i) each Agent and each Secured Party are obligees under this Note to the same extent as if their names were written herein as such and any of each Agent may, on behalf of itself, and each Secured Party, as applicable, proceed to enforce the subordination provisions herein to the extent applicable subject to the ABL Intercreditor Agreement.

For the sake of clarity, the Indebtedness evidenced by this Note owed by any Payor that is a Non-Loan Party shall not be subordinated to, and shall rank pari passu in right of payment with, any other obligation of such Payor.

Nothing contained in the subordination provisions set forth above is intended to or will impair, as between each Payor and each Payee, the obligations of such Payor, which are absolute and unconditional, to pay to such Payee the principal of and interest, if any, on this Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of such Payee and other creditors of such Payor other than the holders of Senior Indebtedness. For the avoidance of doubt, this Note as between each Payor and each Payee contains additional terms to any intercompany loan agreement between them and this Note does not in any way replace such intercompany loans between them nor does this Note in any way change the principal amount of any intercompany loans between them.

If, at any time, all or part of any payment with respect to Senior Indebtedness theretofore made is rescinded or avoided or must otherwise be returned by the holders of Senior Indebtedness for any reason whatsoever (including, without limitation, in connection with the insolvency, bankruptcy or reorganization of the any Loan Party or such other Persons), the subordination provisions set forth herein shall continue to be effective or be reinstated, as the case may be, all as though such payment had not been made.

Each Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Note. Except to the extent of any taxes required by law to be withheld, all payments under this Note shall be made without offset, counterclaim or deduction of any kind.

This Note shall be binding upon each Payor and its successors and assigns, and the terms and provisions of this Note shall inure to the benefit of each Payee and its successors and assigns, including subsequent holders hereof.

From time to time after the date hereof, additional subsidiaries and affiliates of the Holdings Guarantors may become parties hereto (as Payor and/or Payee, as the case may be) by executing a counterpart signature page to this Note (each additional subsidiary, an “Additional Party”). Upon delivery of such counterpart signature page to the Payees, notice of which is hereby waived by the other Payors and Payees, each Additional Party shall be a Payor and/or a Payee, as the case may be, and shall be as fully a party hereto as if such Additional Party were an original signatory hereof. Each Payor expressly agrees that its obligations arising hereunder shall not be affected or diminished by the addition or release of any other Payor or Payee hereunder. This Note shall be fully effective as to any Payor or Payee that is or becomes a party hereto regardless of whether any other Person becomes or fails to become or ceases to be a Payor or Payee hereunder.

Indebtedness governed by this Note shall be maintained in “registered form” within the meaning of Section 163(f) of the Internal Revenue Code of 1986, as amended. The Payor or its designee (which shall, at the either Agent’s request, be such Agent, acting solely for these purposes as agent of the Payor) shall record the transfer of the right to payments of principal and interest on the indebtedness governed by this Note to holders of the Senior Indebtedness in a register (the “Register”), and no such transfer shall be effective until entered in the Register.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

[Signature Pages Follow]

BIOSCRIP, INC.

By:
Name:
Title:

[GUARANTORS]

By:
Name:
Title:

EXHIBIT H-1

FORM OF GUARANTY JOINDER AGREEMENT

THIS GUARANTY JOINDER TO CREDIT AGREEMENT [and __________1, IN EACH CASE] AS AND TO THE EXTENT APPLICABLE (this “Joinder”), is executed as of [DATE] by [NAME OF SUBSIDIARY], a __________ [corporation] [limited liability company] [partnership] (the “Joining Party”), and delivered to Bank of America, N.A., as Administrative Agent (the “Administrative Agent”), for the benefit of the Secured Parties. Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

W I T N E S S E T H:

WHEREAS, HC Group Holdings II, LLC (formerly known as Beta Sub, LLC), a Delaware limited liability company (“Merger Sub 2” through the consummation of the Merger, and immediately after the consummation of the Merger and the effectiveness of the Credit Agreement (as defined below) until the consummation of the Debt Assumption, the “Initial Borrower”), BioScrip, Inc., a Delaware corporation (the “Company” and, upon the consummation of the Debt Assumption, the “Parent Borrower”), the other Borrowers party thereto from time to time, the Guarantors party thereto from time to time, the Administrative Agent and the Lenders and other parties from time to time party thereto have entered into a First Lien Credit Agreement, dated as of August 6, 2019 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), providing for the making of Loans to the Borrowers as contemplated therein;

WHEREAS, the Joining Party [is a newly formed or acquired Material Domestic Subsidiary (other than a Subsidiary Borrower or an Excluded Subsidiary unless such Excluded Subsidiary is then an Elective Guarantor) and, therefore, is required pursuant to the provisions of the Credit Agreement to become a Subsidiary Guarantor under the Credit Agreement, and a Grantor under the Security Agreement and the Intercreditor Agreements]/[is a wholly-owned Restricted Subsidiary and the Parent Borrower desires the Joining Party to Guarantee the Obligations by causing such Restricted Subsidiary to become a Subsidiary Guarantor under the Credit Agreement, and a Grantor under the Security Agreement and the Intercreditor Agreements]2; [and]

[WHEREAS, the Administrative Agent has not prohibited the Joining Party becoming a Loan Party and a Subsidiary Guarantor under the Loan Documents3; and]

[1]	Complete as applicable in case at the time of execution of the Joinder Agreement there is any Intercreditor Agreement in effect.

[2]	Delete and modify as appropriate.

[3]	The Administrative Agent may prohibit a Foreign Subsidiary from becoming an Elective Guarantor if it determines, in its reasonable credit judgment but after consultation with the Administrative Borrower, that such Foreign Subsidiary would not provide customary credit support for the Secured Obligations, which determination may be based upon (A) the amount and enforceability of the Guaranty that would be provided by the proposed Elective Guarantor, (B) the enforceability of any security interest that may be granted with respect to any Collateral located in the relevant jurisdiction and/or (C) such proposed Elective Guarantor is organized in a country that is not a member of the Organization for Economic Cooperation and Development or that is the target of any U.S. sanctions program administered by OFAC.

WHEREAS, the Joining Party will obtain benefits from the incurrence of Loans by, and the issuance of, and participations in, Letters of Credit for the account of, the Borrowers, in each case pursuant to the Credit Agreement, and, accordingly, desires to execute this Joinder [in order to (i) satisfy the requirements of the Collateral and Guarantee Requirement and (ii)]4 induce the Lenders to continue to make Loans to the Borrowers, in each case pursuant to the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to the Joining Party, the receipt and sufficiency of which are hereby acknowledged, the Joining Party hereby makes the following representations and warranties to the Administrative Agent for the benefit of each of the Secured Parties and hereby covenants and agrees with each Secured Party as follows:

1.            By executing and delivering this Joinder, the Joining Party becomes [(i)] a [Subsidiary] Guarantor for all purposes under the Credit Agreement, [pursuant to Section 6.11 thereof,]5 and (ii) a Grantor for all purposes under the Second Lien Intercreditor Agreement, pursuant to Article 5 thereof.

2.            The Joining Party agrees that, upon its execution and delivery hereof, it will become a [Subsidiary] Guarantor under the Guaranty pursuant to the Credit Agreement with respect to the Guaranteed Obligations, and will be bound by all terms, conditions and duties applicable to a [Subsidiary] Guarantor under the Credit Agreement and the other Loan Documents. Without limitation of the foregoing, and in furtherance thereof, the Joining Party hereby jointly and severally with the other Guarantors guarantees, as a primary obligor and not as a surety, to each Secured Party and their respective successors and permitted assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the Guaranteed Obligations; provided, however, that Guaranteed Obligations shall exclude all Excluded Swap Obligations.

3.            The Joining Party agrees that it shall execute and deliver a Security Agreement Supplement on the date hereof simultaneously with the execution of this Joinder and that it will become a Grantor under, and as defined in, the Security Agreement, and will be bound by all terms, conditions and duties applicable to a Grantor under the Security Agreement.

4.            The Joining Party hereby warrants and represents that it has good record title to, or valid leasehold interests in, or easements or other limited property interests in, all Real Property necessary in the ordinary conduct of its business, free and clear of all Liens except as set forth on Annex I hereto and except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 7.01 of the Credit Agreement and except where the failure to have such title or other interest could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.            This Joinder shall be binding upon the Joining Party and its respective successors and permitted assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and its successors and permitted assigns, provided, however, that the Joining Party may not assign any of its rights, obligations or interest hereunder or under any other Loan Document other than as permitted by the Credit Agreement. THIS JOINDER AND ANY CLAIM OR CONTROVERSY RELATING TO THE SUBJECT MATTER HEREOF, WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. Each of the parties hereto hereby agrees that Sections 10.15 and 10.16 of the Credit Agreement are incorporated herein mutatis mutandis. This Joinder may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or other electronic transmission of an executed counterpart of a signature page to this Joinder shall be effective as delivery of an original executed counterpart of this Joinder. In the event that any provision of this Joinder shall prove to be invalid or unenforceable, such provision shall be deemed to be severable from the other provisions of this Joinder which shall remain binding on all parties hereto.

[4]	To be included if the Joining Party is required to become a Loan Party under the Credit Agreement.

[5]	To be included if the Joining Party is required to become a Loan Party under the Credit Agreement.

5.            From and after the execution and delivery hereof by the parties hereto, this Joinder shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

* * *

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be duly executed and delivered as of the date first above written.

[NAME OF DOMESTIC SUBSIDIARY]

By:
Name:
Title:

Accepted and Acknowledged by:

BANK OF AMERICA, N.A.,

as Administrative Agent

By:
Name:
Title:

ANNEX I

Ownership of Property, Liens

EXHIBIT H-2

FORM OF BORROWER JOINDER AGREEMENT

THIS BORROWER JOINDER TO CREDIT AGREEMENT [and __________1, IN EACH CASE] AS AND TO THE EXTENT APPLICABLE (this “Joinder”), is executed as of [DATE] by [NAME OF SUBSIDIARY], a __________ [corporation] [limited liability company] [partnership] (the “New Borrowing Subsidiary”), and delivered to Bank of America, N.A., as Administrative Agent (the “Administrative Agent”), for the benefit of the Secured Parties. Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

W I T N E S S E T H:

WHEREAS, HC Group Holdings II, LLC (formerly known as Beta Sub, LLC), a Delaware limited liability company (“Merger Sub 2” through the consummation of the Merger, and immediately after the consummation of the Merger and the effectiveness of the Credit Agreement (as defined below) until the consummation of the Debt Assumption, the “Initial Borrower”), BioScrip, Inc., a Delaware corporation (the “Company” and, upon the consummation of the Debt Assumption, the “Parent Borrower”), the other Borrowers party thereto from time to time, the Guarantors party thereto from time to time, Bank of America, N.A., as Administrative Agent and the Lenders and other parties from time to time party thereto have entered into a First Lien Credit Agreement, dated as of August 6, 2019 (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), providing for the making of Loans to the Borrowers and the issuance of, and participation in, Letters of Credit for the account of the Borrowers, all as contemplated therein;

WHEREAS, pursuant to Section 2.18(f) of the Credit Agreement, the Administrative Borrower may, at any time and from time to time, designate any Restricted Subsidiary that is a wholly-owned Domestic Subsidiary that is treated as a corporation for U.S. federal income tax purposes as a Borrower by delivery to the Administrative Agent of a Borrower Joinder Agreement executed by such Subsidiary and the Administrative Borrower.

WHEREAS, the Administrative Borrower and the New Borrowing Subsidiary desire that the New Borrowing Subsidiary become a Borrower under the Credit Agreement.

WHEREAS, the New Borrowing Subsidiary will obtain benefits from the incurrence of Loans by, and the issuance of, and participations in, Letters of Credit for the account of, the Borrowers, in each case pursuant to the Credit Agreement, and, accordingly, desires to execute this Joinder in order to induce the Lenders to continue to make Loans to the Borrowers pursuant to the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to the New Borrowing Subsidiary, the receipt and sufficiency of which are hereby acknowledged, the New Borrowing Subsidiary hereby makes the following representations and warranties to the Administrative Agent for the benefit of each of the Secured Parties and hereby covenants and agrees with each Secured Party as follows:

1       Complete as applicable in case at the time of execution of the Joinder Agreement there is any Intercreditor Agreement in effect.

1.        By executing and delivering this Joinder, the New Borrowing Subsidiary becomes (i) a Borrower for all purposes under the Credit Agreement, pursuant to Section 2.18(f) thereof, and (ii) a Grantor for all purposes under the Second Lien Intercreditor Agreement, pursuant to Article 5 thereof.

2.       The New Borrowing Subsidiary, in consideration of each Lender’s agreement to extend credit to it under and on the terms and conditions set forth in the Credit Agreement, does hereby assume each of the obligations imposed upon a “Borrower” under the Credit Agreement and agrees to be bound by the terms and conditions of the Credit Agreement. In furtherance of the foregoing, the New Borrowing Subsidiary hereby represents and warrants to each Lender as follows:

(a)	Upon execution and delivery of this Agreement to the Administrative Agent, the New Borrowing Subsidiary will become a Borrower under the Credit Agreement and will thereafter (i) have all the rights and obligations of a Borrower thereunder and be bound by all the provisions thereof, as fully as if the New Borrowing Subsidiary were one of the original parties thereto and (ii) be designated as a Loan Party under the Loan Documents (to the extent not already so designated) with all the rights and obligations of a Loan Party, as fully as if the New Borrowing Subsidiary were one of the original Borrowers under the Credit Agreement.

(b)	The New Borrowing Subsidiary is a wholly-owned Restricted Subsidiary that is a Domestic Subsidiary of the Parent Borrower that is treated as a corporation for U.S. federal income tax purposes.

3.       The New Borrowing Subsidiary agrees that it shall execute and deliver a Security Agreement Supplement on the date hereof simultaneously with the execution of this Joinder and that it will become a Grantor under, and as defined in, the Security Agreement, and will be bound by all terms, conditions and duties applicable to a Grantor under the Security Agreement.

4.       This Joinder shall be binding upon the New Borrowing Subsidiary and its respective successors and permitted assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and its successors and permitted assigns, provided, however, that the New Borrowing Subsidiary may not assign any of its rights, obligations or interest hereunder or under any other Loan Document other than as permitted by the Credit Agreement. THIS JOINDER AND ANY CLAIM OR CONTROVERSY RELATING TO THE SUBJECT MATTER HEREOF, WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK. Each of the parties hereto hereby agrees that Sections 10.15 and 10.16 of the Credit Agreement are incorporated herein mutatis mutandis. This Joinder may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by facsimile or other electronic transmission of an executed counterpart of a signature page to this Joinder shall be effective as delivery of an original executed counterpart of this Joinder. In the event that any provision of this Joinder shall prove to be invalid or unenforceable, such provision shall be deemed to be severable from the other provisions of this Joinder which shall remain binding on all parties hereto.

5.       From and after the execution and delivery hereof by the parties hereto, this Joinder shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

* * *

IN WITNESS WHEREOF, the New Borrowing Subsidiary has caused this Joinder to be duly executed and delivered as of the date first above written.

[NAME OF DOMESTIC SUBSIDIARY]

By:
Name:
Title:

Accepted and Acknowledged by:

BANK OF AMERICA, N.A.,
as Administrative Agent

By:
Name:
Title:

EXHIBIT I-1

FORM OF

UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Amended and Restated First Lien Credit Agreement, dated as of October 27, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Option Care Health, Inc. (f/k/a BioScrip, Inc.), a Delaware corporation (the “Company” or the “Parent Borrower”), the other Borrowers party thereto from time to time, the Guarantors party thereto from time to time, Bank of America, N.A., as Administrative Agent and the Lenders and other parties from time to time party thereto. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 3.01(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iii) it is not a ten percent shareholder of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrowers as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned.

The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8 BEN-E or W-8BEN (or successor form(s)), as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrowers and the Administrative Agent in writing and deliver promptly to the Borrowers and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrowers or the Administrative Agent) or promptly notify the Borrowers and the Administrative Agent in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made by to the undersigned or at such times are as reasonably requested by the Borrowers or the Administrative Agent.

[Signature Page Follows]

[Lender]

By:
Name:
Title:

[Address]

Dated:        ______________________, 20[  ]

EXHIBIT I-2

FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Amended and Restated First Lien Credit Agreement, dated as of October 27, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Option Care Health, Inc. (f/k/a BioScrip, Inc.), a Delaware corporation (the “Company” or the “Parent Borrower”), the other Borrowers party thereto from time to time, the Guarantors party thereto from time to time, Bank of America, N.A., as Administrative Agent and the Lenders and other parties from time to time party thereto. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 3.01(d) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its direct or indirect partners/members claiming the portfolio interest exemption (the “applicable partners/members”) is a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iv) none of its applicable partners/members is a ten percent shareholder of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its applicable partners/members is a “controlled foreign corporation” related to the Borrowers described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with a United Statues trade or business conducted by the undersigned or its applicable partners/members.

The undersigned has furnished the Administrative Agent and the Borrowers with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption (or successor form(s), as applicable): (i) a Form W-8BEN or W-8BEN-E or (ii) a Form W-8IMY accompanied by a Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform the Borrowers and the Administrative Agent in writing and promptly deliver to the Borrowers and the Administrative Agent an updated certificate or other appropriate documentation (including any new documentation reasonably requested by the Borrowers or the Administrative Agent) or promptly notify the Borrowers and the Administrative Agent in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by the Borrowers and the Administrative Agent.

[Signature Page Follows]

[Lender]

By:
Name:
Title:

[Address]

Dated:        ______________________, 20[  ]

EXHIBIT I-3

FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Amended and Restated First Lien Credit Agreement, dated as of October 27, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Option Care Health, Inc. (f/k/a BioScrip, Inc.), a Delaware corporation (the “Company” or the “Parent Borrower”), the other Borrowers party thereto from time to time, the Guarantors party thereto from time to time, Bank of America, N.A., as Administrative Agent and the Lenders and other parties from time to time party thereto. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 3.01(d) and Section 10.07(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iii) it is not a ten percent shareholder of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a “controlled foreign corporation” related to the Borrowers described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN-E or W-8BEN-E (or successor form(s)), as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by such Lender.

[Signature Page Follows]

[Participant]

By:
Name:
Title:

[Address]

Dated:        ______________________, 20[  ]

EXHIBIT I-4

FORM OF
UNITED STATES TAX COMPLIANCE CERTIFICATE
(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Amended and Restated First Lien Credit Agreement, dated as of October 27, 2021 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Option Care Health, Inc. (f/k/a BioScrip, Inc.), a Delaware corporation (the “Company” or the “Parent Borrower”), the other Borrowers party thereto from time to time, the Guarantors party thereto from time to time, Bank of America, N.A., as Administrative Agent and the Lenders and other parties from time to time party thereto. Capitalized terms used herein but not otherwise defined shall have the meaning given to such term in the Credit Agreement.

Pursuant to the provisions of Section 3.01(d) and Section 10.07(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its direct or indirect partners/members claiming the portfolio interest exemption (the “applicable partners/members”) is a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended, (the “Code”), (iv) none of its applicable partners/members is a ten percent shareholder of the Borrowers within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its applicable partners/members is a “controlled foreign corporation” related to the Borrowers described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with a United States trade or business conducted by the undersigned or its applicable partners/members.

The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption (or successor form(s), as applicable): (i) a Form W-8BEN or W-8BEN-E or (ii) a Form W-8IMY accompanied by a Form W-8BEN or W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, or if a lapse in time or change in circumstances renders the information on this certificate obsolete, expired or inaccurate in any material respect, the undersigned shall promptly so inform such Lender in writing and deliver promptly to such Lender an updated certificate or other appropriate documentation (including any new documentation reasonably requested by such Lender) or promptly notify such Lender in writing of its legal ineligibility to do so, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned or at such times are as reasonably requested by such Lender.

[Signature Page Follows]

[Participant]

By:
Name:
Title:

[Address]

Dated:        ______________________, 20[  ]

EXHIBIT J

FORM OF FIRST LIEN INTERCREDITOR AGREEMENT

[attached]

[FORM OF]
FIRST-LIEN INTERCREDITOR AGREEMENT

Among

BIOSCRIP, INC.,

as the Parent Borrower,

the other Grantors party hereto,

BANK OF AMERICA, N.A.,
as Credit Agreement Collateral Agent for the Credit Agreement Secured Parties

BANK OF AMERICA, N.A.,
as Authorized Representative for the Credit Agreement Secured Parties,

[                        ]
as the Initial Additional First-Lien Collateral Agent,

[                        ]
as the Initial Additional Authorized Representative,

and

each additional Authorized Representative from time to time party hereto dated as of [______], 20[__]

FIRST-LIEN INTERCREDITOR AGREEMENT, dated as of [______], 20 [ _ ] (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, this “Agreement”), among BioScrip, Inc., a Delaware corporation (the “Parent Borrower”), certain other borrowers from time to time party to the First Lien Credit Agreement (collectively with the Parent Borrower, the “Borrowers”), the other Grantors (as defined below) from time to time party hereto, BANK OF AMERICA, N.A., as administrative agent for the Credit Agreement Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Credit Agreement Collateral Agent”), BANK OF AMERICA, N.A., as Authorized Representative (as defined below) for the Credit Agreement Secured Parties, [ _ ], as collateral agent for the Initial Additional First-Lien Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Initial Additional First-Lien Collateral Agent”), [ _ ], as Authorized Representative for the Initial Additional First-Lien Secured Parties (as defined below) (in such capacity and together with its successors in such capacity, the “Initial Additional Authorized Representative”) and each additional Authorized Representative from time to time party hereto for the other Additional First-Lien Secured Parties of the Series (as defined below) with respect to which it is acting in such capacity.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Administrative Agent (as defined below), the Credit Agreement Collateral Agent (for itself and on behalf of the Credit Agreement Secured Parties), the Initial Additional First-Lien Collateral Agent, the Initial Additional Authorized Representative (for itself and on behalf of the Initial Additional First-Lien Secured Parties) and each additional Authorized Representative (for itself and on behalf of the Additional First-Lien Secured Parties of the applicable Series) agree as follows:

ARTICLE I

Definitions

SECTION 1.01      Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Credit Agreement or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Additional First-Lien Documents” means, with respect to the Initial Additional First-Lien Obligations or any other Series of Additional First-Lien Obligations, the notes, indentures, security documents, guarantees and other operative agreements evidencing or governing such Indebtedness and the Liens securing such Indebtedness, including the Initial Additional First-Lien Documents and the Additional First-Lien Security Documents and each other agreement entered into for the purpose of securing the Initial Additional First-Lien Obligations or any other Series of Additional First-Lien Obligations.

“Additional First-Lien Obligations” means collectively (1) the Initial Additional First-Lien Obligations and (2) all Obligations owing by any Grantor pursuant to the terms of any Series of Additional Senior Class Debt designated as Additional First-Lien Obligations pursuant to Section 5.13 hereof after the date hereof, including, without limitation, all amounts in respect of any principal, premium, interest, fees, expenses (including interest, fees, or expenses that accrue after the commencement of an Insolvency or Liquidation Proceeding, regardless of whether such interest, fees, or expenses is an allowed claim under such Insolvency or Liquidation Proceeding), letter of credit commissions, reimbursement obligations, charges, expenses, fees, attorneys costs, indemnities and other amounts payable by a Grantor under any Additional First-Lien Document.

“Additional First-Lien Secured Party” means the holders of any Additional First-Lien Obligations and any Collateral Agent and Authorized Representative with respect thereto, and shall include the Initial Additional First-Lien Secured Parties.

“Additional First-Lien Security Document” means any collateral agreement, security agreement or any other document now existing or entered into after the date hereof that creates Liens on any assets or properties of any Grantor to secure the Additional First-Lien Obligations.

“Additional Senior Class Debt” has the meaning assigned to such term in Section 5.13.

“Additional Senior Class Debt Parties” has the meaning assigned to such term in Section 5.13.

“Additional Senior Class Debt Representative” has the meaning assigned to such term in Section 5.13.

“Administrative Agent” has the meaning assigned to such term in the definition of “Credit Agreement” and shall include any successor administrative agent thereto (including as a result of any Refinancing (provided that the Additional First-Lien Obligations with respect thereto has been designated in writing by the Parent Borrower and the Additional Senior Class Debt Representative under such Additional First-Lien Document to each other Collateral Agent and each other Authorized Representative as the “Credit Agreement Obligations” for purposes of this Agreement) or other modification of the Credit Agreement permitted by Section 2.08 hereof).

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Applicable Authorized Representative” means, with respect to any Shared Collateral, (a) prior to a Non-Controlling Authorized Representative Enforcement Date, (i) until the date that the Discharge of Credit Agreement Obligations has occurred, the Administrative Agent and (ii) from and after the date that the Discharge of Credit Agreement Obligations has occurred, the Authorized Representative of the Series of First-Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of First-Lien Obligations with respect to such Shared Collateral and (b) from and after a Non-Controlling Authorized Representative Enforcement Date, the Major Non-Controlling Authorized Representative.

“Authorized Representative” means, at any time, (i) in the case of any Credit Agreement Obligations or the Credit Agreement Secured Parties, the Administrative Agent, (ii) in the case of the Initial Additional First-Lien Obligations or the Initial Additional First-Lien Secured Parties, the Initial Additional Authorized Representative, and (iii) in the case of any other Series of Additional First-Lien Obligations or Additional First-Lien Secured Parties that become subject to this Agreement after the date hereof, the “authorized representative” named for such Series in the applicable Joinder Agreement.

“Bankruptcy Case” has the meaning assigned to such term in Section 2.05(b).

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Borrowers” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Collateral” means all assets and properties subject to Liens created pursuant to any First-Lien Security Document to secure one or more Series of First-Lien Obligations.

“Collateral Agent” means (i) in the case of any Credit Agreement Obligations, the Credit Agreement Collateral Agent, (ii) in the case of the Initial Additional First-Lien Obligations, the Initial Additional First-Lien Collateral Agent and (iii) in the case of any other Series of Additional First-Lien Obligations, the “collateral agent” named for such Series in the applicable Joinder Agreement.

“Controlling Collateral Agent” means (i) until the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Credit Agreement Collateral Agent and (ii) from and after the earlier of (x) the Discharge of Credit Agreement Obligations and (y) the Non-Controlling Authorized Representative Enforcement Date, the Collateral Agent with respect to the First-Lien Obligations under which Applicable Authorized Representative is the Authorized Representative.

“Controlling Secured Parties” means, with respect to any Shared Collateral, (i) at any time when the Administrative Agent is the Applicable Authorized Representative, the Credit Agreement Secured Parties and (ii) at any other time, the Series of First-Lien Secured Parties whose Authorized Representative is the Applicable Authorized Representative for such Shared Collateral.

“Credit Agreement” means that certain First Lien Credit Agreement, dated as of August 6, 2019, among HC Group Holdings II, LLC (formerly known as Beta Sub, LLC), a Delaware limited liability company (“Merger Sub 2” through the consummation of the Merger, and immediately after the consummation of the Merger and the effectiveness of the First Lien Credit Agreement until the consummation of the Debt Assumption, the “Initial Borrower”), the Parent Borrower, certain subsidiaries of the Borrowers party thereto from time to time, the lenders from time to time party thereto, Bank of America, N.A., as administrative agent (in such capacity and together with its successors in such capacity, the “Administrative Agent”) and the other parties thereto from time to time, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Credit Agreement Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Credit Agreement Collateral Documents” means the Security Agreement, the other Collateral Documents (as defined in the Credit Agreement) and each other agreement entered into in favor of the Credit Agreement Collateral Agent for the purpose of securing any Credit Agreement Obligations.

“Credit Agreement Obligations” means all “Obligations” as defined in the Credit Agreement.

“Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Credit Agreement.

“DIP Financing” has the meaning assigned to such term in Section 2.05(b).

“DIP Financing Liens” has the meaning assigned to such term in Section 2.05(b).

“DIP Lenders” has the meaning assigned to such term in Section 2.05(b).

“Discharge” means, with respect to any Shared Collateral and any Series of First-Lien Obligations, the date on which such Series of First-Lien Obligations (including, for the avoidance of doubt, obligations under cash management agreements, hedging agreements and other similar agreements that were secured by such Shared Collateral) is no longer secured by such Shared Collateral. The term “Discharged” shall have a corresponding meaning.

“Discharge of Credit Agreement Obligations” means, with respect to any Shared Collateral, the Discharge of the Credit Agreement Obligations with respect to such Shared Collateral; provided, that the Discharge of Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Credit Agreement Obligations with Additional First-Lien Obligations secured by such Shared Collateral under an Additional First-Lien Document which Additional First-Lien Obligations have been designated in writing by the Administrative Borrower and the Additional Senior Class Debt Representative under such Additional First-Lien Document to each other Collateral Agent and each other Authorized Representative as the “Credit Agreement Obligations” for purposes of this Agreement.

“Event of Default” means an “Event of Default” (or similarly defined term) as defined in any Secured Credit Document.

“First-Lien Obligations” means, collectively, (i) the Credit Agreement Obligations and (ii) each Series of Additional First-Lien Obligations.

“First-Lien Secured Parties” means (i) the Credit Agreement Secured Parties and (ii) the Additional First-Lien Secured Parties with respect to each Series of Additional First-Lien Obligations.

“First-Lien Security Documents” means, collectively, (i) the Credit Agreement Collateral Documents and (ii) the Additional First-Lien Security Documents.

“Grantors” means the Borrowers, and each of the Guarantors (as defined in the Credit Agreement) which has granted a security interest pursuant to any First-Lien Security Document to secure any Series of First-Lien Obligations. The Grantors existing on the date hereof are set forth in Annex I hereto.

“Impairment” has the meaning assigned to such term in Section 1.03.

“Initial Additional Authorized Representative” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Initial Additional First-Lien Agreement” mean that certain [indenture] [other loan agreement], dated as of [              ], 20[__], among the Borrowers, [the guarantors identified therein] and [                        ], as [trustee] [agent], as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Initial Additional First-Lien Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Initial Additional First-Lien Documents” means the Initial Additional First-Lien Agreement, the debt securities issued thereunder, the Initial Additional First-Lien Security Agreement and any security documents, guarantees and other operative agreements evidencing or governing the Indebtedness thereunder, and the Liens securing such Indebtedness including any agreement entered into for the purpose of securing the Initial Additional First-Lien Obligations.

“Initial Additional First-Lien Obligations” means the [“Obligations”] as such term is defined in the [Initial Additional First-Lien Security Agreement].

“Initial Additional First-Lien Secured Parties” means the Initial Additional First-Lien Collateral Agent, the Initial Additional Authorized Representative and the holders of the Initial Additional First-Lien Obligations issued pursuant to the Initial Additional First-Lien Agreement.

“Initial Additional First-Lien Security Agreement” means the security agreement, dated as of the date hereof, among the Borrowers, the Initial Additional First-Lien Collateral Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Insolvency or Liquidation Proceeding” means:

(1)      any case commenced by or against the Borrowers or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrowers or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrowers or any other Grantor or any similar case or proceeding relative to the Borrowers or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2)      any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrowers or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3)      any other proceeding of any type or nature in which substantially all claims of creditors of the Borrowers or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intervening Creditor” has the meaning assigned to such term in Section 2.01(a).

“Joinder Agreement” means a joinder to this Agreement substantially in the form of Annex II hereto.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease in and of itself be deemed a Lien.

“Major Non-Controlling Authorized Representative” means, with respect to any Shared Collateral, (i) at any time prior to the Discharge of Credit Agreement Obligations, the Authorized Representative of the Series of Additional First-Lien Obligations that constitutes the largest outstanding principal amount of any then outstanding Series of Additional First-Lien Obligations with respect to such Shared Collateral and (ii) at any time from and after the Discharge of Credit Agreement Obligations, the Authorized Representative of the Series of First-Lien Obligations that constitutes the second largest outstanding principal amount of any then outstanding Series of First-Lien Obligations with respect to such Shared Collateral.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-Controlling Authorized Representative” means, at any time with respect to any Shared Collateral, any Authorized Representative that is not the Applicable Authorized Representative at such time with respect to such Shared Collateral.

“Non-Controlling Authorized Representative Enforcement Date” means, with respect to any Non-Controlling Authorized Representative, the date which is 180 days (throughout which 180 day period such Non-Controlling Authorized Representative was the Major Non-Controlling Authorized Representative) after the occurrence of both (i) an Event of Default (under and as defined in the Additional First-Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) and (ii) each Collateral Agent’s and each other Authorized Representative’s receipt of written notice from such Non-Controlling Authorized Representative certifying that (x) such Non-Controlling Authorized Representative is the Major Non-Controlling Authorized Representative and that an Event of Default (under and as defined in the Additional First-Lien Document under which such Non-Controlling Authorized Representative is the Authorized Representative) has occurred and is continuing and (y) the Additional First-Lien Obligations of the Series with respect to which such Non-Controlling Authorized Representative is the Authorized Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Additional First-Lien Document; provided, that the Non-Controlling Authorized Representative Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred with respect to any Shared Collateral (1) at any time the Applicable Authorized Representative or the Controlling Collateral Agent has commenced and is diligently pursuing any enforcement action with respect to such Shared Collateral or (2) at any time the Grantor which has granted a security interest in such Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding.

“Non-Controlling Secured Parties” means, with respect to any Shared Collateral, the First-Lien Secured Parties which are not Controlling Secured Parties with respect to such Shared Collateral.

“Non-Shared Collateral” has the meaning assigned to such term in Section 2.01(c).

“Obligations” means any and all obligations (including guaranty obligations) with respect to the payment and performance of (i) any principal of or interest or premium on any indebtedness, including any reimbursement obligation in respect of any letter of credit, or any other liability, including interest that accrues on or after the commencement of any Insolvency or Liquidation Proceeding of the Borrowers or any Grantor at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed or allowable in any such Insolvency or Liquidation Proceeding, (ii) any fees, charges, penalties, damages, indemnification obligations, expense reimbursement obligations or other liabilities or amounts payable under the documentation governing any indebtedness (including, without limitation, the retaking, holding, selling or otherwise disposing of or realizing on the Collateral), including fees, charges, penalties, damages, indemnification obligations, expense reimbursement obligations or other liabilities or amounts payable that are incurred on or after the commencement of any Insolvency or Liquidation Proceeding of the Borrowers or any Grantor, whether or not a claim therefor is allowed or allowable in any such Insolvency or Liquidation Proceeding, (iii) any obligation to post cash collateral in respect of letters of credit or any other obligations and (iv) all performance obligations under the documentation governing any indebtedness and shall in any event include all obligations and liabilities of the Borrowers and each Grantor which, but for the automatic stay under Section 362(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (if applicable), would become due, in each case, whether outstanding on the date hereof or incurred or arising from time to time after the date of this Agreement and whether primary, secondary, direct, contingent, fixed or otherwise.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Possessory Collateral” means any Shared Collateral in the possession of a Collateral Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession of the Collateral Agent under the terms of the First-Lien Security Documents.

“Post-Petition Interest” means any interest or entitlement to fees or expenses or other charges that accrue after the commencement of any Insolvency or Liquidation Proceeding whether or not allowed or allowable as a claim in any such Insolvency or Liquidation Proceeding.

“Proceeds” has the meaning assigned to such term in Section 2.01(a).

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other indebtedness or enter into alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, chief operating officer, chief administrative officer, secretary or assistant secretary, controller, treasurer or assistant treasurer or other similar officer or Person performing similar functions of a Person.

“Secured Credit Document” means (i) the Credit Agreement and each Loan Document (as defined in the Credit Agreement), (ii) each Initial Additional First-Lien Document, and (iii) each other Additional First-Lien Document.

“Security Agreement” means the Security Agreement, dated as of August 6, 2019, among the Borrowers, the Guarantors party thereto, the Administrative Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Series” means (a) with respect to the First-Lien Secured Parties, each of (i) the Credit Agreement Secured Parties (in their capacities as such), (ii) the Initial Additional First-Lien Secured Parties (in their capacities as such), and (iii) the Additional First-Lien Secured Parties (in their capacities as such) that become subject to this Agreement after the date hereof that are represented by a common Authorized Representative (in its capacity as such for such Additional First-Lien Secured Parties) and (b) with respect to any First-Lien Obligations, each of (i) the Credit Agreement Obligations, (ii) the Initial Additional First-Lien Obligations, and (iii) the Additional First-Lien Obligations incurred after the date hereof pursuant to any Additional First-Lien Document, which pursuant to any Joinder Agreement, are to be represented hereunder by a common Authorized Representative (in its capacity as such for such Additional First-Lien Obligations).

“Shared Collateral” means, at any time, Collateral in which the holders of two or more Series of First-Lien Obligations hold, or their respective Authorized Representatives or the Collateral Agent on behalf of such holders hold, a valid and perfected security interest at such time (other than Non-Shared Collateral). If more than two Series of First-Lien Obligations are outstanding at any time and the holders of less than all Series of First-Lien Obligations hold, or their respective Authorized Representatives or the Collateral Agent on behalf of such holders hold, a valid and perfected security interest in any Collateral at such time, then such Collateral shall constitute Shared Collateral for those Series of First-Lien Obligations that hold a valid and perfected security interest in such Collateral at such time and shall not constitute Shared Collateral for any Series which does not have a valid and perfected security interest in such Collateral at such time.

SECTION 1.02      Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

SECTION 1.03      Impairments. It is the intention of the First-Lien Secured Parties of each Series that the holders of First-Lien Obligations of such Series (and not the First-Lien Secured Parties of any other Series) bear the risk of (i) any determination by a court of competent jurisdiction that (x) any of the First-Lien Obligations of such Series are unenforceable under applicable law or are subordinated to any other obligations (other than another Series of First-Lien Obligations), (y) any of the First-Lien Obligations of such Series do not have an enforceable security interest in any of the Collateral securing any other Series of First-Lien Obligations and/or (z) any intervening security interest exists securing any other obligations (other than another Series of First-Lien Obligations) on a basis ranking prior to the security interest of such Series of First-Lien Obligations but junior to the security interest of any other Series of First-Lien Obligations or (ii) the existence of any Collateral for any other Series of First-Lien Obligations that is not Shared Collateral (any such condition referred to in the foregoing clauses (i) or (ii) with respect to any Series of First-Lien Obligations, an “Impairment” of such Series); provided that the existence of a maximum claim with respect to any Real Property (as defined in the Credit Agreement) subject to a mortgage that applies to all First-Lien Obligations shall not be deemed to be an Impairment of any Series of First-Lien Obligations. In the event of any Impairment with respect to any Series of First-Lien Obligations, the results of such Impairment shall be borne solely by the holders of such Series of First-Lien Obligations, and the rights of the holders of such Series of First-Lien Obligations (including, without limitation, the right to receive distributions in respect of such Series of First-Lien Obligations pursuant to Section 2.01) set forth herein shall be modified to the extent necessary so that the effects of such Impairment are borne solely by the holders of the Series of such First-Lien Obligations subject to such Impairment. Additionally, in the event the First-Lien Obligations of any Series are modified pursuant to applicable law (including, without limitation, pursuant to Section 1129 of the Bankruptcy Code), any reference to such First-Lien Obligations or the First-Lien Security Documents governing such First-Lien Obligations shall refer to such obligations or such documents as so modified.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01      Priority of Claims.

(a)          Anything contained herein or in any of the Secured Credit Documents to the contrary notwithstanding (but subject to Section 1.03), if an Event of Default has occurred and is continuing, and the Controlling Collateral Agent or any First-Lien Secured Party is taking action to enforce rights in respect of any Shared Collateral, or any distribution is made in respect of any Shared Collateral in any Insolvency or Liquidation Proceeding of the Borrowers or any other Grantor (including any adequate protection payments) or any First-Lien Secured Party receives any payment pursuant to any intercreditor agreement (other than this Agreement) with respect to any Shared Collateral, the proceeds of any sale, collection or other liquidation of any such Shared Collateral by the Controlling Collateral Agent or any First-Lien Secured Party or received by the Controlling Collateral Agent or any First-Lien Secured Party pursuant to any such intercreditor agreement with respect to such Shared Collateral and proceeds of any such distribution (subject, in the case of any such payments, proceeds, or distribution, to the sentence immediately following) (all such payments, proceeds of any sale, collection or other liquidation of any Collateral and all proceeds of any such distribution being collectively referred to as “Proceeds”), shall be applied (i) FIRST, to the payment of all amounts owing to each Collateral Agent (in its capacity as such) pursuant to the terms of any Secured Credit Document, (ii) SECOND, subject to Section 1.03, to the payment in full of the First-Lien Obligations of each Series on a ratable basis, with such Proceeds to be applied to the First-Lien Obligations of a given Series in accordance with the terms of the applicable Secured Credit Documents; provided that following the commencement of any Insolvency or Liquidation Proceeding with respect to any Grantor, solely as among the holders of First-Lien Obligations and solely for purposes of this clause SECOND and not any other documents governing the First-Lien Obligations, in the event the value of the Shared Collateral is not sufficient for the entire amount of Post-Petition Interest on the First-Lien Obligations to be allowed under Section 506(a) and (b) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or other Bankruptcy Law in such Insolvency or Liquidation Proceeding, the amount of First-Lien Obligations of each Series of First-Lien Obligations shall include only the maximum amount of Post-Petition Interest on the First-Lien Obligations allowable under Section 506(a) and (b) of the Bankruptcy Code or any other applicable provision of the Bankruptcy Code or other Bankruptcy Law in such Insolvency or Liquidation Proceeding; and (iii) THIRD, after payment of all First-Lien Obligations, to the Borrowers and the other Grantors or their successors or assigns, as their interests may appear, or to whomsoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct. Notwithstanding the foregoing, with respect to any Shared Collateral upon which a third party (other than a First-Lien Secured Party) has a Lien or security interest that is junior in priority to the security interest of any Series of First-Lien Obligations but senior (as determined by appropriate legal proceedings in the case of any dispute) to the security interest of any other Series of First-Lien Obligations (such third party, an “Intervening Creditor”), the value of any Shared Collateral or Proceeds allocated to such Intervening Creditor shall be deducted on a ratable basis solely from the Shared Collateral or Proceeds to be distributed in respect of the Series of First-Lien Obligations with respect to which such Impairment exists.

(b)          Notwithstanding the date, time, method, manner or order of grant, attachment or perfection of any Liens securing any Series of First-Lien Obligations granted on the Shared Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the Secured Credit Documents or any defect or deficiencies in the Liens securing the First-Lien Obligations of any Series or any other circumstance whatsoever (but, in each case, subject to Section 1.03), each First-Lien Secured Party hereby agrees that the Liens securing each Series of First-Lien Obligations on any Shared Collateral shall be of equal priority.

(c)          Notwithstanding anything in this Agreement or any other First-Lien Security Documents to the contrary, Collateral consisting of cash and cash equivalents pledged to secure Credit Agreement Obligations held by the Administrative Agent or Credit Agreement Collateral Agent pursuant to Section 2.05(c)(ii), 2.17 or Article 8 of the Credit Agreement (or any equivalent successor provision) (the “Non-Shared Collateral”) shall be applied as specified in the Credit Agreement and will not constitute Shared Collateral and it is understood and agreed that this Agreement shall not restrict the rights of any Credit Agreement Secured Party to pursue enforcement proceedings, exercise remedies or make determinations with respect to the Non-Shared Collateral or otherwise take actions with respect to the Non-Shared Collateral in accordance with the Credit Agreement.

SECTION 2.02      Actions with Respect to Shared Collateral; Prohibition on Contesting Liens.

(a)          Only the Controlling Collateral Agent shall act or refrain from acting with respect to any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral). At any time when the Credit Agreement Collateral Agent is the Controlling Collateral Agent, no Additional First-Lien Secured Party shall or shall instruct any Collateral Agent to, and no Collateral Agent that is not the Controlling Collateral Agent shall, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any Additional First-Lien Security Document, applicable law or otherwise, it being agreed that only the Credit Agreement Collateral Agent, acting in accordance with the Credit Agreement Collateral Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral at such time.

(b)          With respect to any Shared Collateral, (i) the Controlling Collateral Agent shall act only on the instructions of the Applicable Authorized Representative, (ii) the Controlling Collateral Agent shall not follow any instructions with respect to such Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral) from any Non-Controlling Authorized Representative (or any other First-Lien Secured Party other than the Applicable Authorized Representative) and (iii) no Non-Controlling Authorized Representative or other First-Lien Secured Party (other than the Applicable Authorized Representative) shall, or shall instruct the Controlling Collateral Agent to, commence any judicial or non-judicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Shared Collateral (including with respect to any intercreditor agreement with respect to any Shared Collateral), whether under any First-Lien Security Document, applicable law or otherwise, it being agreed that only the Controlling Collateral Agent, acting on the instructions of the Applicable Authorized Representative and in accordance with the applicable Secured Credit Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Shared Collateral.

(c)          Notwithstanding the equal priority of the Liens securing each Series of First-Lien Obligations, the Controlling Collateral Agent (acting on the instructions of the Applicable Authorized Representative) may deal with the Shared Collateral as if such Controlling Collateral Agent had a senior Lien on such Collateral. No Non-Controlling Authorized Representative or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Controlling Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party or any other exercise by the Controlling Collateral Agent, the Applicable Authorized Representative or the Controlling Secured Party of any rights and remedies relating to the Shared Collateral, or to cause the Controlling Collateral Agent to do so. The foregoing shall not be construed to limit the rights and priorities of any First-Lien Secured Party, the Controlling Collateral Agent or any Authorized Representative with respect to any Collateral not constituting Shared Collateral.

(d)          Each of the First-Lien Secured Parties agrees that it will not (and hereby waives any right to) question or contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity, attachment or enforceability of a Lien held by or on behalf of any of the First-Lien Secured Parties on all or any part of the Collateral, or the provisions of this Agreement; provided, that nothing in this Agreement shall be construed to prevent or impair the rights of any Collateral Agent or any Authorized Representative to enforce this Agreement.

SECTION 2.03      No Interference; Payment Over.

(a)          Each First-Lien Secured Party agrees that (i) it will not challenge or question in any proceeding the validity or enforceability of any First-Lien Obligations of any Series or any First-Lien Security Document or the validity, attachment, perfection or priority of any Lien under any First-Lien Security Document or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Shared Collateral by the Controlling Collateral Agent, (iii) except as provided in Section 2.02, it shall have no right to (A) direct the Controlling Collateral Agent or any other First-Lien Secured Party to exercise, and shall not exercise, any right, remedy or power with respect to any Shared Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Controlling Collateral Agent or any other First-Lien Secured Party of any right, remedy or power with respect to any Shared Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Controlling Collateral Agent or any other First-Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Shared Collateral, and none of the Controlling Collateral Agent, any Applicable Authorized Representative or any other First-Lien Secured Party shall be liable for any action taken or omitted to be taken by the Controlling Collateral Agent, such Applicable Authorized Representative or other First-Lien Secured Party with respect to any Shared Collateral in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any right, to have any Shared Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided, that nothing in this Agreement shall be construed to prevent or impair the rights of any of the Collateral Agents or any other First-Lien Secured Party to enforce this Agreement.

(b)          Each First-Lien Secured Party hereby agrees that if it shall obtain possession of any Shared Collateral or shall realize any proceeds or payment in respect of any such Shared Collateral, pursuant to any First-Lien Security Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the Discharge of each of the First-Lien Obligations, then it shall hold such Shared Collateral, proceeds or payment in trust for the other First-Lien Secured Parties and promptly transfer such Shared Collateral, proceeds or payment, as the case may be, to the Controlling Collateral Agent, to be distributed in accordance with the provisions of Section 2.01 hereof.

SECTION 2.04      Automatic Release of Liens; Amendments to First-Lien Security Documents.

(a)          If, at any time the Controlling Collateral Agent forecloses upon or otherwise exercises remedies against any Shared Collateral resulting in a sale or disposition thereof, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of each other Collateral Agent for the benefit of each Series of First-Lien Secured Parties upon such Shared Collateral will automatically be released and discharged as and when, but only to the extent, such Liens of the Controlling Collateral Agent on such Shared Collateral are released and discharged; provided that (i) the Liens in favor of each Collateral Agent for the benefit of each related Series of First-Lien Secured Parties attach to any such proceeds of such sale or disposition with the same priority vis-à-vis all the other First-Lien Secured Parties as existed prior to the commencement of such sale or other disposition, and any such Liens shall remain subject to the terms of this Agreement until application thereof pursuant to Section 2.01 and (ii) any proceeds of any Shared Collateral realized therefrom shall be applied pursuant to Section 2.01.

(b)          Each Collateral Agent and Authorized Representative agrees to execute and deliver all such authorizations and other instruments as shall reasonably be requested by the Controlling Collateral Agent to evidence and confirm any release of Shared Collateral provided for in this Section 2.04 without the consent of any First-Lien Secured Parties.

SECTION 2.05      Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings.

(a)          This Agreement shall continue in full force and effect notwithstanding the commencement and continuance of any proceeding under the Bankruptcy Code or any other Insolvency or Liquidation Proceeding by or against any Grantor or any of its Subsidiaries. The relative rights as to the Shared Collateral and proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor. The parties hereto acknowledge that the provisions of this Agreement are intended to be enforceable as contemplated by Section 510(a) of the Bankruptcy Code. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

(b)          If the Borrowers and/or any other Grantor shall become subject to a case (a “Bankruptcy Case”) under the Bankruptcy Code or any other Bankruptcy Law and shall, as debtor(s)-in-possession, move for approval of financing (“DIP Financing”) to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or the use of cash collateral under Section 363 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, each First-Lien Secured Party (other than any Controlling Secured Party or the Authorized Representative of any Controlling Secured Party) agrees that it will not raise, join or support any objection to any such financing or to the Liens on the Shared Collateral securing the same (“DIP Financing Liens”) or to any use of cash collateral that constitutes Shared Collateral, unless the Controlling Collateral Agent or Authorized Representative of the Controlling Secured Parties shall then oppose or object (or join in or support any objection) to such DIP Financing or such DIP Financing Liens or use of cash collateral (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Shared Collateral for the benefit of the Controlling Secured Parties, each Non-Controlling Secured Party will subordinate its Liens with respect to such Shared Collateral on the same terms as the Liens of the Controlling Secured Parties (other than any Liens of any First-Lien Secured Parties constituting DIP Financing Liens) are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Shared Collateral granted to secure the First-Lien Obligations of the Controlling Secured Parties, each Non-Controlling Secured Party will confirm the priorities with respect to such Shared Collateral as set forth herein), in each case so long as (A) the First-Lien Secured Parties of each Series retain the benefit of their Liens on all such Shared Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding, with the same priority vis-à-vis all the other First-Lien Secured Parties (other than any Liens of the First-Lien Secured Parties constituting DIP Financing Liens) as existed prior to the commencement of the Bankruptcy Case, (B) the First-Lien Secured Parties of each Series are granted Liens on any additional collateral pledged to any First-Lien Secured Parties as adequate protection or otherwise in connection with such DIP Financing or use of cash collateral, with the same priority vis-à-vis the First-Lien Secured Parties as set forth in this Agreement (other than any Liens of the First-Lien Secured Parties constituting DIP Financing Liens), (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the First-Lien Obligations, such amount is applied pursuant to Section 2.01, and (D) if any First-Lien Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01; provided, that this Agreement shall not limit the right of the First-Lien Secured Parties of each Series to object to the grant of a Lien to secure the DIP Financing over any Collateral subject to Liens in favor of the First-Lien Secured Parties of such Series or their Authorized Representative that shall not constitute Shared Collateral; and provided, further, that the First-Lien Secured Parties receiving adequate protection shall not object to any other First-Lien Secured Party receiving adequate protection comparable to any adequate protection granted to such First-Lien Secured Parties in connection with a DIP Financing or use of cash collateral.

SECTION 2.06      Reinstatement. In the event that any of the First-Lien Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement or avoidance of a preference, fraudulent transfer, or other avoidance action under the Bankruptcy Code, any other Bankruptcy Law, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such First-Lien Obligations shall again have been paid in full in cash.

SECTION 2.07      Insurance. As between the First-Lien Secured Parties, the Controlling Collateral Agent (acting at the direction of the Applicable Authorized Representative) shall have the right to adjust or settle any insurance policy or claim covering or constituting Shared Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral.

SECTION 2.08      Refinancings, etc. The First-Lien Obligations of any Series may, subject to the limitations set forth in the then extant Secured Credit Documents, be increased, extended, renewed, replaced, restated, supplemented, restructured, repaid, refunded, Refinanced (in whole or in part) or otherwise amended or modified from time to time, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the Refinancing transaction under any Secured Credit Document) of, any First-Lien Secured Party of any other Series, all without affecting the priorities provided for herein or the other provisions hereof; provided, that the Authorized Representative of the holders of any such Refinancing indebtedness shall have executed a Joinder Agreement on behalf of the holders of such Refinancing indebtedness.

SECTION 2.09      Possessory Collateral Agent as Gratuitous Bailee for Perfection.

(a)          The Possessory Collateral shall be delivered, or control thereof transferred, to the Credit Agreement Collateral Agent and the Credit Agreement Collateral Agent agrees to hold (and, pending delivery or transfer of control of the Control Collateral to the Credit Agreement Collateral Agent, each other Collateral Agent agrees to hold) any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of each other First-Lien Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First-Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09; provided that at any time the Credit Agreement Collateral Agent is not the Controlling Collateral Agent, the Credit Agreement Collateral Agent shall, at the request of the Controlling Collateral Agent or Credit Agreement Collateral Agent, promptly deliver or transfer control of all Possessory Collateral in its possession to the Controlling Collateral Agent together with any necessary endorsements in its possession (or otherwise allow the Controlling Collateral Agent to obtain possession or control of such Possessory Collateral). The Borrowers shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Collateral Agent for loss or damage suffered by such Collateral Agent as a result of such transfer except for loss or damage suffered by such Collateral Agent as a result of its own willful misconduct, gross negligence or bad faith.

(b)          The Controlling Collateral Agent agrees to hold any Shared Collateral constituting Possessory Collateral, from time to time in its possession, as gratuitous bailee for the benefit of each other First-Lien Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable First-Lien Security Documents, in each case, subject to the terms and conditions of this Section 2.09.

(c)          The duties or responsibilities of each Collateral Agent under this Section 2.09 shall be limited solely to holding any Shared Collateral constituting Possessory Collateral as gratuitous bailee for the benefit of each other First-Lien Secured Party for purposes of perfecting the Lien held by such First-Lien Secured Parties thereon.

SECTION 2.10      Amendments to Security Documents.

(a)          Without the prior written consent of the Credit Agreement Collateral Agent (or, from and after the Discharge of Credit Agreement Obligations, the Controlling Collateral Agent), each Additional First-Lien Secured Party agrees that no Additional First-Lien Security Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Additional First-Lien Security Document would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(b)          Without the prior written consent of the Controlling Collateral Agent (determined for the purposes of this clause (b) as if the Discharge of Credit Agreement Obligations had occurred), the Credit Agreement Collateral Agent agrees that no Credit Agreement Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Credit Agreement Collateral Document would be prohibited by, or would require any Grantor to act or refrain from acting in a manner that would violate, any of the terms of this Agreement.

(c)          In making determinations required by this Section 2.10, each Collateral Agent may conclusively rely on a certificate of a Responsible Officer of the Borrowers stating that such amendment is permitted by Section 2.10(a) or (b), as the case may be.

ARTICLE III

Existence and Amounts of Liens and Obligations

SECTION 3.01      Determinations with Respect to Amounts of Liens and Obligations. Whenever a Collateral Agent or any Authorized Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First-Lien Obligations of any Series, or the Shared Collateral subject to any Lien securing the First-Lien Obligations of any Series, it may request that such information be furnished to it in writing by each other Authorized Representative or Collateral Agent and shall be entitled to make such determination or not make any determination on the basis of the information so furnished; provided, however, that if an Authorized Representative or a Collateral Agent shall fail or refuse reasonably promptly to provide the requested information, the requesting Collateral Agent or Authorized Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of a Responsible Officer of the Borrowers. Each Collateral Agent and each Authorized Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Grantor, any First-Lien Secured Party or any other Person as a result of such determination.

ARTICLE IV

The Controlling Collateral Agent

ARTICLE 4.01      Authority.

(a)          Notwithstanding any other provision of this Agreement, nothing herein shall be construed to impose any fiduciary or other duty on any Controlling Collateral Agent to any Non-Controlling Secured Party or give any Non-Controlling Secured Party the right to direct any Controlling Collateral Agent, except that each Controlling Collateral Agent shall be obligated to distribute proceeds of any Shared Collateral in accordance with Section 2.01 hereof.

(b)          In furtherance of the foregoing, each Non-Controlling Secured Party acknowledges and agrees that the Controlling Collateral Agent shall be entitled, for the benefit of the First-Lien Secured Parties, to sell, transfer or otherwise dispose of or deal with any Shared Collateral as provided herein and in the First-Lien Security Documents, as applicable, pursuant to which the Controlling Collateral Agent is the collateral agent for such Shared Collateral, without regard to any rights to which the Non-Controlling Secured Parties would otherwise be entitled as a result of the First-Lien Obligations held by such Non-Controlling Secured Parties. Without limiting the foregoing, each Non-Controlling Secured Party agrees that none of the Controlling Collateral Agent, the Applicable Authorized Representative or any other First-Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Shared Collateral (or any other Collateral securing any of the First-Lien Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Shared Collateral (or any other Collateral securing any First-Lien Obligations), in any manner that would maximize the return to the Non-Controlling Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Non-Controlling Secured Parties from such realization, sale, disposition or liquidation. Except with respect to any actions expressly prohibited or required to be taken by this Agreement, each of the First-Lien Secured Parties waives any claim it may now or hereafter have against any Collateral Agent or the Authorized Representative of any other Series of First-Lien Obligations or any other First-Lien Secured Party of any other Series arising out of (i) any actions which any Collateral Agent, Authorized Representative or the First-Lien Secured Parties take or omit to take (including, actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First-Lien Obligations from any account debtor, guarantor or any other party) in accordance with the First-Lien Security Documents or any other agreement related thereto or to the collection of the First-Lien Obligations or the valuation, use, protection or release of any security for the First-Lien Obligations, (ii) any election by any Applicable Authorized Representative or any holders of First-Lien Obligations, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b) of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law or (iii) subject to Section 2.05, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code or any equivalent provision of any other Bankruptcy Law, by the Borrowers or any of its Subsidiaries, as debtor-in-possession. Notwithstanding any other provision of this Agreement, the Controlling Collateral Agent shall not accept any Shared Collateral in full or partial satisfaction of any First-Lien Obligations pursuant to Section 9-620 of the Uniform Commercial Code of any jurisdiction, without the consent of each Authorized Representative representing holders of First-Lien Obligations for whom such Collateral constitutes Shared Collateral.

SECTION 4.02.      Rights as a First-Lien Secured Party. Any Person serving as a Collateral Agent or Authorized Representative hereunder shall have the same rights and powers in its capacity as a First-Lien Secured Party under any Series of First-Lien Obligations that it holds as any other First-Lien Secured Party of such Series and may exercise the same as though it were not a Collateral Agent or Authorized Representative and the term "First-Lien Secured Party" or "First-Lien Secured Parties" or (as applicable) "Credit Agreement Secured Party", "Credit Agreement Secured Parties", "Initial Additional First-Lien Secured Party ", "Initial Additional First-Lien Secured Parties", “Additional First-Lien Secured Party” or “ Additional First-Lien Secured Parties” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as a Collateral Agent or Authorized Representative hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Grantor or any Subsidiary thereof or other Affiliate thereof as if such Person were not a Collateral Agent or Authorized Representative hereunder and without any duty to account therefor to any other First-Lien Secured Party.

SECTION 4.03.      Exculpatory Provisions. No Collateral Agent nor any Authorized Representative shall have any duties or obligations except those expressly set forth herein and in the other First-Lien Security Documents. Without limiting the generality of the foregoing, no Collateral Agent nor any Authorized Representative:

(a)          shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)          shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other First-Lien Security Documents that the Collateral Agent or Authorized Representative, as applicable, is required to exercise as directed in writing by the Applicable Authorized Representative; provided that no Collateral Agent nor any Authorized Representative shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Collateral Agent or such Authorized Representative to liability or that is contrary to any First-Lien Security Document or applicable law;

(c)          shall, except as expressly set forth herein and in the other First-Lien Security Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their Affiliates that is communicated to or obtained by the Person serving as Collateral Agent or Authorized Representative, as the case may be, or any of its Affiliates in any capacity;

(d)          shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Applicable Authorized Representative, (ii) in the absence of its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (iii) in reliance on a certificate of a Responsible Officer of the Administrative Borrower stating that such action is not prohibited by the terms of this Agreement; and

(e)          shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other First-Lien Security Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any First-Lien Security Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the First-Lien Security Documents, (v) the value or the sufficiency of any Collateral for any Series of First-Lien Obligations, or (vi) the satisfaction of any condition set forth in any Secured Credit Document, other than to confirm receipt of items expressly required to be delivered to such Collateral Agent or such Authorized Representative, as the case may be.

ARTICLE V

Miscellaneous

SECTION 5.01      Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)          if to the Credit Agreement Collateral Agent or Administrative Agent, to it at [___], Attention of [           ] (Fax No. [           ];

(b)          if to the Initial Additional First-Lien Collateral Agent or the Initial Additional Authorized Representative, to it at [___], Attention of [           ] (Fax No. [           ]);

(c)          if to any other Additional First-Lien Collateral Agent or Additional Authorized Representative, to it at the address set forth in the applicable Joinder Agreement.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. To the extent agreed in writing among each Authorized Representative and Collateral Agent from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 5.02      Waivers; Amendment; Joinder Agreements.

(a)          No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by Section 5.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b)          Neither this Agreement nor any provision hereof may be terminated, waived, amended or modified (other than pursuant to any Joinder Agreement) except pursuant to an agreement or agreements in writing entered into by each Authorized Representative, each Collateral Agent, the Parent Borrower and each other affected Grantor with respect to which such termination, waiver, amendment or modification is to apply. Any such termination, waiver, amendment or modification and shall be binding upon the Credit Agreement Secured Parties and the Additional First Lien Secured Parties and their respective successors and assigns.

(c)          Notwithstanding the foregoing, without the consent of any First-Lien Secured Party, any Authorized Representative and Collateral Agent may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 5.13 and upon such execution and delivery, such Authorized Representative and such Collateral Agent, and the Additional First-Lien Secured Parties and Additional First-Lien Obligations of the Series for which such Authorized Representative is acting shall be subject to the terms hereof.

(d)          Notwithstanding the foregoing, without the consent of any other First-Lien Secured Party, the Collateral Agents, Authorized Representatives and the Administrative Borrower may effect amendments and modifications to this Agreement to the extent necessary to reflect any Refinancing or incurrence of any Additional First-Lien Obligations in compliance with the Secured Credit Documents; provided that any Collateral Agent or Authorized Representative may condition its execution and delivery of any such amendment or modification on a receipt of a certificate from a Responsible Officer of the Administrative Borrower to the effect that such Refinancing or incurrence is permitted by the then existing Secured Credit Documents.

SECTION 5.03      Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First-Lien Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 5.04      Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 5.05      Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

SECTION 5.06      Severability. Any provision of this Agreement that is invalid, illegal, prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality, prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good faith negotiations to replace the invalid, illegal, prohibited or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal, prohibited or unenforceable provisions.

SECTION 5.07      GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 5.08      Submission to Jurisdiction Waivers; Consent to Service of Process. Each Collateral Agent and each Authorized Representative, on behalf of itself and the First-Lien Secured Parties of the Series for which it is acting, irrevocably and unconditionally:

(a)          submits for itself and its property in any legal action or proceeding relating to this Agreement and the First-Lien Security Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts the State of New York located in the Borough of Manhattan, the courts of the United States for the Southern District of New York, and appellate courts from any thereof, and by execution and delivery of this Agreement, consents to the exclusive jurisdiction of those courts and agrees that it will not commence or support any such action or proceeding in another jurisdiction;

(b)          consents and agrees that any such action or proceeding shall be brought in such courts and irrevocably waives (to the extent permitted by applicable law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(c)          agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Authorized Representative) at the address set forth in Section 5.01;

(d)          agrees that nothing herein shall affect the right of any other party hereto (or any First-Lien Secured Party) to effect service of process in any other manner permitted by law; and

(e)          waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 5.08 any special, exemplary, punitive or consequential damages.

SECTION 5.09      WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 5.10      Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 5.11      Conflicts. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the First-Lien Security Documents or any of the other Secured Credit Documents, the provisions of this Agreement shall control.

SECTION 5.12      Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First-Lien Secured Parties in relation to one another. Nothing in this Agreement is intended to or shall impair the obligations of any Grantor to pay the First-Lien Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 5.13      Additional Senior Class Debt. To the extent, but only to the extent permitted by the provisions of the then extant Secured Credit Documents, the Borrowers may incur additional indebtedness after the date hereof that is secured on an equal and ratable basis by the Liens securing the First-Lien Obligations (such indebtedness referred to as “Additional Senior Class Debt”). Any such Additional Senior Class Debt may be secured by a Lien and may be Guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Additional First-Lien Documents, if and subject to the condition that the Authorized Representative and Collateral Agent of any such Additional Senior Class Debt (each, an “Additional Senior Class Debt Representative”), acting on behalf of the holders of such Additional Senior Class Debt (such Authorized Representative, such Collateral Agent and holders in respect of any Additional Senior Class Debt being referred to as the “Additional Senior Class Debt Parties”), becomes a party to this Agreement as an Authorized Representative or Collateral Agent, as applicable, by satisfying the conditions set forth in clauses (i) through (iv) of the immediately succeeding paragraph.

In order for an Additional Senior Class Debt Representative to become a party to this Agreement as an Authorized Representative or Collateral Agent, as applicable,

(i)          such Additional Senior Class Debt Representative, each Collateral Agent, each Authorized Representative and each Grantor shall have executed and delivered a “Joinder Agreement” (with such changes as may be reasonably approved by each such Collateral Agent, Authorized Representative, Additional Senior Class Debt Representative and Administrative Borrower) pursuant to which such Additional Senior Class Debt Representative becomes an Authorized Representative or Collateral Agent, as applicable, hereunder, and the Additional Senior Class Debt in respect of which such Additional Senior Class Debt Representative is the Authorized Representative constitutes Additional First-Lien Obligations and the related Additional Senior Class Debt Parties become subject hereto and bound hereby as Additional First-Lien Secured Parties;

(ii)          the Administrative Borrower shall have (x) delivered to each Collateral Agent true and complete copies of each of the Additional First-Lien Documents relating to such Additional Senior Class Debt, certified as being true and correct by an authorized officer of the Administrative Borrower and (y) identified in a certificate of a Responsible Officer the obligations to be designated as Additional First-Lien Obligations and the initial aggregate principal amount or face amount thereof and certified that such obligations are permitted to be incurred and secured on a pari passu basis with the then extant First-Lien Obligations and by the terms of the then extant Secured Credit Documents;

(iii)          all filings, recordations and/or amendments or supplements to the First-Lien Security Documents necessary or desirable in the reasonable judgment of such Additional Senior Class Debt Representative to confirm and perfect the Liens securing the relevant obligations relating to such Additional Senior Class Debt shall have been made, executed and/or delivered (or, with respect to any such filings or recordations, acceptable provisions to perform such filings or recordations shall have been taken in the reasonable judgment of such Additional Senior Class Debt Representative), and all fees and taxes in connection therewith shall have been paid (or acceptable provisions to make such payments shall have been taken in the reasonable judgment of such Additional Senior Class Debt Representative); and

(iv)          the Additional First-Lien Documents, as applicable, relating to such Additional Senior Class Debt shall provide, in a manner reasonably satisfactory to each Collateral Agent and Authorized Representative, that each Additional Senior Class Debt Party with respect to such Additional Senior Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Additional Senior Class Debt.

Each Authorized Representative and Collateral Agent acknowledges and agrees that upon execution and delivery of a Joinder Agreement by an Additional Senior Class Debt Representative and each Grantor in accordance with this Section 5.13, the Initial Additional First-Lien Collateral Agent will continue to act in its capacity as Initial Additional First-Lien Collateral Agent in respect of the then existing Authorized Representatives (other than the Administrative Agent) and such additional Authorized Representative.

SECTION 5.14      Integration. This Agreement together with the other Secured Credit Documents and the First-Lien Security Documents represents the agreement of each of the Grantors and the First-Lien Secured Parties with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by any Grantor, the Credit Agreement Collateral Agent, or any other First-Lien Secured Party relative to the subject matter hereof not expressly set forth or referred to herein or in the other Secured Credit Documents.

SECTION 5.15      Additional Grantors. The Borrowers agree that, if any Person shall become a Grantor after the date hereof, it will promptly cause such Person to become party hereto by executing and delivering an instrument in the form of Annex III. Upon such execution and delivery, such Person will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder and will be acknowledged by each Authorized Representative at such time. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 5.16.      Representatives. It is understood and agreed that (a) Bank of America, N.A., as Credit Agreement Collateral Agent and Authorized Representative for the Credit Agreement Secured Parties is entering into this Agreement in its capacity as administrative agent and collateral agent under the Credit Agreement and the provisions of Article IX of the Credit Agreement applicable to the Administrative Agent (as defined therein) thereunder shall also apply to the Credit Agreement Collateral Agent and Authorized Representative for the Credit Agreement Secured Parties hereunder and (b) [    ] as Initial Additional First-Lien Collateral Agent and Initial Additional Authorized Representative is entering into this Agreement in its capacity as [    ] under [    ] and the provisions of Article [    ] of such agreement applicable to the [    ] (as defined therein) thereunder shall also apply to the Initial Additional First-Lien Collateral Agent and Initial Additional Authorized Representative hereunder. Except as expressly set forth herein, no Authorized Representative nor any Collateral Agent shall have any duties or obligations in respect of any of the Collateral, all of such duties and obligations, if any, being subject to and governed by the applicable Secured Credit Documents.

SECTION 5.17.      Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BANK OF AMERICA, N.A.,
as Credit Agreement Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

BANK OF AMERICA, N.A.,
as Authorized Representative for the Credit Agreement Secured Parties

By:
Name:
Title:

By:
Name:
Title:

[ ],
as Initial Additional First-Lien Collateral Agent

By:
Name:
Title:

[ ],
as Initial Additional Authorized Representative

By:
Name:
Title:

BIOSCRIP, INC., as the Parent Borrower

By:
Name:
Title:

[GRANTORS]

By:
Name:
Title:

ANNEX I

Grantors

Schedule 1

ANNEX II

[FORM OF] JOINDER NO. [       ] dated as of [_______], 20[    ] to the FIRST-LIEN INTERCREDITOR AGREEMENT dated as of [__], 20[    ] (the “First-Lien Intercreditor Agreement”), among BioScrip, Inc., a Delaware corporation (the “Parent Borrower”), certain other borrowers from time to time party to the First Lien Credit Agreement (collectively with the Parent Borrower, the “Borrowers”), the other Grantors (as defined therein) from time to time party thereto, BANK OF AMERICA, N.A., as Credit Agreement Collateral Agent for the Credit Agreement Secured Parties under the First-Lien Security Documents (in such capacity, the “Credit Agreement Collateral Agent”), BANK OF AMERICA, N.A., as Authorized Representative for the Credit Agreement Secured Parties, [    ] as Initial Additional First-Lien Collateral Agent, [        ] as Initial Additional Authorized Representative, and the additional Authorized Representatives from time to time a party thereto.1

A.            Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the First-Lien Intercreditor Agreement.

B.            As a condition to the ability of the Borrowers to incur Additional First-Lien Obligations and to secure such Additional Senior Class Debt with the liens and security interests created by the Additional First-Lien Security Documents relating thereto, the Additional Senior Class Debt Representative2 in respect of such Additional Senior Class Debt is required to become an Authorized Representative and Collateral Agent, and such Additional Senior Class Debt and the Additional Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the First-Lien Intercreditor Agreement. Section 5.13 of the First-Lien Intercreditor Agreement provides that such Additional Senior Class Debt Representative may become an Authorized Representative and Collateral Agent, and such Additional Senior Class Debt and such Additional Senior Class Debt Parties may become subject to and bound by the First-Lien Intercreditor Agreement as Additional First-Lien Obligations and Additional First-Lien Secured Parties, respectively, upon the execution and delivery by the Additional Senior Class Debt Representative of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 5.13 of the First-Lien Intercreditor Agreement. The undersigned Additional Senior Class Debt Representative (the “New Representative”) is executing this Joinder Agreement in accordance with the requirements of the First-Lien Intercreditor Agreement and the First-Lien Security Documents.

[1]	In the event of the Refinancing of the Credit Agreement Obligations, revise to reflect joinder by a new Credit Agreement Collateral Agent

[2]	To be revised as necessary if Additional Senior Class Debt Representative is not both Authorized Representative and Collateral Agent for such Series of Additional Senior Class Debt.

Accordingly, each Collateral Agent, each Authorized Representative and the New Representative agree as follows:

SECTION 1.      In accordance with Section 5.13 of the First-Lien Intercreditor Agreement, the New Representative by its signature below becomes an Authorized Representative and a Collateral Agent under, and the related Additional Senior Class Debt and Additional Senior Class Debt Parties become subject to and bound by, the First-Lien Intercreditor Agreement as Additional First-Lien Obligations and Additional First-Lien Secured Parties, with the same force and effect as if the New Representative had originally been named therein as an Authorized Representative and a Collateral Agent and the New Representative, on its behalf and on behalf of such Additional Senior Class Debt Parties, hereby agrees to all the terms and provisions of the First-Lien Intercreditor Agreement applicable to it as Authorized Representative and Collateral Agent and to the Additional Senior Class Debt Parties that it represents as Additional First-Lien Secured Parties. Each reference to an “Authorized Representative” and a “Collateral Agent” in the First-Lien Intercreditor Agreement shall be deemed to include the New Representative. The First-Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2.      The New Representative represents and warrants to each Collateral Agent, each Authorized Representative and the other First-Lien Secured Parties, individually, that (i) it has full power and authority to enter into this Joinder, in its capacity as [agent][trustee] [and] collateral agent, (ii) this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability and (iii) the Additional First-Lien Documents relating to such Additional Senior Class Debt provide that, upon the New Representative’s entry into this Joinder, the Additional Senior Class Debt Parties in respect of such Additional Senior Class Debt will be subject to and bound by the provisions of the First-Lien Intercreditor Agreement as Additional First-Lien Secured Parties.

SECTION 3.      This Joinder may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Joinder shall become effective when each Collateral Agent and Authorized Representative shall have received a counterpart of this Joinder that bears the signatures of the New Representative. Delivery of an executed signature page to this Joinder by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Joinder.

SECTION 4.      Except as expressly supplemented hereby, the First-Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5.      THIS JOINDER AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6.      In case any one or more of the provisions contained in this Joinder should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First-Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7.      All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the First-Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at its address set forth below its signature hereto.

SECTION 8.      The Borrowers agree to reimburse each Collateral Agent and each Authorized Representative for its reasonable out-of-pocket expenses in connection with this Joinder, including the reasonable fees, other charges and disbursements of counsel, in each case as required by the applicable Secured Credit Documents.

IN WITNESS WHEREOF, the New Representative has duly executed this Joinder to the First-Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as
[ ] and as collateral agent for the holders of [ ],

By:
Name:
Title:

Address for notices:

attention of:
Telecopy:

[Acknowledged by:

BANK OF AMERICA, N.A.,
as the Credit Agreement Collateral Agent and Administrative Agent,

By:
Name:
Title:

By:
Name:
Title:

[                        ],
as the Initial Additional Authorized Representative and Initial Additional First-Lien Collateral Agent,

By:
Name:
Title:

[OTHER AUTHORIZED REPRESENTATIVES]

BIOSCRIP, INC.

By:
Name:
Title:

THE OTHER GRANTORS
LISTED ON SCHEDULE I HERETO,

By:
Name:
Title:

Schedule I to the
Supplement to the
First-Lien Intercreditor Agreement

Grantors

[        ]

SUPPLEMENT NO. [   ] dated as of [            ], 20[      ], to the FIRST-LIEN INTERCREDITOR AGREEMENT dated as of [         ], 20[  ] (the “First-Lien Intercreditor Agreement”), BioScrip, Inc., a Delaware corporation (the “Parent Borrower”), certain other borrowers from time to time party to the First Lien Credit Agreement (collectively with the Parent Borrower, the “Borrowers”), the other Grantors (as defined therein) from time to time party thereto, BANK OF AMERICA, N.A., as Credit Agreement Collateral Agent for the Credit Agreement Secured Parties under the First-Lien Security Documents (in such capacity, the “Credit Agreement Collateral Agent”), BANK OF AMERICA, N.A., as Authorized Representative for the Credit Agreement Secured Parties, [_________], as Initial Additional First-Lien Collateral Agent, [          ], as Initial Additional Authorized Representative, and the additional Authorized Representatives from time to time party thereto.

A.            Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the First-Lien Intercreditor Agreement.

B.            The Grantors have entered into the First-Lien Intercreditor Agreement. Pursuant to the Credit Agreement and certain Additional First-Lien Documents, certain newly acquired or organized Persons are required to enter into the First-Lien Intercreditor Agreement pursuant to Section 5.15 thereof. Section 5.15 of the First-Lien Intercreditor Agreement provides that such Persons may become party to the First-Lien Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement and the Additional First-Lien Documents.

Accordingly, each Authorized Representative and the New Grantor agree as follows:

SECTION 1. In accordance with Section 5.15 of the First-Lien Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the First-Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the First-Lien Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the First-Lien Intercreditor Agreement shall be deemed to include the New Grantor. The First-Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to each Authorized Representative and the other First-Lien Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Bankruptcy Law and by general principles of equity.

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when each Authorized Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic method shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the First-Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the First-Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5.01 of the First-Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Administrative Borrower as specified in the First-Lien Intercreditor Agreement.

SECTION 8. The Borrowers agree to reimburse each Authorized Representative for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for each Authorized Representative as required by the applicable Secured Credit Documents.

IN WITNESS WHEREOF, the New Grantor, and each Authorized Representative have duly executed this Supplement to the First-Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR]

By:
Name:
Title:

Acknowledged by:

BANK OF AMERICA, N.A.,
as Administrative Agent,

By:
Name:
Title:

By:
Name:
Title:

[                        ],
as the Initial Additional Authorized Representative, and

By:
Name:
Title:

[OTHER AUTHORIZED REPRESENTATIVES]

EXHIBIT K

FORM OF SECOND LIEN INTERCREDITOR AGREEMENT

[attached]

FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT

dated as of

[________],

between

BANK OF AMERICA, N.A.,

as First Lien Credit Agreement Administrative Agent

[_____________],

as Second Lien Notes Collateral Agent

and

each additional Representative from time to time party hereto

Table of Contents

Article 1 Definitions

Section 1.01.	Construction; Certain Defined Terms	1

Article 2 Subordination of Liens

Section 2.01.	Similar Liens and Agreements	12
Section 2.02.	Subordination of Liens	12
Section 2.03.	No Action with Respect to Second Lien Collateral Subject to First Liens	14
Section 2.04.	No Duties of Designated First Lien Representative or other First Lien Secured Parties	16
Section 2.05.	No Interference	17
Section 2.06.	Automatic Release of Second Liens	18
Section 2.07.	Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings	19
Section 2.08.	Reinstatement	22
Section 2.09.	Purchase Right	22
Section 2.10.	New Liens	23
Section 2.11.	Injunctive Relief	23
Section 2.12.	Rights as Unsecured Creditors	23

Article 3 Sub-Agency for Perfection of Certain Security Interests

Article 4 Existence and Amounts of Liens and Obligations

Article 5 Consent of Grantors

Article 6 Representations and Warranties of Each Representative

Article 7 Application of Proceeds

Section 7.01.	Payment Over	25
Section 7.02.	Application of Proceeds	26
Section 7.03.	Insurance and Condemnation Awards	26

FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”) dated as of August 6, 2019, between BANK OF AMERICA, N.A., as administrative agent for the First Lien Credit Agreement Secured Parties referred to herein (in such capacity, together with its successors and assigns in such capacity, the “First Lien Credit Agreement Administrative Agent”), and ANKURA TRUST COMPANY, LLC, as collateral agent for the Second Lien Notes Indenture Secured Parties referred to herein (in such capacity, together with its successors and assigns in such capacity, the “Second Lien Notes Collateral Agent”), and each of the other Representatives from time to time party hereto in accordance with the terms hereof, and by HC GROUP HOLDINGS II, LLC, a Delaware limited liability company (the “Initial Borrower”), BIOSCRIP, INC., a Delaware corporation (the “Parent Borrower”), and certain Subsidiaries of the Parent Borrower from time to time party to each of the First Lien Credit Agreement and the Second Lien Notes Indenture (such terms, and each other capitalized term used and not otherwise defined herein, having the meaning assigned to them in Article 1). Reference is made to (i) the First Lien Credit Agreement under which the lenders referred to therein have extended and agreed to extend credit to the Parent Borrower and (ii) the Second Lien Notes Indenture under which the Parent Borrower has issued notes to the holders thereof. In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the First Lien Credit Agreement Administrative Agent (for itself and on behalf of the First Lien Credit Agreement Secured Parties), the Second Lien Notes Collateral Agent (for itself and on behalf of the Second Lien Notes Indenture Secured Parties) and each other Representative that becomes a party hereto (for itself and on behalf of the Secured Parties represented by it) agree as follows:

Article 1
Definitions

Section 1.01.      Construction; Certain Defined Terms. (a) The rules of construction specified in Section 1.02, 1.03, 1.05, 1.06, 1.07 and 1.09 of the First Lien Credit Agreement shall apply to this Agreement, including terms defined in the preamble hereto. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings set forth in the First Lien Credit Agreement as in effect on the date hereof or, if not defined therein, in the Second Lien Notes Indenture as in effect on the date hereof. Notwithstanding anything to the contrary in Section 1.05 of the First Lien Credit Agreement, any term referenced herein by cross-reference to a defined term or section reference in (i) the First Lien Credit Agreement shall be deemed to be a cross-reference to a defined term or section reference, as applicable, in the First Lien Credit Agreement as in effect on the date hereof or the same or comparable term or section reference, as applicable, in any other First Lien Loan Document and (ii) the Second Lien Notes Indenture shall be deemed to be a cross-reference to a defined term or section reference, as applicable, in the Second Lien Notes Indenture as in effect on the date hereof or the same or comparable term or section reference, as applicable, in any other Second Lien Debt Document. Each agreement herein of any Representative shall bind the Secured Parties represented by such Representative and any reference herein to the parties hereto shall also bind all such Secured Parties.

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(a)            As used in this Agreement (including in the preamble hereto), the following terms have the meanings specified below:

“ABL Intercreditor Agreement” means the ABL Intercreditor Agreement, dated as of the date hereof, among the First Lien Credit Agreement Administrative Agent, the Second Lien Notes Collateral Agent, the ABL Agent (as defined in the First Lien Credit Agreement), the Initial Borrower, the Parent Borrower, certain Subsidiaries of the Parent Borrower from time to time party thereto and other parties from time to time party thereto, as such agreement may be amended, restated, waived, restructured, renewed, extended, supplemented or otherwise modified from time to time.

“Additional First Lien Debt” means any Indebtedness that is issued or guaranteed by any Grantor (other than Indebtedness and guarantees constituting First Lien Credit Agreement Secured Obligations) which Indebtedness and guarantees are secured by the First Lien Collateral (or a portion thereof) on a basis senior to the Second Lien Secured Obligations; provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by this Agreement and by each First Lien Loan Document and each Second Lien Debt Document in effect at the time of such incurrence and (ii) the Representative for the holders of such Indebtedness shall have become party to: (A) this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.04 hereof, (B) the First Lien Parity Intercreditor Agreement pursuant thereto, and by satisfying the conditions set forth therein and (C) the ABL Intercreditor Agreement pursuant thereto, and by satisfying the conditions set forth therein; provided, further, that, if such Indebtedness will be the initial Additional First Lien Debt incurred by any Grantor after the date hereof, then the Grantors, the First Lien Credit Agreement Administrative Agent and the Representative for such Indebtedness shall have executed and delivered the First Lien Parity Intercreditor Agreement. Additional First Lien Debt shall include any Registered Equivalent Notes and guarantees thereof by the Grantors issued in exchange therefor.

“Additional First Lien Debt Facility” means each indenture, credit agreement or other governing agreement with respect to any Additional First Lien Debt.

“Additional First Lien Loan Documents” means with respect to any series, issue or class of Additional First Lien Debt, the promissory notes, indentures, credit agreements, guarantees or other operative agreements evidencing or governing such indebtedness and any Security Documents securing such Additional First Lien Debt.

“Additional First Lien Secured Obligations” means with respect to any series, issue or class of Additional First Lien Debt, (i) all principal of, and interest (including, without limitation, any Post-Petition Interest) payable with respect to, such Additional First Lien Debt, (ii) all premiums, fees, expenses, and other amounts payable to the related Additional First Lien Secured Parties under the related Additional First Lien Loan Documents (including, without limitation, any Post-Petition Interest), (iii) any Hedging Obligations (and guarantees thereof) secured under the First Lien Security Documents securing the related series, issue or class of Additional First Lien Debt, (iv) any Cash Management Obligations (and guarantees thereof) secured under the First Lien Security Documents securing the related series, issue or class of Additional First Lien Debt and (v) any Refinancings of the foregoing.

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“Additional First Lien Secured Parties” means with respect to any series, issue or class of Additional First Lien Debt, the holders of such Additional First Lien Debt, the Representative with respect thereto, any trustee or agent therefor under any related Additional First Lien Loan Documents and the beneficiaries of each indemnification obligation undertaken by any Grantor under any related Additional First Lien Loan Documents and the holders of any other Additional First Lien Secured Obligations secured by the Security Documents for such series, issue or class of Additional First Lien Debt.

“Additional Second Lien Debt” means any Indebtedness that is issued or guaranteed by any Grantor (other than Indebtedness and guarantees constituting Second Lien Notes Indenture Secured Obligations) which Indebtedness and guarantees are secured by the Second Lien Collateral (or a portion thereof) on a basis junior to the First Lien Secured Obligations; provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by this Agreement and by each First Lien Loan Document and each Second Lien Debt Document in effect at the time of such incurrence and (ii) the Representative for the holders of such Indebtedness shall have become party to: (A) this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.04 hereof, (B) the Second Lien Parity Intercreditor Agreement pursuant to, and by satisfying the conditions set forth therein and (C) the ABL Intercreditor Agreement pursuant to, and by satisfying the conditions set forth therein; provided, further, that, if such Indebtedness will be the initial Additional Second Lien Debt incurred by any Grantor after the date hereof, then the Grantors, the Second Lien Notes Collateral Agent and the Representative for such Indebtedness shall have executed and delivered the Second Lien Parity Intercreditor Agreement. Additional Second Lien Debt shall include any Registered Equivalent Notes and guarantees thereof by the Grantors issued in exchange therefor.

“Additional Second Lien Debt Documents” means with respect to any series, issue or class of Additional Second Lien Debt, the promissory notes, indentures, credit agreements, guarantees or other operative agreements evidencing or governing such indebtedness and any Security Documents securing such Additional Second Lien Debt.

“Additional Second Lien Debt Facility” means each indenture, credit agreement or other governing agreement with respect to any Additional Second Lien Debt.

“Additional Second Lien Secured Obligations” means with respect to any series, issue or class of Additional Second Lien Debt, (i) all principal of, and interest (including, without limitation, any Post-Petition Interest) payable with respect to, such Additional Second Lien Debt, (ii) all premiums, fees, expenses, and other amounts payable to the related Additional Second Lien Secured Parties under the related Additional Second Lien Debt Documents (including, without limitation, any Post-Petition Interest), (iii) any Hedging Obligations (and guarantees thereof) secured under the Second Lien Security Documents securing the related series, issue or class of Additional Second Lien Debt and (iv) any Refinancings of the foregoing.

“Additional Second Lien Secured Parties” means with respect to any series, issue or class of Additional Second Lien Debt, the holders of such Additional Second Lien Debt, the Representative with respect thereto, any trustee or agent therefor under any related Additional Second Lien Debt Documents and the beneficiaries of each indemnification obligation undertaken by any Grantor under any related Additional Second Lien Debt Documents and the holders of any other Additional Second Lien Secured Obligations secured by the Security Documents for such series, issue or class of Additional Second Lien Debt.

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“Agreement” has the meaning given to such term in the preamble to this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code (11. U.S.C. § 101 et seq.).

“Bankruptcy/Liquidation Proceeding” means (a) the institution of any voluntary or involuntary case or proceeding under the Bankruptcy Code or any other Debtor Relief Law with respect to such Grantor as debtor; (b) any general assignment for the benefit of creditors of any Grantor or any marshaling of assets and liabilities of any Grantor; or (c) any appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for any Grantor or for all or any material part of its property.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York, New York.

“Cash Management Obligations” shall mean all obligations in respect of any Cash Management Services (as defined in the First Lien Credit Agreement as in effect on the date hereof).

“Class Debt” has the meaning given to such term in Section 8.04.

“Class Debt Representatives” has the meaning given to such term in Section 8.04.

“Collateral” means the First Lien Collateral and the Second Lien Collateral.

“Contingent First Lien Obligation” means, at any time, First Lien Secured Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding (a) the principal of, and interest and premium (if any) on, and fees and expenses relating to, any First Lien Secured Obligation and (b) contingent reimbursement obligations in respect of amounts that may be drawn under outstanding letters of credit) in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written) has been made (and, in the case of First Lien Secured Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.

“Contingent Second Lien Obligation” means, at any time, Second Lien Secured Obligations for taxes, costs, indemnifications, reimbursements, damages and other liabilities (excluding (a) the principal of, and interest and premium (if any) on, and fees and expenses relating to, any Second Lien Secured Obligation and (b) contingent reimbursement obligations in respect of amounts that may be drawn under outstanding letters of credit) in respect of which no assertion of liability (whether oral or written) and no claim or demand for payment (whether oral or written) has been made (and, in the case of Second Lien Secured Obligations for indemnification, no notice for indemnification has been issued by the indemnitee) at such time.

“Debt Facility” means any First Lien Debt Facility and any Second Lien Debt Facility.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

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“Designated First Lien Representative” means (i) the First Lien Credit Agreement Administrative Agent, until such time as the Discharge of First Lien Credit Agreement Obligations has occurred, and (ii) thereafter, the First Lien Representative with respect to the then existing First Lien Debt Facility (if only one First Lien Debt Facility is then in effect), otherwise, the First Lien Representative serving as the “Applicable Authorized Representative” (as defined in the First Lien Parity Intercreditor Agreement) or any similar term used in the First Lien Parity Intercreditor Agreement. When any Representative other than the First Lien Credit Agreement Administrative Agent becomes the Applicable Authorized Representative thereunder it (or the Parent Borrower on its behalf) shall send a written notice thereof to the Designated Second Lien Representative and the Grantors.

“Designated Second Lien Representative” means (i) the Second Lien Notes Collateral Agent, until such time as the Discharge of Second Lien Notes Indenture Obligations has occurred, and (ii) thereafter, the Second Lien Representative with respect to the then existing Second Lien Debt Facility (if only one Second Lien Debt Facility is then in effect), otherwise, the Second Lien Representative serving as the “Applicable Authorized Representative” (as defined in the Second Lien Parity Intercreditor Agreement) or any similar term used in the Second Lien Parity Intercreditor Agreement. When any Representative other than the Second Lien Notes Collateral Agent becomes the Applicable Authorized Representative thereunder it (or the Parent Borrower on its behalf) shall send a written notice thereof to the Designated First Lien Representative and the Grantors.

“Designation” means a designation of (i) Indebtedness as either Additional First Lien Debt or Additional Second Lien Debt, (ii) a Replacement First Lien Credit Agreement as the First Lien Credit Agreement or (iii) a Replacement Second Lien Debt Agreement as the Second Lien Notes Indenture, in each case in substantially the form of Annex III attached hereto.

“DIP Financing” has the meaning given to such term in Section 2.07.

“Discharge” means, with respect to any Debt Facility, the date on which (i) such Debt Facility and the First Lien Secured Obligations or Second Lien Secured Obligations thereunder, as the case may be, have been paid in full in cash (other than any Contingent First Lien Obligations or Contingent Second Lien Obligations) and are no longer secured by the Collateral pursuant to the terms of the documentation governing such Debt Facility or, with respect to any Hedging Obligations or Cash Management Obligations secured by the Security Documents for such Debt Facility, either (x) such Hedging Obligations or Cash Management Obligations have either been paid in full or are no longer secured by the Collateral pursuant to the terms of the documentation governing such Debt Facility, (y) such Hedging Obligations or Cash Management Obligations shall have been cash collateralized or backstopped on terms satisfactory to each applicable counterparty (or other arrangements satisfactory to the applicable counterparty shall have been made) or (z) such Hedging Obligations or Cash Management Obligations are no longer secured by the Collateral pursuant to the terms of the documentation governing such Debt Facility, (ii) if such Debt Facility is a First Lien Debt Facility, any letters of credit issued thereunder have terminated or been cash collateralized or backstopped (in the amount and form required under the applicable Debt Facility) and (iii) all commitments of the First Lien Secured Parties or the Second Lien Secured Parties, as applicable under such Debt Facility have terminated. The term “Discharged” shall have a corresponding meaning.

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“Discharge of First Lien Credit Agreement Obligations” means the Discharge of the First Lien Credit Agreement Secured Obligations with respect to the First Lien Collateral; provided that the Discharge of First Lien Credit Agreement Secured Obligations shall not be deemed to have occurred in connection with a Refinancing of such First Lien Credit Agreement Secured Obligations with a Replacement First Lien Credit Agreement which has been designated in writing by the Parent Borrower to the Designated First Lien Representative and the Designated Second Lien Representative, as the “First Lien Credit Agreement” for purposes of this Agreement.

“Discharge of First Lien Secured Obligations” means the Discharge of the First Lien Secured Obligations under each First Lien Debt Facility with respect to the First Lien Collateral.

“Discharge of Second Lien Notes Indenture Obligations” means the Discharge of the Second Lien Notes Indenture Secured Obligations with respect to the Second Lien Collateral; provided that the Discharge of Second Lien Notes Indenture Secured Obligations shall not be deemed to have occurred in connection with a Refinancing of such Second Lien Notes Indenture Secured Obligations with a Replacement Second Lien Debt Agreement which has been designated in writing by the Parent Borrower to the Designated Second Lien Representative and the Designated First Lien Representative, as the “Second Lien Notes Indenture” for purposes of this Agreement.

“Discharge of Second Lien Secured Obligations” means the Discharge of the Second Lien Secured Obligations under each Second Lien Debt Facility with respect to the Second Lien Collateral.

“Excluded Cash Collateral” has the meaning given to such term in Section 2.01(d).

“First Lien Class Debt” has the meaning given to such term in Section 8.04.

“First Lien Class Debt Representative” has the meaning given to such term in Section 8.04.

“First Lien Collateral” means the “Collateral”, as such term is defined in any First Lien Loan Document, and any other assets or properties of any of the Grantors now or at any time hereafter subject to, or required to be subject to, Liens securing any First Lien Secured Obligations.

“First Lien Credit Agreement” means the First Lien Credit Agreement, dated as of the date hereof, among the Initial Borrower, the Parent Borrower, certain Subsidiaries of the Parent Borrower from time to time party thereto as borrowers or guarantors, the lenders and other parties from time to time party thereto and Bank of America, N.A., as administrative agent, as such agreement may be amended, restated, Refinanced, waived, restructured, renewed, extended, supplemented or otherwise modified from time to time and shall also include any Replacement First Lien Credit Agreement.

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“First Lien Credit Agreement Administrative Agent” has the meaning provided in the preamble to this Agreement; provided, however, that if the First Lien Credit Agreement is Refinanced by a Replacement First Lien Credit Agreement, then all references herein to the First Lien Credit Agreement Administrative Agent shall refer to the administrative agent, collateral agent, trustee or similar agent, as applicable, under the Replacement First Lien Credit Agreement.

“First Lien Credit Agreement Secured Obligations” means the “Secured Obligations”, as such term is defined in the First Lien Credit Agreement.

“First Lien Credit Agreement Secured Parties” means, at any time, the “Secured Parties”, as such term is defined in the First Lien Credit Agreement.

“First Lien Debt Facilities” means the First Lien Credit Agreement and any Additional First Lien Debt Facilities.

“First Lien Loan Documents” means (a) the “Loan Documents”, as such term is defined in the First Lien Credit Agreement, and (b) the Additional First Lien Loan Documents.

“First Lien Parity Intercreditor Agreement” means the “First Lien Intercreditor Agreement”, as such term is defined in the First Lien Credit Agreement.

“First Lien Representative” means (i) in the case of the First Lien Credit Agreement, the First Lien Credit Agreement Administrative Agent and (ii) in the case of any Additional First Lien Debt Facility and the Additional First Lien Secured Parties thereunder the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional First Lien Debt Facility that is named as the Representative in respect of such Additional First Lien Debt Facility in the applicable Joinder Agreement.

“First Lien Secured Obligations” means, at any time, (a) the First Lien Credit Agreement Secured Obligations, (b) all Cash Management Obligations (and guarantees thereof) secured under the First Lien Security Documents securing the First Lien Credit Agreement and (c) the Additional First Lien Secured Obligations; provided that, notwithstanding anything to the contrary in this Agreement, the term “First Lien Secured Obligations” shall exclude any obligation (other than any obligation in respect of any DIP Financing permitted to be incurred under Section 2.07 hereof and to which the Second Lien Secured Parties are required to consent or otherwise do consent) that was not permitted to be incurred and secured by First Liens on the First Lien Collateral, by this Agreement and by each First Lien Loan Document and each Second Lien Debt Document in effect at the time of such incurrence.

“First Lien Secured Parties” means, at any time, (a) the First Lien Credit Agreement Secured Parties and (b) any Additional First Lien Secured Parties.

“First Lien Security Documents” means the “Collateral Documents”, as such term is defined in the First Lien Credit Agreement, and any other documents now existing or entered into after the date hereof that create Liens on any assets or properties of any of the Grantors to secure any First Lien Secured Obligations or pursuant to which any such Lien thereon is perfected.

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“First Liens” means Liens created or purported to be created under the First Lien Security Documents securing any First Lien Secured Obligations.

“Grantor” means the Initial Borrower, the Parent Borrower and each Subsidiary of the Parent Borrower which has granted a security interest pursuant to any Security Document to secure any Secured Obligations.

“Hedging Obligations” of any Person means any obligation of such Person pursuant to any Swap Contract.

“Indebtedness” means indebtedness in respect of borrowed money and obligations evidenced by bonds, debentures, notes, loan agreements or similar instruments; for the avoidance of doubt, “Indebtedness” shall not include Hedging Obligations or Cash Management Obligations.

“Initial Borrower” has the meaning given to such term in the preamble to this Agreement.

“Joinder Agreement” means a joinder agreement substantially in the form of Annex II hereof required to be delivered by a Representative to the Designated First Lien Representative and the Designated Second Lien Representative pursuant to Section 8.04 hereof in order to include an additional Debt Facility hereunder and to become the Representative hereunder for the applicable First Lien Secured Parties or applicable Second Lien Secured Parties, as the case may be, under such Debt Facility.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any capitalized lease having substantially the same economic effect as any of the foregoing); provided that in no event shall an operating lease in and of itself be deemed a Lien.

“Permitted Second Lien Credit Bid Rights” means in respect of any sale of assets constituting Collateral in any Bankruptcy/Liquidation Proceeding, that the applicable sale procedures order grants the Second Lien Representative and the Second Lien Secured Parties (individually and in any combination, subject to the terms of the Second Lien Debt Documents) the right to bid at the sale of such assets and the right to offset its claims secured by Second Liens upon such assets against the purchase price of such assets, but only if (A) the bid of the Second Lien Representative or such Second Lien Secured Parties is the highest bid or otherwise determined by a court to be the best offer at a sale, (B) the Second Lien Representative or such Second Lien Secured Parties provide evidence of financing adequate to close the sale and (C) the bid of the Second Lien Representative or such Second Lien Secured Parties includes a cash purchase price component payable at the closing of the sale in an amount that would be sufficient on the date of the closing of the sale, if such amount were applied to such payment on such date, to pay or satisfy in full in cash all unpaid First Lien Secured Obligations (including the discharge, cash collateralization or backstopping of all outstanding letters of credit constituting First Lien Secured Obligations and all Cash Management Obligations and Hedging Obligations constituting First Lien Secured Obligations but excluding, in the case of the First Lien Secured Obligations, Contingent First Lien Obligations) and to satisfy the First Liens and any obligations secured by Liens on any such assets entitled to priority over the First Liens that attach to the proceeds of the sale, and such order requires such amount to be so applied.

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“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Post-Petition Interest” means interest, fees, expenses and other charges that pursuant to the First Lien Loan Documents or the Second Lien Debt Documents, as applicable, continue to accrue after the commencement of any Bankruptcy/Liquidation Proceeding, whether or not such interest, fees, expenses and other charges are allowed or allowable under the Bankruptcy Code or other applicable Debtor Relief Law in any such Bankruptcy/Liquidation Proceeding.

“Purchase Event” has the meaning given to such term in Section 2.09.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, refund, replace or repay such Indebtedness, or to issue other Indebtedness, whether of the same principal amount or greater or lesser principal amount, in exchange or replacement for such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in an offering pursuant to Rule 144A under the Securities Act or other private placement transaction under the Securities Act, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Release” has the meaning given to such term in Section 2.06.

“Replacement First Lien Credit Agreement” means any loan agreement, indenture or other agreement that (i) Refinances the First Lien Credit Agreement so long as, after giving effect to such Refinancing, the agreement that was the First Lien Credit Agreement immediately prior to such Refinancing is no longer secured, or required to be secured, by any of the Collateral and (ii) becomes the First Lien Credit Agreement hereunder by Designation as such pursuant to Section 8.05.

“Replacement Second Lien Debt Agreement” means any loan agreement, indenture or other agreement that (i) Refinances the Second Lien Notes Indenture so long as, after giving effect to such Refinancing, the agreement that was the Second Lien Notes Indenture immediately prior to such Refinancing is no longer secured, or required to be secured, by any of the Collateral and (ii) becomes the Second Lien Notes Indenture hereunder by Designation as such pursuant to Section 8.05.

“Representatives” means the First Lien Representatives and the Second Lien Representatives.

“Second Lien Class Debt” has the meaning given to such term in Section 8.04.

“Second Lien Class Debt Representative” has the meaning given to such term in Section 8.04.

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“Second Lien Collateral” means the “Collateral”, as such term is defined in any Second Lien Debt Document, and any other assets or properties of any of the Grantors now or at any time hereafter subject to, or required to be subject to, Liens securing any Second Lien Secured Obligations.

“Second Lien Debt Documents” means (a) the “Notes Documents”, as such term is defined in the Second Lien Notes Indenture and (b) the Additional Second Lien Debt Documents.

“Second Lien Debt Facilities” means the Second Lien Notes Indenture and any Additional Second Lien Debt Facilities.

“Second Lien Notes Collateral Agent” has the meaning given to such term in the preamble to this Agreement; provided, however, that if the Second Lien Notes Indenture is Refinanced by a Replacement Second Lien Debt Agreement, then all references herein to the Second Lien Notes Collateral Agent shall refer to the administrative agent, collateral agent, trustee or similar agent, as applicable, under the Replacement Second Lien Debt Agreement.

“Second Lien Notes Indenture” means the Indenture, dated as of the date hereof, among the Initial Borrower, the Parent Borrower, certain Subsidiaries of the Parent Borrower from time to time party thereto as co-issuers or guarantors, and Ankura Trust Company, LLC, as trustee and collateral agent, as such agreement may be amended, restated, waived, restructured, renewed, extended, supplemented or otherwise modified from time to time and shall also include any Replacement Second Lien Debt Agreement.

“Second Lien Notes Indenture Secured Obligations” means the “Secured Obligations”, as such term is defined in the Second Lien Notes Indenture.

“Second Lien Notes Indenture Secured Parties” means, at any time, the “Secured Parties”, as such term is defined in the Second Lien Notes Indenture.

“Second Lien Parity Intercreditor Agreement” means the “Parity Lien Intercreditor Agreement”, as such term is defined in the Second Lien Notes Indenture.

“Second Lien Permitted Actions” has the meaning given to such term in Section 2.03(b).

“Second Lien Representative” means (i) in the case of the Second Lien Notes Indenture, the Second Lien Notes Collateral Agent and (ii) in the case of any Additional Second Lien Debt Facility and the Additional Second Lien Secured Parties thereunder the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Second Lien Debt Facility that is named as the Representative in respect of such Additional Second Lien Debt Facility in the applicable Joinder Agreement.

“Second Lien Secured Obligations” means, at any time, (a) the Second Lien Notes Indenture Secured Obligations, and (b) the Additional Second Lien Secured Obligations; provided that, notwithstanding anything to the contrary in this Agreement, the term “Second Lien Secured Obligations” shall exclude any obligation that was not permitted to be incurred, and secured by Second Liens on the Second Lien Collateral, by this Agreement and by each First Lien Loan Document and each Second Lien Debt Document in effect at the time of such incurrence.

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“Second Lien Secured Parties” means, at any time, (a) the Second Lien Notes Indenture Secured Parties and (b) any Additional Second Lien Secured Parties.

“Second Lien Security Agreement” means the Second Lien Security Agreement, dated as of the date hereof, among the Initial Borrower, the Parent Borrower, certain Subsidiaries of the Parent Borrower from time to time party thereto and the Second Lien Notes Collateral Agent, as amended, restated, waived, restructured, renewed, extended, supplemented or otherwise modified from time to time or as replaced in connection with any Refinancing, extension, refunding or replacement of the Second Lien Notes Indenture.

“Second Lien Security Documents” means the “Collateral Documents”, as such term is defined in the Second Lien Notes Indenture, and any other documents now existing or entered into after the date hereof that create Liens on any assets or properties of any of the Grantors to secure any Second Lien Secured Obligations or pursuant to which any Lien thereon is perfected.

“Second Liens” means Liens created or purported to be created under the Second Lien Security Documents securing any Second Lien Secured Obligations.

“Secured Obligations” means the First Lien Secured Obligations and the Second Lien Secured Obligations.

“Secured Parties” means the First Lien Secured Parties and the Second Lien Secured Parties.

“Security Documents” means the First Lien Security Documents and the Second Lien Security Documents.

“Standstill Period” has the meaning given to such term in Section 2.03(b).

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

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“Uniform Commercial Code” or “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

Article 2
Subordination of Liens

Section 2.01.      Similar Liens and Agreements. The parties hereto (including the Parent Borrower, on behalf of itself and the other Grantors) agree that it is their intention that the First Lien Collateral and the Second Lien Collateral be identical, subject to Sections 2.01(c), 2.01(d), and 2.06(a) and 2.07. In furtherance of the foregoing, the parties hereto agree, subject to the other provisions of this Agreement:

(a)            Upon request by the Designated First Lien Representative or the Designated Second Lien Representative, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the First Lien Collateral and the Second Lien Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the First Lien Loan Documents and the Second Lien Debt Documents;

(b)            [reserved];

(c)            The existence of a maximum claim with respect to any real property subject to a mortgage which applies to all Secured Obligations shall not be deemed to be a difference in Collateral among any series, issue or class of First Lien Secured Obligations or Second Lien Secured Obligations; and

(d)            Notwithstanding anything in this Agreement or any other First Lien Loan Documents or Second Lien Debt Documents to the contrary, collateral consisting of cash and cash equivalents specifically pledged to any First Lien Secured Party or group of First Lien Secured Parties secures only the First Lien Secured Obligations owing to such First Lien Secured Parties (“Excluded Cash Collateral”) and shall be applied as specified in the applicable First Lien Loan Document pursuant to which such First Lien Secured Obligations are issued and secured and will not constitute Collateral hereunder. Nothing in this Agreement shall be construed to impair the right of any First Lien Secured Party to recoup, set off, net or offset amounts (including amounts delivered as margin or cash collateral) to satisfy such First Lien Secured Obligations secured by Excluded Cash Collateral or supported by a letter of credit or other credit support to the extent permitted under the applicable First Lien Loan Document, or exercise its rights and remedies with respect to any Excluded Cash Collateral pledged for its sole benefit or as a beneficiary under and pursuant to any other letter of credit or credit support issued solely in its favor, each of which will be governed by the terms of such First Lien Loan Document, as applicable.

Section 2.02.      Subordination of Liens. (a) All Liens (regardless of how acquired) securing or purporting to secure the Second Lien Secured Obligations granted on any Collateral are expressly subordinated and made junior in right, priority, operation and effect to any and all Liens (regardless of how acquired) securing or purporting to secure the First Lien Secured Obligations granted on such Collateral, notwithstanding any provision of the UCC or any other Federal, State or foreign law or anything contained in this Agreement, the Second Lien Notes Indenture, any Additional Second Lien Debt Facility, any Second Lien Security Document or any other agreement or instrument to the contrary or otherwise, and irrespective of the time, order or method of creation, attachment or perfection of any Liens securing or purporting to secure the Second Lien Secured Obligations granted on the Collateral and any Liens securing or purporting to secure the First Lien Secured Obligations granted on the Collateral or any defect or deficiency or alleged defect or deficiency in any of the foregoing and irrespective of the subordination of any Lien securing or purporting to secure any First Lien Secured Obligations to any other Liens. Each Second Lien Representative for itself and on behalf of the applicable Second Lien Secured Parties expressly agrees that any Lien purported to be granted on any Collateral as security for the First Lien Secured Obligations shall be and remain senior in all respects and prior to all Liens on the Collateral securing or purporting to secure any Second Lien Secured Obligations for all purposes regardless of whether the Lien purported to be granted is avoided or otherwise found to be improperly granted, improperly perfected, preferential, a fraudulent conveyance or legally or otherwise deficient in any manner.

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(a)            It is acknowledged that (i) without limiting the generality of clause (iv) below but subject to any relevant limitations set forth elsewhere in this Agreement, the aggregate amount of the First Lien Credit Agreement Secured Obligations may be increased pursuant to Section 2.14 of the First Lien Credit Agreement, (ii) a portion of the First Lien Secured Obligations may consist of Indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (iii) the First Lien Secured Obligations may be extended, renewed, replaced, restructured, Refinanced or otherwise amended, restated, supplemented or modified, or secured with additional collateral (such collateral, (x) to the extent it secures First Lien Secured Obligations, shall become First Lien Collateral and (y) to the extent it secures Second Lien Secured Obligations, shall become Second Lien Collateral), and (iv) the aggregate amount of the First Lien Secured Obligations may be increased, from time to time in accordance with the terms of the First Lien Debt Facilities, all without affecting the subordination hereunder of the Liens securing the Second Lien Secured Obligations granted on the Collateral or the provisions of this Agreement defining the relative rights of the First Lien Secured Parties and the Second Lien Secured Parties. Without limiting the provisos to the definitions of “First Lien Secured Obligations” and “Second Lien Secured Obligations” or the provisions of Article 8, the Lien priorities provided for herein shall not be altered or otherwise affected by any amendment, modification, supplement, extension, increase, renewal, replacement, restructuring, Refinancing or restatement of either the Second Lien Secured Obligations or the First Lien Secured Obligations, by the securing of any First Lien Secured Obligations with any additional collateral or guarantees (such collateral, (x) to the extent it secures First Lien Secured Obligations, shall become First Lien Collateral and (y) to the extent it secures Second Lien Secured Obligations, shall become Second Lien Collateral), by the release of, or the avoidance of any Lien with respect to, any First Lien Collateral, by the failure of any person to comply with any provision of this Agreement or any agreement evidencing, governing or securing any First Lien Secured Obligation or Second Lien Secured Obligation, or by any action that any Representative or Secured Party may take or fail to take in respect of any Collateral. Without limiting the foregoing but subject to any relevant limitations set forth elsewhere in this Agreement, (x) all existing and any future First Lien Secured Obligations of any class are intended to be secured by the Collateral, and the Liens on the Collateral securing such First Lien Secured Obligations will constitute first priority Liens entitled to the benefit of this Agreement and (y) all existing and any future Second Lien Secured Obligations of any class are intended to be secured by the Collateral, and the Liens on the Collateral securing such Second Lien Secured Obligations will constitute second priority Liens entitled to the benefit of this Agreement.

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(b)            It is agreed that the First Lien Representatives will have no obligations to exercise any remedies available to them as a condition to obtaining the benefits of this Article 2 and Article 7.

(c)            Each Second Lien Representative on behalf of the applicable Second Lien Secured Parties it represents agrees that the Second Lien Debt Facility under which it is the Second Lien Representative and the principal Second Lien Security Documents to which such Second Lien Representative is a party will contain the provisions set forth in Annex I hereto under which the applicable Second Lien Secured Parties agree to, and subject their rights to the provisions of, this Agreement as set forth therein.

Section 2.03.      No Action with Respect to Second Lien Collateral Subject to First Liens. (a) So long as the Discharge of First Lien Secured Obligations has not occurred, no Second Lien Representative nor any other Second Lien Secured Party shall commence or instruct the Designated Second Lien Representative to commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interest in or realize upon, or take any other action available to it in respect of, any Second Lien Collateral under any Second Lien Security Document, Requirements of Law or otherwise (including the exercise of any right of setoff or recoupment, any right under any lockbox agreement, account control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the Second Lien Representative or any Second Lien Secured Party is a party or any right to credit bid (other than pursuant to Permitted Second Lien Credit Bid Rights)), at any time prior to the Discharge of First Lien Secured Obligations; it being agreed that, except as otherwise provided herein, only the Designated First Lien Representative, acting in accordance with the First Lien Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to the Collateral. Notwithstanding the foregoing, any Second Lien Representative may (i) subject to Section 2.07, take all such actions as it shall deem necessary to create, perfect (or continue the perfection of), preserve or protect (but not enforce) the Liens securing the Second Lien Secured Obligations granted on any Second Lien Collateral; (ii) subject to Section 2.07, vote on any plan of reorganization or similar dispositive restructuring plan, file any proof of claim, make other filings and make any arguments and motions that are, in each case, not inconsistent with the priorities set forth in this Agreement, with respect to, or in respect of, the Second Lien Secured Obligations and/or the Second Lien Collateral; (iii) file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the Second Lien Secured Parties, including any claims secured by the Second Lien Collateral, if any, in each case in accordance with the terms of this Agreement; (iv) join (but not exercise any control with respect to) any judicial foreclosure proceeding or other judicial lien enforcement proceeding with respect to the Collateral initiated by the Designated First Lien Representative or any other First Lien Secured Party to the extent that any such action could not reasonably be expected, in any material respect, to restrain, hinder, limit, delay for any material period or otherwise interfere with the exercise of remedies by the Designated First Lien Representative or such other First Lien Secured Party (it being understood that neither the Second Lien Representative nor any other Second Lien Secured Party shall be entitled to receive any proceeds thereof unless otherwise expressly permitted herein); and (v) credit bid all or any part of the Second Lien Secured Obligations under Section 363(k) of the Bankruptcy Code (or any comparable provision of any other applicable Debtor Relief Law) pursuant to, and in accordance with, the exercise of Permitted Second Lien Credit Bid Rights Furthermore, notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall prohibit the receipt by any Second Lien Representative or any Second Lien Secured Parties of the required payments of interest, principal, premium and other amounts owed in respect of the Second Lien Secured Obligations (x) if the Discharge of First Lien Secured Obligations has occurred or (y) if the Discharge of First Lien Secured Obligations has not occurred so long as, in the case of this clause (y), such receipt is not the direct or indirect result of the exercise by the Second Lien Representatives or any other Second Lien Secured Party of rights or remedies with respect to the Collateral (including setoff or recoupment or credit bidding (other than pursuant to the Permitted Second Lien Credit Bid Rights)) or enforcement of any Lien held by any of them.

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(a)            Notwithstanding Section 2.03(a) above, the Designated Second Lien Representative may enforce any of its rights and exercise any of its remedies (other than credit bidding, which shall be permitted only as set forth in clause (a) above) (the actions permitted to be taken by any Second Lien Secured Party pursuant to Section 2.03(a) or this Section 2.03(b), the “Second Lien Permitted Actions”) with respect to the Second Lien Collateral after a period of 180 consecutive days has elapsed since the date on which the Designated Second Lien Representative has delivered to the Designated First Lien Representative written notice of either (1) an event of default under the Second Lien Debt Documents and the acceleration of the Second Lien Secured Obligations or (2) the non-payment at the final stated maturity of the Indebtedness then outstanding under the Second Lien Debt Documents (the “Standstill Period”); provided, however, that (i) notwithstanding the expiration of the Standstill Period or anything herein to the contrary, in no event shall the Designated Second Lien Representative or any other Second Lien Secured Party enforce or exercise any rights or remedies with respect to any Collateral if (1) the Designated First Lien Representative or any other First Lien Secured Party shall have commenced, and shall be diligently pursuing the enforcement or exercise of any rights or remedies with respect to all or a material portion of such Collateral or (2) the Grantor which has granted a security interest in such Collateral is then a debtor under or with respect to (or otherwise subject to) any Bankruptcy/Liquidation Proceeding and (ii) after the expiration of the Standstill Period, so long as the Designated First Lien Representative has not commenced any action to enforce the Liens securing the First Lien Secured Obligations on all or any material portion of the Collateral, the Second Lien Secured Parties (or the Designated Second Lien Representative on their behalf) may, subject to the provisions of Article 7, enforce the Liens securing the Second Lien Secured Obligations with respect to all or any portion of the Collateral to the extent permitted hereunder. If the Designated Second Lien Representative or any other Second Lien Secured Party exercises any rights or remedies with respect to the Collateral in accordance with the immediately preceding sentence of this paragraph and thereafter the Designated First Lien Representative or any other First Lien Secured Party commences (or attempts to commence or given notice of its intent to commence) the exercise of any of its rights or remedies with respect to the Collateral, the Standstill Period shall recommence and the Designated Second Lien Representative and each other Second Lien Secured Party shall rescind any such rights or remedies already exercised with respect to the Collateral.

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Section 2.04.      No Duties of Designated First Lien Representative or other First Lien Secured Parties. Subject to Article III, each Second Lien Representative on behalf of itself and each Second Lien Secured Party represented by it acknowledges and agrees that neither the Designated First Lien Representative nor any other First Lien Secured Party shall have any duties or other obligations to any Second Lien Secured Party with respect to any First Lien Collateral, other than (to the extent then legally permitted to do so) to transfer to the Designated Second Lien Representative (if the Discharge of Second Lien Secured Obligations has not occurred) any net proceeds of any such Collateral that constitutes Second Lien Collateral remaining in its possession following any sale, transfer or other disposition of such Collateral and the Discharge of First Lien Secured Obligations, or, if any First Lien Representative shall be in possession of all or any part of such Collateral after any Discharge of First Lien Secured Obligations and there are then any Second Lien Secured Obligations outstanding, such Collateral or any part thereof remaining, in each case without representation or warranty on the part of the Designated First Lien Representative or any other First Lien Secured Party. In furtherance of the foregoing, each Second Lien Representative on behalf of itself and each Second Lien Secured Party represented by it acknowledges and agrees that until the Discharge of First Lien Secured Obligations, the First Lien Credit Agreement Administrative Agent shall be entitled, subject to Section 2.03(b)(ii), for the benefit of the holders of the First Lien Secured Obligations, to sell, transfer or otherwise dispose of or deal with such Collateral as provided herein and in the First Lien Security Documents, without regard to any Lien securing the Second Lien Secured Obligations granted on the Collateral or any rights to which the holders of the Second Lien Secured Obligations would otherwise be entitled as a result of such Lien. Without limiting the foregoing, each Second Lien Representative on behalf of itself and each Second Lien Secured Party represented by it agrees that neither the Designated First Lien Representative nor any other First Lien Secured Party shall have any duty or obligation first to marshal or realize upon any type of Collateral (or any other collateral securing the First Lien Secured Obligations), or to sell, dispose of or otherwise liquidate all or any portion of the Collateral (or any other collateral securing the First Lien Secured Obligations), in any manner that would maximize the return to the Second Lien Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of net proceeds actually received by the Second Lien Secured Parties from such realization, sale, disposition or liquidation. Each Second Lien Representative on behalf of itself and each Second Lien Secured Party represented by it waives any claim it or such Second Lien Secured Party may now or hereafter have against the Designated First Lien Representative or any other First Lien Secured Party (or their representatives) arising out of (a) any actions which the Designated First Lien Representative or the other First Lien Secured Parties take or omit to take (including actions with respect to the creation, perfection or continuation of Liens on any Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Collateral and actions with respect to the collection of any claim for all or any part of the First Lien Secured Obligations from any account debtor, guarantor or any other party) in accordance with the First Lien Security Documents or any other agreement related thereto or to the collection of the First Lien Secured Obligations or the valuation, use, protection or release of any Collateral, (b) any election by the Designated First Lien Representative or any of the First Lien Secured Parties, in any Bankruptcy/Liquidation Proceeding of the application of Section 1111(b) of the Bankruptcy Code (or any comparable provision of any other applicable Debtor Relief Law) and/or (c) any borrowing by any Grantor as debtor in possession, or any related grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code (or any comparable provision of any other applicable Debtor Relief Law). The First Lien Representatives and the First Lien Secured Parties, on the one hand, and the Second Lien Secured Parties, on the other hand, shall each be responsible for keeping themselves informed of (a) the financial condition of the Initial Borrower, the Parent Borrower and its Subsidiaries and all endorsers and/or guarantors of the First Lien Secured Obligations or the Second Lien Secured Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the First Lien Secured Obligations or the Second Lien Secured Obligations.

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Section 2.05.          No Interference.

(a)            Each Second Lien Representative on behalf of itself and each Second Lien Secured Party represented by it agrees that, whether or not a Bankruptcy/Liquidation Proceeding has been commenced by or against any Grantor, (i) it will not take or cause to be taken any action the purpose or effect of which is, or could be, to make any Lien on the Collateral securing any of the Second Lien Secured Obligations pari passu with, or to give such Second Lien Secured Party any preference or priority relative to, any Lien on the Collateral securing or purporting to secure any of the First Lien Secured Obligations, (ii) it will not challenge or question in any proceeding, or support any other Person in challenging or questioning in any proceeding, in each case including, without limitation, any Bankruptcy/Liquidation Proceeding, the validity, allowability, or enforceability of any First Lien Secured Obligations or First Lien Security Document, or the validity, attachment, perfection or priority of any Lien on the Collateral securing or purporting to secure any of the First Lien Secured Obligations, or the validity or enforceability of the priorities, rights or duties established by or pursuant to other provisions of this Agreement, (iii) it will not contest, protest, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Collateral, or any other exercise of remedies against any Collateral or any forbearance thereof, in each case, by any First Lien Secured Parties or the First Lien Representative acting on their behalf, (iv) it shall have no right to (A) direct any First Lien Representative or any First Lien Secured Party to exercise any right, remedy or power with respect to the Collateral or (B) except in connection with the taking of any Second Lien Permitted Actions, consent to the exercise by any First Lien Representative or any First Lien Secured Party of any right, remedy or power with respect to the Collateral, (v) it will not institute any suit or assert in any suit, Bankruptcy/Liquidation Proceeding or other proceeding any claim against any First Lien Representative or any First Lien Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to, and neither any First Lien Representative nor any First Lien Secured Party shall be liable for, any action taken or omitted to be taken by any such First Lien Representative or any such First Lien Secured Party with respect to any Collateral securing such First Lien Secured Obligations; provided that nothing in this clause (v) shall prevent any Second Lien Secured Party from asserting or seeking to enforce any provision of any Second Lien Security Document (to the extent not prohibited by this Agreement) and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Section 2.05(a) shall prevent any Second Lien Secured Party from asserting or seeking to enforce any provision of this Agreement or taking any Second Lien Permitted Action.

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(b)            Each First Lien Representative on behalf of itself and each First Lien Secured Party represented by it agrees that, whether or not a Bankruptcy/Liquidation Proceeding has been commenced by or against any Grantor, it will not challenge or question in any proceeding, or support any other Person in challenging or questioning in any proceeding, in each case including, without limitation, any Bankruptcy/Liquidation Proceeding, the validity, allowability, or enforceability of any Second Lien Secured Obligations or Second Lien Security Document, or the validity, attachment, perfection or priority of any Lien on the Collateral securing or purporting to secure any of the Second Lien Secured Obligations, or the validity or enforceability of the priorities, rights or duties established by or pursuant to other provisions of this Agreement.

Section 2.06.          Automatic Release of Second Liens. (a) The Designated First Lien Representative, for itself and on behalf of the First Lien Secured Parties, will have the exclusive right (subject to the provisions of the First Lien Loan Documents) to make determinations regarding the release of Liens on, or the disposition of, any Collateral in connection with the exercise of remedies with respect to the Collateral, without consultation with, consent of, or notice to, the Designated Second Lien Representative or any other Second Lien Secured Party. If, in connection with (i) any sale, transfer or other disposition of any Collateral by any Grantor to any Person that is not a Grantor (other than in connection with any enforcement or exercise of rights or remedies with respect to the Collateral which shall be governed by clause (ii)) permitted under the terms of the First Lien Loan Documents or consented to by the applicable First Lien Secured Parties under such First Lien Loan Documents (other than (A) in connection with the Discharge of First Lien Secured Obligations or (B) after the occurrence and during the continuance of any event of default under the Second Lien Debt Documents) or (ii) the enforcement or exercise of any rights or remedies with respect to the Collateral by the Designated First Lien Representative or any other First Lien Secured Party, including any sale, transfer or other disposition of Collateral, the Designated First Lien Representative, for itself and on behalf of the other First Lien Secured Parties, or any Grantor releases any of the First Liens (a “Release”), then the Liens on such Collateral securing any Second Lien Secured Obligations shall be automatically, unconditionally and simultaneously released, and the Designated Second Lien Representative shall, subject to delivery by the applicable Grantors of an officer’s certificates stating that any such release of First Liens has become effective (or shall become effective concurrently with such release of the Liens on such Collateral securing such Second Lien Secured Obligations), for itself and on behalf of the other Second Lien Secured Parties, promptly execute and deliver to the Designated First Lien Representative and the applicable Grantors such termination statements, releases and other documents as the Designated First Lien Representative or any applicable Grantor may reasonably request to effectively confirm such Release; provided, that such release by such Designated Second Lien Representative, for itself or for the benefit of its Second Lien Secured Parties, shall not extend to or otherwise affect any of the rights of the Second Lien Secured Parties to the proceeds from any such sale, transfer or other disposition (subject to the relative Lien priorities set forth in this Agreement). Similarly, if the equity interests of any Person are foreclosed upon or otherwise sold, transferred or otherwise disposed of and in connection therewith the Designated First Lien Representative releases the First Liens on the property or assets of such Person or releases such Person from its guarantee of First Lien Secured Obligations, then the Second Liens on such property or assets of such Person and such Person’s guarantee of Second Lien Secured Obligations shall be automatically released to the same extent.

(a)            Until the Discharge of First Lien Secured Obligations occurs, the Designated Second Lien Representative, for itself and on behalf of the Second Lien Secured Parties, hereby irrevocably constitutes and appoints the Designated First Lien Representative and any officer or agent of the Designated First Lien Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Designated Second Lien Representative or such holder or in the Designated First Lien Representative’s own name, from time to time in the Designated First Lien Representative’s discretion, for the purpose of carrying out the terms of this Section 2.06, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 2.06, including any endorsements or other instruments of transfer or release.

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Section 2.07.          Certain Agreements with Respect to Bankruptcy or Insolvency Proceedings. In the event of a Bankruptcy/Liquidation Proceeding, each Second Lien Representative and the other Second Lien Secured Parties shall not, unless and until the Discharge of First Lien Secured Obligations occurs, directly or indirectly (i) seek in respect of any part of the Collateral or proceeds thereof or any Lien on the Collateral securing the Second Lien Secured Obligations that may exist thereon any relief from, or modification of, the automatic or other stay as provided in Section 362 of the Bankruptcy Code (or any comparable provision of any other applicable Debtor Relief Law) or under any other applicable law or otherwise without the express written consent of the Designated First Lien Representative, or (except as otherwise provided below) seek or accept any form of adequate protection under either or both of Sections 362 and 363 of the Bankruptcy Code (or any comparable provision of any other applicable Debtor Relief Law) or under any other applicable law or otherwise with respect thereto, except Liens on replacement or additional collateral junior to the Liens on the Collateral securing and providing adequate protection for the First Lien Secured Obligations, a super-priority claim junior to that granted as adequate protection for the First Lien Secured Obligations, the accrual of interest and the current payment of reasonable out-of-pocket post-petition fees and expenses, including fees and disbursements of counsel and other professional advisors, incurred by the Second Lien Representatives (which the Second Lien Secured Parties agree will constitute adequate protection of their claims and interests), (ii) subject to the immediately succeeding paragraph, oppose or object to any adequate protection sought by or granted to any First Lien Secured Party in connection with the use of cash collateral or post-petition financing under Section 362, 363 or 364 of the Bankruptcy Code (or any comparable provision of any other applicable Debtor Relief Law) or under any other applicable law or otherwise, (iii) subject to the immediately succeeding paragraph, oppose or object to the use of cash collateral by a Grantor unless the Designated First Lien Representative shall have opposed or objected to such use of cash collateral (provided that, if the First Lien Secured Parties withdraw such opposition or objection, while any First Lien Secured Obligations remain outstanding, the Second Lien Secured Parties will also withdraw such opposition or objection), (iv) subject to the final sentence of this Section 2.07, oppose or object to (and will consent to) any post-petition financing (including any debtor in possession financing) provided by any of the First Lien Secured Parties or provided by a third party pursuant to Section 364 of the Bankruptcy Code (or any comparable provision of any other applicable Debtor Relief Law) or under any other applicable law or otherwise (including on a priming basis, to the extent any Liens granted in favor of the First Lien Secured Parties that are providing, or any third-party provider of, DIP Financing are senior to, or rank pari passu with, the Liens on the Collateral securing the First Lien Secured Obligations and the Second Lien Secured Parties retain their Liens on the Collateral to secure the Second Lien Secured Obligations) (a “DIP Financing”) unless the Designated First Lien Representative shall have opposed or objected to such DIP Financing; provided, that the foregoing shall not prevent the Second Lien Secured Parties from (x) proposing any other DIP Financing to any Grantor or to a court of competent jurisdiction or (y) objecting to any provision in any DIP Financing (i) relating to any provision or content of a plan of reorganization or liquidation that is inconsistent with this Agreement or (ii) requiring any Grantor to seek any approval for any plan of reorganization or liquidation that is inconsistent with the terms of this Agreement, (v) oppose or object to the determination of the extent of any Liens held by any of the First Lien Secured Parties or the value or allowability of any claims of the First Lien Secured Parties under Section 506(a) of the Bankruptcy Code (or any comparable provision of any other applicable Debtor Relief Law) or under any other applicable law or otherwise, (vi) oppose or object to the payment of interest (including, without limitation, Post-Petition Interest), fees, and expenses as provided under Sections 506(b) and (c) of the Bankruptcy Code (or any comparable provision of any other applicable Debtor Relief Law) or under any other applicable law or otherwise to any First Lien Secured Party, (vii) oppose or object (and instead shall be deemed to have consented) to any disposition of any Collateral (including any credit bid by any First Lien Secured Party under Section 363(k) of the Bankruptcy Code (or any comparable provision of any other applicable Debtor Relief Law) or under any other applicable law or otherwise) free and clear of the Liens on the Collateral securing the Second Lien Secured Obligations or other claims under Section 363 of the Bankruptcy Code (or any comparable provision of any other applicable Debtor Relief Law) or otherwise, so long as the respective interests of the Second Lien Secured Parties attach to any net proceeds thereof subject to the relative Lien priorities in this Agreement, if the First Lien Secured Parties, or a representative authorized by the First Lien Secured Parties, shall consent to, or shall not have opposed or objected to, such disposition; provided, that the Second Lien Secured Parties shall not be prohibited from asserting any objections to the bidding and related procedures proposed to be utilized in connection with such disposition that may be raised by an unsecured creditor of the Grantors, (viii) credit bid all or any portion of the Second Lien Secured Obligations under Section 363(k) of the Bankruptcy Code (or any comparable provision of any other applicable Debtor Relief Law) or otherwise, except pursuant to the exercise of Permitted Second Lien Credit Bid Rights or (ix) (whether in the capacity of a secured creditor or an unsecured creditor) propose, vote in favor of or otherwise directly or indirectly support any plan of reorganization or other dispositive restructuring plan that is inconsistent with the priorities in this Agreement, without the consent of the Designated First Lien Representative. To the extent any Liens granted in favor of the First Lien Secured Parties that are providing, or any third-party provider of, DIP Financing are senior to, or rank pari passu with, the Liens on the Collateral securing the First Lien Secured Obligations or provided as adequate protection therefor, each Second Lien Representative will, for itself and on behalf of the other Second Lien Secured Parties represented by it, subordinate its Liens on the Collateral securing the Second Lien Secured Obligations to the Liens on the Collateral securing such DIP Financing and to any Liens provided to the First Lien Secured Parties as adequate protection on the terms of this Agreement, and to any “carve-out” agreed to by the First Lien Representatives or the other First Lien Secured Parties. This Agreement constitutes a “subordination agreement” under Section 510 of the Bankruptcy Code (or any comparable provision of any other applicable Debtor Relief Law) as well as all other applicable laws, and shall be effective and enforceable before, during and after the commencement of any Bankruptcy/Liquidation Proceeding; all references herein to any Grantor shall include such Grantor as a debtor in possession and any receiver or trustee for such Grantor. If, in any Bankruptcy/Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, both on account of First Lien Secured Obligations and on account of Second Lien Secured Obligations, then, to the extent the debt obligations distributed on account of the First Lien Secured Obligations and on account of the Second Lien Secured Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations. Notwithstanding the foregoing, the provisions of clause (iv) of the first sentence of this Section 2.07 shall only be applicable as to the Second Lien Secured Parties with respect to any DIP Financing to the extent (x) the aggregate principal amount of the DIP Financing, plus (y) measured after giving effect to the DIP Financing and any payment of debt with the proceeds of such DIP Financing, the sum of (i) the aggregate outstanding principal amount of the loans, notes or debt securities outstanding under the First Lien Debt Facilities that will remain outstanding after giving effect to such DIP Financing and (ii) the aggregate face amount of any letters of credit issued and outstanding under the First Lien Debt Facilities that will remain outstanding after giving effect to such DIP Financing, does not exceed 115% of the sum of (i) the aggregate outstanding principal amount of the loans, notes or debt securities outstanding under the First Lien Debt Facilities as of the date on which the Bankruptcy/Liquidation Proceeding is commenced plus (ii) the aggregate face amount of any letters of credit issued and outstanding under the First Lien Debt Facilities as of the date on which the Bankruptcy/Liquidation Proceeding is commenced.

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Notwithstanding anything herein to the contrary, in any Bankruptcy/Liquidation Proceeding, (i) if the First Lien Secured Parties (or any subset thereof) are granted adequate protection in the form of a Lien on additional or replacement collateral or super-priority claims in connection with any DIP Financing and/or use of cash collateral under Section 363 or 364 of the Bankruptcy Code (or any comparable provision of any other applicable Debtor Relief Law) or any similar provision of any other applicable law, then each Second Lien Representative, for itself and on behalf of each Second Lien Secured Party, may seek or request adequate protection (without objection from any First Lien Representative or any other First Lien Secured Party) in the form of a Lien on such additional or replacement collateral and/or (as applicable) a super-priority claim, which Lien or super-priority claim is subordinated to the Liens securing and providing adequate protection for all First Lien Secured Obligations and such DIP Financing (and all  obligations relating thereto) on the same basis as the other Liens securing the Second Lien Secured Obligations are so subordinated to the Liens securing First Lien Secured Obligations under this Agreement and (ii) in the event any Second Lien Representatives, for themselves and on behalf of the Second Lien Secured Parties, seek or request adequate protection and such adequate protection is granted in the form of a Lien on additional or replacement collateral, then such Second Lien Representatives, for themselves and on behalf of each Second Lien Secured Party, agree that each First Lien Representative shall also be entitled to a senior priority Lien on such additional or replacement collateral as security and adequate protection for the First Lien Secured Obligations and any such DIP Financing and that any Lien on such additional or replacement collateral securing or providing adequate protection for the Second Lien Secured Obligations shall be subordinated to the Liens on such collateral securing the First Lien Secured Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the First Lien Secured Parties as adequate protection on the same basis as the other Liens securing the Second Lien Secured Obligations are so subordinated to such Liens on such collateral securing First Lien Secured Obligations under this Agreement.

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Each Second Lien Representative, for itself and on behalf of the Second Lien Secured Parties represented by it, and each First Lien Representative, for itself and on behalf of the First Lien Secured Parties represented by it, acknowledges and agrees that:

(a)            the grants of Liens pursuant to the First Lien Security Documents and the Second Lien Security Documents constitute two separate and distinct grants of Liens; and

(b)            because of, among other things, their differing rights in the Collateral, the Second Lien Secured Obligations are fundamentally different from the First Lien Secured Obligations and must be separately classified in any plan of reorganization or similar dispositive restructuring plan proposed, confirmed, or adopted in a Bankruptcy/Liquidation Proceeding.

To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the First Lien Secured Parties and the Second Lien Secured Parties in respect of the Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then each of the parties hereto hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Collateral (with the effect being that, to the extent that the aggregate value of the Collateral is sufficient (for this purpose ignoring all claims held by the Second Lien Secured Parties), the First Lien Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing (or that would be owing if there were such separate classes of senior and junior secured claims) in respect of Post-Petition Interest, including any additional interest payable pursuant to the First Lien Loan Documents, arising from or related to a default, whether or not a claim therefor is allowed or allowable in any Bankruptcy/Liquidation Proceeding) before any distribution is made in respect of the claims held by the Second Lien Secured Parties with respect to the Collateral, with each Second Lien Representative, for itself and on behalf of the Second Lien Secured Parties represented by it, hereby acknowledging and agreeing to turn over to the Designated First Lien Representative, for itself and on behalf of the First Lien Secured Parties, Collateral or proceeds of Collateral otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Lien Secured Parties).

Each Second Lien Representative and the other Second Lien Secured Parties shall not, unless and until the Discharge of First Lien Secured Obligations occurs, directly or indirectly assert, support or enforce any claim under Section 506(c) of the Bankruptcy Code (or any comparable provision of any other applicable Debtor Relief Law) or seek to recover any amounts that any Grantor may obtain by virtue of any claim under Section 506(c) of the Bankruptcy Code (or any comparable provision of any other applicable Debtor Relief Law), in each case, for costs or expenses of preserving or disposing of any Collateral or otherwise, and it will not accept the benefit of any such claims.

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Each Second Lien Representative and the other Second Lien Secured Parties agrees that it shall not, directly or indirectly, oppose or seek to challenge any claim by any First Lien Representative or any other First Lien Secured Party for allowance in any Bankruptcy/Liquidation Proceeding of First Lien Secured Obligations consisting of Post-Petition Interest. Each First Lien Representative and the other First Lien Secured Parties agrees that it shall not, directly or indirectly, oppose or seek to challenge any claim by any Second Lien Representative or any other Second Lien Secured Party for allowance in any Bankruptcy/Liquidation Proceeding of Second Lien Secured Obligations consisting of Post-Petition Interest so long as the First Lien Secured Parties have received an allowed claim for Post-Petition Interest and then only to the extent of the value of the Liens of the Second Lien Secured Parties on the Collateral (after taking into account the amount of the First Lien Secured Obligations).

Section 2.08.          Reinstatement. In the event that (i) the Discharge or any payment of First Lien Secured Obligations shall have occurred and any of such First Lien Secured Obligations shall subsequently, for whatever reason (including, but not limited to, an order or judgment for disgorgement or avoidance of a preference or fraudulent transfer under the Bankruptcy Code (or any comparable provision of any other applicable Debtor Relief Law), or any other law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Agreement shall be reinstated and fully applicable thereto until there shall thereafter have been a Discharge of First Lien Secured Obligations then from and after such date of required return or repayment, such Discharge of First Lien Secured Obligations shall be automatically deemed not to have occurred for all purposes of this Agreement and (ii) the Designated First Lien Representative or the other First Lien Secured Parties have released any Lien on Collateral and any such Liens are later reinstated, then the Designated Second Lien Representative, for itself and the benefit of the Second Lien Secured Parties, shall be granted a second priority Lien on such Collateral, subject to the subordination provisions of this Agreement.

Section 2.09.          Purchase Right. Without prejudice to the enforcement of the First Lien Secured Parties’ remedies, the First Lien Secured Parties agree that at any time following (a) acceleration of the First Lien Secured Obligations in accordance with the terms of the First Lien Loan Documents or (b) the commencement of a Bankruptcy/Liquidation Proceeding by or against any Grantor (each, a “Purchase Event”), one or more of the Second Lien Secured Parties may request within 30 days after the first date on which a Purchase Event occurs, and the First Lien Secured Parties hereby offer the Second Lien Secured Parties the option, to purchase all, but not less than all, of the aggregate amount of First Lien Secured Obligations outstanding at the time of purchase at (a) in the case of First Lien Secured Obligations other than First Lien Secured Obligations arising under Swap Contracts or in connection with undrawn letters of credit, par (including any premium (to the extent then payable) set forth in the First Lien Credit Agreement or other applicable First Lien Loan Document on the date hereof, interest, expenses and fees (including Post-Petition Interest)), and (b) in the case of First Lien Secured Obligations arising under a Swap Contract, an amount equal to the greater of (i) all amounts payable by any Grantor under the terms of such Swap Contract in the event of a termination of such Swap Contract and (ii) the mark-to-market value of such Swap Contract, as determined by the counterparty to the Grantor thereunder with respect to such Swap Contract in accordance with the terms thereof and in accordance with customary methods for calculating mark-to-market amounts under similar arrangements by such counterparty, without warranty or representation or recourse (except for representations and warranties required to be made by assigning lenders pursuant to an Assignment and Assumption (as defined in the applicable First Lien Loan Document)). In the case of any First Lien Secured Obligations in respect of letters of credit (including reimbursement obligations in connection therewith), simultaneous with the purchase of the other First Lien Secured Obligations, the purchasing Second Lien Secured Parties shall provide First Lien Secured Parties who issued such letters of credit cash collateral in such amounts (not to exceed 103% thereof) as such First Lien Secured Parties determine is reasonably necessary to secure such First Lien Secured Parties in connection with any outstanding and undrawn letters of credit. If such right is exercised, the parties shall endeavor to close promptly thereafter but in any event within 10 Business Days of the request. If one or more of the Second Lien Secured Parties exercise such purchase right, it shall be exercised pursuant to documentation mutually acceptable to each of the Designated First Lien Representative and the Designated Second Lien Representative. If none of the Second Lien Secured Parties exercise such right within 30 days after the first date on which a Purchase Event occurs, the First Lien Secured Parties shall have no further obligations pursuant to this Section 2.09 for such Purchase Event and may take any further actions in their sole discretion in accordance with the First Lien Security Documents and this Agreement.

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Section 2.10.          New Liens. Subject to Sections 2.01(c), 2.01(d), and 2.06(a) and 2.07, each of the parties hereto (including the Parent Borrower, on behalf of itself and the other Grantors) agrees that, so long as the Discharge of First Lien Secured Obligations has not occurred, it shall not (i) permit any additional Liens on any asset or property of any Grantor to be granted to secure any Second Lien Secured Obligation unless a Lien has been granted on such asset or property to secure the First Lien Secured Obligations, with each such Lien to be subject to the provisions of this Agreement, or (ii) permit any additional Liens on any asset or property of any Grantor to be granted to secure any First Lien Secured Obligations unless a Lien has been granted on such asset to secure the Second Lien Secured Obligations, with each such Lien to be subject to the provisions of this Agreement. To the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available to the First Lien Representatives and/or the First Lien Secured Parties, the Designated Second Lien Representative, on behalf of the Second Lien Secured Parties, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2.10 shall be subject to Section 7.01.

Section 2.11.          Injunctive Relief. Should any Second Lien Secured Party, contrary to this Agreement, in any way take, attempt to or threaten to take any action with respect to the Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any First Lien Representative or any other First Lien Secured Party (in its or their own name or in the name of the applicable Grantor) may obtain relief against such Second Lien Secured Party by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by the Designated Second Lien Representative on behalf of each Second Lien Secured Party that (a) the First Lien Secured Parties’ damages from its actions may by that time be difficult to ascertain any may be irreparable and (b) each Second Lien Representative on behalf of itself and each Second Lien Secured Party represented by it waives any defense that the First Lien Secured Party cannot demonstrate damage and/or be made whole by the awarding of damages.

Section 2.12.          Rights as Unsecured Creditors. Except as otherwise set forth in this Agreement or inconsistent with the priorities set forth in this Agreement, each Second Lien Representative and the Second Lien Secured Parties may exercise rights and remedies as unsecured creditors against any Grantor that is obligated to pay or has guaranteed the Second Lien Secured Obligations in accordance with the terms of the Second Lien Debt Documents and any Requirements of Law; provided that in the event that any Second Lien Secured Party becomes a judgment Lien creditor or other secured creditor, in each case, in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Second Lien Secured Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the First Lien Secured Obligations) as the other Liens securing the Second Lien Secured Obligations are subject to this Agreement. Nothing in this Agreement shall prohibit or subordinate (whether before or after the commencement of a Bankruptcy/Liquidation Proceeding) the receipt, or the right to receive, by the Second Lien Representatives or any other Second Lien Secured Parties of the required payments of interest, principal and premiums (if any) (x) if the Discharge of First Lien Secured Obligations has occurred or (y) if the Discharge of First Lien Secured Obligations has not occurred so long as, in the case of this clause (y), such receipt is not the direct or indirect result of the exercise by the Second Lien Representatives or any other Second Lien Secured Party of rights or remedies with respect to the Collateral (including setoff or recoupment or credit bidding (other than pursuant to the Permitted Second Lien Credit Bid Rights)) or enforcement of any Lien held by any of them. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies any First Lien Secured Party may have.

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Article 3
Sub-Agency for Perfection of Certain Security Interests

Each First Lien Representative acknowledges and agrees that if it shall at any time hold a Lien on any Second Lien Collateral that can be perfected by the possession or control of such Collateral or, to the extent applicable under any Security Documents, of any account in which such Collateral is held, and if such Collateral or any such account is in fact in the possession or under the control of such First Lien Representative (such Second Lien Collateral being the “Pledged Collateral”), such First Lien Representative will serve as gratuitous sub-agent and bailee for each applicable Second Lien Representative for the sole purpose of perfecting the Lien, if any, of such Second Lien Representative in such Pledged Collateral and shall have possession or control of such Pledged Collateral as agent on behalf of each applicable Second Lien Representative (such bailment being intended, among other things, to satisfy the requirements of Section 8-301(a)(2), 8-106(d)(3) and 9-313(c) of the Uniform Commercial Code, to the extent applicable). In addition, in the event any First Lien Representative has Lien filings against any intellectual property that is part of the Collateral and which filings are necessary for the perfection of Liens in such Collateral, each such First Lien Representative agrees to hold such Liens as non-fiduciary agent and gratuitous bailee for each Second Lien Representative and any assignee solely for the purpose of perfecting the security interest granted in such Liens pursuant to the Second Lien Debt Documents, subject to the terms and conditions of this Article 3. It is agreed that the obligations of each First Lien Representative and the rights of each Second Lien Representative and the other Second Lien Secured Parties in connection with any such sub-agency arrangement will be in all respects subject to the provisions of this Agreement. Subject to the terms of this Agreement, until the Discharge of First Lien Secured Obligations has occurred, the First Lien Representatives shall be entitled to deal with the Pledged Collateral in accordance with the terms of the First Lien Loan Documents as if the Liens of the Second Lien Secured Parties under the Second Lien Security Documents did not exist. The First Lien Representatives will be deemed to make no representation as to the adequacy of the steps taken by it or any of them to perfect the Lien on any such Pledged Collateral or the genuineness of any Pledged Collateral and shall have no responsibility to the Second Lien Representatives or any other Second Lien Secured Party for such perfection or genuineness; it being understood that the sole purpose of this Article is to enable the Second Lien Secured Parties to obtain a perfected second priority Lien on such Pledged Collateral to the extent that such perfection results from the possession or control of such Pledged Collateral or, to the extent applicable under any Security Documents, any such account by the First Lien Representatives. No First Lien Representative shall owe any fiduciary duty to any Second Lien Secured Party and the Second Lien Secured Parties hereby waive and release the First Lien Representatives and First Lien Secured Parties from all claims and liabilities relating to the any First Lien Representative’s role under this Article 3. At such time as the Discharge of First Lien Secured Obligations shall have occurred, the applicable First Lien Representatives shall, to the extent that it is legally permitted to do so, take all such actions in their power as shall reasonably be requested by the Designated Second Lien Representative or the Parent Borrower to transfer possession of such Pledged Collateral to the Designated Second Lien Representative or to transfer direct control of such Pledged Collateral with any necessary endorsements of the First Lien Representatives (such endorsements shall be without recourse and without any representation or warranty) or, to the extent applicable under any Security Documents, any such account to the Designated Second Lien Representative (if there are then any Second Lien Secured Obligations outstanding); provided that if any such Pledged Collateral or any such account shall be subject to any other Lien senior to the Liens of the Designated Second Lien Representative on the Collateral, then the First Lien Representatives may instead transfer possession of such Pledged Collateral to the Person or Persons holding such senior Lien or their representative or take such actions in its power as shall reasonably be requested to transfer direct control of such Pledged Collateral or any such account to the Person or Persons holding such senior Lien or their representative. The Designated Second Lien Representative agrees that if it shall obtain possession or direct control of any Pledged Collateral or any account pursuant to the foregoing provisions and such Pledged Collateral or account shall thereafter become subject to a Lien securing the First Lien Secured Obligations, it will take all such actions as shall reasonably be requested by the Designated First Lien Representative to transfer possession of such Pledged Collateral to the Designated First Lien Representative or take such actions in its power as shall reasonably be requested to transfer direct control of such Pledged Collateral or any such account to the Designated First Lien Representative, all at the cost and expense of the Parent Borrower.

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Article 4
Existence and Amounts of Liens and Obligations

Whenever any Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any First Lien Secured Obligations or Second Lien Secured Obligations, or the existence of any Lien securing any such obligations, or the Collateral subject to any such Lien, it may request that such information be furnished to it in writing by the First Lien Representatives or the Second Lien Representatives and shall be entitled to make such determination on the basis of the information so furnished; provided, however, that if, notwithstanding the request of such Representative, such Representative shall fail or refuse reasonably promptly to provide the requested information, such Representative shall be entitled to determine such existence or amount by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Parent Borrower. Each Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to any Secured Party or any affiliate thereof as a result of such determination.

Article 5
Consent of Grantors

Each Grantor hereby consents to the provisions of this Agreement and the intercreditor arrangements provided for herein and agrees that the obligations of the Grantors under the First Lien Security Documents will in no way be diminished or otherwise affected by such provisions or arrangements.

Article 6
Representations and Warranties of Each Representative

Each Representative represents and warrants to the other parties hereto that it has the requisite power and authority to enter into, execute, deliver, and carry out the terms of this Agreement on behalf of itself and the applicable First Lien Secured Parties represented by it (in the case of each First Lien Representative) and the applicable Second Lien Secured Parties represented by it (in the case of each Second Lien Representative).

Article 7
Application of Proceeds

Section 7.01.         Payment Over. With respect to the Collateral and any proceeds thereof, each Second Lien Representative and each other Second Lien Secured Party hereby agrees that if it shall obtain possession of any Collateral, or shall realize any proceeds or payment in respect of any such Collateral, whether pursuant to any Second Lien Security Document, in connection with the taking of any Second Lien Permitted Actions, or by the exercise of any rights available to it under any Requirements of Law or (except as otherwise provided in Section 2.07) in any Bankruptcy/Liquidation Proceeding or otherwise, or shall receive any Collateral or proceeds of Collateral, or any payment on account thereof, in each case, at any time prior to the occurrence of the Discharge of First Lien Secured Obligations and when such possession or receipt of proceeds or payment on Collateral is not expressly permitted by the terms of this Agreement, then it shall hold such Collateral, proceeds or payment in trust for the First Lien Secured Parties and forthwith transfer such Collateral, proceeds or payment, as the case may be, to the Designated First Lien Representative for the benefit of the First Lien Secured Parties in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. Each Second Lien Representative on behalf of itself and each Second Lien Secured Party represented by it agrees that if, at any time, all or part of any payment with respect to the First Lien Secured Obligations previously made shall be rescinded for any reason whatsoever, such Second Lien Secured Party shall promptly pay over to the Designated First Lien Representative any payment (including any payment received under any agreement subordinating any Liens on the First Lien Collateral to the Liens securing the Second Lien Secured Obligations) received by it in respect of any First Lien Collateral and shall promptly turn any First Lien Collateral then held by it over to the Designated First Lien Representative, and the provisions set forth in this Agreement shall be reinstated as if such payment had not been made, until the Discharge of First Lien Secured Obligations occurs.

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Section 7.02.         Application of Proceeds. In furtherance of the foregoing, all Collateral and any proceeds or payment in respect of any Collateral received in connection with the enforcement of any of its rights or the exercise of any of its remedies with respect to the Collateral and all insurance or condemnation proceeds not remitted to any Grantor shall be applied by the First Lien Representatives to the First Lien Secured Obligations in such order as specified in the relevant First Lien Loan Documents. Upon the Discharge of First Lien Secured Obligations, the Designated First Lien Representative shall deliver to the Designated Second Lien Representative any proceeds of Collateral held by it in the same form as received, with any necessary endorsements (such endorsements shall be without recourse and without any representation or warranty) or as a court of competent jurisdiction may otherwise direct to be applied by the Second Lien Representatives to the Second Lien Secured Obligations in such order as specified in the Second Lien Debt Documents. Upon the occurrence of the Discharge of Second Lien Secured Obligations, the Designated Second Lien Representative shall deliver to the Parent Borrower any proceeds of Collateral held by it in the same form as received, with any necessary endorsements (such endorsements shall be without recourse and without any representation or warranty) or as a court of competent jurisdiction may otherwise direct.

Section 7.03.         Insurance and Condemnation Awards. Until the Discharge of First Lien Secured Obligations occurs, the Designated First Lien Representative and the First Lien Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the First Lien Loan Documents, (a) to adjust settlement for any insurance policy covering the Collateral in the event of any loss thereunder and (b) to approve any award granted in any condemnation or similar proceeding affecting the Collateral. Subject to any rights of the Grantors to receive any such insurance proceeds or condemnation amounts under the First Lien Loan Documents, all such amounts shall be applied as set forth in Section 7.02, and without limiting any other rights and remedies available to the First Lien Representatives and/or the First Lien Secured Parties, the Designated Second Lien Representative, on behalf of the Second Lien Secured Parties, agrees that any amounts received by any of them in contravention of this Section 7.03 shall be subject to Section 7.01.

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Article 8
Other Agreements

Section 8.01.         Matters Related to First Lien Loan Documents.

(a)            The First Lien Loan Documents may be amended, restated, Refinanced, waived, restructured, renewed, extended, supplemented or otherwise modified in accordance with their terms (including, in the case of this Agreement, in accordance with Section 9.02 hereof), and the indebtedness under the First Lien Loan Documents may be Refinanced, increased, renewed, extended or replaced, in each case, without the consent of any Second Lien Secured Party; provided, however, that, (i) without the prior written consent of the Designated Second Lien Representative, no First Lien Loan Document may be amended, restated, waived, restructured, renewed, extended, supplemented, Refinanced or otherwise modified, or entered into, to the extent such amendment, restatement, waiver, restructuring, renewal, extension, supplement, Refinancing or modification, or the terms of such new First Lien Loan Document, would contravene the provisions of this Agreement, it being understood that notwithstanding the provisions of this Section 8.01 but subject to any relevant limitations set forth elsewhere in this Agreement the First Lien Loan Documents may be amended, restated, Refinanced, waived, supplemented or otherwise modified in accordance with their terms in order to effect the making or provision of (w) any “Incremental Commitments” or “Incremental Equivalent Debt” under (and, in each case as defined in) the First Lien Credit Agreement or similar terms used in any Replacement First Lien Credit Agreement or Additional First Lien Debt Facility, (x) any Indebtedness incurred in connection with a “Refinancing Amendment” (as defined in the First Lien Credit Agreement), (y) any “Extension” (as defined in the First Lien Credit Agreement) or similar terms used in any Replacement First Lien Credit Agreement or Additional First Lien Debt Facility or (z) any Indebtedness incurred in connection with a “Permitted Repricing Amendment” or constituting a “Replacement Term Loan” (in each case as defined in the First Lien Credit Agreement) or similar terms used in any Replacement First Lien Credit Agreement or Additional First Lien Debt Facility, in each case without notice to, or the consent of, the Second Lien Notes Collateral Agent or any Second Lien Secured Party and (ii) notice of such amendment, waiver supplement, modification or consent shall be given to the Second Lien Notes Collateral Agent no later than 30 days after its effectiveness; provided that the failure to give such notice shall not affect the effectiveness and validity thereof.

Section 8.02.         Matters Related to Second Lien Debt Documents. The Second Lien Debt Documents may be amended, restated, Refinanced, waived, restructured, renewed, extended, supplemented or otherwise modified in accordance with their terms (including, in the case of this Agreement, in accordance with Section 9.02 hereof), and the indebtedness under the Second Lien Debt Documents may be Refinanced, increased, renewed, extended or replaced, in each case, without the consent of any First Lien Secured Party; provided, however, that, (i) without the prior written consent of the Designated First Lien Representative, no Second Lien Debt Document may be amended, restated, waived, restructured, renewed, extended, supplemented, Refinanced or otherwise modified, or entered into, to the extent such amendment, restatement, waiver, restructuring, renewal, extension, supplement, Refinancing or modification, or the terms of such new Second Lien Debt Document would contravene the provisions of this Agreement, it being understood that notwithstanding the provisions of this Section 8.02 but subject to any relevant limitations set forth elsewhere in this Agreement, the Second Lien Debt Documents may be amended, restated, Refinanced, waived, supplemented or otherwise modified in accordance with their terms in order to effect the making or provision of “Additional First Lien Debt,” “Additional Junior Debt,” “Additional Second Lien Debt” or “Notes Refinancing Debt” (in each case as defined in the Second Lien Notes Indenture) or similar terms used in any Replacement Second Lien Debt Agreement or Additional Second Lien Debt Facility, in each case without notice to, or the consent of, the First Lien Credit Agreement Administrative Agent or any First Lien Secured Party and (ii) notice of such amendment, waiver supplement, modification or consent shall be given to the First Lien Credit Agreement Administrative Agent no later than 30 days after its effectiveness; provided that the failure to give such notice shall not affect the effectiveness and validity thereof.

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Section 8.03.         Matters Related to Amendments of First Lien Security Documents. In the event any First Lien Representative enters into any amendment, supplement, modification, waiver or consent in respect of any of the First Lien Security Documents (excluding, in any event, this Agreement) for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, such First Lien Security Document or changing in any manner the rights of any parties thereunder in a manner that is applicable to the Second Lien Debt Facilities, then such amendment, waiver, supplement, modification, or consent shall apply automatically to any comparable provision of the comparable Second Lien Security Document without the consent of or action by any Second Lien Secured Party (with all such amendments, waivers, supplements, consents and modifications subject to the terms hereof); provided that (other than with respect to amendments, modifications or waivers that secure additional extensions of credit and add additional secured creditors and do not violate the express provisions of the Second Lien Debt Documents), (i) no such amendment, supplement, modification, waiver or consent shall have the effect of (A) removing assets subject to the Lien of any Second Lien Security Documents, except to the extent that a release of such Lien is permitted by Section 2.06, (B) imposing additional duties on, or materially and adversely affecting the immunities, privileges, protections and indemnities granted under the Second Lien Security Documents to, the Second Lien Representatives without their consent or (C) permitting other Liens on the Collateral not permitted under the terms of the Second Lien Debt Documents or this Agreement, (ii) any such amendment, waiver, supplement, modification or consent that materially and adversely affects the rights of the Second Lien Secured Parties and does not affect the First Lien Secured Parties in a like or similar manner shall not apply to the Second Lien Security Documents without the consent of the Designated Second Lien Representative and (iii) notice of such amendment, waiver supplement, modification or consent shall be given to the Second Lien Notes Collateral Agent no later than 30 days after its effectiveness; provided that the failure to give such notice shall not affect the effectiveness and validity thereof.

Section 8.04.         Additional Debt Facilities. To the extent, but only to the extent, permitted by the provisions of the First Lien Loan Documents and the Second Lien Debt Documents in effect at the time of such incurrence, any Grantor may incur or issue and sell one or more series or classes of Additional First Lien Debt and one or more series or classes of Additional Second Lien Debt. Any such additional class or series of Additional Second Lien Debt (the “Second Lien Class Debt”) may be secured by a Lien on the Second Lien Collateral, in each case under and pursuant to the relevant Second Lien Security Documents for such Second Lien Class Debt, if and subject to the condition that the Representative of any such Second Lien Class Debt (each, a “Second Lien Class Debt Representative”), acting on behalf of the holders of such Second Lien Class Debt becomes a party to this Agreement and the Second Lien Parity Intercreditor Agreement by satisfying conditions (i) through (iii), as applicable, of the immediately succeeding paragraph. Any such additional class or series of Additional First Lien Debt (the “First Lien Class Debt”; and the First Lien Class Debt and Second Lien Class Debt, collectively, the “Class Debt”) may be secured by a Lien on the First Lien Collateral, in each case under and pursuant to the relevant First Lien Security Documents for such First Lien Class Debt, if and subject to the condition that the Representative of any such First Lien Class Debt (each, a “First Lien Class Debt Representative”; and the First Lien Class Debt Representatives and Second Lien Class Debt Representatives, collectively, the “Class Debt Representatives”), acting on behalf of the holders of such First Lien Class Debt, becomes a party to this Agreement and, if applicable, the First Lien Parity Intercreditor Agreement by satisfying the conditions set forth in clauses (i) through (iii), as applicable, of the immediately succeeding paragraph. Upon the joinder of any Class Debt Representative all related Secured Obligations shall also be subject to this Agreement.

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In order for a Class Debt Representative to become a party to this Agreement:

 (i)           such Class Debt Representative shall have executed and delivered a Joinder Agreement substantially in the form of Annex II (with such changes as may be reasonably approved by the Designated First Lien Representative, the Designated Second Lien Representative and such Class Debt Representative) pursuant to which it becomes a Representative hereunder, and the Class Debt in respect of which such Class Debt Representative is the Representative and the related Secured Parties for whom the Class Debt Representative is the Representative become subject hereto and bound hereby and (x) such Class Debt Representative, if a First Lien Representative and if applicable, shall have become a party to the First Lien Parity Intercreditor Agreement in accordance with the terms and conditions thereof; provided, further, that, if such Indebtedness will be the initial Additional First Lien Debt incurred by the Parent Borrower after the date hereof, then the Grantors, the First Lien Credit Agreement Administrative Agent and the Representative for such Indebtedness shall have executed and delivered the First Lien Parity Intercreditor Agreement or (y) such Class Debt Representative, if a Second Lien Representative and if applicable, shall have become a party to the Second Lien Parity Intercreditor Agreement in accordance with the terms and conditions thereof; provided, further, that, if such Indebtedness will be the initial Additional Second Lien Debt incurred by the Parent Borrower after the date hereof, then the Grantors, the Second Lien Notes Collateral Agent and the Representative for such Indebtedness shall have executed and delivered the Second Lien Parity Intercreditor Agreement;

 (ii)          the Parent Borrower shall have delivered to each other Representative a Designation substantially in the form of Annex III executed by an authorized officer of the Parent Borrower which Designation shall (A) designate Indebtedness as Additional First Lien Debt or Additional Second Lien Debt hereunder, (B) certify that the incurrence of such Indebtedness and its designation as such hereunder is permitted by each First Lien Loan Document and Second Lien Debt Document in effect at the time of such incurrence and (C) attach true and complete copies of each of the Second Lien Debt Documents or First Lien Loan Documents, as applicable, relating to such Class Debt, certified as being true and correct by an authorized officer of the Parent Borrower;

 (iii)         the Second Lien Debt Documents or First Lien Loan Documents, as applicable, relating to such Class Debt shall provide that each Secured Party with respect to such Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Class Debt; and

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 (iv)         upon the execution and delivery of a Joinder Agreement by a Class Debt Representative in accordance with this Section 8.04, each other Representative shall acknowledge receipt thereof by countersigning a copy thereof, subject to the terms of this Section 8.04 and returning the same to the new Class Debt Representative; provided that the failure of any Representative to so acknowledge or return the same shall not affect the status of such Indebtedness as First Lien Secured Obligations or Second Lien Secured Obligations hereunder if the other requirements of this Section 8.04 are complied with.

Section 8.05.         Replacement First Lien Credit Agreement or Replacement Second Lien Debt Agreement. Any Grantor may Refinance the First Lien Credit Agreement with a Replacement First Lien Credit Agreement or the Second Lien Notes Indenture with a Replacement Second Lien Debt Agreement, as applicable, by satisfying conditions (i), (ii) and (iii), as applicable, of the immediately succeeding paragraph. Upon the Refinancing of the First Lien Credit Agreement or Second Lien Notes Indenture with a Replacement First Lien Credit Agreement or a Replacement Second Lien Debt Agreement, as applicable, the Discharge of the applicable Secured Obligations shall be deemed not to have occurred.

 (i)           Such Class Debt Representative shall have executed and delivered a Joinder Agreement substantially in the form of Annex II (with such changes as may be reasonably approved by the Designated First Lien Representative, the Designated Second Lien Representative and such Class Debt Representative) pursuant to which it becomes a Representative hereunder, and the Class Debt in respect of which such Class Debt Representative is the Representative and the related Secured Parties for whom the Class Debt Representative is the Representative become subject hereto and bound hereby and (x) such Class Debt Representative, if a First Lien Representative and if applicable, shall have become a party to the First Lien Parity Intercreditor Agreement in accordance with the terms and conditions thereof or (y) such Class Debt Representative, if a Second Lien Representative and if applicable, shall have become a party to the Second Lien Parity Intercreditor Agreement in accordance with the terms and conditions thereof;

 (ii)          the Parent Borrower shall have delivered to each Representative a Designation in substantially in the form of Annex III executed by an authorized officer of the Parent Borrower which Designation shall (A) designate a Replacement First Lien Credit Agreement or Replacement Second Lien Debt Agreement, as applicable, (B) certify that such designation is permitted by Section 8.01 or Section 8.02, as applicable and (C) attach true and complete copies of each of the Second Lien Debt Documents or First Lien Loan Documents, as applicable, relating to such Replacement First Lien Credit Agreement or Replacement Second Lien Debt Agreement, as applicable, certified as being true and correct by an authorized officer of the Parent Borrower;

 (iii)         the Second Lien Debt Documents or First Lien Loan Documents, as applicable, relating to such Replacement First Lien Credit Agreement or Replacement Second Lien Debt Agreement, as applicable, shall provide that each Secured Party under such Replacement First Lien Credit Agreement or Replacement Second Lien Debt Agreement, as applicable, will be subject to and bound by the provisions of this Agreement in its capacity as a holder of Indebtedness incurred pursuant to such Replacement First Lien Credit Agreement or Replacement Second Lien Debt Agreement, as applicable; and

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 (iv)         upon the execution and delivery of a Designation by the Parent Borrower in accordance with this Section 8.05, each Representative shall acknowledge receipt thereof by countersigning a copy thereof, subject to the terms of this Section 8.05 and returning the same to each other Representative; provided that the failure of any Representative to so acknowledge or return the same shall not affect the status of such Indebtedness as First Lien Secured Obligations or Second Lien Secured Obligations hereunder if the other requirements of this Section 8.05 are complied with.

Article 9
Miscellaneous

Section 9.01.         Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)            if to the First Lien Credit Agreement Administrative Agent, to the address set forth in Section 10.02 of the First Lien Credit Agreement;

(b)            if to the Second Lien Notes Collateral Agent, to the address set forth in Section 13.01 of the Second Lien Notes Indenture;

(c)            if to any other Representative, to the address set forth in the Joinder Agreement executed and delivered by such Representative; and

(d)            if to the Parent Borrower, to the address set forth in Section 10.02 of the First Lien Credit Agreement.

Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (and for this purpose a notice to the Parent Borrower shall be deemed to be a notice to each Grantor). All such notices and other communications shall be deemed to be given on the date of receipt if delivered by hand or overnight courier service or mailed by certified or registered mail, and all such notices and other communications sent by fax shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient), in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As from time to time agreed to among the Parent Borrower, the First Lien Credit Agreement Administrative Agent and the Second Lien Notes Collateral Agent and any other Representatives party hereto, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person and shall be deemed to be given on the date of receipt.

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Section 9.02.         Waivers; Amendments. (a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(a)            Except for the addition of a Representative or Grantor as a party hereto, in each case, as provided for herein, neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by each Representative and by the Parent Borrower and each other affected Grantor with respect to which such waiver, consent, amendment supplement or modification is to apply.

Section 9.03.         Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other First Lien Secured Parties and Second Lien Secured Parties.

Section 9.04.         Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

Section 9.05.         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersedes any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the First Lien Credit Agreement Administrative Agent and the Second Lien Notes Collateral Agent and when the First Lien Credit Agreement Administrative Agent and the Second Lien Notes Collateral Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 9.06.         Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

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Section 9.07.         Governing Law; Jurisdiction; Consent to Service of Process (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(a)            ANY LEGAL ACTION OR PROCEEDING ARISING UNDER THIS AGREEMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY (BOROUGH OF MANHATTAN) (OR ANY APPELLATE COURT THEREOF) OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF SUCH STATE (OR ANY APPELLATE COURT THEREOF), AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS AND AGREES THAT IT WILL NOT COMMENCE OR SUPPORT ANY SUCH ACTION OR PROCEEDING IN ANOTHER JURISDICTION. EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. EACH PARTY HERETO IRREVOCABLY WAIVES (TO THE EXTENT PERMITTED BY APPLICABLE LAW) ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR OTHER DOCUMENT RELATED THERETO. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN THE MANNER PROVIDED FOR NOTICES (OTHER THAN FACSIMILE OR ELECTRONIC MAIL) IN SECTION 9.01. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Section 9.08.         Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.08.

Section 9.09.         Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

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Section 9.10.         Further Assurances. Each First Lien Representative, on behalf of itself and the applicable First Lien Secured Parties under the First Lien Loan Documents, and each Second Lien Representative, on behalf of itself and the applicable Second Lien Secured Parties under the Second Lien Debt Documents, each agree that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the Designated First Lien Representative or the Designated Second Lien Representative may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

Section 9.11.         No Third-Party Beneficiaries. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of and bind the Parent Borrower and the other Grantors, the First Lien Secured Parties and the Second Lien Secured Parties. Nothing in this Agreement shall impair, as between the Parent Borrower, and the other Grantors and the First Lien Representatives and the First Lien Secured Parties, and as between the Parent Borrower and the other Grantors and the Second Lien Representatives and the Second Lien Secured Parties, the obligations of the Parent Borrower and the other Grantors, which are absolute and unconditional, to pay principal, interest, fees and other amounts as provided in the First Lien Loan Documents and the Second Lien Debt Documents respectively.

Section 9.12.         Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the First Lien Representatives and the First Lien Secured Parties on the one hand and the Second Lien Representatives and the Second Lien Secured Parties on the other hand. In the event of any conflict between the provisions of this Agreement and the provisions of the First Lien Loan Documents or the Second Lien Debt Documents (other than, in each case, the ABL Intercreditor Agreement), the provisions of this Agreement shall govern and control. However, as among the First Lien Secured Parties, their rights and obligations are governed by, and any provisions herein regarding them are therefore subject to, the provisions of the First Lien Parity Intercreditor Agreement, if applicable, and as among the Second Lien Secured Parties, their rights and obligations are governed by, and any provisions herein regarding them are therefore subject to, the provisions of the Second Lien Parity Intercreditor Agreement, if applicable. This Agreement is subject to the ABL Intercreditor Agreement.

Section 9.13.         Subrogation. With respect to the value of any payments or distributions in cash, property or other assets that any of the Second Lien Representatives or the other Second Lien Secured Parties pays over to any of the First Lien Representatives or the other First Lien Secured Parties under the terms of this Agreement, such Second Lien Secured Parties and Second Lien Representatives shall be subrogated to the rights of such First Lien Representatives and First Lien Secured Parties; provided, that each Second Lien Representative, on behalf of itself and the Second Lien Secured Parties represented by it, hereby agrees not to assert or enforce all such rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of First Lien Secured Obligations has occurred. The Parent Borrower and the other Grantors each acknowledges and agrees that the value of any payments or distributions in cash, property or other assets received by any Second Lien Representative or other Second Lien Secured Party that are paid over to any First Lien Representative or other First Lien Secured Party pursuant to this Agreement shall not reduce any of the Second Lien Secured Obligations.

Section 9.14.         Additional Grantors. Each Person that becomes a Grantor after the date hereof shall become a party to this Agreement upon execution and delivery by such Person of a Grantor Supplement in the form of Annex IV.

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Section 9.15.         Additional Intercreditor Agreements. Each party hereto agrees that the First Lien Secured Parties and/or their Representatives (as among themselves) and the Second Lien Secured Parties and/or their Representatives (as among themselves) may each enter into the ABL Intercreditor Agreement, the First Lien Parity Intercreditor Agreement and the Second Lien Parity Intercreditor Agreement, as applicable, or other intercreditor arrangements governing the rights, benefits and privileges as among the First Lien Secured Parties or the Second Lien Secured Parties, as the case may be, in respect of the Collateral, this Agreement and the other First Lien Security Documents or Second Lien Security Documents, as the case may be, including as to application of proceeds of the Collateral, voting rights, control of the Collateral and waivers with respect to the Collateral, in each case so long as the terms of such other intercreditor arrangements do not violate or conflict with the provisions of this Agreement or the other First Lien Loan Documents or Second Lien Debt Documents, as the case may be (or unless the applicable First Lien Secured Parties or Second Lien Secured Parties otherwise authorize their applicable Representative to enter into any such intercreditor arrangement).

Section 9.16.         Certain Terms Concerning the Second Lien Notes Collateral Agent. The Second Lien Notes Collateral Agent is executing and delivering this Agreement solely in its capacity as such and pursuant to the direction to so execute and deliver pursuant to the Second Lien Notes Indenture, and in so doing the Second Lien Notes Collateral Agent shall not be responsible for the terms or sufficiency of this Agreement for any purpose. The Second Lien Notes Collateral Agent shall enjoy all of the rights, immunities, privileges, protections and indemnities granted to it under the Second Lien Notes Indenture and, without limiting the generality of the foregoing, the provisions of Article VII and Section 12.02 of the Second Lien Notes Indenture applicable to the Second Lien Collateral Agent thereunder. The Second Lien Notes Collateral Agent shall have no duties or obligations under or pursuant to this Agreement other than such duties and obligations as may be expressly set forth in this Agreement. The Second Lien Collateral Agent shall not be deemed to owe any fiduciary duty to the First Lien Representatives and the First Lien Secured Parties. Whenever reference is made in this Agreement to any action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Second Lien Notes Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Second Lien Notes Collateral Agent, it is understood that in all cases the Second Lien Notes Collateral Agent shall be acting, giving, withholding, suffering, omitting, taking or otherwise undertaking and exercising the same (or shall not be undertaking and exercising the same) in accordance with the Second Lien Notes Indenture and the other Second Lien Debt Documents.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BANK OF AMERICA, N.A.,
as First Lien Credit Agreement Administrative Agent

By:
Name:
Title:

ANKURA TRUST COMPANY, LLC,
as Second Lien Notes Collateral Agent

By:
Name:
Title:

The foregoing Agreement is hereby ACKNOWLEDGED AND AGREED by:

HC GROUP HOLDINGS II, LLC,
as the Initial Borrower

By:
Name:
Title:

BIOSCRIP, INC.,
as the Parent Borrower

By:
Name:
Title:

GRANTORS:

APPLIED HEALTH CARE, LLC,
BIOSCRIP INFUSION MANAGEMENT, LLC,
BIOSCRIP INFUSION SERVICES, INC.,
BIOSCRIP INFUSION SERVICES, LLC,
BIOSCRIP MEDICAL SUPPLY SERVICES, LLC,
BIOSCRIP NURSING SERVICES, LLC,
BIOSCRIP PBM SERVICES, LLC,
BIOSCRIP PHARMACY (NY), INC.,
BIOSCRIP PHARMACY SERVICES, INC.,
BIOSCRIP PHARMACY, INC.,
BRADHURST SPECIALTY PHARMACY, INC.,
CHRONIMED, LLC,
CHS HOLDINGS, INC.,
CRITICAL HOME CARE SOLUTIONS, INC.,
DEACONESS ENTERPRISES, LLC,
DEACONESS HOMECARE, LLC,
EAST GOSHEN PHARMACY, INC.,
HOMECHOICE PARTNERS, INC.,
INFUSAL PARTNERS,
INFUCENTERS, LLC,
INFUSCIENCE HHA, LLC,
INFUSCIENCE, INC.,
INFUSCIENCE SOUTH CAROLINA, LLC,

INFUSCIENCE SUB, INC.,
INFUSION PARTNERS OF BRUNSWICK, LLC,
INFUSION PARTNERS OF MELBOURNE, LLC,
INFUSION PARTNERS, LLC,
INFUSION SOLUTIONS, INC.,
INFUSION THERAPY SPECIALISTS, INC.,
KNOXVILLE HOME THERAPIES, LLC,
NATIONAL HEALTH INFUSION, INC.,
NATURAL LIVING, INC.,
NEW ENGLAND HOME THERAPIES, INC.,
NUTRI USA, INC.,
OPTION HEALTH, LTD.,
PROFESSIONAL HOME CARE SERVICES, INC.,
PHCS ACQUISITION CO., INC.,
REGIONAL AMBULATORY DIAGNOSTICS, INC.,
SCOTT-WILSON, INC.,
SPECIALTY PHARMA, INC.,
WILCOX MEDICAL, INC.,

By:
Name:
Title:

CHI HOLDING CORP.,
CLINICAL HOLDINGS, INC.,
CLINICAL SPECIALTIES, INC.,
CLINICAL SPECIALTIES NETWORK SERVICES OF ILLINOIS, INC.,
CRESCENT HEALTHCARE, INC.,
CRESCENT THERAFUSION, INC.,
CRITICAL CARE SYSTEM OF NEW YORK, INC.,
CRITICAL CARE SYSTEMS, INC.,
CSI MANAGED CARE, INC.,
CSI MEDICAL BILLING SERVICES, INC.,
CSI NETWORK SERVICES OF KENTUCKY, INC.,
CSI NETWORK SERVICES OF INDIANA, INC.,
CSI NETWORK SERVICES OF MICHIGAN, INC.,
HC GROUP HOLDINGS III, INC.,
HEALTHY CONNECTIONS HOMECARE SERVICES, INC.,

HOME I.V. SPECIALISTS, INC.,
MEDNOW INFUSION, LLC,
OPTION CARE ENTERPRISES, INC.,
OPTION CARE ENTERPRISES, INC.,
OPTION CARE HOME CARE, INC.,
OPTION CARE HOME HEALTH LLC,
OPTION CARE INFUSION SERVICES, INC.,
OPTION CARE OF NEW YORK, INC.,
OPTION CARE, INC.,
OPTIONET, INC.,
OPTION HOME HEALTH, INC.,
RIVER CITY PHARMACY, INC.,
SPRINGVILLE PHARMACY INFUSION THERAPY, INC.,
TRINITY HOME CARE, LLC,
UNIVERSITY OPTION CARE, LLC,

By:
Name:
Title:

ANNEX I

Provision for Second Lien Notes Indenture

Each Holder, by accepting a Note, (a) acknowledges that it has received a copy of each Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of each Intercreditor Agreement, (c) authorizes and instructs the collateral agent (or similar agent) hereunder to enter into each Intercreditor Agreement as agent and on behalf of such Holder and (d) if such Intercreditor Agreement subordinates the Liens securing the [Obligations], hereby consents to such subordination on the terms set forth in such Intercreditor Agreeement. The foregoing provisions are intended as an inducement to the [Applicable Secured Parties] to extend credit to the Parent Borrower and such [Applicable Secured Parties] are intended third-party beneficiaries of such provisions. In the event of any conflict or inconsistency between the provisions of any Intercreditor Agreement and this Indenture, the provisions of such Intercreditor Agreement shall control.

Provision for Second Lien Security Agreement and other principal Second Lien Security Documents

Notwithstanding anything herein to the contrary, the Liens and the security interest granted to the collateral agent hereunder pursuant to this Agreement and the exercise of any right or remedy by the collateral agent hereunder are subject in all respects to the provisions of each Intercreditor Agreement. In the event of any conflict between the terms of any Intercreditor Agreement and this Agreement, the terms of such Intercreditor Agreement shall govern and control.

ANNEX II

[FORM OF] JOINDER NO. [__] dated as of [_________], 201[_] (this “Joinder Agreement”), to the FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT dated as of August [6], 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), between BANK OF AMERICA, N.A., as First Lien Credit Agreement Administrative Agent, ANKURA TRUST COMPANY, LCC, as Second Lien Notes Collateral Agent, and the additional Representatives from time to time a party thereto and by HC GROUP HOLDINGS II, LLC, a Delaware limited liability company (the “Initial Borrower”) and BIOSCRIP, INC., a Delaware corporation (the “Parent Borrower”) and the other Grantors.

A.            Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

B.            As a condition to the ability of the applicable Grantor to [incur Additional [First/Second] Lien Debt and to secure such [First/Second] Lien Class Debt (and guarantees thereof) with [First/Second] Liens]82[replace [First/Second] Lien Debt and secure such [First/Second] Lien Class Debt (and guarantees thereof) with [First/Second] Liens]83, in each case under and pursuant to the [First/Second] Lien Security Documents, the [First/Second] Lien Class Debt Representative in respect of such [First/Second] Lien Class Debt is required to become a Representative under, and such [First/Second] Lien Class Debt and the [First/Second] Lien Secured Parties in respect thereof are required to become subject to and bound by, the Intercreditor Agreement. Section 8.0[4][5] of the Intercreditor Agreement provides that such [First/Second] Lien Class Debt Representative may become a Representative under, and such [First/Second] Lien Class Debt and such [First/Second] Lien Secured Parties may become subject to and bound by, the Intercreditor Agreement, pursuant to the execution and delivery by the [First/Second] Lien Class Debt Representative of an instrument in the form of this Joinder Agreement and the satisfaction of the other conditions set forth in Section 8.0[4][5] of the Intercreditor Agreement. The undersigned [First/Second] Lien Class Debt Representative (the “New Representative”) is executing this Joinder Agreement in accordance with the requirements of the Intercreditor Agreement and the [First/Second] Lien [Loan] [Debt] Documents.

Accordingly, the New Representative agrees with each other Representative as follows:

Section 1.          In accordance with Section 8.0[4][5] of the Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related [First/Second] Lien Class Debt and related [First/Second] Lien Secured Obligations and related [First/Second] Lien Secured Parties become subject to and bound by, the Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such [First/Second] Lien Secured Parties, hereby agrees to all the terms and provisions of the Intercreditor Agreement applicable to it as a [First/Second] Lien Representative and to the [First/Second] Lien Secured Parties that it represents as [First/Second] Lien Secured Parties. Each reference to a “Representative” or “[First/Second] Lien Representative” in the Intercreditor Agreement shall be deemed to include the New Representative. The Intercreditor Agreement is hereby incorporated herein by reference.

82 Bracketed language to be included for Joinder pursuant to Section 8.04.

83 Bracketed language to be included for Joinder pursuant to Section 8.05.

Section 2.          The New Representative represents and warrants to the other Representatives and the other Secured Parties that (a) it has full power and authority to enter into this Joinder Agreement, in its capacity as [agent] [trustee], (b) this Joinder Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Joinder Agreement and (c) the [First/Second] Lien [Loan] [Debt] Documents relating to such [First/Second] Lien Class Debt provide that, upon the New Representative’s entry into this Joinder Agreement, the [First/Second] Lien Secured Parties in respect of such [First/Second] Lien Class Debt will be subject to and bound by the provisions of the Intercreditor Agreement as [First/Second] Lien Secured Parties.

Section 3.          This Joinder Agreement may be executed by one or more of the parties to this Joinder Agreement on any number of separate counterparts (including by facsimile or other electronic image scan transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Joinder Agreement signed by all the parties shall be lodged with the Parent Borrower, the Designated First Lien Representative and the Designated Second Lien Representative. Delivery of an executed counterpart of a signature page of this Joinder Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Joinder Agreement.

Section 4.          Except as expressly supplemented hereby, the Intercreditor Agreement shall remain in full force and effect.

Section 5.          THIS JOINDER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS JOINDER AGREEMENT AND ANY CLAIM OR CONTROVERSY RELATING TO THE SUBJECT MATTER HEREOF, WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE, SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 6.          Any provision of this Joinder Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or in the Intercreditor Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7.          All communications and notices hereunder shall be in writing and given as provided in Section 9.01 of the Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

IN WITNESS WHEREOF, the New Representative, the First Lien Representative and the Second Lien Representative have duly executed this Joinder Agreement to the Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ]

By:

Name:
Title:

Address for notices:

attention of:

Telecopy:

RECEIPT OF THE FOREGOING ACKNOWLEDGED BY:

[NAME OF OTHER REPRESENTATIVE], as First Lien Representative

By:

Name:
Title:

[NAME OF OTHER REPRESENTATIVE], as Second Lien Representative

By:

Name:
Title:

ANNEX III

[FORM OF] [ADDITIONAL DEBT] [REPLACEMENT [FIRST/SECOND] LIEN [CREDIT AGREEMENT][INDENTURE]] DESIGNATION NO. [ ] (this “Designation”) dated as of [_____], 20[__] with respect to the FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT dated as of August [6], 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), between BANK OF AMERICA, N.A., as First Lien Credit Agreement Administrative Agent, ANKURA TRUST COMPANY, LLC, as Second Lien Notes Collateral Agent, and the additional Representatives from time to time a party thereto and by HC GROUP HOLDINGS II, LLC, a Delaware limited liability company (the “Initial Borrower”) and BIOSCRIP, INC., a Delaware corporation (the “Parent Borrower”) and the other Grantors.

Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

This Designation is being executed and delivered in order to designate [additional Indebtedness][a Replacement First Lien Credit Agreement][a Replacement Second Lien Debt Agreement] of the Parent Borrower and the Grantors as [Additional [First/Second] Lien Debt][the First Lien Credit Agreement][the Second Lien Notes Indenture], entitled to the benefit of, and subject to the terms of, the Intercreditor Agreement.

The undersigned, the duly appointed [specify title of Responsible Officer] of the Parent Borrower hereby certifies on behalf of the Parent Borrower that, as of the date hereof:

1.            [Insert name of the applicable Grantor] intends to incur Indebtedness (the “Designated Obligations”) in the initial aggregate principal amount of [ ] pursuant to the following agreement: [describe credit/loan agreement, indenture or other agreement] (the “Designated Agreement”).

2.            [The incurrence of the Designated Obligations is permitted by each applicable First Lien Loan Document and Second Lien Debt Document, in each case, in effect at the time of such incurrence]84 [The incurrence of the Designated Obligations is permitted pursuant to Section [8.01/8.02]]85.

3.            Conform the following as applicable; (i) the Designated Agreement is hereby designated as [an “Additional First Lien Debt Facility”] [an “Additional Second Lien Debt Facility”] [the “First Lien Credit Agreement”] [the “Second Lien Notes Indenture”] and (ii) the Designated Obligations are hereby designated as [“Additional First Lien Secured Obligations”] [“Additional Second Lien Secured Obligations”] [“First Lien Credit Agreement Secured Obligations”] [“Second Lien Notes Indenture Secured Obligations”].

[84]	Bracketed language to be included for Designation pursuant to Section 8.04.

[85]	Bracketed language to be included for Designation pursuant to Section 8.05.

4.            Attached hereto as Exhibit A are true and complete copies of the Designated Agreement and the other related [First/Second] Lien [Loan] [Debt] Documents.

5.            The name and address of the Representative for such Designated Obligations is:

[Insert name and all capacities; Address]

Telephone:

Fax:

Email:

IN WITNESS WHEREOF, the Parent Borrower has caused this Designation to be duly executed by the undersigned Responsible Officer as of the day and year first above written.

BIOSCRIP, INC.

By:
Name:
Title:

Receipt acknowledged by:

[INSERT NAME OF FIRST LIEN REPRESENTATIVE]

By:
Name:
Title:

[INSERT NAME OF SECOND LIEN REPRESENTATIVE]

By:
Name:
Title:

[OTHERS AS NEEDED]

ANNEX IV

[FORM OF] SUPPLEMENT NO. [__] dated as of [_________], 201[_] (this “Supplement”), to the FIRST LIEN/SECOND LIEN INTERCREDITOR AGREEMENT dated as of August [6], 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), between BANK OF AMERICA, N.A., as First Lien Credit Agreement Administrative Agent, ANKURA TRUST COMPANY, LLC, as Second Lien Notes Collateral Agent, and the additional Representatives from time to time a party thereto and by HC GROUP HOLDINGS II, LLC, a Delaware limited liability company (the “Initial Borrower”) and BIOSCRIP, INC., a Delaware corporation (the “Parent Borrower”) and the other Grantors.

A.            Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

B.            Pursuant to the First Lien Credit Agreement, certain Additional First Lien Loan Documents and certain Second Lien Debt Documents, certain newly acquired or organized Subsidiaries of the Parent Borrower are required to enter into the Intercreditor Agreement. Section 9.14 of the Intercreditor Agreement provides that such Subsidiaries may become party to the Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the First Lien Credit Agreement, the Second Lien Debt Documents and Additional First Lien Loan Documents.

Accordingly, the Designated First Lien Representative, the Designated Second Lien Representative and the New Grantor agree as follows:

1.            In accordance with Section 9.14 of the Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Intercreditor Agreement shall be deemed to include the New Grantor. The Intercreditor Agreement is hereby incorporated herein by reference.

2.            The New Grantor represents and warrants to the Designated First Lien Representative, the Designated Second Lien Representative and each other Secured Party that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

3.            This Supplement may be executed by one or more of the parties to this Supplement on any number of separate counterparts (including by facsimile or other electronic image scan transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Supplement signed by all the parties shall be lodged with the Parent Borrower, the Designated First Lien Representative and the Designated Second Lien Representative. Delivery of an executed counterpart of a signature page of this Supplement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Supplement.

4.            Except as expressly supplemented hereby, the Intercreditor Agreement shall remain in full force and effect.

5.            THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS SUPPLEMENT AND ANY CLAIM OR CONTROVERSY RELATING TO THE SUBJECT MATTER HEREOF, WHETHER SOUNDING IN CONTRACT LAW, TORT LAW OR OTHERWISE, SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

6.            Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or in the Intercreditor Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.            All communications and notices hereunder shall be in writing and given as provided in Section 9.01 of the Intercreditor Agreement.

IN WITNESS WHEREOF, the New Grantor, the Designated First Lien Representative and the Designated Second Lien Representative have duly executed this Supplement to the Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR],

By:
Name:
Title:

RECEIPT OF THE FOREGOING ACKNOWLEDGED BY:

[_____],
as Designated First Lien Representative

By:
Name:
Title:

[_____],
as Designated Second Lien Representative

By:
Name:
Title:

EXHIBIT L

FORM OF AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions for Assignment set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective Facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor. Bank of America, N.A., acting solely as Administrative Agent, shall record this Assignment and Assumption in the Register as of the Effective Date.

1.	Assignor[s]:

[1]	For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]	For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.

[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

2.	Assignee[s]:

3.	Affiliate Status:	The Assignee is an Affiliated Lender.

4.	Borrower(s):	Option Care Health, Inc. (f/k/a BioScrip, Inc.) (the “Administrative Borrower”)

5.	Administrative Agent:	Bank of America, N.A., including any successor thereto, as the administrative agent (the “Administrative Agent”) under the Credit Agreement

6.	Credit Agreement:	Amended and Restated First Lien Credit Agreement, dated as of October 27, 2021 among Option Care Health, Inc. (f/k/a BioScrip, Inc.), a Delaware corporation (the “Company” or the “Parent Borrower”), the other Borrowers party thereto from time to time, the Guarantors party thereto from time to time, Bank of America, N.A., as Administrative Agent and the Lenders and other parties from time to time party thereto (the “Credit Agreement”).

7.	Assigned Interest:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]		Aggregate Amount of Loans for all Lenders of Facility subject to Assignment[8]		Amount of Loans Assigned of Facility subject to Assignment[9]	Percentage Assigned of Loans of Facility subject to Assignment[10]		CUSIP Number

			$		$			%
			$		$			%
			$		$			%

[5]	List each Assignor, as appropriate.

[6]	List each Assignee, as appropriate.

[7]	Fill in the appropriate terminology for the classes of Facilities under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g. “Term B Loans”, “Incremental Term Loans”, “Refinancing Term Loans”, “Extended Term Loans”, etc.).

[8]	Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[9]	After giving effect to Assignee’s purchase and assumption of the Assigned Interest, the aggregate principal amount of Term Loans (as of the date of consummation of any transaction under Section 10.07(k) of the Credit Agreement) held by Affiliated Lenders shall not exceed 25% of the aggregate principal amount of all Term Loans outstanding at the time of such assignment. To the extent any assignment to an Affiliated Lender would result in the aggregate principal amount of all Loans held by Affiliated Lenders (at the time of such assignment) exceeding the Affiliated Lender Cap, such excess will be void ab initio.

[10]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[8.	Trade Date:	__________________][11]

Effective Date: __________________, 20__ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[11]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and]12 Accepted for Recordation in the Register:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

[12]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[Consented to]:13

OPTION CARE HEALTH, INC. (f/k/a BIOSCRIP, INC.)

By:
Name:
Title:

[13]	To be added only if the consent of the Administrative Borrower is required by the terms of the Credit Agreement.

ANNEX 1
TO AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

1.            Representations and Warranties.

1.1.            Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrowers, any of their Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.            Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.07(a) of the Credit Agreement (subject to such consents, if any, as may be required under Section 10.07(b) of the Credit Agreement), (iii) from and after the Effective Date referred to in this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01(a) and (b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest[,] (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, including but not limited to any documentation required pursuant to Section 3.01 of the Credit Agreement, duly completed and executed by [the][such] Assignee and (viii) it is not a Disqualified Institution; (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; and (c) appoints and authorizes the Administrative Agent to take such action on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents (including any Intercreditor Agreement) as are delegated to or otherwise conferred upon the Administrative Agent, by the terms thereof, together with such powers as are reasonably incidental thereto.

2.            Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.            General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective permitted successors and assigns. This Assignment and Assumption may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York. This Assignment and Assumption shall not be effective until recorded in the Register.

Each Lender participating in any assignment to Affiliated Lenders acknowledges and agrees that in connection with such assignment, (1) the Affiliated Lenders then may have, and later may come into possession of Excluded Information, (2) such Lender has independently and, without reliance on the Affiliated Lenders or any of their respective Subsidiaries, the Holdings Guarantors, the Borrowers or any of their respective Subsidiaries, the Administrative Agent or any other Agent-Related Persons, has made its own analysis and determination to participate in such assignment notwithstanding such Lender’s lack of knowledge of the Excluded Information, (3) none of the Affiliated Lenders or any of their respective Subsidiaries, the Holdings Guarantors, the Borrowers or any of their respective Subsidiaries shall be required to make any representation that it is not in possession of Excluded Information, (4) none of the Administrative Agent or any other Agent-Related Persons shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Administrative Agent and any other Agent-Related Persons, under applicable laws or otherwise, with respect to the nondisclosure of the Excluded Information and (5) that the Excluded Information may not be available to the Administrative Agent or the other Lenders.

EXHIBIT M

FORM OF ABL INTERCREDITOR AGREEMENT

[attached]

EXHIBIT A

ABL INTERCREDITOR AGREEMENT

dated as of August 6, 2019,

among

HC GROUP HOLDINGS II, LLC

as the Initial Borrower,

BIOSCRIP, INC.

as the Parent Borrower,

EACH OF THE OTHER OBLIGORS PARTY HERETO,

BANK OF AMERICA, N.A.,

as ABL Credit Agreement Collateral Agent;

BANK OF AMERICA, N.A.,

as First Lien Credit Agreement Collateral Agent;

ANKURA TRUST COMPANY, LLC
as Second Lien Notes Collateral Agent,

and

EACH OTHER AGENT PARTY HERETO

-i-

6.4	No Waiver	50
6.5	Reinstatement	50
6.6	Reorganization Securities	50
6.7	Post-Petition Interest	51
6.8	Waivers	51
6.9	Separate Grants of Security and Separate Classification	52
6.10	Effectiveness in Insolvency or Liquidation Proceedings	52

SECTION 7.	Reliance; Waivers; Etc.	52

7.1	Reliance	52
7.2	No Warranties or Liability	53
7.3	No Waiver of Lien Priorities	53
7.4	Waiver of Liability	55
7.5	Obligations Unconditional	55

SECTION 8.	Miscellaneous	56

8.1	Conflicts	56
8.2	Effectiveness; Continuing Nature of this Agreement; Severability	56
8.3	Amendments; Waivers	57
8.4	Information Concerning Financial Condition of the Obligors and their Subsidiaries	57
8.5	Subrogation	58
8.6	Application of Payments	58
8.7	SUBMISSION TO JURISDICTION; WAIVERS	58
8.8	Notices	59
8.9	Further Assurances	60
8.10	CHOICE OF LAW	60
8.11	Binding on Successors and Assigns	60
8.12	Headings	60
8.13	Counterparts; Integration; Effectiveness	60
8.14	Authorization; Binding Effect on Claimholders	61
8.15	Exclusive Means of Exercising Rights under this Agreement	61
8.16	No Third Party Beneficiaries; Provisions Solely to Define Relative Rights	62
8.17	No Indirect Actions	62
8.18	Obligors; Additional Obligors	62
8.19	Right of Collateral Agent to Continue	62
8.20	Claimholders	63
8.21	Additional Lien Obligations	63
8.22	Additional Intercreditor Agreements	64

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ABL INTERCREDITOR AGREEMENT

This ABL INTERCREDITOR AGREEMENT (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, this “Agreement”) is dated as of August 6, 2019, and entered into by and among BANK OF AMERICA, N.A., in its capacity as administrative agent under the ABL Credit Agreement and the ABL Collateral Documents relating thereto (in each case as defined below) (in such capacity and together with its successors and assigns in such capacity, the “ABL Credit Agreement Collateral Agent”), BANK OF AMERICA, N.A. (“BoA”), in its capacity as administrative agent under the First Lien Credit Agreement and the First Lien Collateral Documents relating thereto (in each case, as defined below) (in such capacity and together with its successors and assigns in such capacity, the “First Lien Credit Agreement Collateral Agent”), ANKURA TRUST COMPANY, LLC (“Ankura”) in its capacity as collateral agent under the Second Lien Notes Indenture and the Second Lien Collateral Documents relating thereto (in each case, as defined below) (in such capacity and together with its successors and assigns in such capacity, the “Second Lien Notes Collateral Agent”), each other FIRST LIEN COLLATERAL AGENT that is from time to time party hereto and each other SECOND LIEN COLLATERAL AGENT that is from time to time party hereto and acknowledged and agreed to by BIOSCRIP, INC. (now known as option care health, inc.), a Delaware corporation (the “Parent Borrower”), HC GROUP HOLDINGS II, LLC, a Delaware limited liability company (the “Initial Borrower”), and the other OBLIGORS (as defined below) from time to time party hereto.

RECITALS

The Initial Borrower, the Parent Borrower, the Subsidiaries of the Parent Borrower party thereto from time to time, the financial institutions party thereto from time to time and BoA, as ABL Credit Agreement Collateral Agent, letter of credit issuer and swingline lender, have entered into that certain ABL Credit Agreement, dated as of the date hereof (as amended, amended and restated, supplemented, modified or Refinanced from time to time in accordance with the terms of this Agreement, the “ABL Credit Agreement”);

The Initial Borrower, the Parent Borrower, the Subsidiaries of the Parent Borrower party thereto from time to time, the financial institutions party thereto from time to time and BoA, as First Lien Credit Agreement Collateral Agent, have entered into that certain First Lien Credit Agreement, dated as of the date hereof (as amended, amended and restated, supplemented, modified or Refinanced from time to time in accordance with the terms of this Agreement, the “First Lien Credit Agreement”);

The Initial Borrower, the Parent Borrower, the Subsidiaries of the Parent Borrower party thereto from time to time and Ankura, as trustee and Second Lien Notes Collateral Agent, have entered into that certain Indenture, dated as of the date hereof (as amended, amended and restated, supplemented, modified or Refinanced from time to time in accordance with the terms of this Agreement, the “Second Lien Notes Indenture”);

Pursuant to (i) the ABL Credit Agreement, (A) the Parent Borrower and the Initial Borrower may incur loans and ABL Letters of Credit may be issued and (B) the relevant ABL Obligors have agreed to guarantee the ABL Obligations, (ii) the First Lien Credit Agreement, (A) the Parent Borrower and the Initial Borrower will incur loans and (B) the relevant First Lien Obligors have agreed to guarantee the First Lien Obligations, and (iii) the Second Lien Notes Indenture, (A) the Parent Borrower will issue Second Lien Notes and (B) the relevant Second Lien Obligors have agreed to guarantee the Second Lien Obligations;

The obligations of each ABL Obligor under (i) the ABL Financing Documents, (ii) any ABL Swap Contracts and (iii) any ABL Banking Services Agreements will be secured on (x) a first priority basis by Liens on the ABL Priority Collateral of such ABL Obligor and (y) a third priority basis by Liens on the Term Loan Priority Collateral of such ABL Obligor, in each case pursuant to the terms of the ABL Collateral Documents;

The obligations of each First Lien Obligor under (i) the First Lien Financing Documents, (ii) any First Lien Swap Contracts and (iii) any First Lien Banking Services Agreements will be secured on (x) a first priority basis by Liens on the Term Loan Priority Collateral of such First Lien Obligor and (y) a second priority basis by Liens on the ABL Priority Collateral of such First Lien Obligor, in each case pursuant to the terms of the First Lien Collateral Documents;

The obligations of each Second Lien Obligor under (i) the Second Lien Financing Documents, (ii) any Second Lien Swap Contracts and (iii) any Second Lien Banking Services Agreements will be secured on (x) a second priority basis by Liens on the Term Loan Priority Collateral of such Second Lien Obligor and (y) a third priority basis by Liens on the ABL Priority Collateral of such Second Lien Obligor, in each case pursuant to the terms of the Second Lien Collateral Documents;

The ABL Credit Agreement, the First Lien Credit Agreement and the Second Lien Notes Indenture require, among other things, that the parties thereto shall set forth in this Agreement their respective rights and remedies with respect to the Collateral;

The Obligors may, from time to time, to the extent permitted by this Agreement, the ABL Financing Documents, the First Lien Financing Documents and the Second Lien Financing Documents, incur additional secured debt which the Obligors and the debtholders thereunder may elect, subject to the terms and conditions hereof, of the ABL Financing Documents, of the First Lien Financing Documents and of the Second Lien Financing Documents, to be secured by the Collateral;

In order to induce the ABL Credit Agreement Collateral Agent and the other ABL Claimholders to consent to the Obligors incurring the First Lien Obligations and the Second Lien Obligations and to induce the ABL Claimholders to extend credit and other financial accommodations and lend monies to or for the benefit of the ABL Obligors, each First Lien Collateral Agent and each Second Lien Collateral Agent, on behalf of itself and its respective Claimholders, and each First Lien Claimholder and each Second Lien Claimholder by its acceptance of the benefits of the First Lien Collateral Documents or the Second Lien Collateral Documents, as applicable, has agreed to the intercreditor and other provisions set forth in this Agreement;

In order to induce each First Lien Collateral Agent and the other First Lien Claimholders to consent to the Obligors incurring the ABL Obligations and the Second Lien Obligations and to induce the First Lien Claimholders to extend credit and other financial accommodations and lend monies to or for the benefit of the First Lien Obligors, the ABL Credit Agreement Collateral Agent and each Second Lien Collateral Agent, on behalf of itself and its respective Claimholders, and each ABL Claimholder and each Second Lien Claimholder by its acceptance of the benefits of the ABL Collateral Documents and the Second Lien Collateral Documents, as applicable, has agreed to the intercreditor and other provisions set forth in this Agreement; and

In order to induce each Second Lien Collateral Agent and the other Second Lien Claimholders to consent to the Obligors incurring the ABL Obligations and the First Lien Obligations and to induce the Second Lien Claimholders to extend credit and other financial accommodations and lend monies to or for the benefit of the Second Lien Obligors, the ABL Credit Agreement Collateral Agent and each First Lien Collateral Agent, on behalf of itself and its respective Claimholders and each ABL Claimholder and each First Lien Claimholder by its acceptance of the benefits of ABL Collateral Documents and the First Lien Collateral Documents, as applicable, has agreed to the intercreditor and other provisions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1.      Definitions.

1.1            Defined Terms. The following terms which are defined in the UCC are used herein as so defined: Account, Chattel Paper, Commercial Tort Claim, Commodity Account, Deposit Account, Document, Equipment, Fixture, General Intangible, Good, Instrument, Inventory, Investment Property, Letter-of-Credit Right, Money, Securities, Securities Account, Security Entitlement and Supporting Obligation. As used in this Agreement, the following terms shall have the following meanings:

“ABL Banking Services” means any of the following services provided to any ABL Obligor or any of its “subsidiaries” as defined in the ABL Credit Agreement: any treasury, depositary, disbursement, lockbox, funds transfer, pooling, netting, overdraft, stored value card, purchase card (including so-called “procurement cards” or “P-cards”), debit card, credit card, e-payable, cash management and similar services, foreign exchange facilities, and any automated clearing house transfer of funds.

“ABL Banking Services Agreement” means any documentation with an ABL Claimholder governing any ABL Banking Services Obligations.

“ABL Banking Services Obligations” means any and all obligations of any ABL Obligor or any of its “subsidiaries” as defined in the ABL Credit Agreement (or any similar term in any other ABL Document), whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), in connection with ABL Banking Services, in each case, that constitute “Secured Cash Management Obligations” or “Secured Obligations” as defined in the ABL Credit Agreement (or any similar term in any other ABL Financing Document); provided that in no event shall any obligations constitute ABL Banking Services Obligations to the extent such obligations at the time the ABL Claimholder enters into the related ABL Banking Services Agreement constitute First Lien Banking Services Obligations or Second Lien Banking Services Obligations.

“ABL Cap Amount” means, as of any date of determination and subject to Section 1.3, the sum of (a)(i), the sum of (x) $175,000,000 and (y) the principal amount permitted to be incurred as “Incremental Revolving Commitments” under Section 2.14 of the ABL Credit Agreement (as in effect on the Amendment and Restatement Date) multiplied by (ii) 115% and (b) any accrued and unpaid interest (including interest accruing at the default rate specified in the applicable ABL Financing Document and any Post-Petition Interest) and premiums (including tender premiums and prepayment premiums) payable on account of any ABL Obligations and any underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees or initial yield payments), attorneys’ fees, costs, expenses and indemnities paid or payable by any Obligor in connection with incurrence or issuance of any ABL Obligation or any Refinancing of any ABL Obligation in accordance with the terms of this Agreement.

“ABL Claimholders” mean, at any relevant time, the holders of ABL Obligations at that time, including the ABL Lenders, the ABL Credit Agreement Collateral Agent, the other agents under the ABL Credit Agreement and the holders of ABL Banking Services Obligations and ABL Secured Swap Obligations.

“ABL Collateral” means (i) the “Collateral” (as defined in the ABL Credit Agreement) of the ABL Obligors and (ii) any other assets and property of any Obligor, whether real, personal or mixed, with respect to which a Lien is granted or purported to be granted as security for any ABL Obligations or that is otherwise subject to a Lien securing any ABL Obligations.

“ABL Collateral Documents” means the “Collateral Documents” as defined in the ABL Credit Agreement and any other agreement, document or instrument pursuant to which a Lien is granted securing any ABL Obligations or under which rights or remedies with respect to such Liens are governed.

“ABL Credit Agreement” has the meaning set forth in the Recitals to this Agreement.

“ABL Credit Agreement Collateral Agent” has the meaning set forth in the Preamble to this Agreement.

“ABL DIP Financing” has the meaning set forth in Section 6.1(b).

“ABL Documents” means (i) the ABL Financing Documents, (ii) the ABL Swap Contracts governing ABL Secured Swap Obligations and (iii) the ABL Banking Services Agreements, in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“ABL Financing Documents” means the ABL Credit Agreement, the ABL Collateral Documents, the other “Loan Documents” as defined in the ABL Credit Agreement and each of the other agreements, documents and instruments providing for or evidencing any other ABL Obligation (other than any ABL Other Obligation), and any other document or instrument executed or delivered at any time in connection with any ABL Obligations (other than any ABL Other Obligations), including any intercreditor or joinder agreement among any ABL Claimholders, to the extent such are effective at the relevant time, as each may be Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“ABL Issuing Bank” means each issuing bank in respect of an ABL Letter of Credit.

“ABL Lenders” means the “Lenders” as defined in the ABL Credit Agreement and also shall include all ABL Issuing Banks and the “Swing Line Lender” (as defined in the ABL Credit Agreement).

“ABL Letters of Credit” means any letters of credit issued (or deemed issued) from time to time under any ABL Financing Document.

“ABL Liens” means the Liens on the Collateral in favor of the ABL Claimholders under ABL Collateral Documents.

“ABL Obligations” means all “Secured Obligations” as defined in the ABL Credit Agreement (or any similar term in any other ABL Financing Document), including all ABL Other Obligations. To the extent any payment with respect to any ABL Obligation (whether by or on behalf of any ABL Obligor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Term Loan Claimholder, receiver or other Person, then the obligation or part thereof originally intended to be satisfied shall, for all purposes of this Agreement and the rights and obligations of the ABL Claimholders, be deemed to be reinstated and outstanding as if such payment had not occurred. In the event that any interest, fees, expenses or other amounts (including any interest accruing at the default rate or any Post-Petition Interest) to be paid by an ABL Obligor pursuant to the ABL Financing Documents, the ABL Swap Contracts governing ABL Secured Swap Obligations or the ABL Banking Services Agreements are disallowed by order of any court of competent jurisdiction, including by order of a court presiding over an Insolvency or Liquidation Proceeding, such interest, fees, expenses and other amounts (including default interest and Post-Petition Interest) shall, as between the Claimholders, be deemed to continue to accrue and be added to the amount to be calculated as the “ABL Obligations.”

“ABL Obligors” means, collectively, the “Loan Parties” as defined in the ABL Credit Agreement or any similar term in any other ABL Document.

“ABL Other Obligations” means the ABL Banking Services Obligations and the ABL Secured Swap Obligations.

“ABL Priority Collateral” means all interests of each Obligor in the following Collateral, in each case whether now owned or existing or hereafter acquired or arising and wherever located, including (a) all rights of each Obligor to receive moneys due and to become due under or pursuant to the following, (b) all rights of each Obligor to receive return of any premiums for or Proceeds of any insurance, indemnity, warranty or guaranty with respect to the following or to receive condemnation Proceeds with respect to the following, (c) all claims of each Obligor for damages arising out of or for breach of or default under any of the following, and (d) all rights of each Obligor to terminate, amend, supplement, modify or waive performance under any of the following, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder:

(i)           all Accounts, but for purposes of this clause (i) excluding rights to payment for any property which specifically constitutes Term Loan Priority Collateral which has been or is to be sold, leased, licensed, assigned or otherwise disposed of; provided, however, that, for the avoidance of doubt, all rights to payment arising from any sale or lease of Inventory, Goods or merchandise (other than Fixtures or Equipment) or the provision of services shall constitute ABL Priority Collateral;

(ii)          all Chattel Paper;

(iii)         all Deposit Accounts, Securities Accounts, Commodity Accounts and all other demand, deposit, time, savings, cash management, passbook and similar accounts maintained with any bank or other financial institution and all cash, money, securities, Instruments and other investments deposited or required to be deposited in any of the foregoing (in each case, other than a Term Proceeds Account, all monies, securities, Instruments and other investments held in a Term Proceeds Account or credited to a Term Proceeds Account which constitute Term Loan Priority Collateral, all identifiable Proceeds of any Term Loan Priority Collateral and any accounts containing cash constituting Tax and Trust Funds);

(iv)         all Inventory, including any Inventory incorporating any Intellectual Property, and the right to use Intellectual Property in connection with the processing or sale of Inventory or to the extent necessary to sell such Inventory, and all rights to receive payments, indebtedness and other obligations which arise as a result of the sale or lease of Inventory, Goods or merchandise (in each case other than Fixtures or Equipment) or provision of services, including the right to payment of interest or finance charges;

(v)          all cash, Money and cash equivalents (other than identifiable Proceeds of the Term Loan Priority Collateral);

(vi)         [reserved];

(vii)        to the extent evidencing or governing any of the items referred to in the preceding clauses (i) through (vi), all General Intangibles (including Contract Rights and customer contracts but excluding capital stock and any Intellectual Property to the extent such Intellectual Property is not attached to or necessary to sell any item of Inventory), letters of credit (whether or not the respective letter of credit is evidenced by a writing), Letter-of-Credit Rights (to the extent perfected by the filing of a UCC financing statement as a Supporting Obligation), Instruments and Documents; provided that to the extent any of the foregoing also relates to Term Loan Priority Collateral, only that portion related to the items referred to in the preceding clauses (i) through (vi) as being included in the ABL Priority Collateral shall be included in the ABL Priority Collateral;

(viii)       to the extent relating to any of the items referred to in the preceding clauses (i) through (vii), all insurance (including business interruption insurance and the Proceeds thereof); provided that to the extent any of the foregoing also relates to Term Loan Priority Collateral only that portion related to the items referred to in the preceding clauses (i) through (vii) as being included in the ABL Priority Collateral shall be included in the ABL Priority Collateral;

(ix)          to the extent relating to any of the items referred to in the preceding clauses (i) through (viii), all Supporting Obligations; provided that to the extent any of the foregoing also relates to Term Loan Priority Collateral only that portion related to the items referred to in the preceding clauses (i) through (viii) as being included in the ABL Priority Collateral shall be included in the ABL Priority Collateral;

(x)           to the extent relating to any of the items referred to in the preceding clauses (i) through (ix), all Commercial Tort Claims; provided that to the extent any of the foregoing also relates to Term Loan Priority Collateral only that portion related to the items referred to in the preceding clauses (i) through (ix) as being included in the ABL Priority Collateral shall be included in the ABL Priority Collateral;

(xi)          all Documents, books and records, ledger cards, files, correspondence, including all books, databases, customer lists and records related thereto, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon and any General Intangibles (including Contract Rights) or Instruments at any time evidencing or relating to any of the foregoing; and

(xii)        all cash Proceeds and, solely to the extent not constituting Term Loan Priority Collateral, non-cash Proceeds, products, accessions to, substitutions or replacements for, rents and profits of or in respect of any of the foregoing (including all insurance, indemnity, guaranty and condemnation proceeds) and all collateral security, guarantees and other collateral support given by any Person with respect to any of the foregoing.

“ABL Secured Swap Obligations” means all ABL Swap Obligations of ABL Obligors, whether absolute, or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions or modifications thereof and substitutions therefor), in each case, that constitute “Secured Obligations” as defined in the ABL Credit Agreement (or any similar term in any other ABL Financing Document); provided that in no event shall any obligations constitute ABL Secured Swap Obligations to the extent such obligations at the time the ABL Claimholder enters into the related ABL Swap Contract constitute First Lien Secured Swap Obligations or Second Lien Secured Swap Obligations.

“ABL Swap Contract” means any “Secured Hedge Agreement” between any ABL Obligor or any “subsidiary” as such terms are defined in the ABL Credit Agreement (or any similar term in any other ABL Document) and any ABL Claimholder.

“ABL Swap Obligations” means, with respect to any ABL Obligor or any “subsidiary” as defined in the ABL Credit Agreement (or any similar term in any other ABL Document), the obligations of such Person under any ABL Swap Contract.

“Additional First Lien Obligations” means obligations with respect to Indebtedness of the Parent Borrower or any other First Lien Obligor (other than, for the avoidance of doubt, First Lien Obligations under the First Lien Credit Agreement) issued or guaranteed following the date of this Agreement and documented in an agreement other than any agreement governing any then existing First Lien Obligations; provided that (a) such Indebtedness is permitted by the terms of each of the ABL Credit Agreement, and each First Lien Financing Document and Second Lien Financing Document in effect at the time of such incurrence, (b) the Obligors have granted Liens on the Collateral to secure the obligations in respect of such Indebtedness on a pari passu basis with the other First Lien Obligations, (c) the applicable Additional First Lien Obligations Agent, for itself and on behalf of the holders of such Indebtedness and obligations in respect of such Indebtedness, has entered into a joinder agreement pursuant to Section 8.21(b) acknowledging that such Indebtedness, obligations and Liens shall be subject to, and such Additional First Lien Obligations Agent and such holders shall be bound by, and shall have the rights and obligations provided under, the terms of this Agreement applicable to the First Lien Collateral Agent and the other First Lien Claimholders, respectively and (d) an amendment to or other modification of this Agreement shall have been entered into pursuant to Section 8.3 to the extent contemplated pursuant to Section 8.21(c).

“Additional First Lien Obligations Agent” means any Person appointed to act as trustee, agent or similar representative for the holders of Additional First Lien Obligations pursuant to any Additional First Lien Obligations Agreement (including, in the case of any bilateral arrangement, the actual holder of the relevant Additional First Lien Obligations unless such holder has otherwise appointed a trustee, agent or similar representative acting on its behalf).

“Additional First Lien Obligations Agreements” means (i) the indenture, credit agreement, guarantee or other agreement evidencing or governing any Additional First Lien Obligations that are designated as Additional First Lien Obligations pursuant to Section 8.21 and (ii) any other “Loan Documents,” “Credit Documents” or “Financing Documents” (or similar term as may be defined in the foregoing or referred to in the foregoing), in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“Additional First Lien Obligations Claimholders” means, at any relevant time, the lenders, creditors and secured parties under any Additional First Lien Obligations Agreements, any Additional First Lien Obligations Agent and the other agents under such Additional First Lien Obligations Agreements, in each case, in their capacities as such.

“Additional Lien Obligations” means, collectively, the Additional First Lien Obligations and the Additional Second Lien Obligations.

“Additional Lien Obligations Agent” means the Additional First Lien Obligations Agent and/or the Additional Second Liens Obligations Agent, as applicable.

“Additional Lien Obligations Agreements” means, collectively, the Additional First Lien Obligations Agreements and the Additional Second Lien Obligations Agreements.

“Additional Second Lien Obligations” means obligations with respect to Indebtedness of the Parent Borrower or any other Obligor (other than, for the avoidance of doubt, Second Lien Obligations under the Second Lien Notes Indenture) issued or guaranteed following the date of this Agreement and documented in an agreement other than any agreement governing any then existing Second Lien Obligations, provided that (a) such Indebtedness is permitted by the terms of the ABL Credit Agreement, and each First Lien Financing Document and Second Lien Financing Document in effect at the time of such incurrence, (b) the Obligors have granted Liens on the Collateral to secure the obligations in respect of such Indebtedness on a pari passu basis with the other Second Lien Obligations, (c) the applicable Additional Second Lien Obligations Agent, for itself and on behalf of the holders of such Indebtedness and obligations in respect of such Indebtedness, has entered into a joinder agreement pursuant to Section 8.21(b) acknowledging that such Indebtedness, obligations and Liens shall be subject to, and such Additional Second Lien Obligations Agent and such holders shall be bound by, and shall have rights and obligations provided under, the terms of this Agreement applicable to the Second Lien Collateral Agent and the other Second Lien Claimholders, respectively and (d) an amendment to or other modification of this Agreement shall have been entered into pursuant to Section 8.3 to the extent contemplated pursuant to Section 8.21(c).

“Additional Second Lien Obligations Agent” means any Person appointed to act as trustee, agent or similar representative for the holders of Additional Second Lien Obligations pursuant to any Additional Second Lien Obligations Agreement (including, in the case of any bilateral arrangement, the actual holder of the relevant Additional Second Lien Obligations unless such holder has otherwise appointed a trustee, agent or similar representative acting on its behalf).

“Additional Second Lien Obligations Agreements” means (i) the indenture, credit agreement, guarantee or other agreement evidencing or governing any Additional Second Lien Obligations that are designated as Additional Second Lien Obligations pursuant to Section 8.21 and (ii) any other “Loan Documents” or “Financing Documents” (or similar term as may be defined in the foregoing or referred to in the foregoing), in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“Additional Second Lien Obligations Claimholders” means, at any relevant time, the lenders, creditors and secured parties under any Additional Second Lien Obligations Agreements, any Additional Second Lien Obligations Agent and the other agents under such Additional Second Lien Obligations Agreements, in each case, in their capacities as such.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Amendment and Restatement Date” means October 27, 2021.

“Banking Services” means the ABL Banking Services, the First Lien Banking Services and the Second Lien Banking Services.

“Banking Services Obligations” means the ABL Banking Services Obligations, the First Lien Banking Services Obligations and the Second Lien Banking Services Obligations.

“Bankruptcy Code” means Title 11 of the United States Code (11. U.S.C. § 101 et seq.).

“BoA” has the meaning set forth in the Recitals to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Cash Collateral” has the meaning set forth in Section 6.1(a).

“Claimholders” means each of the ABL Claimholders, the First Lien Claimholders and the Second Lien Claimholders.

“Collateral” means all of the assets and property of any Obligor, whether real, personal or mixed, that constitute or are required to constitute both ABL Collateral and Term Loan Collateral, including any property subject to Liens granted pursuant to Section 6 to secure both ABL Obligations and Term Loan Obligations.

“Collateral Agent” means the ABL Credit Agreement Collateral Agent, the First Lien Collateral Agent and/or the Second Lien Collateral Agent, as applicable.

“Collateral Documents” means the ABL Collateral Documents, the First Lien Collateral Documents and the Second Lien Collateral Documents.

“Comparable Junior Collateral Document” means, in relation to any Collateral subject to any Senior Lien created under any Senior Collateral Document, the Junior Collateral Document that creates a Junior Lien on the same Collateral, granted by the same Obligor.

“Contract Rights” means all rights of any Obligor under each Contract, including (i) any and all rights to receive and demand payments under any or all Contracts, (ii) any and all rights to receive and compel performance under any or all Contracts and (iii) any and all other rights, interests and claims now existing or in the future arising in connection with any or all Contracts.

“Contracts” means all contracts between any Obligor and one or more additional parties (including any Swap Contracts or contracts for Banking Services, licensing agreements and any partnership agreements, joint venture agreements and limited liability company agreements).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, and the terms “Controls” and “Controlled” have meanings correlative thereto.

“Copyright” means (i) all United States and foreign copyrights, whether or not the underlying works of authorship have been published and whether as author, assignee, transferee or otherwise, including but not limited to copyrights in software and databases, all Mask Works (as defined in 17 U.S.C. 901 of the U.S. Copyright Act) and all works of authorship, all right, title and interest to make and exploit all derivative works based on or adopted from works covered by such copyrights, and all copyright registrations, copyright applications, mask works registrations and mask works applications, and any renewals or extensions thereof and (ii) the rights to print, publish and distribute any of the foregoing.

“Copyright Licenses”: any written agreement naming any Obligor as licensor or licensee, providing for the granting by or to any Obligor of any right in or to any Copyright.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, compromise, arrangement or similar debtor relief laws of the United States or any state or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Derivative Transaction” means all interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements (which, for the avoidance of doubt, shall include any master agreement that governs the terms of one or more interest rate or currency swaps, caps or collar agreements, foreign exchange agreements, commodity contracts or similar arrangements) entered into by any Loan Party (as defined in the ABL Credit Agreement) providing for protection against fluctuations in interest rates, currency exchange rates, commodity prices or the exchange of nominal interest obligations, either generally or under specific contingencies.

“DIP Financing” means an ABL DIP Financing or a Term Loan DIP Financing.

“Directing First Lien Collateral Agent” means (a) the First Lien Credit Agreement Collateral Agent unless (and until) the Discharge of First Lien Obligations has occurred solely with respect to the First Lien Obligations under the First Lien Credit Agreement and the First Lien Financing Documents relating thereto and (b) thereafter, the First Lien Collateral Agent designated in writing by the Required First Lien Claimholders from time to time to act as Directing First Lien Collateral Agent hereunder. For purposes of this definition, no Discharge of First Lien Obligations with respect to the First Lien Obligations under the First Lien Credit Agreement and the First Lien Financing Documents relating thereto shall be deemed to have occurred if the Parent Borrower or any other First Lien Obligor enters into any Refinancing of the First Lien Credit Agreement, and, in the case of any such Refinancing, the First Lien Credit Agreement Collateral Agent under such First Lien Credit Agreement shall continue as the Directing First Lien Collateral Agent for all purposes hereof.

“Directing Junior Collateral Agent” means (a) with respect to ABL Priority Collateral, the Directing Term Loan Collateral Agent and (b) with respect to the Term Loan Priority Collateral, the ABL Credit Agreement Collateral Agent.

“Directing Second Lien Collateral Agent” means (a) the Second Lien Notes Collateral Agent unless (and until) the Discharge of Second Lien Obligations has occurred solely with respect to the Second Lien Obligations under the Second Lien Notes Indenture and the Second Lien Financing Documents relating thereto and (b) thereafter, the Second Lien Collateral Agent designated in writing by the Required Second Lien Claimholders from time to time to act as Directing Second Lien Collateral Agent hereunder. For purposes of this definition, no Discharge of Second Lien Obligations with respect to the Second Lien Obligations under the Second Lien Notes Indenture and the Second Lien Financing Documents relating thereto shall be deemed to have occurred if the Parent Borrower or any other Second Lien Obligor enters into any Refinancing of the Second Lien Notes Indenture, and, in the case of any such Refinancing, the Second Lien Notes Collateral Agent under such Second Lien Notes Indenture shall continue as the Directing Second Lien Collateral Agent for all purposes hereof.

“Directing Senior Collateral Agent” means (a) with respect to ABL Priority Collateral, the ABL Credit Agreement Collateral Agent and (b) with respect to the Term Loan Priority Collateral, the Directing Term Loan Collateral Agent.

“Directing Term Loan Collateral Agent” means (a) until the Discharge of First Lien Obligations, the Directing First Lien Collateral Agent and (b) thereafter, the Directing Second Lien Collateral Agent.

“Discharge of ABL Obligations” means, notwithstanding any discharge of the ABL Obligations under any Debtor Relief Laws or in connection with any Insolvency or Liquidation Proceeding, except to the extent otherwise expressly provided in Section 5.6:

(a)          payment in full in cash of the principal of and interest (including Post-Petition Interest), and premium, if any, on all Indebtedness outstanding under the ABL Documents and constituting ABL Obligations (other than any ABL Other Obligations);

(b)          termination or expiration of all commitments, if any, to extend credit that would constitute ABL Obligations;

(c)           termination or cash collateralization or backstopping (in an amount and manner reasonably satisfactory to the applicable ABL Issuing Banks, but in no event greater than 105%) of all ABL Letters of Credit constituting ABL Obligations.

(d)          payment in full in cash of all other ABL Obligations (or, in the case of any ABL Other Obligations, the cash collateralization or backstopping of such ABL Other Obligations on terms reasonably satisfactory to the applicable lender or counterparty, as applicable) that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (including Post-Petition Interest, but other than any indemnification or expense reimbursement obligations or any other obligations that by the terms of any ABL Document expressly survive termination of such ABL Document, in each case, for which no claim or demand for payment, whether oral or written, has been made at such time); and

(e)            adequate provision has been made for any contingent or unliquidated ABL Obligations related to claims, causes of action or liabilities that have been asserted against the ABL Claimholders for which indemnification is required under the ABL Documents.

Upon the satisfaction of the conditions set forth in clauses (a) through (e) with respect to any ABL Obligations, the ABL Credit Agreement Collateral Agent agrees to promptly deliver to the other Collateral Agents written notice of the same.

“Discharge of First Lien Obligations” means, notwithstanding any discharge of the First Lien Obligations under any Debtor Relief Laws or in connection with any Insolvency or Liquidation Proceeding, except to the extent otherwise expressly provided in Section 5.6:

(a)          payment in full in cash of the principal of and interest (including Post-Petition Interest), and premium, if any, on all Indebtedness outstanding under the First Lien Documents and constituting First Lien Obligations (other than any First Lien Other Obligations);

(b)          termination or expiration of all commitments, if any, to extend credit that would constitute First Lien Obligations;

(c)           termination or cash collateralization or backstopping (in an amount and manner reasonably satisfactory to the applicable First Lien Issuing Banks, but in no event greater than 105%) of all First Lien Letters of Credit constituting First Lien Obligations.

(d)          payment in full in cash of all other First Lien Obligations (or, in the case of any First Lien Other Obligations, the cash collateralization or backstopping of such First Lien Other Obligations on terms reasonably satisfactory to the applicable lender or counterparty, as applicable) that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (including Post-Petition Interest, but other than any indemnification or expense reimbursement obligations or any other obligations that by the terms of any First Lien Document expressly survive termination of such First Lien Document, in each case, for which no claim or demand for payment, whether oral or written, has been made at such time); and

(e)          adequate provision has been made for any contingent or unliquidated First Lien Obligations related to claims, causes of action or liabilities that have been asserted against the First Lien Claimholders for which indemnification is required under the First Lien Documents; provided that the Discharge of First Lien Obligations shall not be deemed to have occurred if such payments are made with the proceeds of other First Lien Obligations that constitute an exchange or replacement for or a Refinancing of such First Lien Obligations.

Upon the satisfaction of the conditions set forth in clauses (a) through (e) with respect to any First Lien Obligations, the Directing First Lien Collateral Agent agrees to promptly deliver to the other Collateral Agents written notice of the same.

“Discharge of Second Lien Obligations” means:

(a)          payment in full in cash of the principal of and interest (including Post-Petition Interest), and premium, if any, on all Indebtedness outstanding under the Second Lien Documents and constituting Second Lien Obligations (other than any Second Lien Other Obligations);

(b)          termination or expiration of all commitments, if any, to extend credit that would constitute Second Lien Obligations;

(c)          termination or cash collateralization or backstopping (in an amount and manner reasonably satisfactory to any second lien issuing banks, but in no event greater than 105%) of the aggregate undrawn face amount of any letter of credit obligations which constitute Second Lien Obligations;

(d)          payment in full in cash of all other Second Lien Obligations (or, in the case of any Second Lien Other Obligations, the cash collateralization or backstopping of such Second Lien Other Obligations on terms reasonably satisfactory to the applicable lender or counterparty, as applicable) that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid (including Post-Petition Interest, but other than any indemnification or expense reimbursement obligations or any other obligations that by the terms of any Second Lien Document expressly survive termination of such Second Lien Document, in each case, for which no claim or demand for payment, whether oral or written, has been made at such time); and

(e)            adequate provision has been made for any contingent or unliquidated Second Lien Obligations related to claims, causes of action or liabilities that have been asserted against the Second Lien Claimholders or for which indemnification is required under the Second Lien Documents; provided that the Discharge of Second Lien Obligations shall not be deemed to have occurred if such payments are made with the proceeds of other Second Lien Obligations that constitute an exchange or replacement for or a Refinancing of such Second Lien Obligations.

Upon the satisfaction of the conditions set forth in clauses (a) through (e) with respect to any Second Lien Obligation, the Directing Second Lien Collateral Agent agrees to promptly deliver to the other Collateral Agents written notice of the same.

“Discharge of Senior Obligations” means (a) with respect to the ABL Priority Collateral, the Discharge of ABL Obligations and (b) with respect to the Term Loan Priority Collateral, the Discharge of Term Loan Obligations.

“Discharge of Term Loan Obligations” means, collectively, both the Discharge of First Lien Obligations and the Discharge of Second Lien Obligations.

“Disposition” has the meaning set forth in Section 5.1(b). “Dispose” has a meaning correlative thereto.

“Domain Names” means all Internet domain names and associated URL addresses in or to which any Obligor now or hereafter has any right, title or interest.

“Enforcement Action” means:

(a)           any action to foreclose, execute, levy or collect on, take possession or control of, sell or otherwise realize upon (judicially or non-judicially), or lease, license, or otherwise Dispose of (whether publicly or privately), any Collateral or otherwise exercise or enforce remedial rights with respect to any of the Collateral under the ABL Documents, the First Lien Documents or the Second Lien Documents (including by way of setoff, recoupment, notification of a public or private sale or other Disposition pursuant to the UCC or other applicable law, notification to account debtors, notification to depositary banks under deposit account control agreements, or exercise of rights under landlord consents, if applicable);

(b)          any action to solicit bids from third Persons, or approve bid procedures for, any proposed Disposition of any of the Collateral or conduct any Disposition of any Collateral;

(c)          any action to receive a transfer of any portion of the Collateral in satisfaction of Indebtedness or any other Obligation secured thereby;

(d)          any action to otherwise enforce a security interest or exercise another right or remedy, as a secured creditor or otherwise, pertaining to any Collateral, whether at law, in equity or pursuant to the ABL Documents, the First Lien Documents or the Second Lien Documents (including the commencement of applicable legal proceedings or other actions with respect to any Collateral to facilitate the actions described in the preceding clauses, and exercising voting rights in respect of equity interests comprising any Collateral); or

(e)           the Disposition of any Collateral by any Obligor after the occurrence and during the continuation of an “event of default” under the ABL Documents, the First Lien Documents or the Second Lien Documents with the consent of the ABL Credit Agreement Collateral Agent, the First Lien Collateral Agents or the Second Lien Collateral Agents, as applicable (in any case, to the extent that such consent is required).

“Financing Documents” means the ABL Financing Documents, the First Lien Financing Documents and the Second Lien Financing Documents.

“First Lien Banking Services” means any of the following services provided to any First Lien Obligor or any of its “subsidiaries” as defined in the First Lien Credit Agreement (or any similar term in any other First Lien Document): any treasury, depositary, disbursement, lockbox, funds transfer, pooling, netting, overdraft, stored value card, purchase card (including so-called “procurement cards” or “P-cards”), debit card, credit card, e-payable, cash management and similar services, foreign exchange facilities, and any automated clearing house transfer of funds.

“First Lien Banking Services Agreement” means any documentation with a First Lien Claimholder governing any First Lien Banking Services Obligations.

“First Lien Banking Services Obligations” means any and all obligations of any First Lien Obligor or any of its “subsidiaries” as defined in the First Lien Credit Agreement (or any similar term in any other First Lien Document), whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), in connection with First Lien Banking Services, in each case, that constitute “Secured Obligations” as defined in the First Lien Credit Agreement (or any similar term in any other First Lien Financing Document); provided that in no event shall any obligations constitute First Lien Banking Services Obligations to the extent such obligations at the time the First Lien Claimholder enters into the related First Lien Banking Services Agreement constitute ABL Banking Services Obligations or Second Lien Banking Services Obligations.

“First Lien Claimholders” means, at any relevant time, the holders of First Lien Obligations at that time, including the First Lien Lenders, the First Lien Collateral Agents, the other agents under the First Lien Credit Agreement, the holders of First Lien Banking Services Obligations and First Lien Secured Swap Obligations and any Additional First Lien Obligations Claimholders.

“First Lien Collateral” means (i) the “Collateral” (as defined in the First Lien Credit Agreement) and (ii) any other assets and property of any Obligor, whether real, personal or mixed, with respect to which a Lien is granted or purported to be granted as security for any First Lien Obligations or that is otherwise subject to a Lien securing any First Lien Obligations.

“First Lien Collateral Agent” means the First Lien Credit Agreement Collateral Agent and any Additional First Lien Obligations Agent.

“First Lien Collateral Documents” means the “Collateral Documents” as defined in the First Lien Credit Agreement and any other agreement, document or instrument pursuant to which a Lien is granted securing any First Lien Obligations or under which rights or remedies with respect to such Liens are governed.

“First Lien Credit Agreement” has the meaning set forth in the Recitals to this Agreement.

“First Lien Credit Agreement Collateral Agent” has the meaning set forth in the Preamble to this Agreement.

“First Lien Documents” means (i) the First Lien Financing Documents, (ii) the First Lien Swap Contracts governing First Lien Secured Swap Obligations and (iii) the First Lien Banking Services Agreements, in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“First Lien Financing Documents” means the First Lien Credit Agreement, the First Lien Collateral Documents, the other “Loan Documents” as defined in the First Lien Credit Agreement, any Additional First Lien Obligations Agreement and each of the other agreements, documents and instruments providing for or evidencing any other First Lien Obligation (other than any First Lien Other Obligation), and any other document or instrument executed or delivered at any time in connection with any First Lien Obligations (other than any First Lien Other Obligations), including any intercreditor or joinder agreement among any First Lien Claimholders (including, without limitation, the First Lien/Second Lien Intercreditor Agreement), to the extent such are effective at the relevant time, as each may be Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“First Lien Issuing Bank” means each issuing bank in respect of a First Lien Letter of Credit.

“First Lien Lenders” means the “Lenders” as defined in the First Lien Credit Agreement (or any similar term in any Additional First Lien Obligations Agreement) and also shall include all First Lien Issuing Banks.

“First Lien Letters of Credit” means any letters of credit issued (or deemed issued) from time to time under any First Lien Financing Document.

“First Lien Obligations” means all “Secured Obligations” as defined in the First Lien Credit Agreement (or any similar term in any other First Lien Financing Document), including all First Lien Other Obligations, and all Additional First Lien Obligations. To the extent any payment with respect to any First Lien Obligation (whether by or on behalf of any First Lien Obligor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any ABL Claimholder, Second Lien Claimholder, receiver or other Person, then the obligation or part thereof originally intended to be satisfied shall, for all purposes of this Agreement and the rights and obligations of the First Lien Claimholders, be deemed to be reinstated and outstanding as if such payment had not occurred. In the event that any interest, fees, expenses or other amounts (including any interest accruing at the default rate or any Post-Petition Interest) to be paid by a First Lien Obligor pursuant to the First Lien Financing Documents, the First Lien Swap Contracts governing First Lien Secured Swap Obligations or the First Lien Banking Services Agreements are disallowed by order of any court of competent jurisdiction, including by order of a court of presiding over an Insolvency or Liquidation Proceeding, such interest, fees, expenses and other amounts (including default interest and Post-Petition Interest) shall, as between the Claimholders, be deemed to continue to accrue and be added to the amount to be calculated as the “First Lien Obligations.”

“First Lien Obligors” means, collectively, the “Loan Parties” as defined in the First Lien Credit Agreement or any similar term in any other First Lien Document.

“First Lien Other Obligations” means the First Lien Banking Services Obligations and the First Lien Secured Swap Obligations.

“First Lien/Second Lien Intercreditor Agreement” means the First Lien/Second Lien Intercreditor Agreement dated as of the date hereof, among, inter alios, the First Lien Credit Agreement Collateral Agent, the Second Lien Notes Collateral Agent and the Obligors from time to time party thereto.

“First Lien Secured Swap Obligations” means all First Lien Swap Obligations of First Lien Obligors, whether absolute, or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions or modifications thereof and substitutions therefor), in each case, that constitute “Secured Obligations” as defined in the First Lien Credit Agreement (or any similar term in any other First Lien Financing Document); provided that in no event shall any such obligations constitute First Lien Secured Swap Obligations to the extent such obligations at the time the First Lien Claimholder enters into the related First Lien Swap Contract constitute ABL Secured Swap Obligations or Second Lien Secured Swap Obligations.

“First Lien Swap Contract” means any agreement with respect to any Derivative Transaction between any First Lien Obligor or any “subsidiary” as defined in the First Lien Credit Agreement (or any similar term in any other First Lien Document) and any First Lien Claimholder.

“First Lien Swap Obligations” means, with respect to any First Lien Obligor or any “subsidiary” as defined in the First Lien Credit Agreement (or any similar term in any other First Lien Document), the obligations of such Person under any First Lien Swap Contract.

“GAAP” means generally accepted accounting principles in the United States in effect and applicable to the accounting period in respect of which reference to GAAP is being made.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state or locality of the United States, the United States, or a foreign government.

“Indebtedness” means “Indebtedness” within the meaning of the ABL Credit Agreement, any First Lien Financing Document or any Second Lien Financing Document, as applicable. For the avoidance of doubt, “Indebtedness” shall not include Swap Obligations or Banking Services Obligations.

“Initial Borrower” has the meaning set forth in the Preamble to this Agreement.

“Insolvency or Liquidation Proceeding” means (a) the institution of any voluntary or involuntary case or proceeding under the Bankruptcy Code or any other Debtor Relief Law with respect to such Obligor as debtor; (b) any general assignment for the benefit of creditors of any Obligor or any marshaling of assets and liabilities of any Obligor; or (c) any appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, Collateral receiver or similar officer for any Obligor or for all or any material part of its property.

“Intellectual Property” means the collective reference to all rights relating to intellectual property and industrial designs, whether arising under United States federal or state laws, multinational or foreign laws, including the Copyrights, the Copyright Licenses, the Patents, the Patent Licenses, the Trademarks, the Trademark Licenses and the Trade Secrets, and all rights to sue at law or in equity for any past, present or future infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Junior Claimholders” means (a) with respect to the ABL Priority Collateral, the Term Loan Claimholders and (b) with respect to the Term Loan Priority Collateral, the ABL Claimholders.

“Junior Collateral Agent” means (a) with respect to the ABL Priority Collateral, the Term Loan Collateral Agents and (b) with respect to the Term Loan Priority Collateral, the ABL Credit Agreement Collateral Agent.

“Junior Collateral Documents” means (a) with respect to the ABL Priority Collateral, the Term Loan Collateral Documents and (b) with respect to the Term Loan Priority Collateral, the ABL Collateral Documents.

“Junior Financing Documents” means (a) with respect to the ABL Priority Collateral, the Term Loan Financing Documents and (b) with respect to the Term Loan Priority Collateral, the ABL Financing Documents.

“Junior Liens” means (a) with respect to the ABL Priority Collateral, the Term Loan Liens and (b) with respect to the Term Loan Priority Collateral, the ABL Liens.

“Junior Obligations” means (a) with respect to the ABL Priority Collateral, the Term Loan Obligations and (b) with respect to the Term Loan Priority Collateral, the ABL Obligations.

“Licenses” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement relating to Intellectual Property to which any Obligor is a party.

“Lien” means any mortgage, pledge, hypothecation, security assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing); provided, that in no event shall an operating lease in and of itself constitute a Lien.

“New Senior Agent” has the meaning set forth in Section 5.6.

“Obligations” means the ABL Obligations, the First Lien Obligations and/or the Second Lien Obligations, as the context may require.

“Obligors” means each ABL Obligor, each First Lien Obligor and each Second Lien Obligor and each other Person that has executed and delivered, or may from time to time hereafter execute and deliver, an ABL Collateral Document, a First Lien Collateral Document or a Second Lien Collateral Document as a “grantor” or “pledgor” (or the equivalent thereof).

“Parent Borrower” has the meaning set forth in the Preamble to this Agreement.

“Patent” means (i) all United States and foreign patents, patent applications and patentable inventions, all certificates of invention or similar property rights and all registrations, recordings and pending applications thereof, (ii) all inventions and improvements described and claimed therein, and (iii) all reissues, divisions, reexaminations, continuations, continuations-in-part, substitutes, renewals, and extensions thereof and all improvements thereon.

“Patent Licenses”: any written agreement naming any Obligor as licensor or licensee, providing for the granting by or to any Obligor of any right in or to any Patent.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.

“Pledged Assets” means all Pledged Stock, including all stock certificates, options or rights of any nature whatsoever in respect of the Pledged Stock that may be issued or granted to, or held by, any Obligor, all Instruments, Securities and other Investment Property owned by any Obligor, whether or not physically delivered to the applicable Collateral Agent pursuant to any of the Collateral Documents, whether now owned or hereafter acquired by such Obligor and any and all Proceeds thereof, but, in each case, excluding any items specifically excluded from the definition of Collateral.

“Pledged Collateral” has the meaning set forth in Section 5.5(a).

“Pledged Stock” shall mean, with respect to any Obligor, the shares of capital stock required to be pledged by such Obligor pursuant to any of Collateral Documents.

“Post-Petition Interest” means interest (including interest accruing at the default rate specified in the applicable ABL Documents, the applicable First Lien Documents or the applicable Second Lien Documents, as the case may be), fees, expenses and other amounts that pursuant to the ABL Documents, the First Lien Documents or the Second Lien Documents, as the case may be, continue to accrue or become due after the commencement of any Insolvency or Liquidation Proceeding, whether or not such interest, fees, expenses and other amounts are allowed or allowable, voided or subordinated under any Debtor Relief Law or other applicable law or in any such Insolvency or Liquidation Proceeding.

“Proceeds” shall have the meaning assigned in Article 9 of the UCC and, in any event, shall also include, but not be limited to, (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Collateral Agent or any Obligor from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to any Obligor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental authority (or any Person acting under color of governmental authority) and (iii) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Recovery” has the meaning set forth in Section 6.5.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, modify, supplement, restructure, refund, replace or repay, or to issue other Indebtedness, whether of the same principal amount or greater or lesser principal amount, in exchange or replacement for such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Related Claimholders” means (a) with respect to the ABL Credit Agreement Collateral Agent, the ABL Claimholders, (b) with respect to any First Lien Collateral Agent, its Related First Lien Claimholders or (c) with respect to any Second Lien Collateral Agent, its Related Second Lien Claimholders.

“Related First Lien Claimholders” means, with respect to any First Lien Collateral Agent, the First Lien Claimholders for which such First Lien Collateral Agent acts as the “administrative agent” or “collateral agent” (or other agent or similar representative) under the applicable First Lien Documents.

“Related Second Lien Claimholders” means, with respect to any Second Lien Collateral Agent, the Second Lien Claimholders for which such Second Lien Collateral Agent acts as the “administrative agent” or “collateral agent” (or other agent or similar representative) under the applicable Second Lien Documents.

“Required ABL Claimholders” means (a) at all times prior to the occurrence of the Discharge of ABL Obligations (other than the ABL Other Obligations), the ABL Claimholders holding more than 50% of the sum of (i) the aggregate outstanding principal amount of ABL Obligations (including participations in the face amount of the ABL Letters of Credit and any disbursements thereunder that have not been reimbursed, but excluding the ABL Other Obligations) plus (ii) the aggregate unfunded commitments to extend credit which, when funded, would constitute ABL Obligations (other than the ABL Other Obligations), and (b) at all times following the occurrence of the Discharge of ABL Obligations (other than the ABL Other Obligations), the ABL Claimholders holding more than 50% of the sum of (i) the then outstanding ABL Secured Swap Obligations plus (ii) the then outstanding ABL Banking Services Obligations.

“Required First Lien Claimholders” means (a) at all times prior to the occurrence of the Discharge of First Lien Obligations (other than the First Lien Other Obligations), the First Lien Claimholders holding more than 50% of the sum of (i) the aggregate outstanding principal amount of First Lien Obligations (including participations in the face amount of the First Lien Letters of Credit and any disbursements thereunder that have not been reimbursed, but excluding the First Lien Other Obligations) plus (ii) the aggregate unfunded commitments to extend credit which, when funded, would constitute First Lien Obligations (other than the First Lien Other Obligations), and (b) at all times following the occurrence of the Discharge of First Lien Obligations (other than the First Lien Other Obligations), the First Lien Claimholders holding more than 50% of the sum of (i) the then outstanding First Lien Secured Swap Obligations plus (ii) the then outstanding First Lien Banking Services Obligations.

“Required Second Lien Claimholders” means (a) at all times prior to the occurrence of the Discharge of Second Lien Obligations (other than the Second Lien Other Obligations), the Second Lien Claimholders holding more than 50% of the sum of (i) the aggregate outstanding principal amount of Second Lien Obligations plus (ii) the aggregate unfunded commitments to extend credit which, when funded, would constitute Second Lien Obligations (other than the Second Lien Other Obligations), and (b) at all times following the occurrence of the Discharge of Second Lien Obligations (other than the Second Lien Other Obligations), the Second Lien Claimholders holding more than 50% of the sum of (i) the then outstanding Second Lien Secured Swap Obligations plus (ii) the then outstanding Second Lien Banking Services Obligations.

“Required Senior Claimholders” means (a) with respect to the ABL Priority Collateral, (i) until the Discharge of ABL Obligations, the Required ABL Claimholders and (ii) thereafter, the Required Term Loan Claimholders and (b) with respect to the Term Loan Priority Collateral, (i) until the Discharge of Term Loan Obligations, the Required Term Loan Claimholders and (ii) thereafter, the Required ABL Claimholders.

“Required Term Loan Claimholders” means (a) until the Discharge of First Lien Obligations, the Required First Lien Claimholders and (b) thereafter, the Required Second Lien Claimholders.

“Responsible Officer” of any Person means the chief executive officer, president, chief financial officer, chief accounting officer or treasurer of such Person, but in any event, with respect to financial matters, the chief financial officer, chief accounting officer or treasurer of such Person.

“Second Lien Banking Services” means any of the following services provided to any Second Lien Obligor or any of its “Subsidiaries” as defined in the Second Lien Notes Indenture (or any similar term in any other Second Lien Financing Document) commercial credit cards, stored value cards, purchasing cards (including so-called “procurement cards” or “P-cards”), treasury management services, netting services, overdraft protections, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with cash management and deposit accounts.

“Second Lien Banking Services Agreement” means any documentation with a Second Lien Claimholder governing any Second Lien Banking Services Obligations.

“Second Lien Banking Services Obligations” means any and all obligations of the Second Lien Obligors, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), in connection with Second Lien Banking Services, in each case, that constitute “Secured Obligations” as defined in the Second Lien Notes Indenture (or any similar term in any other Second Lien Financing Document); provided that in no event shall any obligations constitute Second Lien Banking Services Obligations to the extent such obligations at the time the Second Lien Claimholder enters into the related Second Lien Banking Services Agreement constitute ABL Banking Services Obligations or First Lien Banking Services Obligations.

“Second Lien Claimholders” means, at any relevant time, the holders of Second Lien Obligations at that time, including the Second Lien Noteholders, the Second Lien Collateral Agent, the other agents and trustees under the Second Lien Notes Indenture, the holders of Second Lien Banking Services Obligations and Second Lien Secured Swap Obligations and any Additional Second Lien Obligations Claimholders.

“Second Lien Collateral” means (i) the “Collateral” as defined in the Second Lien Notes Indenture and (ii) any other assets and property of any Obligor, whether real, personal or mixed, with respect to which a Lien is granted or purported to be granted as security for any Second Lien Obligations or that is otherwise subject to a Lien securing any Second Lien Obligations.

“Second Lien Collateral Agent” means the Second Lien Notes Collateral Agent and any Additional Second Lien Obligations Agent.

“Second Lien Collateral Documents” means the “Collateral Documents” as defined in the Second Lien Notes Indenture and any other agreement, document or instrument pursuant to which a Lien is granted securing any Second Lien Obligations or under which rights or remedies with respect to such Liens are governed.

“Second Lien Documents” means (i) the Second Lien Financing Documents, (ii) the Second Lien Swap Contracts governing Second Lien Secured Swap Obligations and (iii) the Second Lien Banking Services Agreements, in each case, as Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“Second Lien Financing Documents” means the Second Lien Notes Indenture, the Second Lien Collateral Documents, the other “Notes Documents” as defined in the Second Lien Notes Indenture, any Additional Second Lien Obligations Agreement, and each of the other agreements, documents and instruments providing for or evidencing any other Second Lien Obligation (other than any Second Lien Other Obligation), and any other document or instrument executed or delivered at any time in connection with any Second Lien Obligations (other than any Second Lien Other Obligations), including any intercreditor or joinder agreement among any Second Lien Claimholders, to the extent such are effective at the relevant time, as each may be Refinanced from time to time in accordance with the terms thereof and subject to the terms hereof.

“Second Lien Noteholders” means the “Holders” under and as defined in the Second Lien Notes Indenture or any similar term in any Additional Second Lien Obligations Agreement.

“Second Lien Notes” means all “Notes” issued under the Second Lien Notes Indenture.

“Second Lien Notes Collateral Agent” has the meaning set forth in the Preamble to this Agreement.

“Second Lien Notes Indenture” has the meaning set forth in the Recitals to this Agreement.

“Second Lien Obligations” means all “Secured Obligations” as defined in the Second Lien Notes Indenture (or any similar term in any other Second Lien Financing Document), including all Second Lien Other Obligations, and all Additional Second Lien Obligations. To the extent any payment by a Second Lien Obligor with respect to any Second Lien Obligation (whether by or on behalf of any Second Lien Obligor, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any ABL Claimholder, any receiver or other Person, then the obligation or part thereof originally intended to be satisfied shall, for all purposes of this Agreement and the rights and obligations of the Second Lien Claimholders, be deemed to be reinstated and outstanding as if such payment had not occurred. In the event that any interest, fees, expenses or other amounts (including any interest accruing at the default rate or any Post-Petition Interest) to be paid pursuant to the Second Lien Financing Documents, the Second Lien Swap Contracts governing Second Lien Secured Swap Obligations or the Second Lien Banking Services Agreements are disallowed by order of any court of competent jurisdiction, including by order of a court presiding over an Insolvency or Liquidation Proceeding, such interest, fees, expenses and other amounts (including default interest and Post-Petition Interest) shall, as between the Claimholders, be deemed to continue to accrue and be added to the amount to be calculated as the “Second Lien Obligations.”

“Second Lien Obligors” means, collectively, the “Note Parties” as defined in the Second Lien Notes Indenture (or any similar term in any other Second Lien Document).

“Second Lien Other Obligations” means the Second Lien Banking Services Obligations and the Second Lien Secured Swap Obligations.

“Second Lien Secured Swap Obligations” means all Second Lien Swap Obligations of Second Lien Obligors, whether absolute, or contingent and howsoever and whenever created, arising, evidenced or acquired (including all renewals, extensions or modifications thereof and substitutions therefor), in each case, that constitute “Secured Obligations” as defined in the Second Lien Notes Indenture (or any similar term in any other Second Lien Financing Document); provided that in no event shall any such obligations constitute Second Lien Secured Swap Obligations to the extent such obligations at the time the Second Lien Claimholder enters into the related Second Lien Swap Contract constitute ABL Secured Swap Obligations or First Lien Secured Swap Obligations.

“Second Lien Swap Contract” means any agreement with respect to any Derivative Transaction between any Second Lien Obligor or any “Subsidiary” as defined in the Second Lien Notes Indenture (or any similar term in any other Second Lien Document) and any Second Lien Claimholder.

“Second Lien Swap Obligations” means, with respect to any Second Lien Obligor or any “Subsidiary” as defined in the Second Lien Notes Indenture (or any similar term in any other Second Lien Document), the obligations of such Person under any Second Lien Swap Contract

“Senior Claimholders” means (a) with respect to the ABL Priority Collateral, the ABL Claimholders and (b) with respect to the Term Loan Priority Collateral, the Term Loan Claimholders.

“Senior Collateral Agent” means (a) with respect to the ABL Priority Collateral, the ABL Credit Agreement Collateral Agent and (b) with respect to the Term Loan Priority Collateral, the Directing Term Loan Collateral Agent.

“Senior Collateral Documents” means (a) with respect to the ABL Priority Collateral, the ABL Collateral Documents and (b) with respect to the Term Loan Priority Collateral, the Term Loan Collateral Documents.

“Senior Documents” means (a) in respect of the Term Loan Priority Collateral, the Term Loan Documents and (b) in respect of the ABL Priority Collateral, the ABL Documents.

“Senior Financing Documents” means (a) with respect to the ABL Priority Collateral, the ABL Financing Documents and (b) with respect to the Term Loan Priority Collateral, the Term Loan Financing Documents.

“Senior Liens” means (a) with respect to the ABL Priority Collateral, the ABL Liens and (b) with respect to the Term Loan Priority Collateral, the Term Loan Liens.

“Senior Obligations” means (a) with respect to the ABL Priority Collateral, the ABL Obligations and (b) with respect to the Term Loan Priority Collateral, the Term Loan Obligations.

“Shared Collateral Documents” means any Collateral Document that is each of an ABL Collateral Document, a First Lien Collateral Document and a Second Lien Collateral Document.

“Software” means computer programs, source code, object code and supporting documentation including “software” as such term is defined in Article 9 of the UCC, as well as computer programs that may be construed as included in the definition of Goods.

“Standstill Period” has the meaning set forth in Section 3.1(a)(1).

“subsidiary” means as to any Person, a corporation, partnership, limited liability company, unlimited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors (as defined in the ABL Credit Agreement) of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “subsidiary” or to “subsidiaries” in this Agreement shall refer to a subsidiary or subsidiaries of the Parent Borrower.

“Swap Contracts” means the ABL Swap Contracts, the First Lien Swap Contracts and the Second Lien Swap Contracts.

“Swap Obligations” means the ABL Swap Obligations, the First Lien Swap Obligations and the Second Lien Swap Obligations.

“Tax and Trust Funds” means any cash or cash equivalents maintained in or credited to any deposit account or securities account that are comprised of (a) funds specifically and exclusively used or to be used for payroll and payroll taxes and other employee benefit payments to or for the benefit of any Obligor’s employees, (b) funds specifically and exclusively used or to be used to pay all taxes required to be collected, remitted or withheld (including withholding taxes (including the employer’s share thereof)) and (c) any other funds which any Obligor is permitted or otherwise not prohibited by the terms of any Financing Document to hold as an escrow or fiduciary for the benefit of another Person in the ordinary course of business.

“Term Cash Proceeds Notice” shall mean a written notice delivered by the Directing Term Loan Collateral Agent to the ABL Credit Agreement Collateral Agent (a) stating that an “Event of Default” has occurred and is continuing under any Term Loan Document and specifying the relevant Event of Default and (b) identifying with reasonable detail any cash proceeds which may be deposited in any Deposit Account or Securities Account constituting Term Loan Priority Collateral.

“Term Loan Cap Amount” means, as of any date of determination and subject to Section 1.3, the sum of (a)(x) the sum of (i) $600,000,000, (ii) without duplication of clause (iv) of this definition, the principal amount permitted to be incurred as “Incremental Loans” under Section 2.14 of the First Lien Credit Agreement (as in effect on the Amendment and Restatement Date) as of the applicable date of determination and (iii) the principal amount of indebtedness permitted to be secured by an “Applicable Lien” (as defined in the First Lien Credit Agreement) pursuant to Section 7.01(bb) of the First Lien Credit Agreement (as in effect on the Amendment and Restatement Date) as of the applicable date of determination multiplied by (y) 115% and (b) any accrued and unpaid interest (including interest accruing at the default rate specified in the applicable Term Loan Financing Documents and any Post-Petition Interest) and premiums (including tender premiums and prepayment premiums) payable on account of any Term Loan Obligations and any underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees or initial yield payments), attorneys’ fees, costs, expenses and indemnities paid or payable by any Obligor in connection with incurrence or issuance of any Term Loan Obligation or any Refinancing of any Term Loan Obligation in accordance with the terms of this Agreement.

“Term Loan Claimholders” means the First Lien Claimholders and the Second Lien Claimholders.

“Term Loan Collateral” means the First Lien Collateral and the Second Lien Collateral.

“Term Loan Collateral Agents” means the First Lien Collateral Agents and the Second Lien Collateral Agents.

“Term Loan Collateral Documents” means the First Lien Collateral Documents and the Second Lien Collateral Documents.

“Term Loan DIP Financing” has the meaning set forth in Section 6.01(a).

“Term Loan Documents” means the First Lien Documents and the Second Lien Documents.

“Term Loan Financing Documents” means the First Lien Financing Documents and Second Lien Financing Documents.

“Term Loan Liens” means the Liens on the Collateral in favor of the Term Loan Claimholders under Term Loan Collateral Documents.

“Term Loan Obligations” means the First Lien Obligations and the Second Lien Obligations.

“Term Loan Other Obligations” means First Lien Other Obligations and Second Lien Other Obligations.

“Term Loan Priority Collateral” means all Collateral other than ABL Priority Collateral, including, without limitation, all interests of each Obligor in the following Collateral, in each case whether now owned or existing or hereafter acquired or arising and wherever located, including (a) all rights of each Obligor to receive moneys due and to become due under or pursuant to the following, (b) all rights of each Obligor to receive return of any premiums for or Proceeds of any insurance, indemnity, warranty or guaranty with respect to the following or to receive condemnation Proceeds with respect to the following, (c) all claims of each Obligor for damages arising out of or for breach of or default under any of the following, and (d) all rights of each Obligor to terminate, amend, supplement, modify or waive performance under any of the following, to perform thereunder and to compel performance and otherwise exercise all remedies thereunder:

(i)            all Term Proceeds Accounts, and all cash, money, securities, Instruments and other investments deposited therein;

(ii)           all Equipment;

(iii)          all Fixtures;

(iv)          all General Intangibles, including Contracts, together with all Contract Rights arising thereunder (in each case other than General Intangibles evidencing or governing ABL Priority Collateral);

(v)           all letters of credit (whether or not the respective letter of credit is evidenced by a writing), Letter-of-Credit Rights (to the extent perfected by the filing of a UCC financing statement as a Supporting Obligation), Instruments and Documents (except, in each case, to the extent evidencing or governing or attached or related to (to the extent so attached or related) ABL Priority Collateral);

(vi)          all Intellectual Property (other than Intellectual Property contemplated by clauses (iv) and (vii) of the definition of ABL Priority Collateral);

(vii)         except to the extent constituting or relating to, ABL Priority Collateral, all Commercial Tort Claims;

(viii)        all Pledged Assets and other Investment Property and intercompany notes (except Investment Property constituting ABL Priority Collateral pursuant to clause (iii), (vii) or (xi) of the definition thereof);

(ix)          all real property (including, if any, leasehold interests) on which the Obligors are required to provide a Lien to the Term Loan Claimholders pursuant to any Term Loan Financing Document and any title insurance with respect to such real property (other than title insurance actually obtained by the ABL Credit Agreement Collateral Agent in respect of such real property) and the Proceeds thereof;

(x)           except to the extent constituting or relating to the ABL Priority Collateral, all other personal property (whether tangible or intangible) of such Obligor;

(xi)          to the extent constituting or relating to, any of the items referred to in the preceding clauses (i) through (x), all insurance; provided that to the extent any of the foregoing also relates to ABL Priority Collateral only that portion related to the items referred to in the preceding clauses (i) through (x) as being included in the Term Loan Priority Collateral shall be included in the Term Loan Priority Collateral;

(xii)         to the extent relating to any of the items referred to in the preceding clauses (i) through (xi), all Supporting Obligations; provided that to the extent any of the foregoing also relates to ABL Priority Collateral only that portion related to the items referred to in the preceding clauses (i) through (xi) as being included in the Term Loan Priority Collateral shall be included in the Term Loan Priority Collateral;

(xiii)        all books and records, ledger cards, files, correspondence, including all books, databases, customer lists and records related thereto, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and other electronic storage media and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon and any General Intangibles at any time evidencing or relating to any of the foregoing; provided that to the extent any of such material also relates to ABL Priority Collateral only that portion related to the items referred to in the preceding clauses (i) through (xii) as being included in the Term Loan Priority Collateral shall be included in the Term Loan Priority Collateral; and

(xiv)        all cash Proceeds and, solely to the extent not constituting ABL Priority Collateral, non-cash Proceeds, products, accessions to, substitutions or replacements for, rents and profits of or in respect of any of the foregoing (including all insurance, indemnity, guaranty and condemnation proceeds) and all collateral security, guarantees and other collateral support given by any Person with respect to any of the foregoing.

“Term Loan Swap Contracts” means the First Lien Swap Contracts and the Second Lien Swap Contracts.

“Term Proceeds Account” means any Deposit Account holding solely the Proceeds of Term Loan Priority Collateral.

“Trade Secrets” means, all trade secrets and all confidential and proprietary information, including know-how, manufacturing and production processes and techniques, inventions, research and development information, technical data, financial, marketing and business data, pricing and cost information, business and marketing plans, and customer and supplier lists and information, formulae, parts, diagrams, drawings, specifications, blue prints, lists of materials, and production manuals.

“Trademark” means (i) all United States, state and foreign trademarks, service marks, trade names, corporate names, company names, business names, fictitious business names, trade dress, trade styles, logos, or other indicia of origin or source identification, Internet domain names, trademark and service mark registrations, designs and general intangibles of like nature, and applications for trademark or service mark registrations and any renewals thereof and (ii) the goodwill of the business connected with the use of, and symbolized by, each of the above.

“Trademark Licenses” means any written agreement naming any Obligor as licensor or licensee, providing for the granting by or to any Obligor of any right in or to any Trademark.

“UCC” means the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.

1.2           Terms Generally. The definitions of terms in this Agreement shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise:

(a)           any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time permitted to be Refinanced or replaced in accordance with the terms hereof, in each case to the extent so Refinanced or replaced;

(b)           any reference herein to any Person shall be construed to include such Person’s permitted successors and assigns;

(c)           the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

(d)           all references herein to Sections, clauses or paragraphs shall be construed to refer to Sections, clauses or paragraphs of this Agreement, unless otherwise specified;

(e)           any reference to any law or regulation shall (i) include all statutory and regulatory provisions consolidating, amending, replacing, interpreting or supplementing such law or regulation, and (ii) unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time; and

(f)            the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Notwithstanding anything to the contrary set forth in this Agreement, any reference herein to the ABL Financing Documents, the ABL Documents, the ABL Credit Agreement or any other ABL Document individually “as in effect on the date hereof,” “as in effect on the date entered into” or words of similar meaning shall include a reference to any amendment or other modification of any such document that has been made in accordance with, or with respect to any matters that are not prohibited by, Section 5.3(a); provided that any statement herein to the effect that a capitalized term shall have the meaning as defined in an ABL Document “as in effect on the date hereof,” “as in effect on the date entered into” (or words of similar meaning) shall not include any changes to such term, if any, contained in any such amendment or modification. Notwithstanding anything to the contrary set forth in this Agreement, any reference herein to the Term Loan Financing Documents or any of the other Term Loan Documents individually “as in effect on the date hereof,” “as in effect on the date entered into” or words of similar meaning shall include a reference to any amendment or other modification of any such document that has been made in accordance with, or with respect to any matters that are not prohibited by, Section 5.3(a); provided that any statement herein to the effect that a capitalized term shall have the meaning as defined in a Term Loan Document “as in effect on the date hereof,” “as in effect on the date entered into” (or words of similar meaning) shall not include any changes to such term, if any, contained in any such amendment or modification.

1.3           Cap Amount. For avoidance of doubt, it is understood and agreed that any increase in the aggregate Indebtedness for borrowed money constituting principal outstanding under the ABL Documents and the Term Loan Documents (in each case, including in any Refinancing thereof) after the date of the original incurrence or issuance of such Indebtedness solely as a result of a fluctuation in the exchange rate of the currency in which such Indebtedness is denominated shall be ignored for purposes of determining compliance with the ABL Cap Amount and the Term Loan Cap Amount, and any such incremental Indebtedness attributable to any such currency fluctuation shall be deemed to be an ABL Obligation or a Term Loan Obligation, as applicable, for all purposes hereof.

SECTION 2.      Lien Priorities.

2.1           Relative Priorities. Notwithstanding the date, time, method, manner or order of grant, attachment, recordation or perfection of any Liens on the Collateral securing the ABL Obligations or of any Liens on the Collateral securing the Term Loan Obligations, and notwithstanding any provision of the UCC or any other applicable law, or the ABL Documents or the Term Loan Documents, or any defect or deficiencies in, or failure to perfect or lapse in perfection of, or avoidance as a fraudulent conveyance or otherwise of, the Liens securing any of the Obligations or any other circumstance whatsoever, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Obligor, each Collateral Agent, on behalf of itself and its Related Claimholders, hereby agrees that:

(a)           any Lien on the ABL Priority Collateral securing any ABL Obligations now or hereafter held by or on behalf of the ABL Credit Agreement Collateral Agent, any other ABL Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute (including any judgment lien), operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the ABL Priority Collateral securing any of the Term Loan Obligations;

(b)           any Lien on the ABL Priority Collateral securing any Term Loan Obligations now or hereafter held by or on behalf of any Term Loan Collateral Agent, any other Term Loan Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute (including any judgment lien), operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the ABL Priority Collateral securing any of the ABL Obligations;

(c)           all Liens on the ABL Priority Collateral securing any ABL Obligations shall be and remain senior in all respects and prior to all Liens on the ABL Priority Collateral securing any Term Loan Obligations for all purposes, whether or not such Liens securing any ABL Obligations are subordinated to any Lien on the ABL Priority Collateral securing any other obligation of the Obligors or any other Person;

(d)           any Lien on the Term Loan Priority Collateral securing any Term Loan Obligations now or hereafter held by or on behalf of any Term Loan Collateral Agent, any other Term Loan Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute (including any judgment lien), operation of law, subrogation or otherwise, shall be senior in all respects and prior to any Lien on the Term Loan Priority Collateral securing any of the ABL Obligations;

(e)           any Lien on the Term Loan Priority Collateral securing any ABL Obligations now or hereafter held by or on behalf of the ABL Credit Agreement Collateral Agent, any other ABL Claimholders or any agent or trustee therefor, regardless of how acquired, whether by grant, possession, statute (including any judgment lien), operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Term Loan Priority Collateral securing any of the Term Loan Obligations; and

(f)            all Liens on the Term Loan Priority Collateral securing any Term Loan Obligations shall be and remain senior in all respects and prior to all Liens on the Term Loan Priority Collateral securing any ABL Obligations for all purposes, whether or not such Liens securing any Term Loan Obligations are subordinated to any Lien on the Term Loan Priority Collateral securing any other obligation of the Obligors or any other Person.

2.2           Prohibition on Contesting Liens. The ABL Credit Agreement Collateral Agent, for itself and on behalf of its Related Claimholders, and each Term Loan Collateral Agent, for itself and on behalf of its Related Claimholders, agrees that it and its Related Claimholders will not (and each hereby waives any right to) directly or indirectly contest or challenge, or support any other Person in contesting or challenging, in any proceeding (including any Insolvency or Liquidation Proceeding), (i) the validity or enforceability of any ABL Document or any Term Loan Document, or any ABL Obligation or any Term Loan Obligation, (ii) the existence, validity, perfection, priority or enforceability of the Liens securing any ABL Obligations or any Term Loan Obligations or (iii) the relative rights and duties of the ABL Claimholders or the Term Loan Claimholders granted and/or established in this Agreement or any Collateral Document with respect to such Liens; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any Senior Collateral Agent or any other Senior Claimholder to enforce this Agreement or to exercise any of its remedies or rights hereunder, including the provisions of this Agreement relating to the priority of the Liens on the Collateral in which a Senior Claimholder has a Senior Lien securing the Senior Obligations as provided in Sections 2.1 and 3.1.

2.3           No New Liens. Subject to Section 2.6 and Section 6 hereof, the parties hereto agree that, so long as neither the Discharge of ABL Obligations nor the Discharge of Term Loan Obligations has occurred, (a) none of the Obligors shall grant or permit any additional Liens on any asset or property of any Obligor to secure any ABL Obligation unless it has granted, or concurrently therewith grants, through documentation in form and substance satisfactory to the Directing Term Loan Collateral Agent, a Lien on such asset or property of such Obligor to secure the Term Loan Obligations; and (b) none of the Obligors shall grant or permit any additional Liens on any asset or property of any Obligor to secure any Term Loan Obligation unless it has granted, or concurrently therewith grants, through documentation in form and substance satisfactory to the ABL Credit Agreement Collateral Agent, a Lien on such asset or property of such Obligor to secure the ABL Obligations. Subject to Section 2.6 and Section 6, so long as neither the Discharge of ABL Obligations nor the Discharge of Term Loan Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any of the Obligors, the parties hereto agree that if any Claimholder shall acquire or hold any Lien on any assets of any Obligor securing any Obligation which assets are not also subject to the Lien of the other Claimholders under the other Collateral Documents, then, without limiting any other rights and remedies available to any Collateral Agent or the other Claimholders, the applicable Collateral Agent holding such Lien, on behalf of itself and its Related Claimholders, agrees that any amounts received by or distributed to any of them pursuant to or as a result of Liens so granted shall be subject to Section 4.2.

2.4           Similar Liens and Agreements. In furtherance of Sections 2.3 and 8.9, the ABL Credit Agreement Collateral Agent, for itself and on behalf of its Related Claimholders, and each Term Loan Collateral Agent, for itself and on behalf of its Related Claimholders, agrees, subject to the other provisions of this Agreement:

(a)           upon request by the ABL Credit Agreement Collateral Agent or the Directing Term Loan Collateral Agent, to cooperate in good faith (and to direct their counsel to cooperate in good faith) from time to time in order to determine the specific items included in the ABL Collateral and the Term Loan Collateral and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the ABL Documents and the Term Loan Documents; and

(b)           that the collateral grants contained in the documents, agreements or instruments creating or evidencing the ABL Collateral and the Term Loan Collateral, subject to Section 5.3(c), shall be the same in all material respects.

2.5           Nature of Obligations. The priorities of the Liens provided in Section 2.1 shall not be altered or otherwise affected by (a) any Refinancing of the Senior Obligations or the Junior Obligations or (b) any action or inaction which any of the Senior Claimholders or the Junior Claimholders may take or fail to take in respect of the Collateral. Each Junior Collateral Agent, for itself and on behalf of its Related Claimholders, agrees and acknowledges that (i) a portion of the Senior Obligations may be revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (ii) the terms of the Senior Documents and the Senior Obligations may be amended, supplemented or otherwise modified, and the Senior Obligations, or a portion thereof, may be Refinanced from time to time and (iii) the aggregate amount of the Senior Obligations may be increased subject to the terms herein, in each case, without notice to or consent by the Junior Collateral Agents or the Junior Claimholders and without affecting the provisions hereof, except as otherwise expressly set forth herein. As between the Parent Borrower and the other Obligors and the Junior Claimholders, the foregoing provisions will not limit or otherwise affect the obligations of the Parent Borrower and the Obligors contained in any Junior Document with respect to the incurrence of additional Senior Obligations.

2.6           Certain Cash Collateral. Notwithstanding anything in this Agreement or any other ABL Document or Term Loan Document to the contrary, Collateral consisting of cash and cash equivalents pledged to secure (i) ABL Obligations under any ABL Financing Document consisting of reimbursement obligations in respect of ABL Letters of Credit issued thereunder, (ii) ABL Obligations in respect of ABL Swap Contracts to the extent permitted by the ABL Documents and the Term Loan Documents, (iii) Term Loan Obligations under any Term Loan Financing Document consisting of reimbursement obligations in respect of First Lien Letters of Credit issued thereunder, (iv) Term Loan Obligations in respect of Term Loan Swap Contracts to the extent permitted by the ABL Documents and the Term Loan Documents, (v) fronting exposure with respect to reimbursement obligations of “defaulting lenders” under any ABL Financing Document or Term Loan Financing Document, as applicable, (vi) any prepayments to be made in the future and posted to avoid breakage under any ABL Financing Document or Term Loan Financing Document, as applicable, (vii) ABL Obligations under ABL Banking Services Agreements to the extent permitted by the ABL Documents and the Term Loan Documents and (viii) Term Loan Obligations under First Lien Banking Services Agreements or Second Lien Banking Services Agreements to the extent permitted by the ABL Documents and the Term Loan Documents, in each case shall be applied as specified in the relevant ABL Documents, the relevant Term Loan Document, the relevant ABL Swap Contract, the relevant Term Loan Swap Contract and/or the relevant ABL Banking Services Agreement, as applicable, and will not constitute Collateral hereunder.

2.7           [Reserved].

2.8           Tracing of Proceeds. The ABL Credit Agreement Collateral Agent, for itself and on behalf of the ABL Claimholders, and each Term Loan Collateral Agent for itself and on behalf of its Related Claimholders, agree that prior to an issuance of any notice of any Enforcement Action by such Collateral Agent or any of its Related Claimholders to each other Collateral Agent (unless a bankruptcy or insolvency “Event of Default” then exists under any Financing Document), any proceeds of Collateral, whether or not deposited in Deposit Accounts subject to control agreements, which are used by any Obligor to acquire other property which is Collateral shall not (solely as between the Collateral Agents and the Claimholders) be treated as Proceeds of Collateral for purposes of determining the relative priorities in the Collateral which was so acquired. Notwithstanding anything to the contrary contained in this Agreement or any Term Loan Document, unless and until the Discharge of ABL Obligations occurs, if an Insolvency or Liquidation Proceeding is commenced with respect to any of the Obligors, or a notice of an Enforcement Action is delivered by the Directing Term Loan Collateral Agent to the ABL Credit Agreement Collateral Agent, the ABL Credit Agreement Collateral Agent is hereby permitted to deem all collections and payments deposited in any Deposit Account or Securities Account (for the avoidance of doubt other than any Term Proceeds Account) to be Proceeds of ABL Priority Collateral and each Term Loan Collateral Agent, on behalf of itself and each other Term Loan Claimholder, consents to the application of such funds to the ABL Obligations, and no such funds credited to such account shall be subject to disgorgement or be deemed to be held in trust by the ABL Credit Agreement Collateral Agent for the benefit of any Term Loan Collateral Agent or any other Term Loan Claimholder; provided that with respect to any such funds that are identifiable proceeds of Term Loan Priority Collateral credited to any such account, with respect to which funds the ABL Credit Agreement Collateral Agent has received a Term Cash Proceeds Notice prior to the application of such funds by the ABL Credit Agreement Collateral Agent to the ABL Obligations, the ABL Credit Agreement Collateral Agent shall turn over any such misdirected proceeds of the Term Loan Priority Collateral to the Directing Term Loan Collateral Agent.

SECTION 3.      Enforcement.

3.1           Exercise of Remedies.

(a)           Until the Discharge of Senior Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any of the Obligors, each of the Junior Collateral Agents, for itself and on behalf of its Related Claimholders, hereby agrees that it and its Related Claimholders:

(1)           will not exercise or seek to exercise any rights or remedies (including setoff) with respect to any Collateral in which a Junior Claimholder has a Junior Lien or institute or commence, or join with any Person in instituting or commencing, any other Enforcement Action or any other action or proceeding with respect to such rights or remedies (including any action of foreclosure, enforcement, collection or execution and any Insolvency or Liquidation Proceeding); provided that the Directing Junior Collateral Agent may (as between the Term Loan Collateral Agents, subject to the First Lien/Second Lien Intercreditor Agreement) commence an Enforcement Action or otherwise exercise any or all such rights or remedies after the passage of a period of at least 180 days since the Directing Senior Collateral Agent shall have received notice from the Directing Junior Collateral Agent with respect to the acceleration by the relevant Junior Claimholders of the maturity of all then outstanding Junior Obligations (and requesting that Enforcement Action be taken with respect to the Collateral in which a Junior Claimholder has a Junior Lien) so long as the applicable “event of default” shall not have been cured or waived (or the applicable acceleration rescinded) (the “Standstill Period”); provided, further that notwithstanding anything herein to the contrary, in no event shall the Junior Collateral Agents or any other Junior Claimholders exercise any rights or remedies with respect to any Collateral in which a Junior Claimholder has a Junior Lien or institute or commence, or join with any Person in instituting or commencing, any other Enforcement Action with respect to such Collateral or any other action or proceeding with respect to such rights or remedies, if, notwithstanding the expiration of the Standstill Period, either (A) the Directing Senior Collateral Agent or any other Senior Claimholder shall have commenced and be diligently pursuing (or shall have sought or requested and be diligently pursuing relief from or modification of the automatic stay or any other stay in any Insolvency or Liquidation Proceeding to enable the commencement and the pursuit of) an Enforcement Action or other exercise of their rights or remedies in each case with respect to all or any material portion of such Collateral (with any determination of which such Collateral to proceed against, and in what order, to be made by the Directing Senior Collateral Agent or such Senior Claimholders in their reasonable judgment) or (B) any of the Obligors is then a debtor in any Insolvency or Liquidation Proceeding;

(2)           will not contest, protest or object to any Enforcement Action brought by the Senior Collateral Agent or any other Senior Claimholder or any other exercise by the Senior Collateral Agent or any other Senior Claimholder of any rights and remedies relating to the Collateral in which a Senior Claimholder has a Senior Lien under the Senior Documents or otherwise;

(3)           subject to their rights under clause (a)(1) above, will not object to the forbearance by the Senior Collateral Agent or the other Senior Claimholders from bringing or pursuing any Enforcement Action or any other exercise of any rights or remedies relating to any Collateral in which a Senior Claimholder has a Senior Lien, in each case so long as any proceeds received by the Senior Collateral Agent with respect to such Collateral in excess of those necessary to achieve a Discharge of Senior Obligations are distributed in accordance with Section 4.1; and

(4)           will not take or receive any Collateral in which a Senior Claimholder has a Senior Lien, or any proceeds of or payment with respect to any such Collateral, in connection with any Enforcement Action or any other exercise of any right or remedy with respect to any such Collateral or any Insolvency or Liquidation Proceeding in its capacity as a creditor or in connection with any insurance policy award or any award in a condemnation or similar proceeding (or deed in lieu of condemnation) with respect to any such Collateral, in each case unless and until the Discharge of Senior Obligations has occurred, except, (x) as between the First Lien Credit Agreement Collateral Agent and the Second Lien Notes Collateral Agent, as expressly permitted by the First Lien/Second Lien Intercreditor Agreement and (y) in connection with any foreclosure expressly permitted by Section 3.1(a)(1) to the extent such Junior Collateral Agent and its Related Claimholders are permitted to retain the proceeds thereof in accordance with Section 4.1.

Without limiting the generality of the foregoing, until the Discharge of Senior Obligations has occurred, except as expressly provided in Sections  3.1(a)(1), 3.1(c) and 6.3(b), the sole right of each Junior Collateral Agent and the other Junior Claimholders with respect to any Collateral in which a Junior Claimholder has a Junior Lien (other than inspection, monitoring, reporting and similar rights provided for in the Junior Financing Documents) is to hold a Lien on such Collateral pursuant to the Junior Collateral Documents for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.

For the avoidance of doubt, nothing contained in this Agreement shall prohibit (i) the exercise of rights by the ABL Credit Agreement Collateral Agent during a Dominion Period (as defined in the ABL Credit Agreement), including the notification of depository institutions or any other person to deliver proceeds of ABL Priority Collateral to the ABL Credit Agreement Collateral Agent, (ii) the reduction of advance rates or sub-limits by the ABL Credit Agreement Collateral Agent or (iii) the imposition of any Reserve (as defined in the ABL Credit Agreement) by the ABL Credit Agreement Collateral Agent.

(b)           Until the Discharge of Senior Obligations has occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Obligor, subject to Sections 3.1(a)(1), 3.1(c) and 6.3(b), the Senior Collateral Agents and the other Senior Claimholders shall have the exclusive right to commence and maintain an Enforcement Action or otherwise exercise any rights and remedies with respect to the Collateral in which a Senior Claimholder has a Senior Lien (including set-off, recoupment and the right to “credit bid” their debt, except that the Junior Collateral Agents shall have the “credit bid” rights set forth in Section 3.1(c)(6)), and make determinations regarding the release or Disposition of, or restrictions with respect to, such Collateral in connection with any such Enforcement Action or other exercise of rights and remedies with respect to such Collateral, in each case without any consultation with or the consent of any Junior Collateral Agent or any other Junior Claimholder; provided that any proceeds received by any Senior Collateral Agent on account of such Collateral in excess of those necessary to achieve a Discharge of Senior Obligations are distributed in accordance with Section 4.1. In commencing or maintaining any Enforcement Action or otherwise exercising rights and remedies with respect to any Collateral in which a Senior Claimholder has a Senior Lien, the Senior Collateral Agents and the other Senior Claimholders may enforce the provisions of the Senior Documents and exercise rights and remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion in compliance with any applicable law and without consultation with any Junior Collateral Agent or any other Junior Claimholder and regardless of whether any such exercise is adverse to the interest of any Junior Claimholder. Such exercise and enforcement shall include the rights of an agent appointed by the Senior Claimholders to sell or otherwise Dispose of Collateral in which a Senior Claimholder has a Senior Lien upon foreclosure, to incur expenses in connection with such sale or other Disposition, and to exercise all the rights and remedies of a secured creditor under the UCC or other applicable law and of a secured creditor under Debtor Relief Laws of any applicable jurisdiction.

(c)           Notwithstanding the foregoing, each Junior Collateral Agent and any other Junior Claimholder may:

(1)           file a claim, proof of claim or statement of interest with respect to the Junior Obligations; provided that an Insolvency or Liquidation Proceeding has been commenced by or against any of the Obligors;

(2)           take any action in order to create, perfect, preserve or protect (but not enforce) its Lien on the Collateral in which a Junior Claimholder has a Junior Lien to the extent (A) not adverse to the priority status of the Liens on such Collateral securing the Senior Obligations, or the rights of any Senior Collateral Agent or the other Senior Claimholders to exercise rights and remedies in respect thereof, and (B) not otherwise inconsistent with the terms of this Agreement, including the automatic release of Liens provided in Section 5.1;

(3)           file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of the Junior Claimholders, including any claims or Liens secured by the Collateral in which a Junior Claimholder has a Junior Lien, if any, in each case to the extent not inconsistent with the terms of this Agreement;

(4)           vote on any plan of reorganization, arrangement, compromise or liquidation, file any proof of claim, make other filings and make any arguments and motions with respect to the Junior Obligations and the Collateral in which a Junior Claimholder has a Junior Lien that are, in each case, in accordance with the terms of this Agreement; provided that (A) no filing of any claim or vote, or pleading relating to such claim or vote, to accept or reject a disclosure statement, plan of reorganization, arrangement, compromise or liquidation, or any other document, agreement or proposal similar to the foregoing by any Junior Collateral Agent or any other Junior Claimholder in respect of such Collateral may be inconsistent with the terms of this Agreement and (B) neither any Junior Collateral Agent nor any other Junior Claimholder shall propose, vote to accept, or otherwise support a plan of reorganization that is inconsistent with the terms of this Agreement with respect to treatment of such Collateral;

(5)           exercise any of its rights or remedies with respect to the Collateral (after the termination of the Standstill Period to the extent permitted by Section 3.1(a)(1); and

(6)           bid for or purchase any Collateral in which a Junior Claimholder has a Junior Lien at any public, private or judicial foreclosure upon such Collateral initiated by the Senior Collateral Agent or any other Senior Claimholder, or any sale of any such Collateral during an Insolvency or Liquidation Proceeding; provided that any such bid may not include a “credit bid” in respect of any Junior Obligations unless the cash proceeds of such bid are otherwise sufficient to cause the Discharge of Senior Obligations.

(d)           Subject to Sections 3.1(a)(1), 3.1(c) and 6.3(b) each Junior Collateral Agent, for itself and on behalf of its Related Claimholders:

(1)           agrees that it and its Related Claimholders will not take any action that would hinder, delay, limit or prohibit any exercise of rights or remedies under the Senior Documents or is otherwise prohibited hereunder with respect to any Collateral in which a Junior Claimholder has a Junior Lien, including any collection or Disposition of any such Collateral, whether by foreclosure or otherwise, or that would limit, invalidate, avoid or set aside any Lien securing any Senior Obligations or any Senior Collateral Document or subordinate the priority of the Senior Obligations to the Junior Obligations with respect to such Collateral or grant the Liens on such Collateral securing the Junior Obligations equal ranking to the Liens securing the Senior Obligations;

(2)           hereby waives any and all rights it or its Related Claimholders may have as a junior Lien creditor or otherwise (whether arising under the UCC or under any other law) to object to the manner in which the Senior Collateral Agents or the other Senior Claimholders seek to enforce or collect the Senior Obligations or the Liens securing the Senior Obligations with respect to the Collateral in which a Junior Claimholder has a Junior Lien, regardless of whether any action or failure to act by or on behalf of any Senior Collateral Agent or any other Senior Claimholders is adverse to the interest of any Junior Claimholders with respect to such Collateral; and

(3)           hereby acknowledges and agrees that no covenant, agreement or restriction contained in the Junior Collateral Documents or any other Junior Document shall be deemed to restrict in any way the rights and remedies of any Senior Collateral Agent or the other Senior Claimholders with respect to the Collateral in which a Junior Claimholder has a Junior Lien as set forth in this Agreement and the Senior Documents.

(e)           The Junior Collateral Agents and the other Junior Claimholders may exercise rights and remedies as unsecured creditors against the Obligors that have guaranteed or granted Liens to secure the Junior Obligations in accordance with the terms of the Junior Documents and applicable law (other than initiating or joining in an involuntary case or proceeding under any Debtor Relief Law with respect to any Obligor, prior to the termination of the Standstill Period; provided that (i) any such exercise shall not be inconsistent with the terms of this Agreement (including Sections 2.2 and 6) and (ii) in the event that any Junior Claimholder becomes a judgment Lien creditor in respect of any Collateral as a result of its enforcement of its rights as an unsecured creditor with respect to the Junior Obligations, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the Senior Obligations) as the other Liens securing the Junior Obligations are subject to this Agreement. Nothing in this Agreement shall prohibit the receipt by any Junior Collateral Agent or Junior Claimholder of the required payments of principal, premium, interest, fees and other amounts due under the Junior Documents so long as such receipt is not the direct or indirect result of the exercise by a Junior Collateral Agent or other Junior Claimholder of rights or remedies as a secured creditor in respect of Collateral in which a Junior Claimholder has a Junior Lien.

3.2           Agreement among Term Loan Claimholders. Each Term Loan Collateral Agent, on behalf of itself and its Related Claimholders, solely as among themselves in such capacity and solely for their mutual benefit, hereby agrees that the Term Loan Collateral Agent designated as the Directing Term Loan Collateral Agent shall have the sole right and power, as among the Term Loan Collateral Agents and the other Term Loan Claimholders, to take and direct any right or remedy with respect to Term Loan Priority Collateral in accordance with the terms of this Agreement, the relevant Term Loan Collateral Documents and any other intercreditor agreement among the Directing Term Loan Collateral Agent and each other Term Loan Collateral Agent. The Directing Term Loan Collateral Agent shall be entitled to the benefit of all the exculpatory, indemnity and reimbursement provisions set forth in any Term Loan Document for the benefit of any “administrative agent” or “collateral agent” (or any other agent or similar representative) with respect to any exercise by the Directing Term Loan Collateral Agent of any of the rights or remedies under this Agreement, including any such exercise of any right or remedy with respect to any Term Loan Priority Collateral, or any other action or inaction by it in its capacity as the Directing Term Loan Collateral Agent.

SECTION 4.      Payments.

4.1           Application of Proceeds. So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Obligor, any Collateral in which a Senior Claimholder has a Senior Lien or any Proceeds (whether in cash or otherwise) thereof received in connection with any Enforcement Action or other exercise of rights or remedies by any Senior Collateral Agent or the other Senior Claimholders with respect to such Collateral (including any Disposition referred to in Section 5.1) or any Insolvency or Liquidation Proceeding, shall be applied by the Senior Collateral Agent to the Senior Obligations in accordance with the terms of the Senior Documents, including any other intercreditor agreement among the Senior Collateral Agents. Upon the Discharge of Senior Obligations, the Senior Collateral Agent shall deliver to the Directing Junior Collateral Agent any remaining Collateral in which a Senior Claimholder has a Senior Lien and Proceeds thereof then held by it in the same form as received, with any necessary endorsements (such endorsements shall be without recourse and without representation or warranty) to the Directing Junior Collateral Agent, or as a court of competent jurisdiction may otherwise direct, to be applied by the Junior Collateral Agents to the Junior Obligations in accordance with the terms of the Junior Documents, including any intercreditor agreement among the Junior Collateral Agents.

4.2           Payments Over.

(a)           So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against any Obligor, any Collateral in which a Senior Claimholder has a Senior Lien or Proceeds thereof (including any assets or proceeds subject to Liens that have been avoided or otherwise invalidated (including as a result of failure to perfect or lack of perfection)), any assets or proceeds subject to Liens referred to in Section 2.3, any amounts referred to in the last sentence of Section 6.3(b) or any other distribution (whether or not expressly characterized as such) in respect of such Collateral (including in connection with any Disposition of any such Collateral) received by any Junior Collateral Agent or any other Junior Claimholders in connection with any Enforcement Action or any Insolvency or Liquidation Proceeding or other exercise of any right or remedy (including set-off or recoupment) relating to such Collateral in contravention of this Agreement or not in accordance with Section 4.1, or received by any Junior Collateral Agent or any other Junior Claimholders in connection with any insurance policy claim or any condemnation award (or deed in lieu of condemnation) in respect of such Collateral, in each case, shall be held in trust and forthwith paid over to the Directing Senior Collateral Agent for the benefit of the Senior Claimholders in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct.

(b)           Except as otherwise set forth in Section 6.3, so long as the Discharge of Senior Obligations has not occurred, if in any Insolvency or Liquidation Proceeding any Junior Collateral Agent or any other Junior Claimholders shall receive any distribution of money or other property in respect of or on account of the Collateral in which a Junior Claimholder has a Junior Lien (including any assets or proceeds subject to Liens that have been avoided or otherwise invalidated or any amounts referred to in the last sentence of Section 6.3(b)), such money, other property or amounts shall be held in trust and forthwith paid over to the Directing Senior Collateral Agent for the benefit of the Senior Claimholders in the same form as received, with any necessary endorsements. Any Lien on Collateral in which a Junior Claimholder has a Junior Lien received by any Junior Collateral Agent or any other Junior Claimholders in respect of any of the Junior Obligations in any Insolvency or Liquidation Proceeding shall be subject to the terms of this Agreement.

(c)           Until the Discharge of Senior Obligations occurs, each Junior Collateral Agent, for itself and on behalf of its Related Claimholders, hereby irrevocably constitutes and appoints the Directing Senior Collateral Agent and any officer or agent of the Directing Senior Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Junior Collateral Agent or any such Junior Claimholder or in the Directing Senior Collateral Agent’s own name, from time to time in the Directing Senior Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 4.2, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 4.2, including any endorsements or other instruments of transfer or release. This power is coupled with an interest and is irrevocable until the Discharge of Senior Obligations.

4.3           Mixed Collateral Proceeds. Notwithstanding anything to the contrary contained above or in the definition of the ABL Priority Collateral or Term Loan Priority Collateral, in the event that Proceeds of Collateral are received from (or are otherwise attributable to the value of) a sale or other disposition of Collateral that involves a combination of ABL Priority Collateral and Term Loan Priority Collateral, the portion of such Proceeds that shall be allocated as Proceeds of ABL Priority Collateral for purposes of this Agreement shall be an amount equal to the net book value of such ABL Priority Collateral (except in the case of Accounts (as described in clause (i) of the definition of ABL Priority Collateral, and excluding any Accounts to the extent excluded pursuant to said clause (i)) which amount shall be equal to the face amount of such Accounts). In addition, notwithstanding anything to the contrary contained above or in the definition of the ABL Priority Collateral or Term Loan Priority Collateral, to the extent Proceeds of Collateral are Proceeds received from (or are otherwise attributable to the value of) the sale or disposition of all or substantially all of the capital stock of any of the Subsidiaries of the Parent Borrower which is an Obligor, or all or substantially all of the assets of any such Subsidiary, such Proceeds shall constitute (1) first, in an amount equal to the face amount of the Accounts (as described in clause (i) of the definition of ABL Priority Collateral, and excluding any Accounts to the extent excluded pursuant to said clause (i)) and the net book value of (x) the Inventory and (y) cash, Money and cash equivalents (in the case of this clause (y), other than identifiable Proceeds of Term Loan Priority Collateral) owned by such Subsidiary at the time of such sale, ABL Priority Collateral and (2) second, to the extent in excess of the amounts described in preceding clause (1), Term Loan Priority Collateral. In the event that amounts are received in respect of capital stock of or intercompany loans issued to any Obligor in an Insolvency or Liquidation Proceeding, such amounts shall be deemed to be Proceeds received from a sale or disposition of ABL Priority Collateral and Term Loan Priority Collateral and shall be allocated as Proceeds of ABL Priority Collateral and Term Loan Priority Collateral in proportion to the ABL Priority Collateral and Term Loan Priority Collateral owned at such time by the issuer of such capital stock.

SECTION 5.      Other Agreements.

5.1           Releases.

(a)           In connection with any Enforcement Action by the Directing Senior Collateral Agent or any other exercise by the Directing Senior Collateral Agent of rights or remedies in respect of the Collateral in which a Senior Claimholder has a Senior Lien (including any Disposition of any of such Collateral by any Obligor, with the consent of the Directing Senior Collateral Agent, after the occurrence and during the continuance of an “event of default” under the Senior Documents), in each case, prior to the Discharge of Senior Obligations, the Directing Senior Collateral Agent is irrevocably authorized (at the cost of the Obligors in accordance with the terms of the applicable Senior Financing Document and without any consent, sanction, authority or further confirmation from the Directing Junior Collateral Agent, any other Junior Claimholder or any Obligor): (i) to release any of its Liens on any part of such Collateral or any other claim over such Collateral that is the subject of such Enforcement Action, in which case the Junior Liens or any other claim over the asset that is the subject of such Enforcement Action, if any, of any Junior Collateral Agent, for itself or for the benefit of the other Junior Claimholders, shall be automatically, unconditionally and simultaneously released to the same extent as the Liens or other claims of the Directing Senior Collateral Agent and each other Senior Collateral Agent are so released (and the Directing Senior Collateral Agent is irrevocably authorized to execute and deliver or enter into any release of such Liens or claims that may, in the discretion of the Directing Senior Collateral Agent, be considered necessary or reasonably desirable in connection with such releases); and (ii) if the Collateral that is the subject of such Enforcement Action consists of the equity interests of any Obligor, to release (x) such Obligor and any subsidiary of such Obligor from all or any part of its Senior Obligations, in which case such Obligor and any subsidiary of such Obligor shall be automatically, unconditionally and simultaneously released to the same extent from its Junior Obligations (it being understood that any Proceeds of such Enforcement Action with respect to such equity interests shall be dealt with in a manner consistent with Section 4.3), and (y) any Liens or other claims on any assets of such Obligor and any subsidiary of such Obligor, in which case the Junior Liens or other claims on such assets of each Junior Collateral Agent, for itself or for the benefit of its Related Claimholders, shall be automatically, unconditionally and simultaneously released to the same extent as such Senior Liens of the Directing Senior Collateral Agent and each other Senior Collateral Agent are so released (and the Directing Senior Collateral Agent is irrevocably authorized to execute and deliver or enter into any release of such Liens or claims that may, in the discretion of the Directing Senior Collateral Agent, be considered necessary or reasonably desirable in connection with such releases). Each Junior Collateral Agent, for itself or on behalf of its Related Claimholders, promptly shall execute and deliver to the Directing Senior Collateral Agent or such Obligor such termination statements, releases and other documents as the Directing Senior Collateral Agent or such Obligor may request to effectively confirm the foregoing releases upon delivery to the Junior Collateral Agents of copies of such termination statements, releases and other documents used to effect such releases with respect to the Collateral in which a Senior Claimholder has a Senior Lien securing the Senior Obligations from a Responsible Officer of the requesting party. In the case of any Disposition of any of the Collateral in which a Senior Claimholder has a Senior Lien that is subject to this Section 5.1(a) by the Directing Senior Collateral Agent or by any Obligor with the consent of the Directing Senior Collateral Agent (the party so Disposing of such Collateral being called the “Disposing Party”), the Disposing Party shall take reasonable care (as determined in the reasonable credit judgment of the Directing Senior Collateral Agent or the reasonable business judgment of such Obligor, as the case may be) to obtain a fair market price under the prevailing market conditions and, if the Disposing Party is an Obligor, to conduct such Disposition in a commercially reasonable manner (it being understood that the Disposing Party shall have no obligation to postpone any such Disposition in order to achieve a higher price, and that any Disposition approved by any bankruptcy court in any Insolvency or Liquidation Proceeding shall be conclusively presumed to be made at a fair market price and to have been conducted in a commercially reasonable manner). The proceeds of any such Disposition shall be applied in accordance with Section 4.1.

(b)           If in connection with any sale, lease, exchange, transfer or other disposition (collectively, a “Disposition”) of any Collateral by any Obligor permitted under the terms of both the Senior Financing Documents and the Junior Financing Documents (other than in connection with an Enforcement Action or other exercise of any Collateral Agent’s rights or remedies in respect of the Collateral, which shall be governed by Section 5.1(a) above), the Directing Senior Collateral Agent or any other Senior Collateral Agent, for itself or on behalf of any of the other Senior Claimholders, releases any of its Liens on any part of the Collateral in which a Senior Claimholder has a Senior Lien, or releases any Obligor from its obligations under its guaranty of the Senior Obligations, in each case other than in connection with, or following, the Discharge of Senior Obligations, then the Liens, if any, of each Junior Collateral Agent, for itself or for the benefit of its Related Claimholders, on such Collateral, and the obligations of such Obligor under its guaranty of the Junior Obligations, shall be automatically, unconditionally and simultaneously released; provided that such release by such Junior Collateral Agent, for itself or for the benefit of its Related Claimholders, shall not extend to or otherwise affect any of the rights of the Junior Claimholders to the proceeds from any such Disposition. Each Junior Collateral Agent, for itself or on behalf of its Related Claimholders, promptly shall execute and deliver to the Directing Senior Collateral Agent or such Obligor such termination statements, releases and other documents as the Directing Senior Collateral Agent or such Obligor may request to effectively confirm the foregoing releases upon delivery to the Junior Collateral Agents of copies of such termination statements, releases and other documents used to effect such release with respect to the Collateral in which a Senior Claimholder has a Senior Lien securing the Senior Obligations from a Responsible Officer of the Parent Borrower or the Directing Senior Collateral Agent and an officer’s certificate of a Responsible Officer of the requesting party stating that such disposition has been consummated in compliance with the terms of the Junior Financing Documents.

(c)           Until the Discharge of Senior Obligations occurs, each Junior Collateral Agent, for itself and on behalf of its Related Claimholders, hereby irrevocably constitutes and appoints the Directing Senior Collateral Agent and any officer or agent of the Directing Senior Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Junior Collateral Agent or such Junior Claimholders or in the Directing Senior Collateral Agent’s own name, from time to time in the Directing Senior Collateral Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary to accomplish the purposes of this Section 5.1, including any endorsements or other instruments of transfer or release. This power is coupled with an interest and is irrevocable until the Discharge of Senior Obligations.

(d)           Until the Discharge of Senior Obligations occurs, to the extent that any Senior Collateral Agent or the other Senior Claimholders (i) have released any Lien on Collateral in which a Senior Claimholder has a Senior Lien or any Obligor from its obligation under its guaranty and any such Liens or guaranty are later reinstated or (ii) obtain any additional guarantees from any Obligor or any Domestic Subsidiary (as defined in the ABL Credit Agreement or First Lien Credit Agreement, as applicable) of the Parent Borrower, then each Junior Collateral Agent, for itself and on behalf of its Related Claimholders, shall be granted an additional Lien on such Collateral or guaranty from such Obligor, as applicable.

5.2           Insurance and Condemnation Awards. Until the Discharge of Senior Obligations has occurred, the Directing Senior Collateral Agent (acting at the direction of, or pursuant to authority granted by, the Required Senior Claimholders) shall have the sole and exclusive right, subject to the rights of the Obligors under the Senior Financing Documents, to settle or adjust claims over any insurance policy covering the Collateral in which a Senior Claimholder has a Senior Lien (including in respect of business interruption insurance) in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding (or any deed in lieu of condemnation) affecting such Collateral. Until the Discharge of Senior Obligations has occurred, and subject to the rights of the Obligors under the Senior Financing Documents, all proceeds of any such policy and any such award (or any payments with respect to a deed in lieu of condemnation) in respect of the Collateral in which a Senior Claimholder has a Senior Lien shall be paid to the Directing Senior Collateral Agent for the benefit of the Senior Claimholders pursuant to the terms of the Senior Documents, including any other intercreditor agreement among the Senior Collateral Agents (including, without limitation, for purposes of cash collateralization of commitments, letters of credit constituting Senior Obligations and obligations under Swap Contracts governing any First Lien Secured Swap Obligations or Second Lien Secured Swap Obligations constituting Senior Obligations) and thereafter, if the Discharge of Senior Obligations has occurred, and subject to the rights of the Obligors under the Junior Financing Documents, to the Directing Junior Collateral Agent for the benefit of the Junior Claimholders to the extent required under the Junior Collateral Documents, and thereafter, if the Discharge of the Junior Obligations has occurred, to the owner of the subject property, as directed by the Parent Borrower or as a court of competent jurisdiction may otherwise direct. Until the Discharge of Senior Obligations has occurred, if any Junior Collateral Agent or any other Junior Claimholders shall, at any time, receive any proceeds of any such insurance policy or any such award or payment in respect of Collateral in which a Senior Claimholder has a Senior Lien in contravention of this Agreement, it shall segregate and hold in trust and forthwith pay such proceeds over to the Directing Senior Collateral Agent in accordance with the terms of Section 4.2.

5.3           Amendments to Financing Documents.

(a)           Subject to, in the case of the Term Loan Documents, the First Lien/Second Lien Intercreditor Agreement and any other intercreditor agreement among the Term Loan Claimholders, Financing Documents may be amended, restated, amended and restated, supplemented or otherwise modified in accordance with their terms, and the Financing Documents and any Obligations thereunder may be Refinanced, in each case, without notice to, or the consent of any Collateral Agent or any other Claimholder, all without affecting the Lien subordination or other provisions of this Agreement; provided that the holders of such Refinancing debt bind themselves in a writing addressed to the Collateral Agents and the other Claimholders to the terms of this Agreement or another intercreditor agreement that is reasonably satisfactory to the Collateral Agents, and any such amendment, restatement, amendment and restatement, supplement, modification or Refinancing shall not contravene the provisions of this Agreement or any other Financing Document.

(b)           [Reserved.]

(c)           In the event that any Senior Collateral Agent enters into any amendment, restatement, amendment and restatement, supplement or other modification in respect of or replaces any of the Senior Collateral Documents for purposes of adding to, or deleting from, or waiving or consenting to any departures from any provisions of any Senior Collateral Document or changing in any manner the rights of the applicable Senior Collateral Agent, the Senior Claimholders, or any Obligor thereunder, in each case in respect of the Collateral in which a Senior Claimholder has a Senior Lien (including the release of any Liens on such Collateral securing the Senior Obligations), then such amendment, restatement, amendment and restatement, supplement or other modification in a manner that is applicable to all Senior Claimholders and all Senior Obligations shall apply automatically to any comparable provisions of each Comparable Junior Collateral Document without the consent of any Junior Collateral Agent, Junior Claimholder or any Obligor; provided, however that (1) such amendment, restatement, amendment and restatement, supplement or other modification does not (A) remove assets subject to any Liens on the Collateral securing any of the Junior Obligations or release any such Liens, except to the extent such release is permitted or required by Section 5.1 and provided there is a concurrent release of the corresponding Liens securing the Senior Obligations, (B) affect the rights or duties of any Junior Collateral Agent without its consent or (C) otherwise materially adversely affect the rights of the applicable Junior Claimholders or the interest of the applicable Junior Claimholders in such Collateral and not the Senior Collateral Agent or the Senior Claimholders that have a Senior Lien on the affected Collateral in a like manner, and (2) written notice of such amendment, restatement, amendment and restatement, supplement or other modification shall have been given to each Junior Collateral Agent within ten (10) Business Days of the effectiveness thereof (it being understood that the failure to deliver such notice shall not impair the effectiveness of any such amendment, restatement, amendment and restatement, supplement or other modification).

5.4           Confirmation of Subordination in Collateral Documents. (a) Each Term Loan Collateral Agent, on behalf of itself and its Related Claimholders, agrees that (x) the First Lien Credit Agreement and each other applicable First Lien Financing Document shall include the language in clause (i) below (y) the Second Lien Notes Indenture and each other applicable Second Lien Financing Document shall include the language in clause (ii) below and (z) each Term Loan Collateral Document shall include the language in clause (iii) below (or, in each case, language to similar effect approved by the ABL Credit Agreement Collateral Agent):

(i)    “Each lender hereunder (a) acknowledges that it has received a copy of the Intercreditor Agreements, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreements and (c) authorizes and instructs the administrative agent or collateral agent (or similar agent) hereunder to enter into Intercreditor Agreements as agent and on behalf of such lender. The foregoing provisions are intended as an inducement to the lenders under the ABL Loan Documents, the holders of notes issued pursuant to the Second Lien Notes Indenture and any documentation governing other parity liens or junior lien Indebtedness permitted to be incurred hereunder to extend credit to the Parent Borrower and such lenders and holders are intended third-party beneficiaries of such provisions. In the event of any conflict or inconsistency between the provisions of any Intercreditor Agreement and this Agreement, the provisions of such Intercreditor Agreement shall control. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, prior to the payment in full of the ABL Obligations to the extent that any Loan Party is required to give physical possession over any Collateral (other than Term Loan Priority Collateral) to the Administrative Agent under this Agreement or the other Loan Documents, such requirement to give possession shall be satisfied if such Collateral is delivered to and held by the ABL Agent pursuant to the ABL Intercreditor Agreement or any other applicable Intercreditor Agreement entered into after the Closing Date.”

(ii)   “Each Holder, by accepting a Note, (a) acknowledges that it has received a copy of each Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of each Intercreditor Agreement, (c) authorizes and instructs the collateral agent (or similar agent) hereunder to enter into each Intercreditor Agreement as agent and on behalf of such Holder and (d) if such Intercreditor Agreement subordinates the Liens securing the [Obligations], hereby consents to such subordination on the terms set forth in such Intercreditor Agreement. The foregoing provisions are intended as an inducement to the [Applicable Secured Parties] to extend credit to the Parent Borrower and such [Applicable Secured Parties] are intended third-party beneficiaries of such provisions. In the event of any conflict or inconsistency between the provisions of any Intercreditor Agreement and this Indenture, the provisions of such Intercreditor Agreement shall control.”

(iii)  “Notwithstanding anything herein to the contrary, the Liens and the Security Interest granted to the [Administrative][Collateral] Agent pursuant to this Agreement and the exercise of any right or remedy by the [Administrative][Collateral] Agent hereunder are subject in all respects to the provisions of the Intercreditor Agreements. In the event of any conflict between the terms of any Intercreditor Agreement and this Agreement, the terms of such Intercreditor Agreement shall govern and control.”

(b)            The ABL Credit Agreement Collateral Agent, on behalf of itself and its Related Claimholders, agrees that (x) the ABL Credit Agreement shall include the language in clause (i) below and (y) each ABL Collateral Document shall include the language in clause (ii) below (or, in each case, language to similar effect approved by the Directing Term Loan Collateral Agent):

(i)    “Each Lender hereunder (a) acknowledges that it has received a copy of the ABL Intercreditor Agreement, (b) agrees that it will be bound by and will take no actions contrary to the provisions of the ABL Intercreditor Agreement, (c) authorizes and instructs the Administrative Agent to enter into the ABL Intercreditor Agreements as Administrative Agent and on behalf of such Lender and (d) hereby consents to the subordination of the Liens securing the Obligations on the terms set forth in the ABL Intercreditor Agreement. The foregoing provisions are intended as an inducement to the lenders under the [First Lien Loan Documents] and the [Second Lien Loan Documents] to extend credit to the Loan Parties and such lenders are intended third-party beneficiaries of such provisions. In the event of any conflict or inconsistency between the provisions of the ABL Intercreditor Agreement and this Agreement, the provisions of the ABL Intercreditor Agreement shall control.”

(ii)   “Notwithstanding anything herein to the contrary, the Liens and the Security Interest granted to the Administrative Agent pursuant to this Agreement and the exercise of any right or remedy by the Administrative Agent hereunder are subject in all respects to the provisions of the ABL Intercreditor Agreement. In the event of any conflict between the terms of the ABL Intercreditor Agreement and this Agreement, the terms of the ABL Intercreditor Agreement shall govern and control.”

5.5           Gratuitous Bailee/Agent for Perfection; Shared Collateral Documents.

(a)           Each Collateral Agent agrees to hold that part of the Collateral that is in its possession or control (or in the possession or control of its agents or bailees) to the extent that possession or control thereof is taken to perfect a Lien thereon under the UCC or other applicable law (such Collateral being the “Pledged Collateral”) as gratuitous bailee on behalf of and for the benefit of each other Collateral Agent (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC) solely for the purpose of perfecting, or improving the priority of, the security interest granted under the Collateral Documents, subject to the terms and conditions of this Section 5.5; provided that, in the case of any such possession or control of Collateral by any Junior Collateral Agent, the foregoing shall not be deemed to be a waiver of any restriction set forth herein on such possession or control or of any breach by such Junior Collateral Agent of any terms of this Agreement in respect of such possession or control.

(b)           Until the Discharge of Senior Obligations has occurred, each Senior Collateral Agent shall be entitled to deal with the Pledged Collateral that constitutes Collateral in which it has a Senior Lien in accordance with the terms of the Senior Financing Documents as if the Liens of any Junior Collateral Agent under the Junior Collateral Documents did not exist. The rights of each Junior Collateral Agent in Collateral in which it has a Junior Lien shall at all times be subject to the terms of this Agreement and to each Senior Collateral Agent’s rights under the Senior Financing Documents.

(c)           No Collateral Agent shall have any obligation whatsoever to any Claimholder to ensure that the Pledged Collateral is genuine or owned by any of the Obligors or to preserve rights or benefits of any Person with respect thereto except as expressly set forth in this Section 5.5 or, in the case of any Junior Collateral Agent, the other provisions hereof (including the turnover provisions set forth in Section 4.2). The duties or responsibilities of each Collateral Agent under this Section 5.5 shall be limited solely to holding the Pledged Collateral as bailee in accordance with this Section 5.5 and, in the case of any Senior Collateral Agent, delivering the Pledged Collateral to the Directing Junior Collateral Agent upon a Discharge of Senior Obligations as provided in paragraph (e) below or, in the case of any Junior Collateral Agent, delivering the Pledged Collateral to the Directing Senior Collateral Agent in accordance with the provisions hereof (including the turnover provisions set forth in Section 4.2).

(d)           Each Collateral Agent, for itself and on behalf of its Related Claimholders, hereby waives and releases each other Collateral Agent and each other Claimholder from all claims and liabilities arising pursuant to any Collateral Agent’s role under this Section 5.5 as gratuitous bailee and gratuitous agent with respect to the Pledged Collateral; provided that, in the case of any possession or control of any Pledged Collateral in which a Senior Claimholder has a Senior Lien by any Junior Collateral Agent, the foregoing shall not be deemed to be a waiver of any restriction set forth herein on such possession or control or of any breach by such Junior Collateral Agent of any terms of this Agreement in respect of such possession or control. None of the Term Loan Collateral Agents or any other Term Loan Claimholders shall have by reason of the Term Loan Collateral Documents, the ABL Collateral Documents, the Shared Collateral Documents, this Agreement or any other document, a fiduciary relationship in respect of the ABL Credit Agreement Collateral Agent or any other ABL Claimholder, and it is understood and agreed that the interests of the Term Loan Collateral Agents and the other Term Loan Claimholders, on the one hand, and the ABL Credit Agreement Collateral Agent and the other ABL Claimholders, on the other hand, may differ and that the Term Loan Collateral Agents and the other Term Loan Claimholders shall be fully entitled to act in their own interest without taking into account the interests of the ABL Credit Agreement Collateral Agent or the other ABL Claimholders. Neither the ABL Credit Agreement Collateral Agent nor any other ABL Claimholders shall have by reason of the ABL Collateral Documents, the Term Loan Collateral Documents, the Shared Collateral Documents, this Agreement or any other document, a fiduciary relationship in respect of any Term Loan Collateral Agent or any other Term Loan Claimholder, and it is understood and agreed that the interests of the ABL Credit Agreement Collateral Agent and the other ABL Claimholders, on the one hand, and the Term Loan Collateral Agents and the other Term Loan Claimholders, on the other hand, may differ and that the ABL Credit Agreement Collateral Agent and the other ABL Claimholders shall be fully entitled to act in their own interest without taking into account the interests of the Term Loan Collateral Agents or the other Term Loan Claimholders.

(e)           Upon the Discharge of Senior Obligations, each Senior Collateral Agent shall deliver the remaining Pledged Collateral in its possession (if any) (or proceeds thereof) together with any necessary endorsements (such endorsement shall be without recourse and without any representation or warranty), first, to the Directing Junior Collateral Agent, to the extent the Discharge of Junior Obligations has not occurred and second, upon the Discharge of Junior Obligations, to the Obligors to the extent no Obligations remain outstanding (in each case, so as to allow such Person to obtain possession or control of such Pledged Collateral) or as a court of competent jurisdiction may otherwise direct. Following the Discharge of Senior Obligations, each Senior Collateral Agent further agrees to take, at the expense of the Obligors (which expense reimbursement shall be subject to the provisions of the applicable Senior Document), all other actions reasonably requested by the Directing Junior Collateral Agent in connection with the Directing Junior Collateral Agent obtaining a first-priority interest in the Pledged Collateral that is in such Senior Collateral Agent’s possession or control.

5.6           When Discharge of Senior Obligations Deemed to Not Have Occurred. If, substantially concurrently with or after the Discharge of Senior Obligations having occurred, the Parent Borrower or any other Obligor enters into any Refinancing of any Senior Financing Document evidencing a Senior Obligation, which Refinancing is permitted hereby and by the terms of the Junior Financing Documents, then such Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement, and the obligations under such Refinancing of the Senior Financing Document shall automatically be treated as Senior Obligations for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Collateral set forth herein, and the New Senior Agent shall be a Senior Collateral Agent (and, if applicable in accordance with the definition of such term, the Directing Senior Collateral Agent) for all purposes of this Agreement. Upon receipt of a notice from the Parent Borrower or any other Obligor stating that the Parent Borrower or such other Obligor has entered into a Refinancing of any Senior Financing Document (which notice shall include the identity of the new senior collateral agent (such agent, the “New Senior Agent”)), each Collateral Agent shall promptly (a) enter into such documents and agreements (including amendments or supplements to, or amendment and restatement of, this Agreement) as the Parent Borrower, such other Obligor or the New Senior Agent shall reasonably request in order to provide to the New Senior Agent the rights contemplated hereby, in each case consistent in all material respects with the terms of this Agreement, and (b) in the case of each Junior Collateral Agent only, deliver to the New Senior Agent (if it is the Directing Senior Collateral Agent) any Pledged Collateral in which the New Senior Agent is to have a Senior Lien held by it together with any necessary endorsements (or otherwise allow the New Senior Agent to obtain control of such Pledged Collateral). The New Senior Agent shall agree in a writing addressed to the other Collateral Agents and the other Claimholder to be bound by the terms of this Agreement, for itself and on behalf of its Related Claimholders.

5.7           [Reserved].

5.8           Consent to License to Use Intellectual Property. Each Term Loan Collateral Agent, on behalf of its Related Claimholders (a) consents (without any representation, warranty or obligation whatsoever) to the grant by any Obligor to the ABL Credit Agreement Collateral Agent of a non-exclusive royalty-free license to use, subject to any limitations and restrictions in any relevant ABL Collateral Document, for a period not to exceed 180 days (commencing with the initiation of any enforcement of Liens by any of the Term Loan Collateral Agents (provided, in each case, that the ABL Credit Agreement Collateral Agent has received notice thereof) or the ABL Credit Agreement Collateral Agent (it being understood that such 180-day period shall not commence as a result of an exercise of rights solely in connection with the occurrence and continuation of a Dominion Period, as such term is defined in the ABL Credit Agreement (as in effect on the date hereof))) any Patent, Trademark or proprietary information of such Obligor that is subject to a Lien held by any Term Loan Collateral Agent (or any Patent, Trademark or proprietary information acquired by such purchaser, assignee or transferee from any Obligor, as the case may be) and (b) grants, in its capacity as a secured party (or as a purchaser, assignee or transferee, as the case may be), to the ABL Credit Agreement Collateral Agent a non-exclusive royalty-free license to use for a period not to exceed 180 days (commencing with (x) the initiation of any enforcement of Liens by any Collateral Agent (it being understood that such 180-day period shall not commence as a result of an exercise of rights solely in connection with the occurrence and continuation of a Dominion Period, as such term is defined in the ABL Credit Agreement (as in effect on the date hereof)) or (y) the purchase, assignment or transfer, as the case may be (provided, in each case, that the ABL Credit Agreement Collateral Agent has received notice thereof)) any Patent, Trademark or proprietary information that is subject to a Lien held by any Term Loan Collateral Agent (or subject to such purchase, assignment or transfer, as the case may be), in each case in connection with the enforcement of any Lien held by the ABL Credit Agreement Collateral Agent upon any Inventory or other ABL Priority Collateral of any Obligor and to the extent the use of such Patent, Trademark or proprietary information is necessary or appropriate, in the good faith opinion of the ABL Credit Agreement Collateral Agent, to process, ship, produce, store, complete, supply, lease, sell or otherwise dispose of any such Inventory in any lawful manner. The 180 day license periods shall be tolled during the pendency of any Insolvency or Liquidation Proceeding of any Obligor pursuant to which the ABL Credit Agreement Collateral Agent is effectively stayed from enforcing its rights and remedies with respect to the ABL Priority Collateral.

5.9           Access to Information. If any Term Loan Collateral Agent takes actual possession of any documentation of an Obligor (whether such documentation is in the form of a writing or is stored in any data equipment or data record in the physical possession of any Term Loan Collateral Agent), then upon the reasonable request of the ABL Credit Agreement Collateral Agent and reasonable advance notice, the Term Loan Collateral Agents will permit the ABL Credit Agreement Collateral Agent or its representative to inspect and copy such documentation.

5.10            Access to Property to Process and Sell Inventory. (a)  (i) If the ABL Credit Agreement Collateral Agent commences any action or proceeding with respect to any of its rights or remedies (including any action of foreclosure but excluding any exercise of rights solely in connection with the occurrence and continuation of a Dominion Period, as such term is defined in the ABL Credit Agreement (as in effect on the date hereof)), enforcement, collection or execution with respect to the ABL Priority Collateral (“ABL Priority Collateral Enforcement Actions”) or if any Term Loan Collateral Agent commences any action or proceeding with respect to any of its rights or remedies (including any action of foreclosure), enforcement, collection or execution with respect to the Term Loan Priority Collateral, and such Term Loan Collateral Agent (or a purchaser at a foreclosure sale conducted in foreclosure of any Liens of any Term Loan Collateral Agent) takes actual or constructive possession of Term Loan Priority Collateral of any Obligor (“Term Loan Priority Collateral Enforcement Actions”), then the applicable Term Loan Claimholders shall (subject to, in the case of any Term Loan Priority Collateral Enforcement Action, a prior written request by the ABL Credit Agreement Collateral Agent to the applicable Term Loan Collateral Agent (the “Term Loan Priority Collateral Enforcement Action Notice”)) (x) cooperate with the ABL Credit Agreement Collateral Agent (and with its officers, employees, representatives and agents) in its efforts to conduct ABL Priority Collateral Enforcement Actions in the ABL Priority Collateral and to finish any work-in-process and process, ship, produce, store, complete, supply, lease, sell or otherwise handle, deal with, assemble or dispose of, in any lawful manner, the ABL Priority Collateral, (y) not hinder or restrict in any respect the ABL Credit Agreement Collateral Agent from conducting ABL Priority Collateral Enforcement Actions in the ABL Priority Collateral or from finishing any work-in-process or processing, shipping, producing, storing, completing, supplying, leasing, selling or otherwise handling, dealing with, assembling or disposing of, in any lawful manner, the ABL Priority Collateral, and (z) permit the ABL Credit Agreement Collateral Agent, its employees, agents, advisers and representatives, at the cost and expense of the ABL Claimholders, to enter upon any real property of the Obligors and to use the Term Loan Priority Collateral (including equipment, processors, computers and other machinery related to the storage or processing of records, documents or files and intellectual property), for a period commencing on (I) the date of the initial ABL Priority Collateral Enforcement Action or the date of delivery of the Term Loan Priority Collateral Enforcement Action Notice, as the case may be, and (II) ending on the earlier of the date occurring 180 days thereafter and the date on which all ABL Priority Collateral (other than ABL Priority Collateral abandoned by the ABL Credit Agreement Collateral Agent in writing) has been removed from such real property or the Term Loan Priority Collateral (such period, the “ABL Priority Collateral Processing and Sale Period”), for purposes of:

(A)            assembling and storing the ABL Priority Collateral and completing the processing of and turning into finished goods any ABL Priority Collateral consisting of work-in-process;

(B)            selling any or all of the ABL Priority Collateral located in or on such real property or Term Loan Priority Collateral, whether in bulk, in lots or to customers in the ordinary course of business or otherwise;

(C)            removing and transporting any or all of the ABL Priority Collateral located in or on such real property or Term Loan Priority Collateral;

(D)            otherwise processing, shipping, producing, storing, completing, supplying, leasing, selling or otherwise handling, dealing with, assembling or disposing of, in any lawful manner, the ABL Priority Collateral; and/or

(E)            taking reasonable actions to protect, secure, and otherwise enforce the rights or remedies of the ABL Claimholders and/or the ABL Credit Agreement Collateral Agent (including with respect to any ABL Priority Collateral Enforcement Actions) in and to the ABL Priority Collateral;

provided, however, that nothing contained in this Agreement shall restrict the rights of any Term Loan Collateral Agent from selling, assigning or otherwise transferring any Term Loan Priority Collateral prior to the expiration of such ABL Priority Collateral Processing and Sale Period if the purchaser, assignee or transferee thereof agrees in writing (for the benefit of the ABL Credit Agreement Collateral Agent and the ABL Claimholders) to be bound by the provisions of this Section 5.10. If any stay or other order prohibiting the exercise of remedies with respect to the ABL Priority Collateral has been entered by a court of competent jurisdiction, such ABL Priority Collateral Processing and Sale Period shall be tolled during the pendency of any such stay or other order.

(i)            During the period of actual occupation, use and/or control by the ABL Claimholders and/or the ABL Credit Agreement Collateral Agent (or their respective employees, agents, advisers and representatives) of any real property or Term Loan Priority Collateral, the ABL Claimholders and the ABL Credit Agreement Collateral Agent shall be obligated to repair at their expense any physical damage to such real property or Term Loan Priority Collateral resulting from such occupancy, use or control, and to leave such real property or Term Loan Priority Collateral in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted. Notwithstanding the foregoing, in no event shall the ABL Claimholders or the ABL Credit Agreement Collateral Agent have any liability to the Term Loan Claimholders pursuant to this Section 5.10(a) as a result of any condition (including any environmental condition, claim or liability) on or with respect to such real property or the Term Loan Priority Collateral existing prior to the date of the exercise by the ABL Claimholders of their rights under this Section 5.10(a) and the ABL Claimholders shall have no duty or liability to maintain such real property or the Term Loan Priority Collateral in a condition or manner better than that in which it was maintained prior to the use thereof by the ABL Claimholders, or for any diminution in the value of such real property or the Term Loan Priority Collateral that results from ordinary wear and tear resulting from the use of such real property or the Term Loan Priority Collateral by the ABL Claimholders in the manner and for the time periods specified under this Section 5.10(a). Without limiting the rights granted in this Section 5.10(a), the ABL Claimholders shall cooperate with the Term Loan Claimholders in connection with any efforts made by the Term Loan Claimholders to sell the Term Loan Priority Collateral.

(b)            The ABL Claimholders shall (i) use such real property and the Term Loan Priority Collateral in accordance with applicable law; (ii) obtain insurance for damage to property and liability to persons, including property and liability insurance, substantially similar to the insurance maintained by the Obligors, naming each of the Term Loan Collateral Agents as mortgagee, loss payee and additional insured, at no cost to the Term Loan Claimholders, but only to the extent such insurance is not otherwise in effect; and (iii) indemnify the Term Loan Claimholders from any claim, loss, damage, cost or liability arising out of any claim asserted by any third party as a result of any acts or omissions by the ABL Credit Agreement Collateral Agent, or any of its agents or representatives, in connection with the exercise by the ABL Claimholders of their rights of access set forth in this Section 5.10. In no event shall any ABL Claimholders have any liability to the Term Loan Claimholders pursuant to this Section 5.10(b) or otherwise as a result of any condition on or with respect to such real property or the Term Loan Priority Collateral existing prior to the date of the exercise by the ABL Claimholders of their access rights under this Section 5.10(b), and the ABL Claimholders shall have no duty or liability to maintain such real property or the Term Loan Priority Collateral in a condition or manner better than that in which it was maintained prior to the access and/or use thereof by the ABL Claimholders.

(c)            Each of the Term Loan Collateral Agents (x) shall, at the request of the ABL Credit Agreement Collateral Agent, provide reasonable cooperation to the ABL Credit Agreement Collateral Agent in connection with the manufacture, production, completion, handling, removal and sale of any ABL Priority Collateral by the ABL Credit Agreement Collateral Agent as provided above and (y) shall be entitled to receive, from the ABL Credit Agreement Collateral Agent, fair compensation and reimbursement for their reasonable costs and expenses incurred in connection with such cooperation, support and assistance to the ABL Credit Agreement Collateral Agent. Each of the Term Loan Collateral Agents and/or any such purchaser (or its transferee or successor) shall not otherwise be required to manufacture, produce, complete, remove, insure, protect, store, safeguard, sell or deliver any Inventory subject to any Lien held by the ABL Credit Agreement Collateral Agent or to provide any support, assistance or cooperation to the ABL Credit Agreement Collateral Agent in respect thereof.

5.11            Obligor Consent. Each Obligor consents to the performance by each of the Term Loan Collateral Agents of the obligations set forth in Sections 5.8, 5.9 and 5.10 and acknowledges and agrees that no Term Loan Claimholder shall ever be accountable or liable for any action taken or omitted by any ABL Claimholder or its or any of their officers, employees, agents successors or assigns in connection therewith or incidental thereto or in consequence thereof.

SECTION 6.      Insolvency or Liquidation Proceedings.

6.1            Finance and Sale Issues.

(a)            Until the Discharge of Term Loan Obligations has occurred, if any Obligor shall be subject to any Insolvency or Liquidation Proceeding and the Directing Term Loan Collateral Agent shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code or any similar Debtor Relief Law) constituting Term Loan Priority Collateral or to permit any Obligor to obtain financing, whether from the Term Loan Claimholders or any other Person, under Section 364 of the Bankruptcy Code or any similar Debtor Relief Law, that is (i) secured by Liens that are senior or pari passu with the Liens on the Term Loan Priority Collateral securing the Term Loan Obligations and (ii) secured by Liens that are junior to the Liens on the ABL Priority Collateral securing the ABL Obligations or not secured by the ABL Priority Collateral (each a “Term Loan DIP Financing”), then the ABL Credit Agreement Collateral Agent, on behalf of itself and its Related Claimholders, agrees that it and its Related Claimholders will raise no objection to, or oppose or contest (or join with or support any third party opposing, objecting or contesting), such Cash Collateral use or Term Loan DIP Financing (including any proposed orders for such Cash Collateral use and/or Term Loan DIP Financing which are acceptable to the Directing Term Loan Collateral Agent) and it and its Related Claimholders will be deemed to have consented to such Cash Collateral use or Term Loan DIP Financing (including such proposed orders), and to the extent the Liens on the Term Loan Priority Collateral securing the Term Loan Obligations are subordinated to or pari passu with such Term Loan DIP Financing, the ABL Credit Agreement Collateral Agent will subordinate its Liens on the Term Loan Priority Collateral to the Liens securing such Term Loan DIP Financing (and all obligations relating thereto and any customary “carve-out” agreed to on behalf of the Term Loan Claimholders by the Directing Term Loan Collateral Agent) and to all adequate protection Liens granted to the Term Loan Claimholders on property of the type constituting Term Loan Priority Collateral on the same basis as the Liens securing the ABL Obligations are subordinated to the Liens on the Term Loan Priority Collateral securing the Term Loan Obligations under this Agreement and will not request adequate protection or any other relief in connection therewith (except as expressly agreed by the Directing Term Loan Collateral Agent or to the extent permitted by Section 6.3); provided that (i) the aggregate principal amount of Indebtedness for borrowed money under such DIP Financing plus the aggregate outstanding principal amount of Indebtedness for borrowed money under the Term Loan Financing Documents (which, for the avoidance of doubt, excludes any Term Loan Other Obligations) plus the aggregate face amount of any First Lien Letters of Credit (except any portion thereof that is no longer available for drawing as a result of any disbursement thereunder that has been reimbursed) does not exceed the Term Loan Cap Amount, (ii) the ABL Credit Agreement Collateral Agent and the other ABL Claimholders retain a Lien on the Collateral to secure the ABL Obligations, and, with respect to the ABL Priority Collateral only, with the same priority as existed prior to the commencement of the Insolvency or Liquidation Proceeding, (iii) the foregoing provisions of this Section 6.1(a) shall not prevent the ABL Credit Agreement Collateral Agent and the ABL Claimholders from objecting to any provision in any Term Loan DIP Financing (or such use of Cash Collateral, as applicable) (x) relating to any provision or content of a plan of reorganization or liquidation that is inconsistent with this Agreement or (y) requiring any Obligor to seek any approval for any plan of reorganization or liquidation that is inconsistent with the terms of this Agreement.

(b)            Until the Discharge of ABL Obligations has occurred, if any Obligor shall be subject to any Insolvency or Liquidation Proceeding and the ABL Credit Agreement Collateral Agent shall desire to permit the use of “Cash Collateral” (as such term is defined in Section 363(a) of the Bankruptcy Code or any similar Debtor Relief Law) constituting ABL Priority Collateral or to permit any Obligor to obtain financing, whether from the ABL Claimholders or any other Person, under Section 364 of the Bankruptcy Code or any similar Debtor Relief Law, that is (i) secured by Liens that are senior or pari passu with the Liens on the ABL Priority Collateral securing the ABL Obligations and (ii) secured by Liens that are junior to the Liens on the Term Loan Priority Collateral securing the Term Loan Obligations or not secured by the Term Loan Priority Collateral (each a “ABL DIP Financing”), then each Term Loan Collateral Agent, on behalf of itself and its Related Claimholders, agrees that it and its Related Claimholders will raise no objection to, or oppose or contest (or join with or support any third party opposing, objecting or contesting), such Cash Collateral use or ABL DIP Financing (including any proposed orders for such Cash Collateral use and/or ABL DIP Financing which are acceptable to the ABL Credit Agreement Collateral Agent) and it and its Related Claimholders will be deemed to have consented to such Cash Collateral use or ABL DIP Financing (including such proposed orders), and to the extent the Liens on the ABL Priority Collateral securing the ABL Obligations are subordinated to or pari passu with such ABL DIP Financing, each Term Loan Collateral Agent will subordinate its Liens on the ABL Priority Collateral to the Liens securing such ABL DIP Financing (and all obligations relating thereto and any customary “carve-out” agreed to on behalf of the ABL Claimholders by the ABL Credit Agreement Collateral Agent) and to all adequate protection Liens granted to the ABL Claimholders on property of the type constituting ABL Priority Collateral on the same basis as the Liens securing the Term Loan Obligations are subordinated to the Liens on the ABL Priority Collateral securing the ABL Obligations under this Agreement and will not request adequate protection or any other relief in connection therewith (except as expressly agreed by the ABL Credit Agreement Collateral Agent or to the extent permitted by Section 6.3); provided that (i) the aggregate principal amount of Indebtedness for borrowed money under such DIP Financing plus the aggregate outstanding principal amount of Indebtedness for borrowed money under the ABL Financing Documents (which, for the avoidance of doubt, excludes any ABL Other Obligations) plus the aggregate face amount of any ABL Letters of Credit (except any portion thereof that is no longer available for drawing as a result of any disbursement thereunder that has been reimbursed) does not exceed the ABL Cap Amount, (ii) each Term Loan Collateral Agent and the other Term Loan Claimholders retain a Lien on the Collateral to secure the Term Loan Obligations, and, with respect to the Term Loan Priority Collateral only, with the same priority as existed prior to the commencement of the Insolvency or Liquidation Proceeding, (iii) the foregoing provisions of this Section 6.1(b) shall not prevent the Term Loan Collateral Agents and the Term Loan Claimholders from objecting to any provision in any ABL DIP Financing (or use of such Cash Collateral, as applicable) (x) relating to any provision or content of a plan of reorganization or liquidation that is inconsistent with this Agreement or (y) requiring any Obligor to seek any approval for any plan of reorganization or liquidation that is inconsistent with the terms of this Agreement.

(c)            Each Junior Collateral Agent, for itself and on behalf of its Related Claimholders, agrees that it and its Related Claimholders will not seek consultation rights in connection with, and will raise no objection or oppose or contest (or join with or support any third party objecting, opposing or contesting), a motion to sell, liquidate or otherwise Dispose of Collateral in which the Junior Claimholders have a Junior Lien under Section 363 of the Bankruptcy Code if the requisite Senior Claimholders have consented to such sale, liquidation or other Disposition; provided that (1) to the extent the net cash proceeds of such sale or other Disposition are used to pay the principal amount of Indebtedness for borrowed money constituting Senior Obligations, or to reimburse disbursements under, or cash collateralize the face amount of, the Letters of Credit constituting Senior Obligations, the Liens of the Junior Claimholders shall attach to any remaining proceeds and (2) such motion does not impair the rights of the Junior Claimholders under Section 363(k) of the Bankruptcy Code; and provided, further, however, that the Junior Claimholders may assert any objection with respect to any proposed orders to retain professionals or set bid or related procedures in connection with such sale, liquidation or Disposition that may be raised by an unsecured creditor of the Obligors.

6.2            Relief from the Automatic Stay. Until the Discharge of Senior Obligations has occurred, each Junior Collateral Agent, on behalf of itself and its Related Claimholders agrees that none of them shall (a) seek (or support any other Person seeking) relief from or modification of the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of any of the Collateral in which a Junior Claimholder has a Junior Lien, in each case without the prior written consent of the Directing Senior Collateral Agent, or (b) oppose (or support any other Person in opposing) any request by any Senior Collateral Agent for relief from or modification of such stay.

6.3            Adequate Protection.

(a)            The ABL Credit Agreement Collateral Agent, on behalf of itself and its Related Claimholders, agrees that none of them shall contest (or support any other Person contesting):

(i)            any request by any Term Loan Collateral Agent or the other Term Loan Claimholders for adequate protection with respect to the Term Loan Priority Collateral under any Debtor Relief Law; or

(ii)            any objection by any Term Loan Collateral Agent or the other Term Loan Claimholders to any motion, relief, action or proceeding based on such Term Loan Collateral Agent or the other Term Loan Claimholders claiming a lack of adequate protection with respect to the Term Loan Priority Collateral.

(b)            Notwithstanding the foregoing provisions in Section 6.3(a), in any Insolvency or Liquidation Proceeding:

(i)            if the Term Loan Claimholders (or any subset thereof) are granted adequate protection with respect to the Term Loan Priority Collateral in the form of a Lien on additional or replacement collateral in connection with any use of Cash Collateral or DIP Financing, then the ABL Credit Agreement Collateral Agent, on behalf of itself and its Related Claimholders, may seek or request adequate protection in the form of a Lien on such additional or replacement collateral, which Lien will be subordinated to the Liens securing the Term Loan Obligations and such use of Cash Collateral or DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the ABL Obligations are so subordinated to the Liens on the Term Loan Priority Collateral securing the Term Loan Obligations under this Agreement; and

(ii)            the ABL Credit Agreement Collateral Agent and the other ABL Claimholders shall only be permitted to seek adequate protection with respect to their respective rights in the Term Loan Priority Collateral in any Insolvency or Liquidation Proceeding in the form of (A) additional collateral; provided that as adequate protection for the Term Loan Obligations, each Term Loan Collateral Agent, on behalf of itself and its Related Claimholders, is also granted a Lien on such additional collateral that is senior to any Lien granted to the ABL Credit Agreement Collateral Agent and the other ABL Claimholders; (B) replacement Liens on the Term Loan Priority Collateral; provided that as adequate protection for the Term Loan Obligations, each Term Loan Collateral Agent, on behalf of itself and its Related Claimholders, is also granted replacement Liens on the Term Loan Priority Collateral that are senior to any Lien granted to the ABL Credit Agreement Collateral Agent and the other ABL Claimholders; (C) an administrative expense claim in respect of the Term Loan Priority Collateral; provided that as adequate protection for the Term Loan Obligations, each Term Loan Collateral Agent, on behalf of itself and its Related Claimholders, is also granted an administrative expense claim that is senior and prior to the administrative expense claim of the ABL Credit Agreement Collateral Agent and the other ABL Claimholders; (D) cash payments made with Term Loan Priority Collateral with respect to current fees and expenses; provided that (1) as adequate protection for the Term Loan Obligations, each Term Loan Collateral Agent, on behalf of itself and its Related Claimholders, is also granted cash payments made with Term Loan Priority Collateral with respect to current fees and expenses and (2) each Term Loan Collateral Agent may object to the amounts of fees and expenses sought by the ABL Credit Agreement Collateral Agent and the other ABL Claimholders; and (E) cash payments made with Term Loan Priority Collateral with respect to interest on the ABL Obligations; provided that (1) as adequate protection for the Term Loan Obligations, each Term Loan Collateral Agent, on behalf of itself and its Related Claimholders, is also granted cash payments made with Term Loan Priority Collateral with respect to interest on the Term Loan Obligation represented by it, and (2) such cash payments do not exceed an amount equal to the interest accruing on the principal amount of ABL Obligations outstanding on the date such relief is granted at the interest rate under the applicable ABL Documents and accruing from the date the ABL Credit Agreement Collateral Agent is granted such relief.

(c)            Each Term Loan Collateral Agent, on behalf of itself and its Related Claimholders, agrees that none of them shall contest (or support any other Person contesting):

(i)            any request by the ABL Credit Agreement Collateral Agent or the other ABL Claimholders for adequate protection with respect to the ABL Priority Collateral under any Debtor Relief Law; or

(ii)            any objection by the ABL Credit Agreement Collateral Agent or the other ABL Claimholders to any motion, relief, action or proceeding based on the ABL Credit Agreement Collateral Agent or the other ABL Claimholders claiming a lack of adequate protection with respect to the ABL Priority Collateral.

(d)            Notwithstanding the foregoing provisions in Section 6.3(c), in any Insolvency or Liquidation Proceeding:

(i)            if the ABL Claimholders (or any subset thereof) are granted adequate protection with respect to the ABL Priority Collateral in the form of a Lien on additional or replacement collateral in connection with any use of Cash Collateral or DIP Financing, then each Term Loan Collateral Agent, on behalf of itself and its Related Claimholders, may seek or request adequate protection in the form of a Lien on such additional or replacement collateral, which Lien will be subordinated to the Liens securing the ABL Obligations and such use of Cash Collateral or DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing the Term Loan Obligations are so subordinated to the Liens on the ABL Priority Collateral securing the ABL Obligations under this Agreement; and

(ii)            each Term Loan Collateral Agent and the other Term Loan Claimholders shall only be permitted to seek adequate protection with respect to their respective rights in the ABL Priority Collateral in any Insolvency or Liquidation Proceeding in the form of (A) additional collateral; provided that as adequate protection for the ABL Obligations, the ABL Credit Agreement Collateral Agent, on behalf of itself and its Related Claimholders, is also granted a Lien on such additional collateral that is senior to any Lien granted to the Term Loan Collateral Agents and the other Term Loan Claimholders; (B) replacement Liens on the ABL Priority Collateral; provided that as adequate protection for the ABL Obligations, the ABL Credit Agreement Collateral Agent, on behalf of itself and its Related Claimholders, is also granted replacement Liens on the ABL Priority Collateral that are senior to any Lien granted to the Term Loan Collateral Agents and the other Term Loan Claimholders; (C) an administrative expense claim in respect of the ABL Priority Collateral; provided that as adequate protection for the ABL Obligations, the ABL Credit Agreement Collateral Agent, on behalf of itself and its Related Claimholders, is also granted an administrative expense claim that is senior and prior to the administrative expense claim of the Term Loan Collateral Agents and the other Term Loan Claimholders; (D) cash payments made with ABL Priority Collateral with respect to current fees and expenses; provided that (1) as adequate protection for the ABL Obligations, the ABL Credit Agreement Collateral Agent, on behalf of itself and its Related Claimholders, is also granted cash payments made with ABL Priority Collateral with respect to current fees and expenses and (2) the ABL Credit Agreement Collateral Agent may object to the amounts of fees and expenses sought by the Term Loan Collateral Agents and the other Term Loan Claimholders; and (E) cash payments made with ABL Priority Collateral with respect to interest on the Term Loan Obligations; provided that (1) as adequate protection for the ABL Obligations, the ABL Credit Agreement Collateral Agent, on behalf of itself and its Related Claimholders, is also granted cash payments made with ABL Priority Collateral with respect to interest on the ABL Obligation represented by it, and (2) such cash payments do not exceed an amount equal to the interest accruing on the principal amount of Term Loan Obligations outstanding on the date such relief is granted at the interest rate under the applicable Term Loan Documents and accruing from the date the Term Loan Collateral Agents are granted such relief.

6.4            No Waiver. Subject to Section 6.7(b), nothing contained herein shall prohibit or in any way limit any Senior Collateral Agent or any other Senior Claimholder from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Junior Collateral Agent or any other Junior Claimholders, including the seeking by any Junior Collateral Agent or any other Junior Claimholders of adequate protection or the asserting by any Junior Collateral Agent or any other Junior Claimholders of any of its rights and remedies under the Junior Financing Documents or otherwise, in each case in respect of such Junior Claimholder’s Liens in respect of the Collateral in which a Junior Claimholder has a Junior Lien. Without limiting the foregoing, notwithstanding anything herein to the contrary, the Senior Claimholders shall not be deemed to have consented to, and expressly retain their rights to object to, the grant of adequate protection in the form of cash payments to the Junior Claimholders made pursuant to Section 6.3(b) or (d), as applicable.

6.5            Reinstatement. If any Senior Claimholder is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of any Obligor any amount paid in respect of Senior Obligations (a “Recovery”), then such Senior Claimholder shall be entitled to a reinstatement of its Senior Obligations with respect to all such recovered amounts on the date of such Recovery, and from and after the date of such reinstatement the Discharge of Senior Obligations and the Discharge of Term Loan Obligations or the Discharge of ABL Obligations, as applicable, shall be deemed not to have occurred for all purposes hereunder. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto from such date of reinstatement. Any amounts received by any Junior Collateral Agent or any other Junior Claimholder on account of the Junior Obligations after the termination of this Agreement shall, upon a reinstatement of this Agreement pursuant to this Section 6.5, be held in trust for and paid over to the Directing Senior Collateral Agent for the benefit of the Senior Claimholders, for application to the reinstated Senior Obligations. This Section 6.5 shall survive termination of this Agreement.

6.6            Reorganization Securities. If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed pursuant to a plan of reorganization, arrangement, compromise or liquidation or similar dispositive restructuring plan, both on account of ABL Obligations and on account of Term Loan Obligations, then, to the extent the debt obligations distributed on account of the ABL Obligations and on account of the Term Loan Obligations are secured by Liens upon the same property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

6.7            Post-Petition Interest.

(a)            Each Junior Collateral Agent, for itself and on behalf of its Related Claimholders, agrees that neither it nor its Related Claimholders shall oppose or seek to challenge (or join with any other Person opposing or challenging) any claim by any Senior Collateral Agent or any other Senior Claimholder for allowance in any Insolvency or Liquidation Proceeding of Senior Obligations consisting of Post-Petition Interest to the extent of the value of the Senior Claimholders’ Lien on the Collateral in which a Senior Claimholder has a Senior Lien. Regardless of whether any such claim for Post-Petition Interest is allowed or allowable, and without limiting the generality of the other provisions of this Agreement, this Agreement expressly is intended to include, and does include the “rule of explicitness,” and is intended to provide the Senior Claimholders with the right to receive payment of all Post-Petition Interest through distributions made pursuant to the provisions of this Agreement on account of the Collateral in which a Senior Claimholder has a Senior Lien even though such Post-Petition Interest may not be not allowed or allowable against the bankruptcy estate of the Parent Borrower or any other Obligor under Section 502(b)(2) or Section 506(b) of the Bankruptcy Code or under any other provision of the Bankruptcy Code or any other Debtor Relief Law.

(b)            Subject to Sections 6.3(b) and (d), none of any Senior Collateral Agent nor any of its Related Claimholders shall oppose or seek to challenge any claim by any Junior Collateral Agent or any other Junior Claimholder for allowance in any Insolvency or Liquidation Proceeding of Junior Obligations consisting of Post-Petition Interest to the extent of the value of the Lien of any Junior Collateral Agent, on behalf of the Junior Claimholders, on the Junior Claimholders’ Lien on the Collateral in which a Junior Claimholder has a Junior Lien (after taking into account the amount of the Senior Obligations).

6.8      Waivers(a)      . (a) Each Junior Collateral Agent, for itself and on behalf of its Related Claimholders, waives any claim it or its Related Claimholders may hereafter have against any Senior Claimholder arising out of (a) the election of any Senior Claimholder of the application of Section 1111(b)(2) of the Bankruptcy Code with respect to any Collateral in which a Senior Claimholder has a Senior Lien or (b) any cash collateral or financing arrangement, or any grant of a security interest in connection with the Collateral in which a Senior Claimholder has a Senior Lien, in any Insolvency or Liquidation Proceeding so long as such actions are not in express contravention of the terms of this Agreement.

(b)            Each Junior Collateral Agent, for itself and on behalf of its Related Claimholders, agrees that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Debtor Relief Law senior to or on a parity with the Senior Liens on the Collateral in which a Senior Claimholder has a Senior Lien securing the Senior Obligations for costs or expenses of preserving or disposing of any such Collateral.

6.9            Separate Grants of Security and Separate Classification. Each Junior Collateral Agent, for itself and on behalf of its Related Claimholders, and each Senior Collateral Agent, for itself and on behalf of its Related Claimholders, acknowledges and agrees that:

(a)            the grants of Liens pursuant to the Senior Collateral Documents and the Junior Collateral Documents constitute, and, in the case of the Shared Collateral Documents, are intended to constitute, two separate and distinct grants of Liens; and

(b)            because of, among other things, their differing rights in the Collateral, the Junior Obligations are fundamentally different from the Senior Obligations and must, subject to applicable law, be separately classified in any plan of reorganization proposed or adopted in an Insolvency or Liquidation Proceeding.

To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the Senior Claimholders and the Junior Claimholders in respect of any Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then each of the parties hereto hereby acknowledges and agrees that, subject to Sections 2.1 and 4.1, all distributions shall be made as if there were separate classes of senior and junior secured claims against the Obligors in respect of such Collateral with the effect being that, to the extent that the aggregate value of the Collateral in which a Senior Claimholder has a Senior Lien is sufficient (for this purpose ignoring all claims held by the Junior Claimholders), the Senior Claimholders shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing (or that would be owing if there were such separate classes of senior and junior secured claims) in respect of Post-Petition Interest, including any additional interest payable pursuant to the Senior Documents arising from or related to a default, regardless of whether any such claim is allowed or allowable in any Insolvency or Liquidation Proceeding, before any distribution is made in respect of the claims held by the Junior Claimholders with respect to such Collateral, with each Junior Collateral Agent, for itself and on behalf of its Related Claimholders, hereby acknowledging and agreeing to turn over to the Directing Senior Collateral Agent, for itself and on behalf of the Senior Claimholders, such Collateral or proceeds of such Collateral or any other distribution (whether or not expressly characterized as such) in respect of such Collateral, otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Junior Claimholders.

6.10            Effectiveness in Insolvency or Liquidation Proceedings. The parties acknowledge that this Agreement is a “subordination agreement” under Section 510(a) of the Bankruptcy Code and under comparable provisions of any other applicable Debtor Relief Law, which will be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. All references in this Agreement to any Obligor will include such Person as a debtor-in-possession and any receiver or trustee for such Person in any Insolvency or Liquidation Proceeding.

SECTION 7.      Reliance; Waivers; Etc.

7.1            Reliance. Other than any reliance on the terms of this Agreement, the ABL Credit Agreement Collateral Agent, on behalf of itself and its Related Claimholders, acknowledges that it and its Related Claimholders have, independently and without reliance on any Term Loan Collateral Agent or any other Term Loan Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the ABL Documents (as applicable) and be bound by the terms of this Agreement, and they will continue to make their own credit decision in taking or not taking any action under the ABL Documents or this Agreement. Each Term Loan Collateral Agent, on behalf of itself and its Related Claimholders, acknowledges that it and its Related Claimholders have, independently and without reliance on the ABL Credit Agreement Collateral Agent or any other ABL Claimholder, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into each of the Term Loan Documents and be bound by the terms of this Agreement, and they will continue to make their own credit decision in taking or not taking any action under the Term Loan Documents or this Agreement.

7.2            No Warranties or Liability.

(a)            The ABL Credit Agreement Collateral Agent, on behalf of itself and its Related Claimholders, acknowledges and agrees that, except as set forth in Section 8.14, no Term Loan Collateral Agent or other Term Loan Claimholders have made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Term Loan Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. The Term Loan Claimholders will be entitled to manage and supervise their respective extensions of credit under the Term Loan Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.

(b)            Each Term Loan Collateral Agent, on behalf of itself and its Related Claimholders, acknowledges and agrees that, except as set forth in Section 8.14, neither the ABL Credit Agreement Collateral Agent nor other ABL Claimholders have made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the ABL Documents, the ownership of any Collateral or the perfection or priority of any Liens thereon. The ABL Claimholders will be entitled to manage and supervise their respective loans and extensions of credit under the ABL Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate.

(c)            The Term Loan Collateral Agents and the other Term Loan Claimholders shall have no duty to the ABL Credit Agreement Collateral Agent or any of the other ABL Claimholders, and the ABL Credit Agreement Collateral Agent and the other ABL Claimholders shall have no duty to the Term Loan Collateral Agents or any of the other Term Loan Claimholders, to act or refrain from acting in a manner which allows, or results in, the occurrence or continuance of an event of default or default under any agreements with any Obligor (including the ABL Financing Documents and the Term Loan Financing Documents, but in each case other than this Agreement), regardless of any knowledge thereof which they may have or be charged with.

7.3            No Waiver of Lien Priorities.

(a)            No right of the Senior Collateral Agents or any other Senior Claimholders, or any of them, to enforce any provision of this Agreement or of any Senior Document with respect to their Liens on the Collateral in which a Senior Claimholder has a Senior Lien shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Obligor or by any act or failure to act by any Senior Collateral Agent or any other Senior Claimholder, or by any noncompliance by any Person with the terms, provisions and covenants of this Agreement, any of the Senior Documents or any of the Junior Documents, regardless of any knowledge thereof which the Senior Collateral Agents or the other Senior Claimholders, or any of them, may have or be otherwise charged with.

(b)            Without in any way limiting the generality of the foregoing paragraph (a) (but subject to the rights of the Senior Obligors under the Senior Documents and subject to the provisions of Section 5.3(a)), the Senior Collateral Agents and the other Senior Claimholders, or any of them, may at any time and from time to time in accordance with the Senior Documents and/or applicable law, without the consent of, or notice to, any Junior Collateral Agent or any other Junior Claimholders, without incurring any liabilities to any Junior Collateral Agent or any other Junior Claimholders and without impairing or releasing the Lien priorities and other benefits provided in this Agreement (even if any right of subrogation or other right or remedy of any Junior Collateral Agent or any other Junior Claimholders is affected, impaired or extinguished thereby) do any one or more of the following:

(1)            make loans and advances to any Obligor or issue, provide or obtain Letters of Credit for the account of any Obligor or otherwise extend credit to any Obligor, in any amount and on any terms, whether pursuant to a commitment or as a discretionary advance and whether or not any default or event of default or failure of condition is then continuing;

(2)            change the manner, place or terms of payment of, or change or extend the time of payment of, or amend, renew, exchange, increase or alter the terms of, any of the Senior Obligations or any Lien on any Collateral in which a Senior Claimholder has a Senior Lien or guaranty thereof or any liability of any Obligor, or any liability incurred directly or indirectly in respect thereof (including any increase in or extension of the Senior Obligations, without any restriction as to the tenor or terms of any such increase or extension) or otherwise amend, renew, exchange, extend, modify or supplement in any manner any Liens held by any Senior Collateral Agent or any of the other Senior Claimholders, the Senior Obligations or any of the Senior Documents;

(3)            sell, exchange, release, surrender, realize upon, enforce or otherwise deal with in any manner and in any order any part of the Collateral in which a Senior Claimholder has a Senior Lien or any liability of any Obligor to any Senior Collateral Agent or any other Senior Claimholders, or any liability incurred directly or indirectly in respect thereof;

(4)            settle or compromise any Senior Obligation or any other liability of any Obligor or any security therefor or any liability incurred directly or indirectly in respect thereof and apply any sums by whomsoever paid and however realized to any liability (including the Senior Obligations) in any manner or order;

(5)            exercise or delay in or refrain from exercising any right or remedy against any Obligor or any security or any other Person or with respect to any security, elect any remedy and otherwise deal freely with any Obligor or any Collateral in which a Senior Claimholder has a Senior Lien and any security and any guarantor or any liability of any Obligor to the Senior Claimholders or any liability incurred directly or indirectly in respect thereof; and

(6)            release or discharge any Senior Obligation or any guaranty thereof or any agreement or obligation of any Obligor or any other Person or entity with respect thereto.

(c)            Until the Discharge of Senior Obligations, each Junior Collateral Agent, on behalf of itself and its Related Claimholders, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Collateral on which it has a Junior Lien or any other similar rights a junior secured creditor may have under applicable law.

7.4            Waiver of Liability.

(a)            Each Junior Collateral Agent, on behalf of itself and its Related Claimholders, agrees that the Senior Collateral Agents and the other Senior Claimholders shall have no liability to any Junior Collateral Agent or any other Junior Claimholders, and each Junior Collateral Agent, on behalf of itself and its Related Claimholders, hereby waives any claim against any Senior Collateral Agent or any other Senior Claimholder, arising out of any and all actions which any Senior Collateral Agent or any other Senior Claimholders may take or permit or omit to take with respect to: (i) the Senior Documents (including, without limitation, any failure to perfect or obtain perfected security interests in the Collateral in which a Senior Claimholder has a Senior Lien), (ii) the collection of the Senior Obligations or (iii) the foreclosure upon, or sale, liquidation or other Disposition of, any Collateral in which a Senior Claimholder has a Senior Lien. Each Junior Collateral Agent, on behalf of itself and its Related Claimholders, also agrees that the Senior Collateral Agents and the other Senior Claimholders have no duty, express or implied, fiduciary or otherwise, to them in respect of the maintenance or preservation of the Collateral in which a Senior Claimholder has a Senior Lien, the Senior Obligations or otherwise. Neither the Senior Collateral Agents nor any other Senior Claimholder nor any of their respective directors, officers, employees or agents will be liable for failure to demand, collect or realize upon any of the Collateral in which a Senior Claimholder has a Senior Lien or for any delay in doing so, or will be under any obligation to sell or otherwise Dispose of any such Collateral upon the request of any Obligor or upon the request of any Junior Collateral Agent, any other Junior Claimholder or any other Person or to take any other action whatsoever with regard to such Collateral or any part thereof. Without limiting the foregoing, each Junior Collateral Agent, on behalf of itself and its Related Claimholders, agrees that neither any Senior Collateral Agent nor any other Senior Claimholder (in directing the Senior Collateral Agent to take any action with respect to the Collateral in which a Senior Claimholder has a Senior Lien) shall have any duty or obligation to realize first upon any Collateral in which a Senior Claimholder has a Senior Lien or to sell or otherwise Dispose of all or any portion of such Collateral in any manner, including as a result of the application of the principles of marshaling or otherwise, that would maximize the return to any Senior Claimholders or any Junior Claimholders, notwithstanding that the order and timing of any such realization, sale or other Disposition may affect the amount of proceeds actually received by such Claimholders from such realization, sale or other Disposition.

(b)            With respect to its share of the ABL Obligations, BoA shall have and may exercise the same rights and powers hereunder as, and shall be subject to the same obligations and liabilities as and to the extent set forth herein for, any other Claimholder, all as if BoA were not the ABL Credit Agreement Collateral Agent. With respect to its share of the First Lien Obligations, BoA shall have and may exercise the same rights and powers hereunder as, and shall be subject to the same obligations and liabilities as and to the extent set forth herein for, any other Claimholder, all as if BoA were not the First Lien Credit Agreement Collateral Agent. With respect to its share of the Second Lien Obligations, Ankura shall have and may exercise the same rights and powers hereunder as, and shall be subject to the same obligations and liabilities as and to the extent set forth herein for, any other Claimholder, all as if Ankura were not the Second Lien Notes Collateral Agent. The term “Claimholders” or any similar term shall, unless the context clearly otherwise indicates, include BoA, and Ankura, each in its individual capacity as a Claimholder. BoA and Ankura and their respective Affiliates may lend money to, and generally engage in any kind of business with, the Obligors or any of their Affiliates as if BoA were not acting as the ABL Credit Agreement Collateral Agent or the First Lien Credit Agreement Administrative Agent and Ankura were not acting as the Second Lien Notes Collateral Agent and without any duty to account hereof to any other Claimholder.

7.5            Obligations Unconditional. All rights, interests, agreements and obligations of the ABL Credit Agreement Collateral Agent and the other ABL Claimholders and the Term Loan Collateral Agents and the other Term Loan Claimholders, respectively, hereunder (including the Lien priorities established hereby) shall remain in full force and effect irrespective of:

(a)            any lack of validity or enforceability of any ABL Documents or any Term Loan Documents;

(b)            any change in the time, manner or place of payment of, or, subject to the limitations set forth in Section 5.3, in any other terms of, all or any of the ABL Obligations or Term Loan Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of any ABL Document or any Term Loan Document;

(c)            any exchange of any security interest in any Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the ABL Obligations or Term Loan Obligations or any guaranty thereof;

(d)            the commencement of any Insolvency or Liquidation Proceeding in respect of any Obligor; or

(e)            any other circumstances which otherwise might constitute a defense available to, or a discharge of, any Obligor in respect of the ABL Credit Agreement Collateral Agent, any other ABL Claimholder, the ABL Obligations, any Term Loan Collateral Agent, any other Term Loan Claimholder or the Term Loan Obligations in respect of this Agreement.

SECTION 8.      Miscellaneous.

8.1            Conflicts.

(a)            In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the ABL Documents or the Term Loan Documents, the provisions of this Agreement shall govern and control.

(b)            The parties hereto acknowledge, authorize and consent to the entry by the Term Loan Collateral Agents into the First Lien/Second Lien Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of the First Lien/Second Lien Intercreditor Agreement with respect to the rights and obligations of the Term Loan Collateral Agents and the other Term Loan Claimholders to each other in respect of the Term Loan Collateral, the provisions of the First Lien/Second Lien Intercreditor Agreement shall control.

8.2            Effectiveness; Continuing Nature of this Agreement; Severability. This Agreement shall become effective when executed and delivered by the parties hereto. This is a continuing agreement of Lien subordination and each of the ABL Claimholders and the Term Loan Claimholders may continue, at any time and without notice to any Term Loan Collateral Agent or any other Term Loan Claimholder or the ABL Credit Agreement Collateral Agent or any other ABL Claimholder, to extend credit and other financial accommodations and lend monies to or for the benefit of any Obligor constituting ABL Obligations and/or Term Loan Obligations in reliance hereon. Each Term Loan Collateral Agent, on behalf of itself and its Related Claimholders, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The ABL Credit Agreement Collateral Agent, on behalf of itself and its Related Claimholders, hereby waives any right it may have under applicable law to revoke this Agreement or any of the provisions of this Agreement. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. All references to any Obligor shall include such Obligor as debtor and debtor-in-possession and any receiver, trustee or similar Person for any Obligor (as the case may be) in any Insolvency or Liquidation Proceeding. This Agreement shall terminate and be of no further force and effect:

(a)            with respect to the ABL Credit Agreement Collateral Agent, the other ABL Claimholders and the ABL Obligations, upon the Discharge of ABL Obligations, subject to Section 5.6 and the rights of the ABL Claimholders under Section 6.5; and

(b)            with respect to any Term Loan Collateral Agent, the other Term Loan Claimholders and the Term Loan Obligations, upon the Discharge of Term Loan Obligations.

Notwithstanding the foregoing, such termination shall not relieve any such party of its obligations incurred hereunder prior to the date of such termination.

8.3            Amendments; Waivers. Neither this Agreement nor any provision hereof may be amended, modified or waived except pursuant to an agreement or agreements in writing entered into by the ABL Credit Agreement Collateral Agent, each Term Loan Collateral Agent then party hereto and each Obligor then party hereto; provided that (a) the Obligors, the ABL Credit Agreement Collateral Agent and the Directing Term Loan Collateral Agent may, at the reasonable expense of the Obligors and without the written consent of any other ABL Claimholder or any other Term Loan Claimholder, agree to any amendment to or other modifications of this Agreement for the purpose of giving effect to Section 8.21 or any Refinancing of any ABL Obligations or Term Loan Obligations and (b) additional Obligors may be added as parties hereto upon the execution and delivery of a counterpart of the Intercreditor Joinder Agreement in the form of Exhibit A hereto in accordance with the provisions of Section 8.18. Each of the Obligors, ABL Credit Agreement Collateral Agent and the Directing Term Loan Collateral Agent shall execute and deliver an amendment or other modification of this Agreement at the other’s request to permit new creditors to become a party hereto as set forth in the proviso to the immediately preceding sentence. Notwithstanding the provisions of any other ABL Document or Term Loan Document, the ABL Credit Agreement Collateral Agent and the Directing Term Loan Collateral Agent may, with the consent of the Parent Borrower, make any amendments, restatements, amendment and restatements, supplements or other modifications to this Agreement to correct any ambiguity, defect or inconsistency contained herein without the consent of any other Person. Each waiver of the terms of this Agreement, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties owed to such party in any other respect or at any other time. Notwithstanding the foregoing, no Obligor shall have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except (w) to the extent such amendment, modification or waiver imposes any additional obligation or liability upon such Obligor, (x) to the extent such Obligor’s rights are directly and adversely affected by such amendment, modification or waiver, (y) to the extent applicable to such Obligor, with respect to any provision identified in Section 8.16 or (z) any amendment, modification or waiver of the ABL Cap Amount or the Term Loan Cap Amount, if the effect of such amendment, modification or waiver is to reduce the amount thereof from the amount thereof in effect on the date hereof; provided, however, that the Parent Borrower shall be given notice of any amendment, modification or waiver of this Agreement promptly after the effectiveness thereof (it being understood that the failure to deliver such notice to the Parent Borrower shall in no way impact the effectiveness of any such amendment, modification or waiver).

8.4            Information Concerning Financial Condition of the Obligors and their Subsidiaries. The ABL Credit Agreement Collateral Agent and the other ABL Claimholders, on the one hand, and the Term Loan Collateral Agents (other than the Second Lien Notes Collateral Agent) and the other Term Loan Claimholders, on the other hand, shall be responsible for keeping themselves informed of (a) the financial condition of the Obligors and their subsidiaries and all endorsers and/or guarantors of the ABL Obligations or the Term Loan Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the ABL Obligations or the Term Loan Obligations. The ABL Credit Agreement Collateral Agent, the Term Loan Collateral Agents, the ABL Claimholders and the Term Loan Claimholders shall have no duty to advise any other party of information known to it or them regarding such condition or any such circumstances or otherwise. In the event the ABL Credit Agreement Collateral Agent, any Term Loan Collateral Agents, any ABL Claimholders or any Term Loan Claimholders, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it or they shall be under no obligation:

(i)            to make, and such person shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided;

(ii)            to provide any additional information or to provide any such information on any subsequent occasion;

(iii)            to undertake any investigation; or

(iv)            to disclose any information, which pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

8.5            Subrogation. With respect to the value of any payments or distributions in cash, property or other assets that any Junior Collateral Agent or any other Junior Claimholder pays over to the Senior Collateral Agent or the other Senior Claimholders under the terms of this Agreement, such Junior Collateral Agent or such other Junior Claimholder shall be subrogated to the rights of each Senior Collateral Agent and the other Senior Claimholders; provided that each Junior Collateral Agent, on behalf of itself and its Related Claimholders, hereby agrees that neither it nor its Related Claimholders shall assert or enforce any such rights of subrogation it may acquire with respect to its Liens on the Collateral in which a Junior Claimholder has a Junior Lien as a result of any payment hereunder until the Discharge of Senior Obligations has occurred. Each Obligor acknowledges and agrees that the value of any payments or distributions in cash, property or other assets received by any Junior Collateral Agent or the other Junior Claimholders and paid over to the Senior Collateral Agent or the other Senior Claimholders pursuant to, and applied in accordance with, this Agreement, shall not relieve or reduce any of the Junior Obligations under the Junior Documents.

8.6            Application of Payments. All payments received by any Senior Collateral Agent or the other Senior Claimholders may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Obligations as the Senior Claimholders, in their sole discretion, deem appropriate. Each Junior Collateral Agent, on behalf of itself and its Related Claimholders, consents to any extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security which may at any time secure any part of the Senior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

8.7            SUBMISSION TO JURISDICTION; WAIVERS.

(a)            EACH OF THE PARTIES HERETO (IN THE CASE OF EACH COLLATERAL AGENT, FOR ITSELF AND ON BEHALF OF ITS RELATED CLAIMHOLDERS) HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO (IN THE CASE OF EACH COLLATERAL AGENT, FOR ITSELF AND ON BEHALF OF ITS RELATED CLAIMHOLDERS) HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO (IN THE CASE OF EACH COLLATERAL AGENT, FOR ITSELF AND ON BEHALF OF ITS RELATED CLAIMHOLDERS) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT. (IN THE CASE OF EACH COLLATERAL AGENT, FOR ITSELF AND ON BEHALF OF ITS RELATED CLAIMHOLDERS).

(b)            EACH PARTY TO THIS AGREEMENT (IN THE CASE OF EACH COLLATERAL AGENT, FOR ITSELF AND ON BEHALF OF ITS RELATED CLAIMHOLDERS) IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 8.8. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c)            EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES (IN THE CASE OF EACH COLLATERAL AGENT, FOR ITSELF AND ON BEHALF OF ITS RELATED CLAIMHOLDERS), TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (A) OF THIS SECTION 8.7. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)            EACH PARTY HERETO HEREBY WAIVES (IN THE CASE OF EACH COLLATERAL AGENT, FOR ITSELF AND ON BEHALF OF ITS RELATED CLAIMHOLDERS), TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (IN THE CASE OF EACH COLLATERAL AGENT, FOR ITSELF AND ON BEHALF OF ITS RELATED CLAIMHOLDERS) (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

8.8            Notices. All notices to the ABL Claimholders and the Term Loan Claimholders permitted or required under this Agreement shall also be sent to the ABL Credit Agreement Collateral Agent and the related Term Loan Collateral Agent, respectively (and, for this purpose, (i) the ABL Credit Agreement Collateral Agent shall be deemed to be an agent for the ABL Secured Swap Obligations and ABL Banking Services Obligations, (ii) the Directing First Lien Collateral Agent shall be deemed to be an agent for the First Lien Secured Swap Obligations and the First Lien Banking Services Obligations, and (iii) the Directing Second Lien Collateral Agent shall be deemed to be an agent for the Second Lien Secured Swap Obligations and the Second Lien Banking Services Obligations). Unless otherwise specifically provided herein, any notice hereunder shall be in writing and may be personally served, sent by facsimile or sent by other electronic transmission or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile or other electronic transmission, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed. For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

8.9            Further Assurances. The ABL Credit Agreement Collateral Agent, on behalf of itself and its Related Claimholders, and each Term Loan Collateral Agent, on behalf of itself and its Related Claimholders, and each Obligor, agrees that each of them shall take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the ABL Credit Agreement Collateral Agent or the Directing Term Loan Collateral Agent may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

8.10            CHOICE OF LAW. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

8.11            Binding on Successors and Assigns. This Agreement shall be binding upon the ABL Credit Agreement Collateral Agent, the ABL Claimholders, each First Lien Collateral Agent, the other First Lien Claimholders, each Second Lien Collateral Agent, the other Second Lien Claimholders and their respective successors and permitted assigns. If the ABL Credit Agreement Collateral Agent, any First Lien Collateral Agent or any Second Lien Collateral Agent resigns or is replaced pursuant to the ABL Documents, the First Lien Documents or the Second Lien Documents, as applicable, its successor shall be deemed to be a party to this Agreement and shall have all the rights of, and be subject to all the obligations of, this Agreement.

8.12            Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

8.13            Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement constitutes the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the parties hereto and the parties hereto shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (e.g., “PDF” or TIFF”) shall be effective as delivery of a manually executed counterpart of this Agreement.

8.14            Authorization; Binding Effect on Claimholders. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. Each ABL Claimholder and each Term Loan Claimholder, by its acceptance of the benefits of the ABL Documents and Term Loan Documents, as the case may be, shall be deemed to have agreed to be bound by the agreements made herein, including the agreements made by any Collateral Agent on its behalf.

8.15            Exclusive Means of Exercising Rights under this Agreement.

(a)            The ABL Claimholders shall be deemed to have irrevocably appointed the ABL Credit Agreement Collateral Agent as their exclusive agent hereunder. Consistent with such appointment, the ABL Claimholders further shall be deemed to have agreed that only the ABL Credit Agreement Collateral Agent (and not any individual claimholder or group of claimholders) as agent for the ABL Claimholders, or any of the ABL Credit Agreement Collateral Agent’s agents, shall have the right on their behalf to exercise any rights, powers, and/or remedies under or in connection with this Agreement (including bringing any action to interpret or otherwise enforce the provisions of this Agreement); provided that (i) holders of the ABL Secured Swap Obligations and the ABL Banking Services Obligations may exercise customary netting and set off rights under the ABL Swap Contracts and ABL Banking Services Agreements to which they are, respectively, a party, (ii) cash collateral may be held pursuant to the terms of the ABL Documents (including any relating to ABL Swap Contracts) and any such individual ABL Claimholder may act against such cash collateral in accordance with the terms of the relevant ABL Document or applicable law and (iii) the ABL Claimholders may exercise customary rights of setoff against depository or other accounts maintained with them in accordance with the terms of the relevant ABL Document or applicable law. Specifically, but without limiting the generality of the foregoing, no ABL Claimholder or group of ABL Claimholders, other than the ABL Credit Agreement Collateral Agent (acting at the direction of, or pursuant to a grant of authority by, the Required ABL Claimholders), shall be entitled to take or file, and shall be precluded from taking or filing (whether in any Insolvency or Liquidation Proceeding or otherwise), any action, judicial or otherwise, to enforce any right or power or pursue any remedy under this Agreement (including any declaratory judgment or other action to interpret or otherwise enforce the provisions of this Agreement), except solely as provided in the proviso in the immediately preceding sentence.

(b)            The Term Loan Claimholders shall be deemed to have irrevocably appointed the Directing Term Loan Collateral Agent as their exclusive agent hereunder. Consistent with such appointment, the Term Loan Claimholders further shall be deemed to have agreed that only the Directing Term Loan Collateral Agent (and not any individual claimholder or group of claimholders) as agent for the Term Loan Claimholders, or any of the Directing Term Loan Collateral Agent’s agents, shall have the right on their behalf to exercise any rights, powers, and/or remedies under or in connection with this Agreement (including bringing any action to interpret or otherwise enforce the provisions of this Agreement); provided that, subject to the limitations, restrictions and other agreements set forth herein, (i) holders of First Lien Secured Swap Obligations, the First Lien Banking Services Obligations, Second Lien Secured Swap Obligations and Second Lien Banking Services Obligations may exercise customary netting and set off rights under the First Lien Swap Contracts, the First Lien Banking Services Agreements, the Second Lien Swap Contracts and the Second Lien Banking Services Agreements to which they are, respectively, a party, (ii) cash collateral may be held pursuant to the terms of the Term Loan Documents (including any relating to First Lien Swap Contracts or Second Lien Swap Contracts) and any such individual Term Loan Claimholder may act against such cash collateral in accordance with the terms of the relevant Term Loan Document or applicable law and (iii) the Term Loan Claimholders may exercise customary rights of setoff against depository or other accounts maintained with them in accordance with the terms of the relevant Term Loan Document or applicable law. Specifically, but without limiting the generality of the foregoing, each Term Loan Claimholder or group of Term Loan Claimholders, other than the Directing Term Loan Collateral Agent (acting at the direction of, or pursuant to a grant of authority by, the Required Term Loan Claimholders), shall not be entitled to take or file, but instead shall be precluded from taking or filing (whether in any Insolvency or Liquidation Proceeding or otherwise), any action, judicial or otherwise, to enforce any right or power or pursue any remedy under this Agreement (including any declaratory judgment or other action to interpret or otherwise enforce the provisions of this Agreement), except solely as provided in the proviso in the immediately preceding sentence.

8.16            No Third Party Beneficiaries; Provisions Solely to Define Relative Rights. This Agreement and the rights and benefits hereof shall inure to the benefit of each of the parties hereto and its respective successors and assigns and shall inure to the benefit of each of the ABL Claimholders and the Term Loan Claimholders.  The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the ABL Credit Agreement Collateral Agent and the other ABL Claimholders, on the one hand, and the Term Loan Collateral Agent and the other Term Loan Claimholders, on the other hand.  None of the Obligors shall have any rights hereunder and no Obligor may rely on the terms hereof, other than any provision hereof expressly preserving any right of, or directly affecting, any Obligor under this Agreement, any ABL Document or any Term Loan Document, including Sections 3.1 (as to the definition of “Standstill Period”), 4.1, 5.1, 5.2, 5.3, 5.4, 5.6, 5.8, 5.9, 5.10, 6.1, 6.2, 7.1, 8.1, 8.2, 8.3, 8.6, 8.7, 8.8, 8.9, 8.10, 8.11, 8.13, 8.14, 8.15, this Section 8.16, Sections 8.17, 8.18, and 8.21.  Nothing in this Agreement is intended to or shall impair the obligations of the Obligors, which are absolute and unconditional, to pay the ABL Obligations and the Term Loan Obligations as and when the same shall become due and payable in accordance with their terms.

8.17            No Indirect Actions. Unless otherwise expressly stated, if a party may not take an action under this Agreement, then it may not take that action indirectly, or support any other Person in taking that action directly or indirectly. “Taking an action indirectly” means taking an action that is not expressly prohibited for the party but is intended to have substantially the same effects as the prohibited action; provided that notwithstanding the foregoing, nothing in this Section 8.17 shall be deemed to limit the right of any party hereto to vote on any plan of reorganization, arrangement, compromise or liquidation or similar dispositive restructuring plan in any Insolvency or Liquidation Proceeding to the extent not inconsistent with the terms of this Agreement.

8.18            Obligors; Additional Obligors. It is understood and agreed that the Initial Borrower, the Parent Borrower and each other Obligor on the date of this Agreement shall constitute the original Obligors party hereto. The original Obligors hereby covenant and agree to cause each subsidiary of the Parent Borrower which becomes a “Guarantor” as defined in the ABL Credit Agreement, the First Lien Credit Agreement or the Second Lien Notes Indenture (or any similar term in any other First Lien Financing Document or Second Lien Financing Document) after the date hereof to become a party hereto (as an Obligor) by duly executing and delivering a counterpart of the Intercreditor Joinder Agreement in the form of Exhibit A hereto to the ABL Credit Agreement Collateral Agent and the Directing Term Loan Collateral Agent in accordance with the relevant provisions of the relevant ABL Financing Documents and/or Term Loan Financing Documents, as applicable. The parties hereto further agree that, notwithstanding any failure to take the actions required by the immediately preceding sentence, each Person which becomes a “Guarantor” as defined in the ABL Credit Agreement, the First Lien Credit Agreement or the Second Lien Notes Indenture (or any similar term in any other ABL Financing Document or Term Loan Financing Document) at any time shall be subject to the provisions hereof as fully as if same constituted an Obligor party hereto and had complied with the requirements of the immediately preceding sentence.

8.19            Right of Collateral Agent to Continue. Any Person serving as a First Lien Collateral Agent shall be entitled to continue, including to continue to perform his, her or its rights, obligations and duties, as a First Lien Collateral Agent, notwithstanding whether any such Person has served or is serving as the ABL Credit Agreement Collateral Agent. Without limiting the generality of the preceding sentence of this Section 8.19, any Person serving as a First Lien Collateral Agent shall be entitled to continue to so serve in such capacity (including to continue to perform any of such First Lien Collateral Agent’s rights, obligations, and/or duties) even if any such Person has resigned as the ABL Credit Agreement Collateral Agent, but such resignation has not become effective for any reason, without any liability to any of the Claimholders by virtue of any such resignation and any of the circumstances relating in any manner whatsoever to such resignation.

8.20            Claimholders. Notwithstanding anything to the contrary in this Agreement, it is understood and agreed that this Agreement only applies to the Claimholders in their capacities as holders of the Obligations. Without limiting the foregoing, this Agreement does not restrict or apply to the Claimholders in their capacities as holders of any Indebtedness or other obligations of the Obligors other than the Obligations, or in their capacities as holders of equity interests of the Obligors.

8.21            Additional Lien Obligations. Subject to the terms and conditions of this Agreement, the Obligors will be permitted from time to time to designate as an additional holder of First Lien Obligations and/or Second Lien Obligations hereunder each Person that is, or that becomes or is to become, the holder of any Additional Lien Obligations (or the Additional Liens Obligations Agent in respect of such Additional Liens Obligations). Upon the issuance or incurrence of any such Additional Lien Obligations:

(a)            The Parent Borrower shall deliver to each of the Collateral Agents a certificate of a Responsible Officer stating that the applicable Obligors intend to enter or have entered into an Additional Lien Obligations Agreement and certifying that the issuance or incurrence of such Additional Lien Obligations and the Liens securing such Additional Lien Obligations are permitted by the ABL Financing Documents, and the then existing First Lien Financing Documents, and Second Lien Financing Documents. Each of the Additional Lien Obligations Agents, the ABL Credit Agreement Collateral Agent, the First Lien Collateral Agents and the Second Lien Collateral Agents shall be entitled to rely conclusively on the determination of the Parent Borrower that such issuance and/or incurrence is permitted under the ABL Financing Documents and the then existing First Lien Financing Documents and Second Lien Financing Documents if such determination is set forth in such officer’s certificate delivered to the ABL Credit Agreement Collateral Agent, the First Lien Collateral Agents and the Second Lien Collateral Agents; provided, however, that such determination will not affect whether or not the Obligors have complied with their undertakings in the ABL Financing Documents or the then existing First Lien Financing Document and Second Lien Financing Documents;

(b)            the Additional Liens Obligations Agent for such Additional Lien Obligations shall execute and deliver to the ABL Credit Agreement Collateral Agent, the First Lien Collateral Agents and the Second Lien Collateral Agents a joinder agreement in form and substance reasonably satisfactory to the ABL Credit Agreement Collateral Agent and the Directing Term Loan Collateral Agent, identifying whether such Additional Liens Obligations are First Lien Obligations or Second Lien Obligations and acknowledging that such Additional Liens Obligations and the holders of such Additional Liens Obligations shall be bound by the terms hereof to the extent applicable to the Claimholders, and

(c)            the ABL Credit Agreement Collateral Agent and each existing Term Loan Collateral Agent shall promptly enter into such documents and agreements (including amendments, restatements, amendments and restatements, supplements or other modifications to this Agreement) as the ABL Credit Agreement Collateral Agent or any existing Term Loan Collateral Agent (but no other ABL Claimholder or Term Loan Claimholder) or the Additional Lien Obligations Agent may reasonably request in order to provide to it the rights, remedies and powers and authorities contemplated hereby, in each case consistent in all respects with the terms of this Agreement; provided that, for the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, it is understood and agreed that any such amendment, restatement, amendment and restatement, supplement or other modification to this Agreement requested pursuant to this clause (c) may be entered into by the ABL Credit Agreement Collateral Agent and the existing Term Loan Collateral Agents without the consent of any other ABL Claimholder or Term Loan Claimholder to effect the provisions of this Section 8.21 and may contain additional intercreditor terms applicable solely to the holders of such Additional Lien Obligations vis-à-vis the holders of the relevant obligations hereunder or the holders of such Additional Lien Obligations vis-à-vis the ABL Credit Agreement Collateral Agent and the ABL Claimholders or the Directing Term Loan Collateral Agent and the Term Loan Claimholders, as applicable.

Notwithstanding the foregoing, nothing in this Agreement will be construed to allow any Obligor to incur additional Indebtedness unless otherwise permitted by the terms of each applicable ABL Financing Document, First Lien Financing Document and Second Lien Financing Document.

8.22          Additional Intercreditor Agreements8.23           . Subject to Section 8.1(b) of this Agreement, each party hereto agrees that the First Lien Claimholders (as among themselves) and the Second Lien Claimholders (as among themselves) may each enter into intercreditor agreements (or similar arrangements) with the applicable First Lien Collateral Agents or Second Lien Collateral Agents, as the case may be, governing the rights, benefits and privileges as among the First Lien Claimholders in respect of any or all of the First Lien Collateral, this Agreement and the First Lien Collateral Documents or as among the Second Lien Claimholders in respect of any or all of the Second Lien Collateral, this Agreement or the Second Lien Collateral Documents, as the case may be, including as to the application of proceeds of any Collateral, voting rights, control of any Collateral and waivers with respect to any Collateral, in each case so long as the terms thereof do not violate or conflict with the terms of this Agreement or the ABL Documents or the First Lien Documents or the Second Lien Documents, as applicable.  In any event, if a respective intercreditor agreement (or similar arrangement) exists, the provisions thereof shall not be (or be construed to be) an amendment, modification or other change to this Agreement or any other ABL Document, First Lien Document or Second Lien Document, and the provisions of this Agreement and the other ABL Documents, First Lien Documents and Second Lien Documents shall remain in full force and effect in accordance with the terms hereof and thereof (as such provisions may be amended, modified or otherwise supplemented from time to time in accordance with the terms thereof, including to give effect to any intercreditor agreement (or similar arrangement)).

8.23            Certain Terms Concerning the Second Lien Notes Collateral Agent. The Second Lien Notes Collateral Agent is executing and delivering this Agreement solely in its capacity as such and pursuant to the direction to so execute and deliver pursuant to the Second Lien Notes Indenture, and in so doing the Second Lien Notes Collateral Agent shall not be responsible for the terms or sufficiency of this Agreement for any purpose. The Second Lien Notes Collateral Agent shall enjoy all of the rights, immunities, privileges, protections and indemnities granted to it under the Second Lien Notes Indenture and, without limiting the generality of the foregoing, the provisions of Article VII and Section 12.02 of the Second Lien Notes Indenture applicable to the Second Lien Collateral Agent thereunder. The Second Lien Notes Collateral Agent shall have no duties or obligations under or pursuant to this Agreement other than such duties and obligations as may be expressly set forth in this Agreement. The Second Lien Collateral Agent shall not be deemed to owe any fiduciary duty to any ABL Credit Agreement Collateral Agent, the First Lien Credit Agreement Collateral Agent, ABL Claimholder and First Lien Claimholders. Whenever reference is made in this Agreement to any action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Second Lien Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Second Lien Collateral Agent, it is understood that in all cases the Second Lien Collateral Agent shall be acting, giving, withholding, suffering, omitting, taking or otherwise undertaking and exercising the same (or shall not be undertaking and exercising the same) in accordance with the Second Lien Notes Indenture and the other Second Lien Debt Documents (as defined therein).

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BANK OF AMERICA, N.A.,
as ABL Credit Agreement Collateral Agent

By:
Name:
Title:

Address for Notices:
Attention:
Tel.:
Email:

BANK OF AMERICA, N.A.,
as First Lien Credit Agreement Collateral Agent

By:
Name:
Title:

[Signature Page to ABL Intercreditor Agreement]

ANKURA TRUST company, LLC,
as Second Lien Notes Collateral Agent

By:
Name:
Title:

Address for Notices:
140 Sherman St , fourth floor
Fairfield, CT 06824
Attention: Lisa Price
Phone 475.282.1609

Email:lisa.price@ankura.com

Acknowledged and Agreed to by:

Initial Borrower

HC GROUP HOLDINGS II, LLC

By:
Name:
Title:

Parent Borrower

BIOSCRIP, INC.

By:
Name:
Title:

[Signature Page to ABL Intercreditor Agreement]

Other Obligors

Address for Notices to Obligors:
Tel.:
Fax:
Attn:
Email:

[Signature Page to ABL Intercreditor Agreement]

FORM OF INTERCREDITOR JOINDER AGREEMENT

Reference is made to the ABL Intercreditor Agreement dated as of August [6], 2019 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among BANK OF AMERICA, N.A., in its capacity as ABL Credit Agreement Collateral Agent, BANK OF AMERICA, N.A., in its capacity as the First Lien Credit Agreement Collateral Agent and ANKURA TRUST COMPANY, LLC, as the Second Lien Notes Collateral Agent (in each case, as defined therein), each other FIRST LIEN COLLATERAL AGENT that is from time to time party thereto and each other SECOND LIEN COLLATERAL AGENT that is from time to time party thereto and acknowledged and agreed to by BIOSCRIP, INC., HC GROUP HOLDINGS II, LLC and the other OBLIGORS (as defined therein) from time to time party thereto. Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Intercreditor Agreement.

This Intercreditor Joinder Agreement, dated as of [●] [●], 20[●] (this “Joinder Agreement”), is being delivered pursuant to requirements of the Intercreditor Agreement.

1.            Joinder.      The undersigned, [●], a [●], hereby agrees to become party to the Intercreditor Agreement as an Obligor thereunder for all purposes thereof on the terms set forth therein, and to be bound by the terms, conditions and provisions of the Intercreditor Agreement as fully as if the undersigned had executed and delivered the Intercreditor Agreement as of the date thereof.

2.            Agreements. The undersigned Obligor hereby agrees, for the enforceable benefit of all existing and future ABL Claimholders, First Lien Claimholders and Second Lien Claimholders that the undersigned is bound by the terms, conditions and provisions of the Intercreditor Agreement to the extent set forth therein.

3.            Counterparts. This Joinder Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which, when taken together, shall constitute one contract. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission or other electronic transmission (including “.pdf”, “.tiff” or similar format) shall be effective as delivery of a manually executed counterpart of this Joinder Agreement.

4.            Governing Law. THIS JOINDER AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS JOINDER AGREEMENT, WHETHER IN TORT, CONTRACT (AT LAW OR IN EQUITY) OR OTHERWISE, SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

6.            Miscellaneous. The provisions of Section 8 of the Intercreditor Agreement shall apply with like effect to this Joinder Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed by its authorized representative, and each Collateral Agent has caused the same to be accepted by its authorized representative, as of the date first written above.

[NAME OF OBLIGOR],
as an Obligor

By:
Name:
Title:

Acknowledged and Agreed to by:

bank of america, n.a.,
as ABL Credit Agreement Collateral Agent

By:
Name:
Title:

BANK OF AMERICA, N.A.,
as First Lien Credit Agreement Collateral Agent,

By:
Name:
Title:

ANKURA TRUST company, LLC,
as Second Lien Notes Collateral Agent,

By:
Name:
Title:

EXHIBIT C

Amendments to the ABL Intercreditor Agreement

(Attached)

ABL INTERCREDITOR AGREEMENT

This ABL INTERCREDITOR AGREEMENT (as amended, restated, amended and restated, supplemented and/or otherwise modified from time to time, this “Agreement”) is dated as of August 6, 2019, and entered into by and among BANK OF AMERICA, N.A., in its capacity as administrative agent under the ABL Credit Agreement and the ABL Collateral Documents relating thereto (in each case as defined below) (in such capacity and together with its successors and assigns in such capacity, the “ABL Credit Agreement Collateral Agent”), BANK OF AMERICA, N.A. (“BoA”), in its capacity as administrative agent under the First Lien Credit Agreement and the First Lien Collateral Documents relating thereto (in each case, as defined below) (in such capacity and together with its successors and assigns in such capacity, the “First Lien Credit Agreement Collateral Agent”), ANKURA TRUST COMPANY, LLC (“Ankura”) in its capacity as collateral agent under the Second Lien Notes Indenture and the Second Lien Collateral Documents relating thereto (in each case, as defined below) (in such capacity and together with its successors and assigns in such capacity, the “Second Lien Notes Collateral Agent”), each other FIRST LIEN COLLATERAL AGENT that is from time to time party hereto and each other SECOND LIEN COLLATERAL AGENT that is from time to time party hereto and acknowledged and agreed to by BIOSCRIP, INC. (now known as option care health, inc.), a Delaware corporation (the “Parent Borrower”), HC GROUP HOLDINGS II, LLC, a Delaware limited liability company (the “Initial Borrower”), and the other OBLIGORS (as defined below) from time to time party hereto.

RECITALS

The Initial Borrower, the Parent Borrower, the Subsidiaries of the Parent Borrower party thereto from time to time, the financial institutions party thereto from time to time and BoA, as ABL Credit Agreement Collateral Agent, letter of credit issuer and swingline lender, have entered into that certain ABL Credit Agreement, dated as of the date hereof (as amended, amended and restated, supplemented, modified or Refinanced from time to time in accordance with the terms of this Agreement, the “ABL Credit Agreement”);

The Initial Borrower, the Parent Borrower, the Subsidiaries of the Parent Borrower party thereto from time to time, the financial institutions party thereto from time to time and BoA, as First Lien Credit Agreement Collateral Agent, have entered into that certain First Lien Credit Agreement, dated as of the date hereof (as amended, amended and restated, supplemented, modified or Refinanced from time to time in accordance with the terms of this Agreement, the “First Lien Credit Agreement”);

The Initial Borrower, the Parent Borrower, the Subsidiaries of the Parent Borrower party thereto from time to time and Ankura, as trustee and Second Lien Notes Collateral Agent, have entered into that certain Indenture, dated as of the date hereof (as amended, amended and restated, supplemented, modified or Refinanced from time to time in accordance with the terms of this Agreement, the “Second Lien Notes Indenture”);

Pursuant to (i) the ABL Credit Agreement, (A) the Parent Borrower and the Initial Borrower may incur loans and ABL Letters of Credit may be issued and (B) the relevant ABL Obligors have agreed to guarantee the ABL Obligations, (ii) the First Lien Credit Agreement, (A) the Parent Borrower and the Initial Borrower will incur loans and (B) the relevant First Lien Obligors have agreed to guarantee the First Lien Obligations, and (iii) the Second Lien Notes Indenture, (A) the Parent Borrower will issue Second Lien Notes and (B) the relevant Second Lien Obligors have agreed to guarantee the Second Lien Obligations;

Claimholder and each First Lien Claimholder by its acceptance of the benefits of ABL Collateral Documents and the First Lien Collateral Documents, as applicable, has agreed to the intercreditor and other provisions set forth in this Agreement.

AGREEMENT

In consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1.      Definitions.

1.1            Defined Terms. The following terms which are defined in the UCC are used herein as so defined: Account, Chattel Paper, Commercial Tort Claim, Commodity Account, Deposit Account, Document, Equipment, Fixture, General Intangible, Good, Instrument, Inventory, Investment Property, Letter-of-Credit Right, Money, Securities, Securities Account, Security Entitlement and Supporting Obligation. As used in this Agreement, the following terms shall have the following meanings:

“ABL Banking Services” means any of the following services provided to any ABL Obligor or any of its “subsidiaries” as defined in the ABL Credit Agreement: any treasury, depositary, disbursement, lockbox, funds transfer, pooling, netting, overdraft, stored value card, purchase card (including so-called “procurement cards” or “P-cards”), debit card, credit card, e-payable, cash management and similar services, foreign exchange facilities, and any automated clearing house transfer of funds.

“ABL Banking Services Agreement” means any documentation with an ABL Claimholder governing any ABL Banking Services Obligations.

“ABL Banking Services Obligations” means any and all obligations of any ABL Obligor or any of its “subsidiaries” as defined in the ABL Credit Agreement (or any similar term in any other ABL Document), whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), in connection with ABL Banking Services, in each case, that constitute “Secured Cash Management Obligations” or “Secured Obligations” as defined in the ABL Credit Agreement (or any similar term in any other ABL Financing Document); provided that in no event shall any obligations constitute ABL Banking Services Obligations to the extent such obligations at the time the ABL Claimholder enters into the related ABL Banking Services Agreement constitute First Lien Banking Services Obligations or Second Lien Banking Services Obligations.

“ABL Cap Amount” means, as of any date of determination and subject to Section 1.3, the sum of (a)(i), the sum of (x) $~~150,000,000~~175,000,000 and (y) the principal amount permitted to be incurred as “Incremental Revolving Commitments” under Section 2.14 of the ABL Credit Agreement (as in effect on the ~~date hereof~~Amendment and Restatement Date) multiplied by (ii) 115% and (b) any accrued and unpaid interest (including interest accruing at the default rate specified in the applicable ABL Financing Document and any Post-Petition Interest) and premiums (including tender premiums and prepayment premiums) payable on account of any ABL Obligations and any underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees or initial yield payments), attorneys’ fees, costs, expenses and indemnities paid or payable by any Obligor in connection with Additional Second Lien Obligations Agent and the other agents under such Additional Second Lien Obligations Agreements, in each case, in their capacities as such.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” has the meaning set forth in the Preamble to this Agreement.

“Amendment and Restatement Date” means October 27, 2021.

“Banking Services” means the ABL Banking Services, the First Lien Banking Services and the Second Lien Banking Services.

“Banking Services Obligations” means the ABL Banking Services Obligations, the First Lien Banking Services Obligations and the Second Lien Banking Services Obligations.

“Bankruptcy Code” means Title 11 of the United States Code (11. U.S.C. § 101 et seq.).

“BoA” has the meaning set forth in the Recitals to this Agreement.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Cash Collateral” has the meaning set forth in Section 6.1(a).

“Claimholders” means each of the ABL Claimholders, the First Lien Claimholders and the Second Lien Claimholders.

“Collateral” means all of the assets and property of any Obligor, whether real, personal or mixed, that constitute or are required to constitute both ABL Collateral and Term Loan Collateral, including any property subject to Liens granted pursuant to Section 6 to secure both ABL Obligations and Term Loan Obligations.

“Collateral Agent” means the ABL Credit Agreement Collateral Agent, the First Lien Collateral Agent and/or the Second Lien Collateral Agent, as applicable.

“Collateral Documents” means the ABL Collateral Documents, the First Lien Collateral Documents and the Second Lien Collateral Documents.

“Comparable Junior Collateral Document” means, in relation to any Collateral subject to any Senior Lien created under any Senior Collateral Document, the Junior Collateral Document that creates a Junior Lien on the same Collateral, granted by the same Obligor.

“Contract Rights” means all rights of any Obligor under each Contract, including (i) any and all rights to receive and demand payments under any or all Contracts, (ii) any and all rights to receive and compel performance under any or all Contracts and (iii) any and all other rights, interests and claims now existing or in the future arising in connection with any or all Contracts.

“Senior Obligations” means (a) with respect to the ABL Priority Collateral, the ABL Obligations and (b) with respect to the Term Loan Priority Collateral, the Term Loan Obligations.

“Shared Collateral Documents” means any Collateral Document that is each of an ABL Collateral Document, a First Lien Collateral Document and a Second Lien Collateral Document.

“Software” means computer programs, source code, object code and supporting documentation including “software” as such term is defined in Article 9 of the UCC, as well as computer programs that may be construed as included in the definition of Goods.

“Standstill Period” has the meaning set forth in Section 3.1(a)(1).

“subsidiary” means as to any Person, a corporation, partnership, limited liability company, unlimited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the Board of Directors (as defined in the ABL Credit Agreement) of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “subsidiary” or to “subsidiaries” in this Agreement shall refer to a subsidiary or subsidiaries of the Parent Borrower.

“Swap Contracts” means the ABL Swap Contracts, the First Lien Swap Contracts and the Second Lien Swap Contracts.

“Swap Obligations” means the ABL Swap Obligations, the First Lien Swap Obligations and the Second Lien Swap Obligations.

“Tax and Trust Funds” means any cash or cash equivalents maintained in or credited to any deposit account or securities account that are comprised of (a) funds specifically and exclusively used or to be used for payroll and payroll taxes and other employee benefit payments to or for the benefit of any Obligor’s employees, (b) funds specifically and exclusively used or to be used to pay all taxes required to be collected, remitted or withheld (including withholding taxes (including the employer’s share thereof)) and (c) any other funds which any Obligor is permitted or otherwise not prohibited by the terms of any Financing Document to hold as an escrow or fiduciary for the benefit of another Person in the ordinary course of business.

“Term Cash Proceeds Notice” shall mean a written notice delivered by the Directing Term Loan Collateral Agent to the ABL Credit Agreement Collateral Agent (a) stating that an “Event of Default” has occurred and is continuing under any Term Loan Document and specifying the relevant Event of Default and (b) identifying with reasonable detail any cash proceeds which may be deposited in any Deposit Account or Securities Account constituting Term Loan Priority Collateral.

“Term Loan Cap Amount” means, as of any date of determination and subject to Section 1.3, the sum of (a)(x) the sum of (i) $~~925,000,000~~600,000,000,(ii) without duplication of clause (iv) of this definition, the principal amount permitted to be incurred as “Incremental Loans” under Section 2.14 of the First Lien Credit Agreement (as in effect on the ~~date hereof~~Amendment and Restatement Date) as of the applicable date of determination~~;~~ and (iii) ~~so long as such principal amount does not exceed $25,000,000,~~ the principal amount of indebtedness permitted to be secured by an “Applicable Lien” (as defined in the First Lien Credit Agreement) pursuant to Section 7.01(bb) of the First Lien Credit Agreement (as in effect on the ~~date hereof~~Amendment and Restatement Date) as of the applicable date of ~~determination; (iv) $400,000,000 (including Indebtedness in respect of any interest paid on the Second Lien Notes in the form of additional Indebtedness under the Second Lien Notes Indenture as in effect on the date hereof to the extent such payment would have been permitted pursuant to the terms of the Second Lien Notes Indenture) and (v) without duplication of clause (ii) of this definition, the principal permitted to be incurred as “Additional Second Lien Debt”, that is secured by Liens on the Second Lien Collateral that rank on a pari passu basis with the Liens on the Second Lien Collateral securing the Second Lien Notes (without regard to control of remedies) under Section 4.03(p) of the Second Lien Notes Indenture (as in effect on the date hereof) as of the applicable date of~~ determination multiplied by (y) 115% and (b) any accrued and unpaid interest (including interest accruing at the default rate specified in the applicable Term Loan Financing Documents and any Post-Petition Interest) and premiums (including tender premiums and prepayment premiums) payable on account of any Term Loan Obligations and any underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees or initial yield payments), attorneys’ fees, costs, expenses and indemnities paid or payable by any Obligor in connection with incurrence or issuance of any Term Loan Obligation or any Refinancing of any Term Loan Obligation in accordance with the terms of this Agreement.

“Term Loan Claimholders” means the First Lien Claimholders and the Second Lien Claimholders.

“Term Loan Collateral” means the First Lien Collateral and the Second Lien Collateral.

“Term Loan Collateral Agents” means the First Lien Collateral Agents and the Second Lien Collateral Agents.

“Term Loan Collateral Documents” means the First Lien Collateral Documents and the Second Lien Collateral Documents.

“Term Loan DIP Financing” has the meaning set forth in Section 6.01(a).

“Term Loan Documents” means the First Lien Documents and the Second Lien Documents.

“Term Loan Financing Documents” means the First Lien Financing Documents and Second Lien Financing Documents.

“Term Loan Liens” means the Liens on the Collateral in favor of the Term Loan Claimholders under Term Loan Collateral Documents.

“Term Loan Obligations” means the First Lien Obligations and the Second Lien Obligations.

“Term Loan Other Obligations” means First Lien Other Obligations and Second Lien Other Obligations.

“Term Loan Priority Collateral” means all Collateral other than ABL Priority Collateral, including, without limitation, all interests of each Obligor in the following Collateral, in each case whether now owned or existing or hereafter acquired or arising and wherever located, including (a) all rights of each Obligor to receive moneys due and to become due under or pursuant to the following, (b) all rights of each Obligor to receive return of any premiums for or Proceeds of any insurance, indemnity, warranty or guaranty with respect to the following or to receive condemnation Proceeds with respect to the following, (c) all claims of each Obligor for damages arising out of or for breach of or default under any of the following, and (d) all rights of each Obligor

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